UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Carbylan Therapeutics, Inc.

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED OCTOBER 26, 2016

                    , 2016

Dear Stockholder:

You are invited to attend a special meeting of the stockholders of Carbylan Therapeutics, Inc., a Delaware corporation (“Carbylan”), to be held on             ,         , 2016 at              local time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025.

As previously announced, on June 15, 2016, Carbylan, KalVista Pharmaceuticals Ltd., a private company limited by shares incorporated and registered in England and Wales (“KalVista”), the shareholders of KalVista (each a “Seller” and collectively, the “Sellers”) and T. Andrew Crockett, as the Seller Representative, solely for the purposes of being bound by certain provisions therein and solely in his capacity as the Seller Representative, entered into a Share Purchase Agreement (the “Share Purchase Agreement”), pursuant to which, among other things, each Seller will sell to Carbylan, and Carbylan will purchase from each Seller, all of the ordinary and preferred shares of KalVista (each a “KalVista Share” and collectively, the “KalVista Shares”) owned by such Seller in exchange for the issuance of a certain number of shares of Carbylan common stock. Carbylan and KalVista believe that the transaction will result in a pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet needs. KalVista has developed a proprietary portfolio of small molecule plasma kallikrein inhibitors targeting hereditary angioedema (“HAE”) and diabetic macular edema (“DME”).

At the closing of the transaction, the number of shares of Carbylan common stock to be issued in exchange for the KalVista Shares will be based upon the relative stipulated values of each of Carbylan and KalVista as determined pursuant to the Share Purchase Agreement. The stipulated value of Carbylan is subject to a potential downward adjustment based upon Carbylan’s net cash balance at the closing of the transaction. Assuming that no such adjustment is applicable, immediately following the closing of the transaction, KalVista equityholders are expected to hold approximately 81.0% of the outstanding common stock of Carbylan on a fully-diluted basis. Because Carbylan’s net cash balance will not be determined until the closing, and because the number of shares of Carbylan common stock issuable to the Sellers is determined based on Carbylan’s net cash balance at closing, the Carbylan stockholders cannot be certain of the exact number of shares that will be issued to the Sellers when the Carbylan stockholders vote on the proposals at the special meeting.

Shares of Carbylan common stock are currently listed on The NASDAQ Global Market (“NASDAQ”) under the symbol “CBYL.” KalVista, in coordination with Carbylan, has filed an initial listing application for the combined company with The NASDAQ Stock Market LLC pursuant to NASDAQ Listing Rules 1017 and 5110. After completion of the transaction, Carbylan will be renamed “KalVista Pharmaceuticals, Inc.” and expects to trade on NASDAQ under the symbol “KALV,” subject to the outcome of the proposals described in the accompanying proxy statement. On                     , 2016, the last trading day before the date of this proxy statement, the closing sale price of Carbylan common stock was $         per share.

Carbylan is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the transaction and related matters. At the Carbylan special meeting, Carbylan will ask its stockholders to approve the Share Purchase Agreement and issuance of Carbylan common stock pursuant to the Share Purchase Agreement, approve an amendment to Carbylan’s Amended and Restated Certificate of Incorporation effecting a reverse stock split of outstanding Carbylan common stock at a ratio of one new share for every fourteen shares outstanding and an amendment to Carbylan’s Amended and Restated Certificate of

Incorporation changing the Carbylan corporate name to “KalVista Pharmaceuticals, Inc.,” and approve the adjournment of the special meeting in the event that there are not sufficient votes at the time of the special meeting to approve the other proposals, each as described in the accompanying proxy statement.

As described in the accompanying proxy statement, certain stockholders of Carbylan holding approximately 50% of the outstanding common stock of Carbylan and certain directors and officers of Carbylan holding options to purchase Carbylan common stock (collectively, the “Designated Carbylan Equityholders”) have entered into a support agreement with KalVista (the “Support Agreement”). The Support Agreement places certain restrictions on the transfer of Carbylan common stock held by the Designated Carbylan Equityholders and includes an agreement to vote in favor of the approval of the transactions contemplated by the Share Purchase Agreement and related matters and against competing acquisition proposals. Under specified circumstances described in the Support Agreement, the aggregate number of shares subject to the voting restrictions may be reduced from approximately 50% of the outstanding Carbylan common stock to 35%.

After careful consideration and consultation with its financial advisor and outside legal counsel, the Carbylan board of directors unanimously determined that the transaction, on the terms and subject to the conditions set forth in the Share Purchase Agreement, is fair to, and in the best interests of, Carbylan and its stockholders and unanimously approved and declared advisable the Share Purchase Agreement, the issuance of Carbylan common stock to the Sellers pursuant to the Share Purchase Agreement and the other transactions contemplated by the Share Purchase Agreement in accordance with the requirements of Delaware law.

Accordingly, the Carbylan board of directors unanimously recommends that you vote “FOR” the approval of the Share Purchase Agreement and issuance of Carbylan common stock pursuant to the Share Purchase Agreement (the “Share Issuance Proposal”), “FOR” the proposal to amend Carbylan’s Amended and Restated Certificate of Incorporation to effect a 14:1 reverse stock split of outstanding Carbylan common stock (the “Reverse Stock Split Proposal”), “FOR” the proposal to amend Carbylan’s Amended and Restated Certificate of Incorporation to change Carbylan’s name to “KalVista Pharmaceuticals, Inc.” (the “Name Change Proposal”) and “FOR” the proposal to adjourn the special meeting to solicit additional votes if there are not sufficient votes at the time of the special meeting to approve the other proposals (the “Adjournment Proposal”). Each of the Share Issuance Proposal, Reverse Stock Split Proposal and Name Change Proposal is an independent proposal; none of the foregoing is conditioned upon the approval of any other proposal. The approval of the Share Issuance Proposal is required to consummate the transaction. The transaction may be consummated regardless of whether the Carbylan stockholders approve or do not approve the Reverse Stock Split Proposal or the Name Change Proposal.

Your vote is important. It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. You may vote by completing and mailing the enclosed proxy card or by instructing your broker, bank or nominee how to vote your shares. Voting by written proxy, or by instructing your broker, bank or nominee how to vote your shares, will ensure your shares are represented at the special meeting.

Sincerely,

David M. Renzi

President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Share Purchase Agreement or issuance of Carbylan common stock pursuant to the Share Purchase Agreement, passed upon the merits or fairness of the transaction, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated                     , 2016 and is first being mailed to stockholders on or about                     , 2016.

CARBYLAN THERAPEUTICS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2016

To the Stockholders of Carbylan Therapeutics, Inc.:

Carbylan Therapeutics, Inc., a Delaware corporation (“Carbylan”), will hold a special meeting of the stockholders of Carbylan on             ,         , 2016 at              local time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025. Carbylan will consider and act on the following proposals at the special meeting:

1.	To approve the Share Purchase Agreement, dated as of June 15, 2016 (the “Share Purchase Agreement”), by and among Carbylan, KalVista Pharmaceuticals Ltd. (“KalVista”), the shareholders of KalVista (each a “Seller” and collectively, the “Sellers”), and T. Andrew Crockett, in his capacity as the Seller Representative (the “Seller Representative”) and the issuance of shares of Carbylan’s common stock, par value $0.001 per share (“Carbylan common stock”), pursuant to the terms of the Share Purchase Agreement (such proposal, the “Share Issuance Proposal”). Pursuant to the terms of the Share Purchase Agreement, Carbylan is expected to issue Carbylan common stock to the Sellers such that the Sellers will hold approximately 81% of Carbylan’s outstanding common stock, in the aggregate, and KalVista will become a wholly owned subsidiary of Carbylan;

2.	To approve and adopt an amendment to Carbylan’s Amended and Restated Certificate of Incorporation (the “Charter”) to effect a reverse stock split of Carbylan common stock, at a ratio of one new share for every fourteen shares outstanding, in the form attached as Annex C to the accompanying proxy statement (the “Reverse Stock Split Proposal”);

3.	To approve and adopt an amendment to the Charter to change the name of Carbylan to “KalVista Pharmaceuticals, Inc.,” contingent upon the closing of the transaction, in the form attached as Annex D to the accompanying proxy statement (the “Name Change Proposal”);

4.	To adjourn the special meeting to solicit additional votes to approve the Share Issuance Proposal, the Reverse Stock Split Proposal, or the Name Change Proposal, if necessary or appropriate (the “Adjournment Proposal”); and

5.	Any other business that may properly come before the special meeting and any adjournment(s) or postponement(s) thereof.

The accompanying proxy statement and its annexes more fully describe these items of business. Carbylan urges you to read this information carefully.

The Carbylan board of directors unanimously recommends that you vote (1) “FOR” the Share Issuance Proposal; (2) “FOR” the Reverse Stock Split Proposal; (3) “FOR” the Name Change Proposal; and (4) “FOR” the Adjournment Proposal. The approval by Carbylan stockholders of the Share Issuance Proposal is required to complete the transaction described in the accompanying proxy statement. Each of the Share Issuance Proposal, Reverse Stock Split Proposal and Name Change Proposal is an independent proposal; none of the foregoing is conditioned upon the approval of any other proposal. The approval of the Share Issuance Proposal is required to consummate the transaction. The transaction may be consummated regardless of whether the Carbylan stockholders approve or do not approve the Reverse Stock Split Proposal or the Name Change Proposal.

Only stockholders of record of shares of Carbylan common stock at the close of business on                     , 2016, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. If you have any questions concerning the transaction, the special meeting or the accompanying proxy statement, need help voting your shares of Carbylan common stock, or would like additional copies, without charge, of the enclosed proxy statement or proxy card, please contact Carbylan’s proxy solicitor, Alliance Advisors, LLC, using the information below:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Stockholders May Call Toll-Free: 855-742-8276

Stockholders May Email: CBYL@allianceadvisorsllc.com

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. You may vote by completing and mailing the proxy card enclosed with the proxy statement, or if your shares are held in “street name,” meaning your shares are held of record by a broker, bank or other nominee, you may vote by instructing your broker, bank or nominee how to vote your shares using the voting instruction form furnished by your broker, bank or nominee. Submitting a proxy by mailing a proxy card or by instructing your broker, bank or nominee how to vote your shares will ensure your shares are represented at the special meeting. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will not affect the approval of the Share Issuance Proposal or the Adjournment Proposal; however, broker non-votes will count as votes “AGAINST” the Reverse Stock Split Proposal and the Name Change Proposal.

Please vote promptly whether or not you expect to attend the Carbylan special meeting.

By Order of the Board of Directors,

David M. Renzi
President and Chief Executive Officer

Newark, California

Dated:                     , 2016

i

WHERE YOU CAN FIND MORE INFORMATION	223

OTHER MATTERS	224

INDEX TO AUDITED CARBYLAN FINANCIAL STATEMENTS	F-1

INDEX TO CARBYLAN UNAUDITED CONDENSED FINANCIAL STATEMENTS	F-33

INDEX TO AUDITED KALVISTA FINANCIAL STATEMENTS	F-51

INDEX TO KALVISTA UNAUDITED CONDENSED FINANCIAL STATEMENTS	F-68
ANNEX A: SHARE PURCHASE AGREEMENT	A-1

ANNEX B: OPINION OF WEDBUSH SECURITIES INC.	B-1

ANNEX C: FORM OF CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CARBYLAN THERAPEUTICS, INC. (REGARDING THE REVERSE STOCK SPLIT)	C-1

ANNEX D: FORM OF CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CARBYLAN THERAPEUTICS, INC. (REGARDING CORPORATE NAME CHANGE)	D-1

v

SUMMARY

This summary, together with the following section of this proxy statement entitled “Questions and Answers About the Transaction and the Special Meeting,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder of Carbylan or that you should consider before voting on the proposals being considered at the special meeting. To better understand the transaction, you should read carefully this entire proxy statement and all of its annexes, including the Share Purchase Agreement, which is attached as Annex A, before voting on the proposals being considered at the special meeting. This summary includes page references directing you to more complete descriptions. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 223 of this proxy statement.

The Parties Involved in the Transaction

Carbylan Therapeutics, Inc.

Carbylan Therapeutics, Inc. (“Carbylan”) is a clinical-stage specialty pharmaceutical company. Carbylan’s initial focus was on the development of Hydros-TA, its proprietary, intra-articular injectable product candidate to treat pain associated with osteoarthritis of the knee. Carbylan was incorporated in the state of Delaware on March 26, 2004 as Sentrx Surgical, Inc. Carbylan’s name was changed to Carbylan Biosurgery, Inc. on December 14, 2005 and again to Carbylan Therapeutics, Inc. on March 7, 2014.

Since commencing operations in 2004, Carbylan has devoted substantially all of its efforts to identifying and developing product candidates for therapeutic markets, recruiting personnel and raising capital. Carbylan has devoted predominantly all of its resources to the preclinical and clinical development of, and manufacturing capabilities for, Hydros-TA.

In February 2016, Carbylan announced topline results of COR1.1, a Phase 3 clinical trial comparing treatment with Hydros-TA to treatment with Hydros and with TA, each on a standalone basis. Hydros-TA met the first of its two primary endpoints but did not meet its second primary endpoint. In April 2016, Carbylan announced that it had suspended further clinical development of Hydros-TA and reduced its workforce from 17 employees to three employees. For more information on Carbylan’s business, see the section entitled “Carbylan’s Business,” beginning on page 144 of this proxy statement.

KalVista Pharmaceuticals Ltd.

KalVista Pharmaceuticals Ltd. (“KalVista”) is a clinical stage pharmaceutical company focused on the discovery and development of small molecule protease inhibitors. KalVista’s first product candidates are inhibitors of plasma kallikrein being developed for two indications: hereditary angioedema (“HAE”), and diabetic macular edema (“DME”). KalVista’s mission is to apply its insights into the chemistry of proteases and, initially, the biology of the plasma kallikrein system, to develop molecules that offer properties such as selectivity, potency and bioavailability that KalVista believes will make them successful treatments. While there is good evidence that inhibition of plasma kallikrein is able to treat HAE, currently marketed therapies are all administered by injection and KalVista anticipates considerable potential for orally delivered, small molecule treatments. In the case of DME, KalVista is initially developing a plasma kallikrein inhibitor which is administered directly into the eye but anticipates ultimate development of orally delivered drugs. To achieve these aims KalVista is advancing several product candidates developed from its proprietary portfolio into early clinical trials. KalVista began first-in-human clinical trials of its oral lead HAE candidate, KVD818, in the third calendar quarter of 2016 and plans to progress its lead DME candidate, KVD001, to Phase 2 trials in 2017. KalVista is currently progressing additional candidates towards regulatory preclinical studies and plans to take at least one of those into the clinic in 2017. For more information on KalVista’s business, see the section entitled “KalVista’s Business,” beginning on page 150 of this proxy statement.

The Transaction Structure

(pages 78 and 112)

Upon the terms and subject to the conditions set forth in the Share Purchase Agreement, dated as of June 15, 2016 (the “Share Purchase Agreement”), by and among Carbylan, KalVista, the shareholders of KalVista (each a “Seller” and collectively, the “Sellers”), and T. Andrew Crockett, in his capacity as the Seller Representative (the “Seller Representative”), Carbylan will acquire all of the ordinary and preferred shares of KalVista in exchange for the issuance to the shareholders of KalVista of a certain number of shares of Carbylan common stock based on the relative stipulated values of Carbylan and KalVista under the terms of the Share Purchase Agreement. The issuance of Carbylan common stock to the Sellers will be issued in transactions exempt from registration under the Securities Act of 1933 in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D or Regulation S promulgated thereunder and may not be offered or sold by the holders of those shares absent registration or an applicable exemption from registration requirements. Following the transaction, KalVista will be a wholly owned subsidiary of Carbylan, and the Sellers are expected to hold approximately 81% of the outstanding Carbylan common stock. Because the exact number of shares that will be issued to the Sellers will not be determined until closing, the Carbylan stockholders cannot be certain of the exact number of shares that will be issued to the Sellers when the Carbylan stockholders vote on the proposals at the special meeting.

Expected Timing of the Transaction

(page 78)

Unless the Share Purchase Agreement is earlier terminated pursuant to its terms, the transaction will be consummated at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, as promptly as practicable, but in no event later than the second business day following the satisfaction or waiver of the conditions to closing, or as Carbylan and KalVista agree. However, because the transaction is subject to a number of conditions to closing, neither Carbylan nor KalVista can predict exactly when the closing will occur or if it will occur at all.

Consideration

(pages 78 and 112)

In exchange for all of the ordinary and preferred shares of KalVista, Carbylan will issue to the Sellers a number of shares of Carbylan common stock determined by the relative stipulated values of Carbylan and KalVista under the terms of the Share Purchase Agreement, as described in the section entitled “Terms of the Share Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 114 of this proxy statement.

Effect of the Transaction on Stock Options and Equity Incentives

(pages 78 and 117)

The vesting of each outstanding option to purchase Carbylan common stock (each, a “Carbylan Option”) that is outstanding will accelerate immediately prior to closing, and at closing (i) all outstanding Carbylan Options with an exercise price per share that is less than the volume-weighted average closing price of a share of Carbylan common stock on The NASDAQ Global Market (“NASDAQ”) for the ten trading days ending the trading day immediately prior to the date upon which the transaction becomes effective (the “Carbylan Closing Price”) will be automatically net exercised for a number of shares of Carbylan common stock (subject to an offset for withholding obligations) calculated by dividing (a) the product of (1) the total number of shares subject to such Carbylan Option and (2) the excess of the Carbylan Closing Price over the exercise price per share by (b) the Carbylan Closing Price and (ii) all Carbylan Options with an exercise price per share equal to or greater than the Carbylan Closing Price will be terminated for no consideration.

Under the terms of the various instruments governing the Company’s outstanding stock awards, any reverse stock split effected in connection with the closing of the transaction will reduce the number of shares of common stock issuable upon the exercise of such stock awards in proportion to the ratio of the reverse stock split. The reverse stock split will also result in a proportionate increase in the exercise price of the Company’s outstanding stock options. In connection with such proportionate adjustments, the number of shares of common stock issuable upon exercise or conversion of outstanding stock awards will be rounded down to the nearest whole share and the exercise prices will be rounded up to the nearest cent, and no cash payment will be made in respect of such rounding.

KalVista grants equity awards pursuant to its equity incentive plan (the “KalVista Plan”). In connection with the transaction, each outstanding and unvested KalVista option will be converted into a Carbylan Option having an equivalent economic value and such converted awards will continue to vest on their original schedule (to the extent individual equity award holders consented to the rollover and removal of vesting acceleration as applied to their stock options).

Exchange Ratio; Net Cash Calculation

(page 114)

The number of shares of Carbylan common stock that KalVista shareholders will receive in exchange for their KalVista Shares cannot be determined exactly when the Carbylan stockholders vote on the proposals at the special meeting, but instead will be determined at closing and is based upon the relative stipulated values of each of Carbylan and KalVista under the terms of the Share Purchase Agreement. KalVista’s stipulated value is fixed at $149,210,526.32. Carbylan’s stipulated value is equal to the sum of $5 million plus Carbylan’s “Net Cash”, as defined in and determined in accordance with the Share Purchase Agreement. Therefore, Carbylan’s stipulated value is subject to a potential downward adjustment based upon Carbylan’s net cash balance at closing. It is currently estimated that Carbylan’s stipulated value will be $35 million; however, under certain circumstances more fully described in the section entitled “Terms of the Share Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 114 of this proxy statement, Carbylan’s stipulated value may be less than $35 million.

For illustrative purposes only, the table below shows the approximate percentage of shares of the combined company that will be owned by the Sellers and the current Carbylan equityholders, in the aggregate, as of immediately following the closing at varied levels of Net Cash at the time of closing.

The table below assumes that (i) 26,344,104 shares of Carbylan common stock are outstanding on a fully-diluted basis prior to the execution of the 14:1 reverse stock split, (ii) 1,881,722 shares of Carbylan common stock are outstanding on a fully-diluted basis immediately following the effect of the 14:1 reverse stock split but prior to the closing, (iii) 27,615,826 shares of KalVista are in issue on a fully-diluted basis immediately prior to the closing, (iv) no Carbylan Options will be net exercised for shares of Carbylan common stock pursuant to the terms of the Share Purchase Agreement and (v) the closing will occur on November 15, 2016.

Net Cash	$27,000,000		$26,500,000		$26,000,000		$25,500,000
	Sellers	Current Carbylan Equityholders	Sellers	Current Carbylan Equityholders	Sellers	Current Carbylan Equityholders	Sellers	Current Carbylan Equityholders
Aggregate Ownership Percentage of the Combined Company	81.0%	19.0%	82.6%	17.4%	82.8%	17.2%	83.0%	17.0%

Carbylan Board Recommendation and Reasons for the Transaction

(pages 73 and 94)

The Carbylan board of directors has determined and believes that each of the proposals to be voted on at the special meeting is fair to, advisable, and in the best interests of Carbylan and its stockholders and has approved such items. The Carbylan board of directors recommends that Carbylan stockholders vote “FOR” each of the proposals to be voted on. For more information on the Carbylan board of directors’ recommendation see the section entitled “The Special Meeting—Recommendation of the Carbylan Board of Directors,” beginning on page 73 of this proxy statement, and the section entitled “Terms of the Share Purchase Agreement—Changes to Board Recommendation,” beginning on page 122 of this proxy statement.

In reaching its unanimous decision to approve the Share Purchase Agreement and the issuance of Carbylan common stock pursuant to the Share Purchase Agreement, the Carbylan board of directors considered a number of factors, including, among others, the following:

•	that KalVista’s portfolio of small molecule plasma kallikrein inhibitors represents a sizeable market opportunity, and may provide new medical benefits for patients and returns for investors;

•	that the transaction would provide existing Carbylan stockholders a significant opportunity to participate in the potential growth of the combined company following the transaction; and

•	the clinical development and sequential risks associated with continuing to develop Hydros-TA, including additional pivotal clinical studies tied to complete and substantive additional cases.

For more information on the Carbylan board of directors’ reasons for the transaction, see the section entitled “The Transaction—Reasons for the Transaction,” beginning on page 94 of this proxy statement.

Opinion of Carbylan’s Financial Advisor

(page 100)

The Carbylan board of directors engaged Wedbush Securities Inc. (“Wedbush”) to provide financial advisory and investment banking services to consider and evaluate potential strategic transactions, and ultimately requested that Wedbush render an opinion as to whether the number of shares of Carbylan common stock issued for each KalVista share (as used throughout this proxy statement and described more fully in the section entitled “Terms of the Share Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 114 of this proxy statement, the “exchange ratio”) in connection with the transaction was fair to the stockholders of Carbylan from a financial point of view. At the June 14, 2016 meeting of the Carbylan board of directors, Wedbush rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated June 14, 2016, to the Carbylan board of directors that, as of the date of such opinion, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review set forth in its written opinion, the exchange ratio in connection with the transaction was fair to the stockholders of Carbylan from a financial point of view.

The full text of Wedbush’s written opinion, which sets forth the procedures followed, assumptions made, matters considered, and limitations and qualifications of the review undertaken in connection with the opinion, is attached as Annex B. Wedbush’s opinion was intended for the use and benefit of the Carbylan board of directors (in its capacity as such) in connection with its evaluation of the transaction with KalVista. Wedbush’s opinion was not intended to be used for any other purpose without Wedbush’s prior written consent in each instance, except as Carbylan’s counsel advises is required by law. Wedbush has consented to the use of Wedbush’s opinion in this proxy statement. Wedbush’s opinion does not address Carbylan’s underlying business decision to enter into the Share Purchase Agreement or complete the transaction or the relative merits of the transaction compared to any alternative transactions or strategies that were or may be available to Carbylan. Wedbush’s opinion did not constitute a recommendation to the Carbylan board of directors as to how to act or to any Carbylan stockholder or any other person as to how to vote with respect to the transaction or any other matter (including, without limitation, the amount of consideration to be paid).

The Carbylan Special Meeting

(page 73)

Carbylan will hold a special meeting of the Carbylan stockholders on                 , 2016, at          local time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 to vote on the Share Purchase Agreement, issuance of Carbylan common stock in the transaction and other related actions.

Market Price and Dividend Information

(page 27)

Carbylan common stock commenced trading on NASDAQ under the symbol “CBYL” on April 9, 2015. On June 14, 2016, the last trading day prior to the Carbylan board of directors’ approval of the transaction, the reported closing price for Carbylan common stock was $1.14. On                     , the latest practicable trading date before the filing of this proxy statement, the reported closing price of Carbylan common stock was            . Because the price of Carbylan common stock is subject to fluctuation, the market value of the shares of Carbylan common stock that KalVista shareholders will be entitled to receive pursuant to the terms of the Share Purchase Agreement may increase or decrease.

Carbylan has never declared or paid cash dividends on its capital stock. Notwithstanding the foregoing, any determination to pay dividends subsequent to the transaction will be at the discretion of Carbylan’s then-current board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors Carbylan’s then-current board of directors deems relevant.

KalVista has never declared or paid cash dividends on its capital stock. If the transaction does not occur, KalVista does not anticipate paying any cash dividends on its common stock in the foreseeable future, and KalVista intends to retain all available funds and any future earnings to fund the development and expansion of its business. Notwithstanding the foregoing, any determination to pay dividends subsequent to the transaction will be at the discretion of KalVista’s then-current board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors KalVista’s then-current board of directors deems relevant.

No Solicitation; Third Party Competing Proposals

(page 120)

Both Carbylan and KalVista and their respective representatives are subject to customary covenants restricting the solicitation of competing offers. However, subject to certain requirements set forth in the Share Purchase Agreement, Carbylan is entitled to furnish information to, and participate in discussions with, third parties who submit a bona fide written acquisition proposal so long as the Carbylan board of directors reasonably determines in good faith, after consultation with its financial advisor and outside legal counsel, that the acquisition proposal constitutes, or is reasonably likely to result in, a superior offer and concludes in good faith based on the advice of its outside counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Carbylan board of directors under applicable law.

Changes to Board Recommendation

(page 122)

Prior to Carbylan stockholder approval of the Share Purchase Agreement and the issuance of Carbylan common stock to the Sellers pursuant to the Share Purchase Agreement, the Carbylan board of directors is permitted to withhold, amend, withdraw or modify its recommendation that Carbylan stockholders vote in favor of the Share Purchase Agreement and the issuance of Carbylan common stock pursuant to the Share Purchase Agreement if, following the receipt of an acquisition proposal, the Carbylan board of directors reasonably determines in good faith, based on such matters as it deems relevant following consultation with its financial advisor and outside legal counsel, that the failure to do so would result in a breach of its fiduciary duties under applicable laws.

Neither party may terminate the Share Purchase Agreement to accept a competing offer, and Carbylan is obligated to hold a stockholder meeting to vote upon the transaction, regardless of a change in the recommendation of the Carbylan board of directors.

Conditions to Consummation of the Transaction

(page 119)

The Share Purchase Agreement sets forth certain conditions to the obligations of the parties in the transaction, including:

•	Carbylan stockholders approving the Share Issuance Proposal;

•	accuracy of representations and warranties, subject to customary materiality standards;

•	performance of covenants in all material respects;

•	continued listing of Carbylan shares on NASDAQ;

•	absence of a material adverse effect on either Carbylan or KalVista;

•	the continued effectiveness of the lock-up agreements entered into by each of the Sellers and certain stockholders of Carbylan;

•	the continued effectiveness of the registration rights agreement entered into by certain Sellers and Carbylan;

•	at closing, Carbylan’s Net Cash, as defined in the Share Purchase Agreement, being equal to at least $25 million; and

•	reconstitution of the Carbylan board of directors and executive officers pursuant to the terms of the Share Purchase Agreement.

Termination of the Share Purchase Agreement

(page 128)

The Share Purchase Agreement includes certain termination rights, including:

•	by either Carbylan or the Seller Representative upon mutual written consent;

•	by either Carbylan or the Seller Representative if the transaction is not consummated by December 15, 2016 (or by February 13, 2017 if a governmental authority requests additional information or the U.S. Securities and Exchange Commission (the “SEC”) has not cleared the proxy statement by December 15, 2016);

•	by either Carbylan or the Seller Representative if a final non-appealable governmental order is issued permanently restraining or prohibiting the transaction;

•	by either Carbylan or the Seller Representative if Carbylan’s stockholders fail to approve the transaction at the special meeting of Carbylan stockholders;

•	by either Carbylan or the Seller Representative if there is a breach such that the accuracy of representations condition cannot be satisfied; and

•	by the Seller Representative if certain triggering events occur, such as a change of the Carbylan board of directors’ recommendation that the Carbylan stockholders vote “FOR” the Share Issuance Proposal, breach of the non-solicitation covenants, or approval of a competing proposal.

Termination Fee and Expenses

(page 129)

Under the terms of the Share Purchase Agreement, Carbylan may be obligated to reimburse KalVista for expenses of up to $1,000,000, pay KalVista a termination fee of $3,000,000, or both, if the Share Purchase Agreement is terminated as a result of certain conditions set forth in the Share Purchase Agreement, and as summarized below.

Carbylan is obligated to reimburse KalVista for expenses of up to $1,000,000 if the Share Purchase Agreement is terminated as a result of (a) certain triggering events, such as, among other events, a change of the Carbylan board of directors’ recommendation that the stockholders of Carbylan approve the Share Issuance Proposal, Carbylan’s breach of the non-solicitation covenants, or the approval of a competing proposal by the Carbylan board of directors, or (b) the failure of Carbylan stockholders to approve the Share Issuance Proposal.

Additionally, Carbylan is obligated to pay the $3,000,000 termination fee to KalVista if (a) the Share Purchase Agreement is terminated as a result of (i) the failure of Carbylan stockholders to approve the Share Issuance Proposal or (ii) a breach by Carbylan of its representations and warranties, subject to certain materiality standards, and (b) (i) prior to such termination a proposal to acquire Carbylan was publicly announced or disclosed to the Carbylan board of directors and (ii) within 12 months following such termination Carbylan enters into a definitive agreement with respect to, or consummates, any subsequent transaction. Carbylan is obligated to pay $3,000,000 to KalVista if the Share Purchase Agreement is terminated as a result of certain triggering events, such as, among other events, a change of the Carbylan board of directors’ recommendation that the stockholders of Carbylan approve the Share Issuance Proposal, Carbylan’s breach of the non-solicitation covenants, or the approval of a competing proposal by the Carbylan board of directors.

Specific Performance

(page 131)

Carbylan, KalVista and the Sellers agreed that any breach of the Share Purchase Agreement would cause irreparable damage, and that therefore, each party is entitled to specific performance of the Share Purchase Agreement, enforced by injunction or otherwise.

Support Agreement

(page 132)

Certain stockholders of Carbylan collectively holding approximately 50% of outstanding Carbylan common stock and certain Carbylan Options have agreed to vote in favor of the issuance of Carbylan shares in connection with the transaction and related matters. If the Carbylan board of directors changes its recommendation that the Carbylan stockholders vote “FOR” the Share Issuance Proposal, the aggregate number of Carbylan shares subject to the voting restrictions will be reduced to a number of shares representing 35% of outstanding Carbylan common stock, and parties to the support agreement will be entitled to vote any remaining shares in their sole discretion.

Lock-Up Agreements

(page 133)

Certain stockholders of Carbylan collectively holding approximately 50% of outstanding Carbylan common stock, and all of the Sellers, agreed not to sell or otherwise dispose of their shares of Carbylan common stock for a period of 180 days following the consummation of the transaction.

Registration Rights Agreement

(page 133)

Certain of the Sellers are entitled to registration rights following the closing of the transaction pursuant to the registration rights agreement entered into between Carbylan and those Sellers concurrently with the Share Purchase Agreement.

Interests of Carbylan’s Directors and Executive Officers

(page 97)

In considering the recommendation of the Carbylan board of directors with respect to the Share Purchase Agreement, the issuance of shares of Carbylan common stock pursuant to the Share Purchase Agreement and the other matters to be voted upon by Carbylan stockholders at the Carbylan special meeting, Carbylan stockholders should be aware that certain members of the Carbylan board of directors and executive officers of Carbylan have interests in the transaction that may be different from, or in addition to, interests they have as Carbylan stockholders, including:

•	the Share Purchase Agreement provides that, as of immediately prior to the effective time of the transaction, the vesting of all Carbylan Options, including those held by Carbylan’s directors and executive officers, will be accelerated and, effective as of the effective time of the transaction, (i) all Carbylan Options that have an exercise price per share less than the Carbylan Closing Price will be net exercised for Carbylan common stock (subject to an offset for withholding obligations) and (ii) all Carbylan Options have an exercise price per share equal to or greater than the Carbylan Closing Price will be terminated for no consideration;

•	each of Carbylan’s executive officers is party to an employment agreement that provides for severance benefits in the event of a qualifying termination of employment during period of time commencing on the closing of the transaction (or, for Carbylan’s Chief Executive Officer, three months prior to the effective time of the transaction) and ending one year following the closing of the transaction;

•	each of Carbylan’s executive officers is party to Carbylan’s Executive Retention Bonus Plan (the “Retention Plan”) that provides for cash retention bonuses that will be payable upon the closing of the transaction; and

•	Carbylan’s directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage under the Share Purchase Agreement.

Executive Officers and Directors Following the Share Purchase

(page 196)

The combined company’s board of directors will initially be fixed at seven members, consisting of (i) two members designated by Carbylan, namely Albert Cha, M.D., Ph.D. and Arnold L. Oronsky, Ph.D. and (ii) five members designated by KalVista, namely Richard Aldrich, as Chairman, T. Andrew Crockett, Joshua Resnick, Edward W. Unkart and Rajeev Shah.

Immediately following the completion of the transaction, the executive management team of the combined company is expected to be composed of T. Andrew Crockett, serving as Chief Executive Officer, Benjamin L. Palleiko, serving as acting Chief Financial Officer, and Christopher Yea, Ph.D., serving as Chief Development Officer.

Regulatory Matters

(page 110)

Neither Carbylan nor KalVista is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the transactions contemplated by the Share Purchase Agreement. In the United States, Carbylan must comply with applicable federal and state securities laws and regulations and NASDAQ rules in connection with the continued listing and issuance of shares of Carbylan common stock in the transaction, including the filing with the SEC of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Transaction to Carbylan Stockholders

(page 110)

The transaction will not result in any taxable gain or loss for U.S. federal income tax purposes to any Carbylan stockholder in his or her capacity as a Carbylan stockholder.

Risk Factors

(page 28)

Both Carbylan and KalVista are subject to various risks associated with their businesses and their industries. In addition, the transaction, including the possibility that the transaction may not be completed, poses a number of risks to each company and its respective stockholders, including the following risks:

•	the exchange ratio is not adjustable based on the market price of Carbylan common stock so the transaction consideration at the closing may have a greater or lesser value than at the time the Share Purchase Agreement was signed;

•	Carbylan’s Net Cash may be less than $27.5 million at the closing of the transaction, which could result in a decrease to Carbylan’s stipulated value for purposes of calculating the exchange ratio and may lead to the Carbylan stockholders as of immediately prior to the closing of the transaction owning a smaller percentage of the combined company or in the transaction not being consummated at all;

•	failure to consummate the transaction may result in Carbylan paying a termination fee and/or expenses to KalVista and could harm the common stock price of Carbylan and future business and operations of Carbylan;

•	Carbylan and KalVista have a history of losses and may never achieve or sustain profitability and may not continue as a going concern.

•	the transaction may be consummated even though material adverse changes may result solely from the announcement of the transaction, changes in the industry in which Carbylan and KalVista operate that apply to all companies generally and other causes;

•	some Carbylan officers and directors have interests in the transaction that are different from yours and that may influence them to support or approve the transaction without regard to your interests;

•	the market price of the combined company’s common stock may decline as a result of the transaction;

•	Carbylan stockholders may not realize a benefit from the transaction commensurate with the ownership dilution they will experience in connection with the transaction;

•	during the pendency of the transaction, Carbylan may not be able to enter into a business combination with another party under certain circumstances because of restrictions in the Share Purchase Agreement, which could adversely affect its business;

•	certain provisions of the Share Purchase Agreement may discourage third parties from submitting alternative acquisition proposals, including proposals that may be superior to the arrangements contemplated by the Share Purchase Agreement;

•	because the lack of a public market for KalVista shares makes it difficult to evaluate the fairness of the transaction, Carbylan may pay more than the fair market value of the KalVista shares;

•	the combined company’s common stock could be delisted from NASDAQ if Carbylan and KalVista fail to comply with NASDAQ’s listing standards;

•	the announcement and pendency of the transaction could cause disruptions in Carbylan’s business and have an adverse effect on the market price of Carbylan common stock and/or the business, financial condition, results of operations or business prospects of Carbylan and/or KalVista;

•	the success of the proposed business combination of Carbylan and KalVista will depend in part on relationships with third parties, which relationships may be affected by third-party preferences or public attitudes about the transaction, and any adverse changes in these relationships could adversely affect Carbylan’s or KalVista’s business, financial condition or results of operations;

•	Carbylan and KalVista have and may become involved in additional securities class action litigation or shareholder derivative litigation in connection with the transaction that could divert management’s attention and harm the combined company’s business, and insurance coverage may not be sufficient to cover all costs and damages; and

•	if the conditions to the consummation of the transaction are not met, the transaction may not occur.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors,” beginning on page 28 of this proxy statement. Carbylan encourages you to read and consider all of these risks carefully.

NASDAQ Global Market Listing

(page 26)

The Share Purchase Agreement requires Carbylan to use its commercially reasonable efforts to maintain its existing listing on NASDAQ, to obtain approval of the listing of the combined company on NASDAQ and to cause the shares of Carbylan common stock being issued in the transaction to be approved for listing, subject to notice of issuance, on NASDAQ at or prior to the consummation of the transaction. KalVista, in coordination with Carbylan, has filed an initial listing application with NASDAQ, in satisfaction of Carbylan’s obligations under the Share Purchase Agreement, and toward fulfillment of one of the conditions to the consummation of the transaction under the Share Purchase Agreement (which is more fully described in the section of this proxy statement entitled, “Terms of the Share Purchase Agreement—Conditions to the Consummation of the Transaction”).

Anticipated Accounting Treatment

(page 110)

The transaction will be treated by Carbylan as a reverse aquisition under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”). For accounting purposes, KalVista is considered to be acquiring Carbylan in the transaction.

No Appraisal Rights

(page 110)

Holders of Carbylan common stock will not be entitled to any dissenters’ rights or appraisal rights with respect to any of the proposals to be voted on at the special meeting.

Legal Proceedings

(page 111)

On September 26, 2016, a putative stockholder class action complaint was filed in the Superior Court of the State of California in and for the County of Alameda against Carbylan, certain members of the Carbylan board of directors, as well as against KalVista, Wedbush and certain unknown employees of Wedbush, entitled Laidlaw v. Carbylan Therapeutics, Inc., et al., Case No. RG16832665. The complaint alleges that the members of the Carbylan board of directors and/or Carbylan breached their fiduciary duties of care, good faith, loyalty and/or disclosure in connection with the Share Purchase Agreement, and that KalVista and Wedbush aided and abetted such breaches of fiduciary duties. The complaint seeks to enjoin and/or rescind any transaction with KalVista as well as certain other equitable relief, unspecified damages and attorneys’ fees and costs.

Carbylan believes this lawsuit is without merit and intends to vigorously defend against it.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

AND THE SPECIAL MEETING

The following section provides answers to frequently asked questions about the transaction. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:	What is the transaction?

A:	Carbylan and KalVista have entered into a Share Purchase Agreement, dated as of June 15, 2016. The Share Purchase Agreement contains the terms and conditions of the proposed acquisition of KalVista by Carbylan. Under the Share Purchase Agreement, Carbylan will acquire all of the ordinary and preferred shares of KalVista. At the closing of the transaction, each issued and outstanding share of KalVista immediately prior to the closing of the transaction will be exchanged for a certain number of shares of Carbylan common stock based on the relative stipulated values of Carbylan and KalVista under the terms of the Share Purchase Agreement, as described in the section entitled “Terms of the Share Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 114 of this proxy statement. Following the transaction, KalVista will be a wholly owned subsidiary of Carbylan, and at closing, the Sellers are expected to hold approximately 81% of the outstanding Carbylan common stock. Because the exact number of shares that will be issued to the Sellers will not be determined until closing, the Carbylan stockholders cannot know the exact number of shares that will be issued to the Sellers when the Carbylan stockholders vote on the proposals at the special meeting. After the transaction, Carbylan will change its corporate name to “KalVista Pharmaceuticals, Inc.”

Q:	What will happen to Carbylan Options under the Share Purchase Agreement?

A:	The vesting of each outstanding Carbylan Option will accelerate immediately prior to closing, and at closing (i) if the Carbylan Option is “in-the-money,” it will be net exercised for Carbylan common stock (subject to an offset for withholding obligations) and (ii) if the Carbylan Option is not “in-the-money” it will be terminated for no consideration. A Carbylan Option will be considered “in-the-money” if it has an exercise price per share less than the Carbylan Closing Price.

Under the terms of the various instruments governing the Company’s outstanding stock awards, any reverse stock split effected in connection with the closing of the transaction will reduce the number of shares of common stock issuable upon the exercise of such stock awards in proportion to the ratio of the reverse stock split. The reverse stock split will also result in a proportionate increase in the exercise price of the Company’s outstanding stock options. In connection with such proportionate adjustments, the number of shares of common stock issuable upon exercise or conversion of outstanding stock awards will be rounded down to the nearest whole share and the exercise prices will be rounded up to the nearest cent, and no cash payment will be made in respect of such rounding. For more information on the treatment of Carbylan Options in the transaction, see the section entitled, “Terms of the Share Purchase Agreement—Effect of the Transaction on Stock Options and Equity Incentives,” beginning on page 117 of this proxy statement.

Q:	What will happen to Carbylan if, for any reason, the transaction does not close?

A:	If the transaction does not close for any reason, the Carbylan board of directors may elect to, among other things, attempt to complete another strategic transaction, attempt to sell or otherwise dispose of the various assets of Carbylan or continue to operate the business of Carbylan. If Carbylan decides to dissolve and liquidate its assets, Carbylan would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash left to distribute to stockholders after paying the debts and other obligations of Carbylan and setting aside funds for reserves.

If Carbylan were to continue its business, it would need to continue to develop Hydros-TA, despite the failed clinical trials and/or identify, acquire and develop other products or product candidates. In addition, as of September 30, 2016, the Carbylan workforce was comprised of three employees. If Carbylan decides to continue its business, Carbylan will need to add to its senior management team and to hire other personnel to lead and staff all of its necessary functions, especially its research, development and commercialization areas.

For more information on reasons that the transaction might not close, see the sections entitled “Terms of the Share Purchase Agreement—Conditions to the Consummation of the Transaction” and “Terms of the Share Purchase Agreement—Termination of the Share Purchase Agreement,” beginning on pages 119 and 128, respectively. For more information on potential consequences for Carbylan stockholders should the transaction not close, see the section entitled “Risk Factors,” beginning on page 28 of this proxy statement.

Q:	Why are the two companies proposing the transaction?

A:	Carbylan and KalVista believe that the transaction will result in a pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet needs. KalVista has developed a proprietary portfolio of small molecule plasma kallikrein inhibitors targeting HAE and DME. For a discussion of Carbylan’s reasons for the transaction, Carbylan urges you to read the section entitled “The Transaction—Reasons for the Transaction,” beginning on page 94 of this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you have been identified as a stockholder of Carbylan as of the applicable record date, and you are entitled, as applicable, to vote at the Carbylan special meeting to approve the Share Purchase Agreement and issuance of shares of Carbylan common stock pursuant to the Share Purchase Agreement, among other matters. This document serves as a proxy statement of Carbylan used to solicit proxies for its special stockholder meeting. For more information on the special stockholder meeting, see the section entitled “The Special Meeting,” beginning on page 73 of this proxy statement.

Q:	What stockholder approvals are required to consummate the transaction?

A:	To consummate the transaction, Carbylan stockholders must approve the Share Purchase Agreement and the issuance of Carbylan common stock in the transaction.

The Carbylan stockholders’ approval of the transaction and the issuance of Carbylan common stock in the transaction requires the affirmative vote of the holders of a majority of the shares of Carbylan common stock having voting power present in person or represented by proxy at the Carbylan special meeting (excluding broker non-votes and abstentions).

Certain Carbylan stockholders who in the aggregate own approximately 50% of the outstanding shares of Carbylan common stock are parties to the Support Agreement with Carbylan and KalVista, whereby such stockholders agreed to vote in favor of approving the transaction and the issuance of Carbylan common stock in the transaction pursuant, subject to the terms of the Support Agreement. For a more complete description of the Support Agreement, Carbylan urges you to read the section entitled “Agreements Related to the Share Purchase Agreement—Support Agreement,” beginning on page 132 of this proxy statement.

Q:	What else is required to consummate the transaction?

A:	In addition to the requirement of obtaining Carbylan stockholder approval, each of the other closing conditions set forth in the Share Purchase Agreement must be satisfied or waived, including:

•	accuracy of representations and warranties, subject to customary materiality standards;

•	performance of covenants in all material respects;

•	continued listing of Carbylan shares on NASDAQ;

•	absence of material adverse effect on either Carbylan or KalVista;

•	the continued effectiveness of the lock-up agreements entered into by each of the Sellers and certain stockholders of Carbylan;

•	the continued effectiveness of the registration rights agreement entered into by certain Sellers and Carbylan;

•	at closing, Carbylan’s Net Cash, as defined in the Share Purchase Agreement, being equal to at least $25 million; and

•	reconstitution of the Carbylan board of directors and executive officers pursuant to the terms of the Share Purchase Agreement.

For a more complete description of the closing conditions under the Share Purchase Agreement, Carbylan urges you to read the section entitled “Terms of the Share Purchase Agreement—Conditions to the Consummation of the Transaction,” beginning on page 119 of this proxy statement.

Q:	What will KalVista shareholders receive in the transaction?

A:	At the closing of the transaction, each ordinary and preferred share of KalVista immediately prior to the closing of the transaction will be exchanged for a certain number of shares of Carbylan common stock based on the relative stipulated values of Carbylan and KalVista under the terms of the Share Purchase Agreement, as described in the section entitled “Terms of the Share Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 114 of this proxy statement.

Q:	Who will be the directors of Carbylan following the transaction?

A:	The combined company’s board of directors will initially be fixed at seven members, consisting of (i) two members designated by Carbylan, namely Albert Cha, M.D., Ph.D. and Arnold L. Oronsky and (ii) five members designated by KalVista, namely Richard Aldrich, as Chairman, T. Andrew Crockett, Joshua Resnick, Edward W. Unkart and Rajeev Shah. For more information on the leadership of the combined company following the transaction, see the section entitled “Executive Officers and Directors Following the Share Purchase,” beginning on page 196 of this proxy statement.

Q:	Who will be the executive officers of Carbylan immediately following the transaction?

A:	Immediately following the completion of the transaction, the executive management team of the combined company is expected to be composed of T. Andrew Crockett, serving as Chief Executive Officer, Benjamin L. Palleiko, serving as acting Chief Financial Officer, and Christopher Yea, Ph.D., serving as Chief Development Officer. For more information on the leadership of the combined company following the transaction, see the section entitled “Executive Officers and Directors Following the Share Purchase,” beginning on page 196 of this proxy statement.

Q:	What are the material U.S. federal income tax consequences of the transaction to Carbylan stockholders?

A:	Carbylan stockholders will not recognize gain or loss in connection with the transaction with respect to their shares of Carbylan common stock. For more information on the material U.S. federal income tax consequences of the transaction to Carbylan stockholders, see the section entitled “The Transaction—Material U.S. Federal Income Tax Consequences to Carbylan Stockholders,” beginning on page 110 of this proxy statement.

Q:	What risks should I consider in deciding whether to vote in favor of the issuance of shares in the transaction?

A:	You should carefully review the section entitled “Risk Factors,” beginning on page 28 of this proxy statement, which sets forth certain risks and uncertainties related to the transaction, including risks and uncertainties to which Carbylan, as an independent company, is subject, risks and uncertainties related to the ownership of Carbylan common stock, risks and uncertainties to which KalVista, as an independent company, is subject and risks and uncertainties to which the combined company’s business will be subject.

Q:	What is the reverse stock split and why is it necessary?

A:	Prior to the signing of the Share Purchase Agreement, the Carbylan board of directors and the Carbylan stockholders previously approved a series of alternate reverse stock splits whereby each outstanding 4, 5, 6, 7, 8, 9 or 10 shares of Carbylan common stock would be combined, converted and changed into one share of common stock (the “previously approved reverse stock split”). The Carbylan board of directors may effectuate the previously approved reverse stock split at any time until the occurrence of the 2017 annual meeting of the Carbylan stockholders. Additionally, subsequent to the signing of the Share Purchase Agreement, Carbylan determined, and KalVista agreed, to seek approval for an additional ratio to provide additional flexibility, and is proposing a 14:1 reverse stock split (the “14:1 reverse stock split”). The Carbylan board of directors believes that the completion of the 14:1 reverse stock split will cause the price of Carbylan common stock to increase which may encourage interest and trading in its common stock and may reduce the risk of a delisting of Carbylan common stock from NASDAQ. There are no specified time restrictions on the 14:1 reverse stock split. If the 14:1 reverse stock split is not approved by Carbylan stockholders, Carbylan will nevertheless be permitted to effect the previously approved reverse stock split at a ratio mutually agreed to by Carbylan and KalVista in the range of 4-10 shares for one share (as previously approved by Carbylan stockholders). For more information on the 14:1 reverse stock split, see the section entitled “Reverse Stock Split Proposal,” beginning on page 135 of this proxy statement.

Q:	As a Carbylan stockholder, how does the Carbylan board of directors recommend that I vote?

A:	The Carbylan board of directors unanimously recommends that you vote (1) “FOR” the Share Issuance Proposal; (2) “FOR” the Reverse Stock Split Proposal; (3) “FOR” the Name Change Proposal; and (4) “FOR” the Adjournment Proposal. The approval by Carbylan stockholders of the Share Issuance Proposal is required to complete the transaction described in this proxy statement. For more information on the Carbylan board of directors’ recommendations to Carbylan stockholders regarding the proposals to be voted on at the special stockholder meeting, see the section entitled “The Transaction—Recommendation of the Carbylan Board of Directors,” beginning on page 94 of this proxy statement.

Q:	When do you expect the transaction to be consummated?

A:	Carbylan anticipates that the closing of the transaction will occur sometime soon after the Carbylan special meeting to be held on , 2016, but Carbylan cannot predict the exact timing. For more information, please see the sections entitled “Terms of the Share Purchase Agreement—Conditions to the Consummation of the Transaction,” beginning on page 119, and “The Transaction—Expected Timing of the Transaction,” beginning on page 78, each in this proxy statement.

Q:	What do I need to do now?

A:	Carbylan urges you to read this proxy statement carefully, including its annexes, and to consider how the transaction affects you. You may vote by completing and mailing the proxy card enclosed with the proxy statement. Submitting a proxy by mailing a proxy card, or by instructing your broker, bank or nominee how to vote your shares, will ensure your shares are represented at the Carbylan special meeting. If you are a stockholder of record, you may vote in person by coming to the Carbylan special meeting and Carbylan will give you a ballot when you arrive; vote using the proxy card by simply marking, signing and dating your proxy card and returning it promptly in the postage-paid envelope provided; vote on the Internet, going to the website on the proxy card or voting instruction form to complete an electronic proxy card.

Q:	If my Carbylan shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If your shares are held in “street name,” meaning your shares are held of record by a broker, bank or other agent, you should instruct your broker, bank or agent how to vote your shares. Unless your broker, bank or other agent has discretionary authority to vote on certain matters, your bank, broker or other agent will not be able to vote your shares of Carbylan common stock without instructions from you. Brokers are not expected to have discretionary authority to vote for the Share Issuance Proposal, the Reverse Stock Split Proposal or the Name Change Proposal. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker. For more information see the section entitled “The Special Meeting,” beginning on page 73 of this proxy statement.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A:	If you are a Carbylan stockholder, the failure to return your proxy card or otherwise provide proxy instructions will have no effect on the Share Issuance Proposal and the Adjournment Proposal. However, such failure will have the same effect as a vote “AGAINST” the Reverse Stock Split Proposal and the Name Change Proposal. For more information, please see the section entitled “The Special Meeting,” beginning on page 73 of this proxy statement.

Q:	May I vote in person at the special meeting of stockholders of Carbylan?

A:	If your shares of Carbylan common stock are registered directly in your name with the Carbylan transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Carbylan. If you are a Carbylan stockholder of record, you may attend the special meeting of Carbylan stockholders and vote your shares in person. Even if you plan to attend the Carbylan special meeting in person, Carbylan requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Carbylan special meeting if you are unable to attend. If your shares of Carbylan common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting of Carbylan stockholders. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Carbylan special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. For more information see the section entitled “The Special Meeting,” beginning on page 73 of this proxy statement.

Q:	When and where is the special meeting of the Carbylan stockholders being held?

A:	The special meeting will be held on , 2016 at local time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025. Subject to space availability, all Carbylan stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at , local time. For more information see the section entitled “The Special Meeting,” beginning on page 73 of this proxy statement.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	Carbylan stockholders of record, other than those Carbylan stockholders who are parties to the support agreement, may change their vote at any time before their proxy is voted at the Carbylan special meeting in one of three ways as follows:

•	submitting another properly completed proxy with a later date;

•	sending a written notice that such stockholder is revoking such stockholder’s proxy to Carbylan’s Corporate Secretary at 39899 Balentine Drive, Suite 200, Newark, California 94560; or

•	attending the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If you have instructed a broker, bank or other agent to vote your Carbylan shares, you must follow directions provided by such broker, bank or other agent to change those instructions. For more information see the section entitled “The Special Meeting,” beginning on page 73 of this proxy statement.

Q:	Who is paying for this proxy solicitation?

A:	Carbylan will bear the cost of soliciting proxies. Carbylan and KalVista will share the cost of printing and filing this proxy statement; provided, however, that KalVista’s share of such costs will not exceed $175,000. In addition to these mailed proxy materials, Carbylan directors, officers, employees and representatives may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. Carbylan may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. For more information see the section entitled “The Special Meeting,” beginning on page 73 of this proxy statement.

Q:	Who can help answer my questions?

A:	If you would like to request documents or other information from Carbylan, please contact Carbylan’s proxy solicitor, Alliance Advisors, LLC, using the information below:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Stockholders May Call Toll-Free: 855-742-8276

Stockholders May Email: CBYL@allianceadvisorsllc.com

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Selected Historical Financial Data of Carbylan

The following table summarizes Carbylan’s financial data as of the dates and for each of the periods indicated. The selected financial data as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 are derived from the Carbylan audited financial statements and notes included in this proxy statement. The selected financial data as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 are included in this proxy statement. This financial data should be read in conjunction with “Carbylan’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 172 of this proxy statement, and the financial statements. Carbylan’s historical results are not necessarily indicative of the results that may be expected in the future.

	Year ended December 31,		Six months ended June 30,
	2015	2014	2016	2015
	(in thousands, except share and per share amounts)
Statement of Operations Data:
License revenue	$29	$29	$14	$14
Operating expenses:
Research and development	16,199	8,294	4,480	8,406
General and administrative	4,866	3,412	4,146	2,176
Restructuring and lease termination charges	—	—	3,420	—
Impairment of long-lived assets	—	—	1,460	—

Total operating expenses	21,065	11,706	13,506	10,582
Loss from operations	(21,036)	(11,677)	(13,492)	(10,568)
Interest income	5	2	32	2
Interest expense	(1,188)	(1,082)	(493)	(1,005)
Net loss on extinguishment of convertible promissory notes	(3,177)	—	—	(3,177)
Other income (expense), net	550	(602)	(3)	552

Total other income (expense)	(3,810)	(1,682)	(464)	(3,628)

Net loss	$(24,846)	$(13,359)	$(13,956)	$(14,196)

Net loss per share attributable to common stockholders, basic and diluted	$(1.30)	$(21.81)	$(0.53)	$(1.21	)(1)
Weighted average common shares outstanding, basic and diluted	19,082,604	612,525	26,333,558	11,772,606	(1)

(1)	Revised from a net loss of $1.13 per share and 12,568,098 weighted average common shares outstanding, basic and diluted, as previously reported

	December 31,		June 30,
	2015	2014	2016
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$53,723	$3,897	$36,819
Working capital	50,674	(2,506)	36,028
Total assets	56,791	6,644	38,007
Loans payable	4,609	4,435	—
Convertible promissory notes	—	2,131	—
Derivative liability	—	1,495	—
Preferred stock warrant liability	—	463	—
Convertible preferred stock	—	39,556	—
Accumulated deficit	(72,621)	(47,775)	(86,577)
Total stockholders’ equity (deficit)	49,310	(44,181)	36,036

Selected Historical Financial Data of KalVista

The following table summarizes KalVista’s selected financial data as of the dates and periods indicated. The selected financial data as of April 30, 2016 and 2015 and for the years then ended are derived from the KalVista audited financial statements prepared using GAAP, except earnings per share, which is unaudited, which are included in this proxy statement. The selected financial data as of July 31, 2016 and for the three months ended July 31, 2016 and 2015 are derived from the KalVista unaudited condensed financial statements included in this proxy statement. The audit report on the financial statements for the years ended April 30, 2016 and 2015, which appears elsewhere herein, includes an explanatory paragraph related to KalVista’s ability to continue as a going concern. The financial data should be read in conjunction with “KalVista’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 186 and the KalVista financial statements and related notes appearing elsewhere in this proxy statement. The historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended April 30,		Three Months Ended July 31,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
Statements of Operations Data:
Grant income	$2,133	$1,804	$975	$839
Operating expenses
Research and development	14,661	8,285	3,394	2,915
General and administrative	2,653	1,608	2,700	387
Loss from operations	(15,181)	(8,089)	(5,119)	(2,463)
Interest income	50	19	14	3
Foreign currency exchange rate gain	1,661	—	1,394	445
Other income	2,034	844	275	299

Net loss	(11,436)	(7,226)	(3,436)	(1,716)
Income tax	—	—	—	—

Net loss after tax	$(11,436)	$(7,226)	$(3,436)	$(1,716)

Basic and diluted net loss per ordinary share*	$(7.62)	$(10.17)	$(1.94)	$(1.52)
Basic and diluted weighted average number of ordinary shares outstanding	2,031,113	904,637	2,308,117	1,603,237

*  Includes effect of accumulated preferred dividends of $4,039 and $1,977 for the periods ended April 30, 2016 and 2015, respectively, and $1,037 and $725 for the periods ended July 31, 2016 and 2015, respectively.

	April 30,		July 31, 2016
	2016	2015

Balance Sheet Data:
Cash	$21,764	$2,526	$15,628
Total assets	24,745	3,891	19,391
Related party payable	127	128	36
Total liabilities	3,249	1,840	3,180
Accumulated deficit	(37,252)	(25,816)	(38,223)
Total shareholders’ deficit	(37,112)	(23,555)	(42,397)

Selected Unaudited Pro Forma Condensed Combined Financial Data of Carbylan and KalVista

The following selected unaudited pro forma condensed combined financial data is intended to show how the transaction might have affected historical financial statements. Carbylan and KalVista unaudited pro forma condensed combined balance sheet data assume that the transaction took place on June 30, 2016 and reflects the acquisition of Carbylan by KalVista in the historical balance sheets at June 30, 2016. The Carbylan and KalVista unaudited pro forma condensed combined statement of operations data assume that the transaction took place on January 1, 2015 and combine the historical results of Carbylan and KalVista for the six months ended June 30, 2016 and the year ended December 31, 2015. The following should be read in conjunction with the section entitled

“Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 214, Carbylan’s audited and unaudited financial statements and notes thereto included in this proxy statement beginning on page F-1, KalVista’s audited historical financial statements and the notes thereto beginning on page F-51, the sections entitled “Carbylan’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 172 and “KalVista’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 186 and the other information contained in this proxy statement. The following information gives effect to the proposed reverse stock split of Carbylan common stock described in the section entitled “Reverse Stock Split Proposal” beginning on page 135 of this proxy statement.

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the transaction are based upon the application of the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the unaudited pro forma condensed combined financial statements.

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments.

The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements (see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 214), the preliminary transaction-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements is subject to adjustment and may vary from the actual amounts that will be recorded upon completion of the transaction.

	Year Ended December 31, 2015	Six Months Ended June 30, 2016
	(in thousands, except per share data)
Unaudited Pro Forma Condensed Combined
Statements of Operations Data:
Grant income and license revenue	$2,318	$1,374
Operating expenses:
Research and development expenses	28,781	11,146
General and administrative expenses	7,132	4,598
Restructuring charges	—	3,420
Impairment of long-lived assets	—	1,460

Total operating expenses	35,913	20,624
Net interest income (expense)	(50)	66
Foreign currency exchange rate gain	1,375	1,596
Other income	2,718	413
Loss on extinguishment of convertible promissory notes	(3,177)	—

Net loss	$(32,729)	$(17,175)

Basic and diluted net loss per common share	$(3.49)	$(1.73)

		As of June 30, 2016
		(in thousands)
Unaudited Pro Forma Condensed Combined
Balance Sheet Data:
Cash and cash equivalents		$54,701
Working capital		47,991
Total assets		58,986
Accumulated deficit		(19,715)
Stockholders’ equity		48,011

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of Carbylan and KalVista common stock and in comparison with the unaudited pro forma net loss and book value per share after giving effect to the transaction between Carbylan and KalVista. The unaudited pro forma net loss and book value per share gives effect to the proposed reverse stock split of Carbylan common stock described in the section entitled “Reverse Stock Split Proposal” beginning on page 135 of this proxy statement.

The tables below should be read in conjunction with the audited and unaudited financial statements of Carbylan and the audited financial statements and unaudited financial information of KalVista included elsewhere in this proxy statement and the related notes and the unaudited pro forma condensed combined financial information.

CARBYLAN
	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.53)	$(1.30)
Book value per share	$1.37	$2.58

KALVISTA
	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Historical Per Common Share Data:
Basic and diluted net loss per share	$(4.18)	$(7.11)
Book value per share	$(18.69)	$(18.36)

CARBYLAN AND KALVISTA
	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Pro Forma Per Common Share Data:
Basic and diluted net loss per share	$(1.73)	$(3.49)
Book value per share	$4.85	$—

DESCRIPTION OF CARBYLAN COMMON STOCK

The following summary describes Carbylan’s capital stock and the material provisions of Carbylan’s Amended and Restated Certificate of Incorporation and Carbylan’s Amended and Restated Bylaws, and of the registration rights agreement, as described in the section entitled, “Agreements Related to the Share Purchase Agreement—Registration Rights Agreement,” beginning on page 133 of this proxy statement, and of the General Corporation Law of the State of Delaware (the “DGCL”). The following is only summary in nature and additional information may be found in the referenced documents.

General

Carbylan’s currently effective Amended and Restated Certificate of Incorporation authorizes 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of October 24, 2016, there were outstanding:

•	26,344,104 shares of its common stock, held by 28 stockholders of record; and

•	2,165,554 shares of its common stock issuable upon exercise of outstanding stock options.

In connection with the transaction, Carbylan is proposing to consummate a 14:1 reverse stock split of its outstanding common stock.

Common Stock

Voting

Holders of Carbylan common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of Carbylan common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the Carbylan board of directors out of legally available funds. Carbylan has never declared or paid cash dividends on its capital stock. If the transaction with KalVista closes, then the declaration and payment of any future dividends on Carbylan’s capital stock will be at the discretion of a new board of directors as reconstituted pursuant to the terms of the Share Purchase Agreement.

Liquidation

In the event of Carbylan’s liquidation, dissolution or winding up, holders of Carbylan common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Carbylan’s debts and other liabilities and the establishment of appropriate reserves for potential future claims, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock that may be issued in the future.

Rights and Preferences

Holders of Carbylan common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to Carbylan common stock. The rights, preferences and privileges of the holders of Carbylan common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Carbylan preferred stock that Carbylan may designate and issue in the future.

Fully Paid and Nonassessable

All outstanding shares of Carbylan common stock are, and the shares of common stock to be issued pursuant to the Share Purchase Agreement will be, fully paid and nonassessable.

Stock Options

As of October 24, 2016, there were 2,165,554 Carbylan Options outstanding at a weighted-average exercise price of $3.31 per share.

Registration Rights

Following the closing of this transaction, certain Sellers, or their transferees, will be entitled to the registration rights discussed in the section entitled, “Agreements Related to the Share Purchase Agreement—Registration Rights Agreement,” beginning on page 133 of this proxy statement.

Anti-Takeover Effects of Provisions of Carbylan’s Amended and Restated Certificate of Incorporation, Carbylan’s Amended and Restated Bylaws and Delaware Law

Delaware Anti-Takeover Law

Carbylan is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon closing of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Carbylan has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of Carbylan may be discouraged or prevented. However, on June 14, 2016, the Carbylan board of directors approved the transaction contemplated by the Share Purchase Agreement, rendering Section 203 inapplicable to the transaction to the fullest extent permitted by applicable law.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Carbylan’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of Carbylan unless such takeover or change in control is approved by the board of directors.

These provisions include:

Classified Board. Carbylan’s Amended and Restated Certificate of Incorporation provides that the Carbylan board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of the Carbylan board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Carbylan board of directors. Carbylan’s Amended and Restated Bylaws also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors is fixed exclusively pursuant to a resolution adopted by the Carbylan board of directors.

Action by Written Consent; Special Meetings of Stockholders. Carbylan’s Amended and Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Carbylan’s Amended and Restated Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock, and to the requirements of applicable law, special meetings of the stockholders can be called only by or at the direction of the board of directors pursuant to a resolution adopted by a majority of the total number of directors. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Removal of Directors. Carbylan’s Amended and Restated Bylaws provide that Carbylan directors may be removed only for cause by the affirmative vote of at least 66 2/3% of the voting power of Carbylan’s voting stock, voting together as a single class. This requirement of a supermajority vote to remove directors could enable a minority of Carbylan stockholders to prevent a change in the composition of the Carbylan board of directors.

Advance Notice Procedures. Carbylan’s Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of Carbylan stockholders, as described more fully in the section entitled “Other Matters,” beginning on page 224 of this proxy statement.

Super Majority Approval Requirements. The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage. Carbylan’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. This requirement of a supermajority vote to approve amendments to certain provisions of Carbylan’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could enable a minority of Carbylan stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares. Carbylan’s authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Carbylan common stock by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum. Carbylan’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on Carbylan’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Carbylan directors, officers or other employees to Carbylan or Carbylan stockholders, (iii) any action asserting a claim against Carbylan arising pursuant to any provision of the DGCL, Carbylan’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or (iv) any other action asserting a claim against Carbylan that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of Carbylan capital stock shall be deemed to have notice of and to have consented to the provisions of Carbylan’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws described above. Although Carbylan believes these provisions benefit Carbylan by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against Carbylan directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in Carbylan’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be inapplicable or unenforceable.

NASDAQ Listing

Carbylan common stock has been approved for listing on NASDAQ under the symbol “CBYL.” The Share Purchase Agreement requires Carbylan to use its commercially reasonable efforts to maintain its existing listing on NASDAQ, to obtain approval of the listing of the combined company on NASDAQ and to cause the shares of Carbylan common stock being issued in the transaction to be approved for listing, subject to notice of issuance, on NASDAQ at or prior to the consummation of the transaction. KalVista, in coordination with Carbylan, intends to file certain notifications, and has filed an initial listing application with NASDAQ, in satisfaction of Carbylan’s obligations under the Share Purchase Agreement, and toward fulfillment of a condition to the consummation of the transaction under the Share Purchase Agreement (which is more fully described in the section of this proxy statement entitled, “Terms of the Share Purchase Agreement—Conditions to the Consummation of the Transaction”).

Transfer Agent and Registrar

The transfer agent and registrar for Carbylan common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 620 15th Avenue, Brooklyn, New York 11219.

MARKET PRICE AND DIVIDEND INFORMATION

Carbylan common stock commenced trading on NASDAQ under the symbol “CBYL” on April 9, 2015. Prior to that date, there was no public trading market for Carbylan common stock. The table below provides the high and low closing prices of Carbylan common stock for the periods indicated, as reported by NASDAQ. KalVista is a private company, and its ordinary and preferred stock are not publicly traded. These per share prices do not give effect to the proposed 14:1 reverse stock split of Carbylan common stock, which is intended to be implemented prior to the consummation of the transaction.

	High	Low
Fiscal Year 2015 (ended December 31, 2015)
Second quarter (from April 9, 2015)	$9.04	$5.04
Third quarter	$7.85	$3.57
Fourth quarter	$4.71	$2.82
Fiscal Year 2016
First quarter	$3.34	$0.53
Second quarter	$1.38	$0.61
Third quarter	$0.69	$0.44
Fourth quarter (through October 24, 2016)	$0.54	$0.45

On June 14, 2016, the last trading day prior to the Carbylan board of directors’ approval of the transaction, the reported closing price for Carbylan common stock was $1.14. On                     , the latest practicable trading date before the filing of this proxy statement, the reported closing price of Carbylan common stock was $        .

Because the price of Carbylan common stock is subject to fluctuation, the market value of the shares of Carbylan common stock that KalVista shareholders will be entitled to receive pursuant to the terms of the Share Purchase Agreement may increase or decrease.

Assuming approval of the Name Change Proposal and successful application for initial listing with the NASDAQ Stock Market LLC, following the consummation of the transaction, Carbylan common stock will be listed on NASDAQ and will trade under Carbylan’s new name, “KalVista Pharmaceuticals, Inc.” and new trading symbol, “KALV.”

As of                     , the record date for the Carbylan special meeting, Carbylan had approximately              holders of its common stock. As of                     , KalVista had              holders of record of its common stock and             holders of record of its preferred stock. For detailed information regarding the beneficial ownership of certain stockholders of Carbylan and KalVista upon consummation of the transaction, see the sections entitled “Security Ownership of Certain Beneficial Owners and Management of Carbylan,” beginning on page 209 of this proxy statement, and “Security Ownership of Certain Beneficial Owners and Management of KalVista,” beginning on page 212 of this proxy statement.

Dividends

Carbylan has never declared or paid cash dividends on its capital stock. Notwithstanding the foregoing, any determination to pay dividends subsequent to the transaction will be at the discretion of Carbylan’s then-current board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors Carbylan’s then-current board of directors deems relevant.

KalVista has never declared or paid cash dividends on its capital stock. If the transaction does not occur, KalVista does not anticipate paying any cash dividends on its common stock in the foreseeable future, and KalVista intends to retain all available funds and any future earnings to fund the development and expansion of its business. Notwithstanding the foregoing, any determination to pay dividends subsequent to the transaction will be at the discretion of KalVista’s then-current board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors KalVista’s then-current board of directors deems relevant.

RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement, you should carefully consider the material risks described below before deciding how to vote your shares. The occurrence of any of the events or developments described below, and additional risks and uncertainties not presently known or currently deemed immaterial, could harm Carbylan’s, KalVista’s and/or the combined company’s business, financial condition, results of operations, cash flows, trading price of common stock and growth prospects.

Additional information on material risks related to Carbylan, which may affect the combined company, can be found in Carbylan’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC. You should also read and consider the other information in this proxy statement. Please see the section entitled “Where You Can Find More Information,” beginning on page 223 of this proxy statement.

Risks Related to the Transaction

The exchange ratio is not adjustable based on the market price of Carbylan common stock so the transaction consideration at the closing may have a greater or lesser value than at the time the Share Purchase Agreement was signed.

The Share Purchase Agreement has set the exchange ratio for the KalVista ordinary and preferred shares, and the exchange ratio is only adjustable upward or downward based on Carbylan’s Net Cash at closing, as described more fully in the section entitled “Terms of the Share Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 114 of this proxy statement. Any changes in the market price of Carbylan common stock before the completion of the transaction will not affect the number of shares KalVista securityholders will be entitled to receive pursuant to the Share Purchase Agreement. Therefore, if before the completion of the transaction the market price of Carbylan common stock declines from the market price on the date of the Share Purchase Agreement, then KalVista securityholders could receive transaction consideration with substantially lower value. Similarly, if before the completion of the transaction the market price of Carbylan common stock increases from the market price on the date of the Share Purchase Agreement, then KalVista securityholders could receive transaction consideration with substantially more value for their shares of KalVista capital stock than the parties had negotiated for in the establishment of the exchange ratio. The Share Purchase Agreement does not include a price-based termination right. Because the exchange ratio does not adjust as a result of changes in the value of Carbylan common stock, for each one percentage point that the market value of Carbylan common stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total transaction consideration issued to KalVista securityholders.

The exchange ratio is not adjustable based on the value of KalVista so the transaction consideration at the closing may have a greater or lesser value than at the time the Share Purchase Agreement was signed.

The Share Purchase Agreement provides that KalVista’s value is stipulated at $149,210,526.32. Any increase or decrease in the value of KalVista will not impact the exchange ratio. Therefore, if before the completion of the transaction the value of KalVista declines, then the value of the shares of the combined company held by Carbylan’s current stockholders could be lower than the expected value upon which the parties had negotiated for in the establishment of the exchange ratio. Similarly, if before the completion of the transaction the value of KalVista increases, then the value of the shares of the combined company held by Carbylan’s current stockholders could be higher than the expected value upon which the parties had negotiated for in the establishment of the exchange ratio. The Share Purchase Agreement does not include a price-based termination right.

Carbylan’s Net Cash may be less than the Net Cash Floor (which was equal to $27.5 million on September 1, 2016, and has been, and will continue to be, reduced by $13,333 each day following September 1, 2016) at the closing of the transaction, which could result in a decrease to Carbylan’s stipulated value and may lead to Carbylan stockholders owning a smaller percentage of the combined company or in the transaction not being consummated at all.

For purposes of the Share Purchase Agreement, Net Cash is subject to certain reductions, including, without limitation, indebtedness for borrowed money, certain severance obligations, unpaid transaction costs, accounts payable and certain financial obligations under Carbylan contracts. In the event the amount of Carbylan’s Net Cash is smaller or such reductions are greater than anticipated, Carbylan stockholders could hold a significantly smaller portion of the combined company following the consummation of the transaction, or the transaction might not be consummated. For more information on the calculation and consequences of Carbylan’s Net Cash at closing, see the section entitled “Terms of the Share Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 114 of this proxy statement.

Failure to consummate the transaction may result in Carbylan paying a termination fee and/or expenses to KalVista and could harm the common stock price of Carbylan and future business and operations of Carbylan.

The transaction will not be consummated if the conditions precedent to the consummation of the transaction, as discussed more fully in the section entitled “Terms of the Share Purchase Agreement—Conditions to the Consummation of the Transaction,” beginning on page 119 of this proxy, are not satisfied or waived, or if the Share Purchase Agreement is terminated in accordance with its terms, as described more fully in the section entitled “Terms of the Share Purchase Agreement—Termination of the Share Purchase Agreement,” beginning on page 128 of this proxy statement. If the transaction is not consummated, Carbylan is subject to the following risks:

•	if the Share Purchase Agreement is terminated under certain circumstances, Carbylan will be required to pay KalVista a termination fee of $3.0 million and/or reimburse certain transaction expenses of KalVista, up to a maximum of $1.0 million;

•	the price of Carbylan common stock may decline and remain volatile; and

•	costs related to the transaction, such as legal and accounting fees which Carbylan estimates will total approximately $2.5 million, some of which must be paid even if the transaction is not completed.

In addition, if the Share Purchase Agreement is terminated and the Carbylan board of directors determines to seek another business combination, there can be no assurance that Carbylan will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by the Sellers in the transaction.

Carbylan and KalVista have a history of losses and may never achieve or sustain profitability and may not continue as a going concern.

Carbylan and KalVista have experienced operating losses over the last several years and may continue to incur losses and negative operating cash flows. Carbylan and KalVista have historically financed operations with proceeds from debt financings and the sale of equity securities. Carbylan and KalVista anticipate that the combined company will continue to incur net losses in the future. As a result, there can be no assurance that the combined company will achieve profitability or be capable of sustaining profitable operations. If the combined company is unable to reach and sustain profitability, it risks depleting working capital balances and may not continue as a going concern.

The transaction may be consummated even though material adverse changes may result solely from the announcement of the transaction, changes in the industry in which Carbylan and KalVista operate that apply to all companies generally and other causes.

In general, either Carbylan or KalVista can refuse to complete the transaction if there is a material adverse change affecting the other party between June 15, 2016, the date of the Share Purchase Agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the transaction, even if such change could be said to have a material adverse effect on Carbylan or KalVista, including:

•	any effect resulting from the announcement or pendency of the transaction or any related transactions;

•	any effect resulting from or caused by Carbylan’s payment of severance and retention payments owned under existing employee plans, any amendment to the license agreement with Shanghai Jingfeng Pharmaceutical Co. Ltd. (“Jingfeng”) (including with respect to the forfeiture of Carbylan’s rights or benefits thereunder) or the winding down of Carbylan’s COR 1.1 clinical trials and the termination of all contracts made in connection with such trials;

•	any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, to the extent that such natural disaster, act, threat, hostility or activity does not have a disproportionate effect on Carbylan or KalVista relative to other businesses operating in the same industry or geographic regions as Carbylan or KalVista, respectively;

•	any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, to the extent that such change does not have a disproportionate effect on Carbylan or KalVista relative to other businesses operating in Carbylan’s or KalVista’s industry, respectively;

•	any adverse change, effect or occurrence attributable to general economic or political conditions or in the industries in which Carbylan and KalVista operate, to the extent that such change, effect or occurrence does not have a disproportionate effect on Carbylan or KalVista relative to other businesses operating in Carbylan’s or KalVista’s industry, respectively;

•	with respect to Carbylan, any change in the stock price or trading volume of Carbylan excluding any underlying effect that may have caused such change;

•	with respect to Carbylan, the termination, sublease or assignment of Carbylan’s facility lease, or failure to terminate, sublease or assign such lease;

•	continued losses from operations or decreases in cash balances of Carbylan or KalVista; and

•	with respect to KalVista, any rejection by a governmental body of a registration or filing by KalVista relating to certain intellectual property rights.

If material adverse changes occur and Carbylan and KalVista still complete the transaction, the combined company’s stock price may suffer. This in turn may reduce the value of the transaction to the stockholders of Carbylan.

Some Carbylan and KalVista officers and directors have interests in the transaction that are different from the interests of other stockholders and that may influence them to support or approve the transaction without regard to those interests.

Certain officers and directors of Carbylan and KalVista participate in arrangements that provide them with interests in the transaction that are different from other stockholders, including, among others, continued service as an officer or a director of the combined company, severance benefits, the acceleration of stock option vesting, continued indemnification and the potential ability to sell an increased number of shares of common stock of the combined company in accordance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

For example, Albert Cha, M.D., Ph.D. and Edward W. Unkart are currently members of the Carbylan board of directors and are expected to continue on as directors of the combined company following the consummation of the transaction. In addition and for example, Carbylan has entered into certain employment and severance benefits agreements with each of its executive officers that may result in the receipt by such executive officers of cash severance payments and other benefits with a total value of approximately $1.7 million (collectively, not individually, and excluding the value of any accelerated vesting of stock awards) and the acceleration of stock awards held by those officers, including Carbylan Options, based on data available as of October 24, 2016 and assuming a covered termination of employment of each executive officer’s employment as of such date. The closing of the transaction may result in the acceleration of vesting of a portion of the stock awards, including 969,720 unvested Carbylan Options held by the Carbylan executive officers and directors (which will be adjusted for the effects of any reverse stock split effected in connection with the closing of the transaction), whether or not there is a covered termination of such officer’s employment. For more information concerning the treatment of Carbylan Options in connection with the transaction, see the section entitled “Terms of the Share Purchase Agreement—Effect of the Transaction on Stock Options and Equity Incentives” beginning on page 117 of this proxy statement. In addition and for example, certain of KalVista’s directors and executive officers have options, subject to vesting, to purchase KalVista ordinary shares which shall be converted into and become Carbylan Options, certain of KalVista’s directors and executive officers are expected to become directors and executive officers of Carbylan upon the closing of the transaction and all of Carbylan’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Share Purchase Agreement. These interests, among others, may influence the officers and directors of Carbylan and KalVista to support or approve the transaction. For more information concerning the interests of Carbylan executive officers and directors, see the section entitled “The Transaction—Interests of Carbylan’s Directors and Executive Officers” beginning on page 97 of this proxy statement.

The market price of the combined company’s common stock may decline as a result of the transaction.

The market price of Carbylan common stock may decline as a result of the transaction for a number of reasons, including if:

•	investors react negatively to the prospects of the combined company’s business and prospects from the transaction;

•	the effect of the transaction on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	the combined company does not achieve the perceived benefits of the transaction as rapidly or to the extent anticipated by financial or industry analysts.

Carbylan stockholders may not realize a benefit from the transaction commensurate with the ownership dilution they will experience in connection with the transaction.

Carbylan stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the consummation of the transaction. It is estimated that Carbylan stockholders will hold approximately 19% of the outstanding common stock of the combined company, which such percentage is subject to downward adjustment based on Carbylan’s Net Cash at closing. If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the transaction, or if the costs incurred by Carbylan and KalVista in connection with the transaction exceed current expectations, Carbylan stockholders will have experienced substantial dilution of their ownership, voting and other interests in Carbylan without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the transaction.

During the pendency of the transaction, Carbylan may not be able to enter into a business combination with another party under certain circumstances because of restrictions in the Share Purchase Agreement, which could adversely affect its business.

Covenants in the Share Purchase Agreement impede the ability of Carbylan and KalVista to make acquisitions, subject to certain exceptions relating to fiduciary duties, or complete other transactions that are not in the ordinary course of business pending completion of the transaction. As a result, if the transaction is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Share Purchase Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party, subject to certain specified exceptions. Any such transactions could be favorable to Carbylan’s stockholders. For more information on covenants that restrict Carbylan’s and KalVista’s ability to enter into such transactions during the pendency of the Share Purchase Agreement, see the section entitled “Terms of the Share Purchase Agreement—Covenants; Conduct of the Businesses Pending the Closing,” beginning on page 124 of this proxy statement.

Certain provisions of the Share Purchase Agreement may discourage third parties from submitting alternative acquisition proposals, including proposals that may be superior to the arrangements contemplated by the Share Purchase Agreement.

The terms of the Share Purchase Agreement prohibit each of Carbylan and KalVista from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and is reasonably capable of being consummated and that failure to cooperate with the proponent of the proposal could reasonably be considered a breach of the board’s fiduciary duties. In addition, if Carbylan or the Seller Representative terminates the Share Purchase Agreement under certain circumstances, including terminating because of a decision of the Carbylan board of directors to recommend a superior proposal, Carbylan would be required to pay a termination fee of $3.0 million, plus the reimbursement of up to $1.0 million in transaction expenses, to KalVista. This termination fee may discourage third parties from submitting alternative takeover proposals to Carbylan or KalVista or their stockholders, and may cause the respective boards of directors to be less inclined to recommend an alternative proposal.

Because the lack of a public market for KalVista shares makes it difficult to evaluate the fairness of the transaction, Carbylan may pay more than the fair market value of the KalVista shares.

The outstanding capital stock of KalVista is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of KalVista. Because the percentage of Carbylan equity to be issued to KalVista shareholders was determined based on negotiations between the parties, it is possible that the value of the Carbylan common stock to be received by KalVista shareholders will be less than the fair market value of KalVista, or Carbylan may pay more than the aggregate fair market value for KalVista.

The combined company’s common stock could be delisted from NASDAQ if Carbylan and KalVista fail to comply with NASDAQ’s listing standards.

Pursuant to NASDAQ’s Listing Rules, consummation of the transaction requires the combined company to submit an initial listing application and, at the time of the transaction, meet all of the criteria applicable to a company initially requesting listing. While Carbylan and KalVista intend to obtain listing status for the combined company and maintain the same, no guarantees can be made about Carbylan’s and KalVista’s ability to do so.

If the combined company’s common stock is delisted by NASDAQ, the common stock may be eligible to trade on the OTC Bulletin Board or another over-the-counter market. Any such alternative would likely result in it being more difficult for the company to raise additional capital through the public or private sale of equity securities and for investors to dispose of, or obtain accurate quotations as to the market value of, the common stock. In addition, there can be no assurance that the common stock would be eligible for trading on any such alternative exchange or markets.

The announcement and pendency of the transaction could cause disruptions in Carbylan’s business and have an adverse effect on the market price of Carbylan common stock and/or the business, financial condition, results of operations or business prospects for Carbylan and/or KalVista.

The market price of Carbylan common stock may decline as a result of the announcement and pendency of the transaction for a number of reasons, including if investors react negatively to the prospects of the combined company’s business and prospects form the transaction. The announcement and pendency of the transaction could also disrupt Carbylan’s and/or KalVista’s businesses. For example, Carbylan and KalVista management may need to focus additional attention on the completion of the transaction and related matters, thereby diverting their attention from the day-to-day business operations of their respective companies. Should these disruptions occur, any of these matters could adversely affect the stock price of Carbylan or harm the financial condition, results of operations or business prospects of Carbylan and/or KalVista.

The success of the proposed business combination of Carbylan and KalVista will depend in part on relationships with third parties, which relationships may be affected by third-party preferences or public attitudes about the transaction, and any adverse changes in these relationships could adversely affect Carbylan’s or KalVista’s business, financial condition or results of operations.

The success of the transaction will be in part dependent on the combined entity’s ability to maintain and renew the business relationships of both Carbylan and KalVista and to establish new business relationships. There can be no assurance that the management of either Carbylan or KalVista will be able to maintain such business relationships, or enter into or maintain new business contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on the business, financial condition or results of operations of Carbylan and KalVista.

Carbylan and KalVista have become and may become involved in additional, securities class action litigation or shareholder derivative litigation in connection with the transaction that could divert management’s attention and harm the combined company’s business and insurance coverage may not be sufficient to cover all costs and damages.

As more fully described in the section entitled, “The Transaction—Legal Proceedings,” a putative stockholder class action complaint has been filed in connection with the transaction, and in the past, securities class action or stockholder derivative litigation has often followed certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. The combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the combined company’s business.

If the conditions to the consummation of the transaction are not met, the transaction may not occur.

Even if the issuance of shares of Carbylan common stock in the transaction is approved by the stockholders of Carbylan, specified conditions must be satisfied or waived to complete the transaction. These conditions are set forth in the Share Purchase Agreement and described in the section entitled “Terms of the Share Purchase Agreement—Conditions to the Consummation of the Transaction” beginning on page 119 of this proxy statement. Carbylan and KalVista cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the transaction will not occur or will be delayed, and Carbylan and KalVista each may lose some or all of the intended benefits of the transaction.

If the transaction does not occur, Carbylan may fail to advance Hydros-TA or acquire or develop other products or product candidates on commercially reasonable terms, or at all, and Carbylan may be unable to conduct a viable operating business, Carbylan may elect to liquidate its remaining assets, and there can be no assurances as to the amount of cash available to distribute to stockholders after paying its debts and other obligations.

Risks Related to the Proposed Reverse Stock Split

The reverse stock split may not increase the combined company’s stock price over the long term.

The principal purpose of the reverse stock split is to increase the per share market price of Carbylan common stock. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Carbylan common stock, it cannot be assured that the reverse stock split will increase the market price of Carbylan common stock by a multiple of the proposed reverse stock split ratio, or result in any permanent or sustained increase in the market price of Carbylan common stock, which is dependent upon many factors, including the combined company’s business and financial performance, general market conditions, and prospects for future success. Thus, while the stock price of the combined company might meet the continued listing requirements for NASDAQ initially, it cannot be assured that it will continue to do so.

The reverse stock split may decrease the liquidity of the combined company’s common stock.

Although the Carbylan board of directors believes that the anticipated increase in the market price of the combined company’s common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Carbylan common stock. Additionally, the reverse stock split may result in some Carbylan stockholders owning “odd lots” of fewer than 100 shares on a post-split basis. Such stockholders would be able to sell the odd lots, but odd lot sales may be more difficult to sell or result in higher transaction costs per share than “board lot” sales, which are sales of even multiples of 100 shares.

The reverse stock split may lead to a decrease in the combined company’s overall market capitalization.

Should the market price of the combined company’s common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split may be viewed negatively by the market and, consequently, can lead to a decrease in the combined company’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse stock split levels, and accordingly, it cannot be assured that the total market value of Carbylan common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on Carbylan’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to Carbylan

Carbylan has a limited operating history, has incurred significant losses since Carbylan’s inception and Carbylan will incur losses in the future. Carbylan has suspended further clinical development of its one product candidate in clinical trials and has no product sales, which, together with Carbylan’s limited operating history, makes it difficult to assess Carbylan’s future viability.

Carbylan is a clinical-stage specialty pharmaceutical company with a limited operating history. Pharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. To date, Carbylan has focused substantially all of Carbylan’s efforts on Carbylan’s research and development activities on Carbylan’s lead product candidate, Hydros-TA. To date, Carbylan has not commercialized any products or generated any revenue from product sales. Carbylan is not profitable and has incurred losses in each year since Carbylan’s inception in 2004. Carbylan has only a limited operating history upon which to evaluate Carbylan’s business and prospects. In April 2016, Carbylan announced that Carbylan has suspended further clinical development of Hydros-TA and that Carbylan is actively pursuing a strategic transaction, including a merger or acquisition of the Company.

In addition in April 2016, Carbylan approved a restructuring plan effective as of April 15, 2016 resulting in a reduction in force affecting 14 of Carbylan’s 17 employees, including two executive officers. The restructuring plan is intended to reduce operational costs to preserve capital and streamline Carbylan’s operations as Carbylan pursues a strategic transaction. Non-executive employees directly affected by the reduction in force have been terminated as of April 15, 2016 and will be provided with severance payments and continuation of benefits for a limited term. The positions impacted are across all of Carbylan’s departments. As a result of the restructuring plan, Carbylan incurred one-time cash severance payments of approximately $0.3 million and an aggregate of $0.7 million in severance expenses, including the severance payments to the two executive officers. The charges associated with the restructuring plan were recorded in the quarter ended June 30, 2016.

Carbylan’s net losses for the six months ended June 30, 2016 and 2015 were $14.0 million and $14.2 million, respectively. As of June 30, 2016, Carbylan had an accumulated deficit of $86.6 million. To date, Carbylan has financed its operations primarily through the sale of equity securities and debt facilities. The amount of Carbylan’s future net losses will depend, in part, on the rate of its future expenditures and its ability to obtain funding through a strategic transaction.

Carbylan’s history of net losses and Carbylan’s expectation of future losses, together with the company’s limited operating history, may make it difficult to evaluate Carbylan’s current business and predict its future performance. In addition, the net losses Carbylan incurs may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of Carbylan’s results of operations may not be a good indication of Carbylan’s future performance. In any particular quarter or quarters, Carbylan’s operating results could be below the expectations of securities analysts or investors, which could cause Carbylan’s stock price to decline.

If Carbylan does not successfully consummate the transaction with KalVista, Carbylan will require substantial additional funding and may need to curtail operations if Carbylan has insufficient capital.

To date, Carbylan has not generated any revenue from product sales, and Carbylan does not know when, or if, Carbylan will generate any revenue from product sales. While Carbylan has entered into a definitive Share Purchase Agreement with KalVista, Carbylan’s operating plan may change or the consummation of a transaction may be delayed or may not occur at all.

Based upon Carbylan’s current operating plan, Carbylan believes that its existing cash and cash equivalents will enable Carbylan to fund its operating expenses and capital requirements for at least the 12 months following June 30, 2016. Carbylan has based its estimates on assumptions that may prove to be wrong, and Carbylan may use its available capital resources sooner than Carbylan currently expects. However, if Carbylan’s current operating plans change, Carbylan may require substantial additional funding to operate.

If the transaction with KalVista is not consummated and Carbylan decides to continue its historical business operations, Carbylan may require substantial additional funding to operate.

Carbylan’s future capital requirements will depend on many factors, including:

•	Carbylan’s ability to establish and maintain collaboration partnerships, in-license/out-license or other similar arrangements and the financial terms of such agreements;

•	the costs of filing, prosecuting, maintaining, defending and enforcing any patent claims and other intellectual property rights, including litigation costs and the outcome of such litigation, including costs of defending any claims of infringement brought by others in connection with the development, manufacture or commercialization of Hydros-TA or any other future product candidates; and

•	the cost incurred in responding to disruptive actions by activist stockholders.

To the extent that Carbylan raises additional capital through the sale of equity or convertible debt securities, the ownership interests of Carbylan’s common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Carbylan’s common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting Carbylan’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Carbylan raises additional funds through government or other third-party funding, marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, Carbylan may have to relinquish valuable rights to Carbylan’s technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to Carbylan.

Additional funds may not be available when Carbylan needs them on terms that are acceptable to Carbylan, or at all. If adequate funds are not available to Carbylan on a timely basis, Carbylan may be required to curtail its operations.

If Carbylan does not successfully consummate the transaction with KalVista, the Carbylan board of directors may decide to pursue a dissolution and liquidation of Carbylan. In such an event, the amount of cash available for distribution to Carbylan’s stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that Carbylan can successfully consummate the transactions contemplated by the Share Purchase Agreement. If the transactions are not consummated, the Carbylan board of directors may decide to pursue a dissolution and liquidation of Carbylan. In such an event, the amount of cash available for distribution to Carbylan’s stockholders will depend heavily on the timing of such decision and, ultimately, such liquidation, since the amount of cash available for distribution continues to decrease as Carbylan funds its operations in preparation for the consummation of the transaction with KalVista. Further, the Share Purchase Agreement contains certain termination rights for each party, and provides that, upon termination under specified circumstances, Carbylan may be required to pay KalVista a termination fee of $3.0 million and to reimburse certain expenses incurred by KalVista in an amount up to $1.0 which would further decrease Carbylan’s available cash resources. If the Carbylan board of directors were to approve and recommend, and Carbylan’s stockholders were to approve, a dissolution and liquidation of Carbylan, Carbylan would be required under Delaware corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to Carbylan stockholders. Carbylan’s commitments and contingent liabilities may include (i) regulatory and clinical obligations remaining under Carbylan’s COR1.1 trial; (ii) obligations under Carbylan’s employment and separation agreements with certain employees that provide for severance and other payments following a termination of employment occurring for various reasons, including a change in control of Carbylan; and (iii) potential litigation against Carbylan, and other various claims and legal actions arising in the ordinary course of business. As a result of this requirement, a portion of Carbylan’s assets may need to be reserved pending the resolution of such obligations. In addition, Carbylan may be subject to litigation or other claims related to a dissolution and liquidation of Carbylan. If a dissolution and liquidation were pursued, the Carbylan board of directors, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Carbylan common stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of Carbylan.

Carbylan’s business to date has been almost entirely dependent on the success of Hydros-TA, and Carbylan has recently decided to suspend further clinical development of Hydros-TA and devote all of Carbylan’s resources in pursuit of strategic alternatives, including the Share Purchase Agreement, which may not be successful.

To date, Carbylan has invested substantially all of its efforts and financial resources in the research and development of Hydros-TA, which is Carbylan’s only product candidate in clinical trials. Hydros-TA is a new approach to treating osteoarthritis (“OA”) pain in the knee by using a combination therapy treatment.

In February 2016, Carbylan announced that the Hydros-TA Phase 3 COR 1.1 clinical trial failed to meet its second co-primary endpoint. After reviewing the clinical data, Carbylan management began to investigate the financial impact on moving forward with a revised COR 1.2 clinical trial as well as variety of strategic alternatives that Carbylan could pursue to maximize stockholder value.

In March 2016, the Carbylan board of directors and management reviewed the timing and financial impact of revising the COR 1.2 clinical trial and feedback from key opinion leaders and third party consultants as well as a summary of Carbylan’s financial position, including current cash, forecasted cash runway, liabilities, net loss, forecasted cash balance and planned operations, and discussed the operational path forward for Carbylan, including the potential to revise the COR 1.2 trial design and move forward under the Carbylan’s current operational path, the potential to scale back all operations and run a modified COR 1.2 to conserve cash, the ability to cease all clinical operations and explore strategic alternatives, or the possibility of winding up operations and distributing the Carbylan’s existing cash to its shareholders. After consulting two financial advisory firms, the Carbylan board of directors determined to pursue a strategic transaction and directed Carbylan management to engage Wedbush to assist Carbylan in pursuing and evaluating strategic alternatives, and established a transaction committee (the “Transaction Committee”).

In April 2016, Carbylan announced that it has suspended further clinical development of Hydros-TA and that Carbylan is actively pursuing a strategic transaction, including a merger or acquisition of Carbylan.

In June 2016, Carbylan entered into a definitive Share Purchase Agreement with KalVista pursuant to which the shareholders of KalVista will become the majority owners of Carbylan.

There can be no assurance that the definitive Share Purchase Agreement with KalVista will be consummated. In addition, there can be no assurance that any transaction, involving Carbylan and/or its assets, that is consummated would enhance stockholder value. There also can be no assurance that Carbylan will conduct drug development activities in the future.

If Carbylan fails to continue to meet all applicable NASDAQ requirements and NASDAQ determines to delist Carbylan common stock, the delisting could adversely affect the market liquidity of Carbylan common stock and the market price of Carbylan common stock could decrease.

Carbylan common stock is listed on NASDAQ. In order to maintain Carbylan’s listing, Carbylan must file certain applications and notifications with NASDAQ, meet minimum financial and other requirements, including requirements for a minimum amount of capital, a minimum price per share and continued business operations so that Carbylan is not characterized as a “public shell company.” On July 28, 2016, Carbylan received a deficiency letter from the NASDAQ Listing Qualifications Department notifying Carbylan that, for the preceding 30 consecutive business days, the bid price for Carbylan common stock had closed below the minimum $1.00 per share requirement for continued inclusion on NASDAQ pursuant to NASDAQ Listing Rule 5450(a)(1). If Carbylan fails to continue to meet all applicable NASDAQ requirements, NASDAQ may determine to delist Carbylan common stock from NASDAQ. If Carbylan common stock is delisted for any reason, it could reduce the value of Carbylan common stock and its liquidity.

Carbylan is substantially dependent on its remaining employees to facilitate the consummation of a strategic transaction.

Carbylan’s ability to successfully complete a strategic transaction depends in large part on Carbylan’s ability to retain Carbylan’s remaining personnel, particularly David M. Renzi, Carbylan’s President and Chief Executive Officer, Marcee M. Maroney, Carbylan’s Vice President of Clinical Affairs, and John McKune, Carbylan’s Vice President of Finance. In order to retain these employees, the Carbylan board of directors approved an Executive Retention Bonus Plan in April 2016, which provides for grants of cash retention bonuses to the remaining eligible executive officers who continue employment with Carbylan through the earlier to occur of (i) the closing of a change in control, including the transaction with KalVista and (ii) March 8, 2017. However, despite Carbylan’s efforts to retain these members of Carbylan’s management, one or more may terminate their employment with Carbylan on short notice. The loss of the services of any of these employees could potentially harm Carbylan’s ability to consummate a strategic transaction, as well as fulfill Carbylan’s reporting obligations as a public company.

Carbylan may be involved in lawsuits to protect or enforce Carbylan’s patents or the patents of Carbylan’s licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe Carbylan’s patents or the patents of Carbylan’s licensors. To counter infringement or unauthorized use, Carbylan may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of Carbylan’s or Carbylan’s licensors is not valid, is unenforceable and/or is not infringed, or may refuse to stop the other party from using the technology at issue on the grounds that Carbylan’s patents do not cover the technology in question. A third-party defendant may also request post grant review or inter partes review by the United States Patent and Trademark Office (“USPTO”) of any patent Carbylan asserts. An adverse result in any litigation or defense proceedings could put one or more of Carbylan’s patents at risk of being invalidated or interpreted narrowly and could put Carbylan’s patent applications at risk of not issuing.

Interference proceedings provoked by third parties or brought by Carbylan may be necessary to determine the priority of inventions with respect to Carbylan’s patents or patent applications or those of Carbylan’s licensors. An unfavorable outcome could require Carbylan to cease using the related technology or to attempt to license rights to it from the prevailing party. Carbylan’s business could be harmed if the prevailing party does not offer Carbylan a license on commercially reasonable terms. Carbylan’s defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract Carbylan’s management and other employees. Carbylan may not be able to prevent, alone or with Carbylan’s licensors, misappropriation of Carbylan’s intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Carbylan’s ability to protect its products.

As is the case with other biopharmaceutical companies, Carbylan’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time consuming and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation, including the Leahy-Smith America Invents Act signed into law on September 16, 2011. That Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and new venues and opportunities for competitors to challenge patent portfolios. Because of that Act, the U.S. patent system is now a “first to file” system, which may make it more difficult to obtain patent protection for inventions and increase the uncertainties and costs surrounding the prosecution of Carbylan’s or its collaboration partners’ patent applications and the enforcement or defense of Carbylan’s or its collaboration partners’ issued patents, all of which could materially adversely affect Carbylan’s business, results of operations and financial condition.

The United States Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Carbylan’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Carbylan’s ability to obtain new patents or to enforce Carbylan’s existing patents and patents that Carbylan might obtain in the future.

Obtaining and maintaining Carbylan’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Carbylan’s patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions to maintain patent applications and issued patents. Noncompliance with these requirements can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Carbylan may not be able to enforce its intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to life sciences. This could make it difficult for Carbylan to stop the infringement of its patents or the misappropriation of Carbylan’s other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties.

Proceedings to enforce Carbylan’s patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert Carbylan’s efforts and attention from other aspects of Carbylan’s business. Furthermore, while Carbylan intends to protect its intellectual property rights in expected significant markets, Carbylan cannot ensure that it will be able to initiate or maintain similar efforts in all jurisdictions in which Carbylan may wish to market its products. Accordingly, Carbylan’s efforts to protect its intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect Carbylan’s ability to obtain and enforce adequate intellectual property protection for Carbylan’s technology.

Carbylan may be subject to claims challenging the inventorship or ownership of Carbylan’s patents and other intellectual property.

Carbylan may also be subject to claims that former employees, collaborators or other third parties have an ownership interest in Carbylan’s patents or other intellectual property. Carbylan may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing Carbylan’s product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If Carbylan fails in defending any such claims, in addition to paying monetary damages, Carbylan may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on Carbylan’s business. Even if Carbylan is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Obtaining and maintaining Carbylan’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Carbylan’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. Carbylan has systems in place to remind Carbylan to pay these fees, and Carbylan employs an outside firm and relies on its outside counsel to pay these fees due to non-U.S. patent agencies. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Carbylan employs reputable law firms and other professionals to help Carbylan comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, Carbylan’s competitors might be able to enter the market and this circumstance would have a material adverse effect on Carbylan’s business.

Risks Related to the Ownership of Common Stock of Carbylan

Carbylan’s stock price is volatile and Carbylan stockholders may not be able to resell shares of Carbylan common stock at or above the price they paid.

The trading price of Carbylan common stock is highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond Carbylan’s control. These factors include those discussed in this “Risk Factors” section of this proxy statement and others such as:

•	announcements related to the transaction with KalVista;

•	departures of key personnel;

•	communications or notifications from NASDAQ regarding the potential delisting of Carbylan common stock as a result of a failure to meet NASDAQ listing requirements;

•	announcements relating to collaboration partnerships or other strategic transactions undertaken by Carbylan;

•	any intellectual property infringement actions in which Carbylan may become involved;

•	changes in financial estimates or recommendations by securities analysts;

•	trading volume of Carbylan common stock;

•	sales of Carbylan common stock by Carbylan, Carbylan’s executive officers and directors or Carbylan stockholders in the future; and

•	general economic and market conditions and overall fluctuations in the United States equity markets.

In addition, the stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that may have been unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the trading price or liquidity of Carbylan common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer as certain stockholders of Carbylan have in connection with this transaction, as more fully described in the section of this proxy statement entitled, “The Transaction—Legal Proceedings”. If any of Carbylan’s stockholders were to bring such a lawsuit against Carbylan, Carbylan could incur substantial costs defending the lawsuit and the attention of Carbylan’s management would be diverted from the operation of Carbylan’s business, which could seriously harm Carbylan’s financial position. Any adverse determination in litigation could also subject Carbylan to significant liabilities.

An active, liquid and orderly market for Carbylan common stock may not develop or be sustained.

Carbylan completed its initial public offering in April 2015. Prior to that, there had been no public market for shares of Carbylan common stock. Following Carbylan’s initial public offering, the trading volume of Carbylan common stock on NASDAQ has been limited, and an active public market for Carbylan’s shares may not develop or, if it develops, be sustained. Carbylan cannot predict the extent in which investor interest in Carbylan will lead to the development of, or sustain an active trading market on NASDAQ or otherwise or how liquid that market might become. The lack of an active market may impair Carbylan stockholders’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable. An inactive market may also impair Carbylan’s ability to raise capital by selling shares.

Carbylan incurs significant costs as a result of operating as a public company, and Carbylan’s management devotes substantial time to compliance initiatives. Carbylan may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act of 2002, which could result in sanctions or other penalties that would harm Carbylan’s business.

Carbylan incurs significant legal, accounting and other expenses as a public company, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations regarding corporate governance practices. The listing requirements of NASDAQ require that Carbylan satisfy certain corporate governance requirements relating to director independence, distributing annual and interim reports, stockholder meetings, approvals and voting, soliciting proxies, conflicts of interest and a code of conduct. Carbylan’s management and other personnel will need to devote a substantial amount of time to ensure that Carbylan complies with all of these requirements, and Carbylan will likely need to hire additional accounting and financial staff with appropriate public company reporting experience and technical accounting knowledge. Moreover, the reporting requirements, rules and regulations increase Carbylan’s legal and financial compliance costs and make some activities more time consuming and costly. Any changes Carbylan makes to comply with these obligations may not be sufficient to allow Carbylan to satisfy its obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for Carbylan to attract and retain qualified persons to serve on the Carbylan board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

Carbylan is subject to Section 404 of The Sarbanes-Oxley Act of 2002 (“Section 404”) and the related rules of the SEC which generally require Carbylan’s management and independent registered public accounting firm to report on the effectiveness of Carbylan’s internal control over financial reporting. Beginning with the second annual report that Carbylan will be required to file with the SEC, Section 404 requires an annual management assessment of the effectiveness of Carbylan’s internal control over financial reporting. However, for so long as Carbylan remains an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), Carbylan intends to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404.

To date, Carbylan has never conducted a review of Carbylan’s internal control for the purpose of providing the reports required by these rules. During the course of Carbylan’s review and testing, Carbylan may identify deficiencies and be unable to remediate them before Carbylan must provide the required reports. Furthermore, if Carbylan has a material weakness in its internal control over financial reporting, Carbylan may not detect errors on a timely basis and Carbylan’s financial statements may be materially misstated. Carbylan or Carbylan’s independent registered public accounting firm may not be able to conclude on an ongoing basis that Carbylan has effective internal control over financial reporting, which could harm Carbylan’s operating results, cause investors to lose confidence in Carbylan’s reported financial information and cause the trading price of Carbylan’s stock to fall. In addition, as a public company Carbylan is required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. Any failure to report Carbylan’s financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of Carbylan’s shares from NASDAQ or other adverse consequences that would materially harm Carbylan’s business.

If Carbylan fails to maintain proper internal controls, Carbylan’s ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, Carbylan’s management is required annually to deliver a report that assesses the effectiveness of Carbylan’s internal control over financial reporting and, subject to exemptions allowed as an “emerging growth company,” Carbylan’s independent registered public accounting firm is required annually to deliver an attestation report on the effectiveness of Carbylan’s internal control over financial reporting. If Carbylan is unable to maintain effective internal control over financial reporting or if Carbylan’s independent registered public accounting firm is unwilling or unable to provide Carbylan with an attestation report on the effectiveness of internal control over financial reporting for future periods as required by Section 404 of the Sarbanes-Oxley Act, Carbylan may not be able to produce accurate financial statements, and investors may therefore lose confidence in Carbylan’s operating results, Carbylan’s stock price could decline and Carbylan may be subject to litigation or regulatory enforcement actions.

Carbylan does not intend to pay dividends on its common stock so any returns will be limited to the value of its stock.

Carbylan has never declared or paid any cash dividends on its common stock. Carbylan does not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock.

Carbylan’s principal stockholders and management own a significant percentage of Carbylan’s stock and are able to exert significant control over matters subject to stockholder approval such as the issuance of shares of Carbylan common stock pursuant to the Share Purchase Agreement.

As of October 24, 2016, Carbylan’s executive officers, directors, holders of 5% or more of Carbylan’s capital stock and their respective affiliates beneficially owned approximately 59.5% of Carbylan’s outstanding voting stock. Therefore these stockholders have the ability to influence Carbylan through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval, including the approval of any merger, sale of assets, or other major corporate transaction, as well as the elections of directors and amendments of Carbylan’s organizational documents.

Provisions in Carbylan’s charter documents and under Delaware law could discourage the transaction or another transaction that stockholders may consider favorable and may lead to entrenchment of management.

Carbylan’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that could significantly reduce the value of Carbylan’s shares to a potential acquirer or delay or prevent changes in control or changes in Carbylan’s management without the consent of the Carbylan board of directors. The provisions in Carbylan’s charter documents include the following:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of the Carbylan board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the exclusive right of the Carbylan board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Carbylan board of directors;

•	the required approval of at least 66 2/3% of the shares entitled to vote to remove a director for cause, and the prohibition on removal of directors without cause;

•	the ability of the Carbylan board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the ability of the Carbylan board of directors to alter Carbylan’s bylaws without obtaining stockholder approval;

•	the required approval of at least 66 2/3% of the shares entitled to vote at an election of directors to adopt, amend or repeal certain provisions of Carbylan’s bylaws and Carbylan’s Amended and Restated Certificate of Incorporation regarding the election and removal of directors;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of Carbylan’s stockholders;

•	the requirement that a special meeting of stockholders may be called only by or at the direction of the Carbylan board of directors pursuant to a resolution adopted by a majority of the total number of directors that the Carbylan board of directors would have if there were no vacancies, which may delay the ability of Carbylan stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•	advance notice procedures that stockholders must comply with in order to nominate candidates to the Carbylan board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Carbylan.

In addition, these provisions would apply even if Carbylan were to receive an offer that some stockholders may consider beneficial.

Carbylan is also subject to the anti-takeover provisions contained in Section 203 of the DGCL. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

Claims for indemnification by Carbylan’s directors and officers may reduce Carbylan’s available funds to satisfy successful third-party claims against Carbylan and may reduce the amount of money available to Carbylan.

Carbylan’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that Carbylan will indemnify Carbylan’s directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, Carbylan’s Amended and Restated Bylaws and Carbylan’s indemnification agreements that Carbylan has entered into with Carbylan’s directors and officers provide that:

•	Carbylan will indemnify Carbylan’s directors and officers for serving Carbylan in those capacities or for serving other business enterprises at Carbylan’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	Carbylan may, in Carbylan’s discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•	Carbylan is required to advance expenses, as incurred, to Carbylan’s directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification

•	Carbylan will not be obligated pursuant to Carbylan’s Amended and Restated Bylaws to indemnify a person with respect to proceedings initiated by that person against Carbylan or Carbylan’s other indemnitees, except with respect to proceedings authorized by the Carbylan board of directors or brought to enforce a right to indemnification;

•	the rights conferred in Carbylan’s Amended and Restated Bylaws are not exclusive, and Carbylan is authorized to enter into indemnification agreements with Carbylan’s directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	Carbylan may not retroactively amend Carbylan’s amended and restated bylaw provisions to reduce Carbylan’s indemnification obligations to directors, officers, employees and agents.

Risks Related to KalVista’s Financial Position and Need For Additional Capital

KalVista has incurred significant losses since its inception. KalVista expects to incur losses over the next several years and may never achieve or maintain profitability.

Since inception, KalVista has incurred significant operating losses. KalVista’s net loss was $3,436,259 for the fiscal quarter ended July 31, 2016. As of July 31, 2016, KalVista had an accumulated deficit of $38,222,208. KalVista has focused primarily on its discovery efforts and developing its product candidates. KalVista has recently initiated clinical development of its lead product candidates, KVD818, for the treatment of HAE, and KVD001, for the treatment of DME, and expects that it will be many years, if ever, before KalVista has a product candidate ready for commercialization. To date, KalVista has financed its operations primarily through private placements of its preferred stock. KalVista expects to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses KalVista incurs may fluctuate significantly from quarter to quarter. KalVista anticipates that its expenses will increase substantially if and as KalVista:

•	continues clinical development of its product candidates;

•	seeks to identify additional product candidates;

•	acquires or in-licenses other products and technologies or enters into collaboration arrangements with regards to product discovery;

•	initiates clinical trials for its product candidates;

•	seeks marketing approvals for its product candidates that successfully complete clinical trials;

•	establishes a sales, marketing and distribution infrastructure to commercialize any products for which it may obtain marketing approval;

•	maintains, expands and protects its intellectual property portfolio;

•	hires additional personnel;

•	adds operational, financial and management information systems and personnel, including personnel to support its product development and planned future commercialization efforts; and

•	incurs increased costs as a result of operating as a public company.

To become and remain profitable, KalVista must develop and eventually commercialize a product or products with significant market potential. This will require it to be successful in a range of challenging activities, including completing clinical trials of its product candidates, obtaining marketing approval for these product candidates and manufacturing, marketing and selling those products for which KalVista may obtain marketing approval. KalVista may never succeed in these activities and, even if it does, may never generate revenues that are significant or large enough to achieve profitability. If KalVista does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. KalVista’s failure to become and remain profitable would decrease the value of the company and could impair its ability to raise capital, maintain its discovery and preclinical development efforts, expand its business or continue its operations and may require it to raise additional capital that may dilute the ownership interest of common stockholders. A decline in the value of KalVista could also cause stockholders to lose all or part of their investment.

KalVista’s short operating history may make it difficult to evaluate the success of its business to date and to assess its future viability.

KalVista is an early stage clinical development company. KalVista commenced active operations in May 2011 and its operations to date have been limited to organizing and staffing the company, business planning, raising capital, acquiring and developing the technology, identifying potential product candidates, undertaking preclinical studies and early stage clinical studies of its most advanced product candidates, KVD001, which KalVista is planning to advance into Phase 2 clinical trials, and KVD818, which recently initiated its Phase 1 clinical trial. KalVista has not yet demonstrated its ability to successfully complete large-scale, pivotal clinical trials, obtain marketing approvals, manufacture a commercial scale product or arrange for a third party to do so on its behalf, or conduct sales and marketing activities necessary for successful product commercialization. It takes an average of about 10 to 15 years to develop one new medicine from the time it is discovered to when it is available for treating patients. Consequently, any predictions made about KalVista’s future success or viability based on its short operating history to date may not be as accurate as they could be if KalVista had a longer operating history.

In addition, as a new business, KalVista may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. KalVista will need to transition from a company with a research focus to a company capable of supporting commercial activities. KalVista may not be successful in such a transition.

KalVista will need substantial additional funding. If KalVista is unable to raise capital when needed, it would be compelled to delay, reduce or eliminate its product development programs or commercialization efforts.

KalVista expects its expenses to increase in parallel with its ongoing activities, particularly as it continues its discovery and preclinical development collaborations to identify new clinical candidates and initiate clinical trials of, and seek marketing approval for, its product candidates. In addition, if KalVista obtains marketing approval for any of its product candidates, KalVista expects to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, upon the closing of the transaction, KalVista expects to incur additional costs associated with operating as a public company. Accordingly, KalVista will need to obtain substantial additional funding in connection with its continuing operations. If KalVista is unable to raise capital when needed or on attractive terms, KalVista would be forced to delay, reduce or eliminate its discovery and preclinical development programs or any future commercialization efforts.

Based upon current operating plans, KalVista expects that its existing cash balance, along with net cash held by Carbylan upon consummation of the transaction, will be able to fund the operations of the combined company through the first calendar quarter of 2018.

•	the scope, progress, results and costs of compound discovery, preclinical development, laboratory testing and clinical trials for its product candidates;

•	the extent to which it enters into additional collaboration arrangements with regard to product discovery or acquires or in-licenses products or technologies;

•	its ability to establish additional discovery collaborations on favorable terms, if at all;

•	the costs, timing and outcome of regulatory review of its product candidates;

•	the costs of future commercialization activities, including product sales, marketing, manufacturing and distribution, for any of its product candidates for which KalVista receives marketing approval;

•	revenue, if any, received from commercial sales of its product candidates, should any of its product candidates receive marketing approval; and

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing its intellectual property rights and defending intellectual property-related claims.

Identifying potential product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and KalVista may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, its product candidates, if approved, may not achieve commercial success. KalVista’s commercial revenues, if any, will be derived from sales of products that it does not expect to be commercially available for many years, if at all. Accordingly, KalVista will need to continue to rely on additional financing to achieve its business objectives. Adequate additional financing may not be available to KalVista on acceptable terms, or at all.

Raising additional capital may cause dilution to KalVista’s stockholders, including purchasers of common stock in this transaction, restrict its operations or require it to relinquish rights to its technologies or product candidates.

Until such time, if ever, as KalVista can generate substantial product revenues, KalVista expects to finance its cash needs through a combination of equity offerings and debt financings. KalVista does not have any committed external source of funds. To the extent that KalVista raises additional capital through the sale of equity or convertible debt securities, the ownership interest of common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

KalVista cannot be certain that additional funding will be available on acceptable terms, or at all. If KalVista is unable to raise additional funds when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts.

Risks Related to the Discovery and Development of KalVista’s Product Candidates

KalVista is very early in its development efforts and has only two drug candidates, KVD001 and KVD818, in clinical development. If KalVista or its collaborators are unable to successfully develop and commercialize KVD001 or KVD818, or one of KalVista’s related compounds, or if it experiences significant delays in doing so, the business will be materially harmed.

KalVista currently does not have any products that have gained regulatory approval. KalVista has invested substantially all of its efforts and financial resources in identifying potential drug candidates and funding its preclinical and clinical studies. KalVista’s ability to generate product revenues, which it does not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of KVD001, KVD818 and additional similar product candidates. As a result, the business is substantially dependent on KalVista’s ability to complete the development of and obtain regulatory approval for KVD001 and KVD818.

KalVista has not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical area. For example, to execute its business plan, KalVista will need to successfully:

•	execute KVD001 and KVD818 development activities;

•	move other product candidates into development;

•	obtain required regulatory approvals for the development and commercialization of KVD001, KVD818 or other product candidates;

•	maintain, leverage and expand its intellectual property portfolio;

•	build and maintain robust sales, distribution and marketing capabilities, either on its own or in collaboration with strategic partners;

•	gain market acceptance for KVD001, KVD818 and other product candidates;

•	develop and maintain any strategic relationships KalVista elects to enter into; and

•	manage its spending as costs and expenses increase due to drug discovery, preclinical development, clinical trials, regulatory approvals and commercialization.

If KalVista is unsuccessful in accomplishing these objectives, KalVista may not be able to successfully develop and commercialize KVD001, KVD818 or other product candidates, and its business will suffer.

Clinical drug development involves a lengthy and expensive process, with an uncertain outcome. KalVista may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates.

KalVista has only recently commenced clinical development of its lead product candidates KVD001 and KVD818 and the risk of failure for all of its product candidates is high. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, KalVista must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of its product candidates in humans. Clinical testing is expensive, difficult to design and implement and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. Further, the results of preclinical studies and early clinical trials of its product candidates may not be predictive of the results of later-stage clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. It is impossible to predict when or if any of KalVista’s product candidates will prove effective or safe in humans or will receive regulatory approval.

KalVista may experience delays in its clinical trials and it does not know whether planned clinical trials will begin or enroll subjects on time, need to be redesigned or be completed on schedule, if at all. There can be no assurance that the Medicines & Healthcare products Regulatory Agency (the “MHRA”), the UK regulatory authority, or U.S. Food and Drug Administration (the “FDA”) will not put any of its product candidates on clinical hold in the future. KalVista may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent its ability to receive marketing approval or commercialize its product candidates. Clinical trials may be delayed, suspended or prematurely terminated for a variety of reasons, such as:

•	delay or failure in reaching agreement with the MHRA, FDA or a comparable foreign regulatory authority on a trial design that KalVista wants to execute;

•	delay or failure in obtaining authorization to commence a trial or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a clinical study;

•	delays in reaching, or failure to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

•	inability, delay, or failure in identifying and maintaining a sufficient number of trial sites, many of which may already be engaged in other clinical programs;

•	delay or failure in recruiting and enrolling suitable subjects to participate in a trial;

•	delay or failure in having subjects complete a trial or return for post-treatment follow-up;

•	clinical sites and investigators deviating from trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial;

•	lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional clinical studies and increased expenses associated with the services of its clinical research organizations (“CROs”) and other third parties;

•	clinical trials of its product candidates may produce negative or inconclusive results, and KalVista may decide, or regulators may require it, to conduct additional clinical trials or abandon product development programs;

•	the number of patients required for clinical trials of its product candidates may be larger than KalVista anticipates, enrollment in these clinical trials may be slower than it anticipates or participants may drop out of these clinical trials at a higher rate than it anticipates;

•	KalVista may experience delays or difficulties in the enrollment of patients that its product candidates are designed to target;

•	its third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to it in a timely manner, or at all;

•	KalVista may have difficulty partnering with experienced CROs that can identify patients that its product candidates are designed to target and run its clinical trials effectively;

•	regulators or institutional review boards (“IRBs”) may require that KalVista or its investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•	the cost of clinical trials of its product candidates may be greater than KalVista anticipates;

•	the supply or quality of its product candidates or other materials necessary to conduct clinical trials of its product candidates may be insufficient or inadequate; or

•	there may be changes in governmental regulations or administrative actions.

If KalVista is required to conduct additional clinical trials or other testing of its product candidates beyond those that it currently contemplates, if KalVista is unable to successfully complete clinical trials of its product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, KalVista may:

•	be delayed in obtaining marketing approval for its product candidates;

•	not obtain marketing approval at all;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings that would reduce the potential market for its products or inhibit its ability to successfully commercialize its products;

•	be subject to additional post-marketing restrictions and/or testing requirements; or

•	have the product removed from the market after obtaining marketing approval.

KalVista’s product development costs will also increase if it experiences delays in testing or marketing approvals. KalVista does not know whether any of its preclinical studies or clinical trials will need to be restructured or will be completed on schedule, or at all. Significant preclinical or clinical trial delays also could shorten any periods during which KalVista may have the exclusive right to commercialize its product candidates or allow its competitors to bring products to market before it does and impair its ability to successfully commercialize its product candidates and may harm its business and results of operations.

If KalVista experiences delays or difficulties in the enrollment of patients in clinical trials, its receipt of necessary regulatory approvals could be delayed or prevented and expenses for development of its product candidates could increase.

KalVista may not be able to initiate or continue clinical trials for its product candidates if KalVista is unable to locate and enroll a sufficient number of eligible patients to participate in these trials to demonstrate safety and efficacy. KalVista has just initiated the first clinical trials with KVD818 and plans to initiate the second clinical trials with KVD001 in the future, and it does not know whether the planned or ongoing clinical trial will enroll subjects in a timely fashion, require redesign of essential trial elements or be completed on its projected schedule. In particular, because KalVista is focused on patients with HAE, which is a rare disease, its ability to enroll eligible patients in trials for KVD818 may be limited or may result in slower enrollment than KalVista anticipates. In addition, competitors have ongoing clinical trials for product candidates that treat the same indications as its product candidates, and patients who would otherwise be eligible for its clinical trials may instead enroll in clinical trials of its competitors’ product candidates. KalVista’s inability to enroll a sufficient number of patients for its clinical trials would result in significant delays and could require it to abandon one or more clinical trials altogether.

Patient enrollment is affected by other factors including:

•	the eligibility criteria for the study in question;

•	the perceived risks and benefits of the product candidate under study;

•	the efforts to facilitate timely enrollment in clinical trials;

•	the inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same disease indication;

•	the patient referral practices of physicians;

•	the proximity and availability of clinical trial sites for prospective patients;

•	ambiguous or negative interim results of its clinical trials, or results that are inconsistent with earlier results;

•	feedback from the MHRA, FDA, IRBs, data safety monitoring boards, or a comparable foreign regulatory authority, or results from earlier stage or concurrent preclinical and clinical studies, that might require modifications to the protocol;

•	decisions by the MHRA, FDA, IRBs, a comparable foreign regulatory authority or KalVista, or recommendations by data safety monitoring boards, to suspend or terminate clinical trials at any time for safety issues or for any other reason; and

•	unacceptable risk-benefit profile or unforeseen safety issues or adverse effects.

Enrollment delays in KalVista’s clinical trials may result in increased development costs for its product candidates, which would cause the value of its company to decline and limit its ability to obtain additional financing.

If serious adverse events or unacceptable side effects are identified during the development of its product candidates, KalVista may need to abandon or limit its development of some of its product candidates.

If its product candidates are associated with undesirable effects in preclinical or clinical trials or have characteristics that are unexpected, KalVista may need to interrupt, delay or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. There are risks inherent in the intravitreal administration of drugs like KVD001 (such as intraocular inflammation or pressure, sterile and culture positive endophthalmitis, corneal decomposition, retinal detachment, and retinal tear), which can cause injury to the eye and other complications. For example, two drug-related adverse events were reported in the Phase 1 clinical trial of KVD001 and both events were also considered related to study procedures. The first of these was a case of eye inflammation considered of mild intensity and possibly related to study drug and study procedure. The second was a case of increased intraocular pressure considered of severe intensity and related to study procedure and probably related to study drug. However, additional or more severe side effects may be identified through further clinical studies. These or other drug-related side effects could affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Any of these occurrences may harm its business, financial condition and prospects significantly.

Risks Related to Regulatory Approval of KalVista’s Product Candidates and Other Legal Compliance Matters

If KalVista is not able to obtain, or if there are delays in obtaining, required regulatory approvals, it will not be able to commercialize its product candidates, and its ability to generate revenue will be materially impaired.

KalVista’s product candidates must be approved by the FDA pursuant to a new drug application (“NDA”) in the United States and by the European Medicines Agency (the “EMA”) and similar regulatory authorities outside the United States prior to commercialization. The process of obtaining marketing approvals, both in the United States and abroad, is expensive and takes many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Failure to obtain marketing approval for a product candidate will prevent KalVista from commercializing the product candidate. KalVista has not received approval to market any of its product candidates from regulatory authorities in any jurisdiction. KalVista has no experience in filing and supporting the applications necessary to gain marketing approvals and expect to rely on third party CROs to assist it in this process. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. KalVista’s product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude its obtaining marketing approval or prevent or limit commercial use. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that its data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may also cause delays in or prevent the approval of an application.

Any marketing approval KalVista ultimately obtains may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

If KalVista experiences delays in obtaining approval or if it fails to obtain approval of its product candidates, the commercial prospects for its product candidates may be harmed and its ability to generate revenues will be materially impaired.

KalVista may seek orphan drug exclusivity for some of its product candidates, and KalVista may be unsuccessful.

Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a disease with a patient population of fewer than 200,000 individuals in the United States.

Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the EMA or the FDA from approving another marketing application for the same drug for the same indication during the period of exclusivity. The applicable period is seven years in the United States and ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be lost if the FDA or EMA determines that the request for designation was materially defective, if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

Even if KalVista obtains orphan drug exclusivity for a product candidate, that exclusivity may not effectively protect the product candidate from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve a different drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

A fast track designation by the FDA, even if granted for any of its product candidates, may not lead to a faster development or regulatory review or approval process and does not increase the likelihood that its product candidates will receive marketing approval.

KalVista does not currently have fast track designation for any of its product candidates but may seek such designation. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA fast track designation. The FDA has broad discretion whether or not to grant this designation. Even if KalVista believes a particular product candidate is eligible for this designation, it cannot assure that the FDA would decide to grant it. Even if it does receive fast track designation, KalVista may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from its clinical development program. Many drugs that have received fast track designation have failed to obtain drug approval.

A breakthrough therapy designation by the FDA, even if granted for any of its product candidates, may not lead to a faster development or regulatory review or approval process, and does not increase the likelihood that its product candidates will receive marketing approval.

KalVista does not currently have breakthrough therapy designation for any of its product candidates but may seek such designation. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor can help to identify the most efficient path for development.

Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if KalVista believes, after completing early clinical trials, that one of its product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of its product candidates qualify as breakthrough therapies, the FDA may later decide that such product candidates no longer meet the conditions for qualification.

Failure to obtain marketing approval in international jurisdictions would prevent its product candidates from being marketed abroad.

In order to market and sell its products in the European Union and many other jurisdictions, KalVista or its third party collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain MHRA or FDA approval. The regulatory approval process outside the United Kingdom and United States generally includes all of the risks associated with obtaining, respectively, MHRA or FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. KalVista or these third parties may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the MHRA or FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. KalVista may not be able to file for marketing approvals and may not receive necessary approvals to commercialize its products in any market.

Any product candidate for which KalVista obtains marketing approval will be subject to extensive post-marketing regulatory requirements and could be subject to post-marketing restrictions or withdrawal from the market, and KalVista may be subject to penalties if it fails to comply with regulatory requirements or if it experiences unanticipated problems with its products, when and if any of them are approved.

KalVista’s product candidates and the activities associated with their development and commercialization, including their testing, manufacture, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the MHRA, FDA and other regulatory authorities. In the United States, these requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, current good manufacturing practices (“cGMP”) requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, including periodic inspections by the FDA and other regulatory authority, requirements regarding the distribution of samples to physicians and recordkeeping.

The FDA, or other regulatory authorities, may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding use of their products and if KalVista promotes its products beyond their approved indications, it may be subject to enforcement action for off-label promotion. Violations of the Federal Food, Drug, and Cosmetic Act relating to the promotion of prescription drugs may lead to investigations alleging violations of federal and state health care fraud and abuse laws, as well as state consumer protection laws.

In addition, later discovery of previously unknown adverse events or other problems with KalVista’s products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

•	restrictions on such products, manufacturers or manufacturing processes;

•	restrictions on the labeling or marketing of a product;

•	restrictions on product distribution or use;

•	requirements to conduct post-marketing studies or clinical trials;

•	warning or untitled letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that it submits;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenues;

•	suspension or withdrawal of marketing approvals;

•	refusal to permit the import or export of its products;

•	product seizure; or

•	injunctions or the imposition of civil or criminal penalties.

Non-compliance with European Union requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, can also result in significant financial penalties. Similarly, failure to comply with the European Union’s requirements regarding the protection of personal information can also lead to significant penalties and sanctions.

Recently enacted and future legislation may increase the difficulty and cost for KalVista to obtain marketing approval of and commercialize its product candidates and affect the prices KalVista may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of its product candidates, restrict or regulate post-approval activities and affect its ability to profitably sell any product candidates for which KalVista obtains marketing approval.

For example, in 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, (collectively, the “PPACA”). Among the provisions of the PPACA of importance to its potential product candidates are the following:

•	an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents;

•	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program;

•	expansion of healthcare fraud and abuse laws, including the False Claims Act and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

•	a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices;

•	extension of manufacturers’ Medicaid rebate liability;

•	expansion of eligibility criteria for Medicaid programs;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•	new requirements to report financial arrangements with physicians and teaching hospitals;

•	a new requirement to annually report drug samples that manufacturers and distributors provide to physicians; and

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. These changes included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding.

KalVista expects that the PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that it receives for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent KalVista from being able to generate revenue, attain profitability, or commercialize its products.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. KalVista cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of its product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject KalVista to more stringent product labeling and post-marketing testing and other requirements.

Governments outside the United States tend to impose strict price controls, which may adversely affect its revenues, if any.

In some countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, KalVista may be required to conduct a clinical trial that compares the cost-effectiveness of its product candidate to other available therapies. If reimbursement of its products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, its business could be harmed, possibly materially.

If KalVista fails to comply with environmental, health and safety laws and regulations, it could become subject to fines or penalties or incur costs that could harm its business.

KalVista is subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. KalVista’s operations involve the use of hazardous and flammable materials, including chemicals and biological materials. KalVista’s operations also produce hazardous waste products. KalVista generally contracts with third parties for the disposal of these materials and wastes. KalVista cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from its use of hazardous materials, KalVista could be held liable for any resulting damages, and any liability could exceed its resources. KalVista also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

Although KalVista maintain workers’ compensation insurance to cover it for costs and expenses it may incur due to injuries to its employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. KalVista does not maintain insurance for environmental liability or toxic tort claims that may be asserted against it in connection with its storage or disposal of biological, hazardous or radioactive materials.

In addition, KalVista may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair its discovery, preclinical development or production efforts. KalVista’s failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Risks Related to the Commercialization of KalVista’s Product Candidates

Even if any of its product candidates receives marketing approval, KalVista may fail to achieve the degree of market acceptance by physicians, patients, third party payors and others in the medical community necessary for commercial success.

If any of its product candidates receives marketing approval, KalVista may nonetheless fail to gain sufficient market acceptance by physicians, patients, third party payors and others in the medical community. In addition, physicians, patients and third party payors may prefer other novel products to KalVista’s. If its product candidates do not achieve an adequate level of acceptance, KalVista may not generate significant product revenues and KalVista may not become profitable. The degree of market acceptance of KalVista’s product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and safety and potential advantages and disadvantages compared to alternative treatments;

•	the ability to offer its products for sale at competitive prices;

•	the convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of its marketing and distribution support;

•	the availability of third party coverage and adequate reimbursement, including patient cost-sharing programs such as copays and deductibles;

•	the ability to develop or partner with third-party collaborators to develop companion diagnostics;

•	the prevalence and severity of any side effects; and

•	any restrictions on the use of its products together with other medications.

KalVista currently has no marketing and sales force. If KalVista is unable to establish effective marketing and sales capabilities or enter into agreements with third parties to market and sell its product candidates, KalVista may not be able to effectively market and sell its product candidates, if approved, or generate product revenues.

KalVista currently does not have a marketing or sales team for the marketing, sales and distribution of any of its product candidates that are able to obtain regulatory approval. In order to commercialize any product candidates, KalVista must build on a territory-by-territory basis marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and KalVista may not be successful in doing so. If its product candidates receive regulatory approval, KalVista intends to establish an internal sales and marketing team with technical expertise and supporting distribution capabilities to commercialize its product candidates, which will be expensive and time consuming and will require significant attention of its executive officers to manage. Any failure or delay in the development of its internal sales, marketing and distribution capabilities would adversely impact the commercialization of any of its products that KalVista obtains approval to market. With respect to the commercialization of all or certain of its product candidates, KalVista may choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment its own sales force and distribution systems or in lieu of its own sales force and distribution systems. If KalVista is unable to enter into such arrangements when needed on acceptable terms or at all, KalVista may not be able to successfully commercialize any of its product candidates that receive regulatory approval or any such commercialization may experience delays or limitations. If KalVista is not successful in commercializing its product candidates, either on its own or through collaborations with one or more third parties, its future product revenue will suffer and KalVista may incur significant additional losses.

KalVista faces substantial competition, which may result in others discovering, developing or commercializing competing products before or more successfully than KalVista does.

The development and commercialization of new drug products is highly competitive. KalVista faces competition with respect to its current product candidates, and will face competition with respect to any product candidates that KalVista may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the disease indications for which KalVista is developing its product candidates. Some of these competitive products and therapies are based on scientific approaches that are the same as or similar to KalVista’s approach, and others are based on entirely different approaches. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Specifically, there are a large number of companies developing or marketing treatments for hereditary angioedema and diabetic macular edema, including many major pharmaceutical and biotechnology companies.

In HAE, KalVista expects to face competition from several FDA-approved therapeutics, including Cinryze, marketed by Shire in the United States and Europe for the prevention of angioedema attacks in adults and adolescents; Firazyr, marketed by Shire in the United States, Europe and certain other geographic territories for the treatment of acute angioedema attacks in adult patients; Kalbitor, an injectable plasma kallikrein inhibitor marketed by Shire for the resolution of acute attacks in adolescent and adult HAE patients; Berinert, marketed by CSL Behring for the treatment of acute abdominal, facial or laryngeal attacks of HAE in adults and adolescents; and Ruconest, marketed by Pharming Group in Europe and Salix Pharmaceuticals in the United States for the treatment of acute angioedema attacks in adult patients. KalVista is also aware of companies, including Shire, Biocryst Pharmaceuticals, and Global Blood Therapeutics that are engaged in the clinical development of other product candidates, including a plasma kallikrein monoclonal antibody and oral plasma kallikrein inhibitors for the treatment of HAE patients.

In DME, KalVista expects to face competition from several FDA-approved therapeutics, including anti-VEGF therapies Lucentis, marketed by Roche and Novartis, Eylea, marketed by Regeneron, and off label use of Avastin from Roche. KalVista also faces competition from various corticoid steroids including extended release formulations lluvien, marketed by Alimera, and Ozurdex, marketed by Allergan. KalVista also expects to compete with generic corticosteroids such as acetonide, fluocinolone, and dexamethasone. KalVista is also aware of a number of other companies who have product candidates in early clinical trials including Novartis, GlaxoSmithKline, Boehringer Ingelheim, Roche, Regeneron, Ohr Pharmaceutical, Aerpio Therapeutics, and Allegro Ophthalmics although KalVista is not aware that any of these therapies target plasma kallikrein.

KalVista’s commercial opportunity could be reduced or eliminated if its competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that KalVista may develop. In addition, its ability to compete may be affected in many cases by insurers or other third party payors seeking to encourage the use of generic products.

Generic products are expected to become available over the coming years, potentially creating pricing pressure. If its product candidates achieve marketing approval, KalVista expects that they will be priced at a significant premium over competitive generic products.

Many of the companies against which KalVista is competing or against which KalVista may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than KalVista does. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of its competitors. Smaller and other early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with KalVista in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, KalVista’s programs.

The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit its ability to market those products and decrease its ability to generate revenue.

The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford expensive treatments. Sales of KalVista’s product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of KalVista’s product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. If reimbursement is not available, or is available only to limited levels, KalVista may not be able to successfully commercialize its product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow KalVista to establish or maintain pricing sufficient to realize a sufficient return on its investment.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private payors tend to follow CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for fundamentally novel products such as KalVista’s, as there is no body of established practices and precedents for these new products. Reimbursement agencies in Europe may be more conservative than CMS. Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and KalVista believes the increasing emphasis on cost-containment initiatives in Europe, Canada, and other countries has and will continue to put pressure on the pricing and usage of its product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medicines, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that KalVista is able to charge for its product candidates. Accordingly, in markets outside the United States, the reimbursement for its products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenues and profits.

Moreover, increasing efforts by governmental and third-party payors, in the United States and abroad, to cap or reduce healthcare costs may cause such organizations to limit both coverage and level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for KalVista’s product candidates. KalVista expects to experience pricing pressures in connection with the sale of any of its product candidates, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products into the healthcare market.

In addition, many private payors contract with commercial vendors who sell software that provide guidelines that attempt to limit utilization of, and therefore reimbursement for, certain products deemed to provide limited benefit to existing alternatives. Such organizations may set guidelines that limit reimbursement or utilization of its products.

Product liability lawsuits against KalVista could cause it to incur substantial liabilities and to limit commercialization of any products that KalVista may develop.

KalVista faces an inherent risk of product liability exposure related to the testing of its product candidates in human clinical trials and will face an even greater risk if it commercially sells any products that it may develop. If KalVista cannot successfully defend against claims that its product candidates or products caused injuries, it will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates or products that KalVista may develop;

•	injury to its reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue;

•	reduced resources of its management to pursue its business strategy; and

•	the inability to commercialize any products that KalVista may develop.

KalVista currently holds $8,000,000 in product liability insurance coverage in the aggregate, with a per incident limit of $8,000,000, which may not be adequate to cover all liabilities that KalVista may incur. KalVista may need to increase its insurance coverage as it expands its clinical trials or if it commences commercialization of its product candidates. Insurance coverage is increasingly expensive. KalVista may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Risks Related to KalVista’s Dependence on Third Parties

Future discovery and preclinical development collaborations may be important to KalVista. If KalVista is unable to maintain these collaborations, or if these collaborations are not successful, its business could be adversely affected.

For some of its product candidates, KalVista may in the future determine to collaborate with pharmaceutical and biotechnology companies for development of products. KalVista faces significant competition in seeking appropriate collaborators. KalVista’s ability to reach a definitive agreement for any collaboration will depend, among other things, upon its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If KalVista is unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, KalVista may have to curtail the development of a product candidate, reduce or delay its development program or one or more of its other development programs, delay its potential development schedule or reduce the scope of research activities, or increase its expenditures and undertake discovery or preclinical development activities at its own expense. If it fails to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development activities, KalVista may not be able to further develop its product candidates or continue to develop its product candidates and its business may be materially and adversely affected.

Future collaborations KalVista may enter into may involve the following risks:

•	collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•	collaborators may not perform their obligations as expected;

•	changes in the collaborators’ strategic focus or available funding, or external factors, such as an acquisition, may divert resources or create competing priorities;

•	collaborators may delay discovery and preclinical development, provide insufficient funding for product development of targets selected by KalVista, stop or abandon discovery and preclinical development for a product candidate, repeat or conduct new discovery and preclinical development for a product candidate;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with KalVista’s products or product candidates if the collaborators believe that competitive products are more likely to be successfully developed than KalVista’s products;

•	product candidates discovered in collaboration with KalVista may be viewed by its collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the development of its product candidates;

•	disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the discovery, preclinical development or commercialization of product candidates, might lead to additional responsibilities for KalVista with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

•	collaborators may not properly maintain or defend its intellectual property rights or intellectual property rights licensed to KalVista or may use its proprietary information in such a way as to invite litigation that could jeopardize or invalidate its intellectual property or proprietary information or expose KalVista to potential litigation;

•	collaborators may infringe the intellectual property rights of third parties, which may expose KalVista to litigation and potential liability; and

•	collaborations may be terminated for the convenience of the collaborator and, if terminated, KalVista could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

Additionally, subject to its contractual obligations to KalVista, if a collaborator is involved in a business combination, the collaborator might deemphasize or terminate the development of any of KalVista’s product candidates. If one of KalVista’s collaborators terminates its agreement with KalVista, it may find KalVista more difficult to attract new collaborators and KalVista’s perception in the business and financial communities could be adversely affected.

If KalVista’s collaborations do not result in the successful development of products or product candidates, product candidates could be delayed and KalVista may need additional resources to develop product candidates. All of the risks relating to product development, regulatory approval and commercialization described in this proxy statement also apply to the activities of its collaborators.

KalVista contracts with third parties for the manufacture of its product candidates for preclinical and clinical testing and expects to continue to do so for commercialization. This reliance on third parties increases the risk that KalVista will not have sufficient quantities of its product candidates or products at an acceptable cost and quality, which could delay, prevent or impair its development or commercialization efforts.

KalVista does not own or operate facilities for the manufacture of its product candidates, and it does not have any manufacturing personnel. KalVista currently has no plans to build its own clinical or commercial scale manufacturing capabilities. KalVista relies, and expects to continue to rely, on third parties for the manufacture of its product candidates for preclinical and clinical testing. KalVista will rely on third parties as well for commercial manufacture if any of its product candidates receive marketing approval. KalVista reviews the manufacturing process for each of its candidates and assesses the risk to supply and, as appropriate, establishes multiple manufacturers and/or establishes stock levels to support future activities and does not believe it is currently substantially dependent on any one third party. Despite the drug substance and product risk management, this reliance on third parties presents a risk that KalVista will not have sufficient quantities of its product candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair its development or commercialization efforts.

Any performance failure on the part of its existing or future manufacturers of drug substance or drug products could delay clinical development or marketing approval. KalVista does not currently have arrangements in place for redundant supply. If current suppliers cannot supply KalVista with its Phase 2 requirements as agreed, KalVista may be required to identify alternative manufacturers, which would lead it to incur added costs and delays in identifying and qualifying any such replacement.

The formulation used in early studies is not a final formulation for commercialization. Additional, changes may be required by the FDA or other regulatory authorities on specifications and storage conditions. These may require additional studies, and may delay its clinical trials.

KalVista expects to rely on third party manufacturers or third party collaborators for the manufacture of commercial supply of any other product candidates for which its collaborators or it obtains marketing approval.

KalVista also expect to rely on other third parties to store and distribute drug supplies for its clinical trials. Any performance failure on the part of its distributors could delay clinical development or marketing approval of its product candidates or commercialization of its products, producing additional losses and depriving it of potential product revenue.

KalVista may be unable to establish any agreements with third party manufacturers or to do so on acceptable terms. Even if KalVista is able to establish agreements with third party manufacturers, reliance on third party manufacturers entails additional risks, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party;

•	the possible misappropriation of its proprietary information, including its trade secrets and know-how; and

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for KalVista.

Third party manufacturers may not be able to comply with cGMP, regulations or similar regulatory requirements outside the United States. KalVista’s failure, or the failure of its third party manufacturers, to comply with applicable regulations could result in sanctions being imposed on KalVista, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of its products.

KalVista’s product candidates and any products that KalVista may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for KalVista.

KalVista’s current and anticipated future dependence upon others for the manufacture of its product candidates or products may adversely affect its future profit margins and its ability to commercialize any products that receive marketing approval on a timely and competitive basis.

Risks Related to KalVista’s Intellectual Property

If KalVista is unable to obtain and maintain intellectual property protection for its technology and products or if the scope of the intellectual property protection obtained is not sufficiently broad, its competitors could develop and commercialize technology and products similar or identical to KalVista’s, and its ability to successfully commercialize its technology and products may be impaired.

KalVista’s success depends in large part on its ability to obtain and maintain patent protection in the European Union, the United States and other countries with respect to its proprietary technology and products. KalVista seeks to protect its proprietary position by filing patent applications in the United States and abroad related to its novel technologies and product candidates. This patent portfolio includes issued patents and pending patent applications covering compositions of matter and methods of use.

The patent prosecution process is expensive and time-consuming, and KalVista may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. KalVista may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions, and under the laws of certain jurisdictions, patents or other intellectual property rights may be unavailable or limited in scope. It is also possible that KalVista will fail to identify patentable aspects of its discovery and preclinical development output before it is too late to obtain patent protection. Moreover, in some circumstances, it may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that KalVista licenses from third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of its business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect its rights to the same extent as the laws of the United States. For example, India and China do not allow patents for methods of treating the human body. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, KalVista cannot know with certainty whether it was the first to make the inventions claimed in its owned or licensed patents or pending patent applications, or that it was the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of its patent rights are highly uncertain. KalVista’s pending and future patent applications may not result in patents being issued which protect its technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the European Union, the United States and other countries may diminish the value of its patents or narrow the scope of its patent protection.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of its patent applications and the enforcement or defense of its issued patents. On September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of KalVista’s business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of its patent applications and the enforcement or defense of its issued patents, all of which could have a material adverse effect on its business and financial condition.

Moreover, KalVista may be subject to a third party preissuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging its patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, its patent rights, allow third parties to commercialize its technology or products and compete directly with KalVista, without payment to it, or result in its inability to manufacture or commercialize products without infringing third party patent rights. In addition, if the breadth or strength of protection provided by its patents and patent applications is threatened, it could dissuade companies from collaborating with KalVista to license, develop or commercialize current or future product candidates.

Even if KalVista’s owned and licensed patent applications issue as patents, they may not issue in a form that will provide it with any meaningful protection, prevent competitors from competing with it or otherwise provide it with any competitive advantage. KalVista’s competitors may be able to circumvent its owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and its owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit KalVista’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of KalVista’s technology and products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, KalVista’s owned and licensed patent portfolio may not provide it with sufficient rights to exclude others from commercializing products similar or identical to KalVista’s.

The risks described elsewhere pertaining to its patents and other intellectual property rights also apply to the intellectual property rights that KalVista licenses, and any failure to obtain, maintain and enforce these rights could have a material adverse effect on its business. In some cases KalVista may not have control over the prosecution, maintenance or enforcement of the patents that it licenses, and its licensors may fail to take the steps that KalVista believes are necessary or desirable in order to obtain, maintain and enforce the licensed patents. Any inability on KalVista’s part to protect adequately its intellectual property may have a material adverse effect on its business, operating results and financial position.

Obtaining and maintaining its patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and its patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. KalVista has systems in place to remind it to pay these fees, and it employs an outside firm and relies on its outside counsel to pay these fees due to non-U.S. patent agencies. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. KalVista employs reputable law firms and other professionals to help it comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, KalVista’s competitors might be able to enter the market and this circumstance would have a material adverse effect on its business.

KalVista may become involved in lawsuits to protect or enforce its patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

Because competition in KalVista’s industry is intense, competitors may infringe or otherwise violate its issued patents, patents of its licensors or other intellectual property. To counter infringement or unauthorized use, KalVista may be required to file infringement claims, which can be expensive and time consuming. Any claims KalVista asserts against perceived infringers could provoke these parties to assert counterclaims against it alleging that KalVista infringes their patents. In addition, in a patent infringement proceeding, a court may decide that a patent of KalVista’s is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that its patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of its patents at risk of being invalidated or interpreted narrowly. KalVista may also elect to enter into license agreements in order to settle patent infringement claims or to resolve disputes prior to litigation, and any such license agreements may require KalVista to pay royalties and other fees that could be significant. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of its confidential information could be compromised by disclosure.

KalVista may need to license certain intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

A third party may hold intellectual property, including patent rights, that are important or necessary to the development of KalVista’s products. It may be necessary for KalVista to use the patented or proprietary technology of third parties to commercialize its products, in which case it would be required to obtain a license from these third parties on commercially reasonable terms, or its business could be harmed, possibly materially. Although KalVista believes that licenses to these patents are available from these third parties on commercially reasonable terms, if it was not able to obtain a license, or were not able to obtain a license on commercially reasonable terms, its business could be harmed, possibly materially.

Third parties may initiate legal proceedings alleging that KalVista is infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of its business.

KalVista’s commercial success depends upon its ability, and the ability of its collaborators, to develop, manufacture, market and sell its product candidates and use its proprietary technologies without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical industries. KalVista may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to its products and technology, including interference or derivation proceedings before the USPTO. Third parties may assert infringement claims against KalVista based on existing patents or patents that may be granted in the future.

If KalVista is found to infringe a third party’s intellectual property rights, KalVista could be required to obtain a license from such third party to continue developing and marketing its products and technology. However, KalVista may not be able to obtain any required license on commercially reasonable terms or at all. Even if KalVista was able to obtain a license, it could be non-exclusive, thereby giving its competitors access to the same technologies licensed to it. KalVista could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, KalVista could be found liable for monetary damages, including treble damages and attorneys’ fees if KalVista is found to have willfully infringed a patent. A finding of infringement could prevent KalVista from commercializing its product candidates or force it to cease some of its business operations, which could materially harm its business. Claims that KalVista has misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on its business.

If KalVista is unable to protect the confidentiality of its trade secrets, its business and competitive position would be harmed.

In addition to seeking patents for some of its technology and product candidates, KalVista also relies on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain its competitive position. KalVista seeks to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as its employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. KalVista seeks to protect its confidential proprietary information, in part, by entering into confidentiality and invention or patent assignment agreements with its employees and consultants, however, it cannot be certain that such agreements have been entered into with all relevant parties. Moreover, to the extent KalVista enters into such agreements, any of these parties may breach the agreements and disclose its proprietary information, including its trade secrets, and KalVista may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of its trade secrets were to be lawfully obtained or independently developed by a competitor, KalVista would have no right to prevent them, or those to whom they communicate them, from using that technology or information to compete with KalVista. If any of its trade secrets were to be disclosed to or independently developed by a competitor, KalVista’s competitive position would be harmed.

Risks Related to Employee Matters, Managing Growth and Macroeconomic Conditions

KalVista’s future success depends on its ability to retain key executives and to attract, retain and motivate qualified personnel.

KalVista is highly dependent on the research and development, clinical and business development expertise of T. Andrew Crockett, its co-founder and Chief Executive Officer, Christopher Yea, Ph.D., its Chief Development Officer, and Edward Feener, Ph.D., its co-founder and anticipated Chief Scientific Officer, as well as the other principal members of its management, scientific and clinical team. Although KalVista has entered into employment letter agreements with its executive officers, each of them may terminate their employment with it at any time. KalVista does not maintain “key person” insurance for any of its executives or other employees.

Recruiting and retaining qualified scientific, clinical, manufacturing, sales and marketing personnel will also be critical to KalVista’s success. The loss of the services of its executive officers or other key employees could impede the achievement of KalVista’s research, development and commercialization objectives and seriously harm KalVista’s ability to successfully implement its business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in KalVista’s industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize products. Competition to hire from this limited pool is intense, and KalVista may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. KalVista also experiences competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, KalVista relies on consultants and advisors, including scientific and clinical advisors, to assist it in formulating its discovery and preclinical development and commercialization strategy. KalVista’s consultants and advisors may be employed by employers other than KalVista and may have commitments under consulting or advisory contracts with other entities that may limit their availability to provide services to KalVista. If KalVista is unable to continue to attract and retain high quality personnel, its ability to pursue its growth strategy will be limited.

KalVista expects to expand its development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result, KalVista may encounter difficulties in managing its growth, which could disrupt its operations.

KalVista expects to experience significant growth in the number of its employees and the scope of its operations, particularly in the areas of drug development, regulatory affairs and, if any of its product candidates receives marketing approval, sales, marketing and distribution. To manage its anticipated future growth, KalVista must continue to implement and improve its managerial, operational and financial systems, expand its facilities and continue to recruit and train additional qualified personnel. Due to its limited financial resources and the limited experience of its management team in managing a company with such anticipated growth, KalVista may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. The expansion of its operations may lead to significant costs and may divert its management and business development resources. Any inability to manage growth could delay the execution of its business plans or disrupt its operations.

Unfavorable global economic conditions could adversely affect its business, financial condition or results of operations.

KalVista’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn, such as the recent global financial crisis, could result in a variety of risks to its business, including, its ability to raise additional capital when needed on acceptable terms, if at all. This is particularly true in Europe, where the United Kingdom’s vote to leave the European Union has created additional economic uncertainty. A weak or declining economy could also strain its suppliers, possibly resulting in supply disruption. Any of the foregoing could harm its business and KalVista cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.

KalVista’s business and operations would suffer in the event of system failures.

Despite the implementation of security measures, its internal computer systems and those of its CROs, collaborators and third-parties on whom KalVista relies are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Furthermore, KalVista has little or no control over the security measures and computer systems of its third-party collaborators. While KalVista and, to its knowledge, its third party collaborators have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in its operations or its third party collaborators, it could result in a material disruption of its drug development programs. For example, the loss of research data could delay development of its product candidates and the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in its regulatory approval efforts and KalVista may incur substantial costs to attempt to recover or reproduce the data. If any disruption or security breach resulted in a loss of or damage to its data or applications, or inappropriate disclosure of confidential or proprietary information, KalVista could incur liability and/or the further development of its product candidates could be delayed.

Risks Related to the Combined Company

The combined company will incur losses for the foreseeable future and might never achieve profitability.

The combined company may never become profitable, even if the combined company is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The combined company will need to successfully complete significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

The combined company will need to obtain additional funding necessary to support its operations.

Carbylan and KalVista do not know when, or if, the combined company will generate any revenue, and both parties do not expect to generate significant revenue unless and until the combined company obtains regulatory approval of and commercializes one of its current or future product candidates. It is anticipated that the combined company will continue to incur losses for the foreseeable future, and that losses will increase as the combined company continues the development of, and seeks regulatory approvals for, its product candidates, and begins to commercialize any approved products. Based upon current operating plans, it is expected the proceeds from KalVista’s private placement, along with net cash held by Carbylan upon consummation of the transaction, will be able to fund the operations of the combined company through the first calendar quarter of 2018. The combined company will require additional capital to complete the development and commercialization of KVD001 and KVD818, if approved, and may also need to raise additional funds to pursue other development activities related to additional product candidates.

Until such time, if ever, as the combined company can generate substantial revenues, it expects to finance its cash needs through a combination of equity or debt financings, collaborations, strategic partnerships or licensing arrangements. However, additional capital may not be available on reasonable terms, if at all. To the extent that the combined company raises additional capital through the sale of stock or convertible debt securities, the ownership interest of its stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing, if available, may involve agreements that include increased fixed payment obligations and covenants limiting or restricting the combined company’s ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends, selling or licensing intellectual property rights, and other operating restrictions that could adversely affect its ability to conduct its business. If the combined company raises additional funds through collaborations, strategic partnerships, or licensing arrangements with third parties, it may have to relinquish valuable rights to KVD001 and KVD818 or its other product candidates, including its other technologies, future revenue streams, or research programs, or grant licenses on terms that may not be favorable to it. If the combined company is unable to raise additional funds when needed, it may be required to delay, limit, reduce, or terminate its product development or future commercialization efforts or grant rights to develop and commercialize KVD001 and KVD818 or its other product candidates even if it would otherwise prefer to develop and commercialize such product candidates itself.

Carbylan and KalVista expect Carbylan’s stock price to be volatile, and the market price of its common stock may drop following the transaction.

The market price of the common stock of the combined company following the transaction could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biopharmaceutical, and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of Carbylan common stock to fluctuate include:

•	the ability of the combined company to obtain regulatory approvals for KVD001 and KVD818 or other product candidates, and delays or failures to obtain such approvals;

•	failure of any of the combined company’s product candidates, if approved, to achieve commercial success;

•	issues in manufacturing the combined company’s approved products, if any, or product candidates;

•	the results of the combined company’s current and any future clinical trials of its product candidates;

•	the entry into, or termination of, key agreements, including key commercial partner agreements;

•	the initiation of, material developments in, or conclusion of litigation to enforce or defend any of the combined company’s intellectual property rights or defend against the intellectual property rights of others;

•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	adverse publicity relating to the HAE and DME markets, including with respect to other products and potential products in such markets;

•	the introduction of technological innovations or new therapies that compete with potential products of the combined company;

•	the loss of key employees;

•	changes in estimates or recommendations by securities analysts, if any, who cover the combined company’s common stock;

•	general and industry-specific economic conditions that may affect the combined company’s research and development expenditures;

•	changes in the structure of healthcare payment systems; and

•	period-to-period fluctuations in the combined company’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.

After this transaction, the combined company’s executive officers, directors and principal stockholders, if they choose to act together, will continue to have the ability to control all matters submitted to stockholders for approval.

Upon the closing of this transaction, the combined company’s executive officers and directors, combined with its stockholders who, following the consummation of the transaction, are expected to individually own more than 5% of its outstanding common stock are expected to, in the aggregate, beneficially own shares representing approximately 74.3% of its capital stock. As a result, if these stockholders were to choose to act together, they would be able to control all matters submitted to the combined company’s stockholders for approval, as well as its management and affairs. For example, these persons, if they choose to act together, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of its assets. This concentration of ownership control may:

•	delay, defer or prevent a change in control;

•	entrench its management and the board of directors; or

•	impede a merger, consolidation, takeover or other business combination involving the combined company that other stockholders may desire.

The failure to integrate successfully the businesses of KalVista and Carbylan in the expected timeframe could adversely affect the future results of the combined company following the completion of the transaction.

The success of the transaction will depend, in large part, on the ability of the combined company following the completion of the transaction to realize the anticipated benefits from combining the businesses of Carbylan and KalVista. The continued operation of the two companies will be complex.

The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the transaction.

Potential difficulties that may be encountered in the integration process include the following:

•	using the combined company’s cash and other assets efficiently to develop the business of KalVista;

•	appropriately managing the liabilities of the combined company;

•	potential unknown or currently unquantifiable liabilities associated with the transaction and the operations of the combined company;

•	potential unknown and unforeseen expenses, delays or regulatory conditions associated with the transaction; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the transaction and integrating the companies’ operations.

The combined company will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

The combined company will incur significant legal, accounting and other expenses that KalVista did not incur as a private company, including costs associated with public company reporting requirements. The combined company will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act and rules and regulations promulgated by the SEC and NASDAQ. These rules and regulations are expected to increase the combined company’s legal and financial compliance costs and to make some activities more time-consuming and costly. For example, not all members of the combined company’s management team have previously managed and operated a public company. The executive officers and other personnel of the combined company will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations may also make it difficult and expensive for the combined company to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the combined company to attract and retain qualified individuals to serve on the combined company’s board of directors or as executive officers of the combined company, which may adversely affect investor confidence in the combined company and could cause the combined company’s business or stock price to suffer.

If the combined company fails to establish and maintain proper and effective internal control over financial reporting, its operating results and its ability to operate the combined company’s business could be harmed.

Ensuring that the combined company will have adequate internal financial and accounting controls and procedures in place so that it can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation financial statements in accordance with GAAP.

During the audit of KalVista’s financial statements for the years ended April 20, 2015 and 2016 two material weaknesses were identified in its internal control over financial reporting. Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

The following material weaknesses in internal controls over financial reporting were identified:

Process and Systems of Controls: KalVista did not have a process and system of controls in place that took into account the fair value of the ordinary shares as contemplated in GAAP. Instead they relied upon the valuation agreed with the UK tax authorities for tax purposes, which does not represent fair value as defined by GAAP.

Process and Systems of Controls: KalVista did not adequately identify expenditures incurred at or near year-end and appropriately accrue for such expenditures absent invoices received from vendors.

KalVista has implemented and is continuing to implement measures designed to improve its internal control over financial reporting to address the underlying causes of these material weaknesses, including the hiring of a Chief Financial Officer and other accounting personnel and establishing new accounting and financial reporting procedures, policies and processes to have in place an appropriate level of internal control over financial reporting. However, KalVista is still in the process of implementing these measures and cannot provide assurances that it or the combined company will be successful in doing so or that these measures will significantly improve or remediate the material weaknesses described above. If KalVista or the combined company is unable to successfully remediate the existing material weaknesses in KalVista’s (or following the consummation of the transaction, the combined company’s) internal control over financial reporting, the accuracy and timing of its financial reporting, and its stock price, may be adversely affected and it may be unable to maintain compliance with the applicable stock exchange listing requirements.

Implementing any appropriate changes to KalVista’s or the combined company’s, internal controls may distract the officers and employees of KalVista or the combined company, entail substantial costs to modify its existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of the internal controls of the combined company, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase operating costs and harm the business. In addition, investors’ perceptions that the internal controls of KalVista or the combined company are inadequate or that it is unable to produce accurate financial statements on a timely basis may harm the stock price of the combined company.

Anti-takeover provisions in the combined company’s charter documents and under Delaware law could make an acquisition of the combined company more difficult and may prevent attempts by the combined company stockholders to replace or remove the combined company management.

Provisions in the combined company’s certificate of incorporation and bylaws, which are identical to Carbylan’s certificate of incorporation and bylaws, may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors. In addition, because the combined company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined company voting stock from merging or combining with the combined company. Although Carbylan and KalVista believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing members of management.

Carbylan and KalVista do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

The current expectation is that the combined company will retain its future earnings to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the common stock of the combined company will be the sole source of gain, if any, for any stockholders for the foreseeable future.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the transaction.

The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the transaction for several reasons. The pro forma financial statements have been derived from the historical financial statements of Carbylan and KalVista and adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the transaction. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition of the combined company following the transaction may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition following the transaction. The pro forma financial statements can be found in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 214 of this proxy statement.

Future sales of shares by existing stockholders could cause the combined company’s stock price to decline.

If existing stockholders of Carbylan and KalVista sell, or indicate an intention to sell, substantial amounts of the combined company’s common stock in the public market after the post-transaction lock-up and other legal restrictions on resale discussed in this proxy statement lapse, the trading price of the common stock of the combined company could decline. Upon completion of the transaction, the combined company is expected to have outstanding at least 9,903,798 shares of common stock, after taking into account the effect of the 14:1 reverse stock split. As of immediately following the closing of the transaction, approximately 941,200 shares of common stock will be freely tradable, without restriction, in the public market.

The lock-up agreements entered into between each of Carbylan and KalVista and certain of each other’s securityholders provide that the shares subject to the lock-up restrictions will be released from such restrictions 180 days from the closing date of the transaction. Based on shares outstanding as of October 24, 2016 and assuming that the 14:1 reverse stock split will be consummated prior to the closing of the transaction and a registration statement covering the resale of the shares of Carbylan common stock issuable in connection with the transaction is in effect, up to an additional approximately 8,713,985 shares of common stock will be eligible for sale in the public market. Nearly all of these shares will be held by directors, executive officers of the combined company and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act.

Even if the combined company’s product candidates are successful in clinical trials, the combined company may not be able to successfully commercialize them, which may adversely affect the combined company’s future revenues and financial condition.

KalVista has dedicated substantially all of its resources to the research and development of its product candidates. At present, KalVista is focusing its resources on KVD001 and KVD818 while strategically conducting development activities on the remainder of its other future product candidates. KalVista’s primary product candidates, KVD001 and KVD818, are currently in the early stages of clinical development. The combined company may not develop any product candidates suitable for commercialization.

Prior to commercialization, each product candidate will require significant additional research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons, including that they may:

•	be found ineffective or cause harmful side effects during clinical trials;

•	fail to receive necessary regulatory approvals;

•	be difficult to manufacture on a large scale;

•	be uneconomical to produce;

•	fail to achieve market acceptance; or

•	be precluded from commercialization by proprietary rights of third parties.

The combined company’s product development efforts or the combined company’s collaborative partners’ efforts may not be successfully completed for any product candidate, and the combined company may not obtain any required regulatory approvals or successfully commercialize a product candidate even if clinical development for such product candidate is successfully completed. Any products, if introduced, may not be successfully marketed nor achieve customer acceptance, which may adversely affect the combined company’s future revenues and financial condition.

The net operating loss carryforwards and other tax attributes of the combined company may also be subject to limitations as a result of ownership changes.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” (generally defined as a greater than 50 percentage point cumulative change (by value) in the equity ownership of certain stockholders over a rolling three-year period) is subject to limitations on its ability to utilize its pre-change net operating losses (“NOLs”) to offset future taxable income. Carbylan experienced an ownership change in December 2005 that limited Carbylan’s use of approximately $0.3 million of the NOLs available to Carbylan for federal income tax purposes as of June 30, 2016. The transaction will result in an ownership change for Carbylan and, accordingly, Carbylan’s net operating loss carryforwards and certain other tax attributes will be subject to further limitations on their use after the transaction. The Section 382 limitation on Carbylan’s net operating losses and other tax attributes would be significantly reduced (possibly to zero), unless Carbylan or the combined company satisfies a “continuity of business enterprise” requirement throughout the two years following the Closing Date of the transaction. Additional ownership changes in the future could result in additional limitations on Carbylan’s and the combined company’s net operating loss carryforwards (some of which changes may be outside of Carbylan’s, KalVista’s and the combined company’s control). Consequently, even if the combined company achieves profitability, it may not be able to utilize a material portion of Carbylan’s or the combined company’s net operating loss carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and information included in oral statements or other written statements made or to be made by Carbylan or on Carbylan’s behalf may contain predictions, estimates and other information that may be considered “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 (which is applicable to Carbylan, but not KalVista, because Carbylan, unlike KalVista, is a public company subject to the reporting requirements of the Exchange Act), that do not directly or exclusively relate to historical facts, including, without limitation, statements regarding the structure, timing and completion of the proposed transaction; Carbylan’s continued listing on NASDAQ prior to and after the proposed transaction; expectations regarding the capitalization, resources and ownership structure of the combined company; expectations regarding the sufficiency of the combined company’s resources to fund the advancement of any development program or the completion of any clinical trial; the nature, strategy and focus of the combined company; the safety, efficacy and projected development timeline and commercial potential of any product candidates; the executive officer and board structure of the combined company; and the expectations regarding voting by Carbylan stockholders. You can typically identify forward-looking statements by the use of forward-looking terminology including “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “pro forma,” “estimate,” “project,” “continue,” “potential,” “forecast” or “anticipate” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All forward-looking statements contained in this proxy statement speak only as of the date on which they were made. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance. Actual results could differ materially from those anticipated as a result of various factors. These statements are based on current expectations and assumptions that are subject to risks and uncertainties.

For a discussion of the factors that may cause Carbylan, KalVista or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Carbylan and KalVista to complete the transaction and the effect of the transaction on the business of Carbylan, KalVista and the combined company, see the section entitled “Risk Factors,” beginning on page 28 of this proxy statement.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Carbylan, KalVista or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement are current only as of the date on which the statements were made. Carbylan and KalVista do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events, except as required by law.

THE SPECIAL MEETING

General

Your proxy is solicited on behalf of the Carbylan board of directors for use at the special meeting of stockholders to be held on                     , 2016, at              local time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Special Meeting and any business properly brought before the special meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the special meeting.

Date, Time and Place

Carbylan will hold the special meeting on                     , 2016, at              local time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025. On or about                     , 2016, Carbylan commenced mailing this proxy statement and the enclosed form of proxy to Carbylan’s stockholders entitled to vote at Carbylan’s special meeting.

Purposes of the Carbylan Special Meeting

The purposes of the special meeting are to consider and vote upon the following:

1.	the Share Issuance Proposal;

2.	the Reverse Stock Split Proposal;

3.	the Name Change Proposal; and

4.	the Adjournment Proposal.

Recommendation of the Carbylan Board of Directors

•	The Carbylan board of directors has determined and believes that the issuance of Carbylan common stock in the transactions contemplated by the Share Purchase Agreement is fair to, advisable, and in the best interests of, Carbylan and its stockholders and has approved such items. The Carbylan board of directors recommends that Carbylan stockholders vote “FOR” the Share Issuance Proposal.

•	The Carbylan board of directors has determined and believes that it is fair to, advisable, and in the best interests of, Carbylan and its stockholders to effect a 14:1 reverse stock split, and has approved such reverse stock split. The Carbylan board of directors recommends that Carbylan stockholders vote “FOR” the Reverse Stock Split Proposal.

•	The Carbylan board of directors has determined and believes that it is fair to, advisable, and in the best interests of, Carbylan and its stockholders to change the name of Carbylan to “KalVista Pharmaceuticals, Inc.” and has approved such name change. The Carbylan board of directors recommends that Carbylan stockholders vote “FOR” the Name Change Proposal.

•	The Carbylan board of directors has determined and believes that adjourning the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Share Issuance Proposal or the Name Change Proposal is fair to, advisable, and in the best interests of, Carbylan and its stockholders and has approved and adopted the proposal. The Carbylan board of directors recommends that Carbylan stockholders vote “FOR” the Adjournment Proposal.

Stockholders Entitled to Vote; Record Date

Only holders of record of Carbylan common stock at the close of business on the record date,                    , 2016, are entitled to notice of, and to vote at, the Carbylan special meeting. There were approximately holders of record of Carbylan common stock at the close of business on the record date. At the close of business on the record date,                shares of Carbylan common stock were issued and outstanding. Each share of Carbylan common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled “Security Ownership of Certain Beneficial Owners and Management of Carbylan” beginning on page 209 of this proxy statement for information regarding persons known to the management of Carbylan to be the beneficial owners of more than 5% of the outstanding shares of Carbylan common stock.

Quorum and Vote Required

A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting will exist when the holders of a majority of the shares of Carbylan common stock entitled to vote at the special meeting are represented either in person or by proxy. If a quorum is not present at the special meeting, Carbylan expects that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes,” discussed below, count as shares present for establishing a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner returns a valid proxy but does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the shares. Brokers, banks and other nominees will not have discretionary authority on the Share Issuance Proposal, the Reverse Stock Split Proposal or the Name Change Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Share Issuance Proposal. Approval of the Share Issuance Proposal requires the affirmative vote of the majority of the shares of Carbylan common stock, present in person or represented by proxy and entitled to vote on the subject matter. Broker non-votes and abstentions will have no effect on the Share Issuance Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Reverse Stock Split Proposal. Approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Carbylan common stock entitled to vote at the special meeting. Because the vote on the Reverse Stock Split Proposal is based on the total number of shares outstanding, rather than the number of actual votes cast, abstentions and “broker non-votes” will have the same effect as voting against that proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Name Change Proposal. Approval of the Name Change Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Carbylan common stock entitled to vote at the special meeting. Because the vote on the Name Change Proposal is based on the total number of shares outstanding, rather than the number of actual votes cast, abstentions and “broker non-votes” will have the same effect as voting against that proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Adjournment Proposal. The Adjournment Proposal will be approved if a majority of the shares of Carbylan common stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, whether or not a quorum is present. Broker non-votes and abstentions will have no effect on the Adjournment Proposal.

Each of the Share Issuance Proposal, Reverse Stock Split Proposal and Name Change Proposal is an independent proposal; none of the foregoing is conditioned upon the approval of any other proposal. The approval of the Share Issuance Proposal is required to consummate the transaction. The transaction may be consummated regardless of whether the Carbylan stockholders approve or do not approve the Reverse Stock Split Proposal or the Name Change Proposal.

A list of the record holders of Carbylan common stock will be available for review for any purpose germane to the special meeting at 39899 Balentine Drive, Suite 200, in Newark, California, during regular business hours for a period of ten days before the special meeting and will also be available at the special meeting.

Voting by Stockholders

If you are a stockholder of record of Carbylan as of the record date referred to above, you may vote in person at the Carbylan special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Carbylan special meeting, Carbylan urges you to vote by proxy to ensure your vote is counted. You may still attend the Carbylan special meeting and vote in person if you have already voted by proxy. As a stockholder of record:

•	To vote in person, come to the Carbylan special meeting and Carbylan will give you a ballot when you arrive;

•	To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided; if you return your signed proxy card to Carbylan before the Carbylan special meeting, Carbylan will vote your shares as you direct;

•	To vote on the Internet, go to the website on the proxy card or voting instruction form to complete an electronic proxy card; you will be asked to provide the company number and control number from the enclosed proxy card; your vote must be received by , 2016, at Pacific Time to be counted.

If your Carbylan shares are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your Carbylan shares. If you do not give instructions to your broker, your broker can vote your Carbylan shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of NASDAQ on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the Carbylan shares will be treated as broker non-votes. It is anticipated that the Share Issuance Proposal, the Reverse Stock Split Proposal and the Name Change Proposal will be non-discretionary items.

All properly executed proxies that are not revoked will be voted at the special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of Carbylan common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” the Share Issuance Proposal; “FOR” the Reverse Stock Split Proposal; “FOR” the Name Change Proposal; and “FOR” the Adjournment Proposal in accordance with the recommendation of the Carbylan board of directors.

Revocation of Proxies

Carbylan stockholders of record, other than those Carbylan stockholders who have executed support agreements, may change their vote at any time before their proxy is voted at the special meeting in one of three ways. First, a stockholder of record of Carbylan can send a written notice to the Secretary of Carbylan stating that the stockholder would like to revoke its proxy. Second, a stockholder of record of Carbylan can submit new proxy instructions either on a new proxy card or via the Internet. Third, a stockholder of record of Carbylan can attend the Carbylan special meeting and vote in person. Attendance alone will not revoke a proxy. If a Carbylan stockholder of record or a stockholder who owns Carbylan shares in “street name” has instructed a broker to vote its shares of Carbylan common stock, the stockholder must follow directions received from its broker to change those instructions.

Voting by Carbylan’s Directors and Executive Officers

As of                 , 2016, the current directors and executive officers of Carbylan owned     % of the outstanding shares of Carbylan stock entitled to vote at the Carbylan special meeting. The directors and executive officers of Carbylan owning these shares are subject to support agreements. Each stockholder that entered into a support agreement has agreed to vote all shares of Carbylan common stock owned as of the record date in favor of the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement, including the issuance of Carbylan common stock in the transaction, the approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the Share Issuance Proposal, the Reverse Stock Split Proposal and the Name Change Proposal on the date on which such meeting is originally held, and any other matter necessary to consummate the transactions contemplated by the Share Purchase Agreement that are considered and voted upon by Carbylan’s stockholders and against any “acquisition proposal,” as defined in the Share Purchase Agreement. As of                     , 2016, Carbylan is not aware of any affiliate of KalVista owning any shares of Carbylan common stock entitled to vote at the Carbylan special meeting.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Carbylan may solicit proxies from Carbylan stockholders by personal interview, telephone, telegram or otherwise. Carbylan and KalVista will share equally the costs of printing and filing this proxy statement and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Carbylan common stock for the forwarding of solicitation materials to the beneficial owners of Carbylan common stock. Carbylan will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Carbylan has retained Alliance Advisors, LLC to assist it in soliciting proxies using the means referred to above. Carbylan will pay Alliance Advisors, LLC fees of $10,000, plus reimbursement of out-of-pocket expenses.

No Appraisal Rights

Holders of Carbylan common stock are not entitled to appraisal rights under Delaware law with respect to any of the proposals to be voted on at the special meeting. For more information about appraisal rights, see the provisions of Section 262 of the DGCL.

Householding

In accordance with a notice sent to certain stockholders of Carbylan common stock who share a single address, only one copy of this proxy statement is being sent to that address unless Carbylan has received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce Carbylan’s printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this proxy statement, he or she may contact Carbylan Therapeutics, Inc. (Attn: Corporate Secretary, 39899 Balentine Drive, Suite 200, Newark, California 94560) or Alliance Advisors, LLC, Carbylan’s proxy solicitor, using the information below. Any such stockholder may also contact Carbylan Therapeutics, Inc. (Attn: Corporate Secretary, 39899 Balentine Drive, Suite 200, Newark, California 94560) or Alliance Advisors, LLC if he or she would like to receive separate proxy statements in the future. If you are receiving multiple copies of Carbylan’s proxy statement, you may request householding in the future by contacting Alliance Advisors, LLC, using the information below:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Stockholders May Call Toll-Free: 855-742-8276

Stockholders May Email: CBYL@allianceadvisorsllc.com

Tabulation of Votes

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes.

Adjournments and Postponements

Any adjournment or postponement of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy. If the special meeting is adjourned or postponed, Carbylan is not required to give notice of the time and place of the adjourned or postponed meeting if it is to take place within 30 days and if the time and place of the adjourned or postponed meeting are announced at the special meeting, unless the Carbylan board of directors fixes a new record date for the special meeting.

Attending the Special Meeting

You may attend the special meeting and Carbylan will give you a ballot when you arrive. Please note, however, that if your shares are held in “street name,” by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Notice Regarding Availability of Proxy Materials

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written request to Carbylan Therapeutics, Inc. (Attn: Corporate Secretary, 39899 Balentine Drive, Suite 200, Newark, California 94560), or Alliance Advisors, LLC (at the address or phone number listed below), or through the Investors section of Carbylan’s website, www.carbylan.com, or from the SEC through the SEC website at the address provided above. If you have questions about the special meeting or the transaction with KalVista after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, please contact Carbylan’s proxy solicitor, Alliance Advisors, LLC, using the information below:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Stockholders May Call Toll-Free: 855-742-8276

Stockholders May Email: CBYL@allianceadvisorsllc.com

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Carbylan’s proxy solicitor, Alliance Advisors, LLC, using the information below:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Stockholders May Call Toll-Free: 855-742-8276

Stockholders May Email: CBYL@allianceadvisorsllc.com

THE TRANSACTION

The Transaction Structure

Upon the terms and subject to the conditions set forth in the Share Purchase Agreement, Carbylan will acquire all of the ordinary and preferred shares of KalVista in exchange for the issuance to the Sellers of a certain number of shares of Carbylan common stock based on the relative stipulated values of Carbylan and KalVista under the terms of the Share Purchase Agreement. KalVista’s Series A and Series B preferred shares will automatically convert into ordinary shares immediately prior to the closing on a 1-to-1 basis and this conversion will not include additional ordinary shares in respect of the cumulative preferred dividends which have been waived by the preferred shareholders for the purposes of the transaction. The issuance of Carbylan common stock to the Sellers will be issued in transactions exempt from registration under the Securities Act of 1933 in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D or Regulations S promulgated thereunder and may not be offered or sold by the holders of those shares absent registration or an applicable exemption from registration requirements. Following the transaction, KalVista will be a wholly owned subsidiary of Carbylan, and the Sellers shall own a majority stake in Carbylan.

Expected Timing of the Transaction

Unless the Share Purchase Agreement is earlier terminated pursuant to its terms, the transaction will be consummated at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, as promptly as practicable, but in no event later than the second business day, following the satisfaction or waiver of the conditions to the consummation of the transaction, as described in the section entitled “Terms of the Share Purchase Agreement—Conditions to the Consummation of the Transaction,” beginning on page 119 of this proxy statement.

Consideration

In exchange for all of the ordinary and preferred shares of KalVista, Carbylan will issue to the Sellers a number of shares of Carbylan common stock determined by the relative stipulated values of Carbylan and KalVista, as described in the section entitled “Terms of the Share Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 114 of this proxy statement. Because the exact number of shares that will be issued to the Sellers will not be determined until closing, the Carbylan stockholders cannot know the exact number of shares that will be issued to the Sellers when Carbylan stockholders vote on the proposals at the special meeting.

Effect of the Transaction on Stock Options and Equity Incentives

The vesting of all outstanding Carbylan Options will accelerate immediately prior to closing, and at closing (i) all outstanding Carbylan Options with an exercise price per share that is less than the Carbylan Closing Price will be automatically net exercised for a number of shares of Carbylan common stock (subject to an offset for withholding obligations) calculated by dividing (a) the product of (1) the total number of shares subject to such Carbylan Option and (2) the excess of the Carbylan Closing Price over the exercise price per share by (b) the Carbylan Closing Price and (ii) all Carbylan Options with an exercise price per share equal to or greater than the Carbylan Closing Price will be terminated for no consideration.

Under the terms of the various instruments governing the Company’s outstanding stock awards, any reverse stock split effected in connection with the closing of the transaction will reduce the number of shares of common stock issuable upon the exercise of such stock awards in proportion to the reverse split ratio of the reverse stock split. The reverse stock split will also result in a proportionate increase in the exercise price of the Company’s outstanding stock options. In connection with such proportionate adjustments, the number of shares of common stock issuable upon exercise or conversion of outstanding stock awards will be rounded down to the nearest whole share and the exercise prices will be rounded up to the nearest cent, and no cash payment will be made in respect of such rounding.

KalVista grants equity awards pursuant to the KalVista Plan. In connection with the transaction, each outstanding and unvested KalVista option will be converted into a Carbylan Option having an equivalent economic value and such converted awards will continue to vest on their original schedule (to the extent individual equity award holders consented to the rollover and removal of vesting acceleration as applied to their stock options).

Net Cash Calculation

“Net Cash” is defined in the Share Purchase Agreement as (a) Carbylan’s cash (excluding restricted cash) and cash equivalents and marketable securities, minus (b) the sum of (without duplication) (i) Carbylan’s accounts payable and accrued expenses and Carbylan’s other current liabilities payable in cash, (ii) Carbylan transaction expenses (e.g., costs, fees and expenses incurred in connection with the transaction, change of control payments, retention payments, etc.), (iii) indebtedness, (iv) severance payments, termination benefits or other obligations relating to termination of employees or service providers prior to, or planned as of, the time of closing, (v) any costs or expenses associated with the termination or winding down of Carbylan’s current business operations, including with respect to the termination of any existing or planned Carbylan preclinical or clinical research or similar research or operations, (vi) any payable or other obligation related to Carbylan’s real estate lease obligations or the termination thereof (net of any rights of Carbylan to receive payments relating to the properties subject to such lease obligations under a sublease or otherwise), and (vii) an accrual or reserve for potential claims or litigation brought or initiated against Carbylan, its directors or officers or its underwriters in an amount equal to the greater of (A) $1,000,000 (net of any amounts paid in settlement or costs, fees or other expenses paid by Carbylan in connection with such claims or litigation prior to the date of determination) or (B) the amount required to be reserved under GAAP in Carbylan’s financial statements for such claims or litigation.

If Carbylan’s Net Cash at the closing is equal to or greater than $27.5 million (the “Net Cash Floor”), then Carbylan’s Net Cash will be deemed to be $30 million for purposes of determining Carbylan’s stipulated value; provided that the Net Cash Floor will be reduced by $13,333 for each day that elapses following September 1, 2016 without the transaction being consummated.

If Carbylan’s Net Cash exceeds $31 million at the closing, Carbylan will dividend to its stockholders any Net Cash in excess of $31 million and Carbylan’s Net Cash will be deemed to be $30 million for purposes of determining Carbylan’s stipulated value. Carbylan does not anticipate making a dividend prior to the closing and anticipates that its Net Cash at the closing will be less than $31 million.

Background of the Transaction

The Carbylan board of directors and Carbylan’s executive management regularly review Carbylan’s operating and strategic plans, both near-term and long-term, as well as various strategic alternatives in an effort to enhance stockholder value. These reviews and discussions have focused on, among other things, the opportunities and risks associated with Carbylan’s business and financial condition, potential partnering opportunities and strategic relationships, and other strategic options.

On January 29 and January 30, 2016, a select group of Carbylan management (Mr. David Renzi, Ms. Marcee Maroney and Dr. David Gravett, Carbylan’s then-current Vice President, Research & Development), reviewed the results of Carbylan’s Phase 3 COR 1.1 clinical trial, a multi-center, international, randomized, double-blind, three-arm trial that enrolled 560 patients with grade two and grade three osteoarthritis of the knee, comparing treatment with Hydros-TA to treatment with Hydros and with triamcinolone acetonide (“TA”) on a standalone basis. The results of the trial indicated that Hydros-TA met the first of its two primary endpoints, demonstrating a statistically significant improvement from baseline in the Western Ontario and McMaster Universities Arthritis Index A (“WOMAC A”) pain score at week 2 versus Hydros. However, patients in the TA arm continued to show an unexpected significant reduction in pain through 26 weeks. Given the comparable effectiveness at 26 weeks, COR 1.1 did not meet its second co-primary endpoint. Notably, based on guidance from the FDA, in order to obtain approval of Hydros-TA, Carbylan would be required to show efficacy of Hydros-TA relative to Hydros alone at week 2 and Hydros-TA relative to TA alone at week 26 in a well-controlled study. In addition, a second confirmatory trial would be required to demonstrate effectiveness over 26 weeks.

On January 31, 2016, the Carbylan board of directors held a meeting in which Carbylan management (Mr. Renzi, Ms. Maroney and Dr. Gravett) presented the results of the COR 1.1 clinical trial, including a summary of the statistical analysis of the co-primary endpoints, secondary endpoints, safety data and summaries of sub-analysis completed on a post-hoc basis. During the course of the discussion, Carbylan management presented potential explanations for the unexpected significant reduction in pain through 26 weeks in the TA arm. The Carbylan board of directors together with Carbylan management also discussed the investor communication plan and proposed press release. After reviewing the clinical data, the Carbylan board of directors requested that Carbylan management continue to investigate the COR 1.1 clinical data, as well as with regard to assisting the board of directors in evaluating the relative merits and risks of moving forward with a revised clinical development plan for Hydros-TA, the clinical risks, potential clinical design modifications, probability of success and the financial requirements of a revised clinical development plan.

On February 1, 2016, following the close of trading, Carbylan publicly announced that the Hydros-TA Phase 3 COR 1.1 clinical trial failed to meet its second co-primary endpoint. On February 2, 2016, the share price of Carbylan’s stock closed at $0.66 per share, as compared to $2.47 per share at the close of market on the day preceding the public announcement.

On February 4, 2016, the Carbylan board of directors held a meeting with members of Carbylan management (Mr. Renzi and Ms. Maroney) and representatives of Latham & Watkins LLP (“Latham & Watkins”) present. At the meeting, Carbylan management reviewed the inputs needed to determine a potential clinical pathway for the development of Hydros-TA, including further analysis of the COR 1.1 clinical data and a modified protocol for the COR 1.2 trial and an additional pivotal study, as well as a variety of potential operational alternatives for Carbylan, including: (i) modifying the planned COR 1.2 trial design and moving forward with the clinical development of Hydros-TA under Carbylan’s current operational path, including manufacturing and commercial scale-up, (ii) conducting a modified COR 1.2 trial and scaling back all non-COR 1.2 operations in order to reduce expenses and conserve cash, (iii) ceasing all clinical operations, conserving cash and pursuing a strategic transaction, or (iv) winding up operations and distributing existing net cash to the stockholders in a liquidation. During this meeting, Carbylan management also provided the board of directors with a summary of Carbylan’s financial position, including current cash, forecasted cash runway and net losses. This forecast also included a summary of projected cash and cash runway dates under the various operational alternatives, as follows: (a) no remaining cash as of May 2017 if Carbylan runs a modified COR 1.2 trial and continues the clinical development of COR 1.2 under its current operational path, (b) no remaining cash as of October 2017 if Carbylan runs a modified COR 1.2 trial and freezes headcount and delays any further manufacturing or commercial operations until readout of the modified study in 2018, and (c) cash balance of approximately $17.1 million as of December 2017 if Carbylan runs a modified COR 1.2 trial using existing clinical headcount and terminating all other employees other than two principal employees and eliminating all non-COR 1.2 trial expenditures. Following this review, the Carbylan board of directors directed Carbylan management to devote substantially all of its resources to determine if there was a viable and capital responsible clinical development path for Hydros-TA evaluating the relative risks and merits of conducting a modified COR 1.2 and continuing to pursue the clinical development of Hydros-TA, including further analysis of the COR 1.1 clinical study data, engaging key opinion leaders and clinical pain experts to analyze the clinical data and evaluate potential clinical trial designs to mitigate the risk in the TA arm and conducting a financial analysis to understand the financial impact of a revised clinical development pathway, including with respect to required headcount adjustments and retention policies. The board of directors also directed management to concurrently initiate conversations with potential financial advisory firms in order to engage such firms for purposes of evaluating several strategic alternatives.

Between February 4, 2016 and February 29, 2016, Carbylan management conducted additional analysis of the COR 1.1 data and discussed the data with numerous key opinion leaders and clinical pain expert consultants in the design and conduct of pain management clinical trials. Carbylan management prepared revised study design criteria for COR 1.2 and alternative clinical pathways for the development of Hydros-TA. In addition, Carbylan management prepared a financial forecast and models and projections for various operating scenarios, including continuing the development of Hydros-TA under the current operation structure, operating the business as a standalone enterprise with a potential operational restructuring, reducing headcount and pursing a strategic transaction and liquidation of the company. Carbylan management also requested proposals from various financial advisors with regard to representing the company for purposes of financial and strategic advice and interviewed a number of financial advisors for purposes of presenting to the board of directors. During this period, Carbylan management routinely updated the board of directors through informal telephonic status update calls and email correspondence.

On March 1, 2016, the Carbylan board of directors held a meeting with members of Carbylan management (Messrs. Renzi and McKune and Ms. Maroney) and representatives of Latham & Watkins present. At the meeting Carbylan management reviewed with the Carbylan board of directors the timing and financial impact of moving forward with a modified COR 1.2 clinical trial and feedback from key opinion leaders and clinical pain expert consultants as well as a summary of Carbylan’s financial position, including current cash, forecasted cash runway, liabilities, net loss, forecasted cash balance and planned operations. During the meeting, the Carbylan board of directors discussed the operational path forward for Carbylan, including (i) the potential to modify the COR 1.2 trial design and move forward under Carbylan’s current operational path, (ii) to scale back operations and run a modified COR 1.2 clinical trial to conserve cash, (iii) to cease all clinical operations and explore strategic alternatives, and (iv) to wind up operations and distribute Carbylan’s remaining cash to its stockholders. Carbylan management also provided the Carbylan board of directors with a summary of Carbylan’s forecasted cash balance in the event that Carbylan proceeded with (a) a modified COR 1.2 clinical trial and a restructuring involving the reduction of headcount and use of consultants to execute the modified COR 1.2 clinical trial (for which management forecasted a cash balance of $17 million as of December 2017, the estimated time at which data regarding the modified COR 1.2 would be available), and (b) a strategic transaction (for which management initially estimated a net cash balance of $34 million, assuming a closing date of September 30, 2016, which such estimate was based upon certain assumptions regarding the reduction of headcount and related costs, the timing and costs associated with the repayment of outstanding indebtedness and the termination of lease obligations and the amount of advisory and legal fees to be incurred in connection with the transaction).

In addition, during the meeting, the Carbylan board of directors invited representatives of Wedbush and another financial advisory firm to present on the background, capabilities, transaction history and strategic benefits of each such firm with respect to their ability to assist similarly situated clients in identifying and evaluating potential strategic alternatives. The board of directors then engaged in a significant discussion of the relative merits and risks of preceding with a modified clinical development plan for Hydros-TA, including the potential financial impact of requiring at least two pivotal additional trials and additional safety trials, the likelihood of being able to mitigate the risk of the perceived placebo effect in the TA arm of any future study, potential financing and capital needs of Carbylan to fund the operations, the development status of competitive products, the status of the company’s manufacturing capabilities and related operational matters. Following such presentations and board discussion, the Carbylan board of directors determined to prioritize the exploration and evaluation of a strategic transaction and directed Carbylan management to engage Wedbush to assist Carbylan in evaluating and pursuing strategic alternatives to determine the landscape for a potential strategic partner and what transaction terms may be available to Carbylan. The Carbylan board of directors also established the Transaction Committee consisting of Dr. Albert Cha, Guy Nohra, Mr. Renzi, Steven L. Basta and David Saul to oversee and guide a potential strategic transaction process. With the exception of Mr. Renzi, all members of the Transaction Committee qualify as “independent” directors in accordance with NASDAQ listing requirements. The members of the Transaction Committee were selected by the Carbylan board of directors based primarily on the members’ knowledge of and experience with strategic transactions, experience in evaluating the prospects and relative value of potential strategic partners, operational and executive experience relative to the required diligence of the potential strategic partners, diversity of professional experience and ability to meet the time commitments of service on such committee. The board of directors delegated to the Transaction Committee the primary authority to review and evaluate proposals for strategic transactions, to review and evaluate the prospects for the strategic partners, to interface with Wedbush and to act on behalf of the Carbylan board of directors in facilitating the review, analysis, evaluation, monitoring and exercise of general oversight of all proceedings and activities related to any strategic transaction proposal. The Transaction Committee was not delegated the authority to approve any particular transaction but was directed to provide recommendations to the board of directors in regards to the superiority of various proposals and/or strategic partners.

On March 8, 2016, Carbylan formally engaged Wedbush to advise on strategic alternatives for Carbylan in order to maximize stockholder value. The Carbylan board of directors determined that, prior to announcing the engagement of Wedbush, Wedbush should commence a preliminary confidential outreach to ascertain potential high-level strategic interest for a transaction with Carbylan.

Between March 8, 2016 and March 16, 2016, Wedbush conducted an analysis and preliminary confidential outreach to ascertain potential high-level strategic interest for a transaction with Carbylan.

Based on positive feedback from the preliminary outreach, on March 17, 2016, Carbylan issued a press release announcing that Carbylan had engaged Wedbush to advise on strategic alternatives for Carbylan aimed to enhance stockholder value, including the potential for an acquisition, merger, strategic partnership or other strategic transaction.

As described in further detail below, between March 2016 and June 2016, Carbylan and Wedbush conducted a process of identifying and evaluating potential strategic transactions with pharmaceutical, biotechnology and medical device companies. The initial list of potential parties to a strategic transaction involving Carbylan was created by Wedbush, in consultation with Carbylan management, based upon Wedbush’s experience in financial advisory services, Wedbush’s knowledge of the life sciences marketplace, relationships that Wedbush had developed with companies through prior engagements, and existing relationships between Carbylan management and companies known to have an interest in similar transactions. Such potential strategic parties included companies that previously expressed interest to Wedbush in pursuing a similar strategic transaction or that had engaged in ongoing dialogue with the Wedbush team regarding a potential similar strategic transaction. During the period between March 2016 and June 2016, Carbylan management, through representatives of Wedbush, contacted 154 potential parties, Carbylan management had discussions and meetings with 46 of such parties, and received indications of interest from 22 of such 46 parties, including KalVista, Company A, Company B and Company C. During the course of the process, substantially all of the parties with whom Wedbush and Carbylan had discussions with were interested in pursuing only a reverse merger transaction and no viable strategic partners expressed an interest in acquiring Hydros-TA or any of Carbylan’s assets. As a result, Wedbush and the Transaction Committee primarily focused on a reverse merger transaction so as to receive value for Carbylan’s public listing.

In evaluating potential counterparties for such transactions and narrowing the list of potential counterparties throughout the process, Carbylan utilized a broad set of criteria which focused on a range of attributes and characteristics of such parties. This set of criteria was initially discussed by Carbylan’s board of directors in connection with its engagement of Wedbush and was refined by the Transaction Committee following initial feedback from Wedbush following its engagement. The set of criteria evaluated by Carbylan with respect to the business and prospects of such counterparties was primarily as follows: (i) depth of product pipeline and stage of development, (ii) risks relating to clinical success of product candidates and operational risks, (iii) market opportunity for products, (iv) anticipated scope and timing of development and commercialization milestones, (v) management team’s experience, (vi) support of high quality investors, (vii) sufficiency of financial resources to achieve potentially meaningful milestones, either through resources to be obtained through financing activities consummated prior to the effectiveness of a combination with Carbylan or through the resources that would result from a combination with Carbylan, (viii) availability of audited financial statements or the capability to produce such audited financial statements in order to satisfy applicable Exchange Act and/or Securities Act requirements, (ix) valuation estimate and prospects for the company and (x) the ability to expeditiously consummate a transaction with Carbylan and risks related thereto. Carbylan also requested information from each potential strategic partner as to its interest in continuing the development of Hydros-TA.

In evaluating the proposed terms of potential transactions with such parties and narrowing the list of potential counterparties throughout such process, Carbylan also analyzed the (i) the proposed valuation of the strategic counterparty, (ii) the valuation of Carbylan ascribed by such counterparty, (iii) the anticipated relative ownership of the combined entity immediately following the consummation of a transaction by each of Carbylan’s pre-combination stockholders and the stockholders of such party and (iv) the counterparty’s ability to consummate a transaction.

The Carbylan board of directors, the Transaction Committee and Carbylan management conducted an overall evaluation of potential counterparties and the proposed terms of potential transactions with such parties and did not rely exclusively on any one attribute or characteristic or any specific combination thereof. However, in comparing any specific counterparty or proposal to another, certain attributes or characteristics may have been given more importance based on the individual circumstances of such comparison, for example, the prospects for its products candidates, the clinical risk of its product candidates, the relative valuation of the company, its financial and financing prospects and potential to achieve near term milestones.

On March 23, 2016, representatives of Wedbush contacted Company A, which, as of such date, was an early stage privately-held non-public reporting company with gene therapy-based product candidates focused on serious, rare diseases which were all being observed in pre-clinical studies, to gauge Company A’s interest in a potential strategic transaction involving Carbylan. Company A’s management team agreed to meet with Carbylan’s management team to discuss Company A’s business and a potential strategic transaction involving Carbylan.

On April 4, 2016, representatives of Wedbush reached out to Jefferies LLC (“Jefferies”), KalVista’s financial advisor, and proposed a meeting between Carbylan’s and KalVista’s management teams to discuss KalVista’s business and a potential strategic transaction involving Carbylan and KalVista.

Also on April 4, 2016, representatives of Wedbush contacted Company B, which, as of such date, was an early stage privately-held non-public reporting company with product candidates focused on ocular therapies for the treatment of glaucoma, diabetic macular edema and age-related macular degeneration one of which was being evaluated in an early-stage clinical trial and its remaining pipeline product candidates were being evaluated in pre-clinical studies, to gauge Company B’s interest in a potential strategic transaction involving Carbylan.

On April 5, 2016, the Transaction Committee held a meeting with members of Carbylan management (Messrs. Renzi and McKune and Ms. Maroney) and representatives of Wedbush and Latham & Watkins present. At the meeting, representatives of Wedbush provided the Transaction Committee with an update regarding the strategic transaction process and members of the Transaction Committee, Carbylan management and the representatives of Wedbush discussed the various criteria and considerations that should be applied in order to evaluate and rank potential strategic partners, as described above. Following discussions, the Transaction Committee directed Wedbush to continue contacting potential strategic transaction partners to gauge their interest in a potential transaction involving Carbylan.

On April 7, 2016, Carbylan and Company A executed a mutual confidentiality agreement which included a customary standstill provision with a two-year term in favor of Carbylan in order to facilitate due diligence and further discussions between the parties regarding a potential strategic transaction between the two companies.

On April 8, 2016, representatives of Wedbush contacted Company C, which, as of such date, was an early stage privately-held non-public reporting company with product candidates focused on inflammatory diseases and immuno-oncology one of which was being evaluated in an early clinical trial and its remaining pipeline product candidates were being evaluated in pre-clinical studies, to gauge Company C’s interest in a potential strategic transaction involving Carbylan.

Also on April 8, 2016, members of Company A’s management held an in-person meeting with Carbylan’s management to provide an overview of Company A’s business and product candidates and to discuss a potential strategic transaction involving Carbylan and Company A. As of such date, Company A was a biotechnology company in the preclinical stage conducting IND enabling studies in two potential product candidates. Between April 8, 2016 and May 31, 2016, Carbylan and Company A and each of their representatives shared documentation, reviewed information and held discussions for the purpose of conducting diligence on each of the respective companies.

On April 11, 2016, Carbylan and KalVista executed a mutual confidentiality agreement which included a customary standstill provision with a two-year term in favor of Carbylan in order to facilitate due diligence and further discussions between the parties regarding a potential strategic transaction between the two companies.

Later on April 11, 2016, members of KalVista’s management (T. Andrew Crockett, Chief Executive Officer of KalVista, and Chris Yea, Chief Development Officer of KalVista) held a telephonic meeting with members of Carbylan’s management (Messrs. Renzi, McKune and Gravett and Ms. Maroney) as well as representatives from each of Wedbush and Jefferies to provide an overview of KalVista’s business and product candidates and to discuss a potential strategic transaction between Carbylan and KalVista. Between April 11, 2016 and June 14, 2016, Carbylan and its representatives and KalVista and its representatives shared documentation, reviewed information and held discussions for the purpose of conducting diligence on each of the two companies.

On April 12, 2016, the Carbylan board of directors held a meeting with members of Carbylan management (Mr. McKune and Ms. Maroney) and representatives of Wedbush and Latham & Watkins present. At the meeting, representatives of Wedbush provided the Carbylan board of directors with an update regarding the various outreach efforts that Wedbush had made in order to gauge the potential for interest in a strategic transaction with Carbylan and the potential to identify a partner for a strategic transaction and a potential buyer for Hydros-TA. Representatives of Wedbush then discussed an unsolicited indication of interest for a combination transaction involving Carbylan that it had received from a third party with whom members of Carbylan management and representatives of Wedbush had previously held an initial telephonic meeting. Following such initial meeting and prior to receipt of the unsolicited indication of interest, Carbylan management had determined that such party was not on a comparable basis to other prospective strategic partners based upon such party’s relative potential prospects and business opportunity and had indicated to such party that Carbylan was not interested in pursuing further discussions at that time. Representatives of Wedbush also noted that the unsolicited indication of interest ascribed a valuation to Carbylan which was less than its then-current cash balance. Representatives of Wedbush also presented a proposed ranking of potential strategic partners based on the criteria and considerations identified by the Transaction Committee and the Carbylan board of directors. Following discussions, the Carbylan board of directors determined that the unsolicited indication of interest was not favorable nor was it made by a viable strategic partner. After significant discussion regarding the merits and risks of pursuing further clinical development of Hydros-TA and, in particular, the need to raise substantial additional capital to finance clinical trials prior to any regulatory submission, the perceived risk of repeating the result seen in the TA arm of COR 1.1 and overall manufacturing, regulatory, clinical and commercial risk, as well as based on the feedback from Wedbush with regard to the relatively high likelihood of the ability to consummate a strategic transaction, the Carbylan board of directors approved the cessation of all development activities for Hydros-TA, other than limited activities related to the wind down of COR 1.1, and a restructuring plan effective as of April 15, 2016 in order to reduce operational costs and preserve capital and streamline the company’s operations. The restructuring plan resulted in a reduction in force affecting 14 of 17 employees, including two executive officers.

In addition, the Carbylan board of directors directed Wedbush and management to commence a formal indication of interest process with the strategic partners identified and presented to the Carbylan board of directors during the Wedbush presentation at the meeting and prioritize a possible strategic merger transaction and to identify a potential buyer for Hydros-TA as a secondary effort. Following the meeting, representatives of Wedbush sent letters to 28 companies encouraging each of those companies to provide a written non-binding indication of interest with respect to a possible strategic transaction involving Carbylan.

Also on April 12, 2016, Carbylan and Company C executed a mutual confidentiality agreement which included a customary standstill provision with a two-year term in favor of Carbylan in order to facilitate due diligence and further discussions between the parties regarding a potential strategic transaction between the two companies.

On April 14, 2016, members of Company C’s management held a telephonic meeting with Carbylan’s management to provide an overview of Company C’s business and product portfolio and to discuss a potential strategic transaction involving Carbylan and Company C. As of such date, Company C was a biotechnology company with a discovery platform that was conducing preclinical studies and lead selection studies for a variety of potential antibody targets. Between April 14, 2016 and June 14, 2016, Carbylan and its representatives and Company C and its representatives shared documentation, reviewed information and held discussions for the purpose of conducting diligence on each of the two companies.

On April 15, 2016, Carbylan issued a press release announcing that Carbylan had suspended further clinical development of Hydros-TA and reduced its workforce in connection with such suspension, and that Carbylan was actively pursuing a strategic transaction, including a merger or acquisition of Carbylan.

Also on April 15, 2016, the Transaction Committee held a meeting with members of Carbylan management (Messrs. Renzi and McKune and Ms. Maroney) and representatives of Wedbush and Latham & Watkins present. At the meeting, representatives of Wedbush provided the Transaction Committee with an update regarding the strategic transaction process and meetings that had been held with potential counterparties since the prior meeting of the Carbylan board of directors on April 12, 2015. Following discussions, the Transaction Committee directed Wedbush to send a formal indication of interest request to the strategic partners identified and presented to the Transaction Committee during the Wedbush presentation at the meeting.

On April 19, 2016, representatives of Wedbush sent a letter to Company C encouraging Company C to provide a written non-binding indication of interest with respect to a possible strategic transaction involving Carbylan.

On April 20, 2016, representatives of Company A held in-person meetings with members of Carbylan’s management (Messrs. Renzi and McKune and Ms. Maroney), members of the Carbylan board of directors (Dr. Cha) and representatives of entities affiliated with Vivo Ventures (Andrew Goldberg, M.D. (Senior Associate with background in healthcare consulting, academic medicine and translational science) and Kevin Dai, Pharm.D., BCOP (Associate with a background as a clinical oncology pharmacy specialist)), one of Carbylan’s principal stockholders to provide further information with respect to Company A’s development programs and to further discuss a potential strategic transaction involving Carbylan and Company A. Drs. Dai and Goldberg, as well as Dr. Cha, were present at the meeting at the request of the Transaction Committee given their medicinal, scientific and translational research expertise to assist the Transaction Committee in its evaluation of Company A’s product pipeline and technologies.

On April 22, 2016, Messrs. Crockett and Yea held a telephonic meeting with members of Carbylan’s management (Mr. Renzi and Ms. Maroney), members of the Carbylan board of directors (Dr. Cha), and Drs. Goldberg and Dai, and representatives of Wedbush and Jefferies to provide further information with respect to KalVista’s clinical programs and to further discuss a potential strategic transaction involving Carbylan and KalVista. Drs. Dai and Goldberg, as well as Dr. Cha, were again present at the meeting at the request of the Transaction Committee given their expertise to assist the Transaction Committee in its evaluation of KalVista’s product pipeline and technologies.

Between April 22, 2016 and April 28, 2016, representatives of Wedbush received written non-binding indications of interest from 20 parties, including KalVista, Company A and Company C summarizing the key terms of a potential strategic transaction between those parties and Carbylan. Also on April 25, 2016, Company B informed representatives of Wedbush that Company B would not be pursuing a strategic transaction at that time. The written non-binding indication of interest received from KalVista provided that the pre-combination Carbylan stockholders would own 19% of the combined entity at the closing of a transaction while the shareholders of KalVista would own 81% of the combined entity at closing, calculated on a fully diluted basis.

On April 27, 2016, the Transaction Committee held a meeting with members of Carbylan management (Messrs. Renzi and McKune and Ms. Maroney) and representatives of Wedbush and Latham & Watkins present. At the meeting, representatives of Wedbush provided the Transaction Committee with an update regarding the strategic transaction process and indicated that Wedbush had received written indications of interests from 20 parties, including KalVista, Company A and Company C, with respect to a possible strategic transaction involving Carbylan. Representatives of Wedbush reviewed for the Transaction Committee the key terms of each written indication of interest, including the ascribed valuation of each such party, the valuation of Carbylan ascribed by each such party, whether each such party anticipated a concurrent equity investment, the anticipated ownership of the combined entity by Carbylan’s existing stockholders and the number of members of the board of directors of the combined entity that Carbylan would be entitled to designate. The Transaction Committee also considered and discussed the businesses of each such party using the criteria previously identified by the Carbylan board of directors and the Transaction Committee (and previously summarized above), with the assistance and advice of Wedbush and Carbylan management, including, among other things, the status and progress of clinical trials, the anticipated scope and timing of the commercialization of such parties’ products, market opportunity and the experience of the management team of such party. Following discussions, the Transaction Committee directed Carbylan’s management and representatives to prioritize resources on exploring a potential strategic transaction with each of KalVista and Company A by circulating an initial draft of an acquisition agreement to such parties while continuing to review potential strategic transactions with other parties. The prioritization of KalVista and Company A was primarily based on an assessment by the Transaction Committee of the overall prospects for the two companies relative to the other prospective strategic partners with regard to their product pipeline, including the market opportunity for their product candidates (addressable market and competitive landscape), and the clinical and development risk for the products and proposed indications based on their stage of development and clinical trial and preclinical study results, as well as the prospects for the companies’ overall enterprise value and proximity of value inflection milestones for the companies, their cash resources and potential capital support from their respective investors, their prospectus and risk of consummating a transaction and Carbylan’s stockholders proposed ownership in the combined entities.

On April 29, 2016, representatives of Wedbush delivered an initial draft of a proposed acquisition agreement which had been prepared by Latham & Watkins with input from Carbylan management, to both KalVista and Company A. The initial draft of the proposed acquisition agreement delivered to KalVista contemplated a reverse triangular merger of KalVista and a wholly owned subsidiary of Carbylan pursuant to which KalVista shareholders would receive a number of shares of Carbylan common stock based on a fixed exchange ratio (the amount of which was left undefined in the initial draft) that was not subject to adjustment based on Carbylan’s net cash balance at closing of the transaction. Instead, the initial draft of the proposed acquisition agreement included a minimum net cash closing condition which provided that KalVista would not be obligated to consummate the transaction in the event that Carbylan’s net cash balance at closing was below a minimum threshold (the amount of which was left undefined in the initial draft) and provided Carbylan the right to dividend any net cash available at closing in excess of the estimate of the amount of cash used by KalVista to value Carbylan (the amount of which was left undefined in the initial draft) to Carbylan stockholders prior to the closing. Carbylan’s net cash was generally defined as the aggregate sum of Carbylan’s cash, cash equivalents, marketable securities, accounts receivables and other receivables and refundable deposits, less Carbylan’s accounts payable, accrued expenses and transaction expenses. The initial draft of the proposed acquisition agreement also included a covenant on the part of both Carbylan and KalVista to cause the combined company to comply with the terms of Carbylan’s then-existing employment, severance, retention, change of control, or similar agreements which were to be identified on a schedule to the acquisition agreement.

On May 9, 2016, members of KalVista’s management (Messrs. Crockett and Yea) met in-person with members of the Carbylan board of directors (other than Mr. Katkin) and members of Carbylan’s management (Messrs. Renzi and McKune and Ms. Maroney) and further expressed interest in a strategic transaction involving Carbylan and KalVista.

On May 11, 2016, representatives of Wedbush received an email from Company B reversing its prior communication regarding its lack of interest in a strategic transaction with Carbylan and indicating that Company B was interested in pursuing a strategic transaction with Carbylan.

On May 13, 2016, Carbylan and Company B executed a mutual confidentiality agreement, which included a customary standstill provision in favor of Carbylan which terminated upon the execution of the Share Purchase Agreement, in order to facilitate due diligence and further discussions between the parties regarding a potential strategic transaction between the two companies.

Also on May 13, 2016, Carbylan received a revised draft of an acquisition agreement from Company A, and the next day, on May 14, 2016, Carbylan received a revised draft of the Share Purchase Agreement from KalVista.

The revised draft of the Share Purchase Agreement received from KalVista on May 14, 2016 (the “May 14 draft”) contemplated a structure pursuant to which Carbylan would acquire KalVista’s outstanding shares of capital stock directly from KalVista shareholders rather than through a merger transaction in exchange for a number of shares of Carbylan common stock to be issued to KalVista shareholders equal to the number of shares necessary to cause the pre-combination stockholders of Carbylan to own 19% of the combined entity on a fully-diluted basis and the pre-combination equityholders of KalVista to own 81% of the combined entity on a fully-diluted basis. The post-closing percentage ownership of Carbylan’s pre-combination equityholders was subject to downward adjustment if Carbylan’s net cash at closing was less than $29 million and KalVista would not be obligated to consummate the transaction in the event that Carbylan’s net cash balance at closing was below this amount. Carbylan maintained the right to dividend any net cash in excess of $31 million to Carbylan stockholders prior to the closing. Additionally, the May 14, 2016 draft had no upward adjustment to net cash for receivables or deposits and included a downward adjustment to net cash for, among other things, all current liabilities payable in cash, indebtedness, lease termination obligations and costs or expenses associated with the termination or winding down of Carbylan’s current business operations. Other notable terms in the May 14 draft included (i) the right of the KalVista shareholders (but not Carbylan) to terminate the Share Purchase Agreement in the event of certain litigation (including private party litigation) which in the reasonable judgment of KalVista would result in a material and adverse outcome to Carbylan or KalVista; (ii) a termination fee of $4 million, payable by Carbylan in the event, among other events, that KalVista terminated the Share Purchase Agreement following any material breach of Carbylan’s covenants in the Share Purchase Agreement or any of Carbylan’s representations or warranties becoming inaccurate; and (iii) the obligation, under certain circumstances, of Carbylan to reimburse KalVista’s expenses up to $1.5 million upon termination of the Share Purchase Agreement. The May 14 draft and all future drafts of the Share Purchase Agreement did not modify the terms of the covenant on the part of both Carbylan and KalVista to cause the combined company to comply with the terms of Carbylan’s then-existing employment, severance, retention, change of control, or similar agreements which was included in the initial draft of the agreement.

On May 16, 2016, Carbylan and Company A held a telephonic meeting to review financial diligence matters and discuss the timing and proposed terms of a strategic transaction involving Carbylan and Company A.

On May 18, 2016, the Carbylan board of directors held a meeting with members of Carbylan management (Mr. McKune and Ms. Maroney) and representatives of Wedbush and Latham & Watkins, present. At the meeting, Carbylan management provided the Carbylan board of directors with an update of the strategic transaction process including recent discussions between Carbylan and KalVista, Company A and Company C. Representatives of Wedbush also reviewed for the Carbylan board of directors the key terms of each written indication of interest that it received with respect to a potential strategic transaction involving Carbylan using the criteria previously identified by the Carbylan board of directors and the Transaction Committee, with the assistance and advice of Wedbush and Carbylan management. Such terms including the proposed valuation of each party, the valuation of Carbylan ascribed by each party, whether each such party anticipated a concurrent equity investment, the current Carbylan stockholders’ anticipated ownership of the entity resulting from the strategic transaction and the number of directors anticipated to remain on the board of directors of the resulting entity. Carbylan’s management also provided an overview of the businesses of each such party including, among other things, the status and progress of clinical trials of each such party, the anticipated timing of the commercialization of each parties’ products, market opportunity and the experience of the management team of each party. Wedbush also provided input on the ascribed valuation of each of the parties relative to market data for comparably traded public companies and valuations for comparable companies at the time of such companies’ respective initial public offerings (IPO). The Carbylan board of directors then discussed the relative strengths and concerns relating to certain parties that had submitted an indication of interest and the terms of such indication of interest using the criteria previously identified by the Carbylan board of directors and the Transaction Committee (and previously summarized above), with the assistance and advice of Wedbush and Carbylan management. Following the discussion, based on the factors discussed by the Carbylan board of directors, the Carbylan board of directors directed Wedbush and management to continue to prioritize further discussions and negotiations with KalVista, and Company A and to also prioritize discussions and negotiations with Company C, with KalVista being given the highest priority and the highest ranking. The prioritization of KalVista, Company A and Company C was based upon the continued assessment by the Transaction Committee of the strength of the overall prospects for these three companies relative to the other prospective strategic partners with regard to their product pipeline, including the market opportunity for their product candidates (addressable market and competitive landscape), and lower clinical and development risk for the products and proposed indications based on their stage of development and clinical trial and preclinical study results, prospects for the companies’ overall enterprise value and proximity of value inflection milestones. In addition to its overall evaluation for the prospects of KalVista noted above, the Transaction Committee determined to prioritize KalVista relative to Company A and Company C on the basis of the more favorable proposed ownership in the combined entity and relative value ascribed to Carbylan above its cash value, as well as the strength of KalVista’s cash resources and potential for capital support from its investors and, in particular, the anticipated sufficiency of its existing financial resources combined with Carbylan’s cash resources to achieve potentially meaningful milestones without the need for a concurrent financing. The Carbylan board of directors further authorized Latham & Watkins to provide an initial draft of a proposed transaction agreement to Company C and directed Wedbush to inform Company A that its valuation terms, which contemplated that the pre-combination Carbylan stockholders would own 10% of the combined entity at the closing of a transaction with Company A and ascribed a relatively high pre-transaction value to Company A relative to comparable market and IPO data, would need to improve substantially in order for Company A to remain in the process.

On May 19, 2016, representatives of Latham & Watkins met telephonically with representatives of Fenwick & West LLP (“Fenwick”), legal counsel to KalVista, to discuss the terms of the Share Purchase Agreement and the structure of a transaction with KalVista. Topics addressed included the direct purchase of shares from KalVista shareholders (rather than pursuant to a merger transaction), the net cash definition used for purposes of establishing the ownership share of the pre-combination stockholders of Carbylan, the minimum net cash closing condition and the termination fees and expense reimbursement obligations payable by Carbylan in connection with certain termination events.

Also on May 19, 2016 Messrs. Renzi and Crockett met telephonically to discuss the terms of the Share Purchase Agreement. Topics addressed included the net cash definition used for purposes of establishing the ownership share of the pre-combination stockholders of Carbylan, the minimum net cash closing condition and the termination fees and expense reimbursement obligations payable by Carbylan in connection with certain termination events.

On May 20, 2016, members of Company B’s management held a telephonic meeting with members of Carbylan’s management to provide an overview of Company B’s business and product candidates and to discuss a potential strategic transaction involving Carbylan and Company B. As of such date, Company B was a biotechnology company conducting an early-stage clinical trial in its lead asset and preclinical studies in other development programs. Between May 20, 2016 and June 14, 2016, Carbylan and its representatives and Company B and its representatives shared documentation, reviewed information and held discussions for the purpose of conducting diligence on each of the two companies.

On May 23, 2016, representatives of Latham & Watkins emailed a revised draft of the Share Purchase Agreement to representatives of Fenwick, which among other things, clarified that all of the KalVista shareholders would agree to sell their KalVista ordinary shares and left open for discussion the amount of net cash that Carbylan was required to have at the closing. Additionally, this revised draft (i) provided Carbylan with the right to terminate the Share Purchase Agreement in the event of certain litigation (including private party litigation) which in the reasonable judgment of Carbylan would result in a material and adverse outcome to Carbylan or KalVista; (ii) proposed a termination fee of $1.5 million and eliminated the payment of such fee in the event that KalVista terminated the Share Purchase Agreement following a material breach of Carbylan’s covenants or in the event of Carbylan’s representations or warranties becoming inaccurate; and (iii) reduced the amount of Carbylan’s expense reimbursement obligations to $500,000.

On May 24, 2016, Company A provided representatives of Wedbush with a revised written non-binding indication of interest and indicated that its willingness to proceed with a potential strategic transaction involving Carbylan was contingent upon an exclusivity period of 14 days. The revised indication of interest contemplated that the pre-combination Carbylan stockholders would own 12.5% of the combined entity at the closing of a transaction with Company A and contemplated a $40 million concurrent equity financing (the 12.5% ownership did not give effect to dilution resulting from the concurrent financing). The terms of the indication of interest from Company A also included a valuation premium to Carbylan of $2.5 million in excess of its cash and assumed Carbylan would have $32 million at the time of the closing.

On May 25, 2016, representatives of Carbylan’s management as well as representatives of Wedbush and Latham & Watkins met with Company C’s management to review financial and intellectual property diligence matters and discuss the timing and proposed terms of a strategic transaction involving Carbylan and Company C.

On May 26, 2016, the Carbylan board of directors held a meeting with members of Carbylan management (Mr. McKune and Ms. Maroney) and representatives of Wedbush and Latham & Watkins present. At the meeting, Carbylan management provided the Carbylan board of directors with an update regarding recent discussions with Company A. Representatives of Wedbush also reviewed for the Carbylan board of directors the key terms of Company A’s revised indication of interest received on May 24, 2016, noting that, despite an improvement from Company A’s initial indication of interest, the revised indication of interest contemplated that the pre-combination Carbylan stockholders would own 12.5% of the combined entity at the closing of a transaction with Company A (not including dilution resulting from the anticipated concurrent financing) and that Company A’s willingness to proceed with a potential strategic transaction involving Carbylan was contingent upon an exclusivity period of 14 days. Following discussion, the Carbylan board of directors directed Wedbush to inform Company A that Carbylan was not willing to enter into an exclusivity agreement with Company A and that Company A’s valuation terms and proposed ownership percentage of the pre-combination Carbylan stockholders following the closing of a transaction would need to improve further in order for Company A to remain in the process. In particular, Carbylan’s board of directors determined that the need for the concurrent financing to achieve a meaningful value inflection milestone and resulting ownership of approximately 10% for the Carbylan stockholders following such financing, together with the smaller premium above Carbylan’s cash value relative to KalVista, was insufficient and did not warrant agreeing to an exclusivity agreement.

Also on May 26, 2016, following a telephonic meeting between the management and directors of Carbylan and Company B’s management, as directed by the Carbylan board of directors, representatives of Wedbush sent a letter to Company B encouraging Company B to provide a written non-binding indication of interest with respect to a possible strategic transaction involving Carbylan.

Also on May 26, 2016, representatives of Fenwick emailed a revised draft of the Share Purchase Agreement to representatives of Latham & Watkins, which among other things, (i) provided KalVista (but not Carbylan) with the right to terminate the Share Purchase Agreement in the event of certain litigation (including private party litigation) which in the reasonable judgment of KalVista would result in a material and adverse outcome to Carbylan or KalVista; (ii) reinstated a termination fee of $4.0 million and the payment of such fee in the event that KalVista terminated the Share Purchase Agreement following a material breach of Carbylan’s covenants or in the event of Carbylan’s representations or warranties becoming inaccurate; (iii) reinstated the amount of Carbylan’s expense reimbursement obligations to $1.5 million; (iv) provided that Carbylan, rather than the KalVista shareholders, would be responsible for all transfer taxes incurred in connection with the transactions contemplated by the Share Purchase Agreement; and (v) fixed $29 million as the amount of the minimum net cash closing condition.

On May 27, 2016, members of KalVista’s management (Messrs. Crockett and Yea, together with Michael Roe, Director of CMC and Intellectual Property) and representatives of Jefferies and Carpmaels & Ransford LLP, outside intellectual property counsel to KalVista, met telephonically with members of Carbylan’s management (Mr. Renzi) and representatives of Wedbush, Latham & Watkins and McDermott Will & Emery LLP, outside intellectual property counsel to Carbylan, to discuss intellectual property diligence matters.

Also on May 27, 2016, members of KalVista’s management (Messrs. Crockett and Yea) and representatives of Jefferies met telephonically with members of Carbylan’s management (Messrs. Renzi and McKune and Ms. Maroney) and representatives of Wedbush and Latham & Watkins to discuss financial diligence matters.

On May 31, 2016, representatives of Wedbush received a written non-binding indication of interest from Company B summarizing key terms of a potential strategic transaction between Carbylan and Company B.

Also on May 31, 2016, members of KalVista’s management (Messrs. Crockett, Yea, and Roe, together with Mike Smith, Director of Clinical Operations, and Gary Cook, Director of CMC) and representatives of Jefferies and ICON plc, outside consultants to KalVista, met telephonically with members of Carbylan’s management (Messrs. Renzi and McKune and Ms. Maroney) and representatives of Wedbush and Latham & Watkins, to discuss clinical and CMC diligence matters.

On May 31, 2016 and June 1, 2016, outside consultants to KalVista and members of Carbylan’s management (Messrs. Renzi and McKune) met in-person to discuss financial diligence matters relating to Carbylan.

On June 1, 2016, the Carbylan board of directors held a meeting with members of Carbylan management (Mr. McKune and Ms. Maroney) and representatives of Wedbush and Latham & Watkins present. At the meeting, Carbylan management provided the Carbylan board of directors with an update regarding the strategic transaction process including the progress of discussions with KalVista, Company A, Company B and Company C as well as Company A’s request for exclusivity. Representatives of Wedbush reviewed for the Carbylan board of directors the key terms of the indications of interest received from Company A, Company B and Company C.

After the presentations of the key terms, members of Carbylan management then reviewed each of the proposals and noted that the valuation metrics and post-closing percentage ownership of Carbylan’s stockholders contemplated by Company A’s revised indication of interest was still far below others received by Carbylan and notably ascribed a high pre-transaction value to Company A relative to comparable market and IPO data. Carbylan management also considered that Company C had provided proposed terms which were materially less favorable to Carbylan and its stockholders than the current terms proposed by KalVista, including with respect to the valuation metrics and post-closing percentage ownership of Carbylan’s pre-combination stockholders contemplated by Company C’s indication of interest (which equated to approximately 12% following dilution expected to occur as the result of an anticipated concurrent financing) and notably ascribed a relatively high pre-transaction value to Company C relative to the valuation ascribed to Company C in its latest round of financing. Specifically, the terms of the indication of interest from Company C contemplated a concurrent $40 million equity financing and included a valuation premium of $3 million in excess of Carbylan’s cash and assumed Carbylan would have $30 million at the time of closing. Carbylan management also noted that Company C failed to prioritize the diligence leading to concern over Company C’s commitment to proceed with a transaction.

In review of the key terms offered by Company B, representatives of Wedbush noted that the valuation metrics and the anticipated ownership of the combined entity by Carbylan’s pre-combination stockholders (which equated to approximately 33%) contemplated by Company B’s non-binding indication of interest were potentially competitive with those being offered by KalVista. Specifically, the terms of the indication of interest from Company B ascribed included a valuation premium of $8 million in excess of Carbylan’s cash and assumed Carbylan would have $30 million at the time of closing. However, Carbylan management noted, that, while Company B’s indication of interest did not include a concurrent financing, the projected cash needs of Company B were approximately equal to the estimated cash balance of the combined entity of $35 million. Further, management noted that Company B had withdrawn from the process months earlier and only recently re-entered the process causing significant concerns regarding Company B’s commitment to proceed with a transaction, and, as a result of its earlier withdrawal, diligence had not meaningfully progressed raising a material risk that adverse diligence findings could arise. In particular, management noted the potential risk related to durability of therapeutic outcome in one of the Company B’s primary indications that had been observed with regard to a competitive company’s product candidate for the same indication.

Following the presentation, the Carbylan board of directors authorized and directed management and Wedbush to continue prioritizing its resources on negotiating and finalizing a transaction agreement with KalVista and to provide a proposed draft of a transaction agreement to Company B in the event that a definitive transaction agreement with KalVista could not be reached. The board of directors’ decision in this regard was based primarily on the relative comparability of the excess value placed on Carbylan above its projected cash at closing, the significantly higher risk associated with consummating a transaction with Company B in light of the stage of diligence and discussions and prior withdrawal from the process, the perceived likelihood of the need for an equity financing by Company B in light of its meaningfully lower cash resources and thereby the reduction of the projected post-closing ownership for Carbylan’s stockholders in the combined entity, as well as the continued assessment of the overall market opportunity for KalVista’s product candidates (addressable market and competitive landscape), and the clinical and development risk for its products and proposed indications based on their stage of development and clinical trial and preclinical study results. The Carbylan board of directors further directed management and Wedbush to prioritize the foregoing actions ahead of further discussions or negotiations with Company A and Company C. In addition to the foregoing, this determination was made primarily on the basis of the strength of the offers by KalVista and Company B relative to Company A and Company C in regards to Carbylan’s post-closing ownership and its excess value above cash at closing.

On June 2, 2016, representatives of Wedbush delivered an initial draft of a proposed transaction agreement to Company B.

Also on June 2, 2016, representatives of Latham & Watkins emailed a revised draft of the Share Purchase Agreement to representatives of Fenwick, which among other things, (i) removed the right for KalVista to terminate the Share Purchase Agreement in the event of certain litigation (including private party litigation) which in the reasonable judgment of KalVista would result in a material and adverse outcome to Carbylan or KalVista; (ii) reduced the termination fee to $2.0 million; (iii) reduced the amount of Carbylan’s expense reimbursement obligations to $1.0 million and (iv) lowered the amount of the minimum net cash closing condition to $25 million. On June 5, 2016, representatives of Latham & Watkins met telephonically with representatives of Fenwick to discuss the terms of the Share Purchase Agreement. Topics addressed included the termination fees and expense reimbursement obligations payable by Carbylan in connection certain termination events and other non-substantive matters.

On June 5, 2016, representatives of Fenwick delivered a draft exclusivity agreement to representatives of Latham and KalVista indicated that its willingness to proceed with a potential transaction involving Carbylan was contingent upon an exclusivity period of 14 days as set forth in the exclusivity agreement.

On June 6, 2016, the Carbylan board of directors held a telephonic meeting with members of Carbylan management and representatives of Wedbush and Latham & Watkins present. At the meeting, Carbylan management (Messrs. Renzi and McKune and Ms. Maroney) provided the Carbylan board of directors with an update regarding the strategic transaction process including the progress of discussions with KalVista, Company B and Company C as well as KalVista’s request for exclusivity. Representatives of Wedbush reviewed for the Carbylan board of directors the key terms of potential transactions involving KalVista, Company B and Company C. The Carbylan board of directors discussed the terms of each potential transaction (which were previously summarized above) as well as the business, assets and management of each of KalVista, Company B and Company C and concluded that a potential transaction with KalVista provided Carbylan stockholders a meaningful equity ownership stake and an attractive opportunity for value appreciation in a biopharmaceutical company with promising clinical assets and substantial upside potential as compared to a strategic transaction with Company B and Company C, as well as the least amount of risk for the actual consummation of a transaction. Additionally, the board of directors concluded that the failure to agree to such exclusivity may have led to the loss of a transaction with KalVista. Following discussions, the Carbylan board of directors approved Carbylan’s entry into an exclusivity period with KalVista and directed management and its representatives to negotiate and finalize a definitive Share Purchase Agreement with KalVista.

On June 7, 2016, members of KalVista’s management (Messrs. Crockett and Yea) and representatives of Jefferies and Fenwick, met telephonically with members of Carbylan’s management (Messrs. Renzi and McKune and Ms. Maroney) and representatives of Wedbush and Latham & Watkins to discuss diligence matters relating to Carbylan.

Later on June 7, 2016, Carbylan executed an exclusivity agreement with KalVista agreeing not to negotiate a strategic transaction with any other party for a period ending on June 13, 2016 with an automatic extension through June 15, 2016 under certain specified circumstances.

Later on June 7, 2016, representatives of Latham & Watkins received an unsolicited revised draft of a proposed transaction agreement from Company B.

On June 8, 2016, representatives of Latham & Watkins met telephonically with representatives of Fenwick to discuss the terms of the Share Purchase Agreement. Topics addressed included the termination fees and expense reimbursement obligations payable by Carbylan in connection with certain termination events, a proposed reduction to net cash in respect of litigation reserves, the amount of the minimum net cash closing condition and certain other non-substantive matters. Fenwick also indicated that KalVista preferred to designate specific members of the post-closing board of directors of the combined entity after execution of a definitive Share Purchase Agreement.

Later on June 8, 2016, representatives of Fenwick emailed a revised draft of the Share Purchase Agreement to representatives of Latham & Watkins, which among other things, (i) increased the termination fee to $3.0 million; (ii) accepted the amount of Carbylan’s expense reimbursement obligations of $1.0 million as reflected in the most recent draft of the Share Purchase Agreement delivered by Latham & Watkins; (iii) included a reduction to net cash in respect of litigation reserves (amount left undefined); and (iv) provided that the specific members of the post-closing board of directors of the combined entity to be designated by each of KalVista and Carbylan would be identified after execution of a definitive Share Purchase Agreement.

On June 9, 2016 Messrs. Renzi and Crockett met telephonically to discuss the terms of the Share Purchase Agreement. Topics addressed included the amount of the minimum net cash closing condition and the net cash definition and floor used for purposes of establishing the ownership share of the pre-combination stockholders of Carbylan.

On June 10, 2016, representatives of Fenwick and Latham & Watkins exchanged revised drafts of the Share Purchase Agreement, which among other things, (i) fixed the amount of the minimum net cash closing condition at $25 million, (ii) reduced the net cash floor used for purposes of establishing the ownership share of the pre-combination stockholders of Carbylan to $27.5 million, with further reductions based on time that elapses following September 1, 2016 without the transactions contemplated by the Share Purchase Agreement being consummated and (iii) established the amount of the reduction to net cash in respect of litigation reserves. Between June 12, 2016 and June 14, 2016, representatives of Fenwick and Latham & Watkins exchanged revised drafts of the Share Purchase Agreement, which included primarily non-material changes required to finalize a proposed execution draft of the agreement.

On June 13, 2016 the Carbylan board of directors held a telephonic meeting with members of Carbylan management and representatives of Wedbush and Latham & Watkins present. Representatives of Wedbush and Latham & Watkins provided an update regarding the current status of the strategic transaction process. Representatives of Latham & Watkins led a discussion with the Carbylan board of directors regarding its fiduciary duties. Representatives of Wedbush reviewed its preliminary financial analysis of the exchange ratio governing the number of shares of Carbylan common stock to be exchanged for each share of KalVista capital stock, and responded to questions from the Carbylan board of directors regarding its financial analysis. Representatives of Latham & Watkins also reviewed with the Carbylan board of directors the proposed structure of the contemplated transaction with KalVista and the terms of the draft Share Purchase Agreement.

On June 14, 2016, the Carbylan board of directors held a telephonic meeting with members of Carbylan management and representatives of Wedbush and Latham & Watkins present. During the meeting, representatives of Latham & Watkins reviewed with the Carbylan board of directors the terms of the Share Purchase Agreement and the fiduciary duties of the Carbylan board of directors in the context of the proposed transaction. During the presentations, the Carbylan board of directors asked questions and discussed the provisions of the Share Purchase Agreement and related documentation. After the presentations and discussions, the Carbylan board of directors unanimously (i) determined that the transaction, the issuance of shares of Carbylan common stock pursuant to the transaction and the other transactions contemplated by the Share Purchase Agreement are fair to, advisable and in the best interests of Carbylan and its stockholders, (ii) approved the issuance of shares of Carbylan common stock pursuant to the transaction, the Share Purchase Agreement and the other transactions contemplated thereby, (iii) approved and declared advisable the Share Purchase Agreement and the transactions contemplated thereby, and (iv) resolved to recommend that the Carbylan stockholders vote to approve the issuance of shares of Carbylan common stock in the transaction pursuant to the terms of the Share Purchase Agreement.

On June 15, 2016, the Share Purchase Agreement was entered into among Carbylan, KalVista, the Sellers and the Seller Representative, and the support agreement, lock-up agreements and registration right agreements were entered into by the relevant parties. Later that day, Carbylan and KalVista issued a joint press release announcing the execution of the Share Purchase Agreement before the opening of trading in Carbylan common stock on June 15, 2016.

On August 8, 2016, based upon discussions among members of the Carbylan board of directors, Carbylan designated Albert Cha, M.D., Ph.D. and Arnold L. Oronsky, Ph.D. as members of the post-closing board of directors of the combined entity pursuant to the terms of the Share Purchase Agreement. Dr. Cha was selected as a member of the post-closing board of directors of the combined entity based primarily on his medical background, venture capital experience and significant experience serving as a director of other public and private life sciences companies. Dr. Oronsky was selected as a member of the post-closing board of directors of the combined entity based primarily on his medical and educational background, experience in growing and developing life sciences companies and significant experience serving as a director of other public and private life sciences companies.

On August 22, 2016, KalVista designated Edward W. Unkart as a member of the post-closing board of directors of the combined entity pursuant to the terms of the Share Purchase Agreement. Mr. Unkart was selected as a member of the post-closing board of directors of the combined entity based primarily on his finance and accounting expertise and education and his experience gained through his board and officer positions at other life sciences companies. KalVista anticipates that Mr. Unkart will serve as the Audit Committee’s financial expert following the consummation of the transaction.

Recommendation of the Carbylan Board of Directors

The Carbylan board of directors has determined and believes that each of the Share Issuance Proposal, the Reverse Stock Split Proposal, the Name Change Proposal and the Adjournment Proposal is fair to, advisable, and in the best interests of Carbylan and its stockholders and has approved such items. The Carbylan board of directors recommends that Carbylan stockholders vote “FOR” each of the Share Issuance Proposal, the Reverse Stock Split Proposal, the Name Change Proposal and the Adjournment Proposal. For more information on the Carbylan board of directors’ recommendation see the section entitled “The Special Meeting—Recommendation of the Carbylan Board of Directors,” beginning on page 73 of this proxy statement, “The Transaction—Recommendation of the Carbylan Board of Directors,” beginning on page 94 in this proxy statement, and the section entitled “Terms of the Share Purchase Agreement—Changes to Board Recommendation,” beginning on page 122 of this proxy statement.

Reasons for the Transaction

As noted above, the Carbylan board of directors and executive management team have regularly reviewed and discussed Carbylan’s operating and strategic plans, both near-term and long-term, as well as potential partnerships and strategic transactions, in an effort to enhance stockholder value. These reviews and discussions have focused, among other things, on the opportunities and risks associated with Carbylan’s business and financial condition and strategic relationships and other strategic options. In particular, recent setbacks in the clinical development of Carbylan’s Hydros-TA assets have prompted the Carbylan board of directors to focus on alternative means for providing returns to stockholders.

In the course of its evaluation of the transaction and the Share Purchase Agreement, the Carbylan board of directors held numerous meetings, consulted with Carbylan’s senior management, legal counsel, financial advisor, and certain significant shareholders, and reviewed and assessed a significant amount of information and, in reaching its unanimous decision to approve Share Purchase Agreement, the issuance of Carbylan common stock pursuant to the Share Purchase Agreement and the other transactions contemplated by the Share Purchase Agreement, the Carbylan board of directors considered a number of factors, including, among others, the following:

•	The Carbylan board of directors believes, based in part on the judgment, advice and analysis of Carbylan management with respect to the potential strategic, financial and operational benefits of the transaction (which judgment, advice and analysis was informed in part by the business, technical, financial, accounting and legal due diligence investigation performed by Carbylan on KalVista), that KalVista’s portfolio of small molecule plasma kallikrein inhibitors represents a sizeable market opportunity, and may provide new medical benefits for patients and returns for investors.

•

The Carbylan board of directors also reviewed with the management of Carbylan the current plans of KalVista for developing its product portfolio to confirm the likelihood that the combined company would possess sufficient financial resources to allow the management team to focus on the continued development and anticipated commercialization of KalVista’s portfolio of small molecule plasma kallikrein inhibitors. The Carbylan board of directors also considered the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of the Carbylan public company structure with the KalVista business to raise additional funds in the future, if necessary.

•	The Carbylan board of directors also considered the valuation and business prospects of all the potential strategic transaction candidates. In particular, their collective view was that KalVista was the most attractive candidate because of its small molecule plasma kallikrein inhibitor platform and the promising product candidates KalVista was developing in the field of HAE and DME. After considering the comprehensive diligence review that Carbylan management had completed of three other prospective transaction partners, the board concluded that the transaction with KalVista would create a publicly traded company focused on improving patient access to important medicines that would create more value for Carbylan’s stockholders than any of the other proposals that the board had received.

•	The Carbylan board of directors concluded that the transaction would provide existing Carbylan stockholders a significant opportunity to participate in the potential growth of the combined company following the transaction.

•	The Carbylan board of directors considered the strength of the balance sheet of the combined company resulting from KalVista’s current cash reserves in addition to the approximately $27.5 to 30.0 million that was expected to be retained by Carbylan upon completion of the transaction.

•	The Carbylan board of directors also considered that the combined company will be led by an experienced senior management team and a board of directors with representation from each of the current boards of directors of Carbylan and KalVista.

•	The Carbylan board of directors considered the financial analyses of Wedbush, including its opinion to the board of directors as to the fairness to the Carbylan stockholders, from a financial point of view and as of the date of the opinion, of the exchange ratio in connection with the transaction, as more fully described below under the caption “The Transaction—Opinion of Carbylan’s Financial Advisor,” beginning on page 100 in this proxy statement.

The Carbylan board of directors also reviewed the recent results of operations and financial condition of Carbylan, including:

•	the failure of Hydros-TA to meet the second co-primary endpoint in Carbylan’s Phase 3 COR 1.1 clinical trial;

•	the clinical development and sequential risks associated with continuing to develop Hydros-TA, including additional pivotal clinical studies tied to complete and substantive additional cases;

•	the loss of the operational capabilities of Carbylan, and the risks associated with continuing to operate Carbylan on a stand-alone basis, including the need to rebuild infrastructure and management to continue its operations;

•	the results of substantial efforts made over a significant period of time by Carbylan’s senior management and financial advisors to solicit strategic alternatives for Carbylan to the transaction, including the discussions that Carbylan management, Carbylan’s representatives and the Carbylan board of directors had in 2016 with other potential strategic transaction candidates;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Carbylan common stock; and

•	the risks, costs and timing associated with a potential liquidation of Carbylan.

The Carbylan board of directors also reviewed the terms of the Share Purchase Agreement and associated transactions, including:

•

the number of shares of Carbylan common stock to be issued in the transaction will be fixed as long as Carbylan’s Net Cash at the closing of the transaction does not fall below the Net Cash Floor prior to closing (which Net Cash Floor is $27.5 million unless the transaction closes after September 1, 2016, in which case the Net Cash Floor will be reduced by $13,333 for each day that elapses following September 1, 2016 without the transaction being consummated), and thus the relative percentage ownership of Carbylan stockholders and KalVista shareholders immediately following the completion of the transaction is similarly fixed (and will only adjust if Carbylan’s Net Cash falls below the Net Cash Floor);

•	the number and nature of the conditions to KalVista’s obligation to consummate the transaction and the limited risk of non-satisfaction of such conditions as well as the likelihood that the transaction will be consummated on a timely basis;

•	the rights of, and limitations on, Carbylan under the Share Purchase Agreement to consider certain unsolicited acquisition proposals under certain circumstances, should Carbylan receive a superior proposal;

•	the reasonableness of the potential termination fee of $3.0 million and related reimbursement of certain transaction expenses of up to $1.0 million, which could become payable by Carbylan if the Share Purchase Agreement is terminated in certain circumstances;

•	the agreement by all of the KalVista shareholders to enter into the Share Purchase Agreement and sell their KalVista shares to Carbylan in exchange for Carbylan shares pursuant to the Share Purchase Agreement; and

•	the belief that the terms of the Share Purchase Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the Carbylan board of directors also considered a variety of risks and other countervailing factors related to entering into the transaction, including:

•	the $3.0 million termination fee and/or up to $1.0 million in related expenses payable by Carbylan upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Carbylan stockholders;

•	the substantial expenses to be incurred in connection with the transaction;

•	the possible volatility, at least in the short term, of the trading price of the Carbylan common stock resulting from the announcement of the transaction;

•	the risk that the transaction might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the transaction or on the delay or failure to complete the transaction on the reputation of Carbylan;

•	the risk to the business of Carbylan, operations and financial results in the event that the transaction is not consummated;

•	the strategic direction of the continuing entity following the completion of the transaction, which will be determined by KalVista’s management and a board of directors initially comprised of a majority of the members of the current KalVista board of directors; and

•	various other risks associated with the combined company and the transaction, including those described in the section entitled “Cautionary Statement Regard Forward-Looking Statements” in this proxy statement.

The foregoing information and factors considered by the Carbylan board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Carbylan board of directors. In view of the wide variety of factors considered in connection with its evaluation of the transaction and the complexity of these matters, the Carbylan board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Carbylan board of directors may have given different weight to different factors. The Carbylan board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Carbylan management team and the legal and financial advisors of Carbylan, and considered the factors overall to be favorable to, and to support, its determination.

Interests of Carbylan’s Directors and Executive Officers

In considering the recommendation of the Carbylan board of directors that the stockholders vote to approve the Share Issuance Proposal in connection with the Share Purchase Agreement, the stockholders should be aware that Carbylan’s directors and executive officers may have interests in the transaction that are different from, or in addition to, the interests of Carbylan’s other stockholders generally. The members of the Carbylan board of directors were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Share Purchase Agreement and the transaction, and in recommending to the stockholders that the Share Issuance Proposal be approved. See the sections entitled “The Transaction—Recommendation of the Carbylan Board of Directors” and “The Transaction—Reasons for the Transaction,” each beginning on page 94 of this proxy statement. The stockholders should take these interests into account in deciding whether to vote “FOR” the Share Issuance Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Carbylan Options

Under the Share Purchase Agreement, as of immediately prior to the effective time of the transaction, the vesting of all outstanding Carbylan Options will accelerate in full immediately prior to the time of closing, and at closing (i) all Carbylan Options that are outstanding and have an exercise price per share that is less than the Carbylan Closing Price will be automatically net exercised for a number of shares of Carbylan common stock (subject to an offset for withholding obligations) calculated by dividing (a) the product of (1) the total number of shares subject to such Carbylan Option and (2) the excess of the Carbylan Closing Price over the exercise price per share by (b) the Carbylan Closing Price and (ii) all Carbylan Options with an exercise price per share equal to or greater than the Carbylan Closing Price will be terminated for no consideration.

For an estimate of the amounts that would be payable as Carbylan common stock to each of Carbylan’s named executive officers on settlement of their unvested and accelerated Carbylan Options, see the section entitled “—Quantification of Payments and Benefits to Carbylan’s Named Executive Officers” beginning on page 99 of this proxy statement. Carbylan estimates that the amount that would be payable as Carbylan common stock to Carbylan’s executive officers as a group and Carbylan’s non-employee directors as a group for their Carbylan Options, whether vested or unvested, assuming that the transaction were completed on October 24, 2016 is $87,167 and $2,363, respectively. The amounts above are determined using a per share Carbylan Closing Price of $0.71 and the other assumptions set forth in footnote 2 of the table under the section entitled “—Quantification of Payments and Benefits to Carbylan’s Named Executive Officers” beginning on page 99 of this proxy statement.

Letter Agreements with Carbylan’s Executive Officers

Employment Letter Agreements with Carbylan’s Current Executive Officers

Carbylan has entered into standard employment or letter agreements with each of its executive officers (the “Executive Agreements”), other than Dr. Ramiya who is a named executive officer whose employment with Carbylan was terminated on April 15, 2016. Each of the Executive Agreements provide for a base salary, target annual incentive compensation and standard benefits, including, with respect to certain of the offer letters, severance benefits in the event such executive officer experiences certain qualifying terminations outside of a change in control. Carbylan and KalVista have agreed to honor the commitments under each of the Executive Agreements. Pursuant to the Executive Agreements, if the executive’s employment is terminated by Carbylan without cause or by the executive for good reason (as such terms are defined in the applicable Executive Agreement) within the period of time commencing on a change in control (which will include the transaction) (or three months prior to a change in control for Mr. Renzi) and ending one year following the consummation of such change in control, the executive will be entitled to (1) continued payment of the executive’s base salary for a period of 12 months (for Mr. Renzi) or 6 months (for all other executive officers) following such termination of employment, (2) payment of the executive’s COBRA premiums until the earliest of 12 months (for Mr. Renzi) or 6 months (for all other executive officers) following such termination of employment, the date on which he or she becomes eligible for group health insurance coverage through a new employer, or the date he or she ceases to be eligible for COBRA continuation coverage for any reason, and (3) accelerated vesting of all of his or her stock options. In addition, for all executive officers except Mr. Renzi, the executive will also be eligible to receive a pro-rated bonus payment for the year in which his or her employment terminates, with such bonus amount to be based upon the achievement of the bonus objectives prior to such termination or resignation of employment. Carbylan’s obligation to provide Carbylan’s executive officers with any severance payments or other benefits under their Executive Agreements is conditioned on the executive signing and not revoking a separation agreement and effective release of claims in Carbylan’s favor. Mr. Renzi is also subject to a 12-month post-termination non-solicitation of employees, independent contractor and consultants.

For an estimate of the value of the payments and benefits described above under each of the Employment Agreements that would be payable to Carbylan’s named executive officers, see the section entitled “—Quantification of Payments and Benefits to Carbylan’s Named Executive Officers” beginning on page 99 of this proxy statement. Carbylan estimates that the aggregate amount that would be payable to Carbylan’s executive officers as a group under each of their Employment Agreements, assuming that the transaction were completed on October 24, 2016 is $1.1 million (not including the value of accelerated Carbylan Options, which is disclosed in the section above). The amounts above are determined using the assumptions set forth in footnotes 1 and 3 of the table under the section entitled “—Quantification of Payments and Benefits to Carbylan’s Named Executive Officers” beginning on page 99 of this proxy statement.

Separation Agreement with Premchandran Ramiya, Ph.D.

Dr. Ramiya, one of Carbylan’s named executive officers for 2015, was terminated in April 2016. In connection with his termination, Dr. Ramiya entered into an agreement with Carbylan that provides for him continued payment of his base salary for a period of 6 months and payment of his COBRA premiums until the earliest of 6 months, the date on which he becomes eligible for group health insurance coverage through a new employer, or the date he ceases to be eligible for COBRA continuation coverage for any reason. Dr. Ramiya also received accelerated vesting of his option awards that would have vested during the six-month period following his termination date.

Retention Plan

In April 2016, Carbylan adopted the Retention Plan, which provides for grants of cash retention bonuses to Carbylan’s executive officers, except for Dr. Ramiya, who remain with Carbylan through the earlier to occur of (i) the closing of a change in control (which will include the transaction) and (ii) March 8, 2017 (such earlier date, the “Retention Date”). Under the terms of the Retention Plan, each participant will be eligible to receive a cash bonus equal to four months of the applicable executive’s base salary, payable in a cash lump sum shortly following the Retention Date. To obtain a bonus under the Retention Plan, an executive officer must remain an Carbylan employee through the applicable Retention Date. If the employment of any eligible executive officer is terminated prior to a Retention Date, then no bonus shall be payable except that this forfeiture provision will not apply if the executive is terminated for other than cause or resigns for good reason (each, as defined in the Retention Plan). In addition, if the applicable Retention Date is as a result of the consummation of change in control and an executive officer accepts comparable employment with the acquirer following the change in control, then no retention bonus will be payable. Executive officers must execute and not revoke a release of claims to receive any bonus under the Retention Plan. The retention bonuses will not be offset by or reduce any other payment or benefit payable to a participant by Carbylan.

For an estimate of the value of the payments and benefits described above under the Retention Plan to each of Carbylan’s named executive officers, see the section entitled “—Quantification of Payments and Benefits to Carbylan’s Named Executive Officers” beginning on page 99 of this proxy statement. Carbylan estimates that the aggregate amount that would be payable to Carbylan’s executive officers as a group under the Retention Plan is $303,500.

Indemnification of Directors and Officers

Carbylan has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require Carbylan to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to Carbylan or at Carbylan’s direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Carbylan also maintains an insurance policy that insures its directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

Quantification of Payments and Benefits to Carbylan’s Named Executive Officers

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the amount of payments and benefits that each of Carbylan’s named executive officers may receive in connection with the transaction, assuming that the transaction was consummated and such executive officer experienced a qualifying termination on October 24, 2016. The amounts below are determined using a per share price of the Carbylan Closing Price of $0.71, which represents the average closing market price of Carbylan’s securities over the first five business days following the first public announcement of the transaction. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity Awards ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
David Renzi	$576,000	$77,374	$38,000	$691,374
Marcee Maroney	$250,000	$9,793	$16,000	$275,793
Premchandran Ramiya, Ph.D.(4)	$136,000	0	$20,000	$156,000

(1)	Amount represents the cash severance that each named executive officer is eligible to receive under his or her Executive Agreement, as well as the named executive officer’s retention bonus under the Retention Plan, other than for Dr. Ramiya, whose employment with Carbylan was terminated in April 2016 and is not eligible for severance or a retention bonus.

Cash severance would be payable in substantially equal installments upon a “double trigger” qualifying termination, as described above in “—Letter Agreements with Carbylan’s Executive Officers” beginning on page 97 of this proxy statement, where the named executive officer is terminated without cause or resigns for good reason (each as defined in the applicable Executive Agreement) during the period of time commencing on the transaction (or 3 months before the transaction for Mr. Renzi) and ending on the first anniversary of the closing of the transaction. The amount constitutes 12 months of Mr. Renzi’s and 6 months of Ms. Maroney’s base salary. Carbylan does not anticipate any annual discretionary cash bonuses related to the fiscal year 2016.

Under the Retention Plan, upon the closing of the transaction, each named executive officer, other than Dr. Ramiya, will be entitled to a lump sum cash payment equal to four months of such named executive officer’s base salary. Payment of bonuses pursuant to the Retention Plan would be based on a “single trigger,” the closing of the transaction, subject to the named executive officer remaining employed with Carbylan through the closing of the transaction.

The following table quantifies each separate form of cash compensation included in the aggregate total reported in the column.

Name	Base Salary Component of Severance ($)	Bonus Component of Severance ($)	Retention Bonus ($)
David Renzi	$432,000	0	$144,000
Marcee Maroney	$150,000	0	$100,000

(2)	Pursuant to the terms and conditions of the Executive Agreements, in connection with a qualifying termination each named executive officer, other than Dr. Ramiya, would be entitled to full accelerated vesting of each of such named executive officer’s then outstanding Carbylan Options upon a “double trigger” qualifying termination as described in footnote (1) above within the period of time commencing on the transaction (or, for Mr. Renzi, 3 months prior to the closing of the transaction) and ending one year following the closing of the transaction, each named executive officer. In addition, pursuant to the terms of the Share Purchase Agreement and as described in the section entitled “—Treatment of Carbylan Options” beginning on page 97 of this proxy statement, each of such named executive officer’s Carbylan Options outstanding immediately prior to the closing of the transaction will vest and each Carbylan Option that has an exercise price per share less than the Carbylan Closing Price will be automatically net exercised for shares of Carbylan common stock in accordance with the terms of the Share Purchase Agreement.

The value of the unvested and accelerated Carbylan Options is the difference between the value of $0.71 per share and the exercise price of the Carbylan Option, multiplied by the number of unvested shares subject to the Carbylan Option as of October 24, 2016, consistent with the methodology applied under SEC Regulation M-A Item 1011(b) and Regulation S-K Item 402(t)(2). The amounts in this column for the unvested and accelerated Carbylan Options do not reflect any taxes payable by the named executive officers.

(3)	Under each individual Executive Agreement, upon a “double trigger” qualifying termination as described in footnote (1) above within the period of time commencing on the closing of the transaction (or, for Mr. Renzi, 3 months prior to the closing of the transaction) and ending one year following the closing of the transaction, each named executive officer, other than Dr. Ramiya, whose employment with Carbylan was terminated in April 2016, is entitled to a monthly payment equal to the cost of any COBRA continuation coverage elected by the name executive officer to the same extent Carbylan paid for such benefits prior to the executive’s termination for up to 12 months for Mr. Renzi and 6 months for Ms. Maroney.

(4)	Dr. Ramiya’s employment with Carbylan was terminated in April 2016. In connection with his termination, Dr. Ramiya entered into an agreement with Carbylan that provides for him continued payment of his base salary for a period of 6 months, which the full amount is represented in the cash severance column above even though he has already received $136,000 in payments, and payment of his COBRA premiums for up to 6 months, which is represented in the perquisites/benefits column above even though he has already received $13,675 in COBRA payments. Dr. Ramiya also received accelerated vesting of his option awards that would have vested during the six month period following his termination date. Dr. Ramiya does not currently hold any outstanding Carbylan Options.

Opinion of Carbylan’s Financial Advisor

Scope of the Assignment

In March 2016, the Carbylan board of directors engaged Wedbush to provide financial advisory and investment banking services in connection with evaluating and considering potential strategic transactions, and ultimately requested that Wedbush render an opinion as to whether the exchange ratio in connection with the transaction, as provided in the Share Purchase Agreement, was fair to the stockholders of Carbylan from a financial point of view. At the June 13, 2016 meeting of the Carbylan board of directors, Wedbush rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated June 14, 2016, to the Carbylan board of directors that, as of the date of such opinion, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review set forth in its written opinion, the exchange ratio in connection with the transaction was fair to the stockholders of Carbylan from a financial point of view.

The full text of Wedbush’s written opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken in connection with such opinion, is attached to this proxy statement as Annex B. Wedbush’s opinion was intended for the use and benefit of the Carbylan board of directors (in its capacity as such) in connection with its evaluation of the transaction. Wedbush’s opinion was not intended to be used for any other purpose without Wedbush’s prior written consent in each instance, except as Carbylan’s counsel advises is required by law. Wedbush has consented to the use of Wedbush’s opinion in this proxy statement. Wedbush’s opinion did not address Carbylan’s underlying business decision to enter into the Share Purchase Agreement or complete the transaction or the relative merits of the transaction compared to any alternative transactions or strategies that were or may be available to Carbylan, or as to the likelihood of the consummation of the transaction, and did not constitute a recommendation to the Carbylan board of directors as to how to act or to any Carbylan stockholder or any other person as to how to vote with respect to the transaction or any other matter (including, without limitation, the amount of consideration to be paid). The following summary of Wedbush’s opinion is qualified in its entirety by reference to the full text of such opinion.

For purposes of its opinion and in connection with its review of the exchange ratio in connection with the transaction, Wedbush, among other things:

•	reviewed a draft of the Share Purchase Agreement dated June 13, 2016;

•	reviewed certain publicly available business and financial information relating to Carbylan and KalVista, respectively;

•	reviewed certain internal information, primarily financial in nature, including financial and operating data furnished to Wedbush by the managements of Carbylan and KalVista, respectively, and approved for Wedbush’s use by Carbylan;

•	reviewed certain publicly available information with respect to other companies in the biopharmaceutical industry that Wedbush believed to be comparable in certain respects to KalVista;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations and initial public offerings involving companies in the biopharmaceutical industry that Wedbush believed to be comparable in certain respects to KalVista, in whole or in part, and to the transaction; and

•	made inquiries regarding and discussed the Share Purchase Agreement and other matters related thereto with Carbylan and its legal counsel.

In addition, Wedbush held discussions with the management of Carbylan and KalVista concerning their views as to the financial and other information described in the bullet points above. Wedbush also conducted such other analyses and examinations and considered such other financial, economic and market criteria as Wedbush deemed appropriate to arrive at its opinion.

In rendering its opinion, Wedbush relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wedbush by Carbylan, KalVista or any other party to the Share Purchase Agreement or otherwise reviewed by Wedbush. With respect to information provided to or reviewed by it, Wedbush was advised by management of Carbylan and KalVista that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Carbylan or KalVista, as applicable. Wedbush did not express any view as to the reasonableness of such financial information or the assumptions on which it was based.

Wedbush further relied on the assurances of Carbylan’s management that they were unaware of any facts that would make the information provided to Wedbush incomplete or misleading. Except for certain estimates of liabilities expected to be incurred by Carbylan in connection with a potential liquidation of Carbylan prepared by management of Carbylan and estimated equity values of Carbylan upon liquidation prepared by management of Carbylan, Wedbush did not make and was not provided with any independent evaluations or appraisals of any of the assets, properties, liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) or securities, nor did Wedbush make any physical inspection of the properties or assets, of Carbylan or KalVista. Further, as the Carbylan board of directors was aware, KalVista’s management did not provide Wedbush with, and Wedbush did not otherwise have access to, financial forecasts regarding KalVista’s business, other than certain operating expense forecasts for the three years ended December 31, 2018, and, accordingly, Wedbush did not perform either a discounted cash flow analysis or any multiples-based analyses with respect to KalVista. With respect to the operating expense forecasts of KalVista, upon the advice of Carbylan and KalVista, Wedbush assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of KalVista as to the future operating expenses of KalVista and that KalVista will perform substantially in accordance with such projections. Wedbush further assumed no responsibility for and expressed no view as to any such projections or the assumptions on which they are based. Wedbush did not evaluate the solvency or fair value of Carbylan, KalVista, or any of their subsidiaries (or the impact of the transactions contemplated by the Share Purchase Agreement thereon) under any law relating to bankruptcy, insolvency or similar matters.

Wedbush’s opinion was based on economic, market and other conditions as in effect on, and the information made available to Wedbush as of, the date of such opinion. Wedbush also relied on the accuracy and completeness of Carbylan’s and KalVista’s representations and warranties in the Share Purchase Agreement, without regard to any qualifications that may be set forth in disclosure schedules or any other such qualifications. In addition, Wedbush assumed that the transaction will be consummated in accordance with the terms set forth in the Share Purchase Agreement without any waiver, amendment or delay of any terms or conditions that would be material to Wedbush’s analysis. Representatives of Carbylan advised Wedbush that, and Wedbush further assumed that, the final terms of the Share Purchase Agreement would not differ from the terms set forth in the draft reviewed by Wedbush in any respect material to Wedbush’s analysis. Wedbush noted that events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Wedbush did not undertake any obligation to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of such opinion.

Wedbush is not a legal, tax or regulatory advisor, and did not express any opinion as to any tax or other consequences that may arise from the transactions contemplated by the Share Purchase Agreement, nor does its opinion address any legal, regulatory or accounting matters, as to which Wedbush understood that Carbylan had obtained such advice as it deemed necessary from qualified professionals. Wedbush is a financial advisor only and relied upon, without independent verification, the assessment of Carbylan and KalVista and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Wedbush assumed that the transaction will have the tax effects contemplated by the Share Purchase Agreement.

Wedbush is an investment banking firm and a member of The New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes. Wedbush was selected by Carbylan based on Wedbush’s experience, expertise, reputation and familiarity with Carbylan. The Carbylan board of directors did not impose any limitations on Wedbush with respect to the investigations made or procedures followed in rendering its opinion. Wedbush’s opinion was approved by a fairness committee at Wedbush in accordance with the requirements of FINRA Rule 5150.

In rendering its opinion, Wedbush expressed no opinion as to the amount or nature of any compensation to any officers, directors, or employees of Carbylan, or any class of such persons, whether relative to the exchange ratio or otherwise, or with respect to the fairness of any such compensation.

Wedbush was not asked to, nor did it, offer any opinion as to the terms, other than the exchange ratio in connection with the transaction to the extent expressly set forth in Wedbush’s opinion, of the Share Purchase Agreement, the amount of consideration to be paid or the form of the transaction. Wedbush did not express any opinion with respect to the terms of any other agreement entered into or to be entered into in connection with the transaction. Wedbush expressed no opinion as to the price at which shares of Carbylan common stock may trade at any time subsequent to the announcement or consummation of the transaction. Wedbush also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without imposition of any terms or conditions that would be material to Wedbush’s analysis.

Carbylan paid Wedbush a $50,000 retainer upon execution of its engagement letter and has agreed to pay Wedbush a fee of $0.5 million for rendering its opinion, which became payable upon the delivery of Wedbush’s opinion. Carbylan has also agreed to pay Wedbush as additional fee of $1.35 million, contingent upon closing of the transaction and against which the $50,000 retainer and $0.5 million opinion fee will be credited. In addition, Carbylan has agreed to indemnify Wedbush for certain liabilities arising out of its engagement and has agreed to reimburse Wedbush for its expenses, including attorney’s fees and disbursements. In the two years prior to the date of its opinion, Wedbush has provided to Carbylan services unrelated to the transaction in connection with Carbylan’s initial public offering in April 2015, for which it received fees in the amount of approximately $1.31 million. In the two years prior to the date of its opinion, Wedbush has not provided any services to KalVista. Wedbush may in the future provide investment banking and financial advisory services to Carbylan, KalVista and their respective affiliates for which services Wedbush would expect to receive compensation.

In the ordinary course of its business, Wedbush and its affiliates may actively trade the common stock of Carbylan or other instruments or obligations of Carbylan for their own accounts and for the accounts of their customers and, accordingly, Wedbush and its affiliates may at any time hold a long or short position in the common stock of Carbylan or such other instruments or obligations of Carbylan.

Summary of Analyses

The following is a summary of the material financial analyses performed by Wedbush in connection with reaching its opinion:

•	Public Market Equity Value Analysis with respect to Carbylan;

•	Liquidation Value Analysis with respect to Carbylan;

•	Public Company Market Valuation Analysis with respect to KalVista;

•	Precedent Merger and Acquisition Transaction Analysis with respect to KalVista; and

•	Precedent Initial Public Offering Analysis with respect to KalVista.

The following summaries are not a comprehensive description of Wedbush’s opinion or the analyses and examinations conducted by Wedbush, and the preparation of an opinion necessarily is not susceptible to partial analysis or summary description. Wedbush believes that such analyses and the following summaries must be considered as a whole and that selecting portions of such analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete view of the process underlying the analyses. The order in which the analyses are described below does not represent the relative importance or weight given to the analyses by Wedbush. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Wedbush’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses.

In performing its analyses, Wedbush made numerous assumptions with respect to industry performance and general business and economic conditions such as industry growth, inflation, interest rates and many other matters, many of which are beyond the control of Carbylan, KalVista and Wedbush. Any estimates contained in Wedbush’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

Wedbush noted that it was Carbylan management’s view that a discounted cash flow analysis was not an appropriate method of valuing Carbylan because Carbylan had ceased all product research and development and therefore did not have any anticipated future revenues to form a basis for such an analysis. Accordingly, Wedbush did not conduct a discounted cash flow analysis and instead relied on the other analyses described herein.

Wedbush did not perform a discounted cash flow analysis or any multiples-based analyses for KalVista because Wedbush was not provided, and Wedbush did not otherwise have access to, financial forecasts regarding KalVista’s business, other than certain operating expense forecasts for the three years ending December 31, 2018. Further, Wedbush believed that such analyses were not appropriate because KalVista is a clinical stage company with no marketed products and it will not have any revenues until its product candidates are approved for marketing by the FDA, which will require the successful completion of ongoing or planned Phase 2 trials and future Phase 3 trials.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 13, 2016 and is not necessarily indicative of current market conditions.

Public Market Equity Value Analysis—Carbylan

Using publicly available information, Wedbush noted that the volume weighted average trading price for the Carbylan common stock was $1.16 per share on June 13, 2016, $1.20 per share for the one week ended June 13, 2016 and $1.08 per share for the one month ended June 13, 2016. Based upon these volume weighted average trading prices for the Carbylan common stock and the number of fully diluted outstanding shares of Carbylan common stock as provided by management of Carbylan, Wedbush calculated Carbylan’s equity value as approximately $28.8 million to $32.2 million.

Liquidation Value Analysis—Carbylan

Wedbush reviewed information prepared by Carbylan management regarding Carbylan’s liquidation value. Based upon Carbylan’s cash balance of approximately $47.0 million as of April 30, 2016 and Carbylan management’s estimates of future liabilities with respect to clinical obligations, pending litigation, insurance and legal costs, other corporate expenses, lease expenses, compensation and severance expenses and debt repayment expenses, Wedbush noted that Carbylan management estimated that Carbylan would have a liquidation value of approximately $29.8 million as of June 30, 2017.

Public Company Market Valuation Analysis—KalVista

Wedbush reviewed publicly available information relating to the following publicly-traded companies with an aggregate market capitalization under $1 billion in the biopharmaceutical industry with Phase 1 product candidates (and no product candidates beyond Phase 1 or Phase 1/2) that as of June 13, 2016 did not have human efficacy data (the “Phase 1 Companies”), which criteria were applied to select for companies similar to KalVista:

•	Blueprint Medicines;

•	MyoKardia;

•	Voyager Therapeutics;

•	Proteostasis;

•	AGTC;

•	Regenxbio;

•	Corvus;

•	Dimension Therapeutics;

•	ProQR;

•	Zynerba; and

•	Dicerna.

Wedbush noted that, although such companies had certain financial and operating characteristics that could be considered similar to those of KalVista, none of the companies had the same management, make-up, technology, size or mix of business as KalVista and, accordingly, there were inherent limitations on the applicability of such companies to the valuation analysis of KalVista.

Wedbush calculated the aggregate market capitalization of each of the selected companies based upon the closing price of the common stock of each selected company on June 13, 2016 and the fully-diluted number of shares outstanding, using the treasury stock method. The results of this analysis are summarized as follows:

Market Capitalization at June 13, 2016 ($ in millions)
Phase 1 Companies
Mean	$267.9
Median	$273.1

Wedbush calculated the implied ownership of holders of Carbylan common stock in the combined company based upon the $35.0 million value attributed to the Carbylan common stock and the $149.2 million value attributed to the KalVista common stock pursuant to the exchange ratio in connection with the transaction, and the mean and median values described above.

The results of this analysis are summarized as follows:

	Public Company Market Valuation Analysis
	Equity Value ($ in millions)	Ownership
KalVista Equity Value per Share Purchase Agreement	$149.2	81%
Carbylan Equity Value per Share Purchase Agreement	$35.0	19%

Aggregate Value per Share Purchase Agreement	$184.2	100%

	Mean		Median
	Equity Value ($ in millions)	Ownership	Equity Value ($ in millions)	Ownership
KalVista Equity Value per Public Company Market Valuation Analysis	$267.9	88%	$273.1	89%
Carbylan Equity Value per Share Purchase Agreement	$35.0	12%	$35.0	11%

Implied Aggregate Value	$302.9	100%	$308.1	100%

Wedbush noted that the implied ownership percentage of holders of Carbylan common stock based upon the $35.0 million value attributed to the Carbylan common stock and the $149.2 million value attributed to the KalVista common stock pursuant to the exchange ratio in connection with the transaction was higher than the implied ownership percentages derived based upon the mean and median equity values attributed to KalVista described above.

Precedent Merger and Acquisition Transaction Analysis—KalVista

Wedbush reviewed publicly available information relating to the following acquisitions of private companies in the biopharmaceutical industry considered by Wedbush to be similar to KalVista, which had Preclinical and Phase 1 product candidates (and no product candidates beyond Phase 1 or Phase 1/2) that did not have human efficacy data at the time of announcement of the transaction, with an aggregate valuation (based solely upon upfront payments and excluding contingent value rights or other post-closing payments) of less than $1.0 billion and announced between January 2014 and May 2016 (the “Selected Transactions”):

Announcement Date	Target	Acquiror
March 23, 2016	Padlock Therapeutics	Bristol-Myers Squibb
January 27, 2016	Fluorinov Pharma	Trillium Therapeutics
December 23, 2015	PhosImmune	Agenus
October 21, 2015	Admune Therapeutics	Novartis AG
October 9, 2015	Adheron Therapeutics	Roche Holding AG
July 28, 2015	cCAM Biotherapeutics	Merck & Co.
June 2, 2015	X-BODY	Juno Therapeutics
May 6, 2015	EpiTherapeutics	Gilead Sciences
May 6, 2015	Abeona Therapeutics	PlasmaTech
August 11, 2014	Alpine Biosciences	Oncothyreon
August 1, 2014	BIKAM Pharmaceuticals	Shire plc
May 1, 2014	Fibrotech Therapeutics Pty	Shire plc
April 29, 2014	iPierian	Bristol-Myers Squibb
February 17, 2014	CoStim Pharmaceuticals	Novartis AG

Wedbush noted that although the companies that were acquired in the Selected Transactions had certain financial and operating characteristics that could be considered similar to those of KalVista, none of such companies had the same management, make-up, technology, size or mix of business as KalVista and, accordingly, there were inherent limitations on the applicability of such companies to the valuation analysis of KalVista. Wedbush also noted that market conditions have varied over the precedent time periods.

Wedbush calculated the aggregate value of each of the target companies in the Selected Transactions (based solely on the sum of upfront and future contingent payments at announcement). The results of this analysis are summarized as follows:

Valuation ($ in millions)
Mean	$288.5
Median	$204.6

Wedbush calculated the implied ownership of holders of Carbylan common stock in the combined company based upon the $35.0 million value attributed to the Carbylan common stock and the $149.2 million value attributed to the KalVista common stock pursuant to the exchange ratio in connection with the transaction, and the mean and median values described above.

The results of this analysis are summarized as follows:

	Merger and Acquisition Transaction Analysis
	Equity Value	Ownership
KalVista Equity Value per Share Purchase Agreement	$149.2	81%
Carbylan Equity Value per Share Purchase Agreement	$35.0	19%

Aggregate Value per Share Purchase Agreement	$184.2	100%

	Mean		Median
	Equity Value ($ in millions)	Ownership	Equity Value ($ in millions)	Ownership
KalVista Equity Value per Merger and Acquisition Transaction Analysis	$288.5	89%	$204.6	85%
Carbylan Equity Value per Share Purchase Agreement	$35.0	11%	$35.0	15%

Implied Aggregate Value	$323.5	100%	$239.6	100%

Wedbush noted that the implied ownership percentage of holders of Carbylan common stock based upon the $35.0 million value attributed to the Carbylan common stock and the $149.2 million value attributed to the KalVista common stock pursuant to the exchange ratio in connection with the transaction was higher than the implied ownership percentages derived based upon the mean and median equity values attributed to KalVista described above.

Precedent Initial Public Offering Analysis—KalVista

Wedbush reviewed publicly available information relating to the following initial public offerings of companies in the biopharmaceutical industry which had Phase 1 product candidates (and no product candidates beyond Phase 1 or Phase 1/2) that did not have human efficacy data at the time of initial public offering, which raised a minimum of $30.0 million in gross proceeds, and which priced between January 2014 and May 2016 (the “Phase 1 IPOs”), which criteria were applied to select for companies similar to KalVista:

Pricing Date	Issuer
March 22, 2016	Corvus
February 10, 2016	Proteostasis
November 10, 2015	Voyager
October 28, 2015	MyoKardia
October 21, 2015	Dimension
June 16, 2015	Nivalis
May 6, 2015	aTyr
July 31, 2014	Loxo Oncology
July 23, 2014	Immune Design

Wedbush noted that although such companies had certain financial and operating characteristics that could be considered similar to those of KalVista, none of the companies had the same management, make-up, technology, size or mix of business as KalVista and, accordingly, there were inherent limitations on the applicability of such companies to the valuation analysis of KalVista. Wedbush also noted that market conditions have varied over the precedent time periods.

Wedbush calculated the fully diluted pre-money valuation of each of the companies that participated in the Phase 1 IPOs at the time of pricing of its initial public offering using the treasury stock method, which (i) includes the conversion of all outstanding in-the-money warrants, options and convertible preferred stock into common stock and (ii) excludes the conversion of any employee stock incentive plans, employee stock option plans or other stock awarded to employees or directors of such companies. The results of this analysis are summarized as follows:

Pre-Money Valuation ($ in millions)
Phase 1 IPOs
Mean	$200.1
Median	$218.2

Wedbush calculated the implied ownership of holders of Carbylan common stock in the combined company based upon the $35.0 million value attributed to the Carbylan common stock and the $149.2 million value attributed to the KalVista common stock pursuant to the exchange ratio in connection with the transaction, and the mean and median values described above.

The results of this analysis are summarized as follows:

	Initial Public Offering Analysis
	Equity Value	Ownership
KalVista Equity Value per Share Purchase Agreement	$149.2	81%
Carbylan Equity Value per Share Purchase Agreement	$35.0	19%

Aggregate Value per Share Purchase Agreement	$184.2	100%

	Mean		Median
	Equity Value ($ in millions)	Ownership	Equity Value ($ in millions)	Ownership
KalVista Equity Value per Initial Public Offering Analysis	$200.1	85%	$218.2	86%
Carbylan Equity Value per Share Purchase Agreement	$35.0	15%	$35.0	14%

Implied Aggregate Value	$235.1	100%	$253.2	100%

Wedbush noted that the implied ownership percentage of holders of Carbylan common stock based upon the $35.0 million value attributed to the Carbylan common stock and the $149.2 million value attributed to the KalVista common stock pursuant to the exchange ratio in connection with the transaction was higher than the implied ownership percentages derived based upon the mean and median equity values attributed to KalVista described above.

Miscellaneous

This summary is not a complete description of Wedbush’s opinion or the underlying analyses and factors considered in connection with Wedbush’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Wedbush believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Wedbush opinion. In arriving at its fairness determination, Wedbush considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Carbylan, KalVista or the transaction.

In conducting its analyses and arriving at its opinion, Wedbush utilized a variety of valuation methods. The analyses were prepared solely for the purpose of enabling Wedbush to provide its opinion to the Carbylan board of directors as to the fairness of the exchange ratio in connection with the transaction, from a financial point of view, to the stockholders of Carbylan as of the date of the opinion and do not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The terms of the transaction were determined through arm’s-length negotiations between Carbylan and KalVista and were approved by the Carbylan board of directors. Although Wedbush provided advice to the Carbylan board of directors during the course of these negotiations, the decision to enter into the Share Purchase

Agreement was solely that of the Carbylan board of directors. Wedbush did not recommend any specific consideration to Carbylan or the Carbylan board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction. As described above, the opinion of Wedbush and its presentation to the Carbylan board of directors were among a number of factors taken into consideration by the Carbylan board of directors in making its determination to approve the Share Purchase Agreement, the transaction and the other transactions contemplated by the Share Purchase Agreement.

Material U.S. Federal Income Tax Consequences of the Transaction to Carbylan Stockholders

The transaction will not result in any taxable gain or loss for U.S. federal income tax purposes to any Carbylan stockholder in his or her capacity as a Carbylan stockholder. Carbylan stockholders who are also stockholders of KalVista should consult their own tax advisors as to the tax consequences of them participating in the transaction with respect to their KalVista stock.

Regulatory Matters

Neither Carbylan nor KalVista is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the transaction contemplated by the Share Purchase Agreement. In the United States, Carbylan must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of Carbylan common stock in the transaction, including the filing with the SEC of this proxy statement.

Pursuant to the terms of the Share Purchase Agreement, Carbylan, KalVista and the Sellers must use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the Share Purchase Agreement, all applications, notices, reports and other documents reasonably required to be filed by Carbylan, KalVista or the Sellers to any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, any federal, state, local, municipal, foreign or other government, any governmental or quasi-governmental court or tribunal, regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority, or any self-regulatory organization, including NASDAQ, with respect to the transactions contemplated by the Share Purchase Agreement, and to submit promptly any additional information requested by any of the foregoing.

Anticipated Accounting Treatment

The transaction will be treated by Carbylan as a reverse acquisition under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, KalVista is considered to be acquiring Carbylan in this transaction. Management of Carbylan and KalVista have made a preliminary estimate of the purchase price calculated as described in Note 2 to the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” beginning on page 214 of this proxy statement. The net tangible and intangible assets acquired and liabilities assumed in connection with the transaction are recorded at their estimated transaction date fair values. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Carbylan that exist as of the date of completion of the transaction.

No Appraisal Rights

Holders of Carbylan common stock will not be entitled to any dissenters’ rights or appraisal rights with respect to any of the proposals to be voted on at the special meeting.

Legal Proceedings

On September 26, 2016, a putative stockholder class action complaint was filed in the Superior Court of the State of California in and for the County of Alameda against Carbylan, the members of the board of directors of Carbylan, as well as against KalVista, Wedbush and certain unknown employees of Wedbush, entitled Laidlaw v. Carbylan Therapeutics, Inc., et al., Case No. RG16832665. The complaint alleges that the members of Carbylan’s board of directors and/or Carbylan breached their fiduciary duties of care, good faith, loyalty and/or disclosure in connection with the Share Purchase Agreement, and that KalVista and Wedbush aided and abetted such breaches of fiduciary duties. The complaint seeks to enjoin and/or rescind any transaction with KalVista as well as certain other equitable relief, unspecified damages and attorneys’ fees and costs.

Carbylan believes this lawsuit is without merit and intends to vigorously defend against it.

TERMS OF THE SHARE PURCHASE AGREEMENT

The following is a summary of the material terms of the Share Purchase Agreement. A copy of the Share Purchase Agreement is attached as Annex A to this proxy statement. The Share Purchase Agreement has been attached to this proxy statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Carbylan, KalVista, or the Sellers. The following description does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement. You should refer to the full text of the Share Purchase Agreement for details of the transaction and the terms and conditions of the Share Purchase Agreement.

Explanatory Note Regarding the Share Purchase Agreement

The Share Purchase Agreement contains representations and warranties that Carbylan, on the one hand, and KalVista and the Sellers, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Share Purchase Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. Moreover, certain of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to SEC filings or may have been used for purposes of allocating risk among the parties to the Share Purchase Agreement, rather than establishing matters of fact. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Share Purchase Agreement. While Carbylan, KalVista and the Sellers do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Share Purchase Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of the actual state of facts or conditions of Carbylan, KalVista or the Sellers, because they were made as of specific dates, may be intended merely as a risk allocation mechanism among Carbylan, KalVista and the Sellers and are modified by the disclosure schedules.

The Transaction Structure

Upon the terms and subject to the conditions set forth in the Share Purchase Agreement, Carbylan will acquire all of the ordinary and preferred shares of KalVista in exchange for the issuance to the Sellers of a number of shares of Carbylan common stock pursuant to the exchange ratio as set forth in the Share Purchase Agreement and below in the section entitled “Terms of the Share Purchase Agreement—Exchange Ratio; Net Cash Calculation.”

The issuance of Carbylan common stock to the Sellers will be issued in transactions exempt from registration under the Securities Act of 1933 in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D or Regulation S promulgated thereunder and may not be offered or sold by the holders of those shares absent registration or an applicable exemption from registration requirements. Carbylan and certain Sellers have entered into the registration rights agreement (as discussed more fully below) which provides certain registration rights to such Sellers for the resale of the shares of Carbylan common stock issued to such Sellers.

Following the transaction, KalVista will be a wholly owned subsidiary of Carbylan, and based on current expectations regarding Carbylan’s Net Cash at closing, the Sellers are expected to hold approximately 81% of the outstanding shares of Carbylan common stock on a fully-diluted basis, and the current Carbylan equityholders are expected to own approximately 19% of the outstanding shares of Carbylan common stock on a fully-diluted basis. Because Carbylan’s Net Cash will not be determined until the closing, and because the number of shares of Carbylan common stock issuable to the Sellers is determined based on Carbylan’s Net Cash at closing, the

Carbylan stockholders cannot be certain of the exact number of shares that will be issued to the Sellers when the Carbylan stockholders vote on the proposals at the special meeting.

For illustrative purposes only, the table below shows (i) the approximate percentage of shares of the combined company following the closing that will be owned by the Sellers and the current Carbylan equityholders, in the aggregate, and (ii) the total number of shares that will be held by the Sellers and the current Carbylan equityholders, in the aggregate, at varied levels of Net Cash at the time of closing.

The table below assumes that (i) 26,344,104 shares of Carbylan common stock are outstanding on a fully-diluted basis prior to the execution of the 14:1 reverse stock split, (ii) 1,881,772 shares of Carbylan common stock are outstanding on a fully-diluted basis immediately following the effect of the 14:1 reverse stock split but prior to the closing, (iii) 27,615,826 shares of KalVista are in issue on a fully-diluted basis immediately prior to the closing, (iv) no Carbylan Options will be net exercised for shares of Carbylan common stock pursuant to the terms of the Share Purchase Agreement and (v) the closing will occur on November 15, 2016.

Net Cash	$27,000,000		$26,500,000		$26,000,000		$25,500,000
	Sellers	Current Carbylan Equityholders	Sellers	Current Carbylan Equityholders	Sellers	Current Carbylan Equityholders	Sellers	Current Carbylan Equityholders
Aggregate Ownership Percentage of the Combined Company	81.0%	19.0%	82.6%	17.4%	82.8%	17.2%	83.0%	17.0%
Aggregate Ownership of Shares of the Combined Company	8,022,077	1,881,722	8,913,419	1,881,722	9,057,183	1,881,722	9,205,662	1,881,722

Consideration

At the closing of the transaction each Seller will deliver to Carbylan share certificates (or an indemnity for any lost share certificate(s)) in respect of KalVista shares, duly executed stock transfers in favor of Carbylan and powers of attorney appointing Carbylan as such Seller’s attorney in respect of such shares until Carbylan is registered in KalVista’s register of members, and in exchange therefor, Carbylan will deposit with its transfer agent stock certificates representing the number of shares of Carbylan common stock that the Sellers have the right to receive pursuant to the terms of the Share Purchase Agreement and will deliver to the Seller Representative written evidence from Carbylan’s transfer agent of the issuance to each Seller of the number of shares of Carbylan common stock such Seller has the right to receive pursuant to the terms of the Share Purchase Agreement.

The number of shares of Carbylan common stock that the Sellers will have the right to receive will be determined pursuant to the exchange ratio set forth in the Share Purchase Agreement and below in the section entitled “Terms of the Share Purchase Agreement—Exchange Ratio; Net Cash Calculation.”

The market value of the shares of Carbylan common stock issued pursuant to the Share Purchase Agreement will depend on the market value of the shares of Carbylan common stock at the time the transaction closes, and could vary significantly from the market value on the date of this proxy statement.

No fractional shares of Carbylan common stock will be issuable pursuant to the Share Purchase Agreement to the Sellers, and no certificates or scrip for any fractional shares will be issued.

Exchange Ratio; Net Cash Calculation

The number of shares of Carbylan common stock that the Sellers will receive at closing in exchange for such Sellers’ KalVista shares is determined pursuant to the exchange ratio, which, as set forth in the Share Purchase Agreement, is based upon the relative stipulated values of each of Carbylan and KalVista.

Exchange Ratio

The “exchange ratio” (“ER”) will be calculated based on the following formula:

ER =	PCCS × KAP
KFDS

where,

PCCS = the Post-Closing Carbylan Shares (defined below);

KAP = the KalVista Allocation Percentage (defined below); and

KFDS = the KalVista Fully-Diluted Shares, or the total number of issued shares of KalVista on a fully-diluted basis immediately prior to the closing.

The Post-Closing Carbylan Shares will be calculated based on the following formula and rounded down to the nearest whole number:

PCCS =	CFDS
CAP

where,

CFDS = the Carbylan Fully-Diluted Shares, or the total number of outstanding shares of Carbylan on a fully-diluted basis immediately prior to the closing; and

CAP = the Carbylan Allocation Percentage (defined below).

The KalVista Allocation Percentage will be calculated based on the following formula:

KAP =	KSV
AV

where,

KSV = KalVista’s stipulated value pursuant to the terms of the Share Purchase Agreement, which is fixed at $149,210,526.32; and

AV = the Aggregate Value, or the sum of Carbylan’s stipulated value and KalVista’s stipulated value under the terms of the Share Purchase Agreement.

The Carbylan Allocation Percentage will be calculated based on the following formula:

CAP =	CSV
AV

where,

CSV = Carbylan’s stipulated value pursuant to the terms of the Share Purchase Agreement, which is equal to the sum of (a) $5.0 million and (b) Carbylan’s Net Cash (as defined below); and

AV = the Aggregate Value, or the sum of Carbylan’s stipulated value and KalVista’s stipulated value.

Net Cash

Net Cash is defined as (a) Carbylan’s cash, cash equivalents and marketable securities, minus (b) the sum of (without duplication) (i) Carbylan’s accounts payable, accrued expenses and other current liabilities payable in cash, (ii) Carbylan’s transaction expenses (e.g., costs, fees and expenses incurred in connection with the transaction, change of control payments, retention payments, etc.), (iii) indebtedness, (iv) severance payments, termination benefits or other obligations relating to the termination, or planned termination, of employees or service providers prior to the time of closing, (v) any costs or expenses associated with the termination or winding down of Carbylan’s current business operations, including with respect to the termination of any existing or planned preclinical or clinical research or similar research or operations, (vi) any payables or other obligations related to Carbylan’s real estate lease obligations or the termination thereof (net of any rights of Carbylan to receive payments relating to the properties subject to such lease obligations under a sublease or otherwise), and (vii) any accrual or reserve for potential claims or litigation brought or initiated against Carbylan, its directors or officers or its underwriters in an amount equal to the greater of (A) $1,000,000 (net of any amounts paid in settlement or costs, fees or other expenses paid by Carbylan in connection with such claims or litigation prior to the date on which Net Cash is determined) or (B) the amount required to be reserved under GAAP in Carbylan’s financial statements for such claims or litigation.

If Carbylan’s Net Cash at closing is equal to or greater than the $27.5 million Net Cash Floor, then Carbylan’s Net Cash will be deemed to be $30.0 million for purposes of determining Carbylan’s stipulated value; provided that the $27.5 million Net Cash Floor will be reduced by $13,333 for each day that elapses following September 1, 2016 without the transaction being consummated.

Pursuant to the Share Purchase Agreement, if Carbylan’s Net Cash is less than $25,000,000, the Sellers may, but will not be obligated to, consummate the transaction.

Prior to the closing, if Carbylan’s Net Cash is greater than $31.0 million, Carbylan will dividend any amounts in excess of $31.0 million to its then-current stockholders and Carbylan’s Net Cash will be deemed to be $30.0 million for purposes of determining Carbylan’s stipulated value.

Examples

For illustrative purposes only, four example scenarios calculating the exchange ratio are described below. These have assumed, solely for the hypothetical calculations set forth in this section, that: (i) 26,344,104 shares of Carbylan common stock are outstanding on a fully-diluted basis prior to the execution of the 14:1 reverse stock split, and 1,881,007 shares of Carbylan common stock are outstanding on a fully-diluted basis immediately following the effect of the 14:1 reverse stock split but prior to closing; and (ii) 27,615,826 shares of KalVista are in issue on a fully-diluted basis immediately prior to closing. For the purposes of this illustration, we assumed that no Carbylan Options will be net exercised for shares of Carbylan common stock pursuant to the terms of the Share Purchase Agreement.

Case 1: The closing occurs on November 15, 2016 and at that time, Carbylan’s Net Cash is $30 million.

In this case, Carbylan’s stipulated value will be the sum of $5 million and its Net Cash of $30 million, or $35 million. The Aggregate Value will be the sum of Carbylan’s stipulated value of $35 million and KalVista’s stipulated value of $149,210,526.32, or $184,210,526.32.

The Carbylan Allocation Percentage will be the ratio of Carbylan’s stipulated value of $35 million to the Aggregate Value of $184,210,526.32, or approximately 19.0%.

The KalVista Allocation Percentage will be the ratio of KalVista’s stipulated value of $149,210,526.32 to the Aggregate Value of $184,210,526.32, or approximately 81.0%.

The Post-Closing Carbylan Shares will be the ratio of Carbylan’s fully-diluted pre-closing shares of 1,881,722 (after taking into account the effect of the 14:1 reverse stock split) to the Carbylan Allocation Percentage of 19.0% (rounded down to the nearest whole number), or 9,903,798.

The exchange ratio will thus be the Post-Closing Carbylan Shares of 9,903,798, multiplied by the KalVista Allocation Percentage of approximately 81.0%, and divided by KalVista’s fully-diluted pre-closing shares of 27,615,826, or approximately 0.2905. In the aggregate, KalVista shareholders will receive that number of shares of Carbylan common stock equal to the exchange ratio of approximately 0.2905 multiplied by KalVista’s fully-diluted pre-closing shares of 27,615,826, or 8,022,077. Each Seller will receive her pro rata percentage of the total KalVista issuance.

Case 2: The closing occurs on November 15, 2016 and at that time, Carbylan’s Net Cash is $26.6 million.

Because Carbylan’s Net Cash at the closing is greater than the Net Cash Floor (after the floor has been reduced by $13,333 for each day that elapses following September 1, 2016), Carbylan’s Net Cash will be adjusted for the purposes of calculating Carbylan’s stipulated value to $30 million. Carbylan’s stipulated value will thus be the sum of $5 million and its Net Cash for purposes of calculating Carbylan’s stipulated value of $30 million, or $35 million. The Aggregate Value will be the sum of Carbylan’s stipulated value of $35 million and KalVista’s stipulated value of $149,210,526.32, or $184,210,526.32.

The Carbylan Allocation Percentage will be the ratio of Carbylan’s stipulated value of $35 million to the Aggregate Value of $184,210,526.32, or approximately 19.0%.

The KalVista Allocation Percentage will be the ratio of KalVista’s stipulated value of $149,210,526.32 to the Aggregate Value of $184,210,526.32, or approximately 81.0%.

The Post-Closing Carbylan Shares will be the ratio of Carbylan’s fully-diluted pre-closing shares of 1,881,722 (after taking into account the effect of the 14:1 reverse stock split) to the Carbylan Allocation Percentage of 19.0% (rounded down to the nearest whole number), or 9,903,798.

The exchange ratio will thus be the Post-Closing Carbylan Shares of 9,903,798, multiplied by the KalVista Allocation Percentage of approximately 81.0%, and divided by KalVista’s fully-diluted pre-closing shares of 26,490,036, or approximately 0.3028. In the aggregate, KalVista shareholders will receive that number of shares of Carbylan common stock equal to the exchange ratio of approximately 0.3028 multiplied by KalVista’s fully-diluted pre-closing shares of 26,490,036, or 8,022,077. Each Seller will receive her pro rata percentage of the total KalVista issuance.

Case 3: The closing occurs on November 15, 2016 and at that time, Carbylan’s Net Cash is $25 million.

In this case, because the closing occurs after September 1, 2016, the Net Cash Floor (as defined above) is reduced by $13,333 for each day that elapses following September 1, 2016 without the transaction being consummated. Here, because 30 days will have elapsed following September 1, 2016 without the transaction being consummated, the Net Cash Floor will be reduced from $27.5 million by $999,975.00 (the product of 75 and $13,333) to $26,500,025.00.

Although the Net Cash Floor is reduced in this case, Carbylan’s Net Cash is below the reduced Net Cash Floor, and as a result, Carbylan’s stipulated value will be the sum of $5 million and its Net Cash of $25 million, or $30 million. The Aggregate Value will be the sum of Carbylan’s stipulated value of $30 million and KalVista’s stipulated value of $149,210,526.32, or $179,210,526.32.

The Carbylan Allocation Percentage will be the ratio of Carbylan’s stipulated value of $30 million to the Aggregate Value of $179,210,526.32, or approximately 16.7%.

The KalVista Allocation Percentage will be the ratio of KalVista’s stipulated value of $149,210,526.32 to the Aggregate Value of $179,210,526.32, or approximately 83.3%.

The Post-Closing Carbylan Shares will be the ratio of Carbylan’s fully-diluted pre-closing shares of 1,881,772 (after taking into account the effect of the 14:1 reverse stock split) to the Carbylan Allocation Percentage of 16.7% (rounded down to the nearest whole number), or 11,240,811.

The exchange ratio will thus be the Post-Closing Carbylan Shares of 157,371,358, multiplied by the KalVista Allocation Percentage of approximately 83.3%, and divided by KalVista’s fully-diluted pre-closing shares of 26,490,036, or approximately 0.3533. In the aggregate, KalVista shareholders will receive that number of shares of Carbylan common stock equal to the exchange ratio of approximately 0.3533 multiplied by KalVista’s fully-diluted pre-closing shares of 26,490,036, or 9,359,090. Each Seller will receive her pro rata percentage of the total KalVista issuance.

Effect of the Transaction on Stock Options and Equity Incentives

Carbylan Options

Prior to the closing of the transaction, the vesting of each unexpired and unexercised Carbylan Option will be accelerated in full. Effective as of the time of closing, each outstanding and unexercised Carbylan Option having an exercise price per share less than the Carbylan Closing Price will be automatically exercised in full and, in exchange therefor, the holder of any such automatically exercised Carbylan Option will receive a number of shares of Carbylan common stock calculated by dividing the product of the total number of shares of Carbylan common stock previously subject to such Carbylan Option and the excess of the Carbylan Closing Price over the exercise price per share of Carbylan common stock previously subject to such Carbylan Option by the Carbylan Closing Price. Each outstanding and unexercised Carbylan option that has an exercise price equal to or greater than the Carbylan Closing Price will be terminated and cease to exist as of immediately prior to the time of closing for no consideration.

Under the terms of the various instruments governing the Company’s outstanding stock awards, any reverse stock split effected in connection with the closing of the transaction will reduce the number of shares of common stock issuable upon the exercise of such stock awards in proportion to the ratio of the reverse stock split. The reverse stock split will also result in a proportionate increase in the exercise price of the Company’s outstanding stock options. In connection with such proportionate adjustments, the number of shares of common stock issuable upon exercise or conversion of outstanding stock awards will be rounded down to the nearest whole share and the exercise prices will be rounded up to the nearest cent, and no cash payment will be made in respect of such rounding.

KalVista Equity Incentives

The Share Purchase Agreement requires KalVista to apply to Her Majesty’s Revenue and Customs (“HMRC”) for confirmation that the tax-favored status of the options and other rights to purchase shares of KalVista ordinary shares issued by KalVista will not be affected by an amendment to disapply the acceleration of vesting pursuant to KalVista’s Enterprise Management Incentives Scheme (the “EMI Plan”) in relation to the transaction.

The HMRC confirmation was obtained, and as a result, each outstanding and unvested KalVista option will be converted into a Carbylan option having an equivalent economic value and vesting schedule.

Directors and Officers of Carbylan Following the Transaction

The combined company’s board of directors will initially be fixed at seven members, consisting of (i) two members designated by Carbylan, namely Albert Cha, M.D., Ph.D. and Arnold L. Oronsky, Ph.D. and (ii) five members designated by KalVista, namely Richard Aldrich, as Chairman, T. Andrew Crockett, Joshua Resnick, Edward W. Unkart and Rajeev Shah.

Immediately following the completion of the transaction, the executive management team of the combined company is expected to be composed of T. Andrew Crockett, serving as Chief Executive Officer, Benjamin L. Palleiko, serving as acting Chief Financial Officer, and Christopher Yea, Ph.D., serving as Chief Development Officer.

In accordance with Carbylan’s certificate of incorporation and bylaws, the Carbylan board of directors currently consists of nine directors divided into three staggered classes, with one class to be elected at each Annual Meeting to serve for a three-year term. The staggered structure of the board of directors will remain in place for the combined company following the consummation of the transaction. At Carbylan’s most recent annual stockholders meeting, held in 2016, Class I directors were elected. As a result, the term of the Class I directors of the combined company is set to expire upon the election and qualification of successor directors at the Carbylan annual stockholders meeting in 2019, and the terms of the Class II and Class III directors will expire upon the election and qualification of successor directors at the annual stockholders meetings in 2017 and 2018, respectively.

The director classes for Carbylan are currently as follows:

•	Class I directors (term ending in 2019): Albert Cha, M.D., Ph.D., Guy P. Nohra and David J. Saul;

•	Class II directors (term ending in 2017): Steven L. Basta, David M. Clapper and Reza Zadno, Ph.D.; and

•	Class III director (term ending in 2018): Keith A. Katkin, David M. Renzi and Edward W. Unkart.

The combined company’s board of directors will initially be fixed at seven members, consisting of (i) two members designated by Carbylan, Albert Cha, M.D., Ph.D. and Arnold L. Oronsky, Ph.D. and (ii) five members designated by KalVista, namely Richard Aldrich, as Chairman, who currently is the founder and a partner of Longwood Fund (which will own approximately 4.7% of the combined company’s outstanding shares of common stock immediately following the consummation of the transaction), Joshua Resnick, M.D. who currently is a partner at SV Life Sciences (which it and its affiliates will own approximately 33.1% of the combined company’s outstanding shares of common stock immediately following the consummation of the transaction), Rajeev Shah who currently is a managing director and portfolio manager at RA Capital Management (which will own approximately 6.2% of the combined company’s outstanding shares of common stock immediately following the consummation of the transaction), Edward W. Unkart and T. Andrew Crockett, who will continue as the Chief Executive Officer of the combined company following the consummation of the transaction.

Pursuant to the terms of the Share Purchase Agreement, it is anticipated that these directors will be appointed to the three staggered director classes of the combined company’s board of directors as follows:

•	Class I directors (term ending 2019): T. Andrew Crockett, Rajeev Shah and Joshua Resnick, M.D.;

•	Class II directors (term ending 2017): Richard Aldrich and Edward W. Unkart; and

•	Class III directors (term ending 2018): Albert Cha, M.D., Ph.D and Arnold L. Oronsky, Ph.D.

Amendment to the Amended and Restated Certificate of Incorporation of Carbylan

Stockholders of record of Carbylan common stock on the record date for the special meeting will also be asked to approve the amendment to the Amended and Restated Certificate of Incorporation of Carbylan to change the name of the corporation from “Carbylan Therapeutics, Inc.” to “KalVista Pharmaceuticals, Inc.” upon consummation of the transaction, which requires the affirmative vote of holders of a majority of the outstanding common stock on the record date for the special meeting.

Conditions to the Consummation of the Transaction

Each party’s obligation to consummation the transaction is subject to the satisfaction or waiver by each of the parties, at or prior to the transaction, of various conditions, which include the following:

•	the absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transaction by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no law, statute, rule, regulation, ruling or decree will be in effect which has the effect of making the consummation of the transaction illegal;

•	the approval of the issuance of Carbylan common stock by the holders of a majority of the shares of outstanding Carbylan common stock;

•	the continued listing of Carbylan common stock on NASDAQ, the approval of the listing of additional shares of Carbylan common stock on NASDAQ, and the approval for listing on NASDAQ of the shares to be issued in the transaction; and

•	the absence of any pending, or overtly threatened in writing, legal proceeding by any governmental body.

In addition, Carbylan’s and the Sellers’ obligations to consummate the transaction are further subject to the satisfaction or waiver by that party of the following additional conditions:

•	the truth and correctness of all representations and warranties of the other party in the Share Purchase Agreement on the date of the Share Purchase Agreement and on the closing date of the transaction with the same force and effect as if made on the date on which the transaction is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

•	the performance or compliance in all material respects of the other party or parties to the Share Purchase Agreement with all of its or their covenants and obligations in the Share Purchase Agreement; and

•	the delivery by the other party or parties of certain customary closing deliverables required under the Share Purchase Agreement.

In addition, the obligation of Carbylan to consummate the transaction is further subject to the satisfaction or waiver of the following conditions:

•	the continuing full force and effect of the lock-up agreements previously executed by the Sellers;

•	the termination by KalVista of certain agreements with KalVista’s current shareholders; and

•	the absence of any continuing KalVista material adverse effect (as such term is defined in the Share Purchase Agreement).

In addition, the obligations on the part of the Sellers to consummate the transaction are further subject to the satisfaction or waiver of the following conditions:

•	the continuing full force and effect of the lock-up agreements previously executed by each of the Carbylan directors, officers and certain significant stockholders;

•	Carbylan’s Net Cash at closing equaling or exceeding $25 million;

•	the reconstitution of the Carbylan board of directors and executive officers as provided by the Share Purchase Agreement’s terms;

•	the continuing full force and effect of the Registration Rights Agreement (which is discussed more fully below in the section entitled “Agreements Related to the Share Purchase Agreement—Registration Rights Agreement,” beginning on page 133); and

•	the absence of any continuing Carbylan material adverse effect (as such term is defined in the Share Purchase Agreement).

Representations and Warranties

The Share Purchase Agreement contains customary representations and warranties of Carbylan and KalVista for a transaction of this type relating to, among other things: corporate organization, authority, power and similar corporate matters; subsidiaries (specifically that KalVista has no subsidiaries); capitalization; financial statements, and with respect to Carbylan, documents filed with the SEC and the accuracy of information contained in those documents; material changes or events; title to assets; real property and leaseholds; intellectual property; the validity of material contracts to which the parties or their subsidiaries are a party and absence of any violation, default or breach to such contracts; liabilities; regulatory compliance, permits and restrictions; tax matters; employee and labor matters and benefit plans; environmental matters; insurance; legal proceedings and orders; authority to enter into the Share Purchase Agreement and the related agreements; transactions with affiliates; with respect to Carbylan, votes required for consummation of the transaction and approval of the proposals that will come before the special meeting; except as otherwise specifically identified in the Share Purchase Agreement, the fact that the consummation of the transaction would not contravene or require the consent of any third party; with respect to Carbylan, bank accounts and deposits; any brokerage or finder’s fee or other fee or commission in connection with the transaction; with respect to Carbylan, the valid issuance in the transaction of the Carbylan common stock; with respect to Carbylan, the inapplicability of Section 203 of the DGCL; and the absence of representations and warranties of the other parties except for those representations and warranties contained in the Share Purchase Agreement.

In addition, the Share Purchase Agreement contains representations and warranties of the Sellers relating to, among other things: corporate organization, authority, power and similar corporate matters, with respect to Sellers that are entities; capacity with respect to Sellers that are individuals; non-contravention; third-party consents; legal and beneficial ownership of and good title to the KalVista shares; legal proceedings and orders; any brokerage or finder’s fee or other fee or commission in connection with the transaction; entry into the Share Purchase Agreement on each Seller’s own account, without a view toward resale or distribution; status as accredited investor or a non-“U.S. person” under Regulation S of the Securities Act, sophistication and ability to bear the economic risk of investing in the transaction; access to information about Carbylan and KalVista; resale restrictions; tax matters; and the absence of representations and warranties of the other parties except for those representations and warranties contained in the Share Purchase Agreement.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the transaction, but their accuracy forms the basis of one of the conditions to the obligations of Carbylan, KalVista and the Sellers to consummate the transaction.

No Solicitation; Third Party Competing Proposal

Each of Carbylan and KalVista agreed that, except as described below, Carbylan and KalVista will not, nor will either party authorize or permit any of the officers, directors, affiliates, employees, investment bankers, attorneys, accountants, representatives, advisors or other agents retained by it to, directly or indirectly:

•	solicit, initiate or knowingly encourage, induce or facilitate any “acquisition proposal,” as defined below;

•	furnish any non-public information regarding itself to any person in connection with or in response to an acquisition proposal or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal;

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an “acquisition transaction,” as defined below;

•	amend or grant any waiver or release under any confidentiality, standstill or similar agreement, other than to either Carbylan or KalVista; or

•	publicly propose to do any of the foregoing.

An “acquisition proposal” means any offer or proposal, whether written or oral contemplating or otherwise relating to any “acquisition transaction,” as defined below.

An “acquisition transaction” means any transaction or series of transactions involving:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: in which Carbylan or KalVista is a constituent corporation, in which any individual, entity, governmental body or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Carbylan or KalVista, or in which Carbylan or KalVista issues securities representing more than 15% of the outstanding voting securities of any class of its voting securities;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or assets that constitute or account for 15% or more of the book value or the fair market value of the assets of Carbylan or KalVista; and

•	any liquidation or dissolution of Carbylan or KalVista.

However, before obtaining the stockholder approval required to consummate the transaction, Carbylan and its representatives may furnish information to, and may enter into discussions or negotiations with, any third party in response to a bona fide written acquisition proposal, which the Carbylan board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or is reasonably likely to result in a “superior offer,” as defined below, if:

•	such acquisition proposal did not result from a breach of the no solicitation provisions of the Share Purchase Agreement described above;

•	The Carbylan board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Carbylan board of directors under applicable legal requirements;

•	Carbylan gives KalVista at least three business days’ prior written notice of the identity of the third party and of Carbylan’s intention to furnish information to, or enter into discussions or negotiations with, such third party before furnishing any information or entering into discussions or negotiations with such third party;

•	Carbylan receives from the third party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between Carbylan and KalVista; and

•	at the same time as furnishing any information to a third party, Carbylan furnishes the same information to KalVista (to the extent not previously furnished).

A “superior offer” means an unsolicited bona fide written offer by a third party to enter into a merger, consolidation, amalgamation, share exchange, share purchase, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either Carbylan’s or KalVista’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction, or the ultimate parent entity thereof, or in which a person or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the party’s capital stock, or a sale, exchange transfer, exclusive license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the party, in a single transaction or a series of related transactions that was not obtained or made as a direct or indirect result of a breach, or violation, of the Share Purchase Agreement, and is on terms and conditions that the board of directors of the party receiving the offer determines in good faith, based on such matters that the board of directors deems relevant, as well as any written offer by the parties to the Share Purchase Agreement to amend the terms of the Share Purchase Agreement, and following consultation with its outside legal counsel and financial advisor:

•	is reasonably likely to be more favorable, from a financial point of view, to that party’s stockholders than the terms of the transactions contemplated by the Share Purchase Agreement; and

•	is reasonably capable of being consummated.

An offer will not be a superior offer if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

The Share Purchase Agreement also provides that Carbylan will promptly advise KalVista of the status and terms of, and keep KalVista fully informed with respect to, any acquisition proposal or any inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal or any change or proposed change to that acquisition proposal or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal. Carbylan must also provide KalVista at least one business day’s written notice of any meeting of the Carbylan board of directors, or any committee of the Carbylan board of directors, at which any acquisition proposal or any inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal will be considered.

Changes to Board Recommendation

Pursuant to the Share Purchase Agreement, the Carbylan board of directors has agreed to recommend that Carbylan’s stockholders vote to approve the issuance of Carbylan common stock in the transaction and to use commercially reasonable efforts to solicit such approval as promptly as practicable, including by causing this proxy statement to be filed with the SEC. Further, the Carbylan board of directors and any of its committees shall not withdraw or modify, or publicly propose to withdraw or modify, such recommendation in a manner adverse to KalVista or the Sellers, nor adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any “acquisition proposal,” as defined in the above section entitled, “Terms of the Share Purchase Agreement—No Solicitation; Third Party Competing Proposal.”

However, before obtaining the stockholder approval required to consummate the transaction, subject to compliance with the Share Purchase Agreement described in the above section entitled, “Terms of the Share Purchase Agreement—No Solicitation; Third Party Competing Proposal,” the Carbylan board of directors may withhold, amend, withdraw or modify its recommendation that the Carbylan stockholders vote to approve the issuance of Carbylan common stock in the transaction if, but only if, after receiving an acquisition proposal, and on account of such acquisition proposal:

•	the Carbylan board of directors reasonably determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel and financial advisors, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable laws;

•	the Seller Representative receives written notice from Carbylan confirming that the Carbylan board of directors has determined to change its recommendation that the Carbylan stockholders vote to approve the issuance of Carbylan common stock in the transaction at least four business days in advance of such change, which notice will include a description in reasonable detail of the reasons for such recommendation change, and written copies of any relevant proposed transaction agreements with any party making a potential “superior offer,” as defined in the above section entitled, “Terms of the Share Purchase Agreement—No Solicitation; Third Party Competing Proposal”;

•	Carbylan has, and has caused its financial and outside legal counsel to, during the four business days prior to withdrawing, amending or modifying the Carbylan board of directors’ recommendation that the Carbylan stockholders vote to approve the issuance of Carbylan common stock in the transaction, negotiate with the Seller Representative in good faith to make such adjustments to the terms and conditions of the Share Purchase Agreement so that such acquisition proposal ceases to constitute a superior offer; and

•	if the Seller Representative has delivered Carbylan a written offer to alter the terms or conditions of the Share Purchase Agreement during the notice period, the Carbylan board of directors must have reasonably determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel and financial advisors, that the failure to withhold, amend, withdraw or modify its recommendation that the Carbylan stockholders vote to approve the issuance of Carbylan common stock in the transaction would still result in a breach of its fiduciary duties under applicable laws (after taking into account such alterations of the terms and conditions of the Share Purchase Agreement).

In the event of any material amendment to any superior offer, including any revision in the amount, form or mix of consideration Carbylan’s stockholders would receive as a result of such superior offer, the Carbylan board of directors is required to provide the Seller Representative with notice of such material amendment and the period to provide notice of the Carbylan board of directors’ change of recommendation will be extended, if applicable, to ensure that at least three business days remain following such notification during which Carbylan and KalVista will comply again with the requirement to negotiate in good faith to make such adjustments to the terms and conditions of the Share Purchase Agreement so that such acquisition proposal ceases to constitute a superior offer. The Carbylan board of directors cannot make a change in its recommendation regarding the transaction prior to the end of such notice period as so extended.

Meeting of Carbylan Stockholders

The Share Purchase Agreement requires Carbylan to take all action necessary under applicable laws to call, give notice of and hold a meeting of the holders of Carbylan common stock to vote on the issuance of Carbylan common stock in the transaction. Such meeting will be held as promptly as practicable after this proxy statement has been cleared by the SEC. Carbylan is further required to take reasonable measures to ensure that all proxies solicited in connection with the meeting of Carbylan stockholders are solicited in compliance with all applicable laws. These requirements are binding on Carbylan, notwithstanding any change in the Carbylan board of directors’ recommendation that the Carbylan stockholders vote to approve the issuance of Carbylan common stock in the transaction or the submission of any “superior offer” or “acquisition proposal,” each as defined in the above section entitled, “Terms of the Share Purchase Agreement—No Solicitation; Third Party Competing Proposal.”

Covenants; Conduct of the Businesses Pending the Closing

KalVista agreed that it will conduct its business in the ordinary course in accordance with past practices and in compliance with all applicable laws, regulations, and certain contracts, and to take other agreed-upon actions. KalVista also agreed that, subject to certain limited exceptions, without the written consent of Carbylan, it will not, during the period prior to closing of the transaction:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares or make any reduction of its paid-up share capital; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•	sell, allot, issue, grant, pledge or otherwise dispose of or create any encumbrance over, in respect of KalVista: any capital stock or other security; any option, warrant or right to acquire any capital stock or other security; or any instrument convertible into or exchangeable for capital stock or other security;

•	amend the certificate of incorporation, bylaws or other charter or organizational documents of KalVista, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•	lend money to any person, incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, or guarantee any debt securities of others;

•	other than in the ordinary course of business, adopt, establish or enter into any employee plan; cause or permit any employee plan to be amended other than as required by law and other than the amendment contemplated by the Share Purchase Agreement; hire any new employees, consultants or independent contractors; or pay any bonus or make any profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

•	other than in the ordinary course of business, acquire any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or any assets that are material, in the aggregate, to KalVista;

•	make any capital or other expenditures with respect to property, plant or equipment materially in excess of the amounts set forth in KalVista’s annual operating plan;

•	make any material changes in accounting methods, principles or practices, or materially change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

•	enter into any material transaction outside the ordinary course of business in excess of $1 million individually or in the aggregate;

•	sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any encumbrance with respect to such assets or properties, except, in each case, in the ordinary course of business;

•	sell, assign, transfer, license, sublicense or otherwise dispose of any material intellectual property owned, licensed, or controlled by KalVista that is necessary for the operation of the business of KalVista as presently conducted; or

•

make, change or revoke any material tax election; file any material amendment to any tax return; adopt or change any accounting method in respect of taxes; change any annual tax accounting period; enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement; enter into any closing agreement with respect to any tax; settle or compromise any claim, notice, audit report or assessment in respect of material taxes; apply for or enter into any ruling from any tax authority with respect to taxes; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment.

Carbylan agreed that it will conduct its business in the ordinary course, with a view toward winding down its current operations, consistent with past practices and in compliance with all applicable laws, regulations and certain contracts, and to take other agreed-upon actions. Carbylan also agreed that, subject to certain limited exceptions, without the consent of KalVista, it will not, during the period prior to the closing of the transaction:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares or make any reduction of its paid-up share capital; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•	sell, create, allot, issue, grant, pledge or otherwise dispose of or encumber any capital stock or other security;

•	amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•	incur or suffer to exist any indebtedness for borrowed money, or guarantee any such indebtedness of another person;

•	adopt, establish or enter into any employee plan; pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants; increase the severance or change of control benefits offered to any current or new employees, directors or consultants; or hire any new employees, consultants or independent contractors;

•	acquire any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or any assets that are material, in the aggregate, to Carbylan;

•	sell, assign, lease, license, sublicense or otherwise dispose of or encumber any material properties or assets, or any of Carbylan’s intellectual property;

•	make any capital or other expenditures with respect to property, plant or equipment;

•	make any changes in accounting methods, principles or practices, or method of calculating, any bad debt, contingency or other reserve;

•	knowingly waive, release or assign any material rights or claims, including any write-off or other compromise of any of Carbylan’s accounts receivable;

•	enter into any transaction or enter into, modify or amend any contract relating to research, development, clinical trial, manufacturing, distribution, supply, marketing or co-promotion of any of Carbylan’s products in excess of $10,000;

•	initiate, compromise or settle any legal proceeding;

•	open any new facility or office; or

•	make, change or revoke any material tax election; file any material amendment to any tax return; adopt or change any accounting method in respect of taxes; change any annual tax accounting period; enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement; enter into any closing agreement with respect to any tax; settle or compromise any claim, notice, audit report or assessment in respect of material taxes; apply for or enter into any ruling from any tax authority with respect to taxes; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment.

Indemnification and Insurance

Pursuant to the Share Purchase Agreement, Carbylan, KalVista and the Sellers agreed that, from the consummation of the transaction through the sixth anniversary of such consummation, the combined company will indemnify and hold harmless each person who has been at any time prior to the consummation of the transaction a director or officer of Carbylan or KalVista against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such director or officer is or was a director or officer of Carbylan or KalVista, whether asserted or claimed prior to, at or after the consummation of the transaction, in each case, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each such director or officer will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the combined company upon receipt by the combined company from such director or officer of a request therefor. Such director or officer to whom expenses are advanced must provide an undertaking to the combined company, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The provisions of the combined company’s organizational documents with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Carbylan that were set forth in Carbylan’s organizational documents at the time the Share Purchase Agreement was executed will not be amended, modified or repealed for a period of six years from the consummation of the transaction in a manner that would adversely affect the rights of individuals who, at or prior to the consummation of the transaction, were officers or directors of Carbylan.

From and after the consummation of the transaction, the combined company will fulfill and honor in all respects the obligations of KalVista to each person who has at any time prior to consummation of the transaction been a director or officer of KalVista with respect to claims arising out of matters occurring at or prior to the consummation of the transaction to the extent provided in any indemnification agreement between KalVista and such director or officer or pursuant to any indemnification provisions under KalVista’s organizational documents.

From and after the consummation of the transaction, the combined company will pay all expenses, including reasonable attorneys’ fees, that are incurred by any person who has been at any time prior to the consummation of the transaction, a director or officer of Carbylan or KalVista in connection with their successful enforcement of the rights pursuant to the terms of the Share Purchase Agreement.

In the event Carbylan or any of its successors or assigns consolidates with, merges into or transfers all or substantially all of its properties and assets to any other individual, corporation, (including any non-profit corporation), partnership (including any general partnership), limited partnership or limited liability partnership, joint venture, estate, trust, company, including any company limited by shares, limited liability company or joint stock company, firm, society or other enterprise, association, organization or entity, and each of its successors, and Carbylan is not the continuing or surviving corporation or entity of such consolidation or transaction then, and in each such case, proper provision will be made so that the successors and assigns of Carbylan will succeed to the obligations regarding indemnification and insurance under the Share Purchase Agreement discussed in this section.

Other Agreements

Carbylan, KalVista and the Sellers have additionally agreed to use commercially reasonable efforts to take all actions necessary to consummate the transactions contemplated by the Share Purchase Agreement, and to:

•	make all filings and other submissions, if any, and give all notices, if any, required to be made and given in connection with the transactions contemplated by the Share Purchase Agreement;

•	use commercially reasonable efforts to obtain each consent, if any, required to be obtained pursuant to any applicable law, any of KalVista’s material contracts, or otherwise, by such party in connection with any of the transactions contemplated by the Share Purchase Agreement or in order for any of KalVista’s material contracts to remain in full force and effect;

•	use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, any of the transactions contemplated by the Share Purchase Agreement; and

•	use commercially reasonable efforts to satisfy the conditions to consummation of the Share Purchase Agreement.

However, Carbylan, KalVista and the Sellers will not have any obligation pursuant to the Share Purchase Agreement to:

•	dispose of or transfer any material assets;

•	except as otherwise contemplated in the Share Purchase Agreement, discontinue offering any product or service;

•	license or otherwise make available to any person any intellectual property;

•	hold separate any assets or operations;

•	make any commitment regarding future operations; or

•	contest any legal proceeding relating to the transactions contemplated by the Share Purchase Agreement, if such party determines in good faith that contesting such legal proceeding would not be advisable.

In addition, Carbylan, KalVista and the Sellers have agreed that:

•	Carbylan will use its commercially reasonable efforts to maintain its existing listing on NASDAQ, to obtain approval of the listing of the combined company on NASDAQ and to cause the shares of Carbylan common stock being issued in the transaction to be approved for listing, subject to notice of issuance, on NASDAQ at or prior to the closing of the transaction;

•	promptly following the final determination of Net Cash, as discussed in the section entitled “Terms of the Share Purchase—Exchange Ratio; Net Cash Calculation,” beginning on page 112 of this proxy statement and in any event, prior to the closing of the transaction, Carbylan will take all actions reasonably necessary to dividend to its stockholders any Net Cash in excess of $31,000,000;

•	Carbylan will take all action necessary to reconstitute the Carbylan board of directors pursuant to the terms of the Share Purchase Agreement, including appointing the individuals identified in the section entitled “Terms of the Share Purchase Agreement—Executive Officers and Directors of Carbylan Following the Share Purchase,” beginning on page 196 of this proxy statement;

•	KalVista will use its commercially reasonable efforts to terminate at or prior to the closing of the transaction certain agreements between KalVista and certain KalVista investors;

•	Carbylan and KalVista will use reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to such party’s employees regarding the Share Purchase Agreement, the transaction or its effects on the employment, compensation or benefits of its employees; and

•	prior to the closing of the transaction, Carbylan will take all such steps as may be required to cause any acquisitions of Carbylan common stock and any Carbylan Options in connection with the transaction, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Carbylan, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Termination of the Share Purchase Agreement

The Share Purchase Agreement may be terminated before the consummation of the transaction, whether before or after the required stockholder approvals to complete the transaction have been obtained, as set forth below:

•	by mutual written consent duly authorized by the Seller Representative and the board of directors of Carbylan;

•	by either Carbylan or the Seller Representative if the transaction has not been consummated by December 15, 2016 (the “Outside Date”); provided, however, that this right to terminate the Share Purchase Agreement will not be available to Carbylan if Carbylan’s action or failure to act, or to the Seller Representative, if any action or failure to act by KalVista or any Seller, has been a principal cause of the failure of the transaction to occur on or before such date and such action or failure to act constitutes a breach of the Share Purchase Agreement, provided, further, that this right to terminate is extendable for an additional 60 days if a request for additional information has been made by any government authority or in the event that the SEC has not cleared this proxy statement by the Outside Date;

•	by Carbylan or the Seller Representative if a court of competent jurisdiction or governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the transaction;

•	by Carbylan or the Seller Representative if the stockholders of Carbylan do not approve the transaction or the issuance of Carbylan common stock in the transaction at the Carbylan special meeting (including any adjournments and postponements thereof), but Carbylan may not terminate the Share Purchase Agreement pursuant to this provision if the failure to obtain the approval of Carbylan stockholders was caused by the action or failure to act of Carbylan and such action or failure to act constitutes a material breach by Carbylan of the Share Purchase Agreement;

•	by the Seller Representative, at any time prior to the approval by Carbylan’s stockholders of the transaction and the issuance of the shares of Carbylan common stock, if:

•	the Carbylan board of directors fails to recommend that the stockholders of Carbylan vote to approve the transaction and the issuance of Carbylan common stock or withdraws or modifies its recommendation in a manner adverse to KalVista;

•	Carbylan fails to include in this proxy statement such recommendation;

•	the Carbylan board of directors or any of its committees approves, endorses or recommends any acquisition proposal, as defined in the section entitled “The Share Purchase Agreement—No Solicitation; Third Party Competing Proposal” in this proxy statement;

•	Carbylan enters into any letter of intent or similar document or any contract relating to any acquisition proposal, other than a confidentiality agreement permitted pursuant to the Share Purchase Agreement;

•	Carbylan or any its directors or officers willfully and intentionally breaches the no solicitation provisions set forth in the Share Purchase Agreement;

•	KalVista, after Carbylan receives an acquisition proposal, tender offer or exchange offer, requests in writing that the Carbylan board of directors re-confirm its recommendation and the Carbylan board of directors fails to do so within ten business days after receiving such request;

•	a tender offer or exchange offer is commenced, other than by KalVista or an affiliate of KalVista, and the Carbylan board of directors, or any of its committees, recommends that the Carbylan stockholders tender their shares in such tender or exchange offer or fails within ten business days of such offer’s commencement to recommend against such offer (each of the above clauses is referred to as a “Carbylan triggering event”); or

•	by Carbylan or KalVista if the other party has breached any of its representations, warranties, covenants or agreements contained in the Share Purchase Agreement or if any representation or warranty of the other party has become inaccurate, in either case such that the conditions to the closing of the transaction would not be satisfied as of time of such breach or inaccuracy, but if such breach or inaccuracy is curable, then the Share Purchase Agreement will not terminate pursuant to this provision as a result of a particular breach or inaccuracy until the earlier of the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy and the breaching party ceasing to exercise commercially reasonable efforts to cure such breach, if such breach has not been cured.

In the event that Carbylan or the Seller Representative terminates the Share Purchase Agreement before the transaction is consummated, the Share Purchase Agreement will be of no further force or effect, except the Share Purchase Agreement’s provisions regarding termination fees and certain other miscellaneous provisions specified in the Share Purchase Agreement. However, terminating the Share Purchase Agreement cannot relieve any party to the Share Purchase Agreement for its fraud or from any liability of such party for any intentional and material breach of any representation, warranty, covenant, obligation or other provision contained in the Share Purchase Agreement.

Termination Fee and Expenses

Generally, all fees and expenses incurred in connection with the Share Purchase Agreement are to be paid by the party incurring such expenses, regardless of whether the transaction is consummated, except that Carbylan and KalVista are to share equally all fees and expenses, up to a maximum of $175,000 payable by KalVista, in relation to the printing and filing with the SEC this proxy statement and any amendments or supplements thereto.

However, Carbylan must pay KalVista a nonrefundable termination fee of $3.0 million if:

•	prior to the termination of the Share Purchase Agreement, an “acquisition proposal,” as defined in the section entitled “The Share Purchase Agreement—No Solicitation; Third Party Competing Proposal” in this proxy statement, is publicly announced, disclosed or otherwise communicated to the Carbylan board of directors, such acquisition proposal is not withdrawn and within 12 months after the date that the Share Purchase Agreement is terminated, Carbylan enters into a definitive agreement with respect to an “acquisition transaction,” as defined in the section entitled “The Share Purchase Agreement—No Solicitation; Third Party Competing Proposal” in this proxy statement, that results or would result in any third party beneficially owning securities of Carbylan representing more than 50% of the voting power of the outstanding securities of Carbylan or owning or exclusively licensing tangible or intangible assets representing more than 50% of the fair market value of the assets of Carbylan; and the Share Purchase Agreement is terminated by:

•	Carbylan or the Seller Representative because the stockholders of Carbylan do not approve the transaction or the issuance of Carbylan common stock in the transaction (i.e., the Share Issuance Proposal) at the Carbylan special meeting (including any adjournments and postponements thereof); or

•	the Seller Representative because Carbylan has breached any of its representations, warranties, covenants or agreements contained in the Share Purchase Agreement; and

•	the Share Purchase Agreement is terminated by KalVista at any time prior to the approval of the transaction and the issuance of Carbylan common stock in the transaction by the stockholders of Carbylan because of a Carbylan triggering event, as defined above in the section entitled “The Share Purchase Agreement—Termination of the Share Purchase Agreement”;

In addition, Carbylan must reimburse KalVista for expenses incurred by KalVista in connection with the Share Purchase Agreement and the transactions contemplated thereby, up to a maximum of $1.0 million, if:

•	Carbylan or the Seller Representative terminate the Share Purchase Agreement because the stockholders of Carbylan do not approve the transaction or the issuance of Carbylan common stock in the transaction (ie. the Share Issuance Proposal) at the Carbylan special meeting (including any adjournments and postponements thereof); or

•	the Share Purchase Agreement is terminated by KalVista at any time prior to the approval of the transaction and the issuance of Carbylan common stock in the transaction by the stockholders of Carbylan because of a Carbylan triggering event, as defined above in the section entitled “The Share Purchase Agreement—Termination of the Share Purchase Agreement.”

Carbylan must also reimburse KalVista for any reasonable costs and expenses, including attorneys’ fees, plus interest, incurred in connection with the collection of the termination fee or expenses discussed above.

KalVista, the Sellers and the Seller Representative agreed that the termination fee and expense reimbursements described in this section of this proxy statement are the sole and exclusive remedy against Carbylan following a termination of the Share Purchase Agreement.

Regulatory Approvals

Neither Carbylan nor KalVista is required to make any filings or to obtain approvals or clearances from any regulatory authorities in the United States or other countries to consummate the transaction contemplated by the Share Purchase Agreement. In the United States, Carbylan must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of Carbylan common stock in the transaction, including the filing with the SEC of this proxy statement.

Pursuant to the terms of the Share Purchase Agreement, Carbylan, KalVista and the Sellers must use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the Share Purchase Agreement, all applications, notices, reports and other documents reasonably required to be filed by Carbylan, KalVista or the Sellers to any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, any federal, state, local, municipal, foreign or other government, any governmental or quasi-governmental court or tribunal, regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority, or any self-regulatory organization, including NASDAQ, with respect to the transactions contemplated by the Share Purchase Agreement, and to submit promptly any additional information requested by any of the foregoing.

Amendments and Waivers

The Share Purchase Agreement may be amended by the parties at any time, except that after the Share Purchase Agreement has been adopted and approved by the stockholders of Carbylan, no amendment which by law requires further approval by the stockholders of Carbylan will be made without such further approval, and except that any amendment, waiver or termination of the Share Purchase Agreement that would adversely affect the rights and obligations of Novo A/S, one of the Sellers, under the Share Purchase Agreement requires the prior written approval of Novo A/S. All amendments of the Share Purchase Agreement require a writing signed by the Seller Representative, Novo A/S and Carbylan in order to be effective.

No failure or delay on the part of Carbylan, KalVista or any Seller to exercise, nor any single or partial exercise of, any power, right, privilege or remedy under the Share Purchase Agreement will operate as a waiver of such power, right, privilege or remedy, nor preclude any other or further exercise of any power, right, privilege or remedy under the Share Purchase Agreement. All waivers of any claim, power, right, privilege or remedy under the Share Purchase Agreement require an express written waiver duly executed and delivered on behalf of the waiving party, and all such written waivers are inapplicable and ineffective except in the specific instance in which given.

Specific Performance

Carbylan, KalVista and the Sellers agreed that irreparable damage would occur in the event that any of the provisions of the Share Purchase Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, Carbylan, KalVista or any Seller, as the case may be, is entitled to an injunction or injunctions to prevent breaches of the Share Purchase Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such party is entitled at law or in equity. Further, each of Carbylan, KalVista and the Sellers waived any bond, surety or other security that might be required in connection with an action seeking specific performance of the Share Purchase Agreement.

Third Party Beneficiaries

Nothing in the Share Purchase Agreement, express or implied, confers upon any person, other than Carbylan, KalVista and the Sellers, and to a limited extent related to indemnification, certain directors and officers of Carbylan and KalVista, any right, benefit or remedy of any nature whatsoever under or by reason of the Share Purchase Agreement.

AGREEMENTS RELATED TO THE SHARE PURCHASE AGREEMENT

Support Agreement

As a condition and inducement to, and in consideration for, KalVista’s and the Sellers’ willingness to enter into the Share Purchase Agreement, certain holders of Carbylan common stock and Carbylan Options entered into a support agreement with KalVista pursuant to which, among other things, each of these equityholders agreed, solely in its capacity as an equityholder, to vote all of its shares of Carbylan common stock in favor of:

•	the Share Issuance Proposal;

•	the Adjournment Proposal;

•	the other proposals included in this proxy statement; and

•	against any “acquisition proposal,” as defined in the Share Purchase Agreement and described in the section entitled, “Terms of the Share Purchase Agreement—No Solicitation; Third Party Competing Proposal,” beginning on page 120 of this proxy statement.

The parties to the support agreements with KalVista are: ACP IV, L.P., Vivo Ventures Fund VI, L.P., Vivo Ventures VI Affiliates Fund, L.P., InterWest Partners IX, L.P., David M. Renzi, John McKune, Marcee M. Maroney, Keith A. Katkin, Edward W. Unkart, Reza Zadno, Ph.D., David Saul, Steven L. Basta and David M. Clapper.

The Carbylan equityholders that are party to the support agreement owned an aggregate of 13,167,307 shares of Carbylan common stock, representing approximately 50% of the outstanding common stock of Carbylan, and an aggregate of 1,649,118 Carbylan Options, in each case as of October 24, 2016. These equityholders include only executive officers and directors of Carbylan, entities affiliated with those executive officers and directors and entities owning more than 5% of Carbylan’s outstanding stock. At the Carbylan special meeting, the votes of these Carbylan equityholders, holding a sufficient number of shares to adopt the Share Purchase Agreement and approve the issuance of Carbylan common stock in the transaction and related actions, will be cast, pursuant to the terms of the support agreement, for such adoption and approval. Therefore, holders of the number of shares of Carbylan stock required to adopt the Share Purchase Agreement and approve the issuance of Carbylan common stock in the transaction and related actions are contractually obligated to adopt the Share Purchase Agreement.

Under the support agreement, subject to certain exceptions, such Carbylan equityholders also have agreed not to sell or transfer Carbylan shares and/or options, as applicable, held by them, or any voting rights with respect thereto, until the earlier of the termination of the Share Purchase Agreement or the consummation of the transaction. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the support agreement, each person to which any shares of Carbylan shares and/or options, as applicable, are so sold or transferred must agree in writing to be bound by the terms and provisions of the support agreement.

Notwithstanding the foregoing, in the event that the Carbylan board of directors withholds, amends, withdraws or modifies its recommendation that the Carbylan stockholders vote to adopt the Share Purchase and to approve the issuance of Carbylan common stock and related actions in compliance with the terms of the Share Purchase Agreement, as discussed in the section entitled “Terms of the Share Purchase Agreement—Changes to Board Recommendation,” beginning on page 122 of this proxy statement, then in connection with votes subject to the support agreement, the aggregate number of shares of Carbylan common stock subject to the support agreement on a collective basis will be automatically modified on a pro rata basis to be only such number that is equal to 35% of the aggregate number of outstanding shares of Carbylan common stock as of the applicable record date for such vote, and all shares and/or options, as applicable, in excess of such collective 35% subject to the support agreement will be free to vote in any manner chosen by such equityholder, in such equityholder’s sole discretion.

Lock-up Agreements

As a condition and inducement to, and in consideration for, Carbylan’s, KalVista’s and the Sellers’ willingness to enter into the Share Purchase Agreement, each of the Sellers and certain Carbylan equityholders entered into lock-up agreements with Carbylan pursuant to which, among other things, such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to any shares of Carbylan common stock or any securities exercisable or exchangeable for Carbylan common stock including, as applicable, shares and other securities received in the transaction from the closing of the transaction until 180 days following the closing of the transaction.

As of June 15, 2016, the Carbylan equityholders who have executed lock-up agreements beneficially owned in the aggregate approximately 50% of the outstanding Carbylan common stock as well as certain options exercisable for Carbylan common stock. These Carbylan equityholders are: ACP IV, L.P., Vivo Ventures Fund VI, L.P., Vivo Ventures VI Affiliates Fund, L.P., InterWest Partners IX, L.P., David M. Renzi, John McKune, Marcee M. Maroney, Keith A. Katkin, Edward W. Unkart, Reza Zadno, Ph.D., David Saul, Steven L. Basta and David M. Clapper.

As of June 15, 2016, the Sellers who have executed lock-up agreements beneficially owned in the aggregate 100% of KalVista’s share capital, comprising preferred and ordinary shares.

Registration Rights Agreement

As a condition to the Sellers’ willingness to enter into the Share Purchase Agreement, Carbylan entered into a registration rights agreement with certain Sellers pursuant to which, among other things, Carbylan will, promptly following the closing of the transaction and not later than 150 days following the closing of the transaction, subject to certain exceptions pursuant to the terms of the registration rights agreement, file a registration statement on Form S-3 or on another appropriate form reasonably acceptable to such Sellers with the SEC covering the resale of shares of Carbylan common stock and other securities issued to those certain Sellers listed in the registration rights agreement. Carbylan will bear expenses related to filing the registration statement pursuant to the registration rights agreement, including registration and filing fees, attorneys’ fees and the fees of one counsel for those certain Sellers party to the registration rights agreement in the aggregate. Those certain Sellers will bear all underwriting discounts and selling commissions applicable to the shares being registered.

In order to enter into the registration rights agreement with those certain Sellers without violating Carbylan’s then-existing registration rights agreement with certain holders of Carbylan common stock, Carbylan entered into a consent and registration rights waiver with such holders of Carbylan common stock pursuant to which, among other things, such holders waived certain rights under the then-existing registration rights agreement pursuant to its terms.

SHARE ISSUANCE PROPOSAL

APPROVAL OF THE SHARE PURCHASE AGREEMENT AND ISSUANCE OF CARBYLAN COMMON STOCK IN THE TRANSACTION

At the special meeting, Carbylan stockholders will be asked to approve the Share Purchase Agreement and the issuance of Carbylan common stock in the transaction. The number of shares of Carbylan common stock to be issued to the Sellers in the transaction will be determined pursuant to the exchange ratio set forth in the Share Purchase Agreement and in the section entitled “Terms of the Share Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 114 of this proxy statement.

The terms of, reasons for and other aspects of the Share Purchase Agreement and the issuance of Carbylan common stock in the transaction are described in detail in the other sections in this proxy statement.

Presuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Carbylan common stock having voting power present in person or represented by proxy at the special meeting (excluding broker non-votes and abstentions) is required for approval of the Share Issuance Proposal.

THE CARBYLAN BOARD OF DIRECTORS RECOMMENDS THAT THE CARBYLAN STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL TO APPROVE THE SHARE PURCHASE AGREEMENT AND THE ISSUANCE OF CARBYLAN COMMON STOCK PURSUANT TO THE SHARE PURCHASE AGREEMENT. EACH OF THE SHARE ISSUANCE PROPOSAL, REVERSE STOCK SPLIT PROPOSAL AND NAME CHANGE PROPOSAL IS AN INDEPENDENT PROPOSAL; NONE OF THE FOREGOING IS CONDITIONED UPON ANOTHER PROPOSAL. THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL IS REQUIRED TO CONSUMMATE THE TRANSACTION. THE TRANSACTION MAY BE CONSUMMATED REGARDLESS OF WHETHER THE CARBYLAN STOCKHOLDERS APPROVE OR DO NOT APPROVE THE REVERSE STOCK SPLIT PROPOSAL OR THE NAME CHANGE PROPOSAL.

REVERSE STOCK SPLIT PROPOSAL

APPROVAL OF CHARTER AMENDMENT TO EFFECT THE REVERSE STOCK SPLIT

Prior to the signing of the Share Purchase Agreement, the Carbylan board of directors and the Carbylan stockholders previously approved a series of alternate amendments to Carbylan’s Amended and Restated Certificate of Incorporation to effect, at the discretion of the Carbylan board of directors, a reverse stock split of the Carbylan common stock, whereby each outstanding 4, 5, 6, 7, 8, 9 or 10 shares would be combined, converted and changed into one share of common stock (the “previously approved reverse stock splits”). However, subsequent to the signing, and prior to the effectiveness of such reverse stock splits, the Carbylan board of directors has approved a new, and in addition to the prior approval for the series of alternative amendments, proposed amendment to the Amended and Restated Certificate of Incorporation of Carbylan to effect a reverse stock split of the issued shares of Carbylan common stock, at a ratio of one new share for every fourteen shares outstanding, by filing the amendment to the Amended and Restated Certificate of Incorporation, in substantially the form attached hereto as Annex C, at the closing of the transaction. Upon the effectiveness of the amendment to the Amended and Restated Certificate of Incorporation of Carbylan effecting the reverse stock split (the “split effective time”) the issued shares of Carbylan common stock immediately prior to the split effective time will be reclassified into a smaller number of shares such that a Carbylan stockholder will own one new share of Carbylan common stock for each fourteen shares of issued common stock held by that stockholder immediately prior to the split effective time. Additionally, under the terms of the various instruments governing the Company’s outstanding stock awards, any reverse stock split effected in connection with the closing of the transaction will reduce the number of shares of common stock issuable upon the exercise of such stock awards in proportion to the reverse split ratio of the reverse stock split. The reverse stock split will also result in a proportionate increase in the exercise price of the Company’s outstanding stock options. In connection with such proportionate adjustments, the number of shares of common stock issuable upon exercise or conversion of outstanding stock awards will be rounded down to the nearest whole share and the exercise prices will be rounded up to the nearest cent, and no cash payment will be made in respect of such rounding.

If the Reverse Stock Split Proposal is approved, the reverse stock split would become effective prior to and in connection with the closing of the transaction. The Carbylan board of directors may effect only one reverse stock split in connection with this Reverse Stock Split Proposal.

The Carbylan board of directors may determine to effect the reverse stock split, if it is approved by the stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the Share Issuance Proposal.

The Carbylan board of directors may effectuate any one of the previously approved reverse stock splits at any time prior to the 2017 annual meeting of the Carbylan stockholders. There are no specified time restrictions on the 14:1 reverse stock split.

The form of the amendment to the Amended and Restated Certificate of Incorporation of Carbylan to effect the 14:1 reverse stock split, as more fully described below, will not change the number of authorized shares of common stock or preferred stock, or the par value of Carbylan common stock or preferred stock.

Purpose

The Carbylan board of directors approved the proposal approving the amendment to the Amended and Restated Certificate of Incorporation of Carbylan effecting the reverse stock split for the following reasons:

•	the Carbylan board of directors believes effecting the reverse stock split may be an effective means of avoiding a delisting of Carbylan common stock from NASDAQ in the future;

•	the Carbylan board of directors believes a higher stock price may help generate investor interest in Carbylan and help Carbylan attract and retain employees;

•	if the reverse stock split successfully increases the per share price of Carbylan common stock, the Carbylan board of directors believes this increase may increase trading volume in Carbylan common stock and facilitate future financings by Carbylan; and

•	under the Share Purchase Agreement, Carbylan agreed to take such actions as are reasonably necessary to effect a reverse stock split at a ratio mutually agreed to by Carbylan and the Seller Representative.

NASDAQ Listing Requirements

Carbylan common stock is currently quoted on NASDAQ under the symbol “CBYL”. KalVista, in coordination with Carbylan, has filed an initial listing application with NASDAQ to seek listing on NASDAQ upon the closing of the transaction and expects to trade on NASDAQ under the symbol “KALV”.

According to NASDAQ rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-NASDAQ entity, resulting in a change of control of the issuer and potentially allowing the non-NASDAQ entity to obtain a NASDAQ listing. Accordingly, the listing standards of NASDAQ will require Carbylan to have, among other things, a $4.00 per share minimum bid price upon the closing of the transaction. Therefore, the reverse stock split may be necessary in order to consummate the transaction.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in Carbylan’s management being able to issue more shares without further stockholder approval. For example, before the reverse stock split, Carbylan’s authorized but unissued shares immediately prior to the closing of the transaction would be approximately 73.7 million compared to shares issued of approximately 26.3 million. If Carbylan effects the reverse stock split using a 14:1 ratio, its authorized but unissued shares immediately prior to the closing of the transaction would be approximately 98.1 million compared to shares issued of approximately 1.9 million. Following the consummation of the transaction, it is anticipated that Carbylan will have approximately 10 million shares outstanding.

Carbylan currently has no plans to issue shares, other than in connection with the transaction, and to satisfy obligations under Carbylan Options from time to time as these options are exercised. The reverse stock split will not affect the number of authorized shares of Carbylan common stock which will continue to be authorized pursuant to the Amended and Restated Certificate of Incorporation of Carbylan.

Potential Increased Investor Interest

On October 24, 2016, Carbylan common stock closed at $0.52 per share. An investment in Carbylan common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Carbylan board of directors believes that most investment funds are reluctant to invest in lower priced stocks.

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Carbylan common stock.

Carbylan cannot predict whether the reverse stock split will increase the market price for Carbylan common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per share of Carbylan common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Carbylan common stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase the ability of Carbylan to attract and retain employees; or

•	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by NASDAQ for continued listing, or that Carbylan will otherwise meet the requirements of NASDAQ for inclusion for trading on NASDAQ, including the $4.00 minimum bid price upon the closing of the transaction.

The market price of Carbylan common stock will also be based on performance of Carbylan and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Carbylan common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Carbylan may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Carbylan common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

The amendment to the Amended and Restated Certificate of Incorporation of Carbylan effecting the 14:1 reverse stock split is set forth in Annex C to this proxy statement.

The reverse stock split will be effected simultaneously for all outstanding shares of Carbylan common stock. The reverse stock split will affect all of the Carbylan stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Carbylan, except to the extent that the reverse stock split results in any of the Carbylan stockholders owning a fractional share. Common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split does not affect the total proportionate ownership of Carbylan following the transaction. The reverse stock split will not affect Carbylan continuing to be subject to the periodic reporting requirements of the Exchange Act.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If Carbylan stockholders approve the amendment to the Amended and Restated Certificate of Incorporation of Carbylan effecting the reverse stock split, and if the Carbylan board of directors still believes that a reverse stock split is in the best interests of Carbylan and its stockholders, Carbylan will file an amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware effecting such reverse stock split at such time as the Carbylan board of directors has determined to be the appropriate split effective time. The Carbylan board of directors may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, stockholders will be notified that the reverse stock split and/or corporate name change have been effected. Carbylan expects that the Carbylan transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Carbylan. In the event that the Name Change Proposal is approved by Carbylan, the certificates reflecting the post-split shares will also reflect the change of the Carbylan corporate name to “KalVista Pharmaceuticals, Inc.” No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on NASDAQ on the date immediately preceding the split effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

By approving the amendment to the Amended and Restated Certificate of Incorporation of Carbylan effecting the reverse stock split, stockholders will be approving the combination of fourteen shares of Carbylan common stock into one share of Carbylan common stock.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Carbylan is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Carbylan or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Carbylan board of directors or contemplating a tender offer or other transaction for the combination of Carbylan with another company, the reverse stock split proposal is not being proposed in response to any effort of which Carbylan is aware to accumulate shares of Carbylan common stock or obtain control of Carbylan, other than in connection with the transaction, nor is it part of a plan by management to recommend a series of similar amendments to the Carbylan board of directors and stockholders. Other than the proposals being submitted to the Carbylan stockholders for their consideration at the Carbylan special meeting, the Carbylan board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Carbylan. For more information, please see the sections in this proxy statement entitled “Risk Factors”, and “Description of Carbylan Capital Stock—Anti-Takeover Effects of Provisions of Carbylan’s Amended and Restated Certificate of Incorporation, Carbylan’s Amended and Restated Bylaws and Delaware Law.”

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the proposed reverse stock split to holders of Carbylan common stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of Carbylan common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed reverse stock split.

This discussion is limited to holders who hold their Carbylan common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a Carbylan stockholder, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders of Carbylan common stock that are subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding Carbylan common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations; and

•	persons deemed to sell Carbylan common stock under the constructive sale provisions of the Code.

If an entity treated as a partnership for U.S. federal income tax purposes holds Carbylan common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Carbylan common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

In addition, the following discussion does not address the tax consequences of the proposed reverse stock split under state, local and foreign tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the proposed reverse stock split, whether or not they are in connection with the proposed reverse stock split.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences Applicable to U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Carbylan common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The proposed reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder of Carbylan common stock generally should not recognize gain or loss upon the proposed reverse stock split, except with respect to cash received in lieu of a fractional share of Carbylan common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of Carbylan common stock received pursuant to the proposed reverse stock split should equal the aggregate tax basis of the shares of the Carbylan common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Carbylan common stock), and such U.S. Holder’s holding period in the shares of Carbylan common stock received should include the holding period in the shares of Carbylan common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Carbylan common stock surrendered to the shares of Carbylan common stock received in a recapitalization pursuant to the proposed reverse stock split. U.S. Holders of shares of Carbylan common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder of Carbylan common stock that receives cash in lieu of a fractional share of Carbylan common stock pursuant to the proposed reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of Carbylan common stock surrendered that is allocated to such fractional share of Carbylan common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for Carbylan common stock surrendered exceeded one year at the effective time of the proposed reverse stock split.

Tax Consequences Applicable to Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that is neither a U.S. Holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

Generally, a Non-U.S. Holder will not recognize any gain or loss upon the proposed reverse stock split. In particular, any gain or loss realized with respect to cash received in lieu of a fractional share generally will not be subject to U.S. federal income or withholding tax unless:

(a)	such gain or loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder),

(b)	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the proposed reverse stock split and certain other conditions are met, or

(c)	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes. We believe we are not currently and have not been, and we do not anticipate becoming, a USRPHC.

Gain described in clause (a) above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in clause (b) above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain realized with respect to cash received in lieu of a fractional share, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of cash made in lieu of a fractional share of Carbylan common stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each holder of Carbylan common stock that does not otherwise establish an exemption should furnish its taxpayer identification number and comply with the applicable certification procedures.

Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of Carbylan common stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Vote Required; Recommendation of Carbylan Board of Directors

The Carbylan board of directors has declared this proposed amendment to be advisable and has recommended that this proposed amendment be presented to Carbylan’s stockholders for approval. Presuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of Carbylan common stock entitled to vote at the special meeting is required for approval of the Reverse Stock Split Proposal.

THE CARBYLAN BOARD OF DIRECTORS RECOMMENDS THAT THE CARBYLAN STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL TO APPROVE THE CHARTER AMENDMENT TO EFFECT THE REVERSE STOCK SPLIT AT A RATIO OF 14:1. EACH OF THE SHARE ISSUANCE PROPOSAL, REVERSE STOCK SPLIT PROPOSAL AND NAME CHANGE PROPOSAL IS AN INDEPENDENT PROPOSAL; NONE OF THE FOREGOING IS CONDITIONED UPON ANOTHER PROPOSAL. THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL IS REQUIRED TO CONSUMMATE THE TRANSACTION. THE TRANSACTION MAY BE CONSUMMATED REGARDLESS OF WHETHER THE CARBYLAN STOCKHOLDERS APPROVE OR DO NOT APPROVE THE REVERSE STOCK SPLIT PROPOSAL OR THE NAME CHANGE PROPOSAL.

NAME CHANGE PROPOSAL

APPROVAL OF THE CHARTER AMENDMENT TO CHANGE CORPORATE NAME

The Carbylan board of directors has approved a proposed amendment to the Amended and Restated Certificate of Incorporation of Carbylan to change the name of the corporation from “Carbylan Therapeutics, Inc.” to “KalVista Pharmaceuticals, Inc.” by filing the amendment in the form attached as Annex D to this proxy statement to the Amended and Restated Certificate of Incorporation at the closing of the transaction. The primary reason for the corporate name change is that management believes this will allow for brand recognition of KalVista’s product candidates and product candidate pipeline following the consummation of the transaction. Carbylan management believes that the current name will no longer accurately reflect the business of Carbylan and the mission of Carbylan subsequent to the consummation of the transaction.

The Carbylan board of directors has declared this proposed amendment to be advisable and has recommended that this proposed amendment be presented to Carbylan’s stockholders for approval. Presuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of Carbylan common stock entitled to vote at the special meeting is required for approval of the Name Change Proposal.

THE CARBYLAN BOARD OF DIRECTORS RECOMMENDS THAT THE CARBYLAN STOCKHOLDERS VOTE “FOR” THE NAME CHANGE PROPOSAL TO APPROVE THE CHARTER AMENDMENT TO CHANGE CARBYLAN’S CORPORATE NAME. EACH OF THE SHARE ISSUANCE PROPOSAL, REVERSE STOCK SPLIT PROPOSAL AND NAME CHANGE PROPOSAL IS AN INDEPENDENT PROPOSAL; NONE OF THE FOREGOING IS CONDITIONED UPON ANOTHER PROPOSAL. THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL IS REQUIRED TO CONSUMMATE THE TRANSACTION. THE TRANSACTION MAY BE CONSUMMATED REGARDLESS OF WHETHER THE CARBYLAN STOCKHOLDERS APPROVE OR DO NOT APPROVE THE REVERSE STOCK SPLIT PROPOSAL OR THE NAME CHANGE PROPOSAL.

ADJOURNMENT PROPOSAL

APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

If Carbylan fails to receive a sufficient number of votes to approve the Share Issuance Proposal, the Reverse Stock Split Proposal or the Name Change Proposal, Carbylan may propose to adjourn the special meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve the Share Issuance Proposal, the Reverse Stock Split Proposal and the Name Change Proposal. Carbylan currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve the Share Issuance Proposal, the Reverse Stock Split Proposal and the Name Change Proposal.

Presuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Carbylan common stock having voting power present in person or represented by proxy at the special meeting (excluding broker non-votes and abstentions) is required for approval of the Adjournment Proposal.

THE CARBYLAN BOARD OF DIRECTORS RECOMMENDS THAT THE CARBYLAN STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE SHARE ISSUANCE PROPOSAL, THE REVERSE STOCK SPLIT PROPOSAL OR THE NAME CHANGE PROPOSAL AT THE TIME OF THE SPECIAL MEETING. EACH OF THE SHARE ISSUANCE PROPOSAL, REVERSE STOCK SPLIT PROPOSAL AND NAME CHANGE PROPOSAL IS AN INDEPENDENT PROPOSAL; NONE OF THE FOREGOING IS CONDITIONED UPON ANOTHER PROPOSAL. THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL IS REQUIRED TO CONSUMMATE THE TRANSACTION. THE TRANSACTION MAY BE CONSUMMATED REGARDLESS OF WHETHER THE CARBYLAN STOCKHOLDERS APPROVE OR DO NOT APPROVE THE REVERSE STOCK SPLIT PROPOSAL OR THE NAME CHANGE PROPOSAL.

CARBYLAN’S BUSINESS

Background

Carbylan is a clinical-stage specialty pharmaceutical company focused on the identification, acquisition, development and commercialization of novel and proprietary combination therapies that address significant unmet medical needs. Carbylan’s initial focus has been on the development of Hydros-TA, Carbylan’s proprietary, potentially best-in-class intra-articular (“IA”), injectable product candidate to treat pain associated with OA of the knee. Current joint injection, or IA, treatments for OA pain include corticosteroids, which provide short-term relief, and viscosupplements, which provide relief over the longer term. Hydros-TA utilizes Carbylan’s proprietary cross-linking technology to deliver both rapid pain relief, with a low-dose, corticosteroid TA, and sustained pain relief, from Carbylan’s novel hyaluronic acid viscosupplement.

In February 2016, Carbylan announced that the Hydros-TA Phase 3 COR1.1 clinical trial failed to meet its second co-primary endpoint. After reviewing the clinical data, Carbylan management began to investigate the financial impact of moving forward with a revised COR1.2 clinical trial as well as variety of strategic alternatives that Carbylan could pursue to maximize stockholder value.

In March 2016, the Carbylan board of directors and management reviewed the timing and financial impact of revising the COR1.2 clinical trial and feedback from key opinion leaders and third party consultants as well as a summary of Carbylan’s financial position, including current cash, forecasted cash runway, liabilities, net loss, forecasted cash balance and planned operations, and discussed the operational path forward for Carbylan, including the potential to revise the COR1.2 trial design and move forward under the Carbylan’s current operational path, the potential to scale back all operations and run a modified COR1.2 to conserve cash, the ability to cease all clinical operations and explore strategic alternatives and the possibility of winding up operations and distributing the Carbylan’s existing cash to its shareholders. After consulting two financial advisory firms, the Carbylan board of directors determined to pursue a strategic transaction, established a transaction committee and directed Carbylan management to engage Wedbush to assist Carbylan in pursuing and evaluating strategic alternatives.

In April 2016, Carbylan announced that it has suspended further clinical development of Hydros-TA and that Carbylan is actively pursuing a strategic transaction, including a merger or acquisition of Carbylan. In addition, Carbylan also announced that in conjunction with its plan to pursue a strategic transaction, it implemented an immediate reduction in its workforce affecting 14 of its 17 employees, including two executive officers, in order to preserve capital and further streamline Carbylan’s operations in preparation for a potential strategic transaction. Carbylan also announced that it projects that it will have approximately $25-$30 million of net cash available for the potential strategic transaction. This projection is based on Carbylan’s expectations and assumptions, including the consummation of a transaction by the end of the third quarter of 2016, and the actual amount of net cash available could differ materially from Carbylan’s current estimate.

Despite the decision to terminate further clinical development of Hydros-TA, Carbylan still has significant activity underway in managing the ramp down of COR1.1 and COR1.2. As of June 30, 2016, Carbylan estimates that it will incur approximately $1.7 million of cash outflows associated with both trials. Remaining cash flows associated with COR1.1 include completing the remaining patient treatments, site close out visits, data collection, statistical analysis, quality control testing and documentation and other data administration. Remaining cash outflows associated with COR1.2 include payment for work associated with manufacturing of the clinical product, database and administrative documentation. These cash outflows involve activities across a network of over eight outside vendors as well as numerous independent doctors who are administrating the treatments.

In June 2016, Carbylan entered into a definitive Share Purchase Agreement with KalVista pursuant to which the shareholders of KalVista will become the majority owners of Carbylan, subject to the terms and conditions contained in the Share Purchase Agreement.

Carbylan leased approximately 18,704 square feet of office, research and development and laboratory space located at 7979 Gateway Boulevard, in Newark, California from BMR-Pacific Research Center LP (the “Landlord”) under a lease dated July 13, 2015. The lease was scheduled to end on August 31, 2022. Carbylan and the Landlord entered into a lease termination agreement and agreed to the termination of the lease and to surrender the leased premises by June 30, 2016. Carbylan paid a one-time termination fee of $2.45 million on June 27, 2016 and surrendered the premises.

On June 28, 2016, Carbylan repaid in full all amounts owed under its Loan and Security Agreement, dated October 26, 2011 with Silicon Valley Bank (“SVB,” the Loan and Security Agreement, as amended, the “SVB LSA”). The outstanding principal balance of loans under the SVB LSA was $4,020,058.65. In addition, Carbylan made its final payment under the SVB LSA of $517,500.00 and paid $11,924.42 in accrued interest and other fees. In connection with the repayment, the SVB LSA terminated in accordance with its terms.

Carbylan owns the global development and commercialization rights to Hydros-TA, except in China, Taiwan, Hong Kong and Macau. Carbylan has five issued U.S. patents and ten issued non-U.S. patents, the earliest of which will expire in 2030, and 27 patent applications worldwide covering Carbylan’s Hydros platform technology, including claims directed to composition of matter, methods of use and product-by-process. Carbylan continues to work with legal counsel and other service providers to secure patents in foreign jurisdictions that protect Carbylan’s intellectual property.

Manufacturing

Following the results from the COR1.1 trial, Carbylan terminated its commercial manufacturing agreements and currently does not have any manufacturing capabilities.

Intellectual Property

Historically, Carbylan has sought to protect its product candidates and technology through a combination of patents, trade secrets, proprietary know-how, FDA exclusivity and contractual restrictions on disclosure. Carbylan’s policy has been to seek to protect Carbylan’s proprietary position by, among other methods, filing U.S. and foreign patent applications related to Carbylan’s proprietary technology, inventions and improvements that are important to the development and implementation of Carbylan’s business.

Carbylan is the owner or licensee of a portfolio of patents and patent applications and possesses know-how and trade secrets which protect various aspects of Carbylan’s historical business. Carbylan’s Hydros platform is covered by three patent families: (1) those relating to modified hyaluronic acid polymer compositions and related methods; (2) those relating to in-situ gel forming compositions; and (3) those relating to stabilized compositions of hyaluronic acid. For the modified hyaluronic acid polymer compositions and related methods patent family which covers the Hydros and Hydros-TA products, Carbylan has two issued U.S. patents and four issued non-U.S. patents, all of which will expire in 2030. These patents consist of composition of matter claims, method claims and product-by-process claims. Carbylan has issued patents and patent applications that cover Hydros-TA in the United States and 15 countries internationally.

In November 2012, Carbylan entered into a technology license agreement with Jingfeng, pursuant to which Carbylan granted to Jingfeng an exclusive license to develop, manufacture and commercialize Hydros-TA in China, Taiwan, Hong Kong and Macau. In consideration for the exclusive license, Carbylan received a non-refundable up-front payment of $2.0 million ($1.7 million net of Chinese withholding tax). Additionally, Carbylan is eligible to receive future regulatory milestone payments of up to $1.5 million, which are considered non-substantive milestones for accounting purposes, and commercialization royalty payments of up to approximately $5.0 million (each excluding Chinese withholding tax). Carbylan is obligated to supply clinical product and provide training as well as professional support to Jingfeng over the life of the agreement.

Other than Carbylan’s arrangement with Jingfeng, Carbylan owns global development and commercialization rights to Hydros-TA. The Chief Executive Officer of Carbylan is in negotiations to license out the remainder of the portfolio based on unsolicited interest from third parties.

Government Regulation and Product Approval

Government authorities in the United States at the federal, state and local level and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those Carbylan is developing. Hydros and Hydros-TA and any other drug candidate that Carbylan develops must be approved by the FDA before they may be legally marketed in the United States and by the corresponding foreign regulatory agencies before they may be legally marketed in foreign countries.

United States Government Regulation

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act and implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable requirements at any time during the product development process, approval process or after approval may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement of profits or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on Carbylan.

Pharmaceutical Coverage, Pricing and Reimbursement

Viscosupplementation has become an important treatment option for patients with osteoarthritis of the knee. In the United States, third-party payors (such as Medicare, Medicaid, and commercial health plans) provide coverage to individuals for medically necessary services. The Medicare program covers certain individuals who are disabled or aged 65 or older, two groups with a comparatively higher incidence of OA. Since no uniform policy of coverage and reimbursement for medical products exists among third-party payors, Carbylan may be required to provide economic, scientific and clinical support for the use of Carbylan’s products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.

The American Academy of Orthopedic Surgeons (“AAOS”) issued a guideline in 2008 that the benefits of viscosupplementation were inconclusive. In May 2013, AAOS issued a revised guideline on treatment of OA of the knee that stated “we cannot recommend using hyaluronic acid for patients with symptomatic osteoarthritis of the knee.” AAOS stated that its recommendation was strong and was based on high quality supporting evidence related to lack of efficacy, rather than potential harm. However it went on to consider whether the improvements in pain and function were large enough to pass “minimum clinically important improvement” thresholds and the evidence it considered approached, but did not pass, these thresholds.

While some third-party payors continue to cover HA for treatment of OA of the knee after the publication of the AAOS guidelines, a number of third-party payors, including Blue Cross Blue Shield, have reversed their coverage policies and no longer cover the use of HA for the treatment of OA of the knee. Several payors still continue to cover viscosupplementation for patients with OA of the knee and related pain that interferes with function after more conservative therapies have been attempted. The more conservative therapies that payors expect to precede viscosupplementation include NSAIDs and intra-articular injection of steroids.

In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that drug products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular drug candidate to currently available therapies. For example, the European Union provides options for its member states to restrict the range of drug products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a drug product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the drug product on the market. Other member states allow companies to fix their own prices for drug products, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert competitive pressure that may reduce pricing within a country. Any country that has price controls or reimbursement limitations for drug products may not allow favorable reimbursement and pricing arrangements.

Europe/Rest of World Government Regulation

In addition to regulations in the United States, Carbylan is subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of Carbylan’s products.

Whether or not Carbylan obtains FDA approval for a product, Carbylan must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the European Union, for example, a clinical trial application (“CTA”), must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, the clinical trial described in that CTA may proceed.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials must be conducted in accordance with the ICH GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. In the European Economic Area (the “EEA”) (which is comprised of the 27 Member States of the European Union plus Norway, Iceland and Liechtenstein), medicinal products can only be commercialized after obtaining a Marketing Authorization (“MA”). There are two types of marketing authorizations: the Community MA, which is issued by the European Commission through the Centralized Procedure based on the opinion of the Committee for Medicinal Products for Human Use, a body of the EMA, and which is valid throughout the entire territory of the EEA; and the National MA, which is issued by the competent authorities of the Member States of the EEA and only authorized marketing in that Member State’s national territory and not the EEA as a whole.

The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products and medicinal products containing a new active substance indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU. The National MA is for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member States through the Mutual Recognition Procedure. If the product has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized

Procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member state (“RMS”). If the RMS proposes to authorize the product, and the other Member States do not raise objections, the product is granted a national MA in all the Member States where the authorization was sought. Before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

If Carbylan fails to comply with applicable foreign regulatory requirements, Carbylan may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Research & Development Expenses

Carbylan’s research and development expenses were $16.2 million, $8.3 million and $4.2 million for the years ended December 31, 2015, 2014 and 2013, respectively, and $4.5 million and $8.4 million for the six months ended June 30, 2016 and 2015, respectively.

Employees

As of June 30, 2016, Carbylan had three full-time employees, consisting of executive staff in support of the proposed transaction with KalVista and remaining clinical and regulatory activities. None of Carbylan’s employees are covered by collective bargaining agreements and Carbylan considers relations with its employees to be good.

Executive Officers of Carbylan

Executive Officers and Key Employees	Age	Position(s)
David M. Renzi	58	President, Chief Executive Officer and Director
Marcee M. Maroney	46	Vice President, Clinical Affairs
John B. McKune	41	Vice President, Finance & Principal Accounting Officer

David M. Renzi has served as Carbylan’s president and chief executive officer and as a member of The Carbylan board of directors since June 2013. From May 2009 to December 2012, Mr. Renzi served as president and chief executive officer of Neomend, a privately-held company that developed and commercialized sprayable surgical sealants and anti-adhesion products, which was acquired by C.R. Bard in December 2012. From January 2005 to December 2008, Mr. Renzi served as the vice president of sales and marketing and the chief commercial officer of SurgRx, a medical device company acquired by the Ethicon Endo-Surgery division of Johnson & Johnson, a medical company, in October 2008. From June 2000 to December 2004, Mr. Renzi served as vice president of sales and marketing and chief marketing officer at Cytyc Surgical Products (formerly Novacept), a medical device company. From 1983 to 1997, Mr. Renzi held various sales and marketing positions at Ethicon Endo-Surgery, a medical company, most recently as its regional director of sales and director of marketing. Mr. Renzi received his B.S. in Marketing from the Kelley School of Business at Indiana University.

Marcee M. Maroney has served as Carbylan’s vice president of clinical affairs since June 2008. Ms. Maroney joined us as vice president of marketing in February 2006. From April 2003 to February 2006, Ms. Maroney served as a group manager at Baxter Healthcare, a healthcare company. Ms. Maroney received a B.S. in Physiology and an M.S. in Immunology, both from San Jose State University.

John B. McKune was appointed as Carbylan’s vice president of finance in April 2016. Mr. McKune initially joined Carbylan in August 2015 as corporate controller and principal accounting officer. From January 2014 to July 2015, Mr. McKune served as corporate controller for View, a privately-held manufacturer of dynamic glass.

From April 2012 to August 2013, Mr. McKune served as controller of Conceptus, a publicly-traded medical device manufacturer, which was acquired by Bayer Healthcare in June 2013. From June 2008 to April 2012, Mr. McKune served in several positions for Solyndra, a privately-held company in the energy industry, most recently as its corporate controller. From May 2003 to June 2008, Mr. McKune was with PricewaterhouseCoopers, most recently as an audit manager, where his responsibilities included managing financial statement audits of public and private companies. Mr. McKune has been a California-licensed certified public accountant (CPA) since 2005 and received his B.S. in accounting from Brigham Young University.

Legal Proceedings

On September 26, 2016, a putative stockholder class action complaint was filed in the Superior Court of the State of California in and for the County of Alameda against Carbylan, the members of the board of directors of Carbylan, as well as against KalVista, Wedbush and certain unknown employees of Wedbush, entitled Laidlaw v. Carbylan Therapeutics, Inc., et al., Case No. RG16832665. The complaint alleges that the members of Carbylan’s board of directors and/or Carbylan breached their fiduciary duties of care, good faith, loyalty and/or disclosure in connection with the Share Purchase Agreement, and that KalVista and Wedbush aided and abetted such breaches of fiduciary duties. The complaint seeks to enjoin and/or rescind any transaction with KalVista as well as certain other equitable relief, unspecified damages and attorneys’ fees and costs.

Carbylan believes this lawsuit is without merit and intends to vigorously defend against it.

KALVISTA’S BUSINESS

Overview

KalVista is a clinical stage pharmaceutical company focused on the discovery and development of small molecule protease inhibitors. KalVista’s first product candidates are inhibitors of plasma kallikrein being developed for two indications: HAE and DME. KalVista’s mission is to apply its insights into the chemistry of proteases and, initially, the biology of the plasma kallikrein system, to develop molecules that offer properties such as selectivity, potency and bioavailability that KalVista believes will make them successful treatments. While there is good evidence that inhibition of plasma kallikrein is able to treat HAE, currently marketed therapies are all administered by injection and KalVista anticipates considerable potential for orally delivered, small molecule treatments. In the case of DME, KalVista is initially developing a plasma kallikrein inhibitor which is administered directly into the eye but anticipates ultimate development of orally delivered drugs. To achieve these aims. KalVista is advancing several product candidates developed from its proprietary portfolio into early clinical trials. KalVista began first-in-human clinical trials of its oral lead HAE candidate, KVD818, in the third calendar quarter of 2016 and plans to progress its lead DME candidate, KVD001, to Phase 2 trials in 2017. KalVista is currently progressing additional oral candidates towards regulatory preclinical studies and plans to take at least one of those into the clinic in 2017.

KalVista is developing oral plasma kallikrein inhibitors for the prophylactic treatment of HAE, a rare and potentially life-threatening condition with symptoms that include episodes of debilitating and often painful swelling in the skin, gastrointestinal tract or airways. Prior clinical studies by other currently marketed solutions have shown that inhibition of plasma kallikrein activity is an effective way to treat HAE. A conveniently administered oral product could provide an opportunity to capture a significant portion of the current market, as well as allow it to expand the market for HAE patients.

KalVista believes that HAE is a clinical indication and market that can be served by a focused commercial organization because there are a limited number of primary prescribers and active patient-focused disease organizations for this rare disease, which has a prevalence of approximately 1 in 50,000, according to a study published in the American Journal of Managed Care in 2013.

DME is the leading cause of moderate vision loss in most developed countries and diabetes, the underlying cause of DME, is the leading cause of blindness among adults aged 20 to 74 years old, according to 2014 statistics published by the Center for Disease and Prevention. KalVista’s DME program is initially focused on the development of an intravitreally administered small molecule plasma kallikrein inhibitor (injected directly into the eye). With its most advanced compound, KVD001, KalVista has successfully completed its first-in-human trial in patients with DME. KalVista is preparing KVD001 for Phase 2 trials. Intravitreal plasma kallikrein inhibitors may be an effective VEGF-independent therapy to improve visual acuity and decrease macular thickening. Preclinical pharmacokinetic studies have shown that direct injection into the eye delivers a high drug concentration at the desired site of action, which is maintained for a prolonged period with a low systemic exposure, potentially supporting an infrequent dosing schedule. In addition to KVD001, KalVista also has in preclinical development an oral plasma kallikrein inhibitor to treat DME. An oral treatment may provide the opportunity to reduce treatment burden, treat patients earlier in disease development, and provide a convenient and readily accessible treatment option for DME.

KalVista’s Strengths

•

Proven ability of KalVista’s research team to discover multiple protease inhibitors over the last 25 years. KalVista believes it has a powerful ability to develop specific, potent, oral protease inhibitors for enzymes, such as serine proteases and other types of proteases, by taking advantage of the capabilities of its drug discovery team, which has spent more than two decades successfully discovering small molecule protease inhibitors. KalVista has a panel of potent, selective, structurally diverse, orally available, proprietary plasma kallikrein inhibitors available to advance in a variety of indications, identified from its portfolio of several thousand of its protease inhibitors spanning multiple chemical scaffolds. This portfolio has been targeted for potency and selectivity using information obtained from x-ray crystallography of inhibitor-plasma kallikrein complexes. By focusing its efforts on clinical opportunities in which small molecules have thus far played a minimal role, KalVista intends to gain the maximum amount of leverage from its approach.

•	Pioneering biological insights into biochemical mechanisms and potential targets involved in edema. KalVista’s scientific co-founder, Edward Feener, Ph.D., is an Associate Professor of Medicine at Harvard Medical School and Senior Investigator in the Section on Vascular Cell Biology at Joslin Diabetes Center. Dr. Feener and his colleagues have identified novel plasma kallikrein-associated diseases and disorders. His laboratory has used both gene targeting and pharmacological approaches to demonstrate the therapeutic potential for plasma kallikrein blockade using preclinical animal models. Dr. Feener will be joining the KalVista team in a full-time capacity as its Chief Scientific Officer in the fourth calendar quarter of 2016.

•	Close association with leading clinical investigators in HAE and DME. KalVista has built international scientific advisory boards (“SABs”), of key opinion leaders and medical experts that provide advice and guidance on its clinical development and regulatory strategies. The HAE SAB includes Dr. Marc Riedl, M.D., MS. Dr. Riedl is Associate Professor of Medicine and Section Head of Clinical Immunology and Allergy at the David Geffen School of Medicine at the University of California, Los Angeles, as well as Clinical Director at the U.S. HAEA Angioedema Center at the University of California, San Diego, the first comprehensive angioedema center in the United States. The DME SAB includes KalVista’s scientific co-founder, Lloyd Paul Aiello, M.D., PhD, who is Professor of Ophthalmology at Harvard Medical School and Director of Joslin’s Beetham Eye Institute.

Strategy

KalVista plans to leverage its domain, discovery and development expertise, strong leadership and partners to execute its mission. Key elements of KalVista’s strategy are:

•	Advance multiple product candidates through clinical development. KalVista has initiated a Phase 1 clinical trial for KVD818, its first product candidate to treat HAE, in the United Kingdom following approval of its clinical trial application by the MHRA. KalVista intends to conduct additional trials in the United States following submission and approval of an investigational new drug application (“IND”), to the FDA. KalVista plans to progress at least one additional compound into Phase 1 clinical trials for the oral treatment of HAE. KVD001, KalVista’s first product candidate to treat DME, has already been advanced into clinical trials and is anticipated to begin its Phase 2 trial in 2017. KalVista is also pursuing additional product candidates such as the development of a plasma kallikrein inhibitor as the first oral therapy for DME.

•	Retaining world-wide rights to strategic products. KalVista intends to retain ownership and control of its pipeline programs to key milestones. KalVista may build sales and marketing capabilities in selected specialty markets that it believes can be served with a focused commercial organization. For certain programs, KalVista plans to seek strategic collaborations that provide it with funding, infrastructure and marketing resources to advance through development and commercialization.

•	Continue to expand its pipeline with additional product candidates that address plasma kallikrein-dependent disorders. KalVista intends to continue leveraging its expertise and focused selection criteria to expand its pipeline of product candidates for unmet clinical opportunities.

•	Diversify its proprietary portfolio by developing inhibitors of other proteases. KalVista’s experience and ability to identify protease inhibitors with high potency, selectivity and bioavailability and explore their utility in further clinical indications are important components of its strategy for sourcing additional product candidates.

Pipeline Chart

Plasma Kallikrein in HAE and DME

Plasma kallikrein is an enzyme involved in inflammation and edema or swelling. It belongs to a well-known group of enzymes called serine proteases. Plasma kallikrein is a key early mediator of inflammation. The body modulates the inflammatory effects of plasma kallikrein by using a protein called C1-esterase inhibitor (“C1-INH”), a natural, circulating inhibitor. In HAE, a deficiency of C1-INH in which C1-INH is reduced to less than 50% of normal levels leads to the local and uncontrolled activation of plasma kallikrein in affected tissues. This activation leads to inflammation, edema, and pain. Published laboratory work has shown that the eye is also a site of increased plasma kallikrein in DME. In diabetic patients, the retina is one of only a few tissues in which edema develops. Under normal circumstances the eye is protected from the diffusion of plasma proteins by an effective barrier. In diabetes this barrier becomes less effective and allows plasma kallikrein to enter the eye. While C1-INH will also be able to enter by the same route, high concentrations of C1-INH are required to effectively inhibit plasma kallikrein which results in a localized area of low C1-INH inhibitory activity and over-activity of plasma kallikrein. KalVista believes that there is an analogy to the pathology of HAE. In HAE, a genetic deficiency in C1-INH levels leads to poorly controlled activity of plasma kallikrein that in turn results in the observed edema. In DME, KalVista believes that the retinal edema is due to reduced concentrations of C1-INH and consequent over-activity of plasma kallikrein. In animal models of DME the concentration of C1-INH in the vitreous fluid has been shown to be insufficient to fully suppress the effects of plasma kallikrein on retinal edema.

KalVista believes that therapeutic administration of plasma kallikrein inhibitors such as its product candidates will suppress the uncontrolled and undesirable hyperactivity of the plasma kallikrein system in both HAE and DME.

Hereditary Angioedema

Disease Overview

HAE is a rare and potentially life-threatening genetic condition that occurs in about one in 50,000 people, according to an article published in the American Journal of Managed Care. HAE symptoms include episodes of intense swelling or edema usually in the skin, gastrointestinal tract or airways. HAE attacks often lead to disfiguration of various body parts including the hands, feet, face, body trunk, and genitals. In addition, patients often have bouts of excruciating abdominal pain, nausea and vomiting that is caused by swelling in the intestinal wall. Airway swelling is particularly dangerous and can lead to death by asphyxiation.

Most attacks occur spontaneously, with no apparent reason. However, anxiety, stress, minor trauma, surgery, or illnesses such as colds can serve as triggers. Trauma to the oral cavity caused by dental procedures make HAE patients particularly vulnerable to airway attacks. The frequency of HAE attacks is highly variable, with some patients having attacks several times per week and others only once a year. Although life-threatening airway swelling is rare, at least half of HAE patients have experienced at least one such attack. Airway attacks remain a major cause of mortality in HAE patients.

HAE is caused by any of a number of genetic defects or mutations in the gene for C1-INH and is an autosomal dominant disease meaning that a defect in only one copy of the gene leads to symptoms and that it occurs at similar rates in both males and females. While HAE can result through inheritance of a defective C1-INH gene from a parent, a number of cases also arise from novel mutations.

C1-INH is a natural plasma-borne serine protease inhibitor that regulates both the complement and kallikrein kinin systems. C1-INH is the predominant physiological inhibitor of plasma kallikrein, and thereby suppresses the generation of bradykinin, a potent hormone that activates its receptors on blood vessels to increase vascular leakage. Uncontrolled plasma kallikrein activity can lead to tissue inflammation and edema, which can result in excruciating pain, tissue deformation, and in some cases, airway obstruction and death. Plasma kallikrein is a clinically validated target for HAE and serves as a key component in the regulation of inflammation and contact activation pathways. Plasma kallikrein’s role in HAE is well established, and previous studies have demonstrated that plasma kallikrein inhibition can both treat and prevent HAE attacks.

There is a known rare genetic condition characterized by a deficiency in plasma kallikrein. Individuals with this deficiency exhibit a complete or partial lack of plasma prekallikrein, the precursor to plasma kallikrein, leading to low or non-existent levels of plasma kallikrein, without associated negative clinical effects. KalVista therefore believes that inhibition of plasma kallikrein is unlikely to lead to adverse effects.

Current Treatments

There are a number of marketed therapeutics for HAE which provide evidence that inhibition of plasma kallikrein activity will give therapeutic benefit in HAE. Most relevant is Ecallantide (Kalbitor®) which is a small protein inhibitor of plasma kallikrein that is approved for acute attacks of HAE. While effective, Ecallantide has been associated with cases of anaphylaxis and its approval by the FDA includes a black box warning limiting its administration to healthcare professionals. Further therapies employ C1-INH replacement from both purified and recombinant sources. Cinryze® and Berinert® are purified from human plasma, whereas Ruconest® is a recombinant product. Icatibant (Firazyr®) is a synthetic peptide-based antagonist that blocks the activity of bradykinin. All of these products are administered by injection, which is typically less convenient for patients and has the potential to reduce to compliance. KalVista believes that a safe and effective oral agent has the potential to transform treatment for this disease.

Preclinical Data

KalVista’s most advanced HAE product candidate, KVD818, is a potent inhibitor of plasma kallikrein that has demonstrated, in pre-clinical studies, the selectivity, potency, and bioavailability that KalVista believes are appropriate for its use as an oral treatment for HAE. KalVista’s clinical trial application for KVD818 was approved by the MHRA in the United Kingdom, which enabled it to begin a first-in-human clinical trial. KalVista announced the dosing of the first subject in this first-in-human trial in August 2016. KalVista intends to advance various formulations of KVD818, as well as additional oral kallikrein inhibitors, into Phase 1 clinical trials with the intent of identifying those product candidates with the highest chance of achieving best-in-class status. This strategy also enables KalVista to pursue other clinical indications where plasma kallikrein inhibition may show promise.

KVD818 is able to markedly reduce plasma kallikrein activity at concentrations below 10nM. In addition, KVD818 shows very little activity against other targets which reduces the risk of adverse effects due to binding to unintended targets. In a broad screen of other receptors and enzymes it had little or no effect at concentrations 1000-fold higher than its plasma kallikrein activity. It displays similarly high selectivity against closely related proteases as shown in Table 1.

Enzyme (Human)	Fold selectivity
Tissue Kallikrein	>1000
Factor VIIa	>1000
Factor Xa	>1000
Factor XIa	>1000
Factor XIIa	>1000
Plasmin	>1000
Thrombin	>1000
Trypsin	>1000

Table 1: Selectivity of KVD818 against human proteases related to plasma kallikrein.

In animals, KVD818 was found to be well absorbed, and drug levels in the blood could be obtained that were 10,000 times higher than the drug concentration needed to inhibit plasma kallikrein by 50%, referred to as the IC50. At these doses, the levels of drug attained were still hundreds of times higher than the IC50 24 hours following a single dose. In pre-clinical safety studies supportive of our first-in-human trial, there were no drug-related safety concerns identified with dosing up to 1000 mg/kg in multiple species.

To support future non-clinical studies, significant manufacturing scale-up has been initiated. KVD818 is synthesized from readily available starting materials and batch sizes up to 20kg have already been completed. Further manufacture is already underway to supply the longer term non-clinical safety studies.

Others have shown that inhibition of plasma kallikrein, activated directly in plasma, can be used as a surrogate for evaluating the inhibition of plasma kallikrein in HAE patients and help to guide clinical dose choice and regimen necessary to achieve clinical efficacy. KalVista has developed a similar plasma-based assay that allows it to monitor inhibition of plasma kallikrein. KVD818 shows dose-responsive inhibition of activated plasma kallikrein in this assay. KalVista will use this assay to monitor plasma kallikrein inhibition in clinical samples from the first-in-human study which will assist in selecting the doses most likely to achieve clinical efficacy in patients.

In addition to KVD818, KalVista continues to progress further candidate molecules through to preclinical studies. KalVista is focused on expanding the range of characteristics of its portfolio of candidates, both in terms of diversity of chemical structure and biological and chemical properties. This provides the highest chance of achieving its clinical aims and also the broadest intellectual property position. Current lead candidates show sub-nanomolar potencies and a variety of physicochemical properties which lead to differing exposure profiles in preclinical species. It is a prerequisite for progression that candidates are highly selective for plasma kallikrein.

Clinical Plans

KalVista has initiated clinical testing of KVD818 in a Phase 1 clinical trial in healthy volunteers to evaluate the safety of single and multiple ascending doses. The plasma-based assay will also be used to assess the potential for clinical efficacy.

Recognizing that prediction of human exposure from non-clinical data is imprecise, KalVista is developing multiple formulations of KVD818. The pharmacokinetics of these formulations will be evaluated in the clinic to determine those that provide appropriate exposure. Once KalVista has a formulation that is likely to deliver clinical efficacy at a dose level which will be well tolerated and convenient for patients, it will then move to Phase 2 clinical trials. It is KalVista’s intention to seek regulatory input from both the FDA, in a pre-IND meeting, and from European regulators to expedite the clinical development timeline by entering into approval-enabling studies as soon as possible.

To further increase its chance of success of delivering appropriate plasma kallikrein inhibition and an oral treatment for HAE, KalVista will also progress other candidate molecules into clinical testing. The first of those will shortly enter preclinical studies with a view to beginning clinical testing in 2017.

Diabetic Macular Edema

Disease Overview

DME occurs as a result of diabetes and is a sight threatening stage of diabetic retinopathy. DME is caused by the breakdown of the endothelial barrier function in the retina, resulting in the accumulation of fluid in the macula. This leads to thickening of the macula region of the retina and loss of visual acuity.

DME is a major complication associated with diabetes affecting an estimated 17% of type 1 diabetic patients within their lifetime and 16% of type 2 diabetic patients within their lifetime, according to a 2012 study published in Diabetes Care. Approximately 900,000 patients in the United States have active DME and are at serious risk of vision loss, according to another 2013 study.

The current standard of care for DME in the United States is therapy directed against vascular endothelial growth factor (“VEGF”), a hypoxia-induced protein that stimulates the growth of blood vessels in the retina. Approved anti-VEGF therapy uses either ranibizumab (Lucentis®) or aflibercept (Eylea®). Both of these products have been approved by the FDA for DME, and both are administered via intravitreal injection at roughly monthly intervals. In addition to these two products, a large fraction of patients is treated with bevacizumab (Avastin®), another therapy that works through the same mechanism of binding to VEGF but has not been approved for ophthalmic use. Bevacizumab is priced based on its application in oncology and off-label use by retinal specialists typically results in treatment at a fraction of the cost seen with both ranibizumab and aflibercept.

There are a number of other drug therapies that have been used to treat DME including corticosteroid anti-inflammatories such as triamcinolone acetonide, fluocinolone, and dexamethasone. These drugs are administered via intravitreal injection. Novel sustained release versions of fluocinolone (Illuvien®) and dexamethasone (Ozurdex®) have recently been approved for use in DME substantially reducing the number of injections required to obtain and maintain clinical responses. These novel corticosteroid formulations led to 15 letter improvements in visual acuity in approximately 20-30% of patients. Corticosteroid treatment, however, is associated with a significant increase in cataract formation and a rise in intraocular pressure, reducing these agents as potential therapies in many patients.

In a recent large, multi-center clinical trial, the response in DME to anti-VEGF therapy was approximately 20% of patients improving their visual acuity by 15 letters or more after a median of 9 or 10 intravitreal injections, leaving a significant portion of the patients with inadequate control of their disease. Unfortunately, even for those patients that do initially respond well to anti-VEGF therapy, their disease recurs within several months of treatment cessation, thus requiring extended rounds of intravitreal injections to achieve and maintain a clinical response.

Research into the biology underlying DME led by KalVista’s scientific co-founders, Dr. Feener and Dr. Aiello, has identified plasma kallikrein as a novel potential target for this indication. Plasma kallikrein levels were found to be higher in vitreous fluid from DME patients compared to patients without diabetic retinopathy. Targeted disruption of the gene for plasma prekallikrein or the administration of a small molecule plasma kallikrein inhibitor led to decreases in retinal thickening in animal retinopathy models. KalVista believes that inhibition of plasma kallikrein provides an opportunity to address DME through a novel mechanism that is independent of the current pathways targeted by anti-VEGF and steroid therapies.

Clinical Data in KVD001

An open-label single ascending dose Phase 1 trial in 14 DME patients with KVD001 has been completed. All subjects had previously received anti-VEGF treatment. This trial investigated three doses of KVD001: 1, 3, and 10 µg/eye. While this trial was not powered to show statistically significant improvements in visual acuity, a pooled analysis of all patients and all doses demonstrates a trend toward improvement over time. No adverse events were considered related to study drug at the low (n=3 patients) or high (n=8 patients) doses. At the mid-dose (n=3 patients) two adverse events were considered related to the study drug although both events were also considered related to study procedures. The study procedures consist of intravitreal injection, which include inherent risks such as intraocular inflammation, sterile and culture positive endophthalmitis, corneal decomposition, retinal detachment, and retinal tear. The first of these adverse events was a case of eye inflammation considered of mild intensity and possibly related to study drug and study procedure. The second was a case of increased intraocular pressure considered of severe intensity and related to study procedure and probably related to study drug. These results represent the first investigation of clinical application of plasma kallikrein inhibitors in DME and are an encouraging sign of the potential of KVD001, and plasma kallikrein inhibitors in general, in this indication.

The mean change in visual acuity following a single dose of KDV001 in Phase 1 trial was approximately 4 letters 84 days following treatment. Because the number of patients in each dose group was small, the change in visual acuity for all patients and all doses (total n=14) were combined, as shown in the figure below.

Figure 1. Mean change in visual acuity following a single dose of KVD001 Phase 1 trial in DME patients.

Preclinical Data on KVD001

KVD001 is a potent inhibitor of human plasma kallikrein with an IC50 of approximately 10nM. It is highly selective against a broad range of proteases, including closely related proteases such as tissue kallikrein, as shown in Table 2.

Enzyme (Human)	Fold selectivity
Tissue Kallikrein	>500
Factor VIIa	>500
Factor Xa	>500
Factor XIa	>500
Factor XIIa	>500
Plasmin	200
Thrombin	>500
Trypsin	600

Table 2: Selectivity of KVD001 against human proteases related to plasma kallikrein.

Following repeat intravitreal dosing in rabbits and monkeys, levels of KVD001 were higher in the retina than other ocular compartments and KVD001 had a half-life of approximately 7 days. Levels of KVD001 were maintained well above the IC50 for inhibition of plasma kallikrein for 28 days after each injection. Co-administration of an anti-VEGF product had no effect on the pharmacokinetic profile of KVD001. These data suggest that clinical exposure to KVD001 may be maintained at levels sufficient to inhibit ocular plasma kallikrein while requiring injections at monthly intervals or less frequently.

Figure 2. Concentrations of KVD001 measured in the retina of rabbits given monthly intravitreal injection of 5ug/eye.

KalVista has chosen to develop KVD001 for intravitreal administration because trials using this delivery modality will provide a relatively early and direct proof of concept for its product candidate since the molecule is delivered directly to the site of edema. Since other products such as anti-VEGF therapies are also delivered intravitreally, KalVista believes that it will be able to make meaningful comparisons of the clinical response to KVD001 to the responses to these products. Another inherent advantage of intravitreal administration is that there is very limited systemic exposure, thus reducing potential systemic safety concerns. In both rabbits and non-human primates, doses of 250 µg of KVD001 per eye resulted in very low plasma levels of KVD001. These levels are well below the no adverse effect levels determined by systemic preclinical safety studies. Following intravitreal injection, the ratio of vitreous to plasma concentrations were in the order of several tens of thousands to several million. This proves the very low systemic exposure following intravitreal injection which, as noted previously reduces the potential for systemic safety concerns.

Potential for Systemic Delivery

Notwithstanding the benefits associated with direct dosing by intravitreal injection, KalVista believes that the lack of adverse effects associated with inactivation of the gene for plasma kallikrein opens up the possibility of providing therapeutic benefit to DME patients through systemic dosing of plasma kallikrein inhibitors. In support of this hypothesis, a May 2016 publication from Dr. Feener’s group, published in Investigative Ophthalmology & Visual Science, has demonstrated that systemic administration of a small molecule plasma kallikrein inhibitor, VA999272, led to inhibition of retinal edema.

As shown in the chart below, plasma kallikrein inhibition by VA999272 administered systemically reduces retinal thickening induced by intravitreal injection of VEGF in mice. Retinal thickness was measured from the retinal pigmented epithelium (“RPE”) to the retinal nerve fiber layer (“RNFL”) using spectral domain optical coherence tomography. Control eyes received intravitreal injections of the vehicle phosphate buffered saline (PBS).

Figure 3. Plasma Kallikrein Inhibition in Mice

In parallel to the clinical development of its intravitreal product candidate KVD001, KalVista intends to identify and advance plasma kallikrein inhibitors as oral therapies for DME. KalVista believes that a safe and effective oral therapy has the potential to transform the treatment of DME which to-date has been dominated by drug therapies that must be injected intravitreally. Future trials in DME with oral kallikrein inhibitors may focus on the treatment of earlier stage disease, a stage at which intravitreal injections are not a desirable solution due to their inherently invasive nature and consequent risk of adverse reactions.

Preclinical Supporting Background Data

Plasma kallikrein was shown to be increased by 11.0-fold (p<0.0001) in vitreous fluid from the eyes of patients with DME compared to other retinal disorders in a 2015 study. While VEGF was also increased in DME vitreous, the levels of plasma kallikrein and VEGF were not correlated (p=0.112). All DME vitreous samples analyzed displayed increased plasma kallikrein levels compared with control subjects and a subgroup of subjects displayed a relatively larger increase in plasma kallikrein compared with VEGF.

Levels of plasma kallikrein in DME vitreous samples were ranked in ascending order of VEGF concentration. The chart below shows the fold increase in plasma kallikrein compared to concentration in vitreous from nondiabetic subjects receiving surgery for a macular hole. Plasma kallikrien (“PKal”) and VEGF were quantified by western blot and enzyme-linked immunosorbent assay, respectively.

Figure 4. Fold Increase in Plasma Kallikrein

Inactivation of the gene encoding plasma prekallikrein leads to a reduction in retinal vascular leakage in mice with diabetes compared to wild-type diabetic mice. These results suggest that pharmacologic agents that inhibit plasma kallikrein activity have the potential to have therapeutic benefit in DME. The lack of plasma kallikrein in mice with this gene inactivation does not alter body weight gain or blood glucose under diabetic and nondiabetic conditions.

The chart below shows that plasma prekallikrein gene (“Klkb1”) knockout reduces retinal vascular permeability in female mice with 3 months of diabetes (“DM”) compared with control wild type diabetic mice. Retinal vascular permeability was quantified by Evans blue dye permeation from the blood into the retina. Plasma prekallikrein deficiency did not alter vascular permeability in nondiabetic (“NDM”) control mice.

Figure 5. Retinal Vascular Permeability in Plasma Kallikrein Knockout Mice

KalVista believes that pharmacologic inhibition of plasma kallikrein has the potential to provide therapeutic benefit in DME due to the combination of the following factors:

•	plasma kallikrein is increased in the eye in patients with DME;

•	inactivation of plasma kallikrein through gene knockout significantly reduces retinal edema; and

•	inactivation of plasma kallikrein through gene knockout is not associated with overt negative consequences.

Furthermore, published studies by Dr. Feener and others have shown that inhibition of plasma kallikrein using biological as well as chemical inhibitors leads to a significant reduction in retinal vascular leakage in rodent models of retinal edema. The previous finding that high levels of plasma kallikrein are often found in patients with relatively low levels of VEGF suggests that therapeutics that target plasma kallikrein may be able to address a subset of patients who do not respond well to existing anti-VEGF therapeutics.

Clinical plans

KalVista intends to launch a Phase 2 trial of KVD001 administered by intravitreal injection in DME patients. The primary outcome will be an increase in visual acuity. KalVista anticipates launching this trial in 2017.

Competition

In HAE, KalVista expects to face competition from several FDA-approved therapeutics, including Cinryze, marketed by Shire in the United States and Europe for the prevention of angioedema attacks in adults and adolescents; Firazyr, marketed by Shire in the United States, Europe and certain other geographic territories for the treatment of acute angioedema attacks in adult patients; Kalbitor, an injectable plasma kallikrein inhibitor marketed by Shire for the resolution of acute attacks in adolescent and adult HAE patients; Berinert, marketed by CSL Behring for the treatment of acute abdominal, facial or laryngeal attacks of HAE in adults and adolescents; and Ruconest, marketed by Pharming Group in Europe and Salix Pharmaceuticals in the United States for the treatment of acute angioedema attacks in adult patients. KalVista is also aware of companies, including Shire, Biocryst Pharmaceuticals, and Global Blood Therapeutics that are engaged in the clinical development of other product candidates, including a plasma kallikrein monoclonal antibody and oral plasma kallikrein inhibitors for the treatment of HAE patients.

In DME, KalVista expects to face competition from several FDA-approved therapeutics, including anti-VEGF therapies Lucentis, marketed by Roche and Novartis, Eylea, marketed by Regeneron, and off label use of Avastin from Roche. KalVista also faces competition from various corticoid steroids including extended release formulations lluvien, marketed by Alimera, and Ozurdex, marketed by Allergan. KalVista also expects to compete with generic corticosteroids such as acetonide, fluocinolone, and dexamethasone. KalVista is also aware of a number of other companies who have product candidates in early clinical trials including Novartis, GlaxoSmithKline, Boehringer Ingelheim, Roche, Regeneron, Ohr Pharmaceutical, Aerpio Therapeutics, and Allegro Ophthalmics although KalVista is not aware that any of these therapies target plasma kallikrein.

Intellectual Property

KalVista’s success depends in part on its ability to obtain and maintain patents and other forms of intellectual property rights, including in-licenses of intellectual property rights of others, for its product candidates, methods used to manufacture its product candidates and methods for treating patients using its product candidates, as well as its ability to preserve its trade secrets, to prevent third parties from infringing upon its proprietary rights and to operate without infringing upon the proprietary rights of others. As of July 31, 2016, KalVista is the owner of 3 U.S. patents, expiring between March 4, 2023 and July 6, 2032, absent any extensions. As of July 31, 2016 KalVista also owned 6 pending U.S. patent applications, and 4 pending U.S. provisional applications. Any patents issuing from the foregoing owned or licensed U.S. applications are expected to expire between July 5, 2033 and August 14, 2034, absent any adjustments or extensions. As of July 31, 2016, KalVista owned a total of 92 pending foreign applications and 59 patents in jurisdictions variously including: Albania, Algeria, Argentina, Australia, Austria, Belgium, Bosnia & Herzegovina, Brazil, Bulgaria, Canada, Chile, China, Colombia, Croatia, Cyprus, Czech Republic, Denmark, Egypt, EPO, Estonia, Finland, France, Germany, Greece, Hong Kong, Hungary, Iceland, Ireland, India, Indonesia, Israel, Italy, Japan, Latvia, Lithuania, Luxembourg, Macedonia (F.Y.R.O.M), Malaysia, Malta, Mexico, Monaco, Montenegro, Netherlands, New Zealand, Norway, Philippines, Poland, Portugal, Romania, Russia, San Marino, Serbia, Singapore, Slovakia, Slovenia, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, and UAE, Ukraine, United Kingdom. Any issued patents, or those issuing from these foreign patent applications, are expected to expire between March 4, 2023 and June 1, 2036, absent any adjustments or extensions. As of July 31, 2016, KalVista also controlled 3 pending international applications. Any patents issuing from these applications are expected to expire in November 26, 2035, absent any adjustments or extensions. The chemical structures of KVD001 and KVD818 are included in composition of matter applications.

KVD001 is covered by U.S. patents and patent applications covering composition of matter, methods of treatment, solid form and clinical formulations. The anticipated expiration dates of these patents, or patents arising from applications, range from 2032 to 2034, absent any adjustments or extensions.

KalVista’s portfolio of oral plasma kallikrein inhibitors, including KVD818, is covered by U.S. patent applications and pending international applications covering composition of matter and methods of treatment and any patents arising from those applications are expected to expire between 2034 to 2035, absent any adjustments or extensions. New U.S. provisional applications directed to solid forms and further compositions of matter were filed in May 2016 and June 2016.

Patents extend for varying periods according to the date of patent filing or grant and the legal term of patents in various countries where patent protection is obtained. The actual protection afforded by a patent, which can vary from country to country, depends on the type of patent, the scope of its coverage and the availability of legal remedies in the country.

KalVista also uses other forms of protection, such as trademark, copyright and trade secret protection, to protect its intellectual property, particularly where KalVista does not believe patent protection is appropriate or obtainable. KalVista aims to take advantage of all of the intellectual property rights that are available to it and believes that this comprehensive approach will provide KalVista with proprietary positions for its product candidates, where available.

KalVista also protects its proprietary information by requiring its employees, consultants, contractors and other advisors to execute nondisclosure and assignment of invention agreements upon commencement of their respective employment or engagement. In addition, KalVista also requires confidentiality or service agreements from third parties that receive confidential information or materials.

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the United Kingdom and European Union, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

FDA approval process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, (“FDC”), and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as clinical hold, FDA refusal to approve pending NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Pharmaceutical product development for a new product or certain changes to an approved product in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an IND, which must become effective before clinical testing may commence in the United States, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

Preclinical tests include laboratory evaluation of product chemistry, formulation, and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practices, or GLPs. The results of preclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. Clinical trials involve the administration of the investigational drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practice (“GCP”), an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators, and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The trial protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board (“IRB”), for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the product is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance, and optimal dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit risk relationship of the drug and to provide adequate information for the labeling of the product. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single Phase 3 trial with other confirmatory evidence may be sufficient in rare instances where the trial is a large multicenter trial demonstrating internal consistency and a statistically persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting a NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, and the applicant under an approved NDA is also subject to annual product and establishment user fees. These fees are typically increased annually. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review drug products are reviewed within ten months of the date the FDA files the NDA; most applications for priority review drugs are reviewed within six months of the date the FDA files the NDA. Priority review can be applied to a drug that the FDA determines has the potential to treat a serious or life-threatening condition and, if approved, would be a significant improvement in safety or effectiveness compared to available therapies. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission.

The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an advisory committee—typically a panel that includes clinicians and other experts—for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug product is manufactured. The FDA will not approve the product unless compliance with current good manufacturing practice (“cGMP”), is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe, pure, potent and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a REMS to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the product. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy.

Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Foreign clinical studies to support an IND

The FDA will accept as support for an IND a well-designed, well-conducted, non-IND foreign clinical study if it was conducted in accordance with GCP and the FDA is able to validate the data from the study through an onsite inspection, if necessary. A sponsor or applicant who wishes to rely on a non-IND foreign clinical study to support an IND must submit the following supporting information to the FDA to demonstrate that the study conformed to GCP:

•	the investigator’s qualifications;

•	a description of the research facilities;

•	a detailed summary of the protocol and study results and, if requested, case records or additional background data;

•	a description of the drug substance and drug product, including the components, formulation, specifications, and, if available, the bioavailability of the drug product;

•	information showing that the study is adequate and well controlled;

•	the name and address of the independent ethics committee that reviewed the study and a statement that the independent ethics committee meets the required definition;

•	a summary of the independent ethics committee’s decision to approve or modify and approve the study, or to provide a favorable opinion;

•	a description of how informed consent was obtained;

•	a description of what incentives, if any, were provided to subjects to participate;

•	a description of how the sponsors monitored the study and ensured that the study was consistent with the protocol;

•	a description of how investigators were trained to comply with GCP and to conduct the study in accordance with the study protocol; and

•	a statement on whether written commitments by investigators to comply with GCP and the protocol were obtained.

Orphan drug designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drug products intended to treat a rare disease or condition—generally a disease or condition that affects fewer than 200,000 individuals in the United States, or if it affects more than 200,000 individuals in the United States, there is no reasonable expectation that the cost of developing and making a product available in the United States for such disease or condition will be recovered from sales of the product.

Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the drug product and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA applicant to receive FDA approval for a drug product containing a particular active moiety to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market a drug product containing the same active moiety for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. A product is clinically superior if it is safer, more effective or makes a major contribution to patient care. Orphan drug exclusivity does not prevent the FDA from approving a different drug product for the same disease or condition, or the same drug product for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA user fee.

Disclosure of clinical trial information

Sponsors of clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Pediatric information

Under the Pediatric Research Equity Act (“PREA”) or NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug product is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug product for an indication for which orphan designation has been granted.

Post-approval requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, drug product manufacture, packaging, and labeling procedures must continue to conform to cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Other U.S. healthcare laws and compliance requirements

In the United States, KalVista’s activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare and Medicaid Services (“CMS”), other divisions of the U.S. Department of Health and Human Services (such as the Office of Inspector General), the U.S. Department of Justice (“DOJ”), and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, sales, marketing and scientific/educational grant programs may have to comply with the anti-fraud and abuse provisions of the Social Security Act, the false claims laws, the privacy and security provisions of the Health Insurance Portability and Accountability Act (“HIPAA”), and similar state laws, each as amended, as applicable.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. KalVista’s practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor.

Additionally, the intent standard under the Anti-Kickback Statute was amended by the Patient Protection and Affordable Care Act, (“ACA”), to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-

Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act (discussed below).

The civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

Federal false claims and false statement laws, including the federal False Claims Act, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal healthcare programs, including Medicare and Medicaid, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus generally non-reimbursable, uses.

HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the Anti-Kickback Statute, the ACA amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Additionally, to the extent that KalVista’s product is sold in a foreign country, it may be subject to similar foreign laws.

KalVista may be subject to data privacy and security regulations by both the federal government and the states in which it conducts business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, (“HITECH”), and its implementing regulations, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Additionally, the federal Physician Payments Sunshine Act within the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. Moreover, the Drug Supply Chain Security Act imposes new obligations on manufacturers of pharmaceutical products related to product tracking and tracing. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products.

In order to distribute products commercially, KalVista must comply with state laws that require the registration of manufacturers and wholesale distributors of drug products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of KalVista’s activities are potentially subject to federal and state consumer protection and unfair competition laws.

If Kalvista’s operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to it, KalVista may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow it to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of its operations, any of which could adversely affect its ability to operate its business and its results of operations.

Coverage, pricing and reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which KalVista obtains regulatory approval. In the United States and markets in other countries, sales of any products for which it receives regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage, and establish adequate reimbursement levels for such products. In the United States, third-party payors include federal and state healthcare programs, private managed care providers, health insurers and other organizations. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price of a product or for establishing the reimbursement rate that such a payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the FDA-approved products for a particular indication. Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical products, therapies and services, in addition to questioning their safety and efficacy. KalVista may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of its products, in addition to the costs required to obtain the FDA approvals. KalVista’s product candidates may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable KalVista to maintain price levels sufficient to realize an appropriate return on its investment in product development.

Different pricing and reimbursement schemes exist in other countries. In the EU, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any product candidates for which KalVista receives regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and it expects will continue to increase the pressure on healthcare pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which KalVista receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare reform

In March 2010, President Obama enacted the ACA, which has the potential to substantially change healthcare financing and delivery by both governmental and private insurers, and significantly impact the pharmaceutical and biotechnology industry.

Among the ACA provisions of importance to the pharmaceutical industries, in addition to those otherwise described above, are the following:

•	an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs apportioned among these entities according to their market share in some government healthcare programs that began in 2011;

•	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, retroactive to January 1, 2010, to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, (“AMP”);

•	a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D;

•	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•	expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals beginning in 2014 and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•	expansion of healthcare fraud and abuse laws, including the False Claims Act and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

•	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected;

•	requirements to report certain financial arrangements with physicians and teaching hospitals; and

•	a requirement to annually report certain information regarding drug samples that manufacturers and distributors provide to physicians.

KalVista anticipates that the ACA will result in additional downward pressure on coverage and the price that it receives for any approved product, and could seriously harm its business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent KalVista from being able to generate revenue, attain profitability, or commercialize its products. Such reforms could have an adverse effect on anticipated revenues from product candidates that it may successfully develop and for which it may obtain regulatory approval and may affect its overall financial condition and ability to develop product candidates. In addition, it is possible that there will be further legislation or regulation that could harm KalVista’s business, financial condition and results of operations.

For example, in August 2011, the President signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction of at least $1.2 trillion for fiscal years 2012 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect beginning on April 1, 2013 and will stay in effect through 2025 unless additional Congressional action is taken. Additionally, in January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals and imaging centers. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for KalVista’s products, if approved, and, accordingly, its financial operations.

The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”) prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring KalVista to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Additional regulation

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect KalVista’s business. These and other laws govern the use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, KalVista’s operations. If KalVista’s operations result in contamination of the environment or expose individuals to hazardous substances, it could be liable for damages and governmental fines. KalVista believe that it is in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on its business. KalVista cannot predict, however, how changes in these laws may affect its future operations.

Europe / rest of world government regulation

In addition to regulations in the United States, KalVista will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of its products. Whether or not KalVista obtains FDA approval of a product, it must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the EU, for example, a clinical trial application must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the clinical trial application is approved in accordance with a country’s requirements, clinical trial development may proceed. The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational drug product under EU regulatory systems, KalVista must submit a marketing authorization application. The application used to file the NDA in the United States is similar to that required in the EU, with the exception of, among other things, country-specific document requirements. For other countries outside of the EU, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If KalVista or its potential collaborators fail to comply with applicable foreign regulatory requirements, KalVista may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Other regulations

Kalvista is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. KalVista may incur significant costs to comply with such laws and regulations now or in the future.

Legal Proceedings

From time to time, KalVista may become involved in legal proceedings arising in the ordinary course of business. Regardless of outcome, litigation can have an adverse impact on KalVista due to defense and settlement costs, diversion of management resources, negative publicity and reputational harm, and other factors.

On September 26, 2016, a putative stockholder class action complaint was filed in the Superior Court of the State of California in and for the County of Alameda against Carbylan, the members of the board of directors of Carbylan, as well as against KalVista, Wedbush and certain unknown employees of Wedbush, entitled Laidlaw v. Carbylan Therapeutics, Inc., et al., Case No. RG16832665. The complaint alleges that the members of Carbylan’s board of directors and/or Carbylan breached their fiduciary duties of care, good faith, loyalty and/or disclosure in connection with the Share Purchase Agreement, and that KalVista and Wedbush aided and abetted such breaches of fiduciary duties. The complaint seeks to enjoin and/or rescind any transaction with KalVista as well as certain other equitable relief, unspecified damages and attorneys’ fees and costs.

KalVista believes this lawsuit is without merit and intends to vigorously defend against it.

Facilities

The corporate headquarters are located in Porton Down, United Kingdom where KalVista occupies approximately 4,566 square feet of office and laboratory space under a lease which expires on November 30,

2017. KalVista uses these facilities for administration, research and product development activities. KalVista has additional office and research laboratory space in Cambridge, Massachusetts.

KalVista intends to procure additional office and laboratory space as it adds employees and expands its operations. KalVista believes that its facilities are adequate to meet its needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of its operations.

Employees

As of July 31, 2016, KalVista had a total of 17 full-time employees, one of whom has worked in both the United States and United Kingdom, the other 16 were located in the United Kingdom. None of its employees is represented by a labor union or covered by a collective bargaining agreement. KalVista has not experienced any work stoppages, and it considers its relations with employees to be good.

CARBYLAN’S MANAGEMENT’S DISCUSSION & ANALYSIS

OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

You should read the following discussion and analysis of Carbylan’s financial condition and results of operations together with the section entitled “Selected Historical and Unaudited Pro Forma Condensed Combined Financial Information,” beginning on page 18 of this proxy statement, and Carbylan’s financial statements and related notes included elsewhere in this proxy statement. This discussion and other parts of this proxy statement contain forward-looking statements that involve risks and uncertainties, such as statements of Carbylan’s plans, objectives, expectations and intentions. Carbylan’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors,” beginning on pages 72 and 28, respectively, of this proxy statement.

Overview

Carbylan is a clinical-stage specialty pharmaceutical company. Carbylan’s initial focus was on the development of Hydros-TA, Carbylan’s proprietary, IA, injectable product candidate to treat pain associated with OA, of the knee. Current joint injection treatments for OA pain include corticosteroids, which provide short-term relief, and viscosupplements, which provide relief over the longer-term. In contrast, Hydros-TA utilizes Carbylan’s proprietary cross-linking technology to deliver both rapid pain relief with a low dose corticosteroid TA and sustained pain relief from Carbylan’s novel hyaluronic acid viscosupplement.

In February 2016, Carbylan announced topline results of its COR1.1 trial, a Phase 3, multi-center, international, randomized, double-blind, three-arm trial that enrolled 560 patients with grade two and grade three OA of the knee, comparing treatment with Hydros-TA to treatment with Hydros and with TA, on a standalone basis. The primary endpoints of the trial were changes from baseline in the WOMAC A pain scores at week 2 for Hydros-TA versus Hydros and at week 26 for Hydros-TA versus TA, as well as a safety assessment of adverse events. Hydros-TA met the first of its two primary endpoints, demonstrating a statistically significant improvement from baseline in the WOMAC A pain score at week 2 versus Hydros. In addition, Hydros-TA maintained a significant reduction in pain from baseline over 26 weeks. However, patients in the TA arm continued to show an unexpected significant reduction in pain through 26 weeks. Given the comparable effectiveness at 26 weeks, COR1.1 did not meet its second primary endpoint. Hydros-TA was generally well tolerated with no treatment related serious adverse events, and adverse events were mostly mild and included arthralgia (knee pain) and swelling.

In March 2016, Carbylan engaged a financial and strategic advisor, Wedbush, to advise Carbylan on strategic alternatives. Wedbush has provided a range of advisory services aimed to enhance shareholder value. In April 2016, Carbylan announced that it had suspended further clinical development of Hydros-TA and that it was actively pursuing a strategic transaction, including a merger or acquisition of Carbylan. In connection with this decision, Carbylan recorded a $1.5 million asset impairment charge in the six months ended June 30, 2016 related to its determination in March 2016 not to occupy its recently leased facility in Newark and impairment of certain assets related to Hydros-TA.

In April 2016, Carbylan approved a restructuring plan effective as of April 15, 2016 resulting in a reduction in force affecting 14 of the 17 employees, including two executive officers. The restructuring plan was intended to reduce operational costs to preserve capital and streamline Carbylan’s operations as it pursues a strategic transaction. As a result of the restructuring plan, Carbylan incurred one-time cash severance payments of approximately $0.3 million and an aggregate of $0.7 million in severance expenses, including the severance payments to the two executive officers. The charges associated with the restructuring plan were recorded in the quarter ended June 30, 2016.

In June 2016, Carbylan entered into the Share Purchase Agreement.

In connection with the proposed transaction with KalVista, in June 2016, Carbylan terminated its lease for its facility in Newark and paid a one-time termination fee of $2.45 million on June 27, 2016. In addition, in June 2016, Carbylan repaid all outstanding principal and accrued interest under the SVB LSA. The total payment was $4.6 million, and the SVB LSA was terminated.

Carbylan is currently devoting substantially all of its time and resources to consummating the strategic transaction with KalVista, however, there can be no assurance that such activities will result in the consummation of the transaction or that such transaction will deliver the anticipated benefits or enhance shareholder value.

As of June 30, 2016, Carbylan had an accumulated deficit of $86.6 million and had incurred net losses of approximately $14.0 million and $14.2 million in the six months ended June 30, 2016 and 2015, respectively.

Financial Overview

Revenue

Carbylan does not have any products approved for sale, and has not generated any revenue from product sales since its inception. Carbylan’s revenue to date has been generated from license revenue pursuant to its agreement with Jingfeng.

Operating Expenses

Most of Carbylan’s operating expenses to date have been related to the research and development activities of Hydros-TA.

Research and Development Expenses. Since Carbylan’s inception, Carbylan has focused Carbylan’s resources on Carbylan’s research and development activities, including nonclinical and preclinical studies, clinical trials and chemistry manufacturing and controls. Carbylan’s development expenses consist primarily of:

•	expenses incurred under agreements with consultants, CROs and investigative sites that conduct Carbylan’s preclinical studies and clinical trials;

•	costs of acquiring, developing and manufacturing clinical trial materials;

•	personnel costs, including salaries, benefits, stock-based compensation and travel expenses for employees engaged in scientific research and development functions;

•	costs related to compliance with regulatory requirements; and

•	allocated expenses for rent and maintenance of facilities, insurance and other general overhead.

Research and development costs are expensed as incurred. Costs for certain development activities, such as clinical trials, are recognized based on an evaluation of the progress to completion of specific tasks using data such as subject enrollment, clinical site activations or information provided to Carbylan by its third-party vendors. Carbylan expects to continue to incur research and development costs as it completes the COR1.1 clinical trial.

Carbylan does not currently utilize a formal time allocation system to capture expenses on a project-by-project basis, as the majority of Carbylan’s past expenses have been in support of Hydros-TA.

The following table summarizes Carbylan’s research and development expenses by functional area:

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Clinical development	$4,728	$2,804	$893
Regulatory	1,501	392	213
Preclinical research and development	1,734	1,108	614
Personnel related	2,939	2,345	1,185
Manufacturing	5,297	1,645	1,324

Total research and development expenses	$16,199	$8,294	$4,229

General and administrative expenses.    General and administrative expenses consist of personnel costs, travel expenses and other expenses for outside professional services, including legal, human resources, audit and accounting services. Personnel costs consist of salaries, bonus, benefits and stock-based compensation. General and administrative expenses are expensed as incurred

For the three months ended June 30, 2016 and 2015 Carbylan’s general and administrative expenses totaled approximately $2.6 million and $1.2 million, respectively. For the six months ended June 30, 2016 and 2015, Carbylan’s general and administrative expenses totaled approximately $4.1 million and $2.2 million, respectively. Carbylan has implemented operating cost reductions to reduce overall cash burn as it pursues a strategic transaction. In June 2016, Carbylan entered into the Share Purchase Agreement. Carbylan anticipates that its general and administrative expenses will increase in the future as a result of expenses related to this strategic activity.

Asset impairment.    Whenever events or changes in circumstances suggest that the carrying amount of long-lived assets may not be recoverable, the future undiscounted cash flows expected to be generated by the asset from its use or eventual disposition is estimated. If the sum of the expected future undiscounted cash flows is less than the carrying amount of those assets, an impairment loss is recognized based on the excess of the carrying amount over the fair value of the assets.

During March, 2016, Carbylan recorded an impairment charge of $1.5 million in connection with its determination not to occupy the Newark Lease facility and to suspend further clinical development of Hydros-TA.

Restructuring and lease termination charges.    In June 2016, Carbylan entered into a lease termination agreement with the lessor for the Newark lease facility located at 7979 Gateway Boulevard, Newark, California and agreed to the termination of the lease and to surrender the leased premises by June 30, 2016. Carbylan paid a one-time termination fee of $2.45 million on June 27, 2016 and surrendered the premises. Additionally, Carbylan incurred severance costs of $0.6 million as a result of the restructuring plan effective as of April 15, 2016. Other restructuring and lease termination charges also include rental payments prior to the termination of the Newark lease facility of $0.2 million and expenses for professional services of $0.1 million.

Other Income (Expense), Net

Interest income.    Interest income consists of interest earned on Carbylan’s cash and cash equivalents balances. The primary objective of Carbylan’s investment policy is capital preservation.

Interest expense.    Interest expense consists of interest expense on amounts outstanding under Carbylan’s debt facility with SVB, and convertible promissory notes that were issued, as well as non-cash interest expense related to the amortization of loan discounts and final loan interest payments.

Other income (expense), net. Other income (expense), net primarily consists of changes in the estimated fair value of the convertible preferred stock warrants and the derivative liability.

Income Taxes

Carbylan’s effective tax rate is 0% for income tax for the three and six months ended June 30, 2016 and Carbylan expects that its effective tax rate for the full year 2016 will be 0%. Based on the weight of available evidence, including cumulative losses since inception and expected future losses, Carbylan has determined that it is more likely than not that the deferred tax asset amount will not be realized and therefore a valuation allowance has been provided on net deferred tax assets.

Carbylan files U.S. federal and California state tax returns. Carbylan is not currently subject to any income tax examinations. Since the Company’s inception, the Company has incurred losses from operations, which generally allows all tax years to remain open.

Carbylan recognizes the financial statement effects of a tax position when it becomes more likely than not, based upon the technical merits, that the position will be sustained upon examination. Carbylan does not expect any material changes in the next twelve months in unrecognized tax benefits.

Carbylan recognizes interest and/or penalties related to uncertain tax positions. To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected in the period that such determination is made. Any interest and penalties are recognized as a component of other expense and interest expense, respectively, as necessary. Carbylan currently has no interest and penalties related to uncertain tax positions.

Results of Operations

Comparison of the Three Months Ended June 30, 2016 and 2015

The following table summarizes Carbylan’s results of operations for the three months ended June 30, 2016 and 2015:

	Three Months Ended June 30,
	2016	2015
	(in thousands, except share and per share data)
License Revenue	$7	$7
Operating Expenses:
Research and development	947	4,504
General and administrative	2,604	1,170
Restructuring and lease termination charges	3,420	—
Total operating expenses	6,971	5,674

Loss from Operations	(6,964)	(5,667)

Other Income (expense):
Interest income	20	2
Interest expense	(406)	(169)
Loss on extinguishment of convertible promissory notes		(3,177)
Other income (expense), net	—	(1)
Total other income (expense)	(386)	(3,345)

Net Loss and Comprehensive Loss	$(7,350)	$(9,012)

Net loss per share to common stockholders, basic and diluted	$(0.28)	$(0.40)
Weighted average common shares outstanding, basic and diluted	26,334,622	22,622,127

License revenue

Revenues from the deferred upfront payments related to Carbylan’s license agreement for the three months ended June 30, 2016 and 2015 were $7,000 in each period.

Research and development expenses

Research and development expenses were $0.9 million and $4.5 million for the three months ended June 30, 2016 and 2015, respectively. The decrease in research and development expenses over the period of $3.6 million, or 79%, was primarily due to the following:

•	a decrease in regulatory and clinical expenses of $1.6 million primarily related to the decreased use of outside services and wind up of activity in the COR1.1 clinical trial;

•	a decrease in manufacturing related expenses of $1.1 million, primarily related to Carbylan’s decision to suspend further development of Hydros-TA and wind up of activity for the COR 1.1 clinical trial;

•	a decrease in preclinical research and development expenses of $0.5 million as the COR 1.1 trial commenced during 2015; and

•	a decrease in personnel related costs of $0.4 million primarily related to the reduction in personnel and stock-based compensation expense.

General and administrative expenses

General and administrative expenses were $2.6 million and $1.2 million for the three months ended June 30, 2016 and 2015, respectively. The increase in general and administrative expenses period over period of $1.4 million, or 123%, was primarily due to increased expenditures on insurance and outside services associated with being a public company and the pursuit of a strategic transaction, as well as payroll and related expenses, including stock-based compensation.

Restructuring and lease termination charges

In June 2016, Carbylan entered into a lease termination agreement with the Landlord for the Newark lease facility located at 7979 Gateway Boulevard, Newark, California and agreed to the termination of the lease and to surrender the leased premises by June 30, 2016. Carbylan paid a one-time termination fee of $2.45 million on June 27, 2016 and surrendered the premises. Additionally, Carbylan incurred severance costs of $0.6 million as a result of the restructuring plan effective as of April 15, 2016. Other restructuring and lease termination charges also include rental payments prior to the termination of the Newark lease facility of $0.2 million and expenses for professional services of $0.1 million.

Interest expense

Interest expense is attributable to Carbylan’s debt facility with SVB and non-cash amortization of debt discounts and final interest payments. Interest expense was $0.4 million and $0.2 million for the three months ended June 30, 2016 and 2015, respectively. The increase in interest expense of $0.2 million was primarily attributable to the acceleration of the final payment expense associated with the repayment of outstanding debt.

Loss on extinguishment of convertible promissory notes

Loss on extinguishment of convertible promissory notes was $0 million and $3.2 million for the three months ended June 30, 2016 and 2015, respectively. The decrease in expense occurred as a result of the conversion of the convertible promissory notes into common shares in connection with the IPO.

Other income (expense), net

Other income (expense), net was $0.0 million and $0.0 million for the three months ended June 30, 2016 and 2015, respectively, resulting in no material changes for the period.

Comparison of the Six Months Ended June 30, 2016 and 2015

The following table summarizes Carbylan’s results of operations for the six months ended June 30, 2016 and 2015:

	Six Months Ended June 30,
	2016	2015
	(in thousands, except share and per share data)
License Revenue	$14	$14
Operating Expenses:
Research and development	4,480	8,406
General and administrative	4,146	2,176
Restructuring and lease termination charges	3,420	—
Impairment charges	1,460	—

Total operating expenses	13,506	10,582

Loss from Operations	(13,492)	(10,568)
Other Income (expense):
Interest income	32	2
Interest expense	(493)	(1,005)
Loss on extinguishment of convertible promissory notes	—	(3,177)
Other income (expense), net	(3)	552

Total other income (expense)	(464)	(3,628)

Net Loss and Comprehensive Loss	$(13,956)	$(14,196)
Net loss per share to common stockholders, basic and diluted	$(0.53)	$(1.21)
Weighted average common shares outstanding, basic and diluted	26,333,558	11,722,606

License revenue

Revenues from the deferred upfront payments related to Carbylan’s license agreement for the six months ended June 30, 2016 and 2015 were $14,000 in each period.

Research and development expenses

Research and development expenses were $4.5 million and $8.4 million for the six months ended June 30, 2016 and 2015, respectively. The decrease in research and development expenses period over period of $3.9 million, or 47%, was primarily due to the following:

•	a decrease in regulatory and clinical expenses of $1.7 million primarily related to Carbylan’s decision to suspend further development of Hydros-TA and wind up of activity in the COR1.1 clinical trial;

•	a decrease in manufacturing related expenses of $1.2 million, primarily related to the declining activity for the COR 1.1 clinical trial;

•	a decrease in preclinical research and development expenses of $0.9 million as the COR 1.1 trial commenced during 2015; and

•	a decrease in personnel related costs of $0.1 million primarily related to the reduction in personnel and stock-based compensation expense.

General and administrative expenses

General and administrative expenses were $4.1 million and $2.2 million for the six months ended June 30, 2016 and 2015, respectively. The increase in general and administrative expenses period over period of $1.9 million, or 91%, was primarily due to increased expenditures on insurance and outside services associated with being a public company and with the pursuit of a strategic transaction, as well as payroll and related expenses, including stock-based compensation.

Impairment of long-lived assets

During March 2016, Carbylan recorded an impairment charge of $1.5 million in connection with its determination not to occupy the Newark Lease facility and to suspend further clinical development of Hydros-TA. An impairment charge of $1.1 million was recorded, primarily related to leasehold improvements, furniture and fixtures for the Newark Lease facility that have no future use. Additionally, Carbylan determined that certain equipment used in the development of Hydros-TA was impaired and recorded an impairment charge of $0.4 million, reducing the carrying value of the assets to $0.1 million, which was their fair value at that time.

Interest income (expense), net

Interest expense is attributable to Carbylan’s debt facility with SVB and non-cash amortization of debt discounts and final interest payments. Interest expense was $0.5 million and $1.0 million for the six months ended June 30, 2016 and 2015, respectively. The decrease in interest expense of $0.5 million was primarily attributable to higher expense for the six months ended June 30, 2015 that included expense for discount amortization on Carbylan’s convertible promissory notes.

Loss on extinguishment of convertible promissory notes

Loss on extinguishment of convertible promissory notes was $0 million and $3.2 million for the six months ended June 30, 2016 and 2015, respectively. The decrease in expense occurred as a result of the conversion of the convertible promissory notes into common shares in connection with the IPO.

Other income (expense), net

Other income (expense), net was $0.0 million and $0.6 million for the six months ended June 30, 2016 and 2015, respectively. The increase in income of $0.6 million resulted primarily from changes in fair value of Carbylan’s derivative liability and convertible preferred stock warrant liability that were recorded during 2015.

Liquidity and Capital Resources

Carbylan has not generated any revenue from product sales and has incurred losses since its inception in 2004. As of June 30, 2016, Carbylan had an accumulated deficit of $86.6 million. Carbylan anticipates that it will continue to incur losses for the foreseeable future.

Since its inception and prior to its initial public offering, Carbylan funded its operations principally through the receipt of funds from private placements of its equity, the issuance of convertible promissory notes and borrowings under its loan and security agreement with SVB. As of June 30, 2016, Carbylan had cash and cash equivalents of $36.8 million. Cash in excess of immediate requirements is invested in accordance with its investment policy, primarily with a view to capital preservation.

Indebtedness

In October 2011, Carbylan entered into a loan and security agreement with SVB that provided for Carbylan to borrow $3.0 million. In September 2014, Carbylan entered into a fourth amendment to the loan and security agreement to provide for a new loan of $4.5 million and repayment in full of amounts owing under the prior loans, with net proceeds to Carbylan of $0.5 million. Carbylan also issued a warrant to purchase 18,709 shares of Series B convertible preferred stock. The interest rate is 3.95% per annum and the loan is repayable in thirty-six equal monthly installments, following a nine month interest-only period. The amendment provided for an extension of the interest-only period by an additional nine months, to April 1, 2016, which became effective upon the completion of Carbylan’s IPO. In June 2016, Carbylan repaid the loan in full, as well as the final interest payment and various fees. The total payment was $4.6 million, and the SVB LSA was terminated. There are no remaining aggregated annual payments under the SVB LSA as of June 30, 2016.

On September 29, 2014 and February 19, 2015, Carbylan entered into convertible note purchase agreements and issued convertible promissory notes (collectively, the “Notes”) in an aggregate principal amount of $5.0 million and $4.0 million, respectively, to several related parties that own more than 10% of its capital stock. The Notes automatically converted into 2,287,120 shares of Carbylan common stock immediately prior to the closing of its initial public offering.

The convertible preferred stock warrants converted into warrants exercisable for common stock at the completion of Carbylan’s initial public offering. During June 2015, SVB exercised its common stock warrants and received 56,545 shares of common stock in a cashless exercise.

Cash Flows.

The following table shows a summary of Carbylan’s cash flows for each of the six months ended June 30, 2016 and 2015:

	Six Months Ended June 30,
	2016	2015
	($ in thousands)
Cash flows used in operating activities	$(12,344)	$(10,490)
Cash flows used in investing activities	(62)	(259)
Cash flows provided by (used in) financing activities	(4,498)	72,233

Net increase (decrease) in cash and cash equivalents	$(16,904)	$61,484

Operating Activities.

Operating activities used $12.3 million of cash in the six months ended June 30, 2016. The cash flow used in operating activities resulted primarily from Carbylan’s net loss of $14.0 million for the period, offset by net non-cash charges of $2.0 million and net cash used by changes in its operating assets and liabilities of $0.4 million. Carbylan’s non-cash charges consisted primarily of $0.7 million related to stock-based compensation expense and impairment of assets of $1.5 million. Net cash used by changes in Carbylan’s operating assets and liabilities consisted primarily of a $1.3 million decrease in its accounts payable, a $0.4 million decrease in accruals and a decrease in prepaid expenses of $0.4 million.

Operating activities used $10.5 million of cash in the six months ended June 30, 2015. The cash flow used in operating activities resulted primarily from Carbylan’s net loss of $14.2 million for the period, offset by net non-cash charges of $3.8 million and net cash provided by changes in Carbylan’s operating assets and liabilities of $0.1 million. Carbylan’s non-cash charges consisted primarily of $0.5 million related to a decrease in the fair value of the preferred stock warrant liability and derivative liability, $0.2 million related to stock-based compensation expense and $0.8 million related to the amortization of the convertible promissory notes discount. Net cash provided by changes in Carbylan’s operating assets and liabilities consisted primarily of a $0.8 million increase in Carbylan’s accounts payable and a $0.1 million increase in accruals, offset by a decrease in prepaid expenses of $0.9 million.

Investing activities.

Net cash used in investing activities was $0.1 million and $0.3 million in the six months ended June 30, 2016 and 2015, respectively. Net cash used in investing activities consisted primarily of cash paid to purchase property and equipment, offset by the proceeds from the sale of property and equipment in June 2016.

Financing activities.

Net cash provided by (used in) financing activities was $4.5 million and $(72.2) million in the six months ended June 30, 2016 and 2015, respectively. Net cash used in financing activities in the six months ended June 30, 2016 consisted of the payment of loans payable of $4.5 million. Net cash provided by financing activities in the six months ended June 30, 2015 consisted of the receipt of $69.5 million from the initial public offering, $4.0 million from the issuance of the Notes and $0.1 million from the issuance of common stock related to option exercise, partially offset by $1.4 million in deferred costs associated with the initial public offering.

Future Funding Requirements

Carbylan does not have any products approved for sale, and Carbylan has not generated any revenue from product sales since its inception and does not expect to generate any revenue from the sale of products in the near future. Carbylan’s revenue to date has been generated from license revenue pursuant to its agreement with Jingfeng.

Carbylan has implemented operating cost reductions to reduce overall cash burn as it pursues a strategic transaction. Its strategic process is both active and ongoing. Carbylan anticipate that its general and administrative expenses will increase in the future as a result expenses related to these activities.

Carbylan believes that with its existing cash and cash equivalents, it will be able to fund its operating expenses and capital requirements for at least the next 12 months. Carbylan based its estimates on assumptions that may prove to be wrong, and it may use its available capital resources sooner than it currently expects.

Carbylan’s future capital requirements will depend on many factors, including:

•	its ability to identify and consummate the transaction with KalVista, or an alternative strategic transaction for the company; including the timing and operational costs thereof;

•	its ability to establish and maintain collaboration partnerships, in-license/out-license or other similar arrangements and the financial terms of such agreements;

•	the costs of filing, prosecuting, maintaining, defending and enforcing any patent claims and other intellectual property rights, including litigation costs and the outcome of such litigation, including costs of defending any claims of infringement brought by others in connection with the development, manufacture or commercialization of Hydros-TA or any other future product candidates; and

•	the cost incurred in responding to disruptive actions by activist stockholders.

To the extent that Carbylan raises additional capital through the sale of equity or convertible debt securities, the ownership interests of Carbylan common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Carbylan common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting Carbylan’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Carbylan raises additional funds through government or other third-party funding, marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, Carbylan may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to it.

Contractual Obligations and Commitments

There are no long-term debt payments or operating lease obligations as of June 30, 2016. A liability for unrecognized tax benefits related to various federal and state income tax matters is $0.8 million at June 30, 2016. The timing of the settlement of these amounts was not reasonably estimable at June 30, 2016. Carbylan does not expect payment of amounts related to the unrecognized tax benefits within the next twelve months.

Carbylan enters into contracts in the normal course of business with CROs for clinical trials and clinical supply manufacturing and with vendors for preclinical research studies, research supplies and other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore Carbylan believes that its non-cancellable obligations under these agreements are not material.

The Share Purchase Agreement contains certain termination rights for both Carbylan and KalVista, and further provides that, upon termination of the Share Purchase Agreement under specified circumstances, Carbylan may be required to pay KalVista a termination fee of $3.0 million and/or to reimburse certain expenses incurred by KalVista in an amount up to $1.0 million.

Critical Accounting Policies and Significant Judgments and Estimates

Carbylan’s management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which Carbylan has prepared in accordance with GAAP. The preparation of Carbylan’s financial statements requires Carbylan to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of Carbylan’s financial statements and the reported revenue and expenses during the reported periods. Carbylan evaluates these estimates and judgments, including those described below, on an ongoing basis. Carbylan bases its estimates on historical experience, known trends and events, contractual milestones and various other factors that Carbylan believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Preclinical and Clinical Trial Accruals

Carbylan bases its accrued expenses related to clinical trials on estimates of patient enrollment and related expenses at clinical investigator sites, as well as estimates for services received and efforts expended pursuant to contracts with multiple research institutions and contract research organizations that conduct and manage clinical trials on its behalf. Carbylan makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on facts and circumstances known to it and based on contracted amounts applied to the level of patient enrollment and activity according to the protocol. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, Carbylan modifies its estimates of accrued expenses accordingly on a prospective basis.

If Carbylan does not identify costs that it has begun to incur, or if it underestimates or overestimates the level of services performed or the costs of these services, its actual expenses could differ from its estimates. To date, Carbylan has not adjusted its estimates at any particular balance sheet date in any material amount.

Income Taxes

Carbylan accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Carbylan accounts for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. Carbylan assesses all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions are reassessed, and Carbylan determines whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available.

Off-Balance Sheet Arrangements

Since its inception, Carbylan has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC. Please refer to Note 5 to Carbylan’s Audited Financial Statements, beginning on page F-16 of this proxy statement, regarding Carbylan’s indemnification arrangements.

Recent Accounting Pronouncements

For information regarding recent accounting pronouncements, please refer to Note 2, Summary of Significant Accounting Policies and Basis of Presentation, within Carbylan’s Audited Financial Statements, beginning on page F-7 of this proxy statement.

Comparison of the Years Ended December 31, 2015 and 2014

License revenue

	Year Ended December 31,
	2015	2014	Dollar Change
	(in thousands)
License revenue	$29	$29	$—

Revenues from the deferred upfront payments related to our license agreement for the years ended December 31, 2015 and 2014 were $29,000, and $29,000, respectively.

Research and development expenses

	Year Ended December 31,
	2015	2014	Dollar Change
	(in thousands)
Research and development	$16,199	$8,294	$7,905

Research and development expenses were $16.2 million, and $8.3 million for the years ended December 31, 2015, and 2014, respectively. The increase in research and development expenses year over year of $7.9 million, or 95%, was primarily due to the following:

•	an increase in clinical development expenses of $1.9 million related to our ongoing Phase 3 clinical trial, COR1.1;

•	an increase in regulatory expenses of $1.1 million primarily related to the increased use of outside service providers driven by an increase in IND enabling activities; and

•	an increase in manufacturing related expenses of $3.7 million, primarily related to an increased use of contract manufacturers preparing for the production of Hydros-TA for our COR1.2 clinical trial.

General and administrative expenses

	Year Ended December 31,
	2015	2014	Dollar Change
	(in thousands)
General and administrative	$4,866	$3,412	$1,454

General and administrative expenses were $4.9 million and $3.4 million for the years ended December 31, 2015 and 2014, respectively. The increase in general and administrative expenses year over year of $1.5 million, or 43%, was primarily due to increased expenditures on insurance and outside services associated with being a public company, as well as payroll and related expenses.

Interest income (expense), net

	Year Ended December 31,
	2015	2014	Dollar Change
	(in thousands)
Interest income	$5	$2	$3
Interest expense	(1,188)	(1,082)	(106)

Interest expense, net	$(1,183)	$(1,080)	$(103)

Interest expense is attributable to our debt facility with SVB and non-cash amortization of debt discounts and final interest payments. Interest expense, net was $1.2 million and $1.1 million for the years ended December 31, 2015 and 2014, respectively. The increase in interest expense of $0.1 million was primarily due to amortization of debt discounts.

Other income (expense), net

	Year Ended December 31,
	2015	2014	Dollar Change
	(in thousands)
Other income (expense), net	$550	$(602)	$1,152

Other income (expense), net was $0.5 million and $(0.6) million for the years ended December 31, 2015 and 2014, respectively. The $0.6 million expense for the year ended December 31, 2014 was primarily related to an increase in the fair value of the derivative liability. The $0.5 million income for the year ended December 31, 2015 was primarily due to a decrease in the fair value of the derivative liability.

The following table summarizes our cash flows for the periods indicated (in thousands):

	Year Ended December 31,
	2015	2014
	($ in thousands)
Cash used in operating activities	$(20,863)	$(11,253)
Cash used in investing activities	(1,374)	(159)
Cash provided by financing activities	72,063	5,528
Net increase (decrease) in cash and cash equivalents	49,826	(5,884)

Operating Activities.

Operating activities used $20.8 million of cash in the year ended December 31, 2015. The cash flow used in operating activities resulted primarily from our net loss of $24.8 million for the year, offset by net non-cash charges of $4.6 million and net cash used by changes in our operating assets and liabilities of $0.6 million. Our non-cash charges consisted primarily of $3.2 million related to the loss on conversion of convertible promissory notes, $0.5 million related to a decrease in the fair value of the preferred stock warrant liability and derivative liability, $0.8 million related to stock-based compensation expense, and $0.8 million related to the amortization of the convertible promissory notes discount. Net cash used by changes in our operating assets and liabilities consisted primarily of a $0.4 million increase in our accounts payable, offset by a $0.3 million decrease in accruals and a decrease in prepaid expenses and other assets of $0.6 million.

Operating activities used $11.3 million of cash in 2014. The cash flow used in operating activities resulted primarily from our net loss of $13.4 million for the period, offset by net non-cash charges of $1.5 million and net cash provided by changes in our operating assets and liabilities of $0.6 million. Our non-cash charges consisted primarily of $0.6 million related to an increase in the fair value of the preferred stock warrant liability and derivative liability, $0.4 million related to stock-based compensation expense and $0.4 million related to the amortization of our convertible debt discount. Net cash provided by changes in our operating assets and liabilities consisted primarily of a $0.5 million increase in our accounts payable and a $0.8 million increase in accruals, offset by a decrease in prepaid expenses of $0.6 million and a decrease in other assets of $0.1 million.

Investing activities.

Net cash used in investing activities was $1.4 million and $0.2 million in the years ended December 31, 2015 and 2014, respectively. Net cash used in investing activities consisted primarily of cash paid to purchase property and equipment, with a deposit for leasehold improvements of $0.7 million in the year ended December 31, 2015.

Financing activities.

Net cash provided by financing activities was $72.1 million and $5.5 million in the years ended December 31, 2015 and 2014, respectively. Net cash provided by financing activities in the year ended December 31, 2015 consisted of the receipt of net proceeds of $67.9 million from our initial public offering, after underwriting discounts and commissions and IPO expenses paid by the Company, $4.0 million from the issuance of the Notes and $0.2 million from the issuance of common stock related to option exercises. Net cash provided by financing activities in the year ended December 31, 2014 consisted of the receipt of $5.0 million from the issuance of convertible promissory notes, the receipt of net proceeds of $2.2 million from loans payable and $0.2 million from the issuance of common stock related to option exercise, partially offset by the repayment of $0.7 million in existing borrowings and $1.2 million in deferred costs associated with our initial public offering.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT CARBYLAN’S MARKET RISK

As of June 30, 2016, Carbylan’s primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term duration of Carbylan’s investment portfolio and the low risk profile of its investments, an immediate 10.0% change in interest rates on June 30, 2016 would not have a material effect on the fair market value of its portfolio. Accordingly, Carbylan would not expect its operating results or cash flows to be affected to any significant degree by a sudden change in market interest rates on its investment portfolio.

Carbylan does not believe that its cash and cash equivalents have significant risk of default or illiquidity. While Carbylan believes its cash and cash equivalents and certificates of deposit do not contain excessive risk, Carbylan cannot provide absolute assurance that in the future its investments will not be subject to adverse changes in market value. In addition, Carbylan maintains significant amounts of cash and cash equivalents at a financial institution that are in excess of federally insured limits.

KALVISTA’S MANAGEMENT’S DISCUSSION & ANALYSIS

OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with KalVista’s financial statements and the related notes appearing elsewhere in this proxy statement. In addition to historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Information,” beginning on page 72 of this proxy statement for additional factors relating to such statements, and see “Risk Factors” beginning on page 28 for a discussion of certain risk factors applicable to KalVista’s business, financial condition and results of operation. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

KalVista is a clinical stage pharmaceutical company focused on the discovery and development of small molecule protease inhibitors. KalVista’s first product candidates are inhibitors of plasma kallikrein being developed for two indications including HAE, and DME. KalVista’s mission is to apply its insights into the chemistry of proteases and, initially, the biology of the plasma kallikrein system, to develop molecules that offer properties such as selectivity, potency and bioavailabity that KalVista believes will make them effective in treatment. While there is good evidence that inhibition of plasma kallikrein is able to treat HAE, currently marketed therapies are all administered by injection and KalVista anticipates considerable potential for orally delivered, small molecule treatments. In the case of DME, KalVista is initially developing a plasma kallikrein inhibitor which is administered directly into the eye but anticipates ultimate development of orally delivered drugs. To achieve these aims. KalVista is advancing several product candidates developed from its proprietary portfolio into early clinical trials. KalVista has begun first-in-human clinical trials of its oral lead HAE candidate, KVD818, in the third calendar quarter of 2016 and currently is planning to progress its lead DME candidate, KVD001, to Phase 2 trials in 2017. KalVista is currently progressing additional candidates towards regulatory preclinical studies and plans to take at least one of those into the clinic in 2017.

KalVista is developing oral plasma kallikrein inhibitors for the prophylactic treatment of HAE, a rare and potentially life-threatening condition with symptoms that include episodes of debilitating and often painful swelling in the skin, gastrointestinal tract or airways. Prior clinical studies by other currently marketed solutions have shown that inhibition of plasma kallikrein activity is an effective way to treat HAE. A conveniently administered oral product could provide an opportunity to capture a significant portion of the current market, as well as allow it to expand the market for HAE patients. KalVista has no products approved for commercial sale and has not generated any revenues from product sales since its inception in May 2011. Furthermore, due to the uncertain nature of pharmaceutical drug development, KalVista may never achieve future revenue through corporate partnerships or product sales. From inception to April 30, 2016, KalVista has raised net cash proceeds of approximately $58.6 million to fund operations, from private placement offerings of equity securities. KalVista will be dependent on future equity financing, strategic corporate partnership agreements or a combination of both to fund its operations for the foreseeable future.

KalVista has never been profitable and has incurred significant operating losses in each year since inception. Net losses for the fiscal year ended April 30, 2016 and 2015 were $11.5 million and $7.2 million, respectively, and operating losses for the same periods were $15.2 million and $8.1 million, respectively. Substantially all of KalVista’s operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations. As of April 30, 2016, KalVista had an accumulated deficit of $37.3 million and net current assets of $21.4 million. For the period from inception to April 30, 2016, KalVista has received investment funding totaling $58.6 million, consisting primarily of the issuance of Series A and Series B preferred shares, and grant income totaling $7.2 million. KalVista expects to continue to incur significant expenses and to increase its operating losses for at least the next several years as it continues the clinical development of its oral plasma kallikrein inhibitors for the treatment of both DME and HAE and also its intravitreal plasma kallikrein inhibitor for the treatment of DME. Accordingly, KalVista will continue to require substantial additional capital to continue its clinical development and potential commercialization activities. The amount and timing of KalVista’s future funding requirements will depend on many factors, including the timing and results of its clinical development trials.

Recent Developments

On June 15, 2016, KalVista entered into a Share Purchase Agreement pursuant to which it will merge with Carbylan in an all-stock transaction. Subject to the terms and conditions of the Share Purchase Agreement, at the closing of the transaction, Carbylan will be renamed “KalVista Pharmaceuticals, Inc.”

On a pro forma basis, based upon the number of shares of Carbylan common stock to be issued in accordance with the Share Purchase Agreement, Carbylan equity holders will own approximately 19% of the combined company and KalVista equity holders will own approximately 81% of the combined company. The transaction has been approved by the board of directors of both companies and by the shareholders of KalVista. The transaction is expected to close in the third quarter of 2016, subject to the approval of the stockholders of Carbylan and other customary closing conditions, as detailed in the Share Purchase Agreement.

In connection with the transaction, KalVista will be deemed to be the accounting acquirer and therefore the transaction will be treated as a reverse acquisition because (i) KalVista security holders are expected to own approximately 81% of the voting interests of the combined company immediately following the closing of the transaction; (ii) directors appointed by KalVista will hold a majority of the board seats in the combined company; and (iii) KalVista management will hold all key positions in the management of the combined company. KalVista is expected to incur additional general and administrative expenses as it complies with the exchange listing and SEC requirements. In addition, KalVista will be treated as the predecessor for financial reporting purposes going forward with a fiscal year ending April 30.

Grant Income

KalVista has received grant income to support its research and development activities from two main sources: the Juvenile Diabetes Research Foundation (“JDRF”), a charitable organization based in New York and the Technology Strategy Board (“TSB”), referred commonly as Innovate UK, which is the non-departmental UK public body funding initiative sponsored by the Department for Business, Energy & Industrial Strategy. JDRF has agreed to provide $2.2 million in milestone-based financial support to advance the intravitreal drug program of which $2.0 million had been received by the end of the fiscal year ended April 30, 2016. Over the lifetime of the agreements between TSB and KalVista, TSB is expected to provide a total amount of $7.3 million to accelerate the development of the oral drug of which $4.7 million was received or was due to be received by the end of fiscal year ended April 30, 2016.

Research and Development Expenses

Research and development expenses primarily consist of costs associated with KalVista’s research activities, including the preclinical and clinical development of KalVista’s product candidates. KalVista expenses research and development costs as incurred. KalVista contracts with clinical research organizations to manage its clinical trials under agreed upon budgets for each study, with oversight by its clinical program managers. KalVista accounts for all goods and services, including non-refundable advance payments, as expenses.

KalVista’s research and development expenses consist primarily of:

•	external expenses paid to clinical trial sites, contract research organizations, laboratories, database software and consultants that conduct clinical trials;

•	expenses related to development and the production of nonclinical and clinical trial supplies, including fees paid to contract manufacturers;

•	expenses related to preclinical studies;

•	expenses related to compliance with drug development regulatory requirements;

•	other allocated expenses; and

•	costs of all employees and consultants engaged in research and development activities.

KalVista expects to continue to incur substantial expenses related to its development activities for the foreseeable future as it conducts its Phase 2 clinical program, manufacturing and toxicology studies. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials, additional drug manufacturing requirements, and later stage toxicology studies such as carcinogenicity studies. KalVista’s research and development expenses increased between the years ended April 30, 2015 and 2016, and KalVista expects that its research and development expenses will increase substantially in the future. The probability of success for each product candidate is affected by numerous factors, including preclinical data, clinical data, competition, manufacturing capability and commercial viability. Accordingly, KalVista may never succeed in achieving marketing approval for any of its product candidates.

Completion dates and costs for KalVista’s clinical development programs as well as its research program can vary significantly for each current and future product candidate and are difficult to predict. As a result, KalVista cannot estimate with any degree of certainty the costs it will incur in connection with development of its product candidates at this point in time. KalVista anticipates it will make determinations as to which programs and product candidates to pursue and how much funding to direct to each program and product candidate on an ongoing basis in response to the scientific success of early research programs, results of ongoing and future clinical trials, and its ability to enter into collaborative agreements with respect to programs or potential product candidates, as well as ongoing assessments as to each current or future product candidate’s commercial potential.

Research and development expenses by major programs or categories were as follows (in thousands):

	Fiscal Year Ended April 30,
	2016	2015
Intravitreal	3,583	2,201
Oral	4,264	2,967
Oral Backup	2,262	0
Unallocated and internal research and development	4,552	3,117

Total	14,661	8,285

During the fiscal year ended April 30, 2016, KalVista completed toxicology studies to enable phase 2 clinical studies and manufacture of phase 2 clinical drug product on the Intravitreal program. On the Oral program, regulatory toxicology studies, the scale-up of drug substance for toxicology studies, development and manufacture of clinical drug supplies and a regulatory application for first-in-human clinical study was completed. The Oral program expenditure has been focused on the progression of multiple candidates through discovery characterization.

During the fiscal year ended April 30, 2015, KalVista focused its activities on the completion of the first-in-human trial and initiation of toxicology on the Intravitreal program and on the completion of preclinical studies to enable progression of multiple candidate molecules and the selection of its lead oral product candidate for entry into regulatory studies.

General and Administrative Expenses

General and administrative expenses consist primarily of the costs associated with general management, obtaining and maintaining KalVista’s patent portfolio, professional fees for accounting, auditing, consulting and legal services, and general overhead expenses.

KalVista expects its general and administrative expenses to increase in the future as it expands its operating activities, maintains and expands its patent portfolio and incurs additional costs associated with the pending transaction, the preparation of becoming a public company and maintaining compliance with exchange listing and SEC requirements. KalVista expects these potential increases will likely include management costs, legal fees, accounting fees, directors’ and officers’ liability insurance premiums and expenses associated with investor relations.

Other Income

Other income (expense), net consists of bank interest, research and development tax credits from the U.K. government’s tax incentive programs set up to encourage research and development in the United Kingdom and realized and unrealized exchange rate gains/losses on cash held in foreign currencies.

Income Taxes

KalVista has incurred net losses and has no corporation tax liabilities. Under the U.K. government’s research and development tax incentive program, KalVista has surrendered tax losses in exchange for research and development tax credits in accordance with the relevant tax legislation.

Critical Accounting Policies and Significant Judgments and Estimates

KalVista’s management’s discussion and analysis of its financial condition and results of operations are based on its financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires KalVista to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements. On an ongoing basis, KalVista evaluates its estimates and judgments, including those related to accrued research and development expenses. KalVista bases its estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

KalVista’s significant accounting policies are described in more detail in the notes to its financial statements appearing elsewhere in this proxy statement.

Results of Operations

Comparison of fiscal quarters ended July 31, 2016 and 2015

The following table sets forth the key components of KalVista’s results of operations for the fiscal quarters ended July 31, 2016 and 2015 (in thousands):

	Three months ended July 31,
	2016	2015	Dollar Change
Income
Grant income	$975	$839	$136

Operating expenses
Research and development expenses	3,394	2,915	479
General and administrative expenses	2,700	387	2,313

Other income/(expense):
Interest, exchange rate gains/(losses) and tax credits	1,683	747	936

Grant Income.    Grant income increased to $1.0 million in the fiscal quarter ended July 31, 2016 from $0.8 million in the fiscal quarter ended July 31, 2015. In the fiscal quarter ended July 31, 2016, $0.7 million was received from the principal TSB grant, $0.2 million was received from the JDRF and the balance from other grant sources. In the fiscal quarter ended July 31, 2015, $0.5 million was received from the principal TSB grant and $0.3 million was received from the JDRF. JDRF provided $2.2 million in milestone-based financial support to advance the intravitreal drug program, all of which was received at the end of the July 31, 2016 fiscal quarter. Under the terms of a grant approved in 2015, the TSB will provide a total amount of $7.3 million over the lifetime of the agreements between KalVista and the TSB to accelerate the development of the oral drug program, of which $5.4 million was received or was due to be received at the end of the July 31, 2016 fiscal quarter.

Research and Development Expenses.    KalVista’s research and development expenses were $3.4 million for the fiscal quarter ended July 31, 2016 compared to $2.9 million for the same period in 2015. The increase in research and development expenses of $0.5 million in the fiscal quarter ended July 31, 2016 was primarily due to increased development expenditure on the oral program, and increase in expenditure on internal research and development including staff costs, offset by a reduction in expenditure on the intravitreal program.

General and Administrative Expenses.    General and administrative expenses were $2.7 million for the fiscal quarter ended July 31, 2016 which was $2.3 million higher than the $0.4 million for the same period in 2015. The increase in general and administrative expenses for the fiscal quarter ended July 31, 2016 was due to the additional cost associated with the pending merger and additional payroll costs as KalVista expands its management team. KalVista believes ongoing general and administrative expenses will increase over time as it increases its headcount and operating activities and incurs expenses associated with being a public company.

Other Income (Expense).    KalVista’s other income was $1.7 million for the fiscal quarter ended July 31, 2016 compared to $0.7 million for the same period in 2015. The increase in the fiscal quarter ended July 31, 2016 was due to an increase in unrealized foreign currency exchange rate gains of $0.6 million due to an increase in the GBP equivalent value of its cash held in USD, and realized foreign currency exchange rate gains of $0.4 million following conversion of cash held in USD to GBP to meet ongoing operational costs in the UK.

Liquidity and Capital Resources

KalVista has incurred losses since inception and cash outflows from operating activities for the fiscal quarters ended July 31, 2016 and 2015. As of July 31, 2016, KalVista had received investment funding totaling $58.6 million, consisting primarily of Series A and Series B Preferred Shares, and had an accumulated deficit of

$38.2 million. KalVista anticipates that it will continue to incur net losses for the foreseeable future as it continues research and development efforts of its product candidates, hires additional staff, including clinical, scientific, operational, financial and management personnel, and incurs additional costs associated with being a public company. KalVista has funded its operations primarily through private placement offerings of its equity securities and through the receipt of grant income from two main sources, the JDRF and the TSB. During the fiscal quarter ended July 31, 2015 KalVista received net proceeds of $33.0 million from the issuance of Series B Preferred shares.

As of July 31, 2016, KalVista had cash and cash equivalents of $15.6 million. KalVista’s independent registered public accounting firm included an explanatory paragraph in its report on KalVista’s financial statements for the fiscal year ended April 30, 2016, describing the existence of substantial doubt about KalVista’s ability to continue as a going concern. This uncertainty arose from its results of operations and financial condition and the conclusion that KalVista did not have sufficient cash to operate for 12 months from the fiscal year-end.

KalVista plans to continue to fund its research and development and other operating expenses, and the associated losses from operations, through working capital obtained upon consummation of the merger, future issuances of debt and/or equity securities and potential collaborations or strategic partnerships with other entities. Capital raises from issuances of convertible debt and equity securities could result in additional dilution to KalVista’s stockholders. Incurrence of additional debt could result in debt service obligations and operating and financing covenants that would restrict its operations. KalVista can provide no assurance that financing will be available in the amounts anticipated to be required or on acceptable terms, if at all. If KalVista is not able to secure adequate additional working capital when it becomes needed, KalVista may be required to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible and/or suspend or curtail planned research programs. Any of these actions could materially harm KalVista’s business.

Cash Flows

The following table provides a summary of the net cash flow activity for the fiscal quarters set forth below (in thousands):

	Three months ended July 31,
	2016	2015
Net loss	$(3,436)	$(1,716)
Depreciation	8	10
Foreign currency remeasurement gain	(1,394)	(445)
Research and development tax credit receivable	(275)	(300)
Other working capital movements in payables and receivables	(556)	(859)

Net cash used in operating activities	(5,653)	(3,310)
Cash flow from investing activities	(43)	—
Net cash provided by financing activities	—	33,002
Effect of exchange rate changes on cash	(441)	142

Net increase in cash and cash equivalents	(6,137)	29,834

Comparison of the Fiscal Quarters Ended July 31, 2016 and 2015

Net cash used in operating activities for the fiscal quarter ended July 31, 2016 consisted of a net loss of $3.4 million, adverse working capital movements resulting from an increase in the research and development tax credit receivable of $0.3 million and a foreign currency re-measurement gain of $1.4 million, in addition to adverse net working capital movement in receivables and payables and other accrued and prepaid expenses of $0.6 million. Cash used in operating activities for the fiscal quarter ended July 31, 2015 consisted of a net loss of

$1.7 million, adverse working capital movements resulting from an increase in the research and development tax credit receivable of $0.3 million and a foreign currency re-measurement gain of $0.4 million in addition to adverse net working capital movement in receivables and payables and other accrued and prepaid expenses of $0.9 million. Net cash provided by financing activities for the fiscal quarter ended July 31, 2015 consisted of net proceeds from the issuance of $33.2 million of Series B Preferred shares.

Operating Capital Requirements

To date, KalVista has not generated any revenues and does not have any approved products. KalVista does not expect to generate significant revenue unless and until it obtains regulatory approval for, and is able to commercialize, one of its current or future product candidates. KalVista anticipates that it will continue to incur losses for the foreseeable future, and it expects the losses to increase as it continues the development of, and seeks regulatory approvals for, its product candidates, and begins to commercialize any approved products. KalVista is subject to all of the risks incident to the development of new therapeutic products, and it may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business. Upon closing of the merger, KalVista expects to incur additional costs associated with operating as a public company.

Based upon KalVista’s current operating plan, KalVista has sufficient working capital to fund planned operating expenses through the first calendar quarter of 2017. However, along with forecast net cash to be held by Carbylan at time of merger completion, the combined company is currently expected to have sufficient cash to fund its operations through the first calendar quarter of 2018. In addition to these cash resources, KalVista will require additional capital to complete the development and commercialization of its programs.

Until such time, if ever, as KalVista can generate substantial revenues, it expects to finance its cash needs through a combination of equity or debt financings, collaborations, strategic partnerships or licensing arrangements. To the extent that KalVista raises additional capital through the sale of stock or convertible debt securities, the ownership interest of its existing stockholders will be diluted, and the terms of these newly issued securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing, if available, may involve agreements that include increased fixed payment obligations and covenants limiting or restricting KalVista’s ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends, selling or licensing intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business. If KalVista raises additional funds through collaborations, strategic partnerships or licensing arrangements with third parties, it may have to relinquish valuable rights to its product candidates, including its other technologies, future revenue streams or research programs, or grant licenses on terms that may not be favorable to it. If KalVista is unable to raise additional funds when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and commercialize its other product candidates even if it would otherwise prefer to develop and commercialize such product candidates itself.

Contractual Obligations and Commitments

KalVista enters into contracts in the normal course of business with contract research organizations and clinical sites for the conduct of clinical trials, preclinical and clinical studies, professional consultants and other vendors for clinical supply manufacturing or other services. These contracts generally provide for termination on notice, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments. There are no long term debt payments or long term operating lease obligations as of July 31, 2016.

Off-Balance Sheet Arrangements

KalVista does not have any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Results of Operations

Comparison of fiscal years ended April 30, 2016 and 2015

The following table sets forth the key components of KalVista’s results of operations for the fiscal years ended April 30, 2016 and 2015 (in thousands):

	Year Ended April 30,
Fiscal Year Ended April 30,	2016	2015	Dollar Change
Income
Grant Income	$2,133	$1,804	$329

Operating expenses
Research and development expenses	14,661	8,285	6,376
General and administrative expenses	2,653	1,608	1,045

Other income/(expense):
Interest, Exchange Rate Gains/(Losses) and Tax Credits	3,745	863	2,882

Grant Income. Grant Income increased to $2.1 million in the year ended April 30, 2016 from $1.8 million in the year ended April 30, 2016. In the year ended April 30, 2016, $1.6 million was received from the principal TSB grant, $0.3 million was received from the JDRF and $0.2 million from other grant sources. In the year ended April 30, 2015, $1.2 million was received from the principal TSB grant, $0.3 million was received from the JDRF and $0.3 million from other grant sources. JDRF will provide up to $2.2 million in milestone-based financial support to advance the intravitreal drug program of which $2.0 million was received at the end of fiscal year ended April 30, 2016. Further to another successful grant application for $3.4 million in Q2 2015, the TSB will provide a total amount of $7.3 million to accelerate the development of the oral drug of which $4.7 million was received or was due to be received at the end of fiscal year ended April 30, 2016.

Research and Development Expenses. KalVista’s research and development expenses were $14.7 million for the fiscal year ended April 30, 2016 compared to $8.3 million for the same period in 2015. The increase in research and development expenses of $6.4 million in 2016 was primarily due to increased development expenditure on its intravitreal programs, oral programs as well as the creation of oral back up programs.

General and Administrative Expenses. General and administrative expenses were $2.7 million for the fiscal year ended April 30, 2016 which was $1.1 million higher than the $1.6 million for the fiscal year ended April 30, 2015. The increase in general and administrative expenses for the fiscal year ended April 30, 2016, was primarily the result of increased expenditure on the maintenance of KalVista’s patent portfolio and additional payroll costs as KalVista expanded its management team. KalVista believes general and administrative expenses will continue to increase as it increases its headcount and operating activities and incurs expenses associated with being a public company.

Other Income (Expense). KalVista’s other income was $3.7 million for the fiscal year ended April 30, 2016 compared to $0.9 million for the same period in 2015. The increase in fiscal 2016 was primarily due to an increase in research and development tax credit of $1.2 million due to the additional research and development expenditure in the same period and an increase in unrealized foreign currency exchange rate gains of $1.4 million due to an increase in the pound sterling (“GBP”) equivalent value of its cash held in U.S. dollars (“USD”).

Cash Flows

The following table provides a summary of the net cash flow activity for the fiscal year set forth below (in thousands):

	Year Ended April 30,
	2016	2015
Net loss	$(11,436)	$(7,225)

Depreciation	33	38
Foreign currency remeasurement gain	(1,661)	0
Research and development tax credit receivable	(1,148)	(94)
Other working capital movements in payables and receivables	1,057	913

Net cash used in operating activities	(13,155)	(6,368)

Cash flow from investing activities	(11)	(125)
Net cash provided by financing activities	33,003	8,663
Effect of exchange rate changes on cash	(598)	(125)

Net increase in cash and cash equivalents	19,239	2,045

Comparison of the Fiscal Years Ended April 30, 2016 and 2015

Net cash used in operating activities for the year ended April 30, 2016 consisted of a net loss of $11.4 million, adverse working capital movements resulting from an increase in the research and development tax credit receivable of $1.2 million and a foreign currency re-measurement gain of $1.7 million in addition to favorable net working capital movement in accounts payable of $0.4 million and accrued expenses of $1.2 million. Cash used in operating activities for the year ended April 30, 2015 consisted of a net loss of $7.2 million and favorable net working capital movement in prepaids of $0.2 million, accounts payable of $0.2 million and accrued expenses of $0.4 million. Net cash provided by financing activities for the year ended April 30, 2016 consisted of net proceeds of $33.0 million from the issuance of Series B Preferred shares. Net cash provided by financing activities for the year ended April 30, 2015 consisted of net proceeds from the issuance of $8.7 million of Series A Preferred shares.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT KALVISTA’S MARKET RISK

Interest Rate Risk

KalVista has exposure to market risk in interest income sensitivity, which is affected by changes in the general level of UK interest rates. However, because of the short-term nature of the bank deposit arrangements and the very low interest rates prevailing in the UK and the U.S., a sudden change in market interest rates would not be expected to have a material impact on KalVista’s financial condition and/or results of its operations. KalVista does not believe that its cash or cash equivalents have significant risk of default or illiquidity.

Foreign Exchange Rate Risk

KalVista maintains cash balances in both USD and GBP to fund its ongoing operations and manage foreign exchange risk. KalVista’s cash and cash equivalents as of July 31, 2016 was $15.6 million and consisted of readily available checking and bank deposit accounts held in both USD and GBP. As of July 31, 2016, 79% of KalVista’s cash and cash equivalents were held in USD and 21% in GBP. KalVista currently incurs expenses primarily in GBP and converts USD as needed to fund those expenses. While KalVista believes its cash and cash equivalents do not contain excessive risk, KalVista cannot provide absolute assurance that in the future its foreign currency deposits will not be subject to adverse changes in market value.

Effects of Inflation

Inflation generally affects KalVista by increasing its clinical trial costs. KalVista does not believe that inflation and changing prices had a significant impact on its results of operations for any periods presented herein.

EXECUTIVE OFFICERS AND DIRECTORS FOLLOWING THE SHARE PURCHASE

Executive Officers and Directors

Termination of Current Executive Officers of Carbylan

The employment of the current executive officers of Carbylan, is expected to be terminated immediately prior to the consummation of the transaction, however, if necessary, certain executive officers may provide transitional services to the combined company following the consummation of the transaction.

Executive Officers and Directors of the Combined Company Following the Consummation of the Transaction

The combined company’s board of directors will initially be fixed at seven members, consisting of (i) two members designated by Carbylan, Albert Cha, M.D., Ph.D. and Arnold L. Oronsky, Ph.D. and (ii) five members designated by KalVista, namely Richard Aldrich, as Chairman, who currently is the founder and a partner of Longwood Fund (which will own approximately 4.7% of the combined company’s outstanding shares of common stock immediately following the consummation of the transaction), Joshua Resnick, M.D. who currently is a partner at SV Life Sciences (which it and its affiliates will own approximately 33.1% of the combined company’s outstanding shares of common stock immediately following the consummation of the transaction), Rajeev Shah who currently is a managing director and portfolio manager at RA Capital Management (which will own approximately 6.7% of the combined company’s outstanding shares of common stock immediately following the consummation of the transaction), Edward W. UnKart and T. Andrew Crockett, who will continue as the Chief Executive Officer of the combined company following the consummation of the transaction. The staggered structure of the current Carbylan board of directors will remain in place for the combined company following the consummation of the transaction.

The following table lists the names and ages as of October 24, 2016 and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon consummation of the transaction:

Name	Age	Position(s)
Executive Officers
T. Andrew Crockett, M.B.A.	40	Chief Executive Officer, Director
Benjamin L. Palleiko	51	Acting Chief Financial Officer
Christopher Yea, Ph.D.	53	Chief Development Officer

Non-Employee Directors
Richard Aldrich	62	Director and Chairman
Albert Cha, M.D., Ph.D.(2)	44	Director
Arnold L. Oronsky, Ph.D.(1)(3)	76	Director
Joshua Resnick, M.D.(2)(3)	42	Director
Rajeev Shah(1)(2)	39	Director
Edward W. Unkart(1)	66	Director

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and governance committee

Executive Officers

T. Andrew Crockett, M.B.A., has served as a member of KalVista’s board of directors and as Chief Executive Officer of KalVista since June 2011. From 2010 until November 2015, Mr. Crockett was the Chief Executive Officer and member of the board of directors of Vantia Ltd., where he served as Vice President of business development prior to his promotion. He continues to sit on the board of directors. Mr. Crockett has also held various senior management positions including vice president of business development and director of clinical and regulatory affairs in biotech and specialty pharmaceutical companies in the United States and United Kingdom. Mr. Crockett received a B.A. from the University of Utah and M.B.A. from The Wharton School, University of Pennsylvania, with a major in finance.

Benjamin L. Palleiko was hired as acting Chief Financial Officer in August 2016. Prior to joining KalVista, Mr. Palleiko was a Managing Director of H.C.Wainwright & Co. LLC since January 2015. Mr. Palleiko also co-founded an oncology drug development company, Cielo Therapeutics, Inc., in July 2012, where he is the Chief Executive Officer. Mr. Palleiko served as Chief Financial Officer of Nostrum Pharmaceuticals LLC, a specialty generic pharmaceuticals company, from January 2012 to December 2013. He previously was Senior Vice President and Chief Financial Officer of Ore Pharmaceutical Holdings Inc. and Penwest Pharmaceuticals Co. Earlier in his career Mr. Palleiko was an investment banker with the firms SunTrust Robinson Humphrey and Robertson Stephens. Mr. Palleiko holds a M.B.A. in Finance and a M.A. in International Relations from the University of Chicago, and a B.A. in Quantitative Economics from Tufts University. He served as a Naval Aviator in the U.S. Navy.

Christopher Yea has served as KalVista’s Chief Development Officer since November 2015. Prior to joining KalVista, he was the Chief Operating Officer at Vantia, Ltd. from its spin-out from Ferring Pharmaceuticals in 2008, until November 2015. Prior to the spin-out of Vantia, Dr. Yea led the Biology group and was responsible for transition of candidates into development at Ferring Pharmaceuticals. Following post-doctoral work he spent several years at Roussel-UCLAF and Hoechst Marion Roussel. Mr. Yea holds a B. Sc. and Ph.D. in Biochemistry from the University of Bristol, UK.

Edward Feener, Ph.D., is expected to join KalVista as the Chief Scientific Officer in the fourth quarter of calendar 2016.

Non-Employee Directors

Richard Aldrich has served as a member of KalVista’s board of directors since June 2015. Mr. Aldrich is a co-founder and Partner of Longwood Fund. Mr. Aldrich serves as chairman of the boards of Concert Pharmaceuticals and OvaScience. Mr. Aldrich also serves as a Director of Longwood portfolio companies Mitobridge, Inc. and Colorescience, Inc. Prior to co-founding Longwood, he was General Partner of RA Capital, a biotechnology investment fund he co-founded in 2001. Mr. Aldrich was also a founding employee of Vertex Pharmaceuticals where he held the position of Senior Vice President and Chief Business Officer and managed all commercial and operating functions from 1989 to 2001. Prior to joining Vertex, Mr. Aldrich held several management positions at Biogen, Inc. Mr. Aldrich serves on the board of directors of the Massachusetts Eye & Ear Infirmary. He received his B.S. in Business from Boston College, and an M.B.A. from the Amos Tuck School at Dartmouth College.

Joshua Resnick, M.D., has served as a member of KalVista’s board of directors since June 2016. Before joining SVLS in January 2016, Dr. Resnick was President and Managing Partner at MRL Ventures Fund, the early-stage therapeutics-focused corporate venture fund that he established, built and managed within Merck & Co from December 2014 to January 2016. Prior to MRL Ventures, Dr. Resnick was a Venture Partner with Atlas Venture, focusing on company formation, seed and Series A investing from October 2012 to January 2015. During his tenure at Atlas, Dr. Resnick was also the Founder and Chief Executive Officer of two start-ups in the immuno-oncology and neuro spaces. Prior to Atlas Venture, Dr. Resnick was a Partner at Prism Venture Partners, where he focused on early-stage biopharmaceutical, medical device, tools and diagnostics investments from December 2005 to November 2012. Dr. Resnick is also an Attending Physician at Massachusetts General Hospital, where he has worked since July 2015, as well as Brigham and Women’s Hospital since 2006, and an Instructor in Medicine at Harvard Medical School. Dr. Resnick graduated Magna Cum Laude with a B.A. from Williams College and received his M.D. and M.B.A. from the University of Pennsylvania School of Medicine and The Wharton School of Business.

Rajeev Shah has served as a member of KalVista’s board of directors since June 2015. Mr. Shah has been a Managing Director and Portfolio Manager at RA Capital Management since June 2004. He is active in both public and private investments in companies developing drugs, medical devices, diagnostics, and research tools. Mr. Shah is active in the firm’s outreach efforts, speaking frequently both at industry events and in classrooms. Prior to joining RA Capital, he worked as a Senior Project Leader at Altus Pharmaceuticals, a spin-off company of Vertex Pharmaceuticals, from 2000 to 2004. At Altus, he assessed business processes and implemented system solutions for all science areas. Mr. Shah holds a B.S. in Chemistry, with a concentration in Economics from Cornell University. He is an active member of the Big Brothers of Massachusetts Bay program.

Albert Cha, M.D., Ph.D., is expected to be a member of the board of directors of the combined company following the consummation of the transaction. Dr. Cha has served as a member of the Carbylan board of directors since November 2007. Dr. Cha joined Vivo Capital, a healthcare investment firm, in September 2000 where he has served in various positions, most recently as a managing partner. Dr. Cha currently serves on the boards of Aclaris Therapeutics, Ascendis Pharma A/S, AirXpanders and several private companies. Dr. Cha received a B.S. and an M.S. from Stanford University and an M.D. and a Ph.D. from the University of California at Los Angeles.

Arnold L. Oronsky, Ph.D., is expected to be a member of the board of directors of the combined company following the consummation of the transaction. Dr. Oronsky has been a full-time member of InterWest’s healthcare team since 1994, where he currently serves as a Senior Partner. In addition to being a Senior Partner at InterWest, Dr. Oronsky also serves as a Senior Lecturer in the Department of Medicine at Johns Hopkins Medical School. He is a member of the board of directors of Applied Genetic Technologies Corporation, Dynavax Technologies, Integrated Diagnostics, TESARO and a number of private pharmaceutical companies. Dr. Oronsky was formerly Vice President for Discovery Research for the Lederle Laboratories division of American Cyanamid Company where he directed all of the research for new drugs and supervised approximately three hundred employees. Dr. Oronsky holds a Ph.D. in Immunology from Columbia University and has published over 125 scientific articles.

Edward W. Unkart, M.B.A., is expected to be a member of the board of directors of the combined company following the consummation of the transaction. Mr. Unkart served on the board of directors of Carbylan beginning in December 2014. From August 2006 to August 2009, Mr. Unkart served as a member of the board of directors of XTENT, a publicly traded manufacturer of drug-eluting stent systems. From October 2004 to June 2009, Mr. Unkart served as a member of the board of directors of VNUS Medical Technologies, a publicly traded medical device company, where he was the chair of the company’s audit committee and a member of the compensation committee. From January 2005 to December 2008, Mr. Unkart served as vice president of finance and administration and chief financial officer of SurgRx, a manufacturer of medical devices. Mr. Unkart also currently serves on the board of directors of a privately-held medical device company. Mr. Unkart is a Certified Public Accountant and received a B.S. and an M.B.A. from Stanford University.

Board of Directors of the Combined Company Following the Consummation of the Transaction

In accordance with Carbylan’s certificate of incorporation and bylaws, the Carbylan board of directors currently consists of nine directors divided into three staggered classes, with one class to be elected at each Annual Meeting to serve for a three-year term. The staggered structure of the board of directors will remain in place for the combined company following the consummation of the transaction. At Carbylan’s most recent annual stockholders meeting, held in 2016, Class I directors were elected. As a result, the term of the Class I directors of the combined company is set to expire upon the election and qualification of successor directors at the Carbylan annual stockholders meeting in 2019, and the terms of the Class II and Class III directors will expire upon the election and qualification of successor directors at the annual stockholders meetings in 2017 and 2018, respectively.

The director classes for Carbylan are currently as follows:

•	Class I directors (term ending in 2019): Albert Cha, M.D., Ph.D., Guy P. Nohra and David J. Saul;

•	Class II directors (term ending in 2017): Steven L. Basta, David M. Clapper and Reza Zadno, Ph.D.; and

•	Class III director (term ending in 2018): Keith A. Katkin, David M. Renzi and Edward W. Unkart.

The combined company’s board of directors will initially be fixed at seven members, consisting of (i) two members designated by Carbylan, Albert Cha, M.D., Ph.D. and Arnold L. Oronsky, Ph.D. and (ii) five members designated by KalVista, namely Richard Aldrich, as Chairman, who currently is the founder and a partner of Longwood Fund (which will own approximately 4.7% of the combined company’s outstanding shares of common stock immediately following the consummation of the transaction), Joshua Resnick, M.D. who currently is a partner at SV Life Sciences (which it and its affiliates will own approximately 33.1% of the combined company’s outstanding shares of common stock immediately following the consummation of the transaction), Rajeev Shah who currently is a managing director and portfolio manager at RA Capital Management (which will own approximately 6.2% of the combined company’s outstanding shares of common stock immediately following the consummation of the transaction), Edward W. Unkart and T. Andrew Crockett, who will continue as the Chief Executive Officer of the combined company following the consummation of the transaction.

Pursuant to the terms of the Share Purchase Agreement, it is anticipated that these directors will be appointed to the three staggered director classes of the combined company’s board of directors as follows:

•	Class I directors (term ending 2019): T. Andrew Crockett, Rajeev Shah and Joshua Resnick, M.D.;

•	Class II directors (term ending 2017): Richard Aldrich and Edward W. Unkart; and

•	Class III directors (term ending 2018): Albert Cha, M.D., Ph.D and Arnold L. Oronsky, Ph.D.

There are no family relationships among any of the current Carbylan directors and executive officers, and there are no family relationships, among any of the proposed combined company directors and officers. There are no arrangements or understandings with another person under which the directors and executive officers of the combined company was or is to be selected as a director or executive officer. Additionally, no director or executive officer of the combined company is involved in legal proceedings which require disclosure under Item 401 of Regulation S-K.

Director Independence

NASDAQ’s listing standards and Carbylan’s Corporate Governance Guidelines require that the Carbylan board of directors consist of a majority of independent directors, as determined under the applicable NASDAQ listing standard.

The Carbylan board of directors believes that each of Richard Aldrich, Albert Cha, M.D. Ph.D., Arnold L. Oronsky, Ph.D., Joshua Resnick, M.D., Edward W. Unkart and Rajeev Shah will qualify as an independent director following the consummation of the transaction.

Committees of the Board of Directors

The Carbylan board of directors currently has, and following the completion of the transaction the combined company will continue to have, the following committees: an audit committee, a compensation committee, and a nominating and governance committee.

Audit Committee

The audit committee’s role and responsibilities are set forth in the audit committee’s written charter and include the authority to:

•	oversee all material aspects of Carbylan’s financial reporting, controls and internal auditing functions, except those that are specifically related to the responsibilities of another committee of the board of directors;

•	monitor the independence, qualifications and performance of the registered public accounting firm or firms engaged as Carbylan’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services;

•	provide the board of directors with the results of its monitoring and recommendations derived therefrom;

•	provide a means for open communication between the independent auditors, Carbylan’s financial and senior management and the board of directors;

•	prepare the report that the rules of the SEC require be included in Carbylan’s annual proxy statement; and

•	provide to the board of directors such additional information and materials as it may deem necessary to make the board of directors aware of significant financial matters that require the attention of the board of directors.

The audit committee of the combined company is expected to retain these duties and responsibilities following the consummation of the transaction.

In connection with the consummation of the transaction, the combined company’s board of directors is expected to select members of the audit committee. To qualify as independent to serve on the combined company’s audit committee, the NASDAQ listing standards and the applicable rules of the SEC require that a director does not accept any consulting, advisory, or other compensatory fee from the combined company, other than for service as a director, or be an affiliated person of the combined company. Carbylan and KalVista believe that, following consummation of the transaction, the functioning of the combined company’s audit committee will comply with the applicable requirements of the rules and regulations of NASDAQ. The audit committee financial expert will be Edward W. UnKart.

Compensation Committee

The compensation committee’s role and responsibilities are set forth in the compensation committee’s written charter and include the authority to:

•	assist the board of directors in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans;

•	review and approve corporate goals and objectives relevant to Chief Executive Officer and other executive officer compensation, evaluating the performance of the Chief Executive Officer and other executive officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving, or recommending to the board of directors for approval, the compensation levels for the Chief Executive Officer and other executive officers based on this evaluation with the deliberations and voting on the Chief Executive Officer’s compensation to be conducted without the Chief Executive Officer present;

•	make recommendations to the board of directors about the compensation of the directors;

•	administer Carbylan’s equity-based plans and management incentive compensation plans and making recommendations to the board of directors about amendments to such plans and the adoption of any new employee incentive compensation plans;

•	in its sole discretion, appoint, retain or obtain the advice of a compensation consultant, legal counsel or other adviser, which includes the sole authority and direct responsibility to approve such compensation consultant’s or other adviser’s fees and other retention terms, to oversee the work of and to terminate such compensation consultant or other adviser, and the authority and responsibility to pay from funds of Carbylan reasonable compensation to such compensation consultant or other adviser retained by the committee, with such funding to be provided by Carbylan, as appropriate, as determined by the committee;

•	before selecting or obtaining the advice of a compensation consultant, legal counsel or other adviser (other than in-house legal counsel), consider all factors relevant to the independence of such consultant, counsel or adviser from management, including the factors set forth in the NASDAQ listing standards then in effect and any other applicable laws, rules or regulations;

•	produce a compensation committee report on executive compensation for inclusion in Carbylan’s annual proxy statement in accordance with the proxy rules;

•	review and assess the adequacy of this charter and submitting any changes to the board of directors for approval on an annual basis;

•	report its actions and any recommendations to the board of directors on a periodic basis; and

•	annually perform, or participate in, an evaluation of the performance of the committee, the results of which shall be presented to the board of directors.

The compensation committee of the combined company is expected to retain these duties and responsibilities following the consummation of the transaction.

In connection with the consummation of the transaction, the combined company’s board of directors is expected to select members of the compensation committee. To qualify as independent to serve on the combined company’s compensation committee, the NASDAQ listing standards require a director not to accept any consulting, advisory, or other compensatory fee from the combined company, other than for service on the combined company’s board of directors, and that the combined company’s board of directors consider whether a director is affiliated with the combined company and, if so, whether such affiliation would impair the director’s judgment as a member of the compensation committee. Carbylan and KalVista believe that, after the consummation of the transaction, the composition of the compensation committee will meet the requirements for independence under, and the functioning of such compensation committee will comply with any applicable requirements of the rules and regulations of NASDAQ and of the SEC.

Nominating and Governance Committee

The nominating and governance committee’s role and responsibilities are set forth in the nominating and governance committee’s written charter and include the authority to:

•	provide independent director oversight of director nominations to enhance investor confidence in the selection of well-qualified director nominees;

•	assist the board of directors in identifying prospective director nominees and recommend to the board of directors the director nominees for each annual meeting of stockholders;

•	recommend members for each board of directors committee;

•	ensure that the board of directors is properly constituted to meet its fiduciary obligations to Carbylan and its stockholders and that Carbylan follows appropriate governance standards;

•	develop and recommend to the board of directors governance principles applicable to Carbylan;

•	oversee the evaluation of the board of directors and management; and

•	carry out any matters related to the above as required by federal securities laws.

Carbylan and KalVista believe that, after the consummation of the transaction, the composition of the nominating and governance committee will meet the requirements for independence under, and the functioning of such nominating and governance committee will comply with any applicable requirements of the rules and regulations of NASDAQ and of the SEC.

CARBYLAN DIRECTOR COMPENSATION

Director Compensation Policy

The Carbylan board of directors has adopted an independent director compensation policy which is designed to enable the company to attract and retain, on a long-term basis, highly qualified independent directors.

For fiscal year 2015, in accordance with its director compensation policy, Carbylan paid its independent directors an annual retainer of $35,000. In addition, each independent director who serves as the chairperson of its audit committee, compensation committee or nominating and corporate governance committee will receive, for his or her service in such capacity, an additional annual retainer of $15,000, $10,000 or $7,500, respectively, and each other independent director who is a member of the audit committee, compensation committee or nominating and corporate governance committee will receive an annual retainer of $7,500, $5,000 or $3,750, respectively. Carbylan reimburses each non-employee member of its board of directors for reasonable out-of-pocket expenses incurred in connection with attending its board and committee meetings.

In addition, during 2015 Vivo Capital, LLC provided certain advisory and consulting services to us, and Dr. Cha is a managing member of Vivo Capital, LLC. In consideration for consulting services in 2015, Carbylan paid Vivo Capital, LLC $5,100.

In connection with Carbylan’s initial public offering, in August 2015, each of its directors who were not affiliated with any of its major investors at the time, Dr. Zadno and Messrs. Katkin, Basta, Clapper and Unkart, automatically received an initial award of an option to purchase 15,750 shares (for Dr. Zadno and Mr. Basta) or 29,000 shares (for Messrs. Katkin, Clapper and Unkart) of Carbylan common stock. Each such initial option grant will vest in equal monthly installments over the first three years following August 3, 2015, subject to the director remaining in service on the applicable vesting date. In addition, in April 2015, Dr. Zadno received an option to purchase 6,250 shares of Carbylan common stock, which will vest in equal monthly installments over the first three years following April 24, 2015, subject to Dr. Zadno remaining in service on the applicable vesting date. Beginning in 2016, directors who have served for at least the preceding six months will receive an annual grant of an option to purchase 22,000 shares on the day of and immediately following each annual meeting of Carbylan’s stockholders. Each annual option grant will be fully vested on the date of grant. Options granted will have an exercise price equal to the fair market value on the date of grant and will have a 10-year term. The directors’ stock option awards will become fully vested on a change in control of the Company.

2015 Director Compensation Table

The following table sets forth information for the year ended December 31, 2015 regarding the compensation awarded to, earned by or paid to its non-employee directors:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Reza Zadno, Ph.D.	31,875	89,450	—	121,325
Keith Katkin	32,811	114,546	—	147,357
Steve Basta	37,500	62,211	—	99,711
Dave Clapper	29,063	114,546	—	143,609
Edward Unkart	37,500	114,546	—	152,046
Guy Nohra	30,000	—	—	30,000
Albert Cha, M.D., Ph.D.	33,750	—	5,100	38,850
David Saul(3)	—	—	—	—

(1)	Amounts shown were computed in accordance with FASB ASC Topic 718 and exclude the value of estimated forfeitures. The assumptions used in the valuation of these awards are set forth in Note 13 to its financial statements, which are included in its Annual Report on Form 10-K for the year ended December 31, 2015. As of December 31, 2015, each of Carbylan’s non-employee directors held the following outstanding options awards (Messrs. Nohra and Saul and Dr. Cha did not hold any outstanding equity awards as of December 31, 2015):

Name	Shares Subject to Outstanding Option Awards
Reza Zadno, Ph.D.	22,000
Keith Katkin	56,039
Steve Basta	57,839
Dave Clapper	56,039
Edward Unkart	56,039

(2)	Amounts shown represent the cash paid by us to Vivo Capital, LLC for consulting services performance in fiscal year 2015. Dr. Cha is a managing member of Vivo Capital, LLC.
(3)	Mr. Saul was appointed to its board of directors in February 1, 2016, so he did not receive any compensation in fiscal year 2015.

CARBYLAN EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of Carbylan’s named executive officers, (“NEOs”) As an “emerging growth company” as defined in the JOBS Act, Carbylan is not required to include a Compensation Discussion and Analysis section and has elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Carbylan seeks to ensure that the total compensation paid to Carbylan’s executive officers is reasonable and competitive. Compensation of Carbylan’s executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Carbylan’s NEOs for fiscal year 2015 were as follows:

•	David Renzi, President and Chief Executive Officer;

•	Marcee Maroney, Vice President, Clinical Affairs; and

•	Premchandran Ramiya, Ph.D., Vice President, Pharmaceutical Development & Supply Chain.

Dr. Ramiya commenced his employment with us in July 2015 and ceased employment with us effective as of April 15, 2016. Each year, the compensation committee of the Carbylan board of directors and the Carbylan board of directors review and determine the compensation of Carbylan’s NEOs.

Elements of Executive Compensation

As described further below, the compensation of Carbylan’s NEOs consists of base salary, annual cash bonuses, equity awards and employee benefits that are made available to all salaried employees. Carbylan’s NEOs are also entitled to compensation and benefits upon certain terminations of employment and change in control transactions.

Base Salaries. Base salaries of Carbylan’s NEOs are reviewed and approved annually by Carbylan’s compensation committee, and adjustments to base salaries are based on individual and corporate performance, anonymous private company compensation surveys, the rate of inflation, internal pay equity considerations and the experience of members of Carbylan’s compensation committee. Carbylan does not assign a specific weight to any single factor in making decisions regarding base salary adjustments. In determining base salary, Carbylan’s compensation committee uses each NEO’s current level of compensation as the starting point.

In August 2015, the compensation committee increased the base salary for Mr. Renzi to $415,000 from his 2014 base salary of $354,375. In October 2015, the compensation committee increased the base salary for Ms. Maroney to $288,000 from her 2014 base salary of $267,500. In connection with his commencement of employment in July 2015, Dr. Ramiya entered into an employment agreement with us providing for an annual base salary of $265,000.

Bonuses.

Sign-On Bonus. In connection with his commencement of employment, Carbylan agreed to pay Dr. Ramiya a one-time cash bonus of $13,000 in July 2015, pursuant to the terms of his employment agreement. No other NEO received any discretionary bonus from us in fiscal year 2015.

Annual Discretionary Cash Bonuses. Carbylan’s NEOs are eligible to receive a discretionary annual cash bonus upon the achievement of certain performance objectives. As with base salary, the target annual incentive compensation opportunity for Mr. Renzi was initially established through arm’s-length negotiations when he was hired, taking into account Mr. Renzi’s target bonus opportunity at his prior employer, anonymous compensation surveys and internal pay equity considerations, and his qualifications and experience. For 2015, the annual incentive compensation target for Mr. Renzi was 45% of his base salary. For 2015, the annual incentive compensation target for Ms. Maroney was 30% of her base salary. Similarly, in connection with his hire, Dr. Ramiya entered into a letter agreement that provides for an annual incentive compensation target of 30% of base salary. For Dr. Ramiya, any annual bonus earned for fiscal 2015 is to be pro-rated for his partial year of service.

Notwithstanding the establishment or achievement of annual corporate and departmental goals for Carbylan’s NEOs’ annual bonuses, the compensation committee retains the discretion to alter the amount of any actual award, to account for unforeseen material developments. For each of any established performance goals, the compensation committee sets a target achievement level. There is no minimum or maximum achievement for each performance target, instead the compensation committee weighs the achievement, partial achievement or non-achievement for the performance targets overall as a group when deciding the overall achievement level.

In early 2016, the compensation committee reviewed Carbylan’s fiscal year 2015 company, departmental and individual performance with respect to determining bonuses to executive officers. Following its review and determinations, the compensation committee awarded 2015 cash bonuses to the NEOs of 34% for Mr. Renzi, and 23% for Ms. Maroney and Dr. Ramiya, which was equal to 75% of their target bonus amount.

Equity Awards.    In August 2015, each of Carbylan’s NEOs were granted Carbylan Options 276,506 (for Mr. Renzi), 60,831 (for Ms. Maroney) and 165,903 (for Dr. Ramiya). Mr. Renzi’s and Ms. Maroney’s options vest in equal monthly installments over 48 months, subject to the executive’s continued employment. Dr. Ramiya’s grant was in connection with his commencement of employment and vests as to one quarter of the shares on the first anniversary of his hire date and thereafter in equal monthly installments over the following 36 months, subject to Dr. Ramiya’s continued employment.

Stock option awards serve to align the interests of Carbylan’s NEOs with Carbylan’s stockholders because no value is created unless the value of Carbylan common stock appreciates after grant. Stock option awards also encourage retention through the use of time-based vesting and the achievement of key strategic goals through the use of performance-based vesting. Pursuant to agreements with Mr. Renzi, Dr. Ramiya and Ms. Maroney, all or a portion of the executive’s stock option awards will vest automatically upon certain terminations of employment following certain change in control transactions. See “—Potential Payments Upon Termination or Change in Control” below for additional details about these agreements.

Benefits.    Carbylan provides benefits to Carbylan’s NEOs, which Carbylan believe to be competitive for Carbylan’s peer group. These benefits include participation in Carbylan’s 401(k) plan and health and welfare benefit coverage. These benefits are available to all of Carbylan’s salaried employees.

Agreements with Carbylan’s Named Executive Officers

Below are descriptions of the material terms of the employment and letter agreements with Carbylan’s NEOs.

Employment Agreement with Mr. Renzi.    Carbylan has entered into an executive employment agreement with Mr. Renzi, effective June 3, 2013. Pursuant to this agreement, Mr. Renzi is entitled to an annual base salary and is eligible to receive a target annual cash performance bonus of a certain percentage of base salary, based upon achievement of performance goals determined by the board of directors in consultation with Mr. Renzi. The employment agreement also includes an initial option award. Mr. Renzi is also entitled to certain severance and change-of-control benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change in Control.”

Letter Agreements with Dr. Ramiya and Ms. Maroney.    Carbylan has entered into letter agreements with Dr. Ramiya, dated June 11, 2015, and Ms. Maroney, dated July 21, 2014. Pursuant to the letter agreements, each NEO is entitled to an annual base salary and is eligible to receive a target annual cash performance bonus of a certain percentage of base salary, based upon achievement of performance goals determined by the board of directors. For Dr. Ramiya, any annual bonus earned for fiscal 2015 is pro-rated for his partial year of service. Dr. Ramiya also received a one-time sign-on bonus equal to $13,000 in connection with his commencement of employment in July 2015. Dr. Ramiya and Ms. Maroney also received Carbylan Options in connection with their commencement of employment. Dr. Ramiya and Ms. Maroney are also entitled to certain severance and change in control benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change in Control.”

Retirement Benefits

Carbylan does not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover Carbylan’s NEOs. Carbylan’s 401(k) plan permits eligible employees to defer their annual eligible compensation subject to certain limitations imposed by the Internal Revenue Service. Carbylan’s 401(k) plan does not provide for employer contributions.

Potential Payments Upon Termination or Change in Control

Each of Carbylan’s NEOs is party to an individual agreement that provides for certain severance benefits as described below.

Mr. Renzi, Dr. Ramiya and Ms. Maroney—Termination of Employment without Cause or for Good Reason.    Pursuant to Mr. Renzi’s, Dr. Ramiya’s and Ms. Maroney’s employment or letter agreements, as applicable, if the executive’s employment is terminated by us without cause or by the executive for good reason (as such terms are defined in the executive’s employment agreement or letter agreement, as applicable), the executive will be entitled to (1) continued payment of the executive’s base salary for a period of 12 months (for Mr. Renzi) or 6 months (for Dr. Ramiya and Ms. Maroney) following such termination of employment, (2) payment of the executive’s COBRA premiums until the earliest of 12 months (for Mr. Renzi) or 6 months (for Dr. Ramiya and Ms. Maroney) following such termination of employment, the date on which he or she becomes eligible for group health insurance coverage through a new employer, or the date he or she ceases to be eligible for COBRA continuation coverage for any reason, and (3) accelerated vesting as to the portion of his or her stock options that would have vested in the 12-months (for Mr. Renzi) or 6-months (for Dr. Ramiya and Ms. Maroney) following such termination of employment had the executive remained employed with the Company. In the event of Dr. Ramiya’s or Ms. Maroney’s death during the 6-month severance period, the remainder of the severance benefits set forth above will be paid to his or her estate.

Notwithstanding the foregoing, the severance benefits for Dr. Ramiya and Ms. Maroney will immediately cease in the event that the executive obtains new full-time employment (or a full-time consulting or similar arrangement) within 6 months after the termination date, provided, however, that the Company will thereafter continue to pay the executive, through the 6-month severance payment period, the excess, if any, of the Company base salary on the date of termination over the base salary for the new employment relationship.

Mr. Renzi—Termination of Employment in Connection with a Change in Control.    If Mr. Renzi’s employment is terminated by us without cause or by him for good reason (as such terms are defined in Mr. Renzi’s employment agreement) either three months prior to or within one year following the effective date of a change in control (as such term is defined in Mr. Renzi’s employment agreement), in addition to the benefits described above under “—Mr. Renzi, Dr. Ramiya and Ms. Maroney—Termination of Employment without Cause or for Good Reason,” all stock options held by him will vest in full.

Dr. Ramiya and Ms. Maroney—Termination of Employment in Connection with a Change in Control.    If Dr. Ramiya’s or Ms. Maroney’s employment is terminated by us without cause or by the executive for good reason (as such terms are defined in the executive’s letter agreement) within one year following the effective date of a change in control (as such term is defined in the executive’s letter agreement), in addition to the benefits described above under “—Mr. Renzi, Dr. Ramiya and Ms. Maroney—Termination of Employment without Cause or for Good Reason,” (1) all stock options held by such executive will vest in full, and (2) the executive will be eligible to receive a pro-rated bonus payment for the year in which his or her employment terminates, with such bonus amount to be based upon the achievement of the bonus objectives prior to such termination or resignation of employment. The executive will also be entitled to receive the full 6 months’ base salary continuation, regardless of whether he or she obtains new full-time employment (or a full-time consulting or similar arrangement).

Effective as of April 15, 2016, Dr. Ramiya’s employment with us was terminated and, in exchange for a general release of claims against us and Carbylan’s affiliates, Carbylan will provide Dr. Ramiya with those payments and benefits described above pursuant to his employment agreement in the section entitled “Mr. Renzi, Dr. Ramiya and Ms. Maroney—Termination of Employment without Cause or for Good Reason.”

Mr. Renzi, Dr. Ramiya and Ms. Maroney—Severance Subject to Release of Claims and Restrictive Covenants. Carbylan’s obligation to provide Carbylan’s NEOs with any severance payments or other benefits under his or her employment agreement or letter agreement, as applicable, is conditioned on the executive signing and not revoking a separation agreement and effective release of claims in Carbylan’s favor. Mr. Renzi is also subject to a 12-month post-termination non-solicitation of employees, independent contractor and consultants.

2015 Summary Compensation Table

The following table shows information regarding the compensation of Carbylan’s NEOs for services performed in the year ended December 31, 2015.

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Option Awards($)(2)	Total($)
David Renzi	2015	379,635	140,063	1,092,164	1,611,862
President and Chief Operating Officer	2014	384,271	143,522	—	527,793

Marcee M. Maroney	2015	272,625	64,800	240,275	577,700
Vice President, Clinical Affairs

Premchandran Ramiya, Ph.D.(3)	2015	132,500	42,813	655,296	830,609
Vice President, Pharmaceutical Development & Supply Chain

(1)	The amount reported in the Bonus column represents the annual cash discretionary bonuses earned by Carbylan’s NEOs pursuant to the achievement of certain company and individual performance objectives. For fiscal year 2015, these amounts were paid to the NEOs in early 2016. In addition, for Dr. Ramiya, this amount also includes the $13,000 sign-on bonus he received pursuant to his employment agreement when he commenced employment with us in July 2015. Please see the descriptions of the bonuses paid to Carbylan’s NEOs in “Elements of Executive Compensation—Bonuses” above.
(2)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to Carbylan’s NEOs during 2015 as computed in accordance with ASC 718. The assumptions used in the valuation of these awards are set forth in Note 13 to Carbylan’s financial statements, which are included in Carbylan’s Annual Report on Form 10-K for the year ended December 31, 2015. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the NEOs from the options.
(3)	Dr. Ramiya became Carbylan’s vice president, pharmaceutical development & supply chain, in July 2015; and his employment with us terminated effective as of April 15, 2016.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options for each of the named executive officers outstanding as of December 31, 2015.

			Option Awards
	Vesting Commencement Date(1)		Number of Securities Underlying Unexercised Options(#)	Number of Securities Underlying Unexercised Options(#)	Option Exercise Price ($)	Option Expiration Date
Name			Exercisable	Unexercisable
David Renzi	6/6/13		318,642	207,183	0.56	6/5/23
	8/1/15	(2)	23,041	253,465	6.91	8/3/25
Marcee Maroney	2/1/06	(3)	23,432	—	0.80	2/3/16
	1/7/07		1,000	—	0.80	12/15/16
	5/16/08		50,000	—	1.20	5/15/18
	9/1/09	(4)	14,500	—	0.96	12/10/19
	11/23/10	(2)	18,750	—	0.56	12/20/20
	12/7/12	(2)	20,413	15,876	0.56	3/4/23
	6/6/13	(2)	6,408	3,842	0.56	6/5/23
	11/1/14	(2)	5,419	14,581	7.00	10/31/14
	8/1/15	(2)	5,070	55,761	6.91	8/3/25
Premchandran Ramiya, Ph.D.	7/1/15		—	165,903	6.91	8/3/25

(1)	Except as otherwise indicated, the options vest and become exercisable to 25% of the shares subject to such option on the first anniversary of the vesting commencement date with the remaining 75% of the shares vesting monthly in substantially equal installments over the following 36 months, subject to the holder continuing to provide services to the company through each vesting date.
(2)	The option vests and becomes exercisable to in substantially equal installments over 48 months on each monthly anniversary of the vesting commencement date, subject to the holder continuing to provide services to the company through each vesting date.
(3)	The option vests and becomes exercisable to 20% of the shares subject to such option on the first anniversary of the vesting commencement date with the remaining 80% of the shares vesting monthly in substantially equal installments over the following 48 months, subject to the holder continuing to provide services to the company through each vesting date.
(4)	50% of the shares subject to the option are fully vested as of the vesting commencement date, and the remaining 50% of shares subject to the option vested in March 2013 upon achievement of certain performance-based vesting conditions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CARBYLAN

Except where specifically noted, the following information and all other information contained in this proxy statement do not give effect to the proposed 14:1 reverse stock split described in the section entitled, “Reverse Stock Split Proposal,” beginning on page 135 of this proxy statement.

The following table presents information as to the beneficial ownership of Carbylan common stock as of October 24, 2016 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of Carbylan common stock;

•	each named executive officer as set forth in the summary compensation table above;

•	each of Carbylan’s directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to Carbylan’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Carbylan common stock subject to options that are currently exercisable or exercisable within 60 days of October 24, 2016 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of Carbylan common stock in the table is based on 26,344,104 shares of Carbylan common stock issued and outstanding on October 24, 2016. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Carbylan Therapeutics, Inc., 39899 Balentine Drive, Suite 200, Newark, California 94560.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Common Stock	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	%
5% Stockholders:
ACP IV, L.P.(2)	4,343,550	—	4,343,550	16.5%
InterWest Partners IX, L.P.(3)	4,619,195	—	4,619,195	17.5%
Franklin Advisers, Inc.(4)	1,447,000	—	1,447,000	5.5%
Entities affiliated with Vivo Ventures(5)	4,204,562	—	4,204,562	16.0%
Named Executive Officers and Directors:
David M. Renzi(6)	—	607,122	607,122	2.3%
Marcee Maroney(7)	—	174,050	174,050	*
John McKune(8)	—	18,958	18,958	*
Steven L. Basta(9)	—	70,544	70,544	*
David M. Clapper(10)	—	59,359	59,359	*
Keith A. Katkin(11)	—	59,359	59,359	*
Edward W. Unkart(12)	—	59,359	59,359	*
Reza Zadno, Ph.D.(13)	—	34,222	34,222	*
David Saul(14)	—	15,554	15,554	*
All 9 directors and executive officers as a group(15)	—	1,098,527	1,098,527	4.0%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Represents shares of common stock held and options held by such individuals that were exercisable within 60 days of June 15, 2016. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that vest more than 60 days after October 24, 2016.
(2)	As reported on Schedule 13D filed with the SEC on April 24, 2015. ACP IV, L.P. is a Delaware limited partnership, whose general partner is ACMP IV, LLC, a Delaware limited liability company. Mr. Nohra is a director of ACMP IV, LLC and he exercises shared voting and investment power with the other directors of ACMP IV, LLC with respect to the securities held by ACP IV, L.P. Each director of ACMP IV, LLC disclaims beneficial ownership of such securities, except to the extent of their pecuniary interest therein. The address for ACP IV, L.P. is One Embarcadero Center, Suite 3700, San Francisco, CA 94111.
(3)	As reported on Schedule 13D filed with the SEC on April 21, 2015. InterWest Partners IX, L.P. is a California limited partnership, whose general partner is InterWest Management Partners IX, LLC, a California limited liability company. Each managing director and venture member of InterWest Management Partners IX, LLC shares voting and investment power with respect to the securities held by InterWest Partners IX, L.P. and disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. The address for InterWest Partners IX, L.P. is 2710 Sand Hill Road, Second Floor, Menlo Park, California 94025.
(4)	As reported on Schedule 13G filed by Franklin Advisers, Inc., a California corporation (“Franklin Advisers”), with the SEC on February 4, 2016. Consists of securities beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc., a Delaware corporation (“Franklin Resources”), including Franklin Advisers. The principal stockholders of Franklin Resources are Charles B. Johnson and Rupert H. Johnson, Jr. (together, the “Principal Stockholders”), each of whom owns more than 10% of the outstanding common stock of Franklin Resources. Each of Franklin Resources and each of the Principal Stockholders may be deemed to beneficially own the securities with respect to which Franklin Advisers provides investment management services (the “Managed Shares”). Franklin Advisers has sole voting and investment power with respect to the Managed Shares. Each of Franklin Advisers, Franklin Resources and the Principal Stockholders disclaims any pecuniary interest in, and any beneficial ownership of, the Managed Shares. The address for Franklin Advisers is One Franklin Parkway, San Mateo, California 94403-1906.
(5)	As reported on Form 4/A filed with the SEC on April 24, 2015. Consists of (i) 4,173,986 shares of common stock held by Vivo Ventures Fund VI, L.P. and (ii) 30,576 shares of common stock held by Vivo Ventures VI Affiliates Fund, L.P. Vivo Ventures Fund VI, L.P., and Vivo Ventures VI Affiliates Fund, L.P. are Delaware limited partnerships, whose general partner is Vivo Ventures VI, LLC, a Delaware limited liability company. Dr. Cha is a managing member of Vivo Ventures Fund VI, LLC and exercises shared voting and investment power with the other managing members of Vivo Ventures VI, LLC with respect to the securities held by Vivo Ventures VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. Each managing member of Vivo Ventures VI, LLC hereby disclaims any beneficial ownership of any shares directly held by Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P., except to the extent of the pecuniary interest therein. The address of Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. is 575 High Street, Suite 201, Palo Alto, California 94301.
(6)	Consists of 607,122 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of October 24, 2016.
(7)	Consists of 174,050 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of October 24, 2016.
(8)	Consists of 18,958 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of October 24, 2016.
(9)	Consists of 70,544 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of October 24, 2016.
(10)	Consists of 59,359 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of October 24, 2016.

(11)	Consists of 59,359 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of October 24, 2016.
(12)	Consists of 59,359 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of October 24, 2016.
(13)	Consists of 34,222 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of October 24, 2016.
(14)	Consists of 15,554 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of October 24, 2016.
(15)	Consists of 1,098,527 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of October 24, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF KALVISTA

The following table presents information as to the beneficial ownership of KalVista’s capital stock as of July 31, 2016 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of KalVista’s capital stock;

•	each executive officer of KalVista;

•	each of KalVista’s directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to KalVista’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of KalVista’s capital stock subject to options that are currently exercisable or exercisable within 60 days of July 31, 2016 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of KalVista’s capital stock in the table is based on 26,760,036 shares of KalVista’s capital stock issued and outstanding on July 31, 2016. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o KalVista Pharmaceuticals Limited, Building 227, Tetricus Science Park, Porton Down, Salisbury, Wiltshire, United Kingdom SP4 0JQ.

	Shares of Capital stock Beneficially Owned(1)
Name of Beneficial Owner	Capital stock	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	%
5% Stockholders:
Novo A/S(2)	9,968,235	—	9,968,235	37.3
Entities Affiliated with SV Life Sciences(3)	8,860,652	—	8,860,652	33.1
RA Capital Healthcare Fund, L.P.(4)	1,670,981	—	1,670,981	6.2
Named Executive Officers and Directors:
T. Andrew Crockett(5)	341,106	—	341,106	1.3
Rajeev Shah(6)	1,670,981	—	1,670,981	6.2
Richard Aldrich(7)	1,268,971	—	1,268,971	4.7
Joshua Resnick(8)	8,860,652	—	8,860,652	33.1
Benjamin L. Palleiko	—	—	—	*
Christopher Yea(9)	201,875	125,391	327,266	1.2
All 6 directors and executive officers as a group(10)	12,343,585	125,391	12,468,976	46.5
* Represents less than 1%

(1)	Represents shares of capital stock held and options held by such individuals that were exercisable within 60 days of July 31, 2016 assuming the completion of the transaction. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that are exercisable more than 60 days after July 31, 2016.
(2)	Novo A/S, a Danish limited liability company, is wholly owned by Novo Nordisk Foundation (the “Foundation”), a Danish commercial foundation. Novo A/S is the holding company in the group of Novo companies (currently comprised of Novo Nordisk A/S, Novoxymes A/S and NNIT A/S and is responsible for managing the Foundation’s assets, including its financial assets. Novo A/S, through its Board of Directors (the “Novo Board”), has the sole power to vote and dispose of the Novo Shares. The Novo Board, currently comprised of Sten Scheibye, Goran Ando, Jeppe Christiansen, Steen Riisgaard and Per Wold-Olsen, may exercise voting and dispositive control over the Novo Shares only with the support of a majority of the Novo Board. As such, no individual member of the Novo Board is deemed to hold any beneficial ownership or reportable pecuniary interest in the Novo Shares. The address for Novo A/S is Tuborg Havnevej 19, DK 2900 Hellerup, Denmark.
(3)	Consists of (i) 244,614 shares of capital stock held by SV Life Sciences Fund IV Strategic Partners, L.P., a Delaware limited partnership, and (ii) 8,616,038 shares of capital stock held by SV Life Sciences Fund IV, L.P., a Delaware limited partnership. The general partner of both SV Life Sciences Fund IV, L.P. and SV Life Sciences Fund IV Strategic Partners, L.P. (collectively, the “Funds”) is SV Life Sciences Fund IV (GP), L.P. The general partner of SV Life Sciences Fund IV (GP), L.P. is SVLSF IV, LLC. Both SV Life Sciences Fund IV (GP), L.P. and SVLS IV, LLC may be deemed to beneficially own the shares held by the Funds. SV Life Sciences Fund IV (GP), L.P. and SVLS IV, LLC may be deemed to beneficially own the shares held by the Funds. SV Life Sciences Fund IV (GP), L.P. and SVLS IV, LLC disclaim beneficial ownership of the shares held by the Funds except to the extent of any pecuniary interest therein. The Investment Committee of SVLSF IV, LLC is comprised of Kate Bingham, James Garvey, Eugene D. Hill, III, David Milne and Michael Ross, Ph.D. Investment and divestment decisions for the Funds are based on majority vote of the Investment Committee. Dr. Resnick, one of our directors, is a partner of SV Life Sciences. The address for SV Life Sciences Fund is One Boston Place, Suite 3900, Boston, MA 02108.
(4)	RA Capital Healthcare Fund, L.P., whose general partner is RA Capital Management, LLC and Peter Kolchinsky is Managing Member of RA Capital Management, LLC. Shared voting or investment power is held by RA Capital Management, LLC, as the General Partner of RA Capital Healthcare Fund, L.P., and Mr. Kolchinsky as Managing Member of RA Capital Management, LLC. Mr. Shah, one of our directors, is the Managing Director and Portfolio Manager of RA Capital Management, LLC. The address for RA Capital Healthcare Fund, L.P. is 20 Park Plaza, Ste. 1200, Boston, MA 02116.
(5)	Consists of 341,106 shares of capital stock, of which 24,581 are unvested as of July 31, 2016 held by Mr. Crockett.
(6)	Consists of the capital stock referenced in footnote (4) above. Mr. Shah, one of our directors, is the Managing Director and Portfolio Manager of RA Capital Healthcare Fund, L.P.
(7)	Consists of 1,268,971 shares of capital stock held by Longwood Fund II, LP, a Delaware limited partnership. Longwood Fund II GP, LLC (the “Fund II General Partner”) is the general partner of Longwood Fund II, L.P. and exercises voting and investment power with respect to securities owned directly by Longwood Fund II, L.P. Longwood Fund II, L.P. is managed by Longwood Fund Management, LLC. Mr. Aldrich, one of our directors, is a managing member of Longwood Fund Management LLC. Michelle Dipp, M.D., Ph.D., Christoph Westphal, M.D. and Mr. Aldrich are the managers of the Fund II General Partner and share voting and dispositive power with respect to the securities held by Longwood Fund II, L.P., each of whom disclaims beneficial ownership of the shares held by Longwood Fund II, L.P. except to the extent of her or his pecuniary interest therein. The address for Longwood Fund II L.P. is Prudential Tower, 800 Boylston Street, Suite 1555, Boston, MA 02199.
(8)	Consists of the capital stock referenced in footnote (3) above. Dr. Resnick, one of our directors, is a partner of SV Life Sciences.
(9)	Consists of (i) 201,875 shares of capital stock, 7,917 shares of which are unvested as of July 31, 2016, and (ii) 125,391 shares of capital stock that may be acquired pursuant to the exercise of stock options within 60 days of July 31, 2016 held by Mr. Yea.
(10)	Consists of (i) 12,343,585 shares of capital stock, 32,498 shares of which are unvested as of July 31, 2016 and (ii) 125,391 shares of capital stock that may be acquired pursuant to the exercise of stock options within 60 days of July 31, 2016, assuming the completion of the transaction, held by our executive officers and directors as a group.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following information gives effect to the proposed 14:1 reverse stock split described in the section entitled “Reverse Stock Split Proposal,” beginning on page 135 of this proxy statement.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under GAAP, and gives effect to the transaction between Carbylan and KalVista to be accounted for as a reverse acquisition, with KalVista being deemed the acquiring company for accounting purposes.

KalVista was determined to be the accounting acquirer based upon the terms of the Share Purchase Agreement and other factors including: (i) KalVista security holders are expected to own approximately 81% of the voting interests of the combined company immediately following the closing of the transaction; (ii) directors appointed by KalVista will hold a majority of board seats in the combined company; and (iii) KalVista management will hold a majority of the key positions in the management of the combined company.

The unaudited pro forma condensed combined balance sheet as of June 30, 2016 assumes that the transaction took place on June 30, 2016 and combines the historical balance sheets of Carbylan and KalVista as of such date. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2016 and the year ended December 31, 2015 assumes that the transaction took place as of January 1, 2015, and combines the historical results of Carbylan and KalVista for such periods. The historical financial statements of Carbylan and KalVista have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

Because KalVista will be treated as the accounting acquirer, KalVista’s assets and liabilities will be recorded at their precombination carrying amounts and the historical operations that are reflected in the unaudited pro forma financial information will be those of KalVista. Carbylan’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and combined with the assets, liabilities and results of operations of KalVista after the consummation of the transaction.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for Carbylan’s operations, changes in the fair value of Carbylan common stock and other changes in Carbylan’s assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Carbylan and KalVista been a combined company during the specified periods.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate Carbylan and KalVista historical financial statements, and their respective management’s discussion and analysis of financial condition and results of operations. KalVista’s historical audited financial statements for the years ended April 30, 2016 and April 30, 2015 are included elsewhere in this proxy statement. Carbylan’s historical unaudited condensed financial statements for the six months ended June 30, 2016 are included elsewhere in this proxy statement and its historical audited combined financial statements for the years ended December 31, 2015 and December 31, 2014 are included elsewhere in this proxy statement.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2016

(in thousands)

	Carbylan	KalVista	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$36,819	$17,832	$50	F	$54,701
Research and development tax credit receivable	—	1,889	—		1,889
Grants receivable	—	604	—		604
Prepaid expenses and other current assets	1,138	592	—		1,730

Total current assets	37,957	20,917	50		58,924
Property and equipment, net	—	62	—		62
Restricted cash	50	—	(50)	F	—
Total assets	$38,007	$20,979	$—		$58,986

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	187	1,495	—		1,682
Accrued expenses	1,713	1,700	5,773	A	9,186
Due to related party	—	36	—		36
Deferred licensing revenue	29	—	—		29

Total current liabilities	1,929	3,231	5,773		10,933
Deferred licensing revenue, net of current portion	42	—	—		42

Total liabilities	1,971	3,231	5,773		10,975

Series B convertible preferred shares	—	33,002	(33,002)	C	—
Series A convertible preferred shares	—	25,606	(25,606)	C	—

	—	58,608	(58,608)		—

	—	—
Stockholders’ equity:
Common stock	27	3	(27)	B(2)	35
	—	—	8	B(1)	—
	—	—	24	C	—
Additional paid-in capital	122,586	145	(122,586)	B(2)	72,416
	—	—	13,687	B(1)	—
	—	—	58,584	C	—
Accumulated deficit	(86,577)	(36,283)	(5,773)	A	(19,715)
	—	—	86,577	B(2)	—
	—	—	4,892	B(3)	—
	—	—	17,449	D	—
Accumulated other comprehensive income	—	(4,725)	—		(4,725)

Total shareholders’ equity (deficit)	36,036	(40,860)	52,835		48,011

Total liabilities and shareholders’ equity	$38,007	$20,979	$—		$58,986

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2016

(in thousands, except share and per share data)

	Carbylan	KalVista	Pro Forma Adjustments		Pro Forma Combined
Grant income	$14	$1,360	$—		$1,374

Operating expenses:
Research and development expenses	4,480	6,666	—		11,146
General and administrative expenses	4,146	3,507	(3,055)	E	4,598
Restructuring charges	3,420	—	—		3,420
Impairment of long-lived assets	1,460	—	—		1,460

Total operating expenses	13,506	10,173	(3,055)		20,624

Operating loss	(13,492)	(8,813)	3,055		(19,250)

Other income (expense):
Net interest income (expense)	(461)	34	493	G	66
Foreign currency exchange rate gain	—	1,596	—		1,596
Other income (expense)	(3)	416	—		413

Total other income (expense)	(464)	2,046	493		2,075

Net loss	$(13,956)	$(6,767)	$3,548		$(17,175)

Net loss per share, basic and diluted	$(0.53)				$(1.73)

Weighted average shares outstanding, basic and diluted	26,333,558		(16,433,049)	H	9,900,509

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2015

(in thousands, except share and per share data)

	Carbylan	KalVista	Pro Forma Adjustments		Pro Forma Combined
Grant income	$29	$2,289	$—		$2,318

Operating expenses:
Research and development expenses	16,199	12,582	—		28,781
General and administrative expenses	4,866	2,266	—		7,132

Total operating expenses	21,065	14,848	—		35,913

Operating loss	(21,036)	(12,559)	—		(33,595)

Other income (expense):
Net interest income (expense)	(1,183)	33	1,100	G	(50)
Foreign currency exchange rate gain	—	1,375	—		1,375
Loss on extinguishment of convertible promissory notes	(3,177)	—	—		(3,177)
Other income	550	2,168	—		2,718

Total other income (expense)	(3,810)	3,576	1,100		(866)

Net loss	$(24,846)	$(8,983)	$1,100		$(32,729)

Net loss per share, basic and diluted	$(1.30)				$(3.49)

Weighted average shares outstanding, basic and diluted	19,082,604		(9,700,020)	H	9,382,584

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1.	Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Carbylan and KalVista.

Description of Transaction

On June 15, 2016, Carbylan and KalVista entered into a Share Purchase Agreement pursuant to which Carbylan will acquire all outstanding shares of KalVista in exchange for approximately 8.0 million newly issued shares of Carbylan common stock, with KalVista surviving as a wholly owned subsidiary of Carbylan. Immediately following the closing of the transaction, the stockholders of Carbylan will own approximately 19% of the voting interests of the combined company and the former KalVista stockholders will own approximately 81% of the voting interests of the combined company. The transaction is expected to close in 2016, subject to customary closing conditions, including the approval of the transaction by Carbylan’s stockholders and Carbylan having a minimum net cash amount of $25 million.

Basis of Presentation

KalVista has preliminarily concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. KalVista has not yet completed a valuation analysis of the fair market value of Carbylan’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, KalVista has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when KalVista has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (1) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed, (2) other changes to assets and liabilities and (3) changes to the ultimate purchase consideration.

Carbylan and KalVista did not record any provision or benefit for income taxes during the six months ended June 30, 2016 or during the year ended December 31, 2015 because each company expects to incur a pre-tax loss in 2016 and incurred a pre-tax loss in 2015 and each company maintains a full valuation allowance on its deferred tax assets. Accordingly, no tax effects have been provided for the pro forma adjustments described in Note 3, “Pro Forma Adjustments.”

2.	Preliminary Purchase Price

Pursuant to the Share Purchase Agreement, at the closing of the transaction, Carbylan will issue to KalVista stockholders a number of shares of Carbylan common stock representing approximately 81% of the outstanding shares of common stock of the combined company. The estimated preliminary purchase price, which represents the consideration transferred to Carbylan stockholders in the reverse transaction is calculated based on the number of shares of common stock of the combined company that Carbylan stockholders will own as of the closing of the transaction. The accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of approximately $13.7 million, which consists of the following (in thousands except for share and per share amounts):

Estimated number of shares of the combined company to be owned by Carbylan stockholders(1)	1,881,127
Multiplied by the assumed price per share of Carbylan common stock(2)	7.28

Estimated purchase price	$13,695

(1)	Represents the number of shares of common stock of the combined company that Carbylan stockholders would own as of the closing of the transaction pursuant to the Share Purchase Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, as 1,881,127 shares of Carbylan common stock outstanding as of June 30, 2016, which includes the impact of the proposed 14:1 reverse stock split. There were no Carbylan stock options with an exercise price lower than the closing stock price on October 24, 2016 that would result in net settled shares issued pursuant to the Share Purchase Agreement.
(2)	The estimated purchase price was based on the closing price of Carbylan common stock on October 24, 2016. The requirement to base the final purchase price on the number of shares of Carbylan common stock outstanding and the price as of the closing date could result in a purchase price and bargain purchase gain different from that assumed in this unaudited pro forma condensed combined financial information, and that difference may be material. A 10% increase (decrease) to the Carbylan share price would increase (decrease) the purchase price by $1.4 million, with a corresponding change to the bargain purchase gain. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the transaction is completed. The actual purchase price will fluctuate until the effective date of the transaction and the final valuation could differ significantly from the current estimate.

The following table illustrates the effect of change in Carbylan’s common stock price and the resulting impact on the estimated total purchase price and estimated bargain purchase gain (in thousands except for share and per share amounts):

Effect of fluctuation of common stock price per share from pro forma measurement date to closing date

Change in stock price	Stock price	Estimated purchase price	Estimated bargain purchase gain
Increase of 10%	$8.01	$15,072	$16,072
Decrease of 10%	6.55	12,325	18,819
Increase of 20%	8.74	16,476	14,668
Decrease of 20%	5.82	10,956	20,188

The number of shares of common stock Carbylan will issue to KalVista stockholders, for purposes of this unaudited pro forma condensed combined financial information, is calculated pursuant to the terms of the Share Purchase Agreement based on Carbylan common stock outstanding as of June 30, 2016, as follows:

Shares of Carbylan common stock outstanding as of June 30, 2016	1,881,127
Net shares of Carbylan common stock subject to outstanding Carbylan Options	—

Adjusted outstanding shares of Carbylan common stock	1,881,127
Divided by the assumed percentage of Carbylan ownership of combined company	19%
Estimated adjusted total shares of common stock of combined company	9,900,668
Multiplied by the assumed percentage of KalVista ownership of combined company	81%
Estimated shares of Carbylan common stock issued to KalVista upon closing of transaction	8,019,541

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Carbylan based on their estimated fair values as of the transaction closing date. The excess of the estimated fair values of net assets acquired over the acquisition consideration paid will be recorded as a bargain purchase gain in the condensed combined statement of comprehensive income. The bargain purchase gain of $17.4 million was primarily the result of the decrease in the market value of the Carbylan common stock since the date that the Share Purchase Agreement was signed. The bargain purchase gain has not been reflected in the pro forma condensed combined statement of operations as it is directly attributable to the transaction and will not have a continuing impact on the operating results of the combined company.

The allocation of the total preliminary estimated purchase price to the acquired assets and liabilities assumed of Carbylan based on the estimated fair values as of June 30, 2016 is as follows (in thousands):

Cash, cash equivalents and marketable securities	$36,869
Prepaid expenses and other current assets	1,138
Accounts payable, accrued expenses and other liabilities	(6,863)

Net assets acquired	31,144
Less: estimated purchase price	(13,695)

Bargain purchase gain	$17,449

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. The purchase price allocation will remain preliminary until KalVista management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the transaction and will be based on the fair values of the assets acquired and liabilities assumed as of the transaction closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements for the reasons described in Note 1.

3.	Pro Forma Adjustments

The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

Based on KalVista management’s review of Carbylan’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Carbylan to conform to the accounting policies of KalVista are not expected to be significant. Carbylan does not anticipate making a dividend prior to the closing and anticipates that its Net Cash at the closing will be less than $31 million.

The unaudited pro forma condensed combined financial information reflects the effect of the proposed Carbylan reverse stock split.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

A.	To reflect the accrued liabilities that are directly attributable to the closing of the transaction, including approximately $1.1 million, in severance and change in control obligations for Carbylan employees that will be reflected in the KalVista statements of operations following the closing of the transaction, tail insurance coverage purchased by Carbylan for approximately $1.6 million, for its directors and officers, and estimated transaction costs to complete the transaction of approximately $3.0 million. Note that the $3.0 million in transaction costs includes $0.9 million in legal expenses to be incurred by Carbylan, $0.6 million in legal expenses to be incurred by KalVista, $0.5 million for a fairness opinion to be incurred by Carbylan, $0.4 million in auditor and printer fees to be incurred by Carbylan and $0.3 million in accounting and auditor fees to be incurred by KalVista. These pro forma adjustments are not reflected in the unaudited pro forma condensed combined statements of operations as these amounts are not expected to have a continuing effect on the operating results of the combined company.

B.	To reflect (1) the issuance of common shares to finance the acquisition, (2) the elimination of Carbylan’s historical shareholders’ equity, and (3) the adjustment for preliminary purchase accounting, as follows (in thousands):

Net equity proceeds from the issuance of 8,019,541 common shares of Carbylan	$13,695
Less: historical Carbylan shareholders’ equity as of June 30, 2016	(36,036)
Adjustment for preliminary purchase accounting*	4,892

$(17,449)

* Represents the difference between the fair value of the net assets acquired of $31,144 and the net book value of $36,036

C.	To reflect the reclassification from preferred shares to ordinary shares resulting from the automatic conversion of preferred shares to ordinary shares on a one-to-one basis.

D.	To reflect the bargain purchase gain recognized as a result of the transaction.

E.	To reflect the elimination of transaction costs incurred by Carbylan and KalVista during the periods presented. These amounts have been eliminated on a pro forma basis, as they are not expected to have a continuing effect on the operating results of the combined company.

F.	To reflect the reclassification from restricted cash to cash and cash equivalents. Cash will no longer be restricted due to the closing of Carbylan bank accounts and credit cards.

G.	To reflect the elimination of interest expense incurred during the periods presented. The Share Purchase Agreement requires the repayment of outstanding debt instruments in full; therefore, interest expense recognized in the historical periods presented has been eliminated on a pro forma basis, as such expense will not have a continuing effect on the operating results of the combined company.

H.	To reflect the increase in the weighted average shares in connection with the issuance of common shares to finance the transaction, and reflect the impact of the proposed 14:1 reverse split. The table presents these pro forma share adjustments as follows:

	Six months ended June 30, 2016	Year ended December 31, 2015
Weighted average shares outstanding prior to reverse stock split	26,333,558	19,082,604
Adjustment to shares for 14:1 reverse stock split	(24,452,590)	(17,719,561)
Issuance of additional shares to finance the transaction	8,019,541	8,019,541

Pro forma combined weighted average shares outstanding	9,900,509	9,382,584

WHERE YOU CAN FIND MORE INFORMATION

Carbylan files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Carbylan SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning Carbylan also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

Carbylan has supplied all information contained in this proxy statement relating to Carbylan, and KalVista has supplied all information contained in this proxy statement relating to KalVista.

If you would like to request documents or other information from Carbylan, please visit the Investor Relations section of Carbylan’s website maintained at www.carbylan.com, or direct written requests to Carbylan Therapeutics, Inc. (Attn: Corporate Secretary, 39899 Balentine Drive, Suite 200, Newark, California 94560), or contact Carbylan’s proxy solicitor, Alliance Advisors, LLC, at:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Stockholders May Call Toll-Free: 855-742-8276

Stockholders May Email: CBYL@allianceadvisorsllc.com

If you would like to request documents from KalVista, please send a request in writing or by telephone to KalVista at KalVista Pharmaceuticals Limited, Building 227, Tetricus Science Park, Porton Down, Salisbury, Wiltshire, United Kingdom SP4 0JQ, attn: T. Andrew Crockett, phone: +44 (0) 1980 753002.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. CARBYLAN HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                                          . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

OTHER MATTERS

Stockholder Proposals

As of the date of this proxy statement, the Carbylan board of directors does not intend to present any matters other than those described herein at the special meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the special meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Carbylan board of directors or, in the absence of such a recommendation, in the discretion of the proxy holder.

Any stockholder nominations or proposals for business intended to be presented at Carbylan’s next annual meeting must be submitted to Carbylan as set forth below.

Stockholder Proposals for Inclusion in Annual Meeting Proxy Statement

The deadline for submitting a stockholder proposal for inclusion in Carbylan’s proxy statement pursuant to Rule 14a-8 under the Exchange Act for its 2017 annual meeting of stockholders is December 30, 2016. However, if the date for the 2017 annual meeting is changed by more than 30 days from the date of the previous year’s meeting then the deadline is a reasonable time before Carbylan begins to print and send its proxy materials.

Other Stockholder Proposals for Annual Meeting

Carbylan’s Amended and Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders and not included in Carbylan’s proxy statement. Carbylan’s Amended and Restated Bylaws expand upon and supplement the advance notice provisions in Carbylan’s Amended and Restated Certificate of Incorporation, and any written notice furnished by a stockholder must set forth certain additional information as set forth in Carbylan’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Pursuant to Carbylan’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, only such business shall be conducted at an annual meeting of stockholders as shall have been properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to Carbylan’s Corporate Secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, 39899 Balentine Drive, Suite 200, Newark, California 94560 not less than ninety (90) days nor more than one hundred twenty (120) days prior to June 14, 2017. However, if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after June 14, 2017, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made. In no event will any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of timely notice as described above.

While the Carbylan Board will consider proper stockholder proposals that are properly brought before the annual meeting, it reserves the right to omit from Carbylan’s 2017 proxy statement stockholder proposals that it is not required to include under the Exchange Act, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors at Carbylan’s Annual Meeting

Carbylan’s Amended and Restated Certificate of Incorporation provides that any stockholder entitled to vote for the election of directors at a meeting of stockholders may nominate persons for election as directors at the annual meeting only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to 39899 Balentine Drive, Suite 200, Newark, California 94560. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above not less than ninety (90) days nor more than one hundred twenty (120) days prior to June 14, 2017. However, if the date of that annual meeting is more than thirty (30) days before or more than sixty (60) days after June 14, 2017, such stockholder must give notice not later than the ninetieth (90th) day prior to the annual meeting date or, if later, the tenth (10th) day following the day on which public disclosure of the annual meeting date is first made. Any stockholder’s notice to Carbylan’s Corporate Secretary concerning the nomination of persons for election as directors must set forth the information required pursuant to Carbylan’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Communication with the Carbylan Board of Directors

Should stockholders wish to communicate with the Carbylan board of directors or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary at 39899 Balentine Drive, Suite 200, Newark, California 94560. The Corporate Secretary will forward the communication to the Carbylan board of directors members.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Carbylan Therapeutics, Inc:

In our opinion, the accompanying balance sheets and the related statements of operations and comprehensive loss, of convertible preferred stock and stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Carbylan Therapeutics, Inc. at December 31, 2015 and 2014 , and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 30, 2016

Carbylan Therapeutics, Inc.

Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$53,723	$3,897
Prepaid expenses and other current assets	1,222	690

Total current assets	54,945	4,587
Property and equipment, net	805	180
Restricted cash	50	50
Deferred public offering costs	—	1,648
Other assets	991	179

Total assets	$56,791	$6,644

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,460	$1,024
Accrued expenses	1,327	1,605
Loans payable	1,455	4,435
Deferred licensing revenue	29	29

Total current liabilities	4,271	7,093
Loans payable, net of current portion	3,154	—
Convertible promissory notes	—	2,131
Derivative liability	—	1,495
Preferred stock warrant liability	—	463
Deferred licensing revenue, net of current portion	56	85
Deferred rent, net of current portion	—	2

Total liabilities	7,481	11,269

Commitments and contingencies (Note 5)
Convertible preferred stock, $0.001 par value; no shares authorized as of December 31, 2015 and 34,371,305 shares authorized as of December 31, 2014; no shares issued and outstanding as of December 31, 2015 and 8,268,531 shares issued and outstanding as of December 31, 2014	—	39,556
Stockholders’ equity (deficit)
Preferred stock, $0.001 par value; 5,000,000 shares authorized as of December 31, 2015 and none authorized as of December 31, 2014: no shares issued and outstanding as of December 31, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized as of December 31, 2015 and 45,000,000 shares authorized as of December 31, 2014; 26,322,494 shares issued and outstanding as of December 31, 2015 and 691,312 shares issued and outstanding as of December 31, 2014	27	1
Additional paid-in capital	121,904	3,593
Accumulated deficit	(72,621)	(47,775)

Total stockholders’ equity (deficit)	49,310	(44,181)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$56,791	$6,644

The accompanying notes are an integral part of these financial statements.

Carbylan Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2015	2014	2013
License Revenue	$29	$29	$415
Operating Expenses:
Research and development	16,199	8,294	4,229
General and administrative	4,866	3,412	1,402

Total operating expenses	21,065	11,706	5,631
Loss from Operations	(21,036)	(11,677)	(5,216)
Other Income (expense):
Interest income	5	2	2
Interest expense	(1,188)	(1,082)	(405)
Loss on extinguishment of convertible promissory notes	(3,177)	—	—
Other income (expense), net	550	(602)	(59)

Total other income (expense)	(3,810)	(1,682)	(462)

Net Loss and Comprehensive Loss	$(24,846)	$(13,359)	$(5,678)

Net loss per share to common stockholders, basic and diluted	$(1.30)	$(21.81)	$(13.42)
Weighted average common shares outstanding, basic and diluted	19,082,604	612,525	423,059

The accompanying notes are an integral part of these financial statements.

Carbylan Therapeutics, Inc.

Statements of Changes in Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(in thousands, except share and per share amounts)

	Series A and B Convertible Preferred Stock		Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2012	7,016,037	$33,546	421,152	$—	$453	$(28,738)	$(28,285)
Exercise of stock options	—	—	21,254	—	17	—	17
Issuance of Series B Preferred Stock at $4.8104, net of issuance costs of $14	1,252,494	6,010	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	238	—	238
Net loss	—	—	—	—	—	(5,678)	(5,678)

Balance at December 31, 2013	8,268,531	39,556	442,406	—	708	(34,416)	(33,708)
Exercise of stock options	—	—	248,906	1	228	—	229
Stock-based compensation expense	—	—	—	—	381	—	381
Beneficial conversion feature of convertible promissory notes	—	—	—	—	2,276	—	2,276
Net loss	—	—	—	—	—	(13,359)	(13,359)

Balance at December 31, 2014	8,268,531	39,556	691,312	1	3,593	(47,775)	(44,181)
Exercise of stock options	—	—	78,986	1	154	—	155
Stock-based compensation expense	—	—	—	—	785	—	785
Issuance of common stock upon initial public offering, net of underwriting discounts, commissions and offering costs	—	—	14,950,000	15	66,247	—	66,262
Conversion of convertible preferred stock to common stock	(8,268,531)	(39,556)	8,268,531	8	39,548	—	39,556
Conversion of convertible promissory notes to common stock	—	—	2,287,120	2	11,230	—	11,232
Conversion of preferred stock warrants to common stock warrants	—	—	—	—	347	—	347
Cashless exercise of common stock warrants	—	—	56,545	—	—	—	0
Net loss	—	—	—	—	—	(24,846)	(24,846)

Balance at December 31, 2015	—	$—	26,332,494	$27	$121,904	$(72,621)	$49,310

The accompanying notes are an integral part of these financial statements.

Carbylan Therapeutics, Inc.

Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2015		2014	2013
Cash Flows from Operating Activities
Net loss		$(24,846)	$(13,359)	$(5,678)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		133	54	27
Stock based compensation		785	381	238
Change in fair value of preferred stock warrant liability and derivative liability		(520)	605	63
Non-cash interest expense		229	64	32
Amortization of loan and convertible promissory notes discount		780	384	—
Loss on extinguishment of convertible promissory notes		3,177	—	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets		(532)	(561)	(46)
Other assets		(97)	(109)	—
Accounts payable		355	487	315
Accrued expenses		(298)	830	185
Deferred licensing revenue		(29)	(29)	6

Net cash used in operating activities		(20,863)	(11,253)	(4,858)

Cash Flows from Investing Activities
Purchase of property and equipment		(659)	(159)	(18)
Deposit for leasehold improvements		(715)	—	—

Net cash used in investing activities		(1,374)	(159)	(18)

Cash Flows from Financing Activities
Proceeds from issuance of common stock upon exercise of options, net		155	229	17
Proceeds from issuance of common stock, net		67,908	(1,201)	—
Proceeds from issuance of convertible preferred stock, net		—	—	6,010
Proceeds from loans payable		—	2,208	546
Repayment of loans payable		—	(708)	(158)
Proceeds from convertible promissory notes		4,000	5,000	—

Net cash provided by financing activities		72,063	5,528	6,415

Net increase/(decrease) in cash and cash equivalents		49,826	(5,884)	1,539
Cash and cash equivalents at beginning of year		3,897	9,781	8,242

Cash and cash equivalents at end of year		$53,723	$3,897	$9,781

Supplemental Cash Flow Information
Cash paid for interest		$180	$626	$367
Supplemental Disclosures of Non-cash Financing Activities
Issuance of preferred stock warrants		$—	$103	$42
Conversion of preferred stock warrants to common stock warrants		$347	$—	$—
Conversion of preferred stock to common stock		$39,556	$—	$—
Increase of accrual for deferred public offering costs	$		$447	$—
Increase of derivative related to convertible promissory notes		$1,196	$1,067	$—
Increase of beneficial conversion feature for convertible promissory notes		$519	$2,275	$—
Property and equipment additions in accounts payable and accrued expenses		$99	$—	$—

The accompanying notes are an integral part of these financial statements.

Note 1. Formation and Business of the Company

Carbylan Therapeutics, Inc. (the “Company”) is a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel and proprietary combination therapies that address significant unmet medical needs. The Company’s initial focus is on the development of Hydros-TA, its proprietary, potentially best-in-class intra-articular injectable product candidate to treat pain associated with osteoarthritis of the knee. The Company was incorporated in the state of Delaware on March 26, 2004 as Sentrx Surgical, Inc. The name of the Company was changed to Carbylan Biosurgery, Inc. on December 14, 2005. The name of the Company was changed to Carbylan Therapeutics, Inc. on March 7, 2014.

Since commencing operations in 2004, the Company has devoted substantially all of its efforts to identifying and developing product candidates for therapeutic markets, recruiting personnel and raising capital. The Company has devoted predominantly all of its resources to the preclinical and clinical development of, and manufacturing capabilities for, Hydros-TA. The Company has never been profitable and has not yet commenced commercial operations.

At December 31, 2015, the Company had an accumulated deficit of approximately $72.6 million. The Company expects to incur increased research and development expenses during the current Phase 3 trial of Hydros-TA. Management’s plans with respect to these matters include utilizing a substantial portion of the Company’s capital resources and efforts in completing the development and obtaining regulatory approval for Hydros-TA and expanding the Company’s organization.

In March 2015, the Company’s board of directors and stockholders approved a 4-for-1 reverse stock split of the Company’s common and preferred stock. The Company filed an amendment to its certificate of incorporation effecting the reverse stock split on March 13, 2015. All share and per share amounts contained in these financial statements and notes thereto, have been adjusted retroactively to reflect the reverse stock split.

On April 8, 2015, the Company’s registration statement on Form S-1 (File No. 333-201278) relating to the IPO of its common stock was declared effective by the SEC. The IPO closed on April 14, 2015 at which time the Company sold 14,950,000 shares of common stock, which included 1,950,000 shares of common stock purchased by the underwriters upon the full exercise of their option to purchase additional shares of common stock. The Company received cash proceeds of approximately $66.3 million from the IPO, net of underwriting discounts and commissions and offering costs paid by the Company.

Prior to the closing of the IPO, all outstanding shares of convertible preferred stock converted into 8,268,531 shares of common stock with the related carrying value of $39.6 million reclassified to common stock and additional paid-in capital. In addition, all convertible preferred stock warrants were converted into warrants exercisable for common stock and the convertible promissory notes were converted in to 2,287,120 shares of common stock.

On April 14, 2015, the Company filed its Amended and Restated Certificate of Incorporation, authorizing 105,000,000 shares of capital stock, including 100,000,000 shares of authorized common stock and 5,000,000 shares of authorized undesignated preferred stock. Both the common stock and preferred stock have a par value of $0.001 per share. There are no shares of preferred stock outstanding at December 31, 2015.

Note 2. Summary of Significant Accounting Policies and Basis of Presentation

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of the Company’s financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates, including those related to common stock, stock-based compensation expense, warrant liabilities, accruals, derivative liability, deferred tax valuation allowance and revenue recognition. Management bases its estimates on historical experience or on various other assumptions, including information received from its service providers, which it believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Risks and Uncertainties

The product candidates developed by the Company require approvals from the U.S. Food and Drug Administration (“FDA”) or foreign regulatory agencies prior to commercial sales. There can be no assurance that the Company’s current and future product candidates will receive the necessary approvals. If the Company is denied approval or approval is delayed, it may have a material adverse impact on the Company’s business and its financial statements.

The Company is subject to risks common to companies in the pharmaceutical industry with no commercial operating history, including, but not limited to, dependency on the clinical and commercial success of its product candidates, ability to obtain regulatory approval of its product candidates, the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of its approved products, if any, by physicians and consumers, significant competition and untested manufacturing capabilities.

The Company expects to incur substantial operating losses for the next several years and will need to obtain additional financing in order to launch and commercialize any products or product candidates for which it receives regulatory approval. There can be no assurance that such financing will be available or will be at terms acceptable by the Company.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. The Company invests its excess cash in money market accounts. The Company’s cash and cash equivalents are held by a single financial institution and all cash is held in the United States. Such deposits may, at times, exceed federally insured limits. The Company has not recognized any losses during the periods presented and management does not believe that the Company is exposed to significant credit risk from its cash and cash equivalents.

Segment Reporting

The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions. The Company is a specialty pharmaceutical company focused on the development and commercialization of novel and proprietary combination therapies that address significant unmet medical needs. No product revenue has been generated since inception, and all assets are held in North America.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity date of 90 days or less on the date of purchase to be cash equivalents. The Company invests its cash in bank deposits and money market funds.

Restricted Cash

The Company is required to guarantee the credit limit on its corporate credit card with a certificate of deposit of $50,000. The balance is included as restricted cash on the accompanying financial statements.

Beneficial Conversion Feature

From time to time, the Company may issue convertible promissory notes that have conversion prices that create an embedded beneficial conversion feature on the issuance date. A beneficial conversion feature exists on the date a convertible promissory note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of any attached equity instruments, if any related equity instruments were granted with the debt. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid-in capital. The debt discount is amortized to interest expense over the term of the note using the effective interest method.

Embedded Derivatives Related to Convertible Promissory Notes

Embedded derivatives that are required to be bifurcated from the underlying debt instrument (i.e. host) are accounted for and valued as a separate financial instrument. The Company evaluated the terms and features of the convertible promissory notes issued in September 2014 and February 2015 and identified embedded derivatives requiring bifurcation and accounting at fair value because the economic and contractual characteristics of the embedded derivatives met the criteria for bifurcation and separate accounting due to the conversion features (see Note 8 for a description of the conversion features).

Fair Value of Financial Instruments

Fair value accounting is applied for all financial assets and liabilities, and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Computer equipment	3 years
Lab equipment	3 years
Furniture and fixtures	5 years
Machinery and equipment	3 years
Manufacturing equipment	7 years

Leasehold improvements are amortized over the lesser of their useful lives or the term of the lease. Upon sale or retirement of the assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is recognized in the accompanying statement of operations and comprehensive loss in other income (expense), net. Maintenance and repairs are charged to operations as incurred.

Pre-clinical and Clinical Trial Accruals

The Company’s clinical trial accruals are based on estimates of patient enrollment and related costs at clinical investigator sites as well as estimates for the services received and efforts expended pursuant to contracts with clinical research organizations that conduct and manage preclinical and clinical trials on the Company’s behalf. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, the Company modifies the estimates of accrued expenses accordingly. To date, there have been no material differences from its estimates to the amount actually incurred.

Preferred Stock Warrant Liability

The Company accounts for its warrants as either equity or liabilities based upon the characteristics and provisions of each instrument. Warrants classified as derivative liabilities are recorded on the Company’s accompanying balance sheets at their fair value on the date of issuance and are revalued at each subsequent balance sheet date, with fair value changes recognized as increases or reductions to other income (expense), net in the statements of operations and comprehensive loss.

License Revenue

Revenue under the Company’s license arrangement is recognized based on the performance requirements of the contract. Determinations of whether persuasive evidence of an arrangement exists and whether delivery has occurred or services have been rendered are based on management’s judgments regarding the fixed nature of the fees charged for deliverables and the collectability of those fees. Should changes in conditions cause management to determine that these criteria are not met for any new or modified transactions, revenue recognized could be adversely affected.

The Company recognizes revenue related to its license arrangement in accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 605-25, Revenue Recognition—Multiple-Element Arrangements (“ASC Topic 605-25,”) which provides guidance on how deliverables in an arrangement should be separated and how the arrangement consideration should be allocated to the separate units of accounting:

•	requiring an entity to determine the selling price of a separate deliverable using a hierarchy of (i) vendor-specific objective evidence (“VSOE”), (ii) third-party evidence (“TPE”) or (iii) best estimate of selling price (“BESP”); and

•	Requiring the allocation of the arrangement consideration, at the inception of the arrangement, to the separate units of accounting based on relative fair value.

The Company evaluates all deliverables within an arrangement to determine whether or not they provide value on a stand-alone basis. Based on this evaluation, the deliverables are separated into units of accounting. The arrangement consideration that is fixed or determinable at the inception of the arrangement is allocated to the separate units of accounting based on their relative selling prices. The Company may exercise significant judgment in determining whether a deliverable is a separate unit of accounting, as well as in estimating the selling prices of such unit of accounting.

To determine the selling price of a separate deliverable, the Company uses the hierarchy as prescribed in ASC Topic 605-25 based on VSOE, TPE or BESP. VSOE is based on the price charged when the element is sold separately and is the price actually charged for that deliverable. TPE is determined based on third-party evidence for a similar deliverable when sold separately and BESP is the price at which the Company would transact a sale if the elements of collaboration and license arrangements were sold on a stand-alone basis. The Company may not be able to establish VSOE or TPE for the deliverables within collaboration and license arrangements, as the Company does not have a history of entering into such arrangements or selling the individual deliverables within such arrangements separately. In addition, there may be significant differentiation in these arrangements, which indicates that comparable third-party pricing may not be available. The Company may determine that the selling price for the deliverables within collaboration and license arrangements should be determined using BESP. The process for determining BESP involves significant judgment on the Company’s part and includes consideration of multiple factors such as estimated direct expenses and other costs, and available data.

For each unit of accounting identified within an arrangement, the Company determines the period over which the performance obligation occurs. The Company allocates the arrangement consideration to the separate units of accounting based on the relative selling prices. Revenue is recognized immediately if the performance obligation has been met. The Company recognizes the revenue that is deferred using the straight-line method over the expected delivery period of the unit of accounting. Non-substantive regulatory milestone and commercialization royalty payments are recognized in proportion to the two units of accounting identified at the inception of the agreement. Each portion will be recognized in accordance with the underlying unit of accounting. The Company accounts for revenue net of applicable foreign taxes.

Research and Development Expenditures

Costs incurred to further the Company’s research and development include salaries and related employee benefits, stock-based compensation expense, costs associated with clinical studies, nonclinical research and development activities, regulatory activities, research-related overhead expenses and fees paid to external service providers and contract research and manufacturing organizations that conduct certain research and development activities on behalf of the Company.

Stock-Based Compensation

The Company maintains performance incentive plans under which incentive stock options and non-qualified stock options may be granted to employees and non-employees. The Company accounts for stock-based compensation arrangements with employees in accordance with ASC 718, Compensation—Stock Compensation. ASC 718 requires the recognition of compensation expense, using a fair value-based method, for costs related to all share-based payments including stock options.

The Company’s determination of the fair value of stock options on the date of grant utilizes the Black-Scholes option-pricing model, and is impacted by its common stock price as well as changes in assumptions regarding a number of subjective variables. These variables include, but are not limited to, expected term that options will remain outstanding, expected common stock price volatility over the term of the option awards, risk-free interest rates and expected dividends.

The fair value is recognized over the period during which an optionee is required to provide services in exchange for the option award, known as the requisite service period (usually the vesting period), on a straight-line basis. Stock-based compensation expense recognized at fair value includes the impact of estimated forfeitures. The Company estimates future forfeitures at the date of grant and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. The Company assesses all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed, and the Company will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available.

It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense as necessary. There was no interest or penalties accrued at December 31, 2015, 2014 and 2013.

Net Loss per Share Attributable to Common Stockholders

The Company calculates its basic and diluted net income (loss) per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities, which are securities other than common stock that are entitled to receive dividends. The Company’s convertible preferred stockholders are entitled to participate in dividends and earnings of the Company when dividends are paid on common stock. Under the two-class method, the Company determines whether it has net income attributable to common stockholders, which includes the results of operations, capital contributions and deemed dividends less current period convertible preferred stock non-cumulative dividends. If it is determined that the Company does have net income attributable to common stockholders during a period, the related undistributed earnings are then allocated between common stock and the convertible preferred stock based on the weighted average number of shares outstanding during the period to determine the numerator for the basic net income per share attributable to common stockholders. In computing diluted net income attributable to common stockholders, undistributed earnings are re- allocated to reflect the potential impact of dilutive securities to determine the numerator for the diluted net income per share attributable to common stockholders.

The Company’s basic net income (loss) per share attributable to common stockholders is calculated by dividing the net income (loss) by the weighted average number of shares of common stock outstanding for the period. The diluted net income (loss) per share attributable to common stockholders is computed by giving effect to all potential dilutive common stock equivalents outstanding for the period. For purposes of this calculation, options to purchase common stock and common stock warrants are considered common stock equivalents. For periods in which the Company has reported net losses, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. Diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders for the years ended December 31, 2015, 2014 and 2013.

Reverse Stock Split

In March 2015, the Company’s board of directors and stockholders approved a 4-for-1 reverse stock split of the Company’s common and preferred stock. The Company filed an amendment to its certificate of incorporation effecting the reverse stock split on March 13, 2015. All share and per share amounts for all periods presented in these financial statements and notes thereto, have been adjusted retroactively to reflect the reverse stock split.

Recent Accounting Pronouncement

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. In July 2015, the FASB voted to defer the effective date for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods) and permitted early adoption of the standard, but not before the original effective date of December 15, 2016. The Company expects to adopt the updated standard in the first quarter of fiscal 2018. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2014, the FASB issued ASU NO. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual and interim reporting periods ending after December 15, 2016, with early adoption permitted. The Company does not expect that the adoption of this guidance will have a material effect on its financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, similar to debt discounts. The standard will be effective for financial statements issued for annual periods beginning after December 15, 2015, and interim periods within those annual periods. Early adoption is permitted for financial statements that have not been previously issued. The Company is evaluating the effect that the standard will have on our financial statements.

In November 2015, the FASB issued ASU No. 2015-17 (Topic 740), Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires deferred tax liabilities and assets to be classified as noncurrent in the balance sheet. The standard will be effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted for financial statements that have not been previously issued. The ASU may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company adopted this ASU on a prospective basis in the fourth quarter of fiscal 2015. The adoption did not have a material effect on the Company’s financial statements.

In February 2016, the FASB issued new lease accounting guidance in Accounting Standards Update No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Lessor accounting, however, remains largely unchanged. In addition, the new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. The new lease guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted, however, the Company does not intend to early adopt. The Company also believes that adoption of this new guidance will not have a material impact on the Company’s financial statements.

Note 3. Fair Value Measurements

The Company follows ASC 820-10, Fair Value Measurements and Disclosures, which among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy has been established, which prioritizes the inputs used in measuring fair value as follows:

Level 1	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2	Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3	Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The Company’s investments in money market funds are measured at fair value on a recurring basis. The fair value of the money market fund investments is classified as Level 1.

The fair value of the certificates of deposit is classified as Level 2 due to the nature of a contractual restriction with a financial institution that requires the certificate of deposit to remain in place as collateral, and therefore the ability to liquidate the investment is limited.

As of December 31, 2015, based on borrowing rates that are available to the Company for loans of similar terms and consideration of the Company’s credit risk, the carrying value of the loan payable approximates the fair value using Level 2 inputs.

There were no transfers between Level 1 and Level 2 during the periods presented.

In certain cases where there is limited activity or less transparency around inputs to valuation, securities are classified as Level 3. On a recurring basis, the Company estimates the fair value of the warrant liability. The Company used the Black-Scholes option-pricing method to calculate the fair value of the warrant liability. Generally, increases or decreases in the fair value of the underlying convertible preferred stock would result in a similar impact in the fair value measurement of the warrant liability.

The fair value of the derivative of the September 2014 and February 2015 convertible promissory notes (see Note 8) was recorded as a derivative liability instrument that is measured at fair value at each reporting period. In connection with the IPO, the convertible promissory notes were converted in to shares of common stock, and therefore there is no derivative liability at December 31, 2015. At December 31, 2014, the Company remeasured the fair value of the derivative for the September 2014 convertible promissory notes by estimating the fair value of the convertible promissory notes with and without the conversion derivative. To calculate the fair value of the convertible promissory notes without the conversion derivative, the Company estimated the present value of the expected cash payments at an assumed discount rate. To calculate the fair value of the convertible promissory notes with the conversion feature, the Company calculated the present value of the convertible promissory notes upon conversion at an initial public offering, and the present value of the convertible promissory notes at an equity financing. The Company applied a probability of occurrence to all of the conversion scenarios and estimated a weighted value of the notes with the conversion feature. The difference between the fair value of the convertible promissory notes with and without the conversion features is the fair value of the derivative.

The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements as of December 31, 2015 (in thousands)
	Quoted Price in Active Markets for Identical Assets Level 1	Significant other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
Assets
Money market funds(1)	$53,625	$—	$—	$53,625
Certificate of deposit	—	50	—	50

	$53,625	$50	$—	$53,675

	Fair Value Measurements as of December 31, 2014 (in thousands)
	Quoted Price in Active Markets for Identical Assets Level 1	Significant other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
Assets
Money market funds(1)	$3,825	$—	$—	$3,825
Certificate of deposit	—	50	—	50

	$3,825	$50	$—	$3,875

Liabilities
Derivative liability	$—	$—	$1,495	$1,495
Preferred stock warrant liability	—	—	463	463

	$—	$—	$1,958	$1,958

(1)	Included in cash and cash equivalents in the Company’s balance sheet.

The change in the fair value of the preferred stock warrant liability is summarized below:

Fair value as of December 31, 2013	$184
Fair value of new warrant issued	103
Change in fair value recorded in other income (expense), net	176

Fair value as of December 31, 2014	$463
Change in fair value recorded in other income (expense), net	(116)
Conversion to common stock warrants at IPO date	(347)

Fair value as of December 31, 2015	$—

The following is a summary of the activity of the derivative liability:

Fair value as of December 31, 2013	$—
Embedded derivative liability upon issuance of convertible promissory notes	1,067
Change in fair value recorded in other income (expense), net	428

Fair value as of December 31, 2014	$1,495
Embedded derivative liability upon issuance of convertible promissory notes	1,196
Change in fair value recorded in other income (expense), net	(404)
Conversion of convertible promissory notes	(2,287)

Fair value as of December 31, 2015	$—

The fair value of the derivative liability was determined using the following assumptions (see Note 8):

	At Issuance	At December 31, 2014	At December 31, 2015
Discount Rate	8.25%	8.25%	—
Embedded derivative liability upon issuance of convertible promissory notes	0.05%	0.05%	—
Change in fair value recorded in other income (expense), net	0.15%	0.12%	—

Note 4. Balance Sheet Components

Property and Equipment, Net

The following table represents the components of property and equipment (in thousands):

	December 31, 2015	December 31, 2014
Computer equipment	$30	$30
Lab equipment	697	543
Furniture and fixtures	21	21
Machinery and equipment	262	26
Leasehold improvements	55	55
Construction in progress	368	—

	1,433	675
Less: Accumulated depreciation and amortization	(628)	(495)

Total property and equipment, net	$805	$180

Depreciation expense for the years ended December 31, 2015, 2014 and 2013, was $133,000, $54,000 and $27,000, respectively.

Accrued Liabilities

(in thousands)

	December 31, 2015	December 31, 2014
Accrued payroll and related expenses	$727	$723
Accrued legal expenses	77	159
Accrued research and clinical trial expenses	338	380
Accrued professional services	185	343

	$1,327	$1,605

Note 5. Commitments and Contingencies

Operating Lease

The Company leases facilities in Palo Alto, California under a noncancelable operating lease which expires May 2016. The terms of the lease agreement required the Company to provide a security deposit of $69,000. The security deposit is included in other assets on the accompanying balance sheets. The Company had a sub-lease agreement with a tenant for approximately thirty-seven percent of the square footage of the corporate headquarters. Under this agreement, the Company received $16,000 per month as rental income which is accounted for as a reduction of rent expense. The sub-lease agreement expired February 29, 2016.

Gross rent expense for the years ended December 31, 2015, 2014 and 2013 was $431,000, $429,000 and $413,000 , respectively. The rental expense is reduced by the sublease rental income amounts of $195,000, $190,000 and $186,000, respectively, for the same periods.

On July 13, 2015, the Company entered into a lease for an approximately 18,700 square foot facility located in Newark, California (the “Newark Lease”), with office, R&D and laboratory space. Under the Newark Lease, the landlord provided an allowance of $599,000 to fund certain improvements to the facility. In March 2016, the Company determined not occupy to the Newark facility and is attempting to sublease the facility. (See Note 18.)

The Newark Lease has an initial term of approximately six and a half years, with a monthly rental rate starting at $2.65 per square foot in the first year of the lease, escalating each year by 3.0%. The annual rent obligation is expected to be approximately $599,000 for the first year of the lease. The Company is also responsible for certain other costs, including insurance, taxes, utilities, maintenance and repairs, a property management fee, and reimbursement of certain expenses related to maintenance of common areas. The Company delivered a security deposit of approximately $149,000 in connection with the execution of the Newark lease, which is recorded in other assets on the balance sheets.

The aggregate future minimum lease payments under the current and future operating lease are as follows:

Years ending December 31,	(in thousands)
2016	$618
2017	611
2018	629
2019	648
2020	668
Remaining years	1,100

Total minimum lease payments	$4,274

Indemnification

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves future claims that may be made against the Company but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations No amounts associated with such indemnifications have been recorded to date.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. There have been no contingent liabilities requiring accrual or disclosure at December 31, 2015.

Note 6. License Agreement with Shanghai Jingfeng Pharmaceutical Co. Ltd.

In November 2012, the Company entered into a technology license agreement (the “Agreement”) with Shanghai Jingfeng Pharmaceutical Co. Ltd. (“Jingfeng”), pursuant to which the Company granted to Jingfeng the exclusive right and license under certain patents to develop, manufacture and commercialize Hydros-TA for human and veterinary uses in China, Taiwan, Hong Kong and Macau. In these countries, Jingfeng is responsible for the manufacture and supply of Hydros-TA, the management and funding of all development activities, regulatory submissions and regulatory approvals for Hydros-TA and the commercialization of Hydros-TA. The Company has also agreed to provide know-how and reasonable professional and technical support services to Jingfeng until Jingfeng performs all efforts necessary to bring the product to commercialization and begins selling the product upon regulatory approval in the aforementioned territory. The Agreement provides for an up-front license payment of $2,000,000 ($1,674,000 net of Chinese withholding taxes), regulatory milestone payments of up to $2,000,000 (excluding Chinese withholding taxes) and future commercial milestone payments of up to approximately $5,000,000 (excluding Chinese withholding taxes) at current exchange rates based on Jingfeng achieving certain gross sales thresholds.

The Company has identified the following non-contingent performance deliverables at the inception of the Agreement: (i) an exclusive royalty bearing license to certain of the Company’s patents relating to Hydros-TA (the “License”), which was transferred immediately upon signing of the Agreement, and (ii) know-how, reasonable professional and technical support services to be provided by the Company to assist Jingfeng in manufacturing, developing and/or commercializing the licensed product (the “Services”) throughout the period of the Agreement. The Company has determined that the License represents a separate unit of accounting as the License has standalone value apart from the Services because the development, manufacturing and commercialization rights conveyed would allow Jingfeng to perform all efforts necessary to use the Company’s technologies to bring the product to commercialization and begin selling the product upon regulatory approval. Jingfeng can sublicense its rights to the License; and the Services provided by the Company could be performed by a third-party. Therefore, the License and Services represent separate units of accounting.

The Company has determined the BESP for the License unit of accounting using a discounted cash flow analysis. This measurement is based on the value indicated by current estimates of future payments to be received under the agreement and reflects management determined estimates and assumptions. These estimates and assumptions include but are not limited to estimated sales prices, estimated market opportunity, expected market share, the likelihood that clinical trials will be successful, the likelihood that regulatory approval will be received, the likelihood that the products will become commercialized, the determination of the markets served and the discount rate. The Company reduced the future payment to be received by the estimated amount of the professional service costs plus an estimated margin, which was based on industry benchmarking of similar companies. These estimates and assumptions formed the basis of an expected net future cash flow that was discounted based on an estimated weighted average cost of capital. The Company has also determined the BESP for the Services unit of accounting based on the estimated cost of the professional services plus an estimated margin which was based on industry benchmarking of similar companies. These estimates and assumptions formed the basis of an expected net future cash flow that was discounted based on an estimated weighted average cost of capital.

The considerations of the Agreement have been allocated to the units of accounting based on the relative selling price method. Of the $1,674,000 upfront payment received, $1,534,000 was allocated to the License and $140,000 to the Services. The Company has recognized license revenue upon execution of the Agreement as the license has been delivered pursuant to the terms of the Agreement. The $140,000 allocated to Services will be recognized as revenue on a straight-line over the estimated performance period through January 2019. The way in which the Company will provide professional services does not give rise to a more precise pattern of recognition and the Company therefore will recognize revenue on a straight-line basis over the performance period.

Of the $421,000 regulatory milestone payment received in November 2013 upon the successful production by Jingfeng of the first batch of Hydros-TA, $385,000 was allocated to the License and $35,000 was allocated to the Services. The Company has recognized license revenue upon execution of the Agreement as the associated unit of accounting had been delivered pursuant to the terms of the Agreement. The $35,000 allocated to Services will be recognized as revenue on a straight-line basis over the performance period which is currently estimated to be January 2019.

Total revenue recognized with respect to the Agreement consisted of the following (in thousands):

	Year Ended December 31,
	2015	2014	2013
License and Services revenue	$29	$29	$415

The Company has determined that the regulatory milestones and commercialization royalty are contingent revenue that will be allocated to the two units of accounting (License and Services) described above, rather than recognized immediately upon satisfaction of the milestone, as they do not meet the definition of a milestone as described in the applicable accounting literature. Certain regulatory milestones do not require performance by the Company to be achieved. The payments the Company would receive for the remaining regulatory milestones are not commensurate with the performance by the Company to achieve such milestones.

Note 7. Loan and Security Agreement

In October 2011, the Company entered into a loan and security agreement (the “Loan and Security Agreement”) with a financial institution. In September 2014, the Loan and Security Agreement was amended to provide for a new loan of $4,500,000 and repayment of the outstanding principal of the loan amounts previously disbursed in February 2013 and January 2014, with the remaining proceeds of approximately $0.5 million provided to the Company. The interest rate is 3.95% per annum and the loan is repayable in thirty-six equal monthly installments, following an eighteen-month interest only period. The final balloon interest payment is approximately $0.5 million and is accreted over the life of the loan. As a result of the Company’s IPO, the interest only period has been extended to April 1, 2016. The amendment was accounted for as a modification of loans payable, and the unamortized debt discount as of the date of the modification will be amortized over the new loan period, using the effective interest rate method.

The Loan and Security Agreement contains customary representations and warranties, covenants, closing and advancing conditions, events of defaults and termination provisions. The Loan and Security Agreement provides that an event of default will occur if (1) the financial institution determines that it is the clear intention of the Company’s investors to not continue to fund the Company in the amounts and timeframe necessary to enable the Company to satisfy the Company’s financial obligations, (2) there is a material impairment in the financial institution’s security interest in the personal property that is the collateral, (3) the Company defaults in the payment of any amount payable under the agreement when due or (4) the Company breaches any negative covenant or certain affirmative covenants in the agreement (subject to a grace period in certain cases). The repayment of the loan is accelerated following the occurrence of an event of default or otherwise, which would require the Company to immediately pay an amount equal to: (i) all outstanding principal plus accrued but unpaid interest, (ii) the final payment, plus (iii) all other sums, that shall have become due and payable but have not been paid, including interest at the default rate with respect to any past due amounts. As of December 31, 2015, the Company was in compliance with all the covenants in the Loan and Security Agreement.

Aggregated annual payments due under the Loan and Security Agreement are as follows:

As of December 31, 2015 (in thousands)
2016	$1,775
2017	2,095
2018	1,391

Total payments	5,261
Less: Interest	(761)

Present value of loans payable	4,500
Less: Debt discount	(83)
Add: Final balloon payment	517
Less: Unamortized portion of final balloon payment	(325)

Loans payable	4,609
Less: Current portion	(1,455)

Loans payable, net of current portion	$3,154

Note 8. Convertible Promissory Notes

On September 29, 2014 and February 19, 2015, the Company entered into convertible note purchase agreements and issued convertible promissory notes (the “Notes”) in an aggregate principal amount of $5.0 million and $4.0 million, respectively, to several related parties that own more than 10% of the Company’s capital stock. All principal and accrued interest on the Notes was converted to the Company’s common stock upon the completion of the Company’s initial public offering in April 2015. Upon conversion, 2,287,120 shares of common stock were issued.

The Notes provided that upon completion of an initial public offering, the Notes would automatically convert into a number of shares of the Company’s common stock equal to the quotient obtained by dividing the entire principal amount and accrued interest on the Notes by 80% of the initial public offering price per share of the Company’s common stock. The Notes bore interest at a rate of 5% per annum, compounded annually.

Due to the automatic conversion features contained in the Notes, the actual number of shares of common stock or preferred stock that would be required if a conversion of the Notes was made through the issuance of the Company’s common or preferred stock could not be predicted prior to the conversion taking place. In addition, the conversion that would occur upon a change in control of the Company met the definition of a put option and was not closely related to the debt. As a result, the automatic conversion features and put option, exclusive of the Series B conversion feature, required derivative accounting treatment and were bifurcated from the Notes and marked to market each reporting period through the statement of operations and comprehensive loss. The fair value of the automatic conversion features and put option of the Notes, exclusive of the Series B conversion feature, were recorded as a derivative liability instrument and measured at fair value at each reporting period.

As of December 31, 2014, the Company estimated the fair value of the derivative by estimating the fair value of the Notes with and without the conversion derivative. To calculate the fair value of the Notes without the conversion derivative, the Company estimated the present value of the expected cash payments at an assumed discount rate of 8.25%. To calculate the fair value of the Notes with the conversion feature, the Company calculated the present value of the Notes upon conversion at an initial public offering, and the present value of the Notes at an equity financing. The risk-free rate for the assumed discount period is estimated at 0.05% and 0.15% in the respective conversion scenarios. The risk-free rate for the assumed discount period is estimated at 0.05% and 0.12% in the respective conversion scenarios at the valuation date of December 31, 2014. The Company applied a probability of occurrence to all of the conversion scenarios associated with the derivative and estimated a weighted value of the Notes with the conversion feature. The difference between the fair value of the Notes with and without the conversion features is the derivative. The fair value of the derivative was $1,495,000 as of December 31, 2014.

Upon issuance of the February 2015 Notes, the Company calculated the derivative liability using the same methodology and assumptions as those used as of December 31, 2014 because there were not significant changes in the Company or in the operations of the Company that had occurred in that intervening time period. The additional derivative liability recorded upon issuance of the February 2015 Notes was $1,196,000.

At April 8, 2015, the Company remeasured the fair value of the derivative liability for the Notes using a methodology similar to the methodology used at December 31, 2014, with a minimal discount period. The fair value of the derivative was $2,287,000.

The Company determined that the Notes contain a beneficial conversion feature related to the conversion feature of the Notes into Series B convertible preferred stock. The beneficial conversion feature results from the difference between the fair value of the Company’s common stock at the date of issuance and the Series B Preferred Stock Conversion price of $4.8104 at the date of issuance. The beneficial conversion feature amounted to $2,275,000 for the September 2014 Notes and $158,000 for the February 2015 Notes as of the date of issuance of the respective Notes, and was recorded as a debt discount that would be amortized through the maturity date of the Notes.

At April 8, 2015, the beneficial conversion feature amounted to $202,000 for the September 2014 Notes and $158,000 for the February 2015 Notes. The fair value of the shares issued upon conversion of the convertible promissory notes was first allocated to the beneficial conversion feature of $360,000.

At April 8, 2015, the loss on extinguishment of the convertible promissory notes was calculated as follows:

Fair value of common stock issued upon conversion of convertible promissory notes and accrued interest	$11,435
Less:
Fair value of beneficial conversion feature on conversion date	(360)
Net book value of convertible promissory notes	(5,611)
Fair Value of derivative liability at conversion date	(2,287)

Loss on extinguishment of convertible promissory notes	$3,177

Note 9. Convertible Preferred Stock

The Company has no outstanding convertible preferred stock as of December 31, 2015.

Convertible preferred stock as of December 31, 2014 consisted of the following (in thousands, except share data):

	Shares		Liquidation Amount	Proceeds Net of Issuance Costs
Series	Authorized	Outstanding
A	6,574,364	1,611,089	$7,750	$7,595
B	27,796,941	6,657,442	32,025	31,961

	34,371,305	8,268,531	$39,775	$39,556

The rights, privileges and preferences of convertible preferred stock are as follows:

Dividends

The holders of the Series A and Series B convertible preferred stock were entitled to receive noncumulative annual dividends at the rate of 8% of the original issuance price, or approximately $0.38 per share, respectively, when, as and if declared by the Board of Directors. Dividends on preferred stock shall be payable in preference to and prior to payment of dividends on common stock. In the event that dividends are paid on common stock, an additional dividend shall be paid on preferred stock in an amount equal per share (on an as-if-converted basis) to the amount paid for each share of common stock. No dividends were declared from inception to December 31, 2014.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Company’s convertible preferred stock shall be entitled to receive, prior to any distribution of the Company’s assets to the holders of common stock, an amount equal to $4.8104 per share for each outstanding share of Series A and Series B convertible preferred stock, plus any declared but unpaid dividends. If the Company’s assets shall be insufficient to provide for such preferential distributions, the preferred stockholders shall be entitled to pro rata distributions. The remaining assets of the Company shall be distributed among the preferred stockholders and the common stockholders pro rata on an as-if-converted basis until the holders of Series A and Series B preferred stock have received an aggregate of $14.43 per share, respectively. Thereafter, if assets remain in the Company, the common stockholders shall receive all of the Company’s remaining assets on a pro rata basis. A sale of all or substantially all of the assets of the Company, merger or consolidation, which result in the Company’s stockholders immediately prior to such transaction not holding at least 50% of the voting power of the surviving, continuing or purchasing entity shall be deemed a liquidation of the Company.

Due to the liquidation rights in a deemed liquidation, the Company’s convertible preferred stock was classified outside of permanent equity (deficit) as mezzanine.

Modification of Series B Convertible Preferred Stock

In December 2012, the Company approved the adjustment of the Series B convertible preferred stock liquidation preference from $5.52 per share to $4.8104 per share. In order to preserve the aggregate liquidation preference of the Series B convertible preferred stockholders at that time, the Company issued 534,467 shares of Series B convertible preferred stock to such holders. As part of this analysis, the Company assessed the economic characteristics and risks of its convertible preferred stock, including conversion, liquidation and redemption features, as well as dividend and voting rights. Based on the Company’s determination that each series of its convertible preferred stock is an “equity host,” the Company determined that the features of the convertible preferred stock are most closely associated with an equity host and, although the convertible preferred stock includes conversion features, such conversion features do not require bifurcation as a derivative liability. The Company also determined that the conversion option with a contingent reduction in the conversion price, upon occurrence of certain dilutive events, is a potential contingent beneficial conversion feature. In accordance with certain antidilution provisions contained in the Series B convertible preferred stock agreements, issuances of Series B convertible preferred stock in 2012 resulted in an antidilution adjustment of the conversion prices for the Series B convertible preferred stock during the year ended December 31, 2012. As a result, the Company performed a calculation to determine if a beneficial conversion feature was triggered for the Series B convertible preferred stock at each issuance of Series B in 2012. The fair value of common stock, as determined by management and the Board of Directors, on the corresponding issuance dates of Series B convertible preferred stock in each instance was below the adjusted accounting conversion prices. Therefore, no beneficial conversion feature was identified. The Company will continue to evaluate if a beneficial conversion feature needs to be recorded upon each subsequent adjustment of the conversion price based upon the difference between the adjusted conversion price and the fair market value of common stock at the original issuance date. This change is treated as a modification of the Series B preferences and results in a deemed dividend of Series B convertible preferred stock of $111,000. This amount is recorded as a reduction of additional paid-in-capital and an increase in the Series B convertible preferred stock in the accompanying financial statements.

Conversion Rights

The Company’s preferred stock was convertible, at the option of the holder, into common stock on a one-for-one basis with the conversion ratio subject to adjustment in the event of certain dilutive stock issuances or other future events. Conversion was automatic upon the closing of a firm commitment underwritten public offering in which the aggregate gross proceeds equals or exceeds $30,000,000, or the date specified by written agreement of the holders of at least two-thirds of the preferred stock then issued and outstanding on an as-if-converted basis.

Voting Rights

The holder of each share of the Company’s convertible preferred stock had the right to one vote for each share of common stock into which such convertible preferred stock could be converted. The holders of Series A convertible preferred stock and series B convertible preferred stock, voting as separate classes, were entitled to elect two members each of the Board of Directors, and the holders of common stock, voting as a separate class, were entitled to elect one member of the Board of Directors. The holders of common stock and preferred stock, voting together as a single class on an as-if-converted basis, were entitled to elect all remaining members of the Board of Directors.

Prior to the closing of the IPO, all outstanding shares of convertible preferred stock converted into 8,268,531 shares of common stock with the related carrying value of $39.6 million reclassified to common stock and additional paid-in capital. In addition, all convertible preferred stock warrants were converted into warrants exercisable for common stock and the convertible promissory notes were converted in to 2,287,120 shares of common stock.

Note 10. Convertible Preferred Stock Warrants

The Company issued warrants to purchase shares of the Company’s convertible preferred stock at various times in connection with loans payable. Immediately prior to the closing of the IPO, all convertible preferred stock warrants were converted in to warrants exercisable for common stock. The convertible preferred stock warrants outstanding as of December 31, 2014 were as follows (in thousands, except share and per share amounts):

	Number of Shares Underlying Warrants	Exercise Price per Share	Fair Value, as of December 31, 2014
Series A preferred stock	20,788	$4.8104	$46
Series B preferred stock	103,941	$4.8104	$417

	124,729		$463

The fair value of the convertible preferred stock warrant liability was remeasured as of each period end. As of December 31, 2014, the Company remeasured the fair value using a Black-Scholes option-pricing method with the following assumptions: a weighted average remaining life of 6.7 years, an expected volatility of 58.9%, a weighted average risk-free interest rate of 1.80% and no expected dividend. As of April 14, 2015, the Company remeasured the fair of the convertible preferred stock warrant liability using a Black-Scholes option-pricing method with the following assumptions: the Company’s IPO price of $5.00 per share, a weighted average remaining life of 6.4 years, an expected volatility of 58.3%, a weighted average risk-free interest rate of 1.51% and no expected dividend. The Company evaluated the down-round protection provisions of the warrant agreements by using a Monte Carlo simulation model and determined that the impact of such provisions was immaterial to the fair value of the warrants at the reporting dates. The assumptions are further described as follows:

Expected Time to liquidity event—The Company estimated the time to liquidity event based on management’s analysis of the business, market conditions and clinical development.

Expected Volatility—The Company estimates the expected volatility based on the average volatility for comparable publicly traded biopharmaceutical companies over a period equal to the expected time to liquidity event. When selecting the publicly traded biopharmaceutical companies, the Company selected companies with comparable characteristics to it, including enterprise value and risk profiles, and with historical share price information sufficient to meet the time to liquidity event. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

Risk-Free Interest Rate—The risk-free interest rate is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected time to the liquidity event.

Expected Dividend Rate—The Company has never paid any dividends and does not plan to pay dividends in the foreseeable future, and, therefore, used an expected dividend rate of zero in the valuation model.

On April 8, 2015, the convertible preferred stock warrants automatically converted to common stock warrants. The convertible preferred stock warrant liability was reclassified to additional paid-in capital. During June 2015, the holder of the common stock warrants exercised those warrants for 56,545 shares of common stock in a cashless exercise.

Note 11. Common Stock

As of December 31, 2015 the Company’s Amended and Restated Certificate of Incorporation, as amended, has authorized 100,000,000 shares of common stock at $0.001 par value.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, as may be declared by the board of directors, if any, subject to the preferential dividend rights of the holders of the Series A and B convertible preferred stock. As of December 31, 2015, no dividends have been declared.

Note 12. 401(k) Plan

The Company sponsors a 401(k) Plan that stipulates that eligible employees can elect to contribute to the 401(k) Plan, subject to certain limitations, on a pretax basis. Pursuant to the 401(k) Plan, the Company does not match any employee contributions.

Note 13. Stock Option Plan

2004 Stock Option Plan

In 2004, the Board of Directors approved the 2004 Stock Option Plan (the 2004 Plan), which provides for the granting of incentive and non-statutory stock options to employees, directors, and consultants at the discretion of management and the Board of Directors. In December 2005, the Board of Directors authorized the number of shares available for grant under the Plan to be 239,825. In February 2006, the Board of Directors authorized an additional 62,500 shares available for grant under the Plan. In June 2007, the Board of Directors authorized an additional 20,000 shares available for grant under the Plan. In November 2007, the Board of Directors authorized an additional 625,000 shares available for grant under the Plan. In December 2012, the Board of Directors authorized an additional 564,290 shares available for grant under the Plan. In June 2013, the Board of Directors authorized an additional 173,218 shares available for grant under the Plan.

Incentive stock options are granted with exercise prices not less than the estimated fair value of common stock, and non-statutory stock options may be granted with an exercise price of not less than 100% of the estimated fair value of the common stock on the date of grant. Options granted under the Plan expire no later than 10 years from the date of grant. Incentive stock options granted under the Plan vest over periods determined by the Board of Directors, generally over four years. Non-statutory stock options vest based on the terms of the individual agreement, generally from nine months to four years.

Performance Grants

In 2013, the Company granted options to purchase 1,038,473 shares of common stock, and options to purchase 207,362 of those shares contained a performance based vesting condition. Standard monthly vesting commenced for options to purchase 103,681 of those shares upon the successful recruitment of a specific number of patient subjects in the Company’s COR1.1 clinical study. The grant date fair value of the performance options was $120,000. The performance based vesting condition commenced on September 30, 2014. Expense of $26,000 and $3,000 was recognized for the years ended December 31, 2015 and 2014, respectively, and the performance options will continue to vest over the remaining vesting period. The remaining options to purchase 103,681 shares vest over a 48 month period.

2014 Stock Incentive Plan

In April 2014, the Company terminated the 2004 Plan and the board of directors approved the 2014 Stock Option Plan (the 2014 Plan), authorizing 250,000 shares for issuance under the 2014 Plan. Shares underlying any outstanding stock awards or stock option grants previously awarded remain subject to the terms of the 2004 Plan. Any shares available for grant or any shares canceled or forfeited prior to vesting or exercise subsequent to the termination of the 2004 Plan became available for use under the 2014 Plan. Upon the effectiveness of the 2014 Plan, the Company ceased granting any equity awards under the 2004 Plan.

2015 Equity Plan

In January and February 2015, the board of directors and stockholders, respectively, approved the 2015 Equity Plan (the “2015 Equity Plan”). All future awards will be granted under the 2015 Plan. In connection with the IPO, the Company terminated the 2014 Plan. Shares underlying any outstanding stock option grants previously awarded under the 2014 Plan remain subject to the terms of such plan. Any shares available for grant or any shares canceled or forfeited prior to vesting or exercise subsequent to the termination of the 2014 Plan became available for use under the 2015 Plan.

As of December 31, 2015, options for 661,306 shares have been issued under the 2015 Equity Plan. The maximum number of shares of the Company’s common stock that may be delivered in satisfaction of awards under the 2015 Equity Plan is 1,532,534 shares, inclusive of 750,000 shares authorized upon creation of the 2015 Plan. The number of shares available for issuance under the Company’s 2015 Equity Plan will be increased on the first day of each fiscal year beginning in 2016, by an amount equal to the lessor of (1) 1,200,000 shares of stock and (2) four percent (4%) of the outstanding shares of stock on the last day of the immediately preceding year.

The following table summarizes the activity under the Company’s Plans (in thousands, except share and per share amounts):

		Options Issued and Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
Balance at December 31, 2013	83,557	1,650,122	$0.77	6.91
Increase in shares reserved for issuance	250,000	—
Options granted	(428,072)	428,072	$7.24
Options exercised	—	(248,909)	$0.92
Options cancelled	500,412	(500,412)	$1.52

Balance at December 31, 2014	405,897	1,328,873	$2.54	7.99	$7,521

Increase in shares reserved for issuance	750,000	—
Options granted	(661,306)	661,306	$6.71
Options exercised	—	(78,983)	$1.96
Options cancelled	183,691	(183,691)	$6.98

Balance at December 31, 2015	678,282	1,727,505	$3.69	7.75	$2,624

Vested at December 31, 2015		794,044	$2.01	6.39	$1,842

Vested and expected to vest at December 31, 2015		1,653,998	$3.60	7.68	$2,587

The following table summarizes information concerning outstanding and exercisable options under the Plan as of December 31, 2015:

	Options Outstanding and Exercisable at December 31, 2015		Options Vested and Exercisable at December 31, 2015
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)
$0.56	687,001	7.24	431,485	7.16
$0.80–$1.12	114,396	2.65	114,396	2.65
$1.20	89,000	2.38	89,000	2.38
$4.01	50,415	9.84	—	—
$6.91	547,776	9.59	74,154	9.59
$7.00	120,925	8.84	54,477	8.84
$7.45	30,625	9.31	1,389	9.31
$8.20	87,367	8.98	29,143	8.98

	1,727,505	7.74	794,044	6.39

The intrinsic value of options exercised was $368,000, $1,015,000 and $35,000 for the years ended December 31, 2015, 2014 and 2013. The intrinsic value was calculated as the difference between the exercise price of the options and the estimated fair value of the Company’s common stock at those reporting dates.

The total estimated grant date fair value of options vested during the years ended December 31, 2015, 2014 and 2013 was $694,000, $343,000 and $103,000, respectively.

In July and October 2015, the board of directors approved non-qualified stock option grants of 165,903 and 50,000 shares, respectively, of the Company’s common stock for employees as inducement grants in connection with the commencement of employment. The grants were issued outside of the 2015 Equity Plan. Stockholder approval was not required for these grants in reliance upon the employment inducement award exemption provided by NASDAQ Rule 5635(c)(4).

Stock-Based Compensation

Total stock-based compensation expense related to options and awards granted was allocated as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Research and Development	$235	$171	$45
General and administrative	550	210	193

Total	$785	$381	$238

At December 31, 2015, there was $2,900,000 of unrecognized stock-based compensation expense, net of estimated forfeitures, related to unvested share options with a weighted-average remaining recognition period of 3.10 years. The non-employee stock-based compensation expense was not material for all periods presented.

In determining the fair value of the stock-based awards, the Company uses the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

For all periods prior to the initial public offering, the fair values of the shares of common stock underlying the share-based awards were estimated on each grant date by the board of directors. In order to determine the fair value of the common stock underlying option grants, the board of directors considered, among other things, contemporaneous valuations of the common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Given the absence of a public trading market for the common stock, the board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of the common stock, including the stage of development, progress of the research and development efforts, the rights, preferences and privileges of the preferred stock relative to those of the common stock, equity market conditions affecting comparable public companies and the lack of marketability of the common stock.

For valuations after the completion of the initial public offering on April 14, 2015, the board of directors determined the fair value of each share of underlying common stock based on the closing price of the common stock as reported on The NASDAQ Global Market as reported on the date of grant.

Expected Term—The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company used the average of the expected term as disclosed for comparable publicly traded biopharmaceutical companies since the Company does not have sufficient experience to estimate the expected term based on historical exercises. The expected term of stock options granted to non-employees is equal to the contractual term of the option award.

Expected Volatility—The Company has been trading for less than one year and therefore does not have trading history equal to the expected term for its common stock. The expected volatility was estimated based on the average volatility for comparable publicly traded biopharmaceutical companies over a period equal to the expected term of the stock option grants. When selecting comparable publicly traded biopharmaceutical companies on which it has based its expected stock price volatility, the Company selected companies with comparable characteristics to it, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the stock-based awards. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

Expected Dividend—The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

The fair value of stock option awards to employees was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2015	2014	2013
Expected term (in years)	5.57	5.39	5.39
Expected volatility	62.9% to 66.6%	56%	80.7%
Risk-free interest rate	1.43 to 1.67%	1.70 to 1.82%	0.87 to 1.47%
Dividend yield	0%	0%	0%

The weighted-average, estimated grant-date fair value of employee stock options granted during the years ended December 31, 2015, 2014 and 2013 was $3.39, $5.10 and $0.29 per share, respectively

Note 14. Related Party Transactions

In November 2012, the Company entered into a technology license agreement with Shanghai Jingfeng Pharmaceutical Co., Ltd. pursuant to which the Company granted to Jingfeng an exclusive license to develop, manufacture and commercialize Hydros-TA in China, Taiwan, Hong Kong and Macau. Vivo Ventures, which is an investor in the Company with board representation, is also an investor in Jingfeng with board representation.

In June 2013, the Company issued 1,252,494 shares of Series B convertible preferred stock for net cash proceeds of $6.0 million. As part of this offering, 1,247,297 shares were sold to entities owning more than 10% of the Company’s outstanding capital stock as of December 2013.

In September 2014 and February 2015, the Company issued the Notes to several related parties that own more than 10% of the Company’s capital stock (see Note 8). Upon completion of the IPO, those Notes were converted in to shares of common stock.

Note 15. Income Taxes

Since inception, the Company has generated losses from operations. The Company did not record a benefit from the income taxes for those losses during the years ended December 31, 2015, 2014 and 2013, respectively, due to its uncertainty of realizing a benefit from those losses.

The components of the income tax expense are as follows (in thousands):

Year Ended
	2015	2014	2013
Current income tax expense:
State	$—	$—	$—
Deferred income tax benefit:
State	—	—	—

Total income tax expense	$—	$—	$—

Income tax expense in 2015, 2014 and 2013 differed from the amount expected by applying the statutory federal tax rate to the loss before taxes as summarized below:

	Year Ended
	2015	2014	2013
Federal tax benefit at statutory rate	34%	34%	34%
Change in valuation allowance	(41%)	(36%)	(41%)
State income taxes, net of federal benefits	6%	4%	6%
Research and development credits	1%	1%	3%
Non-deductible expenses and other	—	(3%)	(2%)

Total	—	—	—

Significant components of the Company’s net deferred tax assets as of December 31, 2015, 2014 and 2013 consist of the following (in thousands):

	Year Ended
	2015	2014	2013
Deferred tax assets
Net operating loss carryforwards	$26,916	$17,439	$13,211
Accruals and reserves	325	910	96
Stock based compensation	188	59	80
Research and development credit carryforwards	1,416	1,016	873
Property and equipment	1	3	5

	28,846	19,427	14,265
Less: Valuation allowance	(28,783)	(18,243)	(14,265)

Deferred tax assets, net of valuation allowance	63	1,184	—
Convertible promissory notes discount	0	(1,168)	—
Property and equipment	(63)	(16)	—

Net deferred tax assets (liabilities)	$0	$0	$0

The Company has established a full valuation allowance against its deferred tax assets due to the uncertainty surrounding realization of these assets.

Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $10,540,000, $3,978,000, and $2,345,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

The Company’s deferred tax assets do not include the excess tax benefit related to stock-based compensation that are a component of its federal and state net operating loss carryforwards in the amount of $0.9 million as of December 31, 2015. The excess tax benefit reflected in the Company’s net operating loss carryforwards will be accounted for as a credit to additional paid-in capital within stockholders’ equity, if and when realized. In determining if and when excess tax benefits have been realized, the Company has elected to utilize the with-and-without approach with respect to such excess tax benefits. The Company has also elected to ignore the indirect tax effects of stock-based compensation deductions for financial and accounting reporting purposes, and specifically to recognize the full effect of the research tax credit in income from operations.

At December 31, 2015, the Company had net operating loss (“NOL”) carryforwards for federal income tax purposes of approximately $68,494,000 that expire beginning in 2024 if not utilized, and federal research and development tax credit carryforwards of approximately $904,000 that expire beginning in 2026 if not utilized. In addition, the Company had NOL carryforwards for state income tax purposes of approximately $67,995,000 that expire beginning in 2026 if not utilized, and state research and development tax credit carryforwards of approximately $800,000, which do not expire.

Utilization of the NOL and tax credit carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the NOL and tax credit carryforwards before their utilization. In general, if the Company experiences a greater than 50 percentage point aggregate change (by value) in the equity ownership of certain stockholders over a rolling three-year period (a Section 382 ownership change), utilization of its pre-change NOL carryforwards are subject to an annual limitation under Section 382 of the Internal Revenue Code (California has similar laws). Such limitations may result in expiration of a portion of the NOL carryforwards before utilization. The Company has determined that an ownership change occurred in December 2005, which resulted in a permanent loss of $287,000 of the federal net operating loss carryforwards. The ability of the Company to use its remaining NOL carryforwards may be further limited if the Company experiences a Section 382 ownership change in connection with this offering or as a result of future changes in its stock ownership.

At December 31, 2015, 2014 and 2013, the Company’s reserve for unrecognized tax benefits is approximately $720,000, $521,000 and $454,000, respectively. Due to the full valuation allowance at December 31, 2015, current adjustments to the unrecognized tax benefit will have no impact on the Company’s effective income tax rate; any adjustments made after the valuation allowance is released will have an impact on the tax rate. The Company does not anticipate any significant change in its uncertain tax positions within 12 months of this reporting date. The Company includes penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	Year Ended
	2015	2014	2013
Balance at beginning of year	$521	$454	$363
Gross increases related to current year tax positions	201	102	69
Gross increases related to prior year tax positions	—	—	22
Reductions of prior year tax positions for:
Changes in estimate	(2)	(35)	—

Balance at end of year	$720	$521	$454

The Company files U.S. federal and California state income tax returns with varying statutes of limitations, and currently does not have any tax audits or other proceedings pending. All tax returns will remain open for examination by the federal and state authorities for three and four years from the date of utilization of any net operating loss or credits.

Note 16. Net Loss per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding as of January 1, 2014 or the issuance date, if later, less shares subject to repurchase, and excludes any dilutive effects of share-based awards and warrants. Diluted net loss per common share is computed giving effect to all potential dilutive common shares, including common stock issuable upon exercise of stock options, and unvested restricted common stock and stock units. As the Company had net losses for the years ended December 31, 2015, 2014 and 2013, all potential common shares were determined to be anti-dilutive.

The following table sets forth the computation of net loss per common share (in thousands, except per share amounts):

	Year Ended
	2015	2014	2013
Net loss attributable to common stockholders, basic	$(24,846)	$(13,359)	$(5,678)
Adjustments to net loss for dilutive securities	—	—	—

Net loss attributable to common stockholders, diluted	$(24,846)	$(13,359)	$(5,678)

Net loss per share attributable to common stockholders,
Basic and diluted	$(1.30)	$(21.81)	$(13.42)

Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	19,082,604	612,525	423,059

Potentially dilutive securities that were not included in the diluted per share calculations because they would be anti-dilutive were as follows:

	Year Ended
	2015	2014	2013
Stock options	1,727,505	1,328,873	1,650,122
Convertible preferred stock	—	8,268,531	8,268,531
Convertible preferred stock warrants	—	124,729	95,626
Common stock warrant	—	1,203	1,203
Convertible promissory notes	—	1,052,799	—

Note 17. Selected Quarterly Financial Data (Unaudited)

Selected quarterly financial results from operations for the years ended December 31, 2015 and 2014 are as follows (in thousands, except per share amounts):

	2015 Quarter End
	March 31	June 30	September 30	December 31
License revenue	$7	$7	$7	$7
Total operating expenses	4,908	5,674	4,906	5,576
Net loss and comprehensive loss	(5,184)	(9,012)	(4,991)	(5,659)
Net loss per share to common stockholders, basic and diluted	(7.38)	(0.40)[1]	(0.19)	(0.21)

	2014 Quarter End
	March 31	June 30	September 30	December 31
License revenue	$6	$5	$10	$8
Total operating expenses	1,862	2,441	3,578	3,825
Net loss and comprehensive loss	(2,015)	(2,635)	(3,995)	(4,714)
Net loss per share to common stockholders, basic and diluted	(4.39)	(4.26)	(5.89)	(6.82)

(1)	Revised from a net loss of $0.37 per share as previously reported

Note 18. Subsequent Events

In March 2016, the Company engaged a financial and strategic advisor, Wedbush PacGrow, to advise the Company on strategic alternatives. Wedbush PacGrow will provide a range of advisory services aimed to enhance shareholder value. The alternatives to be considered will include the potential for an acquisition, merger, strategic partnership or other strategic transactions.

In March 2016, the Company determined that it would not occupy the Newark Lease facility. As a result, the Company may record an impairment relating to assets consisting primarily of leasehold improvements for the Newark Lease of approximately $1.2 million.

In March 2016, the Company received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market notifying the Company that, for the last 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(a)(1) (the “Rule”). In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until September 12, 2016, to regain compliance with the Rule. If, at any time before September 12, 2016, the bid price for the Company’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days as required under Listing Rule 5810(c)(3)(A), the Staff will provide written notification to the Company that it complies with the Rule.

If the Company does not regain compliance with the Rule by September 12, 2016, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, and will need to provide written notice to the Staff of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split if necessary.

Carbylan Therapeutics, Inc.

Carbylan Therapeutics, Inc.

Condensed Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$36,819	$53,723
Prepaid expenses and other current assets	1,138	1,222

Total current assets	37,957	54,945
Property and equipment, net	—	805
Restricted cash	50	50
Other assets	—	991

Total assets	$38,007	$56,791

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$187	$1,460
Accrued expenses	1,713	1,327
Loan payable	—	1,455
Deferred licensing revenue	29	29

Total current liabilities	1,929	4,271
Loans payable, net of current portion	—	3,154
Deferred licensing revenue, net of current portion	42	56

Total liabilities	1,971	7,481

Commitments and contingencies (Note 5)
Stockholders’ equity
Preferred stock, $0.001 par value; 5,000,000 shares authorized as of June 30, 2016 and December 31, 2015: no shares issued and outstanding as of June 30, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized as of June 30, 2016 and December 31, 2015: 26,335,775 shares issued and outstanding as of June 30, 2016 and 26,322,494 shares issued and outstanding as of December 31, 2015	27	27
Additional paid-in capital	122,586	121,904
Accumulated deficit	(86,577)	(72,621)

Total stockholders’ equity	36,036	49,310

Total liabilities and stockholders’ equity	$38,007	$56,791

The accompanying notes are an integral part of these unaudited condensed financial statements.

Carbylan Therapeutics, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015		2016	2015
License Revenue	$7	$7		$14	$14
Operating Expenses:
Research and development	947	4,504		4,480	8,406
General and administrative	2,604	1,170		4,146	2,176
Restructuring and lease termination charges	3,420	—		3,420	—
Impairment of long-lived assets	—	—		1,460	—

Total operating expenses	6,971	5,674		13,506	10,582

Loss from Operations	(6,964)	(5,667)		(13,492)	(10,568)
Other Income (expense):
Interest income	20	2		32	2
Interest expense	(406)	(169)		(493)	(1,005)
Loss on extinguishment of convertible promissory notes	—	(3,177)		—	(3,177)
Other income (expense), net	—	(1)		(3)	552

Net Loss and Comprehensive Loss	$(7,350)	$(9,012)		$(13,956)	$(14,196)

Net loss per share to common stockholders, basic and diluted	$(0.28)	$(0.40	)(1)	$(0.53)	$(1.21	)(1)
Weighted average common shares outstanding, basic and diluted	26,334,622	22,622,127	(1)	26,333,558	11,722,606	(1)

(1)	Revised from a net loss per share to common stockholders, basic and diluted, of $0.37 per share and 24,303,819 weighted average common shares outstanding, basic and diluted, as previously reported for the three months ended June 30, 2015, and a net loss of $1.13 per share to common stockholders, basic and diluted, and 12,568,098 weighted average common shares outstanding, basic and diluted, as previously reported for the six months ended June 30, 2015.

The accompanying notes are an integral part of these unaudited condensed financial statements.

Carbylan Therapeutics, Inc.

Condensed Statements of Cash Flows

(In thousands, unaudited)

	Six Months Ended June 30,
	2016	2015
Cash Flows from Operating Activities
Net loss	$(13,956)	$(14,196)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	34	65
Gain on sale of property and equipment	(23)	—
Stock based compensation expense	680	155
Change in fair value of preferred stock warrant liability and derivative liability	—	(520)
Non-cash interest expense	58	157
Amortization of loan and convertible promissory notes discount	83	758
Loss on extinguishment of convertible promissory notes	—	3,177
Loss on extinguishment of loan payable	(250)	—
Impairment of long-lived assets	1,460	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	412	(924)
Other assets	59	—
Accounts payable	(1,273)	793
Accrued expenses	386	59
Deferred licensing revenue	(14)	(14)

Net cash used in operating activities	(12,344)	(10,490)

Cash Flows from Investing Activities
Purchase of property and equipment	(245)	(259)
Sale of property and equipment	183	—

Net cash used in investing activities	(62)	(259)

Cash Flows from Financing Activities
Proceeds from issuance of common stock upon exercise of options, net	2	149
Proceeds from issuance of common stock, net	—	68,084
Proceeds from convertible promissory notes	—	4,000
Repayment of loan payable	(4,500)	—

Net cash provided by (used in) financing activities	(4,498)	72,233

Net increase (decrease) in cash and cash equivalents	(16,904)	61,484
Cash and cash equivalents at beginning of period	53,723	3,897

Cash and cash equivalents at end of period	$36,819	$65,381

Supplemental Cash Flow Information
Cash paid for interest	$606	$45
Supplemental Disclosures of Non-cash Investing Activities
Transfer of long-term deposits to property and equipment	$824	$—
Supplemental Disclosures of Non-cash Financing Activities
Conversion of preferred stock warrants to common stock warrants	$—	$347
Conversion of preferred stock to common stock	$—	$39,556
Increase accrual of deferred public offering costs	$—	$175
Derivative related to convertible promissory notes at issuance	$—	$1,196
Beneficial conversion feature for convertible promissory notes	$—	$519

The accompanying notes are an integral part of these unaudited condensed financial statements.

Notes to the Condensed Financial Statements (unaudited)

1.	Formation and Business of the Company

Carbylan Therapeutics, Inc. (the “Company”) is a clinical-stage specialty pharmaceutical company. The Company’s initial focus was on the development of Hydros-TA, its proprietary, intra-articular injectable product candidate to treat pain associated with osteoarthritis of the knee. The Company was incorporated in the state of Delaware on March 26, 2004 as Sentrx Surgical, Inc. The name of the Company was changed to Carbylan Biosurgery, Inc. on December 14, 2005. The name of the Company was changed to Carbylan Therapeutics, Inc. on March 7, 2014.

Since commencing operations and until April 2016, the Company has devoted substantially all of its efforts to identifying and developing product candidates for therapeutic markets, recruiting personnel and raising capital. The Company has devoted predominantly all of its resources to the preclinical and clinical development of, and manufacturing capabilities for, Hydros-TA. The Company has never been profitable and has not yet commenced commercial operations. At June 30, 2016, the Company had an accumulated deficit of approximately $86.6 million.

In February 2016, the Company announced topline results of its COR1.1 trial, a Phase 3 clinical trial comparing treatment with Hydros-TA to treatment with Hydros and with TA, on a standalone basis. Hydros-TA met the first of its two primary endpoints but did not meet its second primary endpoint. In March 2016, the Company engaged a financial and strategic advisor, Wedbush PacGrow, to advise it on strategic alternatives. In April 2016, the Company announced that it had suspended further clinical development of Hydros-TA and that it is actively pursuing a strategic transaction, including a merger or acquisition of the Company. In April 2016, the board of directors approved a restructuring plan effective as of April 15, 2016 resulting in a reduction in force affecting 14 of the Company’s 17 employees, including two executive officers. The restructuring plan is intended to reduce operational costs to preserve capital and streamline the Company’s operations as it pursues a strategic transaction. As a result of the restructuring plan, the Company incurred one-time cash severance payments of approximately $0.3 million and an aggregate of $0.7 million in severance expenses, including the severance payments to the two executive officers. The charges associated with the restructuring plan were recorded in the quarter ended June 30, 2016.

In June 2016, the Company entered into a definitive share purchase agreement (“Share Purchase Agreement”), with KalVista Pharmaceuticals Ltd. (“KalVista”), a private company limited by shares incorporated and registered in England and Wales and the shareholders of KalVista, pursuant to which the shareholders of KalVista will become the majority owners of the Company. The number of shares of common stock of the Company to be issued in respect of each KalVista share will be based upon the relative stipulated values of each of the Company and KalVista as determined pursuant to the Share Purchase Agreement. The stipulated value of the Company is subject to downward adjustment based upon the Company’s net cash balance at the closing of the transaction. Assuming that no such adjustment is applicable, immediately following the closing of the transaction, KalVista equity holders are expected to own approximately 81.0% of the outstanding common stock of the Company on a fully-diluted basis. Consummation of the transaction is subject to certain closing conditions, including, among other things, approval by the stockholders of the Company of the transactions contemplated by the Share Purchase Agreement and related matters. The Share Purchase Agreement contains certain termination rights for both the Company and KalVista, and further provides that, upon termination of the Share Purchase Agreement under specified circumstances, the Company may be required to pay KalVista a termination fee of $3.0 million and/or to reimburse certain expenses incurred by KalVista in an amount up to $1.0 million.

In March 2016, the Company determined that it would not occupy the Newark Lease facility. (See Note 5.) As a result, the Company recorded an asset impairment charge consisting primarily of leasehold improvements for the Newark Lease of approximately $1.1 million. In June 2016, the Company entered in to a lease termination agreement with the lessor and agreed to the termination of the lease and to surrender the leased premises by June 30, 2016. The Company paid a one-time termination fee of $2.45 million on June 27, 2016 and surrendered the premises. (See Note 5.)

In June 2016, the Company repaid in full its outstanding loan with Silicon Valley Bank pursuant to its Loan and Security Agreement originally entered into in October 2011, as well as the final interest payment and various fees. The total payment was $4.6 million, and the Loan and Security Agreement has terminated. There are no remaining aggregated annual payments under the Loan and Security Agreement as of June 30, 2016. (See Note 6.)

In March 2016, the Company received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market notifying the Company that, for the last 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(a)(1) (the “Rule”). In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company was provided an initial period of 180 calendar days, or until September 12, 2016, to regain compliance with the Rule. If, at any time before September 12, 2016, the bid price for the Company’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days as required under Listing Rule 5810(c)(3)(A), the Staff would provide written notification to the Company that it complies with the Rule. On June 13, 2016, the Company received a notice from the Listing Qualifications Department of The NASDAQ Stock Market advising the Company that it has regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) for continuous listing on The Nasdaq Global Market as a result of the bid price of the Company’s common stock having closed at or above $1.00 per share for the 10 consecutive business days prior to the date of the notice.

In March 2015, the Company’s board of directors and stockholders approved a 4-for-1 reverse stock split of the Company’s common and preferred stock. The Company filed an amendment to its certificate of incorporation effecting the reverse stock split on March 13, 2015. All share and per share amounts contained in these financial statements and notes thereto, have been adjusted retroactively to reflect the reverse stock split.

On April 8, 2015, the Company’s registration statement on Form S-1 (File No. 333-201278) relating to the initial public offering of its common stock was declared effective by the SEC. The initial public offering closed on April 14, 2015 at which time the Company sold 14,950,000 shares of common stock, which included 1,950,000 shares of common stock purchased by the underwriters upon the full exercise of their option to purchase additional shares of common stock. The Company received cash proceeds of approximately $66.3 million from the initial public offering, net of underwriting discounts and commissions and offering costs paid by the Company.

Prior to the closing of the initial public offering, all outstanding shares of convertible preferred stock converted into 8,268,531 shares of common stock with the related carrying value of $39.6 million reclassified to common stock and additional paid-in capital. In addition, all convertible preferred stock warrants were converted into warrants exercisable for common stock and the convertible promissory notes were converted in to 2,287,120 shares of common stock.

On April 14, 2015, the Company filed its Amended and Restated Certificate of Incorporation, authorizing 105,000,000 shares of capital stock, including 100,000,000 shares of authorized common stock and 5,000,000 shares of authorized undesignated preferred stock. Both the common stock and preferred stock have a par value of $0.001 per share. There are no shares of preferred stock outstanding at June 30, 2016.

2.	Summary of Significant Accounting Policies and Basis of Presentation

Basis of Presentation

The accompanying interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the period presented herein. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements. These interim financial results are not necessarily indicative of the results to be expected for the year ending December 31, 2016, or for any other future annual or interim period. The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and the related notes thereto included in the Company’s Annual Report on Form 10-K filed on March 30, 2016 with the SEC.

Use of Estimates

The preparation of the interim condensed financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates, including those related to common stock, stock-based compensation expense, warrant liabilities, accruals, derivative liability, deferred tax valuation allowance and revenue recognition. Management bases its estimates on historical experience or on various other assumptions, including information received from its service providers, which it believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Risks and Uncertainties

Medicinal drug product candidates, like those previously being developed by the Company, require approvals from the U.S. Food and Drug Administration (“FDA”) or foreign regulatory agencies prior to commercial sales. There can be no assurance that any product candidates will receive the necessary approvals and any failure to receive approval or delay in approval may have a material adverse impact on the business and financial statements of the sponsoring company.

If the Company’s strategic transaction with KalVista is not consummated and it decides to continue its historical business operations, the Company may require substantial additional funding to operate. There can be no assurance that such financing will be available or will be at terms acceptable by the Company. Additionally, the Company will then be subject to risks common to companies in the pharmaceutical industry with no commercial operating history, including, but not limited to, dependency on the clinical and commercial success of its product candidates, ability to obtain regulatory approval of its product candidates, the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of its approved products, if any, by physicians and consumers, significant competition and untested manufacturing capabilities.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. The Company invests its excess cash in money market accounts. The Company’s cash and cash equivalents are held by a single financial institution and all cash is held in the United States. Such deposits may, at times, exceed federally insured limits. The Company has not recognized any losses during the periods presented and management does not believe that the Company is exposed to significant credit risk from its cash and cash equivalents.

Segment Reporting

The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions. The Company is a specialty pharmaceutical company focused on the development and commercialization of novel and proprietary therapies that address significant unmet medical needs. No product revenue has been generated since inception, and all assets are held in the United States.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity date of 90 days or less on the date of purchase to be cash equivalents. The Company invests its cash in bank deposits and money market funds.

Restricted Cash

The Company is required to guarantee the credit limit on its corporate credit card with a certificate of deposit of $50,000. The balance is included as restricted cash on the condensed balance sheets.

Beneficial Conversion Feature

From time to time, the Company may issue convertible promissory notes that have conversion prices that create an embedded beneficial conversion feature on the issuance date. A beneficial conversion feature exists on the date a convertible promissory note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of any attached equity instruments, if any related equity instruments were granted with the debt. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid-in capital. The debt discount is amortized to interest expense over the term of the note using the effective interest method.

Embedded Derivatives Related to Convertible Promissory Notes

Embedded derivatives that are required to be bifurcated from the underlying debt instrument (i.e. host) are accounted for and valued as a separate financial instrument. The Company evaluated the terms and features of the convertible promissory notes issued in September 2014 and February 2015 and identified embedded derivatives requiring bifurcation and accounting at fair value because the economic and contractual characteristics of the embedded derivatives met the criteria for bifurcation and separate accounting due to the conversion features (see Note 7 for a description of the conversion features).

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Computer equipment	3 years
Lab equipment	3 years
Furniture and fixtures	5 years
Machinery and equipment	3 years
Manufacturing equipment	7 years

Leasehold improvements are amortized over the lesser of their useful lives or the term of the lease. Upon sale or retirement of the assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is recognized in the accompanying interim condensed statement of operations and comprehensive loss in operating expenses. Maintenance and repairs are charged to operations as incurred.

Long-lived assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets, or asset groups, may not be recoverable. Whenever events or changes in circumstances suggest that the carrying amount of long-lived assets may not be recoverable, the future undiscounted cash flows expected to be generated by the asset, or asset groups from its use or eventual disposition is estimated. If the sum of the expected future undiscounted cash flows is less than the carrying amount of those assets, or asset groups, an impairment loss is recognized based on the excess of the carrying amount over the fair value of the assets, or asset groups.

Pre-clinical and Clinical Trial Accruals

The Company’s clinical trial accruals are based on estimates of patient enrollment and related costs at clinical investigator sites as well as estimates for the services received and efforts expended pursuant to contracts with clinical research organizations that conduct and manage preclinical and clinical trials on the Company’s behalf. If contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, the Company modifies the estimates of accrued expenses accordingly. To date, there have been no material differences from its estimates to the amount actually incurred.

Preferred Stock Warrant Liability

The Company accounts for its warrants as either equity or liabilities based upon the characteristics and provisions of each instrument. Warrants classified as derivative liabilities are recorded on the Company’s accompanying balance sheets at their fair value on the date of issuance and are revalued at each subsequent balance sheet date, with fair value changes recognized as increases or reductions to other income (expense), net in the statements of operations and comprehensive loss.

Research and Development Expenditures

Costs incurred to further the Company’s research and development include salaries and related employee benefits, stock-based compensation expense, costs associated with clinical studies, nonclinical research and development activities, regulatory activities, research-related overhead expenses and fees paid to external service providers and contract research and manufacturing organizations that conduct certain research and development activities on behalf of the Company.

Stock-Based Compensation

The Company maintains performance incentive plans under which incentive stock options and non-qualified stock options may be granted to employees and non-employees. The Company accounts for stock-based compensation arrangements with employees in accordance with ASC 718, Compensation—Stock Compensation. ASC 718 requires the recognition of compensation expense, using a fair value-based method, for costs related to all share-based payments including stock options.

The Company’s determination of the fair value of stock options on the date of grant utilizes the Black-Scholes option-pricing model, and is impacted by its common stock price as well as changes in assumptions regarding a number of subjective variables. These variables include, but are not limited to, expected term that options will remain outstanding, expected common stock price volatility over the term of the option awards, risk-free interest rates and expected dividends.

The fair value is recognized over the period during which an optionee is required to provide services in exchange for the option award, known as the requisite service period (usually the vesting period), on a straight-line basis. Stock-based compensation expense recognized at fair value includes the impact of estimated forfeitures. The Company estimates future forfeitures at the date of grant and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. The Company assesses all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed, and the Company will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available.

Net Loss per Share Attributable to Common Stockholders

Basic earnings per share to common stockholders is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the periods presented. The computation of diluted earnings per share is similar to the computation of basic earnings per share, except that the denominator is increased for the assumed exercise of dilutive options and other potentially dilutive securities using the treasury stock method unless the effect is antidilutive.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. This guidance is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This guidance can be adopted either retrospectively to each prior reporting period presented, or retrospectively with a cumulative-effect adjustment recognized as of the date of adoption. The original effective date of this guidance for public entities was for annual reporting period beginning after December 15, 2016. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606), to defer the effective date of this guidance by one year, to the annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. A reporting entity may choose to early adopt the guidance as of the original effective date. The FASB has issued several updates to the standard which i) defer the original effective date from January 1, 2017 to January 1, 2018, while allowing for early adoption as of January 1, 2017 (ASU 2015-14); ii) clarify the application of the principal versus agent guidance (ASU 2016-08); and iii) clarify the guidance on inconsequential and perfunctory promises and licensing (ASU 2016-10). In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606) Narrow-Scope Improvements and Practical Expedients, to address certain narrow aspects of the guidance including collectability criterion, collection of sales taxes from customers, noncash consideration, contract modifications and completed contracts. This issuance does not change the core principle of the guidance in the initial topic issued in May 2014. The Company does not anticipate an early adoption, and is currently evaluating the impact on its financial statements upon the adoption of this guidance.

In August 2014, the FASB issued ASU NO. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual and interim reporting periods ending after December 15, 2016, with early adoption permitted. The Company does not anticipate an early adoption, and is currently evaluating the impact on its financial statements upon the adoption of this guidance.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under this guidance, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. This guidance offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. This guidance is effective for annual reporting period beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. The Company is currently evaluating the impact on its financial statements upon the adoption of this guidance.

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, Compensation—Stock Compensation (Topic 718). This guidance identifies areas for simplification involving several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. This guidance is effective for annual reporting period beginning after December 15, 2016, including interim periods within that reporting period, with early adoption permitted. The Company is currently evaluating the impact on its financial statements upon the adoption of this guidance.

3.	Fair Value Measurements

The Company follows ASC 820-10, Fair Value Measurements and Disclosures, which among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy has been established, which prioritizes the inputs used in measuring fair value as follows:

Level 1	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2	Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3	Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The Company’s investments in money market funds are measured at fair value on a recurring basis. These money market funds are actively traded and reported daily through a variety of sources. The fair value of the money market fund investments is classified as Level 1.

The fair value of the certificates of deposit is classified as Level 2 due to the nature of a contractual restriction with a financial institution that requires the certificate of deposit to remain in place as collateral for the credit card, and therefore the ability to liquidate the investment is limited.

There were no transfers between Level 1 and Level 2 during the periods presented.

In certain cases where there is limited activity or less transparency around inputs to valuation, securities are classified as Level 3. During 2014 and through the date of the initial public offering in April 2015, the Company estimated the fair value of the warrant liability. The Company used the Black-Scholes option-pricing method to calculate the fair value of the warrant liability. Generally, increases or decreases in the fair value of the underlying convertible preferred stock resulted in a similar impact in the fair value measurement of the warrant liability.

The fair value of the derivative of the September 2014 and February 2015 convertible promissory notes (see Note 7) was recorded as a derivative liability instrument that is measured at fair value at each reporting period. In connection with the initial public offering, the convertible promissory notes were converted in to shares of common stock, and the derivative liability is therefore not present at June 30, 2016. At March 31, 2015, the Company remeasured the fair value of the derivative for the September 2014 and February 2015 convertible promissory notes by estimating the fair value of the convertible promissory notes with and without the conversion derivative. To calculate the fair value of the convertible promissory notes without the conversion derivative, the Company estimated the present value of the expected cash payments at an assumed discount rate. To calculate the fair value of the convertible promissory notes with the conversion feature, the Company calculated the present value of the convertible promissory notes upon conversion at an initial public offering, and the present value of the convertible promissory notes at an equity financing. The Company applied a probability of occurrence to all of the conversion scenarios and estimated a weighted value of the notes with the conversion feature. The difference between the fair value of the convertible promissory notes with and without the conversion features is the fair value of the derivative. In April 2015, the Company completed the initial public offering, and there was no further re-measurement of derivative.

The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring and non-recurring basis:

	Fair Value Measurements as of June 30, 2016 (in thousands)
	Quoted Price in Active Markets for Identical Assets	Significant other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Total
Assets
Money market funds(1)	$36,744	$—	$—	$36,744
Certificate of deposit	—	50	—	50

	$36,744	$50	$—	$36,794

	Fair Value Measurements as of December 31, 2015 (in thousands)
	Quoted Price in Active Markets for Identical Assets	Significant other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Total
Assets
Money market funds(1)	$53,625	$—	$—	$53,625
Certificate of deposit	—	50	—	$50

	$53,625	$50	$—	$53,675

(1)	Included in cash and cash equivalents in the Company’s condensed balance sheet.

4.	Balance Sheet Components

Property and Equipment, Net

The following table represents the components of property and equipment (in thousands):

	June 30, 2016	December 31, 2015
Computer equipment	$—	$30
Lab equipment	—	697
Furniture and fixtures	—	21
Machinery and equipment	—	262
Leasehold improvements	—	55
Construction in progress	—	368

	—	1,433
Less: Accumulated depreciation and amortization	—	(628)

Total property and equipment, net	$—	$805

Depreciation expense for the six months ended June 30, 2016 and 2015, was $34,000, and $65,000, respectively.

The Company recorded an impairment charge of $1.5 million during March 2016 in connection with its determination not to occupy the Newark Lease facility and to suspend further clinical development of Hydros-TA. An impairment charge of $1.1 million was recorded, primarily related to leasehold improvements, furniture and fixtures for the Newark Lease facility that have no future use. Additionally, the Company determined that certain equipment used in the development of Hydros-TA was impaired and recorded an impairment charge of $0.4 million. In May 2016, this equipment was sold for $0.2 million, and an immaterial gain on the sale of the assets was recorded in operating expenses. Each of these impairment charges was measured using Level 1 inputs of the fair value hierarchy.

Accrued Liabilities

(in thousands)

	June 30, 2016	December 31, 2015
Accrued payroll and related expenses	$94	$727
Accrued restructuring	180	—
Accrued legal expenses	727	77
Accrued research and clinical trial expenses	153	338
Accrued professional services	529	185
Other accrued expenses	30	—

	$1,713	$1,327

5.	Commitments and Contingencies

Operating Lease

The Company leased its facilities in Palo Alto, California under a noncancelable operating lease which expired May 2016. The terms of the lease agreement required the Company to provide a security deposit of $69,000. The security deposit is included in other assets on the accompanying condensed balance sheets. In June 2016, the Company vacated these premises. The Company had a sub-lease agreement with a tenant for approximately thirty-seven percent of the square footage of the corporate headquarters. Under this agreement, the Company received $16,000 per month as rental income which is accounted for as a reduction of rent expense. The sub-lease agreement expired on February 29, 2016.

On July 13, 2015, the Company entered into a lease for an 18,704 square foot facility located in Newark, California (the “Newark Lease”), with office, R&D and laboratory space. Under the Newark Lease, the landlord provided an allowance of $599,000 to fund certain improvements to the facility. The Newark Lease had an initial term of approximately six and a half years, with a monthly rental rate starting at $2.65 per square foot in the first year of the lease, escalating each year by 3.0%. The annual rent obligation was expected to be approximately $599,000 for the first year of the lease. The Company was responsible for certain other costs, such as insurance, taxes, utilities, maintenance and repairs, a property management fee, and reimbursement of certain expenses related to maintenance of common areas. The Company delivered a security deposit of approximately $149,000 in connection with the execution of the Newark Lease, and this amount is recorded in other assets on the condensed balance sheets. In March 2016, the Company determined that it would not occupy the Newark Lease facility and recorded an asset impairment charge consisting primarily of leasehold improvements of approximately $1.1 million. In June 2016, the Company entered in to a lease termination agreement with the lessor and agreed to the termination of the lease and to surrender the leased premises by June 30, 2016. The Company paid a one-time termination fee of $2.45 million on June 27, 2016 and surrendered the premises.

As of June 30, 2016, there are no aggregate future minimum lease payments since there are no current operating leases.

Gross rent expense for the three months ended June 30, 2016 and 2015 was $332,000 and $110,000, respectively. The rental expense is reduced by the sublease rental income amounts of $0 and $48,000, respectively, for the three months ended June 30, 2016 and 2015. Gross rent expense for the six months ended June 30, 2016 and 2015 was $507,000 and $218,000, respectively. The rental expense is reduced by the sublease rental income amounts of $37,000 and $97,000, respectively, for the six months ended June 30, 2016 and 2015.

Indemnification

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves future claims that may be made against the Company but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations. No amounts associated with such indemnifications have been recorded to date.

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that a liability has been incurred and that future expenditures can be reasonably estimated. There have been no contingent liabilities requiring accrual or disclosure at June 30, 2016.

6.	Loan and Security Agreement

In October 2011, the Company entered into a loan and security agreement (the “Loan and Security Agreement”) with a financial institution. In September 2014, the Loan and Security Agreement was amended. The interest rate was 3.95% per annum and the loan was repayable in thirty-six equal monthly installments, following an eighteen-month interest only period. The final balloon interest payment was approximately $0.5 million and was accreted over the life of the loan. The amendment was accounted for as a modification, and the unamortized debt discount as of the date of the modification was being amortized over the new loan period, using the effective interest rate method.

In June 2016, the Company repaid the loan in full, as well as the final interest payment and various fees. The total payment was $4.6 million of accrued interest, the final balloon payment and principal, and the Loan and Security Agreement has terminated. There are no remaining aggregated annual payments under the Loan and Security Agreement as of June 30, 2016.

7.	Convertible Promissory Notes

On September 29, 2014 and February 19, 2015, the Company entered into convertible note purchase agreements and issued convertible promissory notes (the “Notes”) in an aggregate principal amount of $5.0 million and $4.0 million, respectively, to several related parties that own more than 10% of the Company’s capital stock. All principal and accrued interest on the Notes was converted to the Company’s common stock upon the completion of the Company’s initial public offering in April 2015. Upon conversion, 2,287,120 shares of common stock were issued.

The Notes provided that upon completion of an initial public offering, the Notes would automatically convert into a number of shares of the Company’s common stock equal to the quotient obtained by dividing the entire principal amount and accrued interest on the Notes by 80% of the initial public offering price per share of the Company’s common stock. The Notes bore interest at a rate of 5% per annum, compounded annually.

Due to the automatic conversion features contained in the Notes, the actual number of shares of common stock or preferred stock that would be required if a conversion of the Notes was made through the issuance of the Company’s common or preferred stock could not be predicted prior to the conversion taking place. In addition, the conversion that would occur upon a change in control of the Company met the definition of a put option and was not closely related to the debt. As a result, the automatic conversion features and put option, exclusive of the Series B conversion feature, required derivative accounting treatment and were bifurcated from the Notes and marked to market each reporting period through the statement of operations and comprehensive loss. The fair value of the automatic conversion features and put option of the Notes, exclusive of the Series B conversion feature, were recorded as a derivative liability instrument and measured at fair value at each reporting period.

As of December 31, 2014, the Company estimated the fair value of the derivative by estimating the fair value of the Notes with and without the conversion derivative. To calculate the fair value of the Notes without the conversion derivative, the Company estimated the present value of the expected cash payments at an assumed discount rate of 8.25%. To calculate the fair value of the Notes with the conversion feature, the Company calculated the present value of the Notes upon conversion at an initial public offering, and the present value of the Notes at an equity financing. The risk-free rate for the assumed discount period is estimated at 0.05% and 0.15% in the respective conversion scenarios. The risk-free rate for the assumed discount period is estimated at 0.05% and 0.12% in the respective conversion scenarios at the valuation date of December 31, 2014. The Company applied a probability of occurrence to all of the conversion scenarios associated with the derivative and estimated a weighted value of the Notes with the conversion feature. The difference between the fair value of the Notes with and without the conversion features is the derivative. The fair value of the derivative was $1,495,000 as of December 31, 2014.

Upon issuance of the February 2015 Notes, the Company calculated the derivative liability using the same methodology and assumptions as those used as of December 31, 2014 because there were not significant changes in the Company or in the operations of the Company that had occurred in that intervening time period. The additional derivative liability recorded upon issuance of the February 2015 Notes was $1,196,000.

At March 31, 2015, the Company remeasured the fair value of the derivative liability for the Notes using a methodology similar to the methodology used at December 31, 2014, with a minimal discount period. The fair value of the derivative was $2,287,000.

The Company determined that the Notes contain a beneficial conversion feature related to the conversion feature of the Notes into Series B convertible preferred stock. The beneficial conversion feature results from the difference between the fair value of the Company’s common stock at the date of issuance and the Series B Preferred Stock Conversion price of $4.8104 at the date of issuance. The beneficial conversion feature amounted to $2,275,000 for the September 2014 Notes and $158,000 for the February 2015 Notes as of the date of issuance of the respective Notes, and was recorded as a debt discount that would be amortized through the maturity date of the Notes.

8.	Convertible Preferred Stock Warrants

The Company issued warrants to purchase shares of the Company’s convertible preferred stock at various times in connection with loans payable. Immediately prior to the closing of the initial public offering, all convertible preferred stock warrants were converted in to warrants exercisable for common stock.

The fair value of the convertible preferred stock warrant liability was remeasured as of each reporting period end. As of March 31, 2015 (the last reporting period end prior to the initial public offering), the Company remeasured the fair value of the convertible preferred stock warrant liability using a Black-Scholes option-pricing method with the following assumptions: the Company’s initial public offering price of $5.00 per share, a weighted average remaining life of 6.5 years, an expected volatility of 58.3%, a weighted average risk-free interest rate of 1.55% and no expected dividend. The Company evaluated the down-round protection provisions of the warrant agreements by using a Monte Carlo simulation model and determined that the impact of such provisions was immaterial to the fair value of the warrants at the reporting dates. The assumptions are further described as follows:

Expected Time to liquidity event—The Company estimated the time to liquidity event based on management’s analysis of the business, market conditions and clinical development.

Expected Volatility—The Company estimates the expected volatility based on the average volatility for comparable publicly traded biopharmaceutical companies over a period equal to the expected time to liquidity event. When selecting the publicly traded biopharmaceutical companies, the Company selected companies with comparable characteristics to it, including enterprise value and risk profiles, and with historical share price information sufficient to meet the time to liquidity event. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

Risk-Free Interest Rate—The risk-free interest rate is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected time to the liquidity event.

Expected Dividend Rate—The Company has never paid any dividends and does not plan to pay dividends in the foreseeable future, and, therefore, used an expected dividend rate of zero in the valuation model.

9.	Common Stock

As of June 30, 2016 the Company’s Amended and Restated Certificate of Incorporation, as amended, has authorized 100,000,000 shares of common stock at $0.001 par value.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, as may be declared by the board of directors, if any, subject to the preferential dividend rights of the holders of the Series A and B convertible preferred stock. As of June 30, 2016, no dividends have been declared.

10.	Stock Option Plan

Incentive stock options are granted with exercise prices not less than the estimated fair value of common stock, and non-statutory stock options may be granted with an exercise price of not less than 100% of the estimated fair value of the common stock on the date of grant. Options granted under the Plan expire no later than 10 years from the date of grant. Incentive stock options granted under the Plan vest over periods determined by the Board of Directors, generally over four years. Non-statutory stock options vest based on the terms of the individual agreement, generally from nine months to four years.

As of June 30, 2016, options for 1,420,806 shares have been issued under the 2015 Equity Plan. The number of shares available for issuance under the Company’s 2015 Equity Plan will be increased on the first day of each fiscal year beginning in 2016, by an amount equal to the lessor of (1) 1,200,000 shares of stock and (2) four percent (4%) of the outstanding shares of stock on the last day of the immediately preceding year. The maximum number of shares of the Company’s common stock that may be delivered in satisfaction of awards under the 2015 Equity Plan is 2,585,833 shares, inclusive of 750,000 shares authorized upon creation of the 2015 Plan and 1,053,299 shares added January 1, 2016.

Stock Option Modifications

On April 12, 2016, the Company’s Board of Directors approved a restructuring plan effective as of April 15, 2016 and resulting in a reduction in force of the Company’s employees. As part of the reduction in force, the Company terminated the employment of an executive officer and retained his services as a consultant to the Company. The executive will serve as a consultant to the Company through October 15, 2016, unless the consulting agreement is terminated earlier by either party. The related option awards will continue to vest during the consulting period and if the consulting period is terminated prior to the end date, the executive will receive accelerated vesting of the portion of the stock options that would have vested had the services continued to the end of the consulting period. Additionally, all options awarded to the executive will remain outstanding, though they will not continue to vest, until the earliest to occur of (1) the consummation of a change of control, (ii) March 8, 2017 and (iii) the original expiration date of the stock option. After the earliest to occur of such dates, all of the stock options will terminate to the extent still outstanding. If a change in control occurs prior to the termination of the stock options the vesting will accelerate for 100% of the executive’s then-unvested stock options. The incremental fair value that is attributable to the modified options was insignificant.

The Company terminated the employment of another executive as part of the reduction in force described in the preceding paragraph. The executive received accelerated vesting of his option awards that would have vested during the six month period following April 15, 2016. The incremental fair value of the modified awards was insignificant.

As of June 30, 2016, the Company had 2,295,424 shares issuable upon exercise of outstanding option awards.

Total stock-based compensation expense related to options and awards granted was allocated as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Research and Development	$56	$1	$208	$10
General and administrative	256	36	472	145

Total	$312	$37	$680	$155

11.	Related Party Transactions

In September 2014 and February 2015, the Company issued the Notes to several related parties that own more than 10% of the Company’s capital stock (see Note 7). Upon completion of the initial public offering, those Notes were converted in to shares of the Company’s common stock.

12.	Income Taxes

The Company’s effective tax rate is 0% for income tax for the three and six months ended June 30, 2016 and the Company expects that its effective tax rate for the full year 2016 will be 0%. Based on the weight of available evidence, including cumulative losses since inception and expected future losses, the Company has determined that it is more likely than not that the deferred tax asset amount will not be realized and therefore a valuation allowance has been provided on net deferred tax assets.

The Company has substantial net operating loss carry forwards available to offset future taxable income for federal and state income tax purposes. The ability to utilize the net operating losses may be limited due to changes in our ownership as defined by Section 382 of the Internal Revenue Code (the “Code”). Under the provisions of Sections 382 and 383 of the Code, a change of control, as defined in the Code, may impose an annual limitation on the amount of the Company’s net operating loss and tax credit carryforwards, and other tax attributes that can be used to reduce future tax liabilities.

The Company files tax returns for U.S. Federal and State of California. The Company is not currently subject to any income tax examinations. Since the Company’s inception, the Company had incurred losses from operations, which generally allows all tax years to remain open.

The gross amount of unrecognized tax benefits as of June 30, 2016 is approximately $0.8 million related to the reserve on R&D credits, none of which will affect the effective tax rate if recognized due to the valuation allowance. The Company does not expect any material changes in the next twelve months in unrecognized tax benefits.

The Company recognizes interest and/or penalties related to uncertain tax positions. To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected in the period that such determination is made. Any interest and penalties are recognized in income tax expense. The Company currently has no interest and penalties related to uncertain tax positions.

13.	Subsequent Events

On July 28, 2016, we received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market notifying us that, for the preceding 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(a)(1). In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until January 24, 2017, to regain compliance with the Rule. If, at any time before January 24, 2017, the bid price for the Company’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days as required under Listing Rule 5810(c)(3)(A), the Staff will provide written notification to the Company that it complies with the Rule.

If the Company does not regain compliance with the Rule by January 24, 2017, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, and will need to provide written notice to the Staff of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split if necessary.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of KalVista Pharmaceuticals Limited

KalVista Pharmaceuticals Limited

United Kingdom

We have audited the accompanying balance sheets of KalVista Pharmaceuticals Limited (the “Company”) at April 30, 2016 and 2015, and the related statements of operations and comprehensive loss, changes in convertible preferred shares and shareholders’ deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at April 30, 2016 and 2015, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations and shareholders’ deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte LLP

Reading, United Kingdom

August 22, 2016

KalVista Pharmaceuticals Limited

Balance Sheets

April 30, 2016 and 2015

	2016	2015
Assets
Current assets:
Cash and cash equivalents	$21,764,464	$2,526,050
Research and development tax credit receivable	1,883,379	811,131
Grants receivable	355,752	235,410
Prepaid expenses and other current assets	668,224	217,805

Total current assets	24,671,819	3,790,396
Property and equipment, net	73,655	100,347

Total assets	$24,745,474	$3,890,743
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$1,007,612	$685,902
Accrued expenses	2,114,468	1,025,651
Due to related parties	127,416	128,391

Total current liabilities	$3,249,496	$1,839,944

Commitments and contingencies (Note 10)
Series B Convertible Preferred Shares, $0.0016 par value, 8,422,898 and nil shares issued and outstanding (liquidation preference of $35,413,766 and $0) at April 30, 2016 and 2015, respectively	33,002,024	—
Series A Convertible Preferred Shares, $0.0016 par value, 15,900,000 shares issued and outstanding (liquidation preference of $32,322,781 and $30,270,372) at April 30, 2016 and 2015, respectively	25,605,759	25,605,759

	58,607,783	25,605,759

Shareholders’ deficit:
Ordinary Shares, $0.0016 par value, 2,167,367 and 1,302,367 shares issued
and outstanding at April 30, 2016 and 2015, respectively	3,356	2,055
Additional paid-in capital	212,228	94,539
Accumulated deficit	(37,252,387)	(25,816,224)
Accumulated other comprehensive income	(75,002)	2,164,670

Total shareholders’ deficit	(37,111,805)	(23,554,960)

Total liabilities and shareholders’ deficit	$24,745,474	$3,890,743

See notes to financial statements.

KalVista Pharmaceuticals Limited

Statements of Operations and Comprehensive Loss

Years Ended April 30, 2016 and 2015

	2016	2015
Grant income	$2,133,456	$1,804,354

Operating expenses:
Research and development expenses	14,661,312	8,285,011

General and administrative expenses	2,653,158	1,607,670

Total operating expenses	17,314,470	9,892,681

Operating loss	(15,181,014)	(8,088,327)

Other income:
Interest income	49,595	19,042
Foreign currency exchange rate gain	1,661,044	—
Other income	2,034,212	843,834

Total other income	3,744,851	862,876

Net loss before income taxes	(11,436,163)	(7,225,451)
Income tax	—	—

Net loss	(11,436,163)	(7,225,451)
Other comprehensive income:
Foreign currency translation adjustments	2,239,672	156,634

Comprehensive loss	$(9,196,491)	$(7,068,817)

See notes to financial statements.

KalVista Pharmaceuticals Limited

Statements of Changes in Convertible Preferred Shares and Shareholders’ Deficit

Years Ended April 30, 2016 and 2015

	Series B Preferred Shares		Series A Preferred Shares		Total Preferred Shares
	Number of Shares	Amount	Number of Shares	Amount
Balance, May 1, 2014	—	—	10,500,000	$16,913,295	$16,913,295
Issuance of Series A preferred shares net of issuance costs of approximately $6,000	—	—	5,400,000	8,692,464	8,692,464
Issuance of ordinary shares	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—
Net loss	—	—	—	—	—
Foreign currency translation	—	—	—	—	—

Balance, April 30, 2015	—	—	15,900,000	25,605,759	25,605,759
Issuance of Series B preferred shares net of issuance costs of approximately $186,000	8,422,898	33,002,024	—	—	33,002,024
Issuance of ordinary shares	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—
Net loss	—	—	—	—	—
Foreign currency translation	—	—	—	—	—

Balance, April 30, 2016	8,422,898	$33,002,024	15,900,000	$25,605,759	$58,607,783

	Ordinary Shares		Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Deficit
	Number of Shares	Amount
Balance, May 1, 2014	526,050	$842	$58,520	$(18,590,773)	$2,321,304	$(16,210,107)
Issuance of Series A preferred shares net of issuance costs of approximately $6,000	—	—	—	—	—	—
Issuance of ordinary shares	776,317	1,213	—	—	—	1,213
Share-based compensation expense	—	—	36,019	—	—	36,019
Net loss	—	—	—	(7,225,451)	—	(7,225,451)
Foreign currency translation	—	—	—	—	(156,634)	(156,634)

Balance, April 30, 2015	1,302,367	2,055	94,539	(25,816,224)	2,164,670	(23,554,960)
Issuance of Series B preferred shares net of issuance costs of approximately $186,000	—	—	—	—	—	—
Issuance of ordinary shares	865,000	1,301	—	—	—	1,301
Share-based compensation expense	—	—	117,689	—	—	117,689
Net loss	—	—	—	(11,436,163)	—	(11,436,163)
Foreign currency translation	—	—	—	—	(2,239,672)	(2,239,672)

Balance, April 30, 2016	2,167,367	$3,356	$212,228	$(37,252,387)	$(75,002)	$(37,111,805)

See notes to financial statements.

KalVista Pharmaceuticals Limited

Statements of Cash Flows

Years Ended April 30, 2016 and 2015

	2016	2015
Cash flows from operating activities:
Net loss	$(11,436,163)	$(7,225,451)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	33,473	37,681
Amortization expense	—	—
Share-based compensation expense	117,689	36,019
Foreign currency exchange rate gain	(1,661,044)	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Research and development tax credit receivable	(1,147,765)	(93,521)
Grants receivable	(136,686)	64,798
Prepaid expenses and other current assets	(475,442)	209,728
Increase (decrease) in:
Accounts payable	374,481	167,012
Accrued expenses	1,176,508	435,516

Net cash used in operating activities	(13,154,949)	(6,368,218)

Cash flows from investing activities:
Purchases of property and equipment	(11,471)	(124,633)

Net cash used in investing activities	(11,471)	(124,633)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,301	1,245
Proceeds from issuance of Series A Preferred Stock, net of issuance costs	—	8,661,338
Proceeds from issuance of Series B Preferred Stock, net of issuance costs	33,002,024	—

Net cash provided by financing activities	33,003,325	8,662,583

Effect of exchange rate changes on cash	(598,491)	(124,763)

Net increase in cash and cash equivalents	19,238,414	2,044,969
Cash and cash equivalents, beginning year	2,526,050	481,081

Cash and cash equivalents, end of year	$21,764,464	$2,526,050

Supplemental disclosures of cash flow information:
Cash paid for interest expense	$—	$—

Cash paid for taxes	$—	$—

See notes to financial statements.

KalVista Pharmaceuticals Limited

Notes to Financial Statements

Note 1.	Description of Business

KalVista Pharmaceuticals Limited (the “Company” or “KalVista”) is a clinical-stage pharmaceutical research company focused on the discovery, development, and commercialization of small molecule serine protease inhibitors as new treatments for diseases with significant unmet need. KalVista is funded by a syndicate of international healthcare investors and is made up of a research and development team skilled in pharmaceutical development. The Company’s headquarters is located in Salisbury, UK.

The Company has devoted substantially all of its efforts to research and development, including clinical trials of its product candidates. The Company has not completed the development of any product candidates. The Company is currently loss making with the potential for generating future revenue through corporate partnerships or product sales. The Company is subject to a number of risks and uncertainties similar to those of other life science companies developing new products, including, among others, the risks related to the necessity to obtain adequate additional financing, to successfully develop product candidates, to obtain regulatory approval of product candidates, to comply with government regulations, to successfully commercialize its potential products, to the protection of proprietary technology and to the dependence on key individuals.

The Company has funded its operations primarily through the issuance of preferred stock and grant income. As of April 30, 2016, the Company had an accumulated deficit of $37,252,387 and $21,764,464 of cash and cash equivalents.

The Company will need to expend substantial resources for research and development, including costs associated with the clinical testing of its product candidates and will need to obtain additional financing to fund its operations and to conduct trials for its product candidates. The Company will seek to finance future cash needs through equity offerings, future grants, corporate partnerships and product sales. The Company has never been profitable and has incurred significant operating losses in each year since inception in 2013. Substantially all of the Company’s operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations. As of April 30, 2016, the Company had an accumulated deficit of $37.3 million and net current assets of $21.4 million. The Company’s ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing or to achieve profitable operations, as to which no assurances can be given. Cash requirements may vary materially from those now planned because of changes in the Company’s focus and direction of its research and development programs, competitive and technical advances, patent developments, regulatory changes or other developments. Additional financing will be required to continue operations after the Company exhausts its current cash resources and to continue its long-term plans for clinical trials and new product development. There can be no assurance that any such financing can be obtained by the Company, or if obtained, what the terms thereof may be, or that any amount that the Company is able to raise will be adequate to support the Company’s working capital requirements until it achieves profitable operations.

On June 15, 2016, the Company entered into a Share Purchase Agreement pursuant to which it will merge with Carbylan Therapeutics Inc. (”Carbylan”) in an all-stock transaction whereby Carbylan equity holders will own approximately 19% and the Company’s equity holders will own approximately 81% of the combined company, respectively . The merger is expected to close in the third quarter of 2016, subject to customary closing conditions, including the approval of the merger by Carbylan’s stockholders and Carbylan having a minimum net cash amount of $25 million. The Company expects the remaining cash resources from the Series B financing in June 2015, along with net cash held by Carbylan upon completion of the merger, to fund operations of the combined company through the first quarter of 2018. Accordingly, the financial statements have been prepared on a going concern basis.

Note 2.	Summary of Significant Accounting Policies

Basis of presentation: The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP).

The accompanying financial statements have been prepared assuming the Company will operate as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

Use of estimates: The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates in the financial statements include accrued expenses and share based compensation.

Revenue recognition: The Company has primarily generated grant income for the development and commercialization of product candidates through sponsored research arrangements with non-profit organizations and from federal research and development grant programs. The Company recognizes revenue when amounts are realized or realizable and earned. Revenue is considered realizable and earned when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the price is fixed or determinable; and (4) collection of the amounts due are reasonably assured.

Cash and cash equivalents: Cash and cash equivalents consist of bank deposits and money market accounts. Cash equivalents are carried at cost which approximates fair value due to their short-term nature. The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

The Company maintains its cash and cash equivalent balances with financial institutions that management believes are creditworthy. The Company’s cash and cash equivalent accounts at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk of cash and cash equivalents.

Property and equipment: Property and equipment are stated at cost less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Upon retirement or sale, the costs of the assets disposed of and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the statement of operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

Asset Classification	Estimated Useful Life
Plant and machinery	1-4 Years
Computer equipment	4 Years
Motor vehicles	4 Years

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets, or asset groups, may not be recoverable. Whenever events or changes in circumstances suggest that the carrying amount of long-lived assets may not be recoverable, the future undiscounted cash flows expected to be generated by the asset, or asset groups, from its use or eventual disposition is estimated. If the sum of the expected future undiscounted cash flows is less than the carrying amount of those assets, or asset groups, an impairment loss is recognized based on the excess of the carrying amount over the fair value of the assets, or asset groups.

Fair value measurement: The Company accounts for fair value measurements in accordance with accounting guidance that defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

Level 1:	Pricing inputs are quoted prices available in active markets for identical investments as of the reporting date.

Level 2:	Pricing inputs are quoted prices for similar investments, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data.

Level 3:	Pricing inputs include unobservable inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability, which are developed based on the best information available.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying amounts of cash and cash equivalents, prepaid expenses, receivables, accounts payable, accrued expenses approximate their respective fair values because of the short-term nature of these financial instruments. These financial instruments are considered level 1. As of the years ended April 30, 2016 and April 30, 2015, no level 2 or level 3 investments were held.

Research and development: Research and development costs are charged to expense as incurred and include, but are not limited to:

•	Employee-related expenses including salaries, benefits, travel, and share-based compensation expense for research and development personnel;

•	Costs associated with preclinical and development activities;

•	Costs associated with regulatory operations.

Income taxes: The Company files income tax returns in the United Kingdom through the HM Revenue and Customs jurisdiction (“HMRC”). The Company uses the asset and liability method for accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date. The Company evaluates the realizability of its deferred tax assets and establishes a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized. The Company has provided a full valuation allowance on its deferred tax assets.

The Company follows FASB ASC 740, Income Taxes, relative to accounting for uncertainties in tax positions. Under these provisions, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of April 30, 2016 and 2015, the Company does not have any uncertain tax positions.

Tax years 2016 and 2015 remain open to examination by the HMRC. Further, HMRC will be able to open an enquiry under the ‘discovery assessment’ for the 2014 tax year until April 30, 2018. This is if HMRC discovers facts, which were not disclosed or readily inferable from the tax returns or accounts. The Company is not currently under examination by the HMRC or any other jurisdiction for any tax years.

The Company recognizes interest and penalties related to uncertain tax positions, if any, as a component of income tax expense. As the Company has no uncertain tax positions, there were no interest or penalties charges recognized in the statement of operations for both years.

Foreign currency transactions: The Company historically has raised funds in U.S. Dollars and translated the cash received to British Pounds, the Company’s functional currency, on the date of funding. The funds are held in a money market account denominated in U.S. Dollars. When this cash is exchanged for British Pounds, there is a resulting foreign exchange gain or loss due to the difference between the historical spot rate at the time of funding and the spot rate when the funds are exchanged, which is recorded as a component of other income. At period end, bank accounts denominated in U.S. Dollars are re-measured to British Pounds at the prevailing interest rate, and the resulting gain or loss is included as a component of other income. The Company has elected to use the U.S. Dollar as its reporting currency and has therefore translated assets and liabilities from its functional currency to U.S Dollars at period end rates and income statement amounts using the weighted average exchange rate for the period.

Accounting for share-based compensation: The Company accounts for all share-based awards in accordance with FASB ASC 718, Share-Based Payments. Share-based compensation is measured at the grant date based on the fair value of the award and recognized over the vesting period on a straight-line basis. See footnote 9 for expanded consideration.

Accounting for equity arrangements: The Company evaluates whether the embedded and freestanding features in its equity instruments meet the definition of a derivative. US GAAP provides three criteria that, if met, require companies to bifurcate embedded derivatives from their host instruments and account for them as freestanding derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instruments are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Proceeds from financing arrangements are first allocated to freestanding and embedded derivatives required to be recognized at fair value and the residual proceeds are allocated to the debt or equity instrument. Bifurcated derivative instruments are subject to re-measurement at each balance sheet date, and any change in fair value is recognized as a component of other income (expense) in the statement of operations. The Company has not identified any freestanding or embedded derivatives to date.

Recently issued accounting pronouncements not yet adopted: In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. In July 2015, the FASB voted to defer the effective date for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods) and permitted early adoption of the standard, but not before the original effective date of December 15, 2016. The Company expects to adopt the updated standard in the first quarter of fiscal 2018. The Company has not yet selected a transition method, and is currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements—Going Concern, on disclosure of uncertainties about an entity’s ability to continue as a going concern. This guidance addresses management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and to provide related footnote disclosures. The guidance is effective for fiscal years beginning after December 15, 2016 and for interim periods within those fiscal years, with early adoption permitted. The Company is still evaluating the impact of this standard on its financial statements.

In February 2016, the FASB issued new lease accounting guidance in Accounting Standards Update No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Lessor accounting, however, remains largely unchanged. In addition, the new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. The new lease guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted, however, the Company does not intend to early adopt. The Company also believes that adoption of this new guidance will not have a material impact on our financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation (Topic 718) (“ASU 2016-09”) to require changes to several areas of employee share-based payment accounting in an effort to simplify share-based reporting. The update revises requirements in the following areas: minimum statutory withholding, accounting for income taxes and forfeitures. ASU 2016-09 is effective for annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact that the adoption of this guidance may have on the Company’s financial statements.

Note 3.	Property and Equipment

At April 30, 2016 and 2015, property and equipment consisted of:

	2016	2015
Plant and machinery	$358,229	$374,910
Computer equipment	58,467	53,317
Motor vehicles	1,461	1,543

	418,157	429,770
Less accumulated depreciation	(344,502)	(329,423)

	$73,655	$100,347

For the years ended April 30, 2016 and 2015, depreciation expense was $33,473 and $37,681, respectively.

Note 4.	Accrued Expenses

At April 30, 2016 and 2015, accrued expenses consisted of:

	2016	2015
Accrued research expense	$1,059,099	$349,530
Accrued compensation	966,240	628,293
Accrued accounting/audit/tax	59,906	32,399
Other accrued expenses	29,223	15,429

	$2,114,468	$1,025,651

Note 5.	Income Taxes

No provision for income taxes was recorded during the years ended April 30, 2016 and 2015, as the Company incurred operating losses for each of these years.

A reconciliation between the effective tax rates and statutory rates for the years ended April 30, 2016 and 2015 is as follows:

	2016	2015
Computed at UK weighted average statutory rate	20.00%	20.92%
Tax credits	(6.85)	(5.24)
Valuation allowance	(13.15)	(15.68)

	0.00%	0.00%

The tax effect of significant temporary differences representing deferred tax assets and liabilities as of April 30, 2016 and 2015 is as follows:

	2016	2015
Net operating loss (“NOL”) and credit carryforwards	$2,755,535	$2,310,003
Other	89,992	46,827
Valuation allowance	(2,845,527)	(2,356,830)

Net deferred tax asset	$—	$—

As required by ASC 740, Income Taxes, management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of NOL carryforwards. As a result of the fact that the Company has incurred tax losses from inception, management has determined that it is more likely than not that the Company will not recognize the benefits of net deferred tax assets and, as a result, a full valuation allowance has been established against its net deferred tax assets as of April 30, 2016 and 2015. During the years ended April 30, 2016 and 2015, the valuation allowance changed by $449,937 and $497,909, respectively. Realization of deferred tax assets is dependent upon the generation of future taxable income. As of April 30, 2016, the Company had NOL carryforwards for income tax purposes of approximately $14.2 million that do not expire, available to reduce future income taxes, if any.

Note 6.	Related Party Transactions

On May 23, 2011, the Company entered into a Sale and Purchase Agreement with Vantia Limited whereby, in return for a consideration of 500,000 Series A Preferred Shares in the Company at a subscription price of $1.61 per share, Vantia Limited transferred certain intellectual property and other business assets to the Company. Certain employees of Vantia Limited were also transferred to the Company as part of this transaction and the two entities share common directors.

On May 23, 2011, the Company entered into a Master Services Agreement with Vantia Limited. The Company continues to pay Vantia Limited for management fees and related expenses per the Master Services Agreement. During the years ended April 30, 2016 and 2015, the Company expensed $1,009,130 and $1,205,752 for services performed by Vantia Limited. As of April 30, 2016 and 2015, the Company has recorded $127,416 and $128,391 within current liabilities for amounts due to Vantia Limited.

For the year ended April 30, 2016, one of the Company’s directors, Richard Aldrich, was reimbursed for travel expenses amounting to $8,647.

Note 7.	Preferred and Ordinary Capital

The Company has three classes of shares: Series B Preferred, Series A Preferred, and Ordinary, all of which have a par value of $0.0016. The ordinary shares are classified in equity. The Series A and Series B are classified as mezzanine equity. As the settlement upon a listing of the Company’s ordinary shares on a recognized investment exchange is not yet probable, no accretion is currently required. Thus, no accretion to the redemption value, nor dividends will be made until the listing is probable in accordance with ASC 480-10-S99-3A. The Company continues to re-assess the probability on an annual basis.

The rights and privileges of the Company’s Shares are as follows:

Voting: Holders of all classes of shares are entitled to vote on all matters and each share, regardless of the class, is equal to 1 vote.

Dividends: A cumulative fixed rate dividend (8% non-compounding) shall accrue on each Series A and Series B Preferred Share from the date of issuance until the first to occur of a Liquidation Event or a Qualified Public Offering. Dividends are payable when and if declared by the Company’s Board of Directors. As of April 30, 2016 and 2015, cumulative preferred dividends are $8,937,083 and $4,658,811, respectively.

Liquidation rights: In certain events, including the liquidation, dissolution, or winding-up of the Company and deemed liquidation events (a change in control or a listing), before any distribution of payments is made to Ordinary shareholders, Preferred shareholders are entitled to receive their liquidation preference (original issue price plus the cumulative 8% preferred dividends, whether or not declared) with Series B having preference over Series A.

If the assets to be distributed are not sufficient to satisfy the Series B liquidation preference in full, the available assets will be distributed to the holders of Series B on a pro-rata basis. If the assets to be distributed are not sufficient to satisfy the Series A liquidation preference in full, the available assets will be distributed to the holders of Series A on a pro-rata basis.

To the extent that assets remain after all preferential payments have been made, the holders of the Series B, Series A and Ordinary Shares then outstanding are entitled to receive the remaining assets pro rata based upon the number of shares of Ordinary Shares which they hold and which they have the right to acquire upon conversion of the shares of Series B and Series A Preferred Stock held by such holder.

Conversion: Series B and Series A are convertible into Ordinary Shares on a 1 to 1 basis. The Conversion Price is subject to certain adjustments for certain anti-dilutive events, such as stock splits. Conversion is mandatory upon a Qualified Public Offering as defined in the articles of association or upon election by the Investor Majority. Otherwise conversion is at the election of the individual holder.

The Series B holders also have the right to receive additional shares in the event that another round of Series B is sold at a price less than the Conversion Price in effect immediately prior to such issue. However, if the existing Series B holders do not fully participate in the subsequent round, they are not entitled to the additional shares and their shares are immediately converted to Ordinary on a 1 to 1 basis.

In determining the appropriate classification for the conversion and redemption features of the Series B and Series A, the Company determined that these features do not require bifurcation, and as a result are not considered a derivative under the provisions of FASB ASC Topic 815, Derivatives and Hedging.

Note 8.	Grant Income

Grant income consists of two main agreement types. The first type of agreement is with the Technology Strategy Board (TSB), a United Kingdom government organization. The Company recognizes revenue for reimbursements of research and development costs as the services are performed up to an agreed upon threshold.

The Company records these reimbursements as revenue and not as a reduction of research and development expenses, as the Company has the risks and rewards as the principal in the research and development activities. Any services performed and not yet collected upon are shown as a receivable. During the years ended April 30, 2016 and 2015, revenue recognized through the TSB grant amounted to $1,844,914 and $1,511,739, respectively.

The second type of agreement is with the Juvenile Diabetes Research Foundation (JDRF), a non-profit organization. The Company applies the milestone method of accounting to recognize revenue from milestone payments when earned, as evidenced by written acknowledgement from the grantor and other persuasive evidence that the milestone has been achieved and the payment is non-refundable, provided that the milestone event is substantive. A milestone event is defined as an event (i) that can only be achieved based in whole or in part on either the Company’s performance or on the occurrence of a specific outcome resulting from the Company’s performance; (ii) for which there is substantive uncertainty at the inception of the arrangement that the event will be achieved; and (iii) that would result in additional payments being due to the Company. Events for which the occurrence is either contingent solely upon the passage of time or the result of a counterparty’s performance are not considered to be milestone events. A milestone event is substantive if all of the following conditions are met: (i) the consideration is commensurate with either the Company’s performance to achieve the milestone, or the enhancement of the value to the delivered item(s) as a result of a specific outcome resulting from the Company’s performance to achieve the milestone; (ii) the consideration relates solely to past performance; and (iii) the consideration is reasonable relative to all the deliverables and payment terms (including other potential milestone consideration) within the arrangement.

The Company assesses whether a milestone is substantive at the inception of the arrangement. If a milestone is deemed non-substantive, the Company accounts for that milestone payment in accordance with the multiple element arrangements guidance and recognize revenue consistent with the related units of accounting for the arrangement over the related performance period.

The Company has one contract in process with JDRF as of February 15, 2011 accounted for under the milestone method. Milestones may include, for example, the successful completions of clinical trials, development of certain reports, and different review/approval processes. All milestones under the contract in process were deemed substantive based on the fact that the payments are commensurate with the Company’s efforts to achieve the milestone event and the milestones are related to past performance and are non-refundable. During the years ended April 30, 2016 and 2015, revenue recognized through the achievement of multiple milestones amounted to $288,542 and $292,615, respectively. There are no performance, cancellation, termination or refund provisions in the arrangement that contain material financial consequences to the Company.

The Company evaluates the terms of sponsored research agreement grants and federal grants to assess the Company’s obligations and if the Company’s obligations are satisfied by the passage of time, revenue is recognized as described above. For grants with refund provisions, the Company reviews the grant to determine the likelihood of repayment. If the likelihood of repayment of the grant is determined to be remote, the grant is recognized as revenue. If the probability of repayment is determined to be more than remote, the Company records the grant as a deferred revenue liability, until such time that the grant requirements have been satisfied.

Note 9.	Share-Based Compensation

On July 26, 2011, the Company’s Board of Directors adopted the Enterprise Management Incentives (EMI) Scheme (the “Scheme”) which authorized the Company to issue options to purchase ordinary shares to eligible employees. The purpose of the Scheme is to provide an incentive to recruit and retain employees and consultants. The Scheme terminates ten years from the commencement date.

As of April 30, 2016, the Company has reserved 2,963,238 shares for issuance pursuant to the Scheme, of which 972,677 shares remain available for grant. The shares are reserved for option grants to employees or offer shares for purchase to non-employees. The Company has issued 855,790 options and 874,771 shares pursuant to the Scheme as of April 30, 2016.

Options generally 25% cliff vest and then ratably vest on a monthly basis over three years and generally expire in ten years. Upon an Exit (defined as a Sale, Takeover, or a Listing), all unvested options are immediately fully vested. An option may only be exercised while the holder is an employee of the Company.

There were 9,337 options granted outside of the Scheme, referred to as unapproved options.

The Company recognizes share-based compensation expense over the requisite service period based on the grant date fair value of the award. The Company has elected to use the Black-Scholes option pricing model to determine the fair value of awards granted. The determination of the fair value of share-based awards utilizing the Black-Scholes model is affected by the share price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The fair value of the common stock has been determined by the Company at each measurement date based on a variety of different factors, including the results obtained from independent third-party appraisals, the Company’s financial position and historical financial performance, the status of development of the Company’s services, the current climate in the marketplace, the illiquid nature of the common stock, the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event, among others. The Company does not have a history of market prices of its ownership interests as it is not a public company, and as such, volatility is estimated using historical volatilities of similar public entities. The expected life of the awards is estimated based on the simplified method. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption is based on history and expectation of paying no dividends. The Company elected not to apply a forfeiture rate given the lack of forfeitures since inception of the Scheme. As forfeitures occur, the Company will adjust the compensation expense accordingly.

The fair value of the share-based awards was measured with the following weighted - average assumptions for the years ended April 30:

	2016	2015
Risk-free interest rate	1.38%	1.84%
Expected life of the options	6.25 years	6.25 years
Expected volatility of the underlying stock	80.9%	85.1%
Expected dividend rate	0%	0%

For the years ended April 30, 2016 and 2015, the Company recognized share-based compensation expense of $117,689 and $36,019, respectively, in connection with all share-based awards.

A summary of option activity as of April 30, 2016 and 2015 and changes during the years then then ended is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at April 30, 2014	190,220	$.0133	5.44	—
Granted	153,018	.0016	—	—

Outstanding at April 30, 2015	343,238	.0081	6.83	—
Granted	512,552	.0014	—	—

Outstanding at April 30, 2016	855,790	.0039	8.68	—

Exercisable at April 30, 2016	263,541	$.0094	6.31	—

Vested and expected to vest at April 30, 2016	855,790	$.0039	8.68	—

The weighted-average grant date fair value of stock options granted during the years ended April 30, 2016 and 2015 was $0.41 and $0.42, respectively. There have been no option exercises since the inception of the Scheme.

As of April 30, 2016, there was $149,981 of unrecognized compensation expense related to non-vested awards, which is expected to be recognized over a weighted-average period of 1.60 years.

Note 10. Commitments and Contingencies

Lease commitments: The following table presents future minimum commitments of the Company due under non-cancelable operating leases with original or remaining terms in excess of one year at April 30, 2016. The Company’s operating lease obligations are related to their principal office in the United Kingdom and use of scientific equipment.

Future minimum payments under this lease as of April 30, 2016 are as follows:

Year ended April 30:
2017	$98,155

$98,155

Rent expense was $122,047 and $139,287 for the years ended April 30, 2016 and 2015, respectively, and is reflected in general and administrative expenses and research and development expenses as determined by the underlying activities.

Indemnification: In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves future claims that may be made against the Company but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations. No amounts associated with such indemnifications have been recorded to date.

Contingencies: From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. There have been no contingent liabilities requiring accrual at April 30, 2016.

As a result of the terms of grant income received in prior years, on regulatory approval and following the first commercial sale of certain products, the Company will be required to make payments under the JDRF agreement of up to $1 million within 90 days of the first commercial sale of the product subject to certain caps as well as certain follow on payments depending upon commercial success and type of product. Given the stage of development of the current pipeline of products it is not possible to predict with certainty the amount or timing of any such liability.

Note 11.	Defined Contribution Plans

Participation in a Personal Pension Plan is available to all employees on commencement of their employment with KalVista Pharmaceuticals Limited. The plan is non-contributory and employer contributions are made in accordance with the terms and conditions of the employment contract. Employees may contribute in accordance with the prevailing statutory limitations. Total employer contributions for the years ended April 30, 2016 and 2015 were $70,523 and $65,734 respectively.

Note 12.	Other Income

As of April 30, 2016 and 2015, the Company had research and development tax credits totaling $2,034,212 and $843,834, respectively. This tax credit is related to a tax scheme for small and medium enterprises (“SME scheme”) as well as the R&D expenditure credit system (“RDEC”). Per the scheme, the Company is able to surrender losses in exchange for cash credit in proportion to the Company’s R&D expenditure for the year. This amount was included in other income, as it is a refundable credit that does not depend on the entity’s ongoing tax status or position.

Note 13.	Subsequent Events

The Company has evaluated subsequent events through August 22, 2016, the date on which the financial statements were available to be issued, noting on June 15, 2016, the Company entered into a Share Purchase Agreement pursuant to which it will merge with Carbylan Therapeutics Inc. (”Carbylan”) in an all-stock transaction whereby Carbylan equity holders will own approximately 19% and the Company’s equity holders will own approximately 81% of the combined company, respectively. The Company’s Series A and Series B preferred shares will automatically convert into ordinary shares immediately prior to the closing on a 1 to 1 basis and this conversion will not include additional ordinary shares in respect of the cumulative preferred dividend which has been waived by the preferred shareholders for the purposes of the merger. The merger is expected to close in the third quarter of 2016, subject to customary closing conditions, including the approval of the merger by Carbylan’s stockholders and Carbylan having a minimum net cash amount of $25 million. The Company expects the remaining cash resources from the Series B financing in June 2015, along with net cash held by Carbylan upon completion of the merger, to fund operations of the combined company through the first quarter of 2018.

KalVista Pharmaceuticals Ltd.

KalVista Pharmaceuticals, Inc.

Condensed Balance Sheets

(Unaudited)

	July 31, 2016	April 30, 2016
Assets
Current assets:
Cash and cash equivalents	$15,627,511	$21,764,464
Research and development tax credit receivable	1,967,245	1,883,379
Grants receivable	1,010,077	355,752
Prepaid expenses and other current assets	686,488	668,224

Total current assets	19,291,321	24,671,819
Property and equipment, net	99,570	73,655

Total assets	$19,390,891	$24,745,474
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$1,858,754	$1,007,612
Accrued expenses	1,285,218	2,114,468
Due to related parties	36,368	127,416

Total current liabilities	3,180,340	3,249,496

Commitments and contingencies (Note 4)
Series B Convertible Preferred Shares, $0.0016 par value, 8,422,898 shares issued and outstanding (liquidation preference of $30,254,700 and $32,782,414) at July 31, 2016 and April 30, 2016, respectively	33,002,024	33,002,024
Series A Convertible Preferred Shares, $0.0016 par value, 15,900,000 shares issued and outstanding (liquidation preference of $26,982,963 and $29,321,372) at July 31, 2016 and April 30, 2016, respectively	25,605,759	25,605,759

	58,607,783	58,607,783

Shareholders’ deficit:
Ordinary Shares, $0.0016 par value, 2,437,138 and 2,167,367 shares issued and outstanding at July 31, 2016 and April 30, 2016, respectively	3,783	3,356
Additional paid-in capital	218,946	212,228
Accumulated deficit	(38,222,208)	(37,252,387)
Accumulated other comprehensive income	(4,397,753)	(75,002)

Total shareholders’ deficit	(42,397,232)	(37,111,805)

Total liabilities and shareholders’ deficit	$19,390,891	$24,745,474

See notes to condensed financial statements

KalVista Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Income/Loss

(Unaudited)

	Three months ended July 31,
	2016	2015
Grant income	$975,206	$838,767

Operating expenses:
Research and development expenses	3,394,796	2,914,991
General and administrative expenses	2,699,882	387,284

Total operating expenses	6,094,678	3,302,275

Operating loss	(5,119,472)	(2,463,508)
Other income:
Interest income	14,365	2,673
Foreign currency exchange rate gain	1,393,752	445,172
Other income	275,096	299,592

Total other income	1,683,213	747,437

Net loss before income taxes	(3,436,259)	(1,716,071)

Income tax	—	—

Net loss	(3,436,259)	(1,716,071)
Other comprehensive income:
Foreign currency translation adjustments	4,322,751	1,407,653

Comprehensive income/(loss)	$886,492	$(308,418)

See notes to condensed financial statements

KalVista Pharmaceuticals, Inc.

Condensed Statements of Cash Flows

(unaudited)

	Three months ended July 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(3,436,259)	$(1,716,071)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	8,454	10,207
Share-based compensation expense	4,022	5,666
Foreign currency exchange rate gain	(1,393,752)	(445,172)
Changes in operating assets and liabilities:
(Increase) decrease in:
Research and development tax credit receivable	(275,096)	(299,592)
Grants receivable	(724,100)	(143,070)
Prepaid expenses and other current assets	(85,507)	(198,432)
Increase (decrease) in:
Accounts payable	995,947	(241,442)
Accrued expenses	(663,227)	(491,382)
Due to related parties	(83,208)	209,269

Net cash used in operating activities	(5,652,726)	(3,310,019)

Cash flows from investing activities:
Purchases of property and equipment	(43,040)	—

Net cash used in investing activities	(43,040)	—

Cash flows from financing activities:
Proceeds from issuance of common stock	376	—
Proceeds from issuance of Series B Preferred Stock, net of issuance costs	—	33,002,024

Net cash provided by financing activities	376	33,002,024

Effect of exchange rate changes on cash	(441,563)	141,774

Net increase in cash and cash equivalents	(6,136,953)	29,833,779
Cash and cash equivalents at beginning of period	21,764,464	2,526,050

Cash and cash equivalents at end of period	$15,627,511	$32,359,829

See notes to condensed financial statements

Notes to the Condensed Financial Statements (unaudited)

Note 1.	Description of Business

KalVista Pharmaceuticals, Inc. (the “Company” or “KalVista”) is a clinical-stage pharmaceutical research company focused on the discovery, development, and commercialization of small molecule serine protease inhibitors as new treatments for diseases with significant unmet need. KalVista is funded by a syndicate of international healthcare investors and is made up of a research and development team skilled in pharmaceutical development. The Company’s headquarters is located in Salisbury, UK.

The Company has devoted substantially all of its efforts to research and development, including clinical trials of its product candidates. The Company has not completed the development of any product candidates. The Company is currently loss making with the potential for generating future revenue through corporate partnerships or product sales. The Company is subject to a number of risks and uncertainties similar to those of other life science companies developing new products, including, among others, the risks related to the necessity to obtain adequate additional financing, to successfully develop product candidates, to obtain regulatory approval of product candidates, to comply with government regulations, to successfully commercialize its potential products, to the protection of proprietary technology and to the dependence on key individuals.

The Company has funded its operations primarily through the issuance of preferred stock and grant income. As of July 31, 2016, the Company had an accumulated deficit of $38,222,208 and $15,627,511 of cash and cash equivalents.

The Company will need to expend substantial resources for research and development, including costs associated with the clinical testing of its product candidates and will need to obtain additional financing to fund its operations and to conduct trials for its product candidates. The Company will seek to finance future cash needs through equity offerings, future grants, corporate partnerships and product sales.

The Company has never been profitable and has incurred significant operating losses in each year since inception in 2013. Substantially all of the Company’s operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations. The Company’s ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing or to achieve profitable operations, as to which no assurances can be given. Cash requirements may vary materially from those now planned because of changes in the Company’s focus and direction of its research and development programs, competitive and technical advances, patent developments, regulatory changes or other developments. Additional financing will be required to continue operations after the Company exhausts its current cash resources and to continue its long-term plans for clinical trials and new product development. There can be no assurance that any such financing can be obtained by the Company, or if obtained, what the terms thereof may be, or that any amount that the Company is able to raise will be adequate to support the Company’s working capital requirements until it achieves profitable operations.

On June 15, 2016, the Company entered into a Share Purchase Agreement pursuant to which it will merge with Carbylan Therapeutics Inc. (“Carbylan”) in an all-stock transaction whereby Carbylan equity holders will own approximately 19% and the Company’s equity holders will own approximately 81% of the combined company, respectively. The merger is expected to close in the fourth quarter of 2016, subject to customary closing conditions, including the approval of the merger by Carbylan’s stockholders and Carbylan having a minimum net cash amount of $25 million. The Company expects its remaining cash resources, along with net cash held by Carbylan upon completion of the merger, to fund operations of the combined company through the first quarter of 2018. Accordingly, the condensed financial statements have been prepared on a going concern basis.

Note 2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed financial statements reflect all adjustments which are of a normal recurring nature and, in the opinion of management, necessary to a fair statement of the results for the periods presented herein. The unaudited condensed interim financial statements have been prepared on the same basis as the annual financial statements. These interim financial results are not necessarily indicative of the results to be expected for the year ending April 30, 2017, or for any other future annual or interim period. The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and the related notes thereto included herein.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates in the financial statements include accrued expenses and share based compensation.

Segment Reporting

The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. This guidance is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This guidance can be adopted either retrospectively to each prior reporting period presented, or retrospectively with a cumulative-effect adjustment recognized as of the date of adoption. The original effective date of this guidance for public entities was for annual reporting period beginning after December 15, 2016. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606), to defer the effective date of this guidance by one year, to the annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. A reporting entity may choose to early adopt the guidance as of the original effective date. The FASB has issued several updates to the standard which i) defer the original effective date from January 1, 2017 to January 1, 2018, while allowing for early adoption as of January 1, 2017 (ASU 2015-14); ii) clarify the application of the principal versus agent guidance (ASU 2016-08); and iii) clarify the guidance on inconsequential and perfunctory promises and licensing (ASU 2016-10). In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606) Narrow-Scope Improvements and

Practical Expedients, to address certain narrow aspects of the guidance including collectability criterion, collection of sales taxes from customers, noncash consideration, contract modifications and completed contracts. This issuance does not change the core principle of the guidance in the initial topic issued in May 2014. The Company does not anticipate an early adoption, and is currently evaluating the impact on its financial statements upon the adoption of this guidance.

In August 2014, the FASB issued ASU NO. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual and interim reporting periods ending after December 15, 2016, with early adoption permitted. The Company does not anticipate an early adoption, and is currently evaluating the impact on its financial statements upon the adoption of this guidance.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under this guidance, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. This guidance offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. This guidance is effective for annual reporting period beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. The Company is currently evaluating the impact on its financial statements upon the adoption of this guidance.

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, Compensation – Stock Compensation (Topic 718). This guidance identifies areas for simplification involving several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. This guidance is effective for annual reporting period beginning after December 15, 2016, including interim periods within that reporting period, with early adoption permitted. The Company is currently evaluating the impact on its financial statements upon the adoption of this guidance.

Note 3.	Accrued Expenses

At July 31 and April 30, 2016, accrued expenses consisted of:

	July 31, 2016	April 30, 2016
Accrued research expense	$301,665	$1,059,099
Accrued compensation	151,866	966,240
Accrued accounting/audit/tax	772,078	59,906
Other accrued expenses	59,609	29,223

	$1,285,218	$2,114,468

Note 4.	Commitments and Contingencies

Lease commitments: The following table presents future minimum commitments of the Company due under non-cancelable operating leases with original or remaining terms in excess of one year at July 31, 2016. The

Company’s operating lease obligations are related to their principal office in the United Kingdom and use of scientific equipment.

Future minimum payments under this lease as of July 31, 2016 are as follows:

Period ended July 31:
2017	$98,000

$98,000

Rent expense was $101,155 and $33,028 for the three months ended July 31, 2016 and 2015, respectively, and is reflected in general and administrative expenses and research and development expenses as determined by the underlying activities.

Indemnification: In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves future claims that may be made against the Company but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations. No amounts associated with such indemnifications have been recorded to date.

Contingencies: From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. There have been no contingent liabilities requiring accrual at July 31, 2016.

As a result of the terms of grant income received in prior years, on successful regulatory approval and following the first commercial sale of certain products, the Company will be required to pay royalty fees of up to $1 million within 90 days of the first commercial sale of the product subject to certain caps and follow on payments depending upon commercial success and type of product. Given the stage of development of the current pipeline of products it is not possible to predict with certainty the quantum or timing of any such liability.

Note 5.	Grant Income

Grant income consists of two main agreement types. The first type of agreement is with the Technology Strategy Board (TSB), a United Kingdom government organization. The Company recognizes revenue for reimbursements of research and development costs as the services are performed up to an agreed upon threshold. The Company records these reimbursements as revenue and not as a reduction of research and development expenses, as the Company has the risks and rewards as the principal in the research and development activities. Any services performed and not yet collected upon are shown as a receivable. During the three months ended July 31, 2016 and 2015, revenue recognized through the TSB grant amounted to $724,101 and $518,141, respectively.

The second type of agreement is with the Juvenile Diabetes Research Foundation (JDRF), a non-profit organization. The Company applies the milestone method of accounting to recognize revenue from milestone payments when earned, as evidenced by written acknowledgement from the grantor and other persuasive evidence that the milestone has been achieved and the payment is non-refundable, provided that the milestone event is substantive. A milestone event is defined as an event (i) that can only be achieved based in whole or in part on either the Company’s performance or on the occurrence of a specific outcome resulting from the Company’s performance; (ii) for which there is substantive uncertainty at the inception of the arrangement that the event will be achieved; and (iii) that would result in additional payments being due to the Company. Events for which the occurrence is either contingent solely upon the passage of time or the result of a counterparty’s performance are not considered to be milestone events. A milestone event is substantive if all of the following conditions are met: (i) the consideration is commensurate with either the Company’s performance to achieve the milestone, or the enhancement of the value to the delivered item(s) as a result of a specific outcome resulting from the Company’s performance to achieve the milestone; (ii) the consideration relates solely to past performance; and (iii) the consideration is reasonable relative to all the deliverables and payment terms (including other potential milestone consideration) within the arrangement.

The Company assesses whether a milestone is substantive at the inception of the arrangement. If a milestone is deemed non-substantive, the Company accounts for that milestone payment in accordance with the multiple element arrangements guidance and recognize revenue consistent with the related units of accounting for the arrangement over the related performance period.

The Company has one contract in process with JDRF as of February 15, 2011 accounted for under the milestone method. Milestones may include, for example, the successful completions of clinical trials, development of certain reports, and different review/approval processes. All milestones under the contract in process were deemed substantive based on the fact that the payments are commensurate with the Company’s efforts to achieve the milestone event and the milestones are related to past performance and are non-refundable. During the three months ended July 31, 2016 and 2015, revenue recognized through the achievement of multiple milestones amounted to $206,544 and $307,163, respectively. There are no performance, cancellation, termination or refund provisions in the arrangement that contain material financial consequences to the Company.

The Company evaluates the terms of sponsored research agreement grants and federal grants to assess the Company’s obligations and if the Company’s obligations are satisfied by the passage of time, revenue is recognized as described above. For grants with refund provisions, the Company reviews the grant to determine the likelihood of repayment. If the likelihood of repayment of the grant is determined to be remote, the grant is recognized as revenue. If the probability of repayment is determined to be more than remote, the Company records the grant as a deferred revenue liability, until such time that the grant requirements have been satisfied.

Note 6.	Related Party Transactions

On May 23, 2011, the Company entered into a Sale and Purchase Agreement with Vantia Limited whereby, in return for a consideration of 500,000 Series A Preferred Shares in the Company at a subscription price of $1.61 per share, Vantia Limited transferred certain intellectual property and other business assets to the Company. Certain employees of Vantia Limited were also transferred to the Company as part of this transaction and the two entities share common directors.

On May 23, 2011, the Company entered into a Master Services Agreement with Vantia Limited. The Company continues to pay Vantia Limited for management fees and related expenses per the Master Services Agreement. During the three months ended July 31, 2016 and 2015, the Company expensed $162,316 and $347,423, respectively, for services performed by Vantia Limited. As of July 31 and April 30, 2016, the Company has recorded $36,368 and $127,416, respectively, within current liabilities for amounts due to Vantia Limited.

Note 7.	Subsequent Events

On September 26, 2016, a putative stockholder class action complaint was filed in the Superior Court of the State of California in and for the County of Alameda against Carbylan, the members of the board of directors of Carbylan, as well as against KalVista, Wedbush and certain unknown employees of Wedbush (collectively, the “Defendants”), entitled Laidlaw v. Carbylan Therapeutics, Inc., et al., Case No. RG16832665. The complaint alleges that the members of Carbylan’s board of directors and/or Carbylan breached their fiduciary duties of care, good faith, loyalty and/or disclosure in connection with the Share Purchase Agreement, and that KalVista and

Wedbush aided and abetted such breaches of fiduciary duties. The complaint seeks to enjoin and/or rescind any transaction with KalVista as well as certain other equitable relief, unspecified damages and attorneys’ fees and costs.

KalVista believes this lawsuit is without merit and has therefore not recorded any provision in its financial statements for it.

KalVista has evaluated subsequent events through September 30, 2016, the date on which the financial statements were available to be issued.

ANNEX A

SHARE PURCHASE AGREEMENT

BY AND AMONG

CARBYLAN THERAPEUTICS, INC.,

THE SHAREHOLDERS OF KALVISTA PHARMACEUTICALS LTD.,

KALVISTA PHARMACEUTICALS LTD.

AND

THE SELLER REPRESENTATIVE

Dated as of June 15, 2016

A-i

A-ii

A-iii

Schedules:

Schedule 5.15	Directors and Officers
Schedule 5.16	Investor Agreements

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Carnivale Stockholder Support Agreement
Exhibit C	Form of Lock-up Agreement
Exhibit D	Form of Registration Rights Agreement

A-iv

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 15, 2016, by and among CARBYLAN THERAPEUTICS, INC., a Delaware corporation (“Carnivale”), KALVISTA PHARMACEUTICALS LTD., a private company limited by shares incorporated and registered in England and Wales with number 07543947 and whose registered address is at Building 227 Tetricus Science Park, Porton Down, Salisbury, Wiltshire, SP4 0JQ (the “Company”), the shareholders of the Company named on the signature pages hereto (each a “Seller” and collectively, the “Sellers”) and, solely for the purposes of being bound by Sections 1, 8, 9 and 10 hereof and solely in such person’s capacity as the Seller Representative, Andrew Crockett (the “Seller Representative”). This Agreement shall not become effective until it is executed by each of the Sellers named in the signature pages hereto as of the date of this Agreement. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Sellers are collectively the legal and beneficial owners of all of the allotted and issued Company Shares (as defined below).

B. The parties desire to enter into this Agreement pursuant to which each Seller agrees to sell to Carnivale, and Carnivale agrees to purchase from each Seller, the Company Shares owned by such Seller (the “Transaction”), on the terms and subject to the conditions contained herein.

C. The Carnivale Board (i) has determined that the Transaction is fair to, advisable and in the best interests of Carnivale and its stockholders, (ii) has approved this Agreement, the Transaction and the other Contemplated Transactions and has declared this Agreement advisable and (iii) has determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Carnivale vote to approve this Agreement and the issuance of Carnivale Common Stock pursuant to this Agreement.

D. The Company Board has approved (i) this Agreement, the Transaction and the other Contemplated Transactions and (ii) the transfers of the Company Shares, and (subject only to due stamping) the registration, in the register of members, of Carnivale as the holder of the Company Shares (the “Company Board Approval”).

E. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Sellers’ and the Company’s willingness to enter into this Agreement, the Company and the stockholders and optionholders of Carnivale listed on Section A of the Carnivale Disclosure Schedule have entered into a Support Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the “Carnivale Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Carnivale in favor of the Transaction and against any competing proposals.

F. The stockholders and optionholders of Carnivale listed on Section A of the Carnivale Disclosure Schedule, and each of the Sellers, have entered into Lock-Up Agreements with Carnivale, in the form attached hereto as Exhibit C (the “Lock-Up Agreements”) in which such Persons have agreed not to sell or otherwise dispose of shares of Carnivale Common Stock following the Closing for the period set forth therein.

F. Concurrently with the execution and delivery of this Agreement, Carnivale and the Sellers have entered into a Registration Rights Agreement, dated as of the date of this Agreement and to become effective as of the Closing, in the form attached hereto as Exhibit D (the “Registration Rights Agreement”).

G. For United States federal income tax purposes, it is intended that the Transaction shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

H. It is expected that the issuance of shares of Carnivale Common Stock to the shareholders of the Company pursuant to the Transaction will result in a change of control of Carnivale.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 The Transaction. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Carnivale shall purchase from each Seller, and each Seller shall, severally and not jointly, sell, convey, assign, transfer and deliver to Carnivale, all of the Company Shares owned by such Seller, as set forth opposite such Seller’s name on the Closing Date Allocation Schedule, with full title guarantee, free and clear of all Encumbrances (other than the Permitted Encumbrances) and together with all rights attaching to the Company Shares as at the Closing Date (including all dividends and distributions declared, paid or made in respect of the Company Shares after the Closing Date) in exchange for the issuance by Carnivale to such Seller of a number of shares of Carnivale Common Stock equal to the product (rounded down to the nearest whole number) of (a) the Aggregate Closing Consideration, multiplied by (b) such Seller’s Pro Rata Percentage, as set forth in the Closing Date Allocation Schedule and the parties hereby agree and acknowledge that Carnivale’s offer to acquire all of the issued Company Ordinary Shares shall, for the purposes of the Company Plan (as defined below), constitute a “general offer” in accordance with paragraph 8.1 of the Company Plan. Each Seller hereby severally waives any right of pre-emption or other restriction on transfer in respect of the Company Shares or any of them.

1.2 Closing.

(a) Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Transaction (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Carnivale and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b) At the Closing:

(i) the Company and the Sellers shall deliver to Carnivale the various certificates, instruments and documents referred to in Section 7;

(ii) Carnivale shall deliver to the Sellers and the Company the various certificates, instruments and documents referred to in Section 8;

(iii) Carnivale shall deliver to the Seller Representative written evidence from Carnivale’s transfer agent reasonably satisfactory to the Seller Representative of the issuance to each Seller of a number of shares of Carnivale Common Stock equal to such Seller’s Pro Rata Percentage of the Aggregate Closing Consideration (rounded down to the nearest whole number) effective as of the Closing Date and the book entry registration of such Seller’s ownership of such shares of Carnivale Common Stock as contemplated pursuant to Section 1.4(b); and

(iv) each Seller shall irrevocably deliver or procure to be delivered to Carnivale:

(A) duly executed transfers in respect of the Company Shares in favor of Carnivale (and in a form reasonably acceptable to Carnivale), together with the share certificates in respect of such Company Shares (or an indemnity in a form reasonably satisfactory to Carnivale for any lost share certificates);

(B) a duly executed power of attorney (in a form reasonably acceptable to Carnivale) from the Sellers appointing Carnivale as their attorney in their name and on their behalf to exercise any or all of the voting and other rights, powers and privileges (including the right to nominate proxies on its behalf) attached to the Company Shares registered in their name and in which such Sellers undertake to ratify all actions taken by Carnivale, as their attorney, in pursuance of the power of attorney, and agree that such power of attorney is executed to secure the interest of Carnivale in the Company Shares and shall accordingly be irrevocable.

1.3 Directors and Officers. Effective as of the Closing, the directors and officers of Carnivale shall be as described in Section 5.15 hereto.

1.4 Closing Date Payments.

(a) No later than three Business Days prior to the Closing Date, the Company shall deliver to Carnivale the Closing Date Allocation Schedule. Carnivale shall be entitled to rely conclusively on the Closing Date Allocation Schedule, and, as between the Sellers, on the one hand, and Carnivale, on the other hand, any amounts delivered by Carnivale to any Seller in accordance with the Closing Date Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Seller in full satisfaction of the obligations of Carnivale under this Section 1.

(b) On the Closing Date, Carnivale shall cause to be issued (in electronic book entry form) to each Seller, in accordance with the Closing Date Allocation Schedule, a number of shares of Carnivale Common Stock equal to the product (rounded down to the nearest whole number) of (i) the Aggregate Closing Consideration, multiplied by (ii) such Seller’s Pro Rata Percentage, as set forth in the Closing Date Allocation Schedule.

(c) If any Company Ordinary Shares immediately prior to the Closing are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Carnivale Common Stock issued in exchange for such Company Ordinary Shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Carnivale Common Stock shall accordingly be marked with appropriate legends.

(d) No fractional shares of Carnivale Common Stock shall be issued in connection with the Transaction, and no certificates or scrip for any such fractional shares shall be issued.

(e) All Company Options outstanding immediately prior to the Closing under the Company Plan shall be treated in accordance with Section 5.4.

(f) If, between the date of this Agreement and the Closing, the issued Company Shares or the outstanding shares of Carnivale Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Carnivale to take any action with respect to Company Shares or Carnivale Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.5 Calculation of Net Cash.

(a) For the purposes of this Agreement, the “Determination Date” shall be the date that is ten calendar days prior to the anticipated date for Closing, as agreed upon by Carnivale and the Company at least ten calendar days prior to the Carnivale Stockholders’ Meeting (the “Anticipated Closing Date”). Within five calendar days following the Determination Date, Carnivale shall deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Carnivale’s good faith, estimated calculation (the “Net Cash Calculation”) of Net Cash as of the close of business on the last Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”), prepared and certified by Carnivale’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer for Carnivale). Carnivale shall make available to the Company, as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Net Cash Schedule and the personnel of Carnivale that participated in preparing the Net Cash Schedule and the Net Cash Calculation and, if requested by the Company, Carnivale’s accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three calendar days after Carnivale delivers the Net Cash Schedule (the “Response Date”), the Company shall have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to Carnivale (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c) If on or prior to the Response Date, (i) the Company notifies Carnivale in writing that it has no objections to the Net Cash Calculation or (ii) the Company fails to deliver a Dispute Notice as provided in Section 1.5(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

(d) If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Carnivale and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

(e) If Representatives of Carnivale and the Company are unable to negotiate an agreed-upon determination of Net Cash as of the Cash Determination Time pursuant to Section 1.5(d) within three calendar days after delivery of the Dispute Notice (or such other period as Carnivale and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to Grant Thornton LLP (or if such firm is unable or unwilling to serve, by another nationally recognized accounting firm reasonably acceptable to both Carnivale and the Company) (the “Accounting Firm”). Carnivale shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Carnivale and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten calendar days of accepting its selection. The Company and Carnivale shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Carnivale. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash as of the Cash Determination Time for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.5(e). The fees and expenses of the Accounting Firm shall be allocated between Carnivale and the Company in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount. If this Section 1.5(e) applies as to the determination of the Net Cash at the Cash Determination Time described in Section 1.5(a), upon resolution of the matter in accordance with this Section 1.5(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Carnivale or the Company may request a redetermination of Net Cash if the Closing Date is more than 15 calendar days after the Anticipated Closing Date.

1.6 Seller Representative.

(a) By their execution of this Agreement and the transfer and delivery of their share certificates in respect of the Company Shares (or an indemnity in a form reasonably satisfactory to Carnivale for any lost share certificates), and/or their acceptance of any consideration pursuant to this Agreement, the Sellers hereby irrevocably (subject only to Section 1.6(d)) appoint the Seller Representative as the representative, attorney-in-fact and agent of the Sellers in connection with the transactions contemplated by this Agreement and in any litigation, arbitration or other Legal Proceeding involving this Agreement or the transactions contemplated hereby. In connection therewith, the Seller Representative is authorized to do or refrain from doing all further acts and things and to execute all such documents as the Seller Representative shall deem necessary or appropriate, and shall have the power and authority to:

(i) act for some or all of the Sellers with regard to all matters pertaining to this Agreement;

(ii) act for the Sellers to transact, resolve and settle any claims or disputes or any matters of litigation with regard to all matters pertaining to this Agreement;

(iii) subject to Section 10.2, execute and deliver all amendments, Consents, ancillary agreements, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iv) do or refrain from doing, on behalf of the Sellers, any further act or deed that the Seller Representative deems necessary or appropriate in the Seller Representative’s discretion relating to the subject matter of this Agreement in each case as fully and completely as the Sellers could do if personally present;

(v) give and receive all notices required to be given or received by the Sellers under this Agreement; and

(vi) receive service of process in connection with any claims under this Agreement.

(b) All decisions and actions of the Seller Representative on behalf of the Sellers shall be deemed to be facts ascertainable outside of this Agreement and shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Seller Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers. The Seller Representative is authorized to act on behalf of the Sellers notwithstanding any dispute or disagreement among the Sellers. In taking any action as Seller Representative, the Seller Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person whom the Seller Representative reasonably believes to be authorized thereunto. The Seller Representative may, in all questions arising hereunder, rely on the advice of counsel, and the Seller Representative shall not be liable to any Seller for anything done, omitted or suffered in good faith by the Seller Representative based on such advice. The Seller Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Seller Representative. The Seller Representative shall not have any liability to any of the Sellers for any act done or omitted hereunder as Seller Representative while acting in good faith. The Seller Representative shall be indemnified, severally and not jointly, by the Sellers from and against any loss, liability or expense incurred in good faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder.

(d) In the event the Seller Representative becomes unable to perform the Seller Representative’s responsibilities hereunder or resigns from such position, the Sellers (acting by a written instrument signed by Sellers who held, as of immediately prior to the Closing, a majority (by voting power) of the then outstanding

Company Shares) shall select another representative to fill the vacancy of the Seller Representative, and such substituted representative shall be deemed to be the Seller Representative for all purposes of this Agreement. The Seller Representative may be removed only upon delivery of written notice to Carnivale signed by Sellers who, as of immediately prior to the Closing, held a majority (by voting power) of the then outstanding Company Shares; provided that no such removal shall be effective until such time as a successor Seller Representative shall have been validly appointed hereunder. The Seller Representative shall provide Carnivale prompt written notice of any replacement of the Seller Representative, including the identity and address of the new Seller Representative.

(e) For all purposes of this Agreement:

(i) Carnivale and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to the settlement of any disputes or claims under this Agreement, or any other actions required or permitted to be taken by the Seller Representative hereunder, and no party hereunder or any Seller shall have any cause of action against Carnivale for any action taken by Carnivale in reliance upon the instructions or decisions of the Seller Representative;

(ii) the provisions of this Section 1.6 are independent and severable, are irrevocable (subject only to Section 1.6(d)) and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement; and

(iii) the provisions of this Section 1.6 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to the rights of each applicable Seller hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(f) The Seller Representative will consult with Novo A/S from time to time, as reasonably requested by Novo A/S, with respect to matters related to this Agreement and the consummation of the Transaction.

1.7 Further Action. If, at any time after the Closing, any further action is determined by Carnivale to be necessary or desirable to carry out the purposes of this Agreement or to vest Carnivale with full right, title and possession of and to all rights and property of the Company, then the officers and directors of Carnivale shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company and otherwise) to take such action.

1.8 Tax Consequences. For United States federal income tax purposes, the Transaction is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(h), except as set forth in set forth in the written disclosure schedule delivered by the Company to Carnivale (the “Company Disclosure Schedule”), the Company represents and warrants to Carnivale as follows:

2.1 Due Organization; Subsidiaries; Etc.

(a) The Company is a private limited company duly incorporated and registered under the Laws of England and Wales and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b) The Company is duly licensed or qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries. The Company does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls, directly or indirectly, any other Entity (including any “subsidiary” as defined in section 1159 of the Companies Act 2006 or “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006), and the Company is not or has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed nor is obligated to make, nor is bound by any Contract under which it will become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has delivered to Carnivale accurate and complete copies of the Organizational Documents of the Company. The statutory books, including registers and minute books of the Company, are up-to-date, have been maintained on a proper basis and in accordance in all material respects with all applicable Laws, and no notice or allegation that any of them is inaccurate or should be rectified has been received; and all documents which are required by Law to be delivered to the competent registrar of companies in respect of the Company have been properly so delivered. Part 2.2 of the Company Disclosure Schedule lists, and the Company has delivered to Carnivale, accurate and complete copies of: (a) the charters of all committees of the Company Board; and (b) any code of conduct or similar policy adopted by the Company or by the Company Board, or any committee thereof. The Company has not taken any action in breach or violation of any of the provisions of its Organizational Documents, except as would have, individually or in the aggregate, a Company Material Adverse Effect.

2.3 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transaction and the Contemplated Transactions. The Company Board Approval has been properly obtained and constitutes all of the necessary action or authorization on the part of the Company for the authorization, execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transaction or the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Carnivale and the other Parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.4 Non-Contravention; Consents. Neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Transaction or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b) contravene, conflict with or result in a material violation of, or to the Knowledge of the Company give any Governmental Body or other Person the right to challenge the Transaction or any of the other Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not be material to the Company or its business;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or to the Knowledge of the Company, give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not be material to the Company or its business;

(d) contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Company Material Contract, or to the Knowledge of the Company, give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) accelerate the maturity or performance of any Company Material Contract; or (iii) cancel, terminate or modify any term of any Company Material Contract, except, in each case, as would not have a Company Material Adverse Effect; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Part 2.4 of the Company Disclosure Schedule under any Company Contract and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Transaction or any of the other Contemplated Transactions, which, if individually or in the aggregate were not given or obtained, would result in a Company Material Adverse Effect.

2.5 Capitalization, Etc.

(a) The allotted and issued share capital of the Company as of the date of this Agreement consists of (i) 2,437,138 Company Ordinary Shares, (ii) 15,900,000 A Preferred Shares and (iii) 8,422,898 B Preferred Shares. The Company Shares constitute the whole of the allotted and issued share capital of the Company and have been duly authorized and validly issued, and are fully paid and are free from all Encumbrances. Except as set forth in Part 2.5(a) of the Company Disclosure Schedule, none of the Company Shares is entitled or subject to any preemptive right, right of first offer, co-sale right or any similar right and none of the Company Shares is subject to any right of first refusal in favor of the Company. Except as contemplated herein or as set forth in Part 2.5(a) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any Company Shares or other securities. Part 2.5(a) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to Company Ordinary Shares (including shares issued pursuant to the exercise of stock options) and Company Preferred Shares, and specifies each holder of Company Ordinary Shares or Company Preferred Shares, the date of purchase of such Company Ordinary Shares or Company Preferred Shares, the number of Company Ordinary Shares or Company Preferred Shares subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse. Each Company Preferred Share is convertible into one Company Ordinary Share pursuant to article 5.8 of the Company’s Articles of Association.

(b) Except for the Company Limited Enterprise Management Incentives Scheme, effective as of July 26, 2011 (the “Company Plan”), and except as set forth in Part 2.5(b) of the Company Disclosure Schedule, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 2,098,467 shares of Company Ordinary Shares for issuance under the Company Plan, of which zero shares have been issued and are currently outstanding, 855,790 have been reserved for issuance upon exercise of Company Options granted under the Company Plan, and 1,242,677 shares of Company Ordinary Shares remain available for future issuance pursuant to the Company Plan. Part 2.5(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Ordinary Shares subject to such Company Option at the time of grant; (iii) the number of shares of Company Ordinary Shares subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares; and (vii) the date on which such Company Option expires. The Company has made available to Carnivale an accurate and complete copy of the Company Plan and forms of all stock option agreements approved for use thereunder. Except as set forth on Part 2.5(b) of the Company Disclosure Schedule, no vesting of Company Options will accelerate in connection with the closing of the Contemplated Transactions.

(c) Except for the outstanding Company Options or as set forth on Part 2.5(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or will become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or will become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(d) All issued Company Ordinary Shares, Company Preferred Shares, options and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all material requirements set forth in applicable Contracts.

(e) All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its Organizational Documents and other corporate documents, all applicable Laws, the rules of any Governmental Body and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

2.6 Financial Statements.

(a) Part 2.6(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company’s audited balance sheets at April 30, 2014 and April 30, 2015, (ii) the Company’s audited profit and loss accounts for the years ended April 30, 2014 and April 30, 2015, and (iii) the Company’s unaudited management accounts for the year ended April 30, 2016, which shall include the Company Audited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials (1) were prepared in accordance with applicable Law and generally accepted accounting principles in force at the date at which they were prepared in the United Kingdom (the “Accounting Standards”) (except as may be indicated in the footnotes to such Company Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by the Accounting Standards and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated, (2) give a true and fair view, in all material respects, of the affairs of the Company as of the dates and for the periods indicated therein, (3) apply policies and estimation techniques of accounting which have been consistently applied in the audited financial statements of the Company for the two accounting reference periods ending on April 30, 2015, (4) where audited, have been audited by an auditor or firm of accountants qualified to act as auditors in the United Kingdom and the auditors’ report required to be annexed to the Company Financials is unqualified and (5) have been filed in accordance with the requirements of applicable Law.

(b) Since April 30, 2012, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of the Company, the Company Board or any committee thereof. Since April 30, 2012, neither the Company nor its independent auditors have identified any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any claim or allegation regarding any of the foregoing.

2.7 Absence of Changes. Except as set forth on Part 2.7 of the Company Disclosure Schedule, between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any Company Material Adverse Effect.

2.8 Absence of Undisclosed Liabilities. As of the date hereof, the Company does not have any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured, unmatured or other (each a “Liability”), whether or not required to be reflected in financial statements prepared in accordance with the Accounting Standards, except for: (a) Liabilities reflected on the face of the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company under Company Contracts; (d) Liabilities incurred in connection with this Agreement; and (e) Liabilities listed in Part 2.8 of the Company Disclosure Schedule.

2.9 Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the business of the Company, including: (a) all assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other assets reflected in the books and records of the Company as being owned by the Company. All of such assets owned by the Company are owned free and clear of Encumbrances other than Permitted Encumbrances.

2.10 Real Property; Leasehold. The Company does not own and has never owned any real property. The Company has made available to Carnivale (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or licensed by the Company, and (b) copies of all leases and licenses under which any such real property is possessed (the “Company Real Estate Leases”). The Company is not in default under any of the Company Real Estate Leases, except where such defaults have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the Knowledge of the Company, there is no default by any of the lessors thereunder.

2.11 Intellectual Property.

(a) To the Knowledge of the Company, the Company owns, or has the right to use, as currently being used by Company, all Company IP Rights, and with respect to Company IP Rights that are owned by Company, has the right to bring actions for the infringement of all Company IP Rights, in each case except for any failure to own or have such right to use, or have the right to bring actions that would not have a Company Material Adverse Effect.

(b) Part 2.11(b) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP.

(c) Part 2.11(c) of the Company Disclosure Schedule accurately identifies all Company Contracts pursuant to which Company IP Rights are licensed to the Company (other than (I) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services, (II) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), (III) any confidential information provided under confidentiality agreements and (IV) any materials provided under material transfer agreements entered into in the Ordinary Course of Business).

(d) Part 2.11(d) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (I) any confidential information provided under confidentiality agreements, (II) any materials provided under material transfer agreements entered into in the Ordinary Course of Business and (III) any Company IP Rights licensed to suppliers or service providers for the sole purpose of manufacturing products or providing services for the Company’s benefit).

(e) Except as identified in Part 2.11(e) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company exclusively owns all right, title, and interest to and in Company IP Rights (other than Company IP Rights (i) exclusively and non-exclusively licensed to the Company, as identified in Part 2.11(c) of the Company Disclosure Schedule and (ii) (I) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services, (II) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials, (III) any confidential information provided under confidentiality agreements and (IV) materials provided under material transfer agreements entered into in the Ordinary Course of Business) free and clear of any Encumbrances (other than Permitted Encumbrances and those Encumbrances which would not materially limit the business of the Company as conducted or planned to be conducted). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of Company Registered IP, in Company’s customary practice of prosecuting Intellectual Property, have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any material Company IP Rights owned by Company has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company and confidentiality provisions protecting trade secrets and confidential information of the Company.

(iii) To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights in which the Company has an ownership interest. To the Knowledge of the Company, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights in which the Company has an ownership interest or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights in which the Company has an ownership interest.

(iv) To the Knowledge of the Company, no funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company has an ownership interest.

(v) The Company has taken reasonable steps in accordance with industry standard practices to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information that the Company holds, or purports to hold, as a trade secret.

(vi) The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vii) To the Knowledge of the Company, the Company IP Rights constitute all material Intellectual Property necessary for the Company to conduct its business as currently conducted.

(f) The Company has delivered, or made available to Carnivale, a complete and accurate copy of all material Company IP Rights Agreements.

(g) The manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company does not materially violate any license or agreement between the Company and any third party in any material respects, and, to the Knowledge of the Company, does not infringe or misappropriate any Intellectual Property right of any other party, which infringement or misappropriation would have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon, or violating any license or agreement with the Company relating to any Company IP Rights owned by Company.

(h) There is no current or pending claim or Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights owned by Company, nor has the Company received any written notice asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(i) To the Knowledge of the Company, each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Laws and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not reasonably be expected to have a Company Material Adverse Effect.

(j) To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person, except as would not have a Company Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired as determined by the Company in accordance with the Accounting Standards.

(k) Except as set forth in Parts 2.11(c) or 2.11(d) of the Company Disclosure Schedule (i) the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

2.12 Agreements, Contracts and Commitments. Part 2.12 of the Company Disclosure Schedule identifies each Company Contract that is in effect as of the date of this Agreement and is (a) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act, (b) a Contract to which the Company is a party or by which its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $500,000, (c) is a Company Real Estate Lease or (d) is a Contract disclosed in or required to be disclosed in Part 2.11(c) or Part 2.11(d) of the Company Disclosure Schedule. The Company has made available to Carnivale accurate and complete copies of all Contracts to which the Company is a party or by which it is bound of the type described in clauses (a)-(d) of the immediately preceding sentence (any such Contract, a “Company Material Contract”). Each Company Material Contract is in full force and effect and is enforceable against Company and, to the Knowledge of the Company, against each other party thereto in accordance with the terms thereof. The Company is not and, to the Knowledge of the Company, no other party to any Company Material Contract is in violation of or in default under (nor to the Knowledge of the Company, does there exist any condition which, with or without notice or lapse of time, or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, have not had a Company Material Adverse Effect.

2.13 Compliance; Permits; Restrictions.

(a) The Company is, and since April 30, 2012 has been, in compliance in all material respects with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not result in a Company Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) may have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely have the effect of preventing, delaying or making illegal the Transaction or any of the Contemplated Transactions.

(b) The Company holds all required Governmental Authorizations for the operation of the business of the Company (the “Company Permits”) as currently conducted, except for any failure to hold any such Governmental Authorization, either individually or in the aggregate, that would not result in a Company Material Adverse Effect. Part 2.13(b) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.

(c) There are no proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged violation by the Company of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar Laws promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) The Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of the Company as currently conducted, and, as applicable, for the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. Except for the information and files identified in Part 2.13(d) of the Company Disclosure Schedule, the Company has made available to Carnivale all information requested by Carnivale in the Company’s possession or control relating to the Company Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Company Product Candidates, including complete copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Laws, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since April 30, 2012, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its respective current products or product candidates, including the Company Product Candidates, have participated.

(f) The Company is not the subject of any pending, or to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither the Company nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, or any of their respective officers, employees or agents.

2.14 Legal Proceedings; Orders.

(a) Except as set forth on Part 2.14(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company and that is material to the Company or its business; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transaction or any of the other Contemplated Transactions.

(b) There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

2.15 Tax Matters.

(a) The Company has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of the Company have been reserved for on the

Company Unaudited Interim Balance Sheet in accordance with the Accounting Standards. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s Unaudited Interim Balance Sheet) upon any of the assets of the Company.

(e) No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. No issues relating to Taxes of the Company were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. The Company has delivered or made available to Carnivale complete and accurate copies of all federal income Tax and all other material Tax Returns of the Company (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company (and predecessors of each), with respect to federal income Tax and all other material Taxes. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) All material elections with respect to Taxes affecting the Company as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Carnivale, are set forth on Part 2.15(f) of the Company Disclosure Schedule. The Company (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of the Company; (ii) has not agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has not made or will make a consent dividend election under Section 565 of the Code; (vi) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) The Company is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) The Company has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) for federal, state, local or foreign Tax purposes. The Company does not have any Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local or foreign law).

(k) The Company is not liable to make a payment to any Tax authority under the provisions of Section 455 of the Corporation Tax Act 2010.

(l) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(m) The Company is not a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of the Company, other arrangement or contract which is treated as a partnership for Tax purposes.

(n) The Company has not entered into any transaction identified as a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). For United Kingdom tax purposes, to the Knowledge of the Company, the Company has not been involved in any scheme, transaction or series of transactions in which the main purpose or one of the main purposes was the avoidance of Tax.

(o) The Company has not taken any action, nor has any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Transaction, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(p) All documents which are required to be stamped or are subject to a stamp, registration, transfer or similar tax and are in the possession of the Company or are necessary to establish the title of the Company to any asset or to enforce any rights and in respect of which any stamp duty, registration, transfer or other similar tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped or such stamp, registration, transfer or similar tax has been paid in respect of such documents.

2.16 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Company’s employees is terminable by the Company giving appropriate notice (or otherwise in accordance with general principles of wrongful termination law). The Company has made available to Carnivale accurate and complete copies of all material employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates to the extent currently effective and material.

(b) The Company is not a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and, to the Knowledge of the Company, there are no labor organizations representing, purporting to represent or seeking to represent any employees of the Company.

(c) Part 2.16(c) of the Company Disclosure Schedule lists all written and all non-written employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar material fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present employee or director of the Company (or any trade or business (whether or not incorporated) which is a Company Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, the Company, or any Company Affiliate, or under which the Company or any Company Affiliate has any current or may incur liability after the date hereof (each, a “Company Employee Plan”).

(d) With respect to Company Options granted pursuant to the Company Plan, each Company Option grant was made in accordance with the terms of the Company Plan and, to the Knowledge of the Company, all other applicable laws and regulatory rules or requirements, including Chapter 9, Part 7 and Schedule of the Income Tax (Employment and Pensions) Act 2003 with respect to any Company Options which are designated as “EMI options”.

(e) Each Company Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Laws, including the Code.

(f) The Company does not sponsor or contribute to or otherwise has any liability with respect to any Company Employee Plan that is or was subject to ERISA. None of the Company has any ERISA Affiliates (other than the Company).

(g) No Company Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than as required by applicable law. The Company has never been at any time the “employer” or “connected or associated” with the “employer” (as those terms are used in the UK Pensions Act 20014) in relation to any superannuation or other retirement benefits plan in respect of which benefits are calculated by reference to age, salary or length of service.

(h) The Company is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(i) To the Knowledge of the Company, no Company Options, stock appreciation rights or other equity-based awards issued or granted by Company are subject to the requirements of Code Section 409A. To the Knowledge of the Company, each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “409A Plan”) under which the Company makes, is obligated to make or promises to make, payments, complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Code Section 409A(a)(1).

(j) The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company relating to any employee, employment agreement or Company Employee Plan (other than routine claims for benefits). To the Company’s Knowledge, there are no pending or threatened or reasonably anticipated claims or actions against the Company, any Company trustee under any worker’s compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices.

(k) With respect to each Company Employee Plan, the Company has made available to Carnivale a true and complete copy of, to the extent applicable, (i) such Company Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Company Employee Plan, (iv) the most recent summary plan description for each Company Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions in the possession of the Company, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Company Employee Plan.

2.17 Environmental Matters. Since April 30, 2012, the Company has complied in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received since April 30, 2012 any written notice or other written communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received since April 30, 2012 any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance in all material respects with or violated any Environmental Law in any material respect relating to such property and (ii) the Company has no material liability under any Environmental Law.

2.18 Insurance. The Company has delivered to Carnivale accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since April 30, 2012. The Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any material insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.19 No Financial Advisor. Except as set forth on Part 2.19 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Transaction or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.20 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Carnivale nor any other person on behalf of Carnivale makes any express or implied representation or warranty with respect to Carnivale or with respect to any other information provided to the Company or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Carnivale set forth in Section 3 (in each case as qualified and limited by the Carnivale Disclosure Schedule)) none of the Company or any of its Representatives or shareholders, has relied on any such information (including the accuracy or completeness thereof).

SECTION 2A. REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to Section 10.13(h), except as set forth in set forth in the Company Disclosure Schedule, each Seller (severally and not jointly) represents and warrants to Carnivale:

2A.1 Organization; Standing. To the extent any Seller is an entity, the Seller is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

2A.2 Authority, Power; No Conflict; Required Filings and Consents

(a) The Seller has all requisite power and authority (and, in the case of individuals, capacity) to execute and deliver this Agreement and the other agreements contemplated hereby to which Seller is a party and to consummate the Transaction and the Contemplated Transactions (including all capacity, right and authority to sell, assign, transfer and convey the Company Shares as provided in this Agreement). The execution and delivery by the Seller of this Agreement and the other agreements contemplated hereby to which Seller is a party and the performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Seller. This Agreement and all other agreements contemplated hereby to which Seller is a party have been or will be as of the Closing Date duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by Carnivale, the Company, the other Sellers, the Seller Representative and any other party thereto, constitutes or will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exception.

(b) The execution and delivery of this Agreement by the Seller do not, and the consummation by the Seller of the Contemplated Transactions shall not, (i) conflict with, or result in any violation or breach of, any provision of the Organization Documents of such Seller (to the extent Seller is an entity), (ii) conflict with or breach any applicable Law or any requirement of any Governmental Body to which a Seller is subject or submits (to the extent such Seller is an entity) or (iii) require a consent or waiver under any Contract to which the Seller is a party. The Seller is not a party to, or otherwise bound, by any agreement or arrangement with any third party that would reasonably be expected to prevent or delay the registration of Carnivale as the owner of such Seller’s Company Shares upon the consummation of the Transaction.

(c) Assuming the accuracy of the representations and warranties of Carnivale contained in this Agreement, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Seller in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated by this Agreement, except for such consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would reasonably be expected to prohibit or materially delay the ability of the Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

2A.3 Ownership of Company Shares. Each Seller is, as of the date of this Agreement, the sole legal and beneficial owner of all of the Company Shares set forth opposite such Seller’s name on Part 2A.3(a) of the Company Disclosure Schedule and will be, at Closing, the sole legal and beneficial owner of all of the Company Shares set forth opposite such Seller’s name on the Closing Date Allocation Schedule. Such Seller has good and marketable title to sell such Company Shares with full title guarantee, free and clear of all Encumbrances (other than Permitted Encumbrances), and immediately following Closing, subject only to due stamping of stock transfer forms and the registration of Carnivale in the Company’s register of members, Carnivale will be the sole legal and beneficial owner of, and will have good and marketable title to all Company Shares, free and clear of all Encumbrances (other than Permitted Encumbrances). Except as pursuant to this Agreement, there is no contractual obligation pursuant to which any Seller has, directly or indirectly, granted any option, warrant or other right to any Entity to acquire any of the Company Shares. There are no (a) voting trusts, proxies or other agreements or understandings with respect to the Company Shares to which any Seller is a party, by which such

Seller is bound or (b) agreements or understandings to which any Seller is a party or by which such Seller is bound relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any of the Company Shares, except as set forth in the Company’s Organizational Documents.

2A.4 Litigation. There is no Legal Proceeding before any Governmental Body or before any arbitrator that is pending or has been threatened in writing against the Seller that questions the validity of this Agreement or any action taken or to be taken by the Seller in connection herewith or that would reasonably be expected to prohibit or materially delay the Seller’s ability to consummate the transactions contemplated by this Agreement.

2A.5 Brokers. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2A.6 Purchase for Own Account; Sophistication. The Seller acknowledges and agrees that shares of Carnivale Common Stock to be acquired by the Seller pursuant to this Agreement will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. The Seller acknowledges and agrees that the Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third party, with respect to any of the shares of Carnivale Common Stock to be received by it pursuant to this Agreement. The Seller represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of owning the shares of Carnivale Common Stock to be received by it pursuant to this Agreement. The Seller has the ability to bear the economic risk of the investment in shares of Carnivale Common Stock, including complete loss of such investment.

2A.7 Access to Information. The Seller acknowledges that (a) it has been afforded (i) access to information about each of Company and Carnivale, respectively, and their respective financial conditions, results of operations, businesses, properties and prospects sufficient to enable the Seller to evaluate its investment in Carnivale Common Stock; and (ii) the opportunity to obtain such additional information that the other party possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment in Carnivale Common Stock and any such additional information has been provided to the Seller’s reasonable satisfaction, and (b) it has sought such professional advice as it has considered necessary to make an informed decision with respect to its acquisition of the Carnivale Common Stock.

2A.8 Restricted Securities; Legends.

(a) The Seller understands that the shares of Carnivale Common Stock to be received by it in connection with the Transaction have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations and warranties as expressed herein. The Seller understands that such shares of Carnivale Common Stock will be “restricted securities” under applicable securities laws and that, pursuant to these laws, the Seller must hold such shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(b) The Seller understands that the shares of Carnivale Common Stock to be received by it in connection with the Transaction may be notated with one or more of the following legends:

(i) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER, ASSIGNMENT, PLEDGE OR

HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend required by applicable securities laws to the extent such laws are applicable to the shares represented by the certificate, instrument, or book entry so legended.

2A.9 Accredited Investor; Regulation S. The Seller either is (a) an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) or (b) not a “U.S. person” within the meaning of Rule 902 of Regulation S of the Securities Act and (i) is not acquiring Carnivale Common Stock pursuant to this Agreement for the account or benefit of any U.S. person within the meaning of Rule 902 of Regulation S of the Securities Act, and (ii) is satisfied to the full observance of the Laws of the Seller’s jurisdiction in connection with the offering of the Carnivale Common Stock to the Seller, including (A) the Laws within the Seller’s jurisdiction for the Seller’s acquisition of the Carnivale Common Stock, (B) any foreign exchange restrictions applicable to such acquisition, (C) any governmental or other consents that may need to be obtained and (D) the income tax and other tax consequences, if any, that may be relevant to the purchase, acquisition, holding, redemption, sale or transfer of such securities.

2A.10 Tax Matters. The Seller has had an opportunity to review with its own Tax advisors the Tax consequences of the Contemplated Transactions. The Seller understands that it must rely solely on its advisors and not on any statements or representations made by Carnivale, the Company or any of their agents or representatives with respect to the Tax consequences of the Contemplated Transactions to the Seller.

2A.11 No Other Representations or Warranties. Each of the Sellers hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Carnivale nor any other person on behalf of Carnivale makes any express or implied representation or warranty with respect to Carnivale or with respect to any other information provided to the Company, any Seller or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Carnivale set forth in Section 3 (in each case as qualified and limited by the Carnivale Disclosure Schedule)) none of the Sellers or any of their Representatives or shareholders, has relied on any such information (including the accuracy or completeness thereof).

Section 3. REPRESENTATIONS AND WARRANTIES OF CARNIVALE

Subject to Section 10.13(h), except (i) as set forth in the written disclosure schedule delivered by Carnivale to the Company (the “Carnivale Disclosure Schedule”) or (ii) as disclosed in the Carnivale SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Carnivale represents and warrants to the Sellers as follows:

3.1 Due Organization; Subsidiaries; Etc.

(a) Carnivale is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property or assets in the manner in which its property or assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b) Carnivale is licensed and qualified to do business, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not have a Carnivale Material Adverse Effect.

(c) Carnivale has no Subsidiaries; and Carnivale does not own any capital stock of, or any equity interest of any nature in, any other Entity. Carnivale has not agreed nor is obligated to make, nor is bound by any Contract under which it will become obligated to make, any future investment in or capital contribution to any other Entity. Carnivale has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Carnivale has delivered to the Company accurate and complete copies of Carnivale’s Organizational Documents. Part 3.2 of the Carnivale Disclosure Schedule lists, and Carnivale has delivered to the Company, accurate and complete copies of: (a) the charters of all committees of Carnivale Board; and (b) any code of conduct or similar policy adopted by Carnivale or by the Carnivale Board, or any committee thereof. Carnivale has not taken any action in breach or violation of any of the provisions of its Organizational Documents, except as would not have, individually or in the aggregate, a Carnivale Material Adverse Effect.

3.3 Authority; Binding Nature of Agreement. Carnivale has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Carnivale Board (at meetings duly called and held) has: (a) determined that the Transaction and the issuance of shares of Carnivale Common Stock pursuant to the Transaction is fair to, advisable and in the best interests of Carnivale and its stockholders; (b) approved this Agreement, the issuance of shares of Carnivale Common Stock to the stockholders of the Company pursuant to the Transaction, the treatment of the Company Options hereunder and the other Contemplated Transactions; and (c) determined to recommend, upon the terms and subject to the conditions of this Agreement, that the stockholders of Carnivale vote to approve the issuance of shares of Carnivale Common Stock in the Transaction pursuant to the terms of this Agreement. This Agreement has been duly executed and delivered by Carnivale, and assuming the due authorization, execution and delivery by the Company and the other Parties hereto, constitutes the legal, valid and binding obligation of Carnivale, enforceable against Carnivale in accordance with its terms, subject to Enforceability Exceptions. Prior to the execution of the Carnivale Stockholder Support Agreement, the Carnivale Board approved the Carnivale Stockholder Support Agreement and the transactions contemplated thereby.

3.4 Vote Required. The affirmative vote of the holders of a majority of the shares of Carnivale Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Carnivale’s capital stock necessary to approve the issuance of Carnivale Common Stock in the Transaction (the “Required Carnivale Stockholder Vote”).

3.5 Non-Contravention; Consents. Subject to obtaining the Required Carnivale Stockholder Vote, neither (x) the execution, delivery or performance of this Agreement by Carnivale, nor (y) the consummation of the Transaction or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Carnivale;

(b) contravene, conflict with or result in a material violation of, or to the Knowledge of Carnivale, give any Governmental Body or other Person the right to challenge the Transaction or any of the other Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which Carnivale or any of the assets owned or used by Carnivale, is subject, except as would not be material to Carnivale or its business;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Carnivale, except as would not be material to Carnivale or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Carnivale Material Contract, or to the Knowledge of Carnivale, give any Person the right to: (i) declare a default or exercise any remedy under any Carnivale Material Contract; (ii) accelerate the maturity or performance of any Carnivale Material Contract; or (iv) cancel, terminate or modify any term of any Carnivale Material Contract, except in each case, as would not have a Carnivale Material Adverse Effect; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Carnivale (except for Permitted Encumbrances). Except for (i) any Consent set forth on Part 3.5 of the Carnivale Disclosure Schedule under any Carnivale Contract, (ii) the approval of the Transaction and the issuance of shares of Carnivale Common Stock in the Transaction, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Carnivale was not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Transaction or any of the other Contemplated Transactions, which, if individually or in the aggregate, were not given or obtained, would result in a Carnivale Material Adverse Effect. The Carnivale Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Carnivale Stockholder Support Agreement and to the consummation of the Transaction and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Transaction, this Agreement, the Carnivale Stockholder Support Agreement or any of the other Contemplated Transactions.

3.6 Capitalization, Etc.

(a) The authorized capital stock of Carnivale consists of (i) 100,000,000 shares of Carnivale Common Stock, par value $0.001 per share, of which 26,335,775 shares have been issued and are outstanding as of June 10, 2016 (the “Capitalization Date”) and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares have been issued and are outstanding as of the Capitalization Date. Carnivale does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Carnivale Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Carnivale Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Carnivale Common Stock is subject to any right of first refusal in favor of Carnivale. Except as contemplated herein and except as identified on Part 3.6(a) of the Carnivale Disclosure Schedule there is no Carnivale Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Carnivale Common Stock. Carnivale is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Carnivale Common Stock or other securities. Part 3.6(a) of the Carnivale Disclosure Schedule accurately and completely describes all repurchase rights held by Carnivale with respect to shares of Carnivale Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b) Except for the Amended and Restated Carnivale 2004 Stock Option Plan, the Carnivale 2014 Stock Option Plan and the Carnivale 2015 Equity Incentive Plan (collectively, the “Carnivale Stock Plans”), or except as set forth on Part 3.6(b) of the Carnivale Disclosure Schedule, Carnivale does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the Capitalization Date, Carnivale has reserved 3,852,132 shares of Carnivale Common Stock for issuance under the Carnivale Stock Plans, of which 399,963 shares have been issued and are currently outstanding, 2,083,579 have been reserved for issuance upon exercise of Carnivale Options granted under the Carnivale Stock Plans, and 1,368,590 shares of Company Common Stock remain available for future issuance pursuant to the Carnivale Stock Plans. Part 3.6(b) of the Carnivale Disclosure Schedule sets forth the following information with respect to each Carnivale Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Carnivale Common Stock subject to such Carnivale Option at the time of grant; (iii) the number of shares of Carnivale Common Stock subject to such Carnivale Option as of the date of this Agreement; (iv) the exercise price of such Carnivale Option; (v) the date on which such Carnivale Option was granted; and (vi) the date on which such Carnivale Option expires. Carnivale has made available to the Company accurate and complete copies of all stock option plans pursuant to which Carnivale has ever granted stock options and the forms of all stock option agreements evidencing such options and evidence of board and stockholder approval of any of the Carnivale Stock Plans and amendments thereto.

(c) Except for the outstanding Carnivale Options or as identified on Part 3.6(b) of the Carnivale Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Carnivale; (ii) outstanding security, instrument or obligation that is or will become convertible into or exchangeable for any shares of the capital stock or other securities of Carnivale; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Carnivale is or will become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Carnivale. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Carnivale.

(d) All outstanding shares of Carnivale Common Stock and options and other securities of Carnivale have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Laws, and (ii) all material requirements set forth in applicable Contracts.

(e) All of the issued and outstanding shares, or other equity or voting interests in, Carnivale have been duly authorized and validly issued and are fully paid and non-assessable. All dividends or distributions declared, made or paid by Carnivale have been declared, made or paid in accordance with its Organizational Documents and other corporate documents, all applicable Laws, the rules of any Governmental Body and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.7 SEC Filings; Financial Statements.

(a) Carnivale has delivered to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Carnivale with the SEC since January 1, 2015 (the “Carnivale SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth on Part 3.7(a) of the Carnivale Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by Carnivale or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Carnivale SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Carnivale’s Knowledge, as of the time they were filed, none of the Carnivale SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Carnivale SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Carnivale SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Carnivale as of the respective dates thereof and the results of operations and cash flows of Carnivale for the periods covered thereby. Other than as expressly disclosed in the Carnivale SEC Documents filed prior to the date hereof, there has been no material change in Carnivale’s accounting methods or principles that would be required to be disclosed in Carnivale’s financial statements in accordance with GAAP. The books of account and other financial records of Carnivale are true and complete in all material respects.

(c) Carnivale does not hold any auction rate securities, or other marketable securities or cash equivalents which are not, to the Knowledge of Carnivale, fully liquid and freely tradable.

(d) Carnivale’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Carnivale, “independent” with respect to Carnivale within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Carnivale, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(e) Carnivale has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Carnivale Common Stock on The NASDAQ Global Market. Carnivale has not disclosed any unresolved comments in the Carnivale SEC Documents.

(f) Since January 1, 2012, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Carnivale, the Carnivale Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(g) Carnivale is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of The NASDAQ Global Market.

(h) Carnivale maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Carnivale maintains records that in reasonable detail accurately and fairly reflect Carnivale’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and Carnivale Board, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Carnivale’s assets that could have a material effect on Carnivale’s financial statements. Carnivale has evaluated the effectiveness of Carnivale’s internal control over financial reporting and, to the extent required by applicable law, presented in any applicable Carnivale SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Carnivale has disclosed to Carnivale’s auditors and the Audit Committee of the Carnivale Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Carnivale’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Carnivale’s internal control over financial reporting. Except as disclosed in the Carnivale SEC Documents filed prior to the date hereof, Carnivale has not identified any material weaknesses in the design or operation of Carnivale’s internal control over financial reporting. Since December 31, 2015, there have been no material changes in Carnivale’s internal control over financial reporting.

(i) Carnivale’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Carnivale in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Carnivale’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.8 Absence of Changes. Except as set forth on Part 3.8 of the Carnivale Disclosure Schedule, between March 31, 2016 and the date of this Agreement, Carnivale has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any Carnivale Material Adverse Effect.

3.9 Absence of Undisclosed Liabilities. As of the date hereof, Carnivale does not have any Liability, individually or in the aggregate, except for: (a) Liabilities reflected on the face of the Carnivale Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Carnivale since the date of the Carnivale Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $500,000, in the aggregate; (c) Liabilities for performance of obligations of Carnivale under Carnivale Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Part 3.9 of the Carnivale Disclosure Schedule.

3.10 Title to Assets. Carnivale owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the business of Carnivale, including: (a) all assets reflected on the Carnivale Unaudited Interim Balance Sheet; and (b) all other assets reflected in the books and records of Carnivale as being owned by Carnivale. All of said assets that are owned by Carnivale are owned free and clear of any Encumbrances, except for any Permitted Encumbrances.

3.11 Real Property; Leasehold. Carnivale does not own and has never owned any real property. Carnivale has made available to the Company (a) an accurate and complete list of all real properties with respect to which Carnivale directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or licensed by Carnivale, and (b) copies of all leases and licenses under which any such real property is possessed (the “Carnivale Real Estate Leases”). Carnivale is not in default under any of the Carnivale Real Estate Leases, except where such defaults have not had and would not have, individually or in the aggregate, a Carnivale Material Adverse Effect, and to the Knowledge of Carnivale, there is no default by any of the lessors thereunder.

3.12 Intellectual Property.

(a) To the Knowledge of Carnivale, Carnivale owns, or has the right to use, as currently being used by Carnivale, all Carnivale IP Rights, and with respect to Carnivale IP Rights that are owned by Carnivale, has the right to bring actions for the infringement of all Carnivale IP Rights, in each case except for any failure to own or have the right to use, or have the right to bring actions that would not have a Carnivale Material Adverse Effect.

(b) Part 3.12(b) of the Carnivale Disclosure Schedule is an accurate, true and complete listing of all Carnivale Registered IP.

(c) Part 3.12(c) of the Carnivale Disclosure Schedule accurately identifies (i) all Carnivale Contracts pursuant to which Carnivale IP Rights are licensed to Carnivale (other than (I) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Carnivale products or services, (II) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials and (III) any confidential information provided under confidentiality agreements).

(d) Part 3.12(d) of the Carnivale Disclosure Schedule accurately identifies each Carnivale Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Carnivale IP Rights (other than (I) any confidential information provided under confidentiality agreements and (II) any Carnivale IP Rights licensed to suppliers or service providers for the sole purpose of providing services for Carnivale’s benefit).

(e) Carnivale has delivered, or made available to the Company, a complete and accurate copy of all material Carnivale IP Rights Agreements.

(f) Except as set forth on Part 3.12(f) of the Carnivale Disclosure Schedule, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Carnivale materially violates any license or agreement between Carnivale and any third party or, to the Knowledge of Carnivale, infringes or misappropriates any valid Intellectual Property right of any other party, which violation, infringement or misappropriation would have a Carnivale Material Adverse Effect. To the Knowledge of Carnivale, no third party is infringing upon, or violating any license or agreement with Carnivale or relating to any Carnivale IP Rights.

(g) There is no current or pending claim or Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Carnivale IP Rights, nor has Carnivale received any written notice asserting that any Carnivale IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other party.

(h) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Carnivale conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Carnivale Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Carnivale has or purports to have an ownership interest has been impaired as determined by Carnivale in accordance with GAAP.

(i) Except as may be set forth in the Contracts listed on Part 3.12(c) or 3.12(d) of the Carnivale Disclosure Schedule (i) Carnivale is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) Carnivale has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

3.13 Agreements, Contracts and Commitments. Section 3.13 of the Carnivale Disclosure Schedule identifies each Carnivale Contract that is in effect as of the date of this Agreement and is (a) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act, (b) a Contract to which Carnivale is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Carnivale in excess of $10,000, (c) is a Carnivale Real Estate Lease or (d) is a Contract disclosed in or required to be disclosed in Part 3.12(c) or Part 3.12(d) of the Carnivale Disclosure Schedule. Carnivale has delivered to the Company accurate and complete copies of all Contracts to which Carnivale is a party or by which it is bound of the type described in clauses (a)-(d) of the immediately preceding sentence (any such Contract, a “Carnivale Material Contract”). Each Carnivale Material Contract is in full force and effect and is enforceable against Carnivale, as applicable, and, to the Knowledge of Carnivale, against each other party thereto in accordance with the terms thereof. Neither Carnivale nor, to the Knowledge of Carnivale, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, with or without notice or lapse of time, or both, would cause such a violation of or default under) any Carnivale Material Contract, except for violations or defaults that, individually or in the aggregate, have not had a Carnivale Material Adverse Effect.

3.14 Compliance; Permits; Restrictions.

(a) Carnivale is, and since January 1, 2012 has been in compliance in all material respects with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not result in a Carnivale Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Carnivale, threatened against Carnivale. There is no agreement, judgment, injunction, order or decree binding upon Carnivale which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Carnivale, any acquisition of material property by Carnivale or the conduct of business by Carnivale as currently conducted, (ii) is reasonably likely to have an adverse effect on Carnivale’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying or making illegal the Transaction or any of the Contemplated Transactions.

(b) Carnivale holds all required Governmental Authorizations for the operation of its businesses (collectively, the “Carnivale Permits”) as currently conducted, except for any failure to hold any such Governmental Authorizations, either individually or in the aggregate, which would not result in a Carnivale Material Adverse Effect. Part 3.14(b) of the Carnivale Disclosure Schedule identifies each Carnivale Permit. Carnivale is in material compliance with the terms of the Carnivale Permits. No Legal Proceeding is pending or, to the Knowledge of Carnivale, threatened, which seeks to revoke, limit, suspend, or materially modify any Carnivale Permit.

(c) There are no proceedings pending or, to the Knowledge of Carnivale, threatened with respect to an alleged material violation by Carnivale of the FDCA, FDA regulations adopted thereunder, or any other similar Laws promulgated by a Drug Regulatory Agency.

(d) Carnivale holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Carnivale as currently conducted, and, as applicable, for the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Carnivale Product Candidates”) (the “Carnivale Regulatory Permits”) and no such Carnivale Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner. Carnivale has not received any written notice or other written communication from any Drug Regulatory Agency regarding any revocation, withdrawal, suspension, cancellation, termination or material modification of any Carnivale Regulatory Permit. Except for the information and files identified in Part 3.14(d) of the Carnivale Disclosure Schedule, Carnivale has made available to the Company all information requested by the Company in Carnivale’s possession or control relating to the Carnivale Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Carnivale Product Candidates, including complete copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Carnivale or in which Carnivale or its products or product candidates, have participated were conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Laws, including 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(f) Carnivale is not the subject of any pending, or to the Knowledge of Carnivale, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Carnivale, Carnivale has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Carnivale or any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Carnivale, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Carnivale or any of its officers, employees or agents.

3.15 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.15 of the Carnivale Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Carnivale, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Carnivale, (B) any Carnivale Associate (in his or her capacity as such) or (C) any of the material assets owned or used by Carnivale and that is material to Carnivale and its business; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transaction or any of the other Contemplated Transactions.

(b) There is no order, writ, injunction, judgment or decree to which Carnivale, or any of the material assets owned or used by Carnivale is subject. To the Knowledge of Carnivale, no officer or other Key Employee of Carnivale is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Carnivale or to any material assets owned or used by Carnivale.

3.16 Tax Matters.

(a) Carnivale has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. Carnivale is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Carnivale does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Carnivale on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Carnivale have been reserved for on the Carnivale Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Carnivale Unaudited Interim Balance Sheet, Carnivale has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Carnivale has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Carnivale’s Unaudited Interim Balance Sheet) upon any of the assets of Carnivale.

(e) No deficiencies for Taxes with respect to Carnivale have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Carnivale. No issues relating to Taxes of Carnivale were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Carnivale has delivered or made available to the Company complete and accurate copies of all federal income Tax and all other material Tax Returns of Carnivale (and its predecessors) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Carnivale (and its predecessors), with respect to federal income Tax and all other material Taxes. Carnivale (or any of its predecessors) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) All material elections with respect to Taxes affecting Carnivale as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to the Company, are set forth on Part 3.16(f) of the Carnivale Disclosure Schedule. Carnivale (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Carnivale; (ii) has not agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has not made or will make a consent dividend election under Section 565 of the Code; (vi) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g) Carnivale has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Carnivale is a not party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) Carnivale has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Carnivale) for federal, state, local or foreign Tax purposes. Carnivale does not have any Liability for the Taxes of any Person (other than Carnivale) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j) Carnivale has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Carnivale is not a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Carnivale, other arrangement or contract which is treated as a partnership for Tax purposes.

(l) Carnivale will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(m) Carnivale has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(n) Carnivale has not taken any action, nor has any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Transaction, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.17 Employee and Labor Matters; Benefit Plans.

(a) The employment of Carnivale’s employees is terminable by Carnivale at will (or otherwise in accordance with general principles of wrongful termination law). Carnivale has made available to the Company accurate and complete copies of all material employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Carnivale Associates to the extent currently effective and material.

(b) Carnivale is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, to the Knowledge of Carnivale, purporting to represent or seeking to represent any employees of Carnivale.

(c) Part 3.17(c) of the Carnivale Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present employee or director of Carnivale (or any trade or business (whether or not incorporated) which is a Carnivale Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, Carnivale, or any Carnivale Affiliate, or under which Carnivale or any Carnivale Affiliate has incurred or may incur any liability (each, an “Carnivale Employee Plan”). Part 3.17(c)-1 of the Carnivale Disclosure Schedule sets forth (i) all amounts owed to any employee or consultant of Carnivale under any Carnivale Employee Plans as a result of the consummation of the Transaction or the Contemplated Transactions, the termination of such employee’s or consultant’s employment or provision of services (whether before, upon or after the Transaction), or a combination thereof; and (ii) all Carnivale Employee Plans pursuant to which the benefits and payments described in subsection (i) are owed.

(d) With respect to each Carnivale Employee Plan, Carnivale has made available to the Company a true and complete copy of, to the extent applicable, (i) such Carnivale Employee Plan, (ii) the most recent annual report (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Carnivale Employee Plan, (iv) the most recent summary plan description for each Carnivale Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions in the possession of Carnivale, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Carnivale Employee Plan.

(e) Each Carnivale Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Carnivale, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Carnivale Employee Plan or the exempt status of any related trust.

(f) Each Carnivale Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Laws, including the Code and ERISA.

(g) No Carnivale Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Carnivale nor any Carnivale Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Carnivale Employee Plan is a Multiemployer Plan, and neither Carnivale nor any Carnivale Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Carnivale Employee Plan is a Multiple Employer Plan.

(h) No Carnivale Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under an Carnivale Employee Plan qualified under Section 401(a) of the Code.

(i) With respect to Carnivale Options granted pursuant to the Carnivale Stock Plans, (i) each grant of a Carnivale Option was duly authorized no later than the grant date of such option, by all necessary corporate action, including as applicable, approval by the Carnivale Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes of written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto; (ii) each Carnivale Option grant was made in accordance with the terms of the Carnivale Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of The NASDAQ Global Market and any other exchange on which Carnivale securities are traded; (iii) the per share exercise price of each Carnivale Option was equal to the fair market value of a share of Carnivale Common Stock on the applicable grant date and (v) each such Carnivale Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Carnivale and disclosed in Carnivale filings with the Securities and Exchange Commission in accordance in all material respects with the Exchange Act and all other applicable laws. Carnivale has not knowingly granted, and there is no and has been no policy or practice of Carnivale of granting, Carnivale Options prior to, or otherwise coordinate the grant of Carnivale Options with, the release or other public announcement of material information regarding Carnivale or its results of operations or prospects.

(j) To the Knowledge of Carnivale, no Carnivale Options, stock appreciation rights or other equity-based awards issued or granted by Carnivale are subject to the requirements of Code Section 409A. To the Knowledge of Carnivale, each 409A Plan under which Carnivale makes, is obligated to make or promises to make, payments complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any 409A Plan is, or to the Knowledge of Carnivale will be, subject to the penalties of Code Section 409A(a)(1).

(k) Carnivale is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(l) Carnivale has complied with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. Carnivale has no unsatisfied obligations to any of its employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(m) Carnivale is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or, to Carnivale’s Knowledge, threatened or reasonably anticipated against Carnivale relating to any employee, employment agreement or Carnivale Employee Plan (other than routine claims for benefits). To Carnivale’s Knowledge, there are no pending or threatened or reasonably anticipated claims or actions against Carnivale or any Carnivale trustee under any workers’ compensation policy or long-term disability policy. Carnivale is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. Carnivale has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. Carnivale has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Carnivale prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(n) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Carnivale. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(o) Carnivale is not, nor has been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Carnivale, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Carnivale Associate, including charges of unfair labor practices or discrimination complaints.

(p) There is no contract, agreement, plan or arrangement to which Carnivale or any Carnivale Affiliate is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 of the Code.

(q) Carnivale is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

3.18 Environmental Matters. Since January 1, 2012, Carnivale has complied in all material respects with all applicable Environmental Laws, which compliance includes the possession by Carnivale of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Carnivale Material Adverse Effect. Carnivale has not received since January 1, 2012 any written notice or other written communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Carnivale is not in compliance with any Environmental Law. To the Knowledge of Carnivale: (i) no current or prior owner of any property leased or controlled by Carnivale has received since January 1, 2012 any written notice or other communication relating to property owned or leased at any time by

Carnivale, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Carnivale is not in compliance in all material respects with or violated any Environmental Law in any material respect relating to such property and (ii) Carnivale has no material liability under any Environmental Law.

3.19 Insurance. Carnivale has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Carnivale. Each of such insurance policies is in full force and effect and Carnivale is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2012, Carnivale has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any material insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Carnivale has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Carnivale for which Carnivale has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Carnivale of its intent to do so.

3.20 Transactions with Affiliates. Except as set forth in the Carnivale SEC Documents filed prior to the date of this Agreement, since the date of Carnivale’s last proxy statement filed in 2016 with the SEC, no event has occurred that would be required to be reported by Carnivale pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.20 of the Carnivale Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of Carnivale as of the date of this Agreement.

3.21 No Financial Advisor. Except as set forth on Part 3.21 of the Carnivale Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Transaction or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Carnivale.

3.22 Valid Issuance. The Carnivale Common Stock to be issued in the Transaction will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.23 No Other Representations or Warranties. Carnivale hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of the Company or any Seller nor any other person acting on behalf of either the Company or any Seller makes any express or implied representation or warranty with respect to the Company or any Seller or with respect to any other information provided to Carnivale or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of the Company and the Sellers set forth in Section 2 and Section 2A, respectively (in each case as qualified and limited by the Company Disclosure Schedule)), none of Carnivale or any of its Representatives or shareholders has relied on any such information (including the accuracy or completeness thereof).

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Operation of the Businesses Pending the Transactions.

(a) Operation of Carnivale’s Business. Except as set forth on Part 4.1(a) of the Carnivale Disclosure Schedule or unless the Company shall otherwise consent in writing, during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Closing (the “Pre-Closing Period”): (i) Carnivale shall conduct its business and operations: (A) in the Ordinary Course of Business and, as reasonably deemed appropriate by the Carnivale Board and with a view towards winding down its operations; and (B) in compliance with all applicable Laws and the requirements of all Contracts that constitute Carnivale Material Contracts; (ii) Carnivale shall continue to make regularly scheduled payments on its existing debt when due and payable, if any; and (iii) Carnivale shall continue to pay outstanding accounts payable, Taxes and other Liabilities (including payroll) when due and payable and shall perform all other material obligations when due. Without limiting the foregoing, except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.1(a) of the Carnivale Disclosure Schedule, or (iii) with the prior written consent of the Company, during the Pre-Closing Period, Carnivale shall not do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (except, for the avoidance of doubt, as permitted under Section 5.14); or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Carnivale Common Stock from terminated employees, directors or consultants of Carnivale);

(ii) except for contractual commitments in place at the time of this Agreement as listed in Part 4.1(a)(ii) of the Carnivale Disclosure Schedule, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security (except for Carnivale Common Stock issued upon the valid exercise of outstanding Carnivale Options); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) incur or suffer to exist any Indebtedness for borrowed money or guarantee any such Indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Carnivale, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of Carnivale in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Carnivale or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect Carnivale against fluctuations in commodities prices or exchange rates;

(vi) (A) adopt, establish or enter into any Carnivale Employee Plan; (B) cause or permit any Carnivale Employee Plan to be amended; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants; or (E) hire any new employees consultants or independent contractors; provided, that, Carnivale may pay those severance and retention payments owed under existing Carnivale Employee Plans scheduled on Part 4.1(a)(vi) of the Carnivale Disclosure Schedule to its current employees in connection with the termination of their employment;

(vii) whether or not in the Ordinary Course of Business, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Carnivale;

(viii) sell, assign, lease, license, sublicense, pledge, or otherwise dispose of or encumber any material properties or assets, or any Intellectual Property of Carnivale;

(ix) make any capital expenditures or other expenditures with respect to property, plant or equipment for Carnivale, other than as disclosed and set forth in Part 4.1(a)(ix) of the Carnivale Disclosure Schedule;

(x) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in U.S. GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(xi) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Carnivale);

(xii) enter into any transaction or enter into, modify or amend any Contract: (A) relating to research, development, clinical trial, manufacturing, distribution, supply, marketing or co-promotion of any products of Carnivale, or otherwise relating to the rendering of services to Carnivale or the distribution, sale or marketing by third parties of the products of, or products licensed by Carnivale, (B) providing for obligations (contingent or otherwise) of Carnivale in excess of $10,000, individually or in the aggregate, (C) that is not terminable by Carnivale at any time without payment of any kind to any third party upon such termination, or (D) providing for any license of intellectual property rights to or from any third party;

(xiii) initiate, compromise or settle any Legal Proceeding;

(xiv) open any new facility or office;

(xv) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xvi) enter into, amend or terminate any Carnivale Material Contract; or

(xvii) agree, resolve or commit to do any of the foregoing.

(b) Operation of the Company’s Business. Except as set forth on Part 4.1(b) of the Company Disclosure Schedule, or unless Carnivale shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) the Company shall conduct its business and operations: (A) in the Ordinary Course of Business and in accordance with past practices; and (B) in compliance with all applicable Laws and the requirements of all Company Material Contracts; and (ii) the Company shall preserve intact its current business organization, use reasonable efforts to keep available the services of its current Key Employees, officers and other employees and use reasonable efforts to maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) continue to make regularly scheduled payments on its existing debt when due and payable, if any; and (iv) continue to pay outstanding accounts payable, Taxes and other Liabilities (including payroll) when due and payable and shall perform all other material obligations when due. Without limiting the foregoing, and except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Part 4.1(b) of the Company Disclosure Schedule, or (iii) with the prior written consent of Carnivale (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares or make any reduction of its paid-up share capital; or repurchase, redeem or otherwise reacquire any shares or other securities (except for Company Ordinary Shares from terminated employees, directors or consultants of the Company);

(ii) create any Encumbrance over any share or loan capital or other security of the Company;

(iii) except as contemplated by this Agreement, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) sell, create, allot, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any shares, loan capital or other security (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options); (B) any option, warrant or right to acquire or subscribe for any shares, loan capital or any other security; or (C) any instrument convertible into or exchangeable for any shares, loan capital or other security; provided, however, that, notwithstanding the foregoing, the Company may grant share options to purchase Company Ordinary Shares to employees, consultants and contractors of the Company;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(vi)    lend money to any Person other than lending the exercise price of the Company Options to the holders thereof to facilitate the exercise of such Company Options immediately prior to Closing; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; or guarantee any debt securities of others;

(vii)    other than in the Ordinary Course of Business or in contemplation of Closing: (A) adopt, establish or enter into any Company Employee Plan (other than pursuant to customary benefit plans established in the Unites States which provide for benefits not materially inconsistent with comparable current or former Carnivale Employee Plans); (B) other than the EMI Plan Amendment, cause or permit any Company Employee Plan to be amended other than as required by law; (C) pay any bonus or made any profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except for bonuses and increases in wages, salary, commissions, fringe benefits or other compensation or remuneration in connection with annual performance reviews or promotions, in each case in the Ordinary Course of Business); provided, however, that nothing in this Section 4.1(b)(vii) shall prohibit or prevent the Company from hiring employees, consultants, independent contractors or other service providers;

(viii)    except in the Ordinary Course of Business, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company;

(ix)    make any capital expenditures or other expenditures with respect to property, plant or equipment for the Company that are materially in excess of the amount set forth in the Company’s annual operating plan, other than as disclosed and set forth in Part 4.1(b)(ix) of the Company Disclosure Schedule;

(x)    make any material changes in accounting methods, principles or practices, except insofar as may be required to comply with changes in statements of standard accounting practice or, except as so required, materially change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(xi) enter into any material transaction outside the Ordinary Course of Business in excess of $1,000,000 individually or in the aggregate, excluding Liabilities incurred in connection with this Agreement;

(xii) sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except, in each case, in the Ordinary Course of Business;

(xiii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xiv) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(xv) agree, resolve or commit to do any of the foregoing.

4.2 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice Carnivale, on the one hand, and the Company, on the other hand, shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate and (d) provide the other Party with copies of unaudited monthly financial statements or management accounts, when available, communications sent by or on behalf of such Party to its stockholders or any notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Transaction. Any investigation conducted by either Carnivale or the Company pursuant to this Section 4.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Any access granted by either Carnivale or the Company shall be subject to its reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information.

4.3 No Solicitation.

(a) Each of Carnivale and the Company agrees that, during the Pre-Closing Period, it shall not, nor shall it authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate any Acquisition Proposal; (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; (vi) amend or grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party) or (vii) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.3(a) and subject to compliance with this Section 4.3, prior to the adoption and approval of this Agreement by the Required Carnivale Stockholder Vote, Carnivale and its Representatives may furnish information regarding Carnivale to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person that did not result from a breach of this Section 4.3, which Carnivale’s board of directors reasonably determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) the board of directors of Carnivale concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of Carnivale under applicable Laws; (B) at least three Business Day prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Carnivale gives the Company written notice of the identity of such Person and of Carnivale’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (C) Carnivale receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation and no hire provisions) that is not materially less restrictive to such Person as those contained in the Confidentiality Agreement; and (D) contemporaneously with furnishing any such nonpublic information to such Person, Carnivale furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Carnivale to the Company). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.3 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.3 by such Party for purposes of this Agreement.

(b) If Carnivale or any Representative of Carnivale receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Carnivale shall promptly (and in no event later than one Business Day after Carnivale becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and provide a copy of the Acquisition Proposal or Acquisition Inquiry or, if the Acquisition Proposal or Acquisition Inquiry is not written, the terms thereof, to the Company). Carnivale shall keep the Company reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto. In addition to the foregoing, Carnivale shall provide the Company with at least one Business Day’s written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(c) Each of Carnivale and the Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry with respect to Carnivale or the Company, as applicable, as of the date of this Agreement, revoke or withdraw access of any Person other than the other Parties and their respective Representatives to any data room containing any non-public information with respect to such Party and request the destruction or return of any nonpublic information provided to such Person.

4.4 Notification of Certain Matters. During the Pre-Closing Period, each of the Company and the Sellers, on the one hand, and Carnivale, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (b) any Legal Proceeding against, relating to, involving or otherwise affecting the Company or Carnivale, as applicable, is commenced, or, to the Knowledge of such Party, threatened against the Company or Carnivale, as applicable, or, to the Knowledge of such Party, any director, officer or Key Employee of the Company or Carnivale, as applicable; (c) such Party becoming aware of any inaccuracy in any representation or warranty made by such Party in this Agreement; or (d) any failure of such Party to comply with any covenant or obligation of such Party; in each case that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8, as applicable, impossible or materially less likely. No notification given to a Party pursuant to this Section 4.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Party providing such notification or any of such Party’s Subsidiaries contained in this Agreement or the Company Disclosure Schedule or Carnivale Disclosure Schedule, as appropriate, for purposes of Section 8.1 or Section 7.1, as appropriate.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and Carnivale shall cause to be filed with the SEC the Proxy Statement. Carnivale covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein, and the letter to stockholders, notice of meeting and form of proxy included therewith, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Carnivale makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or the Sellers for inclusion therein. The Company, Novo A/S and their respective legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the responses to any comments of the SEC prior to filing thereof with the SEC. Each of Carnivale and the Company shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC. Carnivale shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Carnivale’s stockholders as promptly as practicable after the Proxy Statement has been cleared by the SEC. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Carnivale or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Carnivale stockholders.

(b) Prior to the Closing, Carnivale shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Carnivale Common Stock to be issued in the Transaction (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Shares has an address of record as of the date of this Agreement; provided, however, that Carnivale shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

(c) The Company and the Sellers shall reasonably cooperate with Carnivale and provide, and require their respective Representatives to provide, Carnivale and its Representatives, with all true, correct and complete information regarding the Company or the Sellers that is required by law to be included in the Proxy Statement or reasonably requested from the Company or the Sellers to be included in the Proxy Statement.

5.2 Carnivale Stockholders’ Meeting.

(a) Carnivale shall take all action necessary under applicable Laws to call, give notice of and hold a meeting of the holders of Carnivale Common Stock to vote on the issuance of Carnivale Common Stock in the Transaction (such meeting, the “Carnivale Stockholders’ Meeting”). The Carnivale Stockholders’ Meeting shall be held as promptly as practicable after the Proxy Statement has been cleared by the SEC. Carnivale shall take reasonable measures to ensure that all proxies solicited in connection with the Carnivale Stockholders’ Meeting are solicited in compliance with all applicable Laws.

(b) Carnivale agrees that, subject to Section 5.2(c): (i) the Carnivale Board shall recommend that the holders of Carnivale Common Stock vote to approve the issuance of Carnivale Common Stock in the Transaction and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.2(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Carnivale Board recommends that Carnivale’s stockholders vote to approve the issuance of Carnivale Common Stock in the Transaction (the recommendation of the Carnivale Board that Carnivale’s stockholders vote to approve the issuance of Carnivale Common Stock in the Transaction being referred to as the “Carnivale Board Recommendation”); and (iii) the Carnivale Board Recommendation shall not be withdrawn or modified (and the Carnivale Board shall not publicly propose to withdraw or modify the Carnivale Board Recommendation) in a manner adverse to the Company or the Sellers, and no resolution by the Carnivale Board or any committee thereof to withdraw or modify the Carnivale Board Recommendation in a manner adverse to the Company or the Sellers or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b) and subject to compliance with Section 4.3 and Section 5.2, at any time prior to the approval of the issuance of Carnivale Common Stock in the Transaction by the stockholders of Carnivale by the Required Carnivale Stockholder Vote, the Carnivale Board may withhold, amend, withdraw or modify the Carnivale Board Recommendation in a manner adverse to the Company or the Sellers if, but only if, following the receipt of and on account of an Acquisition Proposal, (i) the Carnivale Board reasonably determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel and financial advisors, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable Laws, (ii) Carnivale has, and has caused its financial and outside legal counsel to, during the Notice Period (as defined below), negotiate with the Seller Representative in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if the Seller Representative shall have delivered to Carnivale a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Carnivale Board shall have reasonably determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel and financial advisors, that the failure to withhold, amend, withdraw or modify the Carnivale Board Recommendation would still result in a breach of its fiduciary duties under applicable Laws (after taking into account such alterations of the terms and conditions of this Agreement); provided that the Seller Representative receives written notice from Carnivale confirming that the Carnivale Board has determined to change its recommendation at least four Business Days in advance of the Carnivale Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to the Company or the Sellers (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such recommendation change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer. In the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration Carnivale’s stockholders would receive as a result of such potential Superior Offer), Carnivale shall be required to provide the Seller Representative with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least three Business Day remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.2(c) and the Carnivale Board of Directors shall not make a change in the Carnivale Board Recommendation prior to the end of such Notice Period as so extended.

(d) Carnivale’s obligation to call, give notice of and hold the Carnivale Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Carnivale Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit Carnivale or the Carnivale Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Carnivale or the Carnivale Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Carnivale is unable to take a position with respect to the bidder’s tender offer unless the Carnivale Board determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Laws; provided, further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f)

under the Exchange Act) shall be deemed to be a change of the Carnivale Board Recommendation unless the Carnivale Board of Directors expressly publicly reaffirms the Carnivale Board Recommendation (i) in such communication or (ii) within two (2) Business Days after being requested to do so by the Seller Representative. Carnivale shall not withdraw or modify in a manner adverse to the Company and the Sellers the Carnivale Board Recommendation unless specifically permitted pursuant to the terms of Section 5.2(c).

5.3 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Transaction and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

5.4 Company Options.

(a) The Company shall as soon as practicable after the date of this Agreement apply to HMRC for confirmation that the tax-favored status of the Company Options will not be affected by an amendment to disapply the acceleration of vesting in rule 6.7 of the Company Plan in relation to the Transaction (the “EMI Plan Amendment”).

(b) If such HMRC confirmation is not obtained the EMI Plan Amendment will not be effected, Section 5.4(c) shall not apply and instead:

(i) The Company shall procure that the directors of the Company shall, by no later than 14 (fourteen) days before Closing determine, for the purposes of rules 6.8 and 6.9 of the Company Plan, that each outstanding Company Option may be exercised in full immediately before the Closing and will, to the extent unexercised, lapse as of immediately prior to the Closing.

(ii) The Company and Carnivale shall use commercially reasonable efforts to agree the form of a letter (the “Optionholder Letter”) to holders of Company Options (“Optionholders”) offering them the opportunity to agree to exercise their Company Options in full (subject to the terms and conditions of the Company Plan and any award agreements that are applicable to such Company Options) with effect from immediately before Closing and to sell to Carnivale upon the Closing Date all of the Company Ordinary Shares received upon exercise of such Company Options, free and clear of any encumbrance and with full title guarantee, upon the same terms and conditions as set forth herein for the sale of the Company Shares held by the Sellers to Carnivale. The Optionholder Letter shall provide that any such sale of Company Ordinary Shares by such Optionholder to Carnivale shall be subject to and conditional upon the execution and delivery by such Optionholder to Carnivale prior to Closing of (A) an appropriate joinder agreement providing for such Optionholder to become a party to this Agreement as a Seller hereunder with respect to all of the Company Ordinary Shares issued to such Optionholder upon the exercise of his or her Company Options, (B) a Lock-Up Agreement, and (C) in the event that such Optionholder will become an Affiliate of Carnivale upon the Closing, and such Optionholder is not already a party to the Registration Rights Agreement, an appropriate joinder agreement providing for such Optionholder to become a party to the Registration Rights Agreement as a Seller thereunder. The period for agreeing to this offer shall be expressed to end not later than four (4) Business Days prior to the Closing Date (the “Option Deadline”). Any and all Company Options that are not exercised immediately prior to Closing shall be cancelled for no consideration and shall cease to exist effective as of immediately prior to the Closing.

(c) If such HMRC confirmation is obtained the Company shall (i) use all reasonable endeavors to obtain consent to the EMI Plan Amendment from the Optionholders under rule 13.1.2 of the Company Plan as part of the communication referred to at (c)(ii) below (and subject to receiving such consent pass a Company board resolution (in accordance with rule 13.1 of the Company Plan) to effect the EMI Plan Amendment); and (ii) Section 5.4(b) above shall not apply and instead:

(i) The Company shall procure that the directors of the Company shall, by no later than 14 (fourteen) days before Closing determine, for the purposes of rules 6.8 and 6.9 of the Company Plan, that each outstanding Company Option may be exercised only to the extent vested immediately before Closing and will, to the extent unexercised or exchanged, lapse as of immediately prior to the Closing.

(ii) The Company and Carnivale shall use commercially reasonable efforts to agree the form of a letter (the “Optionholder Letter”) to holders of Company Options (“Optionholders”) offering them the opportunity to:

(A) agree to exercise their Company Options to the extent vested (subject to the terms and conditions of the Company Plan and any award agreements that are applicable to such Company Options) with effect from immediately before the Closing and to sell to Carnivale upon the Closing Date all of the Company Ordinary Shares received upon such exercise of such Company Options, free and clear of any encumbrance and with full title guarantee, upon the same terms and conditions as set forth herein for the sale of the Company Shares held by the Sellers to Carnivale. The Optionholder Letter shall provide that any such sale of Company Ordinary Shares by such Optionholder to Carnivale shall be subject to and conditional upon the execution and delivery by such Optionholder to Carnivale of (A) an appropriate joinder agreement providing for such Optionholder to become a party to this Agreement as a Seller hereunder with respect to all of the Company Ordinary Shares issued to such Optionholder upon the exercise of his or her Company Options, (B) a Lock-Up Agreement, and (C) in the event that such Optionholder will become an Affiliate of Carnivale upon the Closing, and such Optionholder is not already a party to the Registration Rights Agreement, an appropriate joinder agreement providing for such Optionholder to become a party to the Registration Rights Agreement as a Seller thereunder. The period for agreeing to this offer shall be expressed to end not later than four (4) Business Days prior to the Closing Date (the “Option Deadline”). Any and all Company Options that are not exercised immediately prior to Closing shall, unless the Optionholder agrees to an option exchange under (B) below, be cancelled for no consideration and shall cease to exist effective as of immediately prior to the Closing; and/or

(B) agree that their Company Options (whether vested and unvested, or just unvested) may, one Business Day following the Closing, provided the holder thereof has so agreed on or prior to the Option Deadline (failing which such Company Option shall lapse as of immediately prior to the Closing), instead be replaced with an option to purchase a number of shares of Carnivale Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Company Ordinary Shares subject to such Company Option immediately prior to the Closing and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A)(1) the exercise price per share of Company Ordinary Shares subject to such Company Option multiplied by (2) the Currency Exchange Rate as of the date prior to the Closing Date, divided by (B) the Exchange Ratio (such exchanged option, a “Replacement Option”); provided, however, that, each Replacement Option shall remain subject to the same vesting schedule and other relevant terms and conditions in effect immediately prior to the Closing. For purposes of this Section 5.4 and Section 5.5 below, the “Currency Exchange Rate” means, in respect of any date, the rate of exchange from the applicable foreign currency to Dollars for the end of the trading day prior to such date as published by the Wall Street Journal at http://online.wsj.com/mdc/public/page/2_3021-forex.html.

(iii) The Company and Carnivale shall take commercially reasonable efforts to ensure that, where a Company Option is a qualifying option for the purposes of Chapter 9, Part 7 and Schedule 5 of ITEPA 2003 (as defined below), any replacement hereunder of that option shall satisfy paragraphs 41 to 43 of Schedule 5 of ITEPA 2003. In addition, the Company and Carnivale shall make all HMRC filings in respect of the grant of any Replacement Option to the extent required.

5.5 Company Restricted Ordinary Shares. Subject to the agreement of its holder, all Company Restricted Ordinary Shares (as defined below) shall, at Closing, be replaced with a number of shares of restricted Carnivale Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Company Restricted Ordinary Shares held by such holder immediately prior to the Closing and (ii) the Exchange Ratio; provided, however, that each such share of restricted Carnivale Common Stock shall remain subject to the same vesting schedule and other relevant terms and conditions in effect immediately prior to the Closing. All outstanding “rights to repurchase,” “mandatory transfer provisions” or similar restrictions with respect to Company Restricted Ordinary Shares in favor of the Company (or the Company’s shareholders) immediately prior to Closing (all such rights, the “Repurchase Rights”) shall be assigned to Carnivale upon Closing and shall thereafter be exercisable by Carnivale upon the same terms and subject to the same conditions that were in effect immediately prior to the Closing, except that Repurchase Rights may be exercised by Carnivale retaining the unvested Carnivale Common Stock into which Company Restricted Ordinary Shares have been converted and paying to the former holder thereof the original purchase price per share (rounded up to the nearest whole cent) equal to (A)(1) the original price per share of the Company Restricted Ordinary Shares multiplied by (2) the Currency Exchange Rate as of the date prior to the Closing Date, divided by (B) the Exchange Ratio in effect for each such share subject to that Repurchase Right immediately prior to the Closing. No Company Restricted Ordinary Shares, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Carnivale, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the full vesting of the such shares. For purposes of this Section 5.5 “Company Restricted Ordinary Shares” means any Company Common Shares that are not vested under the terms of any Contract with the Company.

5.6 Carnivale Options. Prior to the Closing, the Carnivale Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the vesting and exercisability of each unexpired and unexercised Carnivale Option shall be accelerated in full effective as of immediately prior to the Closing. Carnivale take commercially reasonable steps to notify holders of Carnivale Options of the treatment of their Carnivale Options in connection with this Agreement under this Section 5.6. Effective as of the Closing, each outstanding and unexercised Carnivale Option having an exercise price per share less than the Carnivale Closing Price shall be automatically exercised in full and, in exchange therefor, each former holder of any such automatically exercised Carnivale Option shall be entitled to receive a number of shares of Carnivale Common Stock calculated by dividing (a) the product of (i) the total number of shares of Carnivale Common Stock previously subject to such Carnivale Option, and (ii) the excess of the Carnivale Closing Price over the exercise price per share of Carnivale Common Stock previously subject to such Carnivale Option by (b) the Carnivale Closing Price. Notwithstanding anything herein to the contrary, the tax withholding obligations for each holder receiving shares of Carnivale Common Stock in accordance with the preceding sentence shall be satisfied by Carnivale withholding from issuance that number of shares of Carnivale Common Stock calculated by multiplying the minimum statutory withholding rate for such holder in connection with such issuance times the number of shares of Carnivale Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share. Each outstanding and unexercised Carnivale Option that has an exercise price equal to or greater than the Carnivale Closing Price shall be terminated and cease to exist as of immediately prior to the Closing for no consideration.

5.7 Employee Benefits. Carnivale and the Company shall cause Carnivale to comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Part 3.17(c)-1 of the Carnivale Disclosure Schedule as being applicable to this Section 5.7 subject to the provisions of such agreements, including the maintenance of COBRA insurance for Carnivale’s former officers and employees.

5.8 Indemnification of Officers and Directors.

(a) From the Closing through the sixth anniversary of the date on which the Closing occurs, Carnivale shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of Carnivale or of the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Carnivale or of the Company, whether asserted or claimed prior to, at or after the Closing, in each case, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Carnivale upon receipt by Carnivale from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Carnivale, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of Carnivale with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Carnivale that are presently set forth in the certificate of incorporation and bylaws of Carnivale shall not be amended, modified or repealed for a period of six years from the Closing in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Closing, were officers or directors of Carnivale.

(c) From and after the Closing, Carnivale shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s memorandum and articles of association and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Closing.

(d) From and after the Closing, Carnivale agrees to either (A) cause the Company to continue to maintain in effect for six years after the Closing Date the directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, the “D&O Insurance”) of the Company that are in place as of the date hereof or (B) cause the Company to purchase comparable D&O Insurance for such six-year period, in each case with respect to any claim related to any period of time at or prior to the Closing Date with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date hereof; provided, however, that in no event shall Carnivale be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company, whether expended over time or paid in a lump sum or otherwise, to maintain or procure such comparable D&O Insurance. At the Company’s option, the Company may purchase, prior to the Closing Date, a six-year prepaid “tail policy” with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date hereof, in which event Carnivale shall cease to have any obligations under the first sentence of this Section 5.8(d). In the event the Company elects to purchase such a “tail policy,” the Company shall (and, following the Closing, Carnivale shall cause the Company to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder

(e) From and after the Closing, Carnivale shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Carnivale. In addition, Carnivale shall purchase, prior to the Closing Date, , following consultation with, and subject to the approval of, the Company (such approval not to be unreasonably withheld), a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Carnivale’s existing directors’ and officers’ insurance policies and Carnivale’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Carnivale’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer Carnivale by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby or in connection with Carnivale’s initial public offering of shares of Carnivale Common Stock).

(f) From and after the Closing, Carnivale shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.8 in connection with their successful enforcement of the rights provided to such persons in this Section 5.8.

(g) The provisions of this Section 5.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Carnivale and the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(h) In the event Carnivale or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or Transaction, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Carnivale shall succeed to the obligations set forth in this Section 5.8.

5.9 Additional Agreements.

(a) Subject to Section 5.9(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Transaction and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.9(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Transaction and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or any Company Material Contract, or otherwise) by such Party in connection with the Transaction or any of the other Contemplated Transactions or for such Company Material Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Transaction or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any material assets; (ii) except as otherwise contemplated in this Agreement, to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Transaction or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree would not be advisable.

5.10 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, the Company’s and Carnivale’s shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Transaction or any of the other Contemplated Transactions unless: (a) the Company and Carnivale shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the Company and Carnivale of, and consults with the Company and Carnivale regarding, the text of such press release or disclosure; provided, however, that each of the Company and Carnivale may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Carnivale in compliance with this Section 5.10.

5.11 Listing. Carnivale shall use its commercially reasonable efforts to maintain its existing listing on The NASDAQ Global Market, to obtain approval of the listing of the combined company on The NASDAQ Global

Market and to cause the shares of Carnivale Common Stock being issued in the Transaction to be approved for listing (subject to notice of issuance) on The NASDAQ Global Market at or prior to the Closing.

5.12 Tax Matters.

(a) Carnivale, the Company and the Sellers shall use their respective commercially reasonable efforts to cause the Transaction to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Transaction from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The Parties shall not file any U.S. federal, state or local Tax Returns in a manner that is inconsistent with the treatment of the Transaction as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes if required by applicable Law.

5.13 Legends. Carnivale shall be entitled to place appropriate legends on the certificates evidencing any shares of Carnivale Common Stock to be received in the Transaction by equityholders of the Company who may be considered “affiliates” of Carnivale for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Carnivale Common Stock.

5.14 Pre-Closing Dividend. Promptly following the final determination of Net Cash as of the Cash Determination Time pursuant to Section 1.5, and in any event, prior to the Closing, Carnivale shall take all actions reasonably necessary to dividend (the “Pre-Closing Dividend”) to its stockholders an amount of cash held by Carnivale equal to the amount by which such Net Cash amount exceeds $31,000,000.

5.15 Directors and Officers. Carnivale shall take all action necessary to cause the persons identified on Schedule 5.15 (which schedule shall be delivered by the Company after the date hereof and prior to the filing of the Proxy Statement) to be appointed as executive officers of Carnivale as described in Schedule 5.15, effective upon the Closing. Additionally, Carnivale shall take all action necessary to cause the number of members of the Carnivale Board to be fixed at the number requested by the Company in Schedule 5.15 and to cause the persons identified by the Company on Schedule 5.15 (the “Company Selected Directors”) to be appointed to the Carnivale Board and to obtain the resignations of the directors of Carnivale other than the Company Selected Directors, in each case effective as of the Closing; provided, that Carnivale shall be entitled to designate two of the Company Selected Directors set forth on Schedule 5.15.

5.16 Termination of Certain Agreements and Rights. The Company shall use its commercially reasonable efforts to terminate at or prior to the Closing, those agreements set forth on Schedule 5.16 (collectively, the “Investor Agreements”).

5.17 Security Holder Litigation. Notwithstanding anything to the contrary herein, Carnivale shall have the right to control the defense and settlement of any litigation brought by any stockholder or any holder of other securities of Carnivale against Carnivale and/or its directors or officers, provided that Carnivale shall give the Company the opportunity to participate in the defense of any such litigation and shall consider the Company’s advice with respect to such litigation and Carnivale shall not settle any such litigation (other than any settlement not requiring the payment of any amount to any third party) without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

5.18 Corporate Identity. Carnivale shall submit to its stockholders at the Carnivale Stockholder Meeting a proposal to approve and adopt an amendment to Carnivale’s certificate of incorporation to change the name of Carnivale to KalVista Pharmaceuticals, Inc., contingent upon the Closing.

5.19 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the Parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

5.20 Reverse Split. Carnivale has submitted to the holders of Carnivale Common Stock a proposal to approve and adopt an amendment to the Carnivale Certificate of Incorporation to authorize the Carnivale Board to effect a reverse split of all outstanding shares of Carnivale Common Stock whereby each outstanding share of Carnivale Common Stock would be combined, converted and changed into 1/4, 1/5, 1/6, 1/7, 1/8, 1/9 or 1/10 share of Carnivale Common Stock. Subject to obtaining the approval of such stockholders, Carnivale shall take such other actions as shall be reasonably necessary to effect such reverse stock split at a ratio mutually agreed to by Carnivale and the Seller Representative.

5.21 Employee Communications. Carnivale and the Company will use reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to such Party’s employees regarding this Agreement, the Transaction or the effects thereof on the employment, compensation or benefits of its employees.

5.22 Section 16 Matters. Prior to the Closing, Carnivale shall take all such steps as may be required to cause any acquisitions of Carnivale Common Stock and any options to purchase Carnivale Common Stock in connection with the Transaction, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Carnivale, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.23 Waiver. Each of the Sellers hereby waives any rights and remedies they may have against the Company’s present or former employees, directors, Affiliates, agents, officers or advisers with respect to claims arising out of any information, opinion or advice supplied or given (or omitted to be supplied or given) in connection with the Transaction, other than in the case of fraud, and agrees that no such rights or remedies shall constitute a defense to any claim for specific performance of this Agreement by Carnivale. Additionally, (a) each Seller covenants and agrees that the aggregate amount of shares of the Carnivale Common Stock to be issued to such Seller in accordance with Section 1.1 of this Agreement comprises all of the consideration due to such Seller in respect of such Seller’s sale of his, her or its Company Shares hereunder, and each Seller hereby irrevocably agrees that, upon receipt of the consideration pursuant to Section 1.1 of this Agreement, such Seller shall have no right to any interest in or to a claim in relation to any securities of the Company and each Seller hereby unconditionally and irrevocably waives all rights or claims related to the securities of the Company held by such Seller, and (b) each of the holders of Company Preferred Shares agrees that, to the extent such holder may be permitted to do so, such holder will not at any time following the signing of this Agreement sign or deliver to the Company a Conversion Notice (as that term is defined in the Company’s Article of Association).

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Transaction and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by Carnivale and the Seller Representative, at or prior to the Closing, of each of the following conditions:

6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transaction or the Pre-Closing Dividend shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, no other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect, there shall not be any Law which has the effect of making the consummation of the Transaction illegal, and there shall not be pending any proceeding brought by any Governmental Body seeking any of the foregoing.

6.2 Stockholder Approval. This Agreement and the issuance of the Carnivale Common Stock in the Transaction shall have been duly approved by the Required Carnivale Stockholder Vote.

6.3 Listing. The existing shares of Carnivale Common Stock shall have been continually listed on The NASDAQ Global Market as of and from the date of this Agreement through the Closing Date, the approval of the listing of additional shares of Carnivale Common Stock on The NASDAQ Global Market shall have been obtained and the shares of Carnivale Common Stock to be issued in the Transaction shall have been approved for listing (subject to official notice of issuance) on The NASDAQ Global Market as of the Closing.

6.4 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions; (b) relating to the Contemplated Transactions and seeking to obtain from Carnivale or the Company any damages or other relief that is, or is reasonably likely to be, material to Carnivale or the Company; (c) that would materially and adversely affect the right or ability of Carnivale or the Company to own the assets or operate the business of the Company; or (d) seeking to compel the Company to dispose of or hold separate any material assets as a result of the Contemplated Transactions.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF CARNIVALE

The obligations of Carnivale to effect the Transaction and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Carnivale, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The Company Fundamental Representations and the Seller Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (X) for such inaccuracies which are de minimis, individually or in the aggregate or (Y) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (X), as of such particular date). The representations and warranties of the Company and the Sellers contained in this Agreement (other than the Company Fundamental Representations, the Company Capitalization Representations and the Seller Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. The Company and Sellers shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by each of them under this Agreement at or prior to the Closing.

7.3 Agreements and Other Documents. Carnivale shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2 and 7.5 have been duly satisfied; and

(b) to the extent not already within the possession or control of the Company, all statutory books (duly written up to date) of the Company as are kept by the Company or required to be kept by the Company under applicable Law.

7.4 Lock-up Agreements. The Lock-up Agreements duly executed by each of the Sellers shall be in full force and effect.

7.5 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

7.6 Termination of Investor Agreements. The Investor Agreements shall have been terminated.

7.7 Closing Date Allocation Schedule. Carnivale shall have received from the Company the Closing Date Allocation Schedule which will be accurate and complete in all respects as of the Closing with respect to the number of Company Shares owned by each Seller and the number of shares of Carnivale Common Stock to be issued to such Seller pursuant to the terms of this Agreement upon the Closing.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE SELLERS

The obligations of the Sellers to effect the Transaction and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by the Seller Representative, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. Each of the Carnivale Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Carnivale Capitalization Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (X) for such inaccuracies which are de minimis, individually or in the aggregate or (Y) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (X), as of such particular date). The representations and warranties of Carnivale contained in this Agreement (other than the Carnivale Fundamental Representations and the Carnivale Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be so true and correct would not have a Carnivale Material Adverse Effect (without giving effect to any references therein to any Carnivale Material Adverse Effect or other materiality qualifications), or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Carnivale Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. Carnivale shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing.

8.3 Lock-up Agreements. The Lock-up Agreements duly executed by each of the Persons listed on Section A of the Carnivale Disclosure Schedule shall be in full force and effect.

8.4 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Carnivale confirming that the conditions set forth in Sections 8.1, 8.2 and 8.6 have been duly satisfied;

(b) certificates of good standing of Carnivale in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions by Carnivale hereunder; and

(c) written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Carnivale who are not to continue as officers or directors of Carnivale pursuant to Section 5.15 hereof.

8.5 Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Carnivale shall have failed to provide, with respect to any Carnivale SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.6 No Carnivale Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Carnivale Material Adverse Effect that is continuing.

8.7 Minimum Cash. The Net Cash shall have been determined in accordance with Section 1.5 and the Net Cash shall be greater than or equal to $25,000,000.

8.8 Board of Directors and Officers of Carnivale. Carnivale shall have caused the Carnivale Board to be constituted as set forth in Section 5.15 and appointed such new officers of Carnivale as set forth in Section 5.15, in each case to become effective as of the Closing.

8.9 SVB Loan. The Company shall have received from Carnivale a customary payoff letter for the SVB Facility, which payoff letter will provide for the payment and termination of the SVB Facility and the release of all Encumbrances on Carnivale’s assets associated with the SVB Facility.

8.10 Registration Rights Agreement. Carnivale shall not have repudiated or rescinded the Registration Rights Agreement and the Registration Rights Agreement shall be in full force and effect.

Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Closing (whether before or after approval of the Transaction and issuance of Carnivale Common Stock in the Transaction by Carnivale’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Carnivale (duly authorized by the Board of Directors of Carnivale) and the Seller Representative;

(b) by either Carnivale or the Seller Representative if the Transaction shall not have been consummated by December 15, 2016; provided, however, that the right to terminate this Agreement under this Section 9.1(b)

shall not be available to the Seller Representative, on the one hand, or to Carnivale, on the other hand, if such Party’s action or failure to act (or in the case of the Seller Representative, any action or failure to act by the Company or any Seller) has been a principal cause of the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that a request for additional information has been made by any Governmental Authority or in the event that the SEC has not cleared the Proxy Statement by such date, then either the Seller Representative or Carnivale shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional 60 days;

(c) by either Carnivale or the Seller Representative if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction;

(d) by either Carnivale or the Seller Representative if (i) the Carnivale Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Carnivale’s stockholders shall have taken a final vote on the Transaction and the issuance of shares of Carnivale Common Stock in the Transaction and (ii) the Transaction or the issuance of Carnivale Common Stock in the Transaction shall not have been approved at the Carnivale Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Carnivale Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Carnivale where the failure to obtain the Required Carnivale Stockholder Vote shall have been caused by the action or failure to act of Carnivale and such action or failure to act constitutes a material breach by Carnivale of this Agreement;

(e) by the Seller Representative (at any time prior to the approval of the Transaction and the issuance of Carnivale Common Stock in the Transaction by the Required Carnivale Stockholder Vote) if a Carnivale Triggering Event shall have occurred;

(f) by the Seller Representative, upon a breach of any representation, warranty, covenant or agreement on the part of Carnivale set forth in this Agreement, or if any representation or warranty of Carnivale shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that neither the Company nor any Seller is then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Carnivale’s representations and warranties or breach by Carnivale is curable by Carnivale, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Carnivale to the Seller Representative of such breach or inaccuracy, or the delivery of written notice from the Seller Representative to Carnivale of such breach or inaccuracy, whichever occurs first, and (ii) Carnivale (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy if such breach by Carnivale is cured prior to such termination becoming effective); or

(g) by Carnivale, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or any Seller set forth in this Agreement, or if any representation or warranty of the Company or any Seller shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Carnivale is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s or any Seller’s representations and warranties or breach by the Company or such Seller is curable by the Company or such Seller then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Company or such Seller to Carnivale of such breach or inaccuracy or the delivery of written notice from Carnivale to the Company or such Seller, as applicable, of such breach or inaccuracy, whichever occurs first, and (ii) the Company or such Seller ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by the Company or such Seller is cured prior to such termination becoming effective).

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party for its fraud or from any liability of such Party for any intentional and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Transaction is consummated; provided, however, that Carnivale and the Company shall also share equally all fees and expenses (up to a maximum of $175,000 payable by the Company for its share of such fees and expenses) in relation to the printing and filing with the SEC of the Proxy Statement and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b) (i) If this Agreement is terminated by Carnivale or the Seller Representative pursuant to Section 9.1(d) or by the Seller Representative pursuant to Section 9.1(f), and at any time after the date of this Agreement and prior to such termination an Acquisition Proposal with respect to Carnivale shall have been publicly announced, disclosed or otherwise communicated to the Carnivale Board (and shall not have been withdrawn) and within 12 months after the date of such termination, Carnivale enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Carnivale shall pay to the Company concurrent with the entry into such definitive agreement or the consummation of such transaction, a nonrefundable fee in an amount equal to $3,000,000 (the “Company Termination Fee”), in addition to any amount payable to the Company pursuant to Section 9.3(c) or Section 9.3(d); or

(ii) If this Agreement is terminated by the Seller Representative pursuant to Section 9.1(e), then Carnivale shall pay the Company Termination Fee to the Company, within ten Business Days of such termination, in addition to any amount payable to the Company pursuant to Section 9.3(c) or Section 9.3(d).

(c) If this Agreement is terminated by Carnivale or the Seller Representative pursuant to Section 9.1(d) or by the Seller Representative pursuant to Section 9.1(e), Carnivale shall reimburse the Company for all reasonable fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including all fees and expenses incurred in connection with the Proxy Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) (such expenses, collectively, the “Third Party Expenses”), up to a maximum of $1,000,000, by wire transfer of same-day funds within ten Business Days following the date on which the Company submits to Carnivale true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for a financial advisor to the Company except for reasonably documented out-of-pocket expenses otherwise reimbursable by the Company to such financial advisor pursuant to the terms of the Company’s engagement letter or similar arrangement with such financial advisor.

(d) If Carnivale fails to pay when due any amount payable by it under Section 9.3(b) or (c), then (i) Carnivale shall reimburse the Company for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 9.3, and (ii) Carnivale shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(e) The Parties agree that, subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3 shall be the sole and exclusive remedy of the Company, the Sellers and the Seller Representative against Carnivale (or any of its Representatives or stockholders) (collectively, the “Carnivale Parties”) following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall Carnivale be required to pay the individual fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, following the payment of the fees and expenses set forth in this Section 9.3, (1) none of the Carnivale Parties shall have any further liability in connection with or arising out this Agreement or the termination thereof, any breach by Carnivale giving rise to such termination, or the failure of the Transaction and the other Contemplated Transactions to be consummated, (2) none of the Company, the Sellers, the Seller Representative or any of their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against, or seek to obtain any recovery, judgment or damages of any kind against, any Carnivale Party in connection with or arising out this Agreement or the termination thereof, any breach by Carnivale giving rise to such termination, or the failure of the Transaction and the other Contemplated Transactions to be consummated and (3) each of the Company, the Sellers, the Seller Representative and their respective Affiliates shall be precluded from any other remedy against any Carnivale Party, at law or in equity or otherwise, in connection with or arising out this Agreement or the termination thereof, any breach by Carnivale giving rise to such termination or the failure of the Transaction and the other Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Carnivale and Sellers contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Closing, and only the covenants that by their terms survive the Closing and this Section 10 shall survive the Closing.

10.2 Amendment. This Agreement may be amended with the approval of the Seller Representative and the board of directors of Carnivale at any time (whether before or after the Transaction and the approval of the issuance of shares of Carnivale Common Stock in the Transaction by Carnivale’s stockholders); provided, however, that after any such approval of this Agreement by Carnivale stockholders, no amendment shall be made which by law requires further approval of such stockholders without the further approval of such stockholders; and provided, further, that any amendment or termination of this Agreement, or any waiver of any provision of this Agreement (whether before or after the Transaction and the approval of the issuance of shares of Carnivale Common Stock in the Transaction by Carnivale’s stockholders) that would adversely affect the rights and obligations of Novo A/S hereunder shall require the prior written approval of Novo A/S. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Seller Representative, Novo A/S and Carnivale.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement, and (f) irrevocably waives the right to trial by jury.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect.

10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

if to Carnivale:

Carbylan Therapeutics, Inc.

39899 Balentine Drive, Suite 200

Newark, CA 94560

Telephone: (510) 933-8365

Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Telephone: (650) 328-4600

Fax: (650) 463-2600

Attention: Brian J. Cuneo

if to the Company:

Kalvista Pharmaceuticals Limited

Building 227

Tetricus Science Park

Porton Down, Salisbury

Wiltshire

United Kingdom SP4 0JQ

Telephone: +44 (0)1980 753002

Fax: +44 (0)1980 803002

Attention: T. Andrew Crockett

with a copy to (which shall not constitute notice):

Fenwick & West LLP

1191 Second Ave 10th Floor

Seattle, WA 98101

Telephone: (206) 389-4510

Fax: (206) 389-4511

Attention: Effie Toshav

if to the Seller Representative:

T. Andrew Crockett

The Tuns

118 High Street

Odiham, Hampshire

United Kingdom RG291LS

Telephone: + 44 7872 559 676

with a copy to (which shall not constitute notice):

Fenwick & West LLP

1191 Second Ave 10th Floor

Seattle, WA 98101

Telephone: (206) 389-4510

Fax: (206) 389-4511

Attention: Effie Toshav

10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement. Each Seller agrees to execute and/or deliver (or, where required, procure to the fullest extent possible that the Company shall execute and/or deliver) such waivers or consents as Carnivale may reasonably require to enable it to be registered as holder of the Company Shares.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.8) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) The use of the word “or” shall not be exclusive.

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The Parties agree that the Company Disclosure Schedule or Carnivale Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 2, Section 2A or Section 3, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in Section 2 or Section 2A, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The disclosures in any section or subsection of the Carnivale Disclosure Schedule shall qualify other sections and subsections in Section 3, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CARBYLAN THERAPEUTICS, INC.

By:	/s/ David M. Renzi
Name:	David M. Renzi
Title:	President and Chief Executive Officer

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

KALVISTA PHARMACEUTICALS LIMITED

By:	/s/ Thomas Andrew Crockett
Name:	Thomas Andrew Crockett
Title:	CEO

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SELLER REPRESENTATIVE

By:	/s/ Thomas Andrew Crockett
Thomas Andrew Crockett

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

VANTIA LIMITED	)
by its attorney	)	/s/ Thomas Andrew Crockett

INTERNATIONAL	)
BIOTECHNOLOGY TRUST PLC	)
acting by its attorney	)	/s/ Nick Coleman, Authorized Signatory

NOVO A/S	)
acting by its attorney	)	/s/ Thomas Andrew Crockett

SV LIFE SCIENCES FUND IV, L.P.	)
acting by SV LIFE SCIENCES FUND IV	)
(GP), L.P., its sole General Partner,	)
acting by SVLSF IV, LLC, its sole	)
General Partner, acting by its	)
attorney	)	/s/ Nick Coleman, Member, SVLSFIV, LLC

SV LIFE SCIENCES FUND IV	)
STRATEGIC PARTNERS, L.P.	)
acting by SV LIFE SCIENCES FUND IV	)
(GP), L.P., its sole General Partner,	)
acting by SVLSF IV, LLC, its sole	)
General Partner, acting by its	)
attorney	)	/s/ Nick Coleman, Member, SVLSFIV, LLC

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

RA CAPITAL	)
HEALTHCARE FUND, L.P. acting	)
by RA CAPITAL MANAGEMENT,	)
LLC its General Partner, acting by	)
its attorney	)	/s/ Thomas Andrew Crockett

BLACKWELL PARTNERS LLC-)
SERIES A	)
acting by its attorney	)	/s/ Thomas Andrew Crockett

VENROCK HEALTHCARE CAPITAL	)
PARTNERS II, L.P.	)
By: VHCP Management II, LLC	)
Its: General Partner by its attorney	)	/s/ David L. Stepp, Authorized Signatory

VHCP CO-INVESTMENT HOLDINGS	)
II, LLC	)
By: VHCP Management II, LLC	)
Its: Manager by its attorney	)	/s/ David L. Stepp, Authorized Signatory

LONGWOOD FUND II GP LLC	)
on behalf of	)
Longwood Fund II LP by	)
its attorney	)	/s/ Thomas Andrew Crockett

MVM LIFE	)
SCIENCE PARTNERS LLP	)
for and on behalf of MVM FUND III LP	)
acting by its attorney	)	/s/ Thomas Andrew Crockett

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

MVM LIFE	)
SCIENCE PARTNERS LLP	)
for and on behalf of	)
MVM FUND III (NO 2) LP	)
acting by its attorney	)	/s/ Thomas Andrew Crockett

MVM LIFE	)
SCIENCE PARTNERS LLP	)
for and on behalf of	)
MVM INTERNATIONAL LIFE	)
SCIENCES FUND NO 1 LP	)
acting by its attorney	)	/s/ Thomas Andrew Crockett

MVM LIFE	)
SCIENCE PARTNERS LLP	)
for and on behalf of	)
MVM EXECUTIVE LIMITED	)
acting by its attorney	)	/s/ Thomas Andrew Crockett

THOMAS ANDREW CROCKETT	)
by his attorney	)	/s/ Thomas Andrew Crockett

STEPHEN DONNELLY	)
by his attorney	)	/s/ Thomas Andrew Crockett

MARLENE MODI	)
by her attorney	)	/s/ Thomas Andrew Crockett

CHRISTOPHER YEA	)
by his attorney	)	/s/ Thomas Andrew Crockett

GARY COOK	)
by his attorney	)	/s/ Thomas Andrew Crockett

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

HELEN HERNANDEZ	)
by her attorney	)	/s/ Thomas Andrew Crockett

EDWARD FEENER	)
by his attorney	)	/s/ Thomas Andrew Crockett

MICHAEL ROE	)
by his attorney	)	/s/ Thomas Andrew Crockett

RACHEL MORTEN	)
by her attorney	)	/s/ Thomas Andrew Crockett

SIMON HODGSON	)
by his attorney	)	/s/ Thomas Andrew Crockett

ROBERT TANSLEY	)
by his attorney	)	/s/ Thomas Andrew Crockett

CLIVE BALCOMBE	)
by his attorney	)	/s/ Thomas Andrew Crockett

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

LLOYD AIELLO	)
by his attorney	)	/s/ Thomas Andrew Crockett

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

SCHEDULE 5.16

INVESTOR AGREEMENTS

SHAREHOLDERS’ AGREEMENT DATED 23 MAY 2011 (AS AMENDED AND RESTATED BY A DEED OF AMENDMENT, RESTATEMENT AND ADHERENCE DATED 29 JUNE 2015)

INVESTMENT AGREEMENT DATED 23 MAY 2011 (AS AMENDED AND RESTATED BY A DEED OF VARIATION DATED 29 NOVEMBER 2012)

INVESTMENT AGREEMENT DATED 29 JUNE 2015

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean, with respect to Carnivale or the Company, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand or Carnivale, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to Carnivale or the Company, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its “affiliates” (as that term is used in Rule 145 under the Securities Act), on the one hand, or by or on behalf of Carnivale or any of its “affiliates” (as that term is used in Rule 145 under the Securities Act), on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which Carnivale or the Company, as applicable, is a constituent entity; (ii) in which a Person, or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons, directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Carnivale or the Company, as applicable; or (iii) in which Carnivale or the Company, as applicable, issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the book value or the fair market value of the assets of Carnivale or the Company, as applicable; or

(c) any liquidation or dissolution of Carnivale or the Company, as applicable.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act, provided, however, that, with respect to Novo A/S, for purposes of this Agreement, the term “Affiliate” shall mean Novo Ventures (US) Inc. only and shall not include any other Affiliate of Novo A/S.

“Agreement” shall mean the Share Purchase Agreement to which this Exhibit A is attached, as it may be amended from time to time.

“Aggregate Closing Consideration” shall mean a number of newly issued shares of Carnivale Common Stock equal to the product of the Post-Closing Carnivale Shares multiplied by the Company Allocation Percentage.

“Aggregate Value” shall mean the sum of the Carnivale Stipulated Value plus the Company Stipulated Value.

“Business Day” shall mean any day other than a day on which banks in New York City or London are authorized or obligated to be closed.

“Carnivale Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Carnivale within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Carnivale Allocation Percentage” shall mean the quotient determined by dividing the Carnivale Stipulated Value by the Aggregate Value.

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“Carnivale Associate” shall mean any current or former employee, independent contractor, officer or director of Carnivale or any Carnivale Affiliate.

“Carnivale Board” shall mean the board of directors of Carnivale.

“Carnivale Capitalization Representations” shall mean the representations and warranties of Carnivale set forth in Sections 3.6(a) and 3.6(d).

“Carnivale Closing Price” means the volume weighted average closing trading price of a share of Carnivale Common Stock on The NASDAQ Global Market (or such other NASDAQ market on which the Carnivale Common Stock then trades) for the ten trading days ending the trading day immediately prior to the date upon which the Transaction becomes effective.

“Carnivale Common Stock” shall mean the Common Stock, $0.001 par value per share, of Carnivale.

“Carnivale Contract” shall mean any Contract: (a) to which Carnivale is a party; (b) by which Carnivale or any material asset of Carnivale is or will become bound or under which Carnivale has, or will become subject to, any obligation; or (c) under which Carnivale has or will acquire any right or interest.

“Carnivale Fully-Diluted Shares” shall mean the total number of issued and outstanding shares of Carnivale Common Stock as of the Closing plus the total number of shares of Carnivale Common Stock issuable upon the exercise of all issued and outstanding Carnivale Options as of the Closing (other than any such issued and outstanding Carnivale Options to be terminated pursuant to Section 5.6 for no consideration).

“Carnivale Fundamental Representations” shall mean the representations and warranties of Carnivale set forth in Sections 3.1(a), 3.3, 3.4 and 3.21.

“Carnivale IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by Carnivale that is necessary for the operation of the business of Carnivale as presently conducted.

“Carnivale IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any Carnivale IP Rights.

“Carnivale Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Carnivale Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, operations, financial condition, assets, liabilities or results of operations of Carnivale; provided, however, that none of the following shall be taken into account in determining whether there has been a Carnivale Material Adverse Effect: (a) the termination, sublease or assignment of Carnivale’s facility lease, or failure to do the foregoing, (b) any Effect resulting from the announcement or pendency of the Transaction or the Contemplated Transactions, (c) any change in the stock price or trading volume of Carnivale that is entirely independent of any other event that would be deemed to have a Carnivale Material Adverse Effect, (d) any Effect resulting from or caused by the taking of any action, or the failure to take any action, by Carnivale that is required to comply with the terms of this Agreement or the taking of any action expressly permitted by Section A of Part 4.1(a) of the Carnivale Disclosure Schedule, (e) any Effect resulting from or caused by any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, in each case, to the extent that such natural disaster, act, threat, hostility or activity does not have a disproportionate effect on Carnivale relative to other businesses operating in the same industry or geographic regions as Carnivale, (f) any Effect resulting from or caused by any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof to the extent that such change does not have a disproportionate effect on Carnivale relative to other

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businesses operating in Carnivale’s industry, (g) any Effect resulting from or caused by any change in general economic or political conditions or in the industries in which Carnivale operates to the extent that such Effect does not have a disproportionate effect on Carnivale relative to other businesses operating in Carnivale’s industry or (h) continued losses from operations or decreases in cash balances of Carnivale.

“Carnivale Options” shall mean options or other rights to purchase shares of Carnivale Common Stock issued by Carnivale.

“Carnivale Registered IP” shall mean all Carnivale IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Carnivale Stipulated Value” shall mean the sum of the Net Cash plus $5,000,000; provided, however, if the Net Cash is equal to or greater than $27,500,000 (the “Net Cash Floor”), the Net Cash, for purposes of determining the Carnivale Stipulated Value, shall be deemed to be $30,000,000 and provided, further, that, for the purpose of the foregoing calculation, the Net Cash Floor shall be reduced by $13,333 for each day that elapses following September 1, 2016 without the Transaction being consummated.

“Carnivale Transaction Expenses” shall mean the sum of (a) the cash cost of any change of control payments or severance payments that are or become due to any employee of Carnivale in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing Date, (b) the cash cost of any retention payments that are or become due to any employee of Carnivale in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing, and (c) any costs, fees and expenses incurred by Carnivale, or for which Carnivale is liable, in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions or otherwise and that are unpaid as of the Closing Date, including brokerage fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of counsel or accountants payable by Carnivale.

“Carnivale Triggering Event” shall be deemed to have occurred if: (a) Carnivale shall have failed to include in the Proxy Statement the Carnivale Board Recommendation or shall have withdrawn or modified in a manner adverse to the Company or the Sellers the Carnivale Board Recommendation; (b) the Carnivale Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (c) Carnivale shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.3); (d) Carnivale or any director or officer of Carnivale shall have willfully and intentionally breached the provisions set forth in Section 4.3 or Section 5.2 of the Agreement; (e) after the receipt by Carnivale of an Acquisition Proposal, or after a tender offer or exchange offer for outstanding shares of Carnivale Common Stock is commenced, the Company requests in writing that the Carnivale Board re-confirm the Carnivale Board Recommendation and the Carnivale Board fails to do so within ten Business Days after its receipt of the Company’s request, or (f) a tender offer or exchange offer for outstanding shares of Carnivale Common Stock is commenced (other than by the Company or an Affiliate of the Company), and the Carnivale Board (or any committee thereof) recommends that the stockholders of Carnivale tender their shares in such tender or exchange offer or, within ten Business Days after the commencement of such tender offer or exchange offer, or the Carnivale Board fails to recommend against acceptance of such offer.

“Carnivale Unaudited Interim Balance Sheet” shall mean the unaudited balance sheet of Carnivale as of March 31, 2016, included in Carnivale’s Report on Form 10-Q for the fiscal quarter ended March 31, 2016, as filed with the SEC.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986.

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“Closing Date Allocation Schedule” means a schedule, prepared by the Company, dated as of the Closing Date and in form and substance reasonably acceptable to Carnivale, setting forth, for each Seller: (a) such Seller’s name and address; (b) the number and type of Company Shares held as of the Closing Date by such Seller; and (c) the number of shares of Carnivale Common Stock to be issued to such Seller pursuant to this Agreement in respect of the Company Shares held by such Seller as of immediately prior to the Closing (which number of shares of Carnivale Common Stock shall be equal to the product (rounded down to the nearest whole number) of (i) the Aggregate Closing Consideration, multiplied by (ii) such Seller’s Pro Rata Percentage).

“Company Affiliate” shall mean any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Allocation Percentage” shall mean the percentage quotient determined by dividing the Company Stipulated Value by the Aggregate Value.

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of the Company or any Company Affiliate.

“Company Board” shall mean the board of directors of the Company.

“Company Capitalization Representations” shall mean the representations and warranties of the Company set forth in Sections 2.5(a), 2.5(b) and 2.5(c).

“Company Contract” shall mean any Contract: (a) to which the Company is a Party; (b) by which the Company or any material asset of the Company is or will become bound or under which the Company has, or will become subject to, any obligation; or (c) under which the Company has or will acquire any right or interest.

“Company Fully-Diluted Shares” shall mean the total number of issued Company Shares as of the Closing plus the total number of shares of Company Common Stock issuable upon the exercise of all issued and outstanding Company Options as of the Closing.

“Company Fundamental Representations” shall mean the representations and warranties of Carnivale set forth in Sections 2.1(a), 2.3 and 2.19.

“Company IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by the Company that is necessary for the operation of the business of the Company as presently conducted.

“Company IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any Company IP Rights.

“Company Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, operations, financial condition, assets, liabilities or results of operations of the Company; provided, however, that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any rejection by a Governmental Body of a registration or filing by the Company relating to the Company IP Rights; (b) any Effect resulting from the announcement or pendency of the Transaction or the Contemplated Transactions; (c) any Effect resulting from or caused by the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (d) any Effect resulting from or caused by any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the

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foregoing, in each case, to the extent that such natural disaster, act, threat, hostility or activity does not have a disproportionate effect on the Company relative to other businesses operating in the same industry or geographic regions as the Company; (e) any Effect resulting from or caused by any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof to the extent that such change does not have a disproportionate effect on the Company relative to other businesses operating in the Company’s industry; (f) any Effect resulting from or caused by any change in general economic or political conditions or in the industries in which the Company operates to the extent that such change does not have a disproportionate effect on the Company relative to other businesses operating in the Company’s industry; or (g) continued losses from operations or decreases in cash balances of the Company.

“Company Options” shall mean options or other rights to purchase shares of Company Ordinary Shares issued by the Company.

“Company Ordinary Shares” shall mean the ordinary shares of £.001 each in the capital of the Company.

“Company Preferred Shares” shall mean collectively, the A Preferred Shares and the B Preferred Shares.

“Company Registered IP” shall mean all Company IP Rights that are owned by the Company and that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Company Shares” shall mean the Company Ordinary Shares and the Company Preferred Shares.

“Company Stipulated Value” shall mean $149,210,526.32.

“Company Unaudited Interim Balance Sheet” shall mean the unaudited balance sheet of the Company as of April 30, 2016 provided to Carnivale prior to the date of this Agreement.

“Confidentiality Agreement” shall mean the Mutual Non-Disclosure Agreement dated March 28, 2016, between the Company and Carnivale.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Transaction and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Effect” shall mean any effect, change, event, circumstance, or development.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, lease, license, Tax, option, easement, reservation, servitude, proxy, adverse title claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), or any encumbrance of any nature whatsoever.

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“Enforceability Exceptions” means the (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall be equal to the quotient obtained by dividing (a) the Aggregate Closing Consideration by (b) the Company Fully-Diluted Shares.

“full title guarantee” means on the basis that the same covenants shall be deemed to be given by each of the Sellers on Closing in relation to the Company Shares being sold by them as are implied under Part 1 of the Law of Property Miscellaneous Provisions Act 1994 (“LP(MP)A”) where a disposition is expressed to be made with full title guarantee but as if those covenants are construed with the omission of: (i) the words “other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about” from the covenant set out in section 3(1) LP(MP)A; and (ii) section 6(2) LP(MP)A.

“Governmental Authority” means any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including The NASDAQ Stock Market).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Indebtedness” shall mean all indebtedness for borrowed money, whether current or funded, short- or long-term, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees, premiums and

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prepayment or termination penalties (including any penalties in connection with the termination or prepayment in full of any indebtedness at or prior to the Closing), if any, and including (i) any indebtedness evidenced by any note, bond, debenture or other debt security, (ii) any indebtedness to any lender or creditor under credit facilities, (iii) any indebtedness for the deferred purchase price of property, (iv) any drawn amounts under letter of credit arrangements, (v) any cash overdrafts, (vi) any capitalized leases, (vii) any indebtedness under any financial instrument classified as debt, (viii) any notes and (ix) any Liability of other Persons of the type described in the preceding clauses (i)-(viii) that the Party in question has guaranteed, that is recourse to such Party or any of its assets, or that is otherwise the legal Liability of such Party.

“Intellectual Property” shall mean (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean, with respect to the Company or Carnivale, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer or Chief Operating Officer of such Party.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person, as of the date such knowledge is imputed, has Knowledge of such fact or other matter.

“Law” shall mean any federal, national, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of The NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Multiemployer Plan” shall mean (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” shall mean (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Net Cash” shall mean (a) Carnivale’s cash (excluding restricted cash) and cash equivalents and marketable securities, in each case as of the date of determination, determined in a manner substantially consistent with the manner in which such items were determined for Carnivale’s most recent SEC filings minus (b) the sum of (without duplication) (i) Carnivale’s accounts payable and accrued expenses (other than accrued expenses which are Carnivale Transaction Expenses) and Carnivale’s other current liabilities payable in cash, in each case as of

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the date of determination and determined in a manner substantially consistent with the manner in which such items were determined for Carnivale’s most recent SEC filings, (ii) the Carnivale Transaction Expenses, (iii) any Indebtedness or other Liability for borrowed money of Carnivale, including the SVB Facility, that is projected to be outstanding as of the Closing Date, (iv) all severance payments, termination benefits or other obligations relating to termination of employees or service providers prior to the Closing or that are planned as of the Determination Date, including the costs of maintaining COBRA insurance for any terminated officer or employee of Carnivale following the Closing (other than severance payments, termination benefits or other obligations which are Carnivale Transaction Expenses), (v) any costs or expenses associated with the termination or winding down of Carnivale’s current business operations, including with respect to the termination of any existing or planned Carnivale preclinical or clinical research or similar research or operations, (vi) any payable or other obligation related to Carnivale’s real estate lease obligations or the termination thereof (net of any rights of Carnivale to receive payments relating to the properties subject to such lease obligations under a sublease or otherwise), and (vii) an accrual or reserve for potential claims or litigation brought or initiated against Carnivale, its directors or officers and/or its underwriters in an amount equal to the greater of (a) $1,000,000 (net of any amounts paid in settlement or costs, fees or other expenses paid by Carnivale in connection with such claims or litigation prior to the date of determination) or (b) the amount required to be reserved under GAAP in Carnivale’s financial statements for such claim or litigation.

“Ordinary Course of Business” shall mean, in the case of each of the Company and Carnivale, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate, memorandum or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented. Notwithstanding the foregoing, when used with respect to the Company, “Organizational Documents” shall be deemed to refer to the Company’s Memorandum of Association, Articles of Association and its statutory books and registers and when used with respect to Carnivale, “Organizational Documents” shall be deemed to refer to Carnivale’s Certificate of Incorporation and Bylaws.

“Party” or “Parties” shall mean the Company, each Seller, the Seller Representative and Carnivale.

“Permitted Encumbrance” shall mean : (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Carnivale Unaudited Interim Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Carnivale, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) non-exclusive licenses of software by the Company in the ordinary course of business consistent with past practice, (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Laws, and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” shall mean any individual, Entity or Governmental Body.

“Post-Closing Carnivale Shares” means the number of shares of Carnivale Common Stock determined by dividing (a) the Carnivale Fully-Diluted Shares by (b) the Carnivale Allocation Percentage, and rounded down to the nearest whole number of shares.

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“Pro Rata Percentage” means, with respect to any Seller, the quotient (expressed as a percentage) obtained by dividing (a) the number of Company Shares held by such Seller immediately prior to the Closing, by (b) the Company Fully-Diluted Shares.

“Proxy Statement” shall mean the proxy statement to be sent to Carnivale’s stockholders in connection with the Carnivale Stockholders’ Meeting.

“Representatives” shall mean directors, officers, Affiliates, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Fundamental Representations” shall mean the representations and warranties of each Seller set forth in Sections 2.A.1, 2A.2(a), 2A.3 and 2A.9.

“Series A Preferred Shares” shall mean the series A convertible preferred ordinary shares of £0.001 each in the capital of the Company.

“Series B Preferred Shares” shall mean the series B convertible preferred ordinary shares of £0.001 each in the capital of the Company.

“Subsequent Transaction” shall mean any Acquisition Transaction that results or would result in any third party beneficially owning securities of a Party representing more than 50% of the voting power of the outstanding securities of a Party or owning or exclusively licensing tangible or intangible assets representing more than 50% of the fair market value of the assets of a Party.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, share purchase, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock or (ii) a sale, exchange transfer, exclusive license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party, in a single transaction or a series of related transactions that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Carnivale Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant, as well as any written offer by the other Parties to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable, from a financial point of view, to Carnivale’s stockholders or the Company’s stockholders, as applicable, than the terms of the Transaction; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to

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be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

“SVB Facility” shall mean that certain Loan and Security Agreement, dated October 26, 2011, by and between Carnivale and Silicon Valley Bank, as amended.

“Tax” shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
409A Plan	2.16(i)
Accounting Firm	1.5(e)
Accounting Standards	2.6(a)
Agreement	Preamble
Anticipated Closing Date	1.5(a)
Capitalization Date	3.6(a)
Carnivale	Preamble
Carnivale Board Recommendation	5.2(b)
Carnivale Disclosure Schedule	3
Carnivale Employee Plan	3.17(c)
Carnivale Material Contract	3.13
Carnivale Parties	9.3(e)
Carnivale Permits	3.14(b)
Carnivale Product Candidates	3.14(d)
Carnivale Real Estate Leases	3.11
Carnivale Regulatory Permits	3.14(d)
Carnivale SEC Documents	3.7(a)
Carnivale Stock Plans	3.6(b)
Carnivale Stockholder Support Agreements	Recitals
Carnivale Stockholders’ Meeting	5.2(a)
Cash Determination Time	1.5(a)
Certification	3.7(a)
Closing	1.2(a)
Closing Date	1.2(a)
Company	Preamble
Company Board Approval	Recitals
Company Disclosure Schedule	2

A-10

Term	Section
Company Employee Plan	2.16(c)
Company Financials	2.6(a)
Company Material Contract	2.12
Company Permits	2.13(b)
Company Plan	2.5(b)
Company Product Candidates	2.13(d)
Company Real Estate Leases	2.10
Company Regulatory Permits	2.13(d)
Company Restricted Ordinary Shares	5.5
Company Selected Directors Company Termination Fee	5.15 9.3(b)(i)
Costs	5.8(a)
Currency Exchange Rate	5.4(c)(ii)(B)
D&O Indemnified Parties	5.8(a)
D&O Insurance	5.8(d)
Determination Date	1.5(a)
Dispute Notice	1.5(b)
Drug Regulatory Agency	2.13(c)
EMI Plan Amendment	5.4(a)
FDA	2.13(c)
FDCA	2.13(c)
GAAP	3.7(b)
Investor Agreements	5.16
Liability	2.8
Lock-up Agreements	Recitals
Net Cash Calculation	1.5(a)
Net Cash Schedule	1.5(a)
Notice Period	5.2(c)
Option Deadline	5.4(b)(ii) and 5.4(c)(ii)(A)
Optionholder Letter	5.4(b)(ii) and 5.4(c)(ii)
Optionholders	5.4(b)(ii) and 5.4(c)(ii)
Pre-Closing Dividend	5.14
Pre-Closing Period	4.1(a)
Registration Rights Agreement	Recitals
Replacement Option	5.4(c)(ii)(B)
Repurchase Rights	5.5
Required Carnivale Stockholder Vote	3.4
Response Date	1.5(b)
Seller	Preamble
Seller Representative	Preamble
Third Party Expenses	9.3(c)
Transaction	Recitals
Transfer Taxes	5.12(c)

A-11

ANNEX B

Wedbush Securities Inc.

Two Embarcadero Center

Suite 600

San Francisco, CA 94111

June 14, 2016

Board of Directors

Carbylan Therapeutics, Inc.

3181 Porter Drive

Palo Alto, California 94304

Members of the Board:

We understand that Carbylan Therapeutics, Inc. (“Carbylan”) proposes to enter into a Share Purchase Agreement (the “Purchase Agreement”) by and among Carbylan, KalVista Pharmaceuticals Limited (“KalVista”), the shareholders of KalVista (each a “Seller” and collectively, the “Sellers”) and the representative of the Sellers, pursuant to which, among other things, the Sellers will sell to Carbylan all of the allotted and issued KalVista Shares (as defined below) in exchange for the issuance by Carbylan to the Sellers of the Carbylan Common Stock (as defined below) (the “Transaction”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

Pursuant to the Purchase Agreement, and as more fully set forth in the Purchase Agreement, each Seller will sell to Carbylan all of the ordinary shares of £0.001 each in the capital of KalVista (“Ordinary Shares”), series A convertible preferred ordinary shares of £0.001 each in the capital of KalVista (“Series A Preferred Shares”), and series B convertible preferred ordinary shares of £0.001 each in the capital of KalVista (“Series B Preferred Shares,” together with Ordinary Shares and Series A Preferred Shares, collectively, “KalVista Shares”), owned by such Seller in exchange for the issuance by Carbylan to such Seller of the number of shares of Common Stock, $0.001 par value per share, of Carbylan (“Carbylan Common Stock”) equal to such Seller’s Pro Rata Percentage of the Aggregate Closing Consideration (such number of shares of Carbylan Common Stock issued or each such KalVista Share, the “Exchange Ratio”). The terms and conditions of the Transaction are set forth in more detail in the Purchase Agreement.

You have asked us whether, in our opinion as investment bankers as of the date hereof, the Exchange Ratio in connection with the Transaction is fair to the stockholders of Carbylan from a financial point of view.

Wedbush Securities Inc. (“Wedbush”) is an investment banking firm and member of The New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes.

For purposes of this opinion and in connection with our review, we have, among other things: (1) reviewed a draft of the Purchase Agreement dated June 13, 2016, and we have assumed that no changes will be made to the Purchase Agreement that will be material to our analysis; (2) reviewed certain publicly available business and financial information relating to Carbylan and KalVista, respectively; (3) reviewed certain internal information, primarily financial in nature, including financial and operating data furnished to us by the managements of Carbylan and KalVista, respectively, and approved for our use by Carbylan; (4) reviewed certain publicly available information with respect to other companies in the biopharmaceutical industry that we believe to be similar in certain respects to KalVista; (5) considered the financial terms, to the extent publicly available, of selected recent business combinations and initial public offerings of companies in the biopharmaceutical industry that we believe to be similar in certain respects to KalVista, in whole or in part, and to the Transaction; and (6) made inquiries regarding and discussed the Purchase Agreement and other matters related thereto with Carbylan and KalVista counsel. In addition, we have held discussions with the management of Carbylan and KalVista concerning their views as to the financial and other information described above. In addition to the foregoing, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deem appropriate to arrive at our opinion.

In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Carbylan, KalVista or any other party to the Purchase Agreement or otherwise reviewed by us. With respect to information provided to or reviewed by us, we have been advised by the management of Carbylan and KalVista that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Carbylan or KalVista, as applicable. We express no view as to the reasonableness of such financial information or the assumptions on which it was based.

We have further relied on the assurances of management of Carbylan that they are unaware of any facts that would make the information provided to us incomplete or misleading. Except for certain estimates of liabilities expected to be incurred by Carbylan in connection with a potential liquidation of Carbylan prepared by management of Carbylan, we have not made or been provided with any independent evaluations or appraisals of any of the assets, properties, liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) or securities, nor have we made any physical inspection of the properties or assets, of Carbylan or KalVista. Further, as you are aware, KalVista’s management did not provide us with, and we did not otherwise have access to, financial forecasts regarding KalVista’s business, other than certain operating expense forecasts for the three years ended December 31, 2018, and, accordingly we did not perform either a discounted cash flow analysis or any multiples-based analyses with respect to KalVista. With respect to the operating expense forecasts of KalVista, upon the advice of Carbylan and KalVista, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of KalVista as to the future operating expenses of KalVista and that KalVista will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or the assumptions on which they are based. We did not evaluate the solvency or fair value of Carbylan, KalVista or any of their respective subsidiaries (or the impact of the transaction thereon) under any law relating to bankruptcy, insolvency or similar matters.

Our opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have also relied on the accuracy and completeness of Carbylan’s and KalVista’s representations and warranties in the Purchase Agreement, without regard to any qualifications that may be set forth in disclosure schedules or any other such qualifications. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Purchase Agreement without any waiver, amendment or delay of any terms or conditions that would be material to our analysis. Representatives of Carbylan have advised us, and we have further assumed that the final terms of the Purchase Agreement will not differ from the terms set forth in the draft we have reviewed in any respect material to our analysis. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken any obligation to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

We are not legal, tax or regulatory advisors and do not express any opinion as to any tax or other consequences that may arise from the Transactions, nor does our opinion address any legal, regulatory or accounting matters, as to which we understand that Carbylan has obtained such advice as it deemed necessary from qualified professionals. We are financial advisors only and have relied upon, without independent verification, the assessment of Carbylan and KalVista and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have assumed that the Transaction will have the tax effects contemplated by the Purchase Agreement.

In rendering this opinion, we express no opinion as to the amount or nature of any compensation to any officers, directors, or employees of Carbylan, or any class of such persons, whether relative to the Exchange Ratio or otherwise, or with respect to the fairness of any such compensation. We are not opining as to the merits of the Transaction as compared with any alternative transactions or strategies that may be available to Carbylan, or as to the likelihood of the consummation of the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Purchase Agreement or the form of the Transaction. Nor do we express any opinion with respect to the terms of any other agreement entered into or to be entered into in connection with the Transaction. We express no opinion as to the price at which shares of Carbylan Common Stock may trade at any time subsequent to the announcement or consummation of the Transaction. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without imposition of any terms or conditions that would be material to our analysis.

Carbylan has agreed to pay Wedbush fees for its services as financial advisor in connection with the Transaction. A portion of such fees becomes payable upon delivery of this opinion and the substantial portion of such fees will become payable upon consummation of the Transaction. In addition, Carbylan has agreed to reimburse us for all reasonable out-of-pocket expenses incurred by us and to indemnify us for certain liabilities arising out of our engagement. We have in the past received customary fees from Carbylan relating to investment banking services in connection with Carbylan’s initial public offering in April 2015. We may also provide investment banking and financial advisory services to Carbylan, KalVista and their respective affiliates in the future for which we would expect to receive customary fees.

In the ordinary course of our business, we and our affiliates may actively trade Carbylan Common Stock or other instruments or obligations of Carbylan for our own account and for the accounts of our customers and, accordingly, we may at any time hold a long or short position in Carbylan Common Stock or such instruments or obligations of Carbylan.

This opinion is for the benefit and use of the board of directors of Carbylan (in its capacity as such) in connection with its evaluation of the Transaction and does not constitute a recommendation to the board of directors of Carbylan as to how to act or to any holder of Carbylan Common Stock or any other person as to how such holder or other person should vote with respect to the Transaction or any other matter. This opinion may not be used for any other purpose without our prior written consent in each instance, except as expressly provided for in the engagement letter dated as of March 8, 2016 between Carbylan and Wedbush.

This opinion was approved by a fairness committee at Wedbush in accordance with the requirements of FINRA Rule 5150.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in connection with the Transaction is fair to the stockholders of Carbylan from a financial point of view.

Very truly yours,

/s/ Wedbush Securities Inc.

Wedbush Securities Inc.

ANNEX C

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CARBYLAN THERAPEUTICS, INC.

Carbylan Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

First: The name of the Corporation is Carbylan Therapeutics, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 26, 2004 under the name Sentrx Surgical, Inc. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on December 19, 2012 under the name Carbylan Biosurgery, Inc. and a Certificate of Amendment on March 7, 2014 under the name Carbylan Therapeutics, Inc. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on April 16, 2015.

Second: Article V of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“ARTICLE V

The Corporation shall have authority to issue shares as follows:

100,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

5,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors without further action by the stockholders). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Immediately upon the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation of Carbylan Therapeutics, Inc. with the Secretary of State of the State of Delaware each one (1) share of the Corporation’s Common Stock outstanding immediately prior to such filing shall be automatically reclassified into one-fourteenth (1/14) of one share of the Corporation’s Common Stock. The aforementioned reclassification shall be referred to collectively as the “Reverse Split.”

The Reverse Split shall occur without any further action on the part of the Corporation or the holder thereof and whether or not certificates representing such holder’s shares prior to the Reverse Split are surrendered for

C-1

cancellation. No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Split held by a holder prior to the Reverse Split shall be aggregated for purposes of determining whether the Reverse Split would result in the issuance of any fractional share. Any fractional share resulting from such aggregation upon the Reverse Split shall be rounded down to the nearest whole number. Each holder who would otherwise be entitled to a fraction of a share of Common Stock upon the Reverse Split (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Corporation’s Common Stock as reported on The NASDAQ Global Market on the date of filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation of Carbylan Therapeutics, Inc. with the Secretary of State of the State of Delaware. The Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

Third: The foregoing amendment of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been signed this      day of             , 201    .

CARBYLAN THERAPEUTICS, INC.

By:
Name:
Title:	President and Chief Executive Officer

C-2

ANNEX D

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CARBYLAN THERAPEUTICS, INC.

Carbylan Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

First: The name of the Corporation is Carbylan Therapeutics, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 26, 2004 under the name Sentrx Surgical, Inc. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on December 19, 2012 under the name Carbylan Biosurgery, Inc. and a Certificate of Amendment on March 7, 2014 under the name Carbylan Therapeutics, Inc. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on April 16, 2015. The Corporation filed with the Secretary of State of the State of Delaware a Certificate of Amendment on                 , 201  .

Second: Article I of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“ARTICLE I

The name of the Corporation is KalVista Pharmaceuticals, Inc.”

Third: The foregoing amendment of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been signed this      day of             , 201    .

CARBYLAN THERAPEUTICS, INC.

By:
Name:
Title:	President and Chief Executive Officer

D-1

PRELIMINARY SUBJECT TO COMPLETION

PROXY

CARBYLAN THERAPEUTICS, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The undersigned hereby constitutes and appoints David M. Renzi and John McKune and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Special Meeting of Stockholders (the “Special Meeting”) of Carbylan Therapeutics, Inc. (the “Company”) in such manner as they, or any of them, may determine on any matters which may properly come before the Special Meeting or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned.

The Special Meeting will be held at the offices of Latham & Watkins, LLP, 140 Scott Drive, Menlo Park, California 94025 on             ,                              local time, and at any and all adjournments thereof. The undersigned hereby revokes any proxies previously given.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” UNDER PROPOSALS 1, 2, 3 AND 4. IF THIS PROXY IS NOT MARKED TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE IT WILL BE VOTED FOR ALL NOMINEES UNDER PROPOSAL 1. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF.

(Continued, and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting of Stockholders to be held

The Proxy Statement is available at:

http://www.viewproxy.com/Carbylan/2016

Please mark votes as in this example ☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 and 4:

Proposal I – To approve the Share Purchase Agreement dated as of June 15, 2016, by and among Carbylan, KalVista Pharmaceuticals Ltd. and its shareholders, and the Seller Representative and the issuance of Carbylan common stock pursuant to the terms of the Share Purchase Agreement

☐  FOR  ☐  AGAINST  ☐   ABSTAIN

Proposal II – To approve and adopt an amendment to Carbylan’s Amended and Restated Certificate of Incorporation to effect a 14:1 reverse stock split

☐  FOR  ☐  AGAINST  ☐   ABSTAIN

Proposal III – To approve and adopt an amendment to Carbylan’s Amended and Restated Certificate of Incorporation to change the name of Carbylan to “KalVista Pharmaceuticals, Inc.”

☐  FOR  ☐  AGAINST  ☐   ABSTAIN

Proposal IV – To adjourn the special meeting, if necessary or appropriate.

☐  FOR  ☐  AGAINST  ☐   ABSTAIN

To transact other business as may properly come before the meeting or any adjournment or postponement thereof.

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)	WILL ATTEND THE MEETING ☐
Date , 2016
Signature
Signature
(Joint Owners)
Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

As a stockholder of Carbylan Therapeutics, Inc. you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Standard Time, on                                                                                           .

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.